As filed with the Securities and Exchange Commission on May 11, 2015

Registration No. 333-202909

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STAPLES, INC.

(Exact name of registrant as specified in its charter)

Delaware	5940	04-2896127
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Five Hundred Staples Drive

Framingham, Massachusetts 01702

(508) 253-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael T. Williams

Executive Vice President, General Counsel and Corporate Secretary

Staples, Inc.

Five Hundred Staples Drive

Framingham, Massachusetts 01702

(508) 253-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Mark G. Borden, Esq. Jay E. Bothwick, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000	Elisa D. Garcia C. Executive Vice President, Chief Legal Officer & Corporate Secretary Office Depot, Inc. 6600 North Military Trail Boca Raton, Florida 33496 (561) 438-4800	Mario A. Ponce, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon the satisfaction or waiver of all other conditions to consummation of the transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is subject to completion and amendment. A registration statement relating to the securities described in this proxy statement/prospectus has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION, DATED MAY 11, 2015

Dear Office Depot, Inc. Stockholder:

You are cordially invited to attend Office Depot’s upcoming annual meeting of stockholders of Office Depot, Inc. (referred to as Office Depot) to be held on [—], 2015, beginning at 8:00 a.m., local time, at the Renaissance Boca Raton Hotel, 2000 NW 19th Street, Boca Raton, Florida 33431.

As Office Depot previously announced, on February 4, 2015, Office Depot, Staples, Inc. (referred to as Staples) and Staples AMS, Inc., a wholly owned subsidiary of Staples (referred to as Merger Sub), entered into an Agreement and Plan of Merger that provides for the acquisition of Office Depot by Staples (such agreement, as it may be amended from time to time, is referred to as the merger agreement). Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into Office Depot (referred to as the merger), with Office Depot surviving the merger as a wholly owned subsidiary of Staples. If the merger is completed, you will be entitled to receive, for each share of Office Depot common stock that you own immediately prior to the merger, $7.25 in cash, without interest, plus 0.2188 shares of Staples common stock.

Based on the closing stock price of Staples common stock on February 2, 2015, the last full trading day before the publication of press reports that Staples and Office Depot were in advanced negotiations regarding a potential business combination transaction, the per share value of Office Depot common stock implied by the per share merger consideration is $11.00. Based on the closing stock price of Staples common stock on [—], 2015, the most recent practicable date prior to the date of the accompanying proxy statement/prospectus, the per share value implied by the per share merger consideration is $[—]. The implied value of the per share merger consideration will fluctuate, however, as the market price of Staples common stock fluctuates, because a portion of the per share merger consideration is payable in a fixed number of shares of Staples common stock. As a result, the value of the per share merger consideration that Office Depot stockholders will receive upon completion of the merger could be greater than, less than or the same as the value of the merger consideration on the date of this proxy statement/prospectus or at the time of the Office Depot annual meeting. Accordingly, Office Depot encourages you to obtain current stock price quotations for Staples common stock and Office Depot common stock before deciding how to vote with respect to the adoption of the merger agreement. Staples common stock and Office Depot common stock trade on The Nasdaq Global Select Market under the symbols “SPLS” and “ODP,” respectively.

The Office Depot board of directors unanimously determined that the merger, the terms of the merger agreement and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of, Office Depot and its stockholders and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

At the annual meeting, you will be asked to adopt the merger agreement, to vote on the election of Office Depot directors and to vote on other merger-related and annual meeting matters. The Office Depot board of directors unanimously recommends that Office Depot stockholders vote “FOR” the adoption of the merger agreement and “FOR” each of the other proposals described in the accompanying proxy statement/prospectus.

Your vote is very important. Staples and Office Depot cannot complete the merger without the adoption of the merger agreement by Office Depot stockholders. It is important that your shares of Office Depot common stock be represented and voted regardless of the size of your holdings. Whether or not you plan to attend the annual meeting, Office Depot urges you to submit a proxy in advance of the annual meeting to have your shares voted by using one of the methods described in the accompanying proxy statement/prospectus.

More information about Staples, Office Depot, the annual meeting, the merger and the other proposals for consideration at the annual meeting is contained in the accompanying proxy statement/prospectus. Please carefully read the entire proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 26, for a discussion of the risks relating to the proposed merger, and the Annexes and documents incorporated by reference.

On behalf of the Office Depot board of directors, thank you for your continued support.

Sincerely,

Roland C. Smith

Chairman and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER UNDER THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS NOR HAVE THEY DETERMINED IF THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [—], 2015 and is first being mailed to Office Depot stockholders on or about [—], 2015.

OFFICE DEPOT, INC.

6600 North Military Trail

Boca Raton, Florida 33496

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON [—], 2015

This is a notice that the annual meeting of stockholders of Office Depot, Inc. (referred to as Office Depot) will be held on [—], 2015, beginning at 8:00 a.m., local time, at the Renaissance Boca Raton Hotel, 2000 NW 19th Street, Boca Raton, Florida 33431, unless postponed to a later date. The annual meeting will be held for the following purposes:

1.	to adopt the Agreement and Plan of Merger, dated as of February 4, 2015 (such agreement, as it may be amended from time to time, is referred to as the merger agreement), by and among Office Depot, Staples, Inc. (referred to as Staples) and Staples AMS, Inc., a wholly owned subsidiary of Staples (referred to as Merger Sub), pursuant to which, upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into Office Depot (referred to as the merger), with Office Depot surviving the merger as a wholly owned subsidiary of Staples;

2.	to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Office Depot’s named executive officers that is based on or otherwise relates to the merger;

3.	to approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement;

4.	to elect ten (10) members of the Office Depot board of directors named in, and for the term described in, this proxy statement/prospectus;

5.	to approve the 2015 Long-Term Incentive Plan;

6.	to approve the Office Depot Corporate Annual Bonus Plan;

7.	to ratify the appointment by Office Depot’s audit committee of Deloitte & Touche LLP as Office Depot’s independent registered public accounting firm for the current year;

8.	to approve on an advisory (non-binding) basis the compensation of Office Depot’s named executive officers; and

9.	to transact any other business that may properly come before the annual meeting and any adjournment or postponement thereof.

The accompanying proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the accompanying proxy statement/prospectus, including the merger agreement and all other annexes and including any documents incorporated by reference, for further information with respect to the business to be transacted at the annual meeting. You are encouraged to read the entire proxy statement/prospectus carefully before voting. In particular, see the section entitled “Risk Factors” beginning on page 26.

The Office Depot board of directors recommends that Office Depot stockholders vote “FOR” the adoption of the merger agreement; “FOR” the election of each of the director nominees named in Proposal 4 of your proxy card; and “FOR” each of the other proposals listed above and described in more detail in the accompanying proxy statement/prospectus.

Under Delaware law, holders of record of Office Depot common stock who do not vote in favor of adoption of the merger agreement have the right to seek appraisal of the fair value of their shares of Office Depot common stock if the merger is completed, but only if they follow the procedures and satisfy the conditions prescribed by Delaware law. To exercise appraisal rights, holders of record of Office Depot common stock must strictly follow the procedures and satisfy the conditions prescribed by Delaware law, including, among other things, submitting a written demand for appraisal to Office Depot before the vote is taken on the adoption of the merger agreement and not voting in favor of adoption of the merger agreement. These procedures are summarized in this proxy statement/prospectus in the section entitled “Appraisal Rights of Office Depot Stockholders” beginning on page 247, and the text of the applicable provisions of Delaware law is included as Annex C to this proxy statement/prospectus.

The Office Depot board of directors has fixed the close of business on April 29, 2015 as the record date for determination of Office Depot stockholders entitled to receive notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. Only holders of record of Office Depot common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.

The merger cannot be completed unless the merger agreement is adopted by the affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Office Depot common stock entitled to vote thereon as of the close of business on the record date for the annual meeting.

Whether or not you expect to attend the annual meeting in person, Office Depot urges you to submit a proxy to have your shares voted as promptly as possible by either: (1) logging onto the website shown on your proxy card and following the instructions to submit a proxy online; (2) dialing the toll-free number shown on your proxy card and following the instructions to submit a proxy by phone; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the annual meeting. If your shares are held in the name of a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by such bank, brokerage firm or other nominee.

If you have any questions concerning the merger, the other meeting matters or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Office Depot common stock, please contact Office Depot’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Stockholders may call toll-free: (887) 825-8621

Banks and brokers may call collect: (212) 750-5833

By order of the Board of Directors

Elisa D. Garcia C.

Executive Vice President, Chief Legal Officer & Corporate Secretary

Dated: [—], 2015

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Staples and Office Depot from other documents that Staples and Office Depot have filed with the U.S. Securities and Exchange Commission (referred to in this proxy statement/prospectus as the SEC) and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 255 of this proxy statement/prospectus. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website at www.sec.gov.

You can obtain copies of this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone at the following addresses and telephone numbers:

For Information Regarding Staples:	For Information Regarding Office Depot:

Staples, Inc. Five Hundred Staples Drive Framingham, Massachusetts 01702 (508) 253-5000 Attention: Investor Relations	Office Depot, Inc. 6600 North Military Trail Boca Raton, Florida 33496 (561) 438-7878 Attention: Investor Relations

In addition, if you have questions about the merger, the other proposals or this proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Innisfree M&A Incorporated, Office Depot’s proxy solicitor, at the address and telephone number listed below. You will not be charged for any of these documents that you request.

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Stockholders may call toll-free: (877) 825-8621

Banks and brokers may call collect: (212) 750-5833

If you would like to request any documents, please do so by [—], 2015, which is five business days prior to the date of the annual meeting, in order to receive them before the annual meeting.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 (Registration No. 333-202909) filed with the SEC by Staples, constitutes a prospectus of Staples under the Securities Act of 1933, as amended (referred to in this proxy statement/prospectus as the Securities Act), with respect to the Staples common stock to be issued to Office Depot stockholders pursuant to the merger. This proxy statement/prospectus also constitutes a proxy statement for Office Depot under the Securities Exchange Act of 1934, as amended (referred to in this proxy statement/prospectus as the Exchange Act), and a notice of meeting with respect to the annual meeting of Office Depot stockholders.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [—], 2015, and you should assume that the information contained in this proxy statement/prospectus is accurate only as of such date. You should also assume that the information incorporated by reference into this proxy statement/prospectus is only accurate as of the date of such information.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding Staples has been provided by Staples and information contained in this proxy statement/prospectus regarding Office Depot has been provided by Office Depot.

i

PROPOSAL II: ADVISORY (NON-BINDING) APPROVAL OF THE MERGER-RELATED COMPENSATION OF OFFICE DEPOT’S NAMED EXECUTIVE OFFICERS	122
PROPOSAL III: ADJOURNMENT OF OFFICE DEPOT ANNUAL MEETING	123
PROPOSAL IV: ELECTION OF OFFICE DEPOT DIRECTORS	124
BIOGRAPHICAL INFORMATION ON THE DIRECTOR NOMINEES	125
OFFICE DEPOT CORPORATE GOVERNANCE	129
Board of Directors	129
Corporate Governance Guidelines	129
Board Leadership Structure	129
Director Independence	130
Board of Directors’ Role in Risk Oversight	130
How Nominees to the Office Depot Board of Directors are Selected	131
Communicating with the Office Depot Board of Directors	133
Majority Voting Policy	133
Related Person Transactions Policy	134
Succession Planning	134
Code of Business Conduct (Code of Ethical Behavior)	135
COMMITTEES OF THE OFFICE DEPOT BOARD OF DIRECTORS	136
Audit Committee	136
Corporate Governance and Nominating Committee	137
Finance and Integration Committee	138
Compensation Committee	138
AUDIT COMMITTEE REPORT	141
PROPOSAL V: APPROVAL OF THE OFFICE DEPOT 2015 LONG-TERM INCENTIVE PLAN	143
Overview	143
Why Office Depot Believes You Should Vote to Approve the 2015 Plan	143
Determination of Shares Available under 2015 Plan	144
Burn Rate for Fiscal 2012, 2013 and 2014	146
Section 162(m)	146
Plan Summary	147
Certain Federal Income Tax Consequences	153
New 2015 Plan Benefits	155
EQUITY COMPENSATION PLAN INFORMATION	157
PROPOSAL VI: APPROVAL OF THE OFFICE DEPOT CORPORATE ANNUAL BONUS PLAN	158
PROPOSAL VII: RATIFYING THE OFFICE DEPOT AUDIT COMMITTEE’S APPOINTMENT OF DELOITTE & TOUCHE LLP AS OFFICE DEPOT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	163
Office Depot’s Independent Registered Public Accounting Firm	163
Audit & Other Fees	163
Audit Committee Pre-Approval Policies and Procedures	164
EXECUTIVE AND DIRECTOR COMPENSATION	165
Compensation Discussion and Analysis	165
Executive Compensation Process and Governance	175
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	180
COMPENSATION COMMITTEE REPORT	181
COMPENSATION PROGRAMS RISK ASSESSMENT	182
SUMMARY COMPENSATION TABLE	183
OTHER COMPENSATION TABLE FOR FISCAL YEAR 2014	185
GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2014	186
OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR END	187
OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2014	189

QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the annual meeting. These questions and answers may not address all questions that may be important to you as an Office Depot stockholder. Please refer to the section entitled “Summary” beginning on page 1 of this proxy statement/prospectus and the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents referred to in this proxy statement/prospectus, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 255 of this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Staples, Inc. (referred to in this proxy statement/prospectus as Staples) and Office Depot, Inc. (referred to in this proxy statement/prospectus as Office Depot) are sending these materials to Office Depot stockholders to help them decide how to vote their shares of Office Depot common stock with respect to the proposed merger of Staples and Office Depot and the other matters to be considered at the annual meeting.

This document constitutes both a proxy statement of Office Depot and a prospectus of Staples. It is a proxy statement because Office Depot is soliciting proxies from its stockholders. It is a prospectus because Staples will issue shares of its common stock in exchange for shares of Office Depot common stock in the merger if the merger is completed.

Q:	What is the merger?

A:	Office Depot has agreed to be acquired by Staples under the terms of the merger agreement that is described in this proxy statement/prospectus. If the merger agreement is adopted by Office Depot stockholders and the other conditions to closing under the merger agreement are satisfied or waived, Staples AMS, Inc., a Delaware corporation and a wholly owned subsidiary of Staples (referred to in this proxy statement/prospectus as Merger Sub), will merge with and into Office Depot (referred to as the merger), with Office Depot surviving the merger as a wholly owned subsidiary of Staples, which is sometimes referred to in this proxy statement/prospectus as the surviving company.

The merger cannot be completed unless the merger agreement is adopted by Office Depot stockholders. Your failing to submit a proxy or vote in person at the annual meeting, or your abstaining from voting or your failing to provide your bank, brokerage firm or other nominee with instructions, as applicable, will have the same effect as a vote “AGAINST” the adoption of the merger agreement. The Office Depot board of directors unanimously recommends that stockholders vote “FOR” the adoption of the merger agreement. This proxy statement/prospectus includes important information about the merger and the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Office Depot stockholders should read this information carefully and in its entirety.

Q:	Are there any risks that I should consider in deciding whether to vote for the adoption of the merger agreement?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 26. You also should read and carefully consider the risk factors of Staples and Office Depot contained in the documents that are incorporated by reference into this proxy statement/prospectus.

v

Q:	What will Office Depot stockholders receive for their shares if the merger is completed?

A:	If the merger is completed, you will be entitled to receive, for each share of Office Depot common stock that you hold, merger consideration equal to $7.25 in cash, without interest, plus 0.2188 shares of Staples common stock.

Based on the closing stock price of Staples common stock on February 2, 2015, the last full trading day before the publication of press reports that Staples and Office Depot were in advanced negotiations regarding a potential business combination transaction, the per share value of Office Depot common stock implied by the per share merger consideration is $11.00. Based on the closing stock price of Staples common stock on [—], 2015, the most recent practicable date prior to the date of this proxy statement/prospectus, the per share value of Office Depot common stock implied by the per share merger consideration is $[—]. The implied value of the per share merger consideration will fluctuate, however, as the market price of Staples common stock fluctuates, because a portion of the per share merger consideration is payable in a fixed number of shares of Staples common stock. As a result, the value of the per share merger consideration that Office Depot stockholders will receive upon completion of the merger could be greater than, less than or the same as the value of the merger consideration on the date of this proxy statement/prospectus or at the time of the Office Depot annual meeting. Accordingly, Office Depot encourages you to obtain current stock price quotations for Staples common stock and Office Depot common stock before deciding how to vote with respect to the adoption of the merger agreement. Staples common stock and Office Depot common stock trade on The Nasdaq Global Select Market under the symbols “SPLS” and “ODP,” respectively.

For additional information regarding the consideration to be received in the merger, see the section entitled “Proposal I: Adoption of the Merger Agreement—Per Share Merger Consideration” beginning on page 44.

Q:	What happens if I am eligible to receive a fraction of a share of Staples common stock as part of the per share merger consideration?

A:	If the aggregate number of shares of Staples common stock that you are entitled to receive as part of the per share merger consideration otherwise would include a fraction of a share of Staples common stock, you will receive cash in lieu of that fractional share. See the section entitled “Proposal I: Adoption of the Merger Agreement—Exchange of Shares” beginning on page 94.

Q:	What will holders of Office Depot equity awards receive in the merger?

A:	Each option to purchase Office Depot common stock that was outstanding as of the date of the merger agreement and remains outstanding as of the completion of the merger will, as of the completion of the merger, fully vest and entitle the holder to receive the per share merger consideration for each net option share underlying such stock option. For this purpose, the number of net option shares of Office Depot common stock will equal the number of shares of Office Depot common stock underlying such option minus a number of shares with a fair market value equal to the aggregate exercise price of such stock option, based on the per share merger consideration, the stock consideration component of which will be deemed to be an amount equal to the Staples trading price, as described in “The Merger Agreement—Closing; Effective Time; Effects of the Merger on Capital Stock” below, multiplied by 0.2188 for each such share of Office Depot common stock.

Each award of restricted Office Depot common stock that was outstanding as of the date of the merger agreement and which remains outstanding as of the completion of the merger will, immediately prior to the completion of the merger, fully vest and entitle the holder to receive the per share merger consideration for each share of Office Depot common stock subject to such award.

Each award of restricted stock units (including restricted stock units that are subject to performance-based vesting conditions) and each award of performance shares, in each case that was outstanding as of the date of the merger agreement or that has been granted to a non-employee director and remains outstanding as of the completion of the merger, will, immediately prior to the completion of the merger, fully vest with respect to time-based vesting. Performance-based restricted stock unit awards granted with a performance period commencing as of December 29, 2013 and ending December 31, 2016 will fully vest with respect to 133.3% of the target number of shares subject to each such award. Performance-based restricted stock unit awards for which the performance period concluded prior to the date of the merger agreement will vest based on actual performance results. Each holder of a restricted stock unit award will be entitled to receive the merger consideration with respect to each share of Office Depot common stock subject to the vested restricted stock units.

The merger agreement permits, to a limited extent, awards to be made in 2015, after the date of the merger agreement. Any such award made in 2015 that remains outstanding as of the completion of the merger will be converted into an award representing a contingent right, subject to meeting vesting requirements, to receive the merger consideration for each share of Office Depot common stock underlying such award; provided, however, instead of receiving the portion of the merger consideration otherwise payable in Staples common stock, each holder of an award made in 2015 will receive a cash payment, without interest, for each share of Office Depot common stock underlying such award equal to the Staples trading price, as described in “The Merger Agreement—Closing; Effective Time; Effects of the Merger on Capital Stock” below, multiplied by 0.2188.

See “The Merger Agreement—Treatment of Office Depot Equity Awards” beginning on page 102.

Q:	How will I receive the merger consideration to which I am entitled?

A:	After receiving the proper documentation from you, following completion of the merger, the exchange agent for the merger will forward to you the Staples common stock and cash to which you are entitled. More information on the documentation you are required to deliver to the exchange agent may be found in the section entitled “The Merger Agreement—Exchange and Payment Procedures” beginning on page 100.

Q:	What will happen to Office Depot as a result of the merger?

A:	If the merger is completed, Merger Sub will be merged with and into Office Depot, with Office Depot continuing as the surviving company and a wholly owned subsidiary of Staples. As a result of the merger, Office Depot will no longer be a publicly held company. Following the merger, Office Depot common stock will be delisted from The Nasdaq Global Select Market and deregistered under the Exchange Act.

Q:	Will the Staples common stock received at the time of completion of the merger be traded on an exchange?

A:	It is a condition to the consummation of the merger that the shares of Staples common stock to be issued to Office Depot stockholders in the merger be approved for listing on The Nasdaq Global Select Market, subject to official notice of issuance.

Q:	When is the merger expected to be completed?

A:	Staples and Office Depot currently expect the merger to be completed by the end of calendar year 2015, subject to receipt of required approval from Office Depot’s stockholders and regulatory approvals and subject to the satisfaction or waiver of the other conditions contained in the merger agreement. However, Staples and Office Depot cannot predict the actual date on which the merger will be completed because completion is subject to conditions beyond their control. See the sections entitled “Proposal I: Adoption of the Merger Agreement—Regulatory Approvals” beginning on page 92 and “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 116.

Q:	What am I being asked to vote on?

A:	Office Depot stockholders are being asked to vote upon the following proposals:

1.	to adopt the merger agreement, which is further described in the sections entitled “Proposal I: Adoption of the Merger Agreement” beginning on page 44 and “The Merger Agreement” beginning on page 98 and a copy of which is attached to this proxy statement/prospectus as Annex A;

2.	to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Office Depot’s named executive officers that is based on or otherwise relates to the merger;

3.	to approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement;

4.	to elect the ten (10) members of the Office Depot board of directors named in, and for the term described in, this proxy statement/prospectus;

5.	to approve Office Depot’s 2015 Long-Term Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex D;

6.	to approve the Office Depot Corporate Annual Bonus Plan, a copy of which is attached to this proxy statement/prospectus as Annex E;

7.	to ratify the appointment by Office Depot’s audit committee of Deloitte & Touche LLP as Office Depot’s independent registered public accounting firm for the current year;

8.	to approve on an advisory (non-binding) basis the compensation of Office Depot’s named executive officers; and

9.	to transact any other business that may properly come before the annual meeting and any adjournment or postponement thereof.

Q:	Are there any other matters to be addressed at the annual meeting?

A:	At this time, Office Depot does not know of any other matters to be brought before the annual meeting, but if other matters are properly brought before such meeting or at any adjournment or postponement of such meeting, the persons who the Office Depot board of directors has appointed to vote proxies will vote on such matters in their discretion.

Q:	How does the Office Depot board of directors recommend that I vote at the annual meeting?

A:	The Office Depot board of directors unanimously recommends that Office Depot stockholders vote “FOR” the adoption of the merger agreement, “FOR” each of the director nominees and “FOR” each of the other proposals described in this proxy statement/prospectus.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy as soon as possible so that your shares of Office Depot common stock will be represented at the annual meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in “street name” by your bank, brokerage firm or other nominee.

Q:	Should I send in my Office Depot stock certificates now?

A:	No. Please DO NOT send your Office Depot stock certificates with your proxy card. If the merger is completed, you will receive shortly after the time the merger is completed written instructions for exchanging your stock certificates for merger consideration.

Q:	When and where is the annual meeting of the Office Depot stockholders?

A:	The annual meeting will be held on [—], 2015, beginning at 8:00 a.m., local time, at the Renaissance Boca Raton Hotel, 2000 NW 19th Street, Boca Raton, Florida 33431, unless postponed to a later date.

Q:	Who can vote at the annual meeting?

A:	Only Office Depot stockholders who held shares of record as of the close of business on April 29, 2015, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. Office Depot’s official stock ownership records will conclusively determine whether a stockholder is a “holder of record” as of the record date.

Q:	How many votes do I have?

A:	Each Office Depot stockholder is entitled to one vote on each matter properly brought before the annual meeting for each share of Office Depot common stock held of record as of the close of business on the record date. As of the close of business on the record date, there were 547,411,398 shares of Office Depot common stock outstanding and owned by stockholders (i.e., excluding shares of Office Depot common stock held in treasury by Office Depot), held by 9,675 holders of record.

Q:	What constitutes a quorum for the annual meeting?

A:	The presence in person or represented by proxy of holders of a majority of the outstanding shares of Office Depot common stock entitled to vote constitutes a quorum for the purposes of the annual meeting. Abstentions are considered present for purposes of establishing a quorum, but will not be counted as votes cast “FOR” any matter. When a bank, brokerage firm or other nominee does not receive instructions from a holder holding shares in “street name” through a bank, brokerage firm or other nominee (such holder is referred to in this proxy statement/prospectus as a non-record owner) on how to vote shares with respect to a “non-routine” matter, a broker “non-vote” occurs. Broker “non-votes” will be treated as present for purposes of determining whether a quorum is present, but will not be counted as votes cast “FOR” or “AGAINST” any matter.

Q:	What vote is required to approve each proposal to be considered at the Office Depot annual meeting?

A:	The votes required for each proposal are as follows:

1.	Adoption of the Merger Agreement: The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Office Depot common stock entitled to vote thereon is required to adopt the merger agreement.

2.	Advisory (Non-Binding) Vote on Merger-Related Compensation: The affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the annual meeting is required to approve, on an advisory (non-binding) basis, the merger-related compensation payments.

3.	Adjournment of the Annual Meeting: The affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the annual meeting is required to approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

4.	Election of Directors: Each nominee must be elected by a majority of the votes cast.

5.	Approval of Office Depot’s 2015 Long-Term Incentive Plan: The affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the annual meeting is required to approve Office Depot’s 2015 Long-Term Incentive Plan.

6.	Approval of the Office Depot Corporate Annual Bonus Plan: The affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the annual meeting is required to approve the Office Depot Corporate Annual Bonus Plan.

7.	Appointment of Office Depot’s Independent Public Accountant: A majority of the votes cast on the matter is required to ratify the appointment of Office Depot’s independent public accountant.

8.	Advisory (Non-Binding) Vote on Executive Compensation: The affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the annual meeting is required to approve, on an advisory (non-binding) basis, the compensation of Office Depot’s named executive officers.

9.	Other Proposals: Approval of any other proposal to be voted upon at the annual meeting requires the affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the annual meeting.

Q:	How do I vote or have my shares voted?

A:	Office Depot stockholders of record may vote their shares of Office Depot common stock or have their shares of Office Depot common stock voted at the annual meeting in one of the following ways:

•	Internet: Office Depot stockholders may submit their proxy by using the Internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., local time, on [—], 2015, the day before the annual meeting.

•	Telephone: Office Depot stockholders may submit their proxy by using a touch-tone telephone at (800) 690-6903. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., local time, on [—], 2015, the day before the annual meeting.

•	Mail: Office Depot stockholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement/prospectus. Office Depot stockholders who vote this way should mail the proxy card early enough so that it is received before the date of the annual meeting.

•	In Person: Office Depot stockholders may vote in person at the annual meeting or by sending a representative with an acceptable proxy that has been signed and dated. Attendance at the annual meeting will not, however, in and of itself constitute a vote.

If you are a non-record owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a non-record owner and wish to vote in person at the annual meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:	How will my proxy be voted?

A:

If you submit your proxy via the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card, your shares will be voted in accordance with your instructions contained in the proxy.

x

If you submit your proxy without specifying how your shares should be voted in one or more matters, your shares will be voted on those matters as the Office Depot board of directors recommends.

Q:	What must I bring to attend the annual meeting?

A:	Only stockholders of record as of the record date, non-record owners as of the record date, holders of valid proxies for the annual meeting and invited guests of Office Depot may attend the annual meeting. All attendees should be prepared to present picture identification for admittance. The additional items, if any, that attendees must bring depend on whether they are stockholders of record, non-record owners or proxy holders.

Additional information on attending the annual meeting can be found under the section entitled “Information About the Office Depot Annual Meeting” beginning on page 38. Whether or not you plan to attend the annual meeting, Office Depot urges you to submit your proxy by completing and returning the proxy card as promptly as possible, or by submitting your proxy by telephone or via the Internet, prior to the annual meeting to ensure that your shares of Office Depot common stock will be represented and voted at the annual meeting if you are unable to attend. If you are a non-record owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a non-record owner and wish to vote in person at the annual meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:	If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares for me?

A:	No, except with respect to the proposal to ratify the appointment of Office Depot’s independent public accountant. If your shares are held in “street name” by your bank, brokerage firm or other nominee, you must direct your bank, brokerage firm or other nominee on how to vote and you will receive instructions from your bank, brokerage firm or other nominee describing how to vote your shares of Office Depot common stock. The availability of Internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.

If you are a non-record owner and do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of Office Depot common stock with respect to a “non-routine” matter, a broker “non-vote” occurs with respect to those matters. Under applicable stock exchange rules, the organization that holds your shares of Office Depot common stock (i.e., your bank, brokerage firm or other nominee) may generally vote on routine matters at its discretion but cannot vote on “non-routine” matters. If you are a non-record owner and the organization that holds your shares of Office Depot common stock does not receive instructions from you on how to vote your shares of Office Depot common stock on a non-routine matter, the organization that holds your shares of Office Depot common stock will inform the inspector of elections that it does not have the authority to vote your shares on such matters. The ratification of appointment of Office Depot’s independent registered public accountant is a matter Office Depot believes will be designated “routine.” The adoption of the merger agreement, the advisory (non-binding) approval of Office Depot’s merger-related executive compensation, the adjournment of the annual meeting, the election of directors, the approval of Office Depot’s 2015 Long-Term Incentive Plan, the approval of the Office Depot Corporate Annual Bonus Plan and the advisory (non-binding) approval of the compensation of Office Depot’s named executive officers will be considered “non-routine.” Accordingly, if you are a non-record owner and do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of Office Depot common stock, your bank, brokerage firm or other nominee generally will not be permitted to vote your shares on any of the proposals other than the ratification of appointment of Office Depot’s independent registered public accountant. Office Depot strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.

Q:	What is the difference between holding shares as a stockholder of record and in “street name”?

A:	If your shares of Office Depot common stock are registered directly in your name with the transfer agent of Office Depot, Computershare Shareowner Services LLC, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote or to grant a proxy for your vote directly to Office Depot or to a third party to vote at the annual meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and, for the purposes of this proxy statement/prospectus, a non-record owner, and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. If you are a non-record owner, you have a right to direct your bank, brokerage firm or other nominee on how to vote the shares held in your account. The availability of Internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides. You are invited to attend the annual meeting; however, you may not vote these shares in person at the annual meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the annual meeting.

Q:	What should I do if I receive more than one set of voting materials for the annual meeting?

A:	You may receive more than one set of voting materials for the annual meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Office Depot common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction card that you receive by following the instructions set forth in each separate proxy or voting instruction card.

Q:	What do I do if I am an Office Depot stockholder and I want to revoke my proxy?

A:	Office Depot stockholders of record may revoke their proxies at any time prior to the voting at the annual meeting in any of the following ways:

•	mailing a request to Office Depot’s Corporate Secretary at Office Depot’s corporate headquarters, at 6600 North Military Trail, Boca Raton, Florida 33496, so that it is received no later than 4:00 p.m., local time, on [—], 2015;

•	properly submitting a later-dated, new proxy card (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•	submitting a proxy via Internet or by telephone at a later date (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•	attending the annual meeting and voting in person. Attendance at the annual meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

Office Depot non-record owners may change their voting instructions only by following the directions received from their bank, brokerage firm or other nominee for changing their voting instructions.

Q:	What happens if I sell my shares of Office Depot common stock before the annual meeting?

A:

The record date is earlier than both the date of the annual meeting and the closing of the merger. If you transfer your shares of Office Depot common stock after the record date but before the annual meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the annual meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares. In order to receive the per share merger consideration, you must hold your shares upon completion of the merger.

Q:	Do Office Depot stockholders have appraisal rights?

A:	Yes. Office Depot stockholders are entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (referred to in this proxy statement/prospectus as the DGCL), provided they follow the procedures and satisfy the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see the section entitled “Appraisal Rights of Office Depot Stockholders” beginning on page 247. In addition, a copy of Section 262 of the DGCL is attached as Annex C to this proxy statement/prospectus. Failure to strictly comply with Section 262 of the DGCL may result in your waiver of, or inability to, exercise appraisal rights.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Office Depot will pay for the proxy solicitation costs related to the annual meeting. Office Depot has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the annual meeting. Office Depot estimates that it will pay Innisfree M&A Incorporated a fee of approximately $30,000, plus reasonable out-of-pocket expenses. Office Depot will also reimburse banks, brokerage firms, custodians, trustees, nominees and fiduciaries who hold shares for the benefit of another party for their expenses incurred in sending proxies and proxy materials to non-record owners of Office Depot common stock. Office Depot’s directors, officers and employees also may solicit proxies in person, by telephone or over the Internet. They will not be paid any additional amounts for soliciting proxies.

Q:	How can I find more information about Staples and Office Depot?

A:	You can find more information about Staples and Office Depot from various sources described in the section entitled “Where You Can Find More Information” beginning on page 255.

Q:	Who can answer any questions I may have about the annual meeting or the proxy materials?

A:	If you have any questions about the annual meeting, the proxy materials or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or documents incorporated by reference herein, the enclosed proxy card or voting instructions, you should contact:

Office Depot, Inc.

6600 North Military Trail

Boca Raton, Florida 33496

(561) 438-7878

Attention: Investor Relations

or

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Stockholders may call toll-free: (877) 825-8261

Banks and brokers may call collect: (212) 750-5833

SUMMARY

The following summary highlights selected information described in more detail elsewhere in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus and may not contain all the information that may be important to you. To understand the merger and the matters being voted on by Office Depot stockholders at the annual meeting more fully, and to obtain a more complete description of the legal terms of the merger agreement, you should carefully read this entire proxy statement/prospectus, including the annexes, and the documents to which Staples and Office Depot refer you. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 255.

The Parties

(see pages 36 and 37)

Office Depot, Inc.

Office Depot, Inc., referred to in this proxy statement/prospectus as Office Depot, together with its subsidiaries, is a global supplier of office products and services to consumers and businesses of all sizes. Office Depot was incorporated in Delaware in 1986 with the opening of its first retail store in Fort Lauderdale. On November 5, 2013, Office Depot merged with OfficeMax Incorporated (referred to in this proxy statement/prospectus as OfficeMax, and the merger of Office Depot and OfficeMax is referred to in this proxy statement/prospectus as the Office Depot/OfficeMax merger). Office Depot has decided to align its business along the three reportable segments (which are referred to in this proxy statement/prospectus as Divisions) historically utilized by Office Depot: North American Retail Division, North American Business Solutions Division and International Division. Following the date of the Office Depot/OfficeMax merger, the former OfficeMax U.S. retail business is included in the North American Retail Division. The former OfficeMax U.S. and Canada contract business is included in the North American Business Solutions Division. The former OfficeMax businesses in Australia and New Zealand are included in the International Division. The former OfficeMax business in Mexico is presented as an Other segment for the period from acquisition until sale in August 2014. Sales for these Divisions are processed through multiple channels, consisting of office supply stores, a contract sales force, an outbound telephone account management sales force, Internet sites, direct marketing catalogs and call centers, all supported by a network of supply chain facilities and delivery operations. Shares of Office Depot common stock are traded on The Nasdaq Global Select Market under the symbol “ODP.” The principal executive offices of Office Depot are located at 6600 North Military Trail, Boca Raton, Florida 33496, and its telephone number is (561) 438-4800.

Staples, Inc.

Staples, Inc., a Delaware corporation and referred to in this proxy statement/prospectus as Staples, is a world-class provider of products and services that serve the needs of business customers and consumers. Staples is committed to providing superior value to its customers through a broad selection of products, easy to use websites and mobile platforms, an integrated retail and online shopping experience and a wide range of copy, print and technology services. Staples opened its first office products superstore in Brighton, Massachusetts in 1986 to serve the needs of small businesses and consumers, and Staples currently serves businesses of all sizes and consumers in North America, Europe, Australia, South America and Asia. Staples’ delivery businesses account for a majority of its sales and many of its delivery customers place their orders online, making Staples one of the largest Internet resellers in the world. Shares of Staples common stock are traded on The Nasdaq Global Select Market under the symbol “SPLS.” The principal executive offices of Staples are located at Five Hundred Staples Drive, Framingham, Massachusetts 01702, and its telephone number is (508) 253-5000.

Staples AMS, Inc.

Staples AMS, Inc., a Delaware corporation and referred to in this proxy statement/prospectus as Merger Sub, is a wholly owned subsidiary of Staples. Merger Sub was formed by Staples solely in contemplation of the merger, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. The principal executive offices of Merger Sub are located at c/o Staples, Inc., Five Hundred Staples Drive, Framingham, Massachusetts 01702, and its telephone number is (508) 253-5000.

The Merger and the Merger Agreement

(see pages 44 and 98)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Office Depot encourages you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

The merger agreement provides that, subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into Office Depot, with Office Depot surviving the merger as a wholly owned subsidiary of Staples.

Per Share Merger Consideration

(see page 44)

Upon completion of the merger, each issued and outstanding share of Office Depot common stock, other than shares held in treasury by Office Depot or owned by Staples, or any direct or indirect subsidiary of Staples or Office Depot, or by stockholders that have validly made a demand for appraisal and not validly withdrawn such demand or otherwise lost their rights of appraisal with respect to such shares pursuant to Section 262 of the DGCL, will be converted into the right to receive $7.25 in cash, without interest, plus 0.2188 shares of Staples common stock.

Based on the closing stock price of Staples common stock on [—], 2015, the most recent practicable date prior to the date of this proxy statement/prospectus, the per share value of Office Depot common stock implied by the per share merger consideration is $[—]. The implied value of the per share merger consideration will fluctuate, however, as the market price of Staples common stock fluctuates, because a portion of the per share merger consideration is payable in a fixed number of shares of Staples common stock. As a result, the value of the per share merger consideration that Office Depot stockholders will receive upon completion of the merger could be greater than, less than or the same as the value of the merger consideration on the date of this proxy statement/prospectus or at the time of the Office Depot annual meeting. Accordingly, Staples and Office Depot encourage you to obtain current stock price quotations for Staples common stock and Office Depot common stock before deciding how to vote with respect to the adoption of the merger agreement. Staples common stock and Office Depot common stock trade on The Nasdaq Global Select Market under the symbols “SPLS” and “ODP,” respectively.

Office Depot Annual Meeting

(see page 38)

Purposes of the Annual Meeting

At the annual meeting, Office Depot stockholders will be asked to vote upon the following proposals:

•	to adopt the merger agreement;

•	to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Office Depot’s named executive officers that is based on or otherwise relates to the merger;

•	to approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement;

•	to elect the ten (10) members of the Office Depot board of directors named in, and for the term described in, this proxy statement/prospectus;

•	to approve the 2015 Long-Term Incentive Plan;

•	to approve the Office Depot Corporate Annual Bonus Plan;

•	to ratify the appointment by Office Depot’s audit committee of Deloitte & Touche LLP as Office Depot’s independent registered public accounting firm for the current year;

•	to approve on an advisory (non-binding) basis the compensation of Office Depot’s named executive officers; and

•	to transact any other business that may properly come before the annual meeting and any adjournment or postponement thereof.

Record Date

The record date for the determination of stockholders entitled to notice of and to vote at the annual meeting is April 29, 2015. Only Office Depot stockholders who held shares of record as of the close of business on April 29, 2015 are entitled to receive notice of and vote at the annual meeting and any adjournment or postponement of the annual meeting, as long as such shares remain outstanding on the date of the annual meeting.

Required Vote

•	Adoption of the Merger Agreement: The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Office Depot common stock entitled to vote thereon is required to adopt the merger agreement.

•	Advisory (Non-Binding) Vote on Merger-Related Compensation: The affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the annual meeting is required to approve, on an advisory (non-binding) basis, the merger-related compensation payments.

•	Adjournment of the Annual Meeting: The affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the annual meeting is required to approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

•	Election of Directors: Each nominee must be elected by a majority of the votes cast.

•	Approval of Office Depot’s 2015 Long-Term Incentive Plan: The affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the annual meeting is required to approve Office Depot’s 2015 Long-Term Incentive Plan.

•	Approval of the Office Depot Corporate Annual Bonus Plan: The affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the annual meeting is required to approve the Office Depot Corporate Annual Bonus Plan.

•	Appointment of Office Depot’s Independent Public Accountant: A majority of the votes cast on the matter is required to ratify the appointment of Office Depot’s independent public accountant.

•	Advisory (Non-Binding) Vote on Executive Compensation: The affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the annual meeting is required to approve, on an advisory (non-binding) basis, the compensation of Office Depot’s named executive officers.

•	Other Proposals: Approval of any other proposal to be voted upon at the annual meeting requires the affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the annual meeting.

As of the record date, Office Depot directors and executive officers, as a group, owned and were entitled to vote 4,785,045 shares of Office Depot common stock, or approximately 0.9% of the outstanding shares of Office Depot common stock. Office Depot currently expects that these directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and each of the other proposals described in this proxy statement/prospectus, although none of them has entered into any agreement obligating them to do so.

Office Depot’s Reasons for the Merger; Recommendation of the Office Depot Board of Directors

(see page 55)

After careful evaluation of the merger agreement and the transactions contemplated thereby, the Office Depot board of directors unanimously determined that the merger, the terms of the merger agreement and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of, Office Depot and its stockholders and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The Office Depot board of directors unanimously recommends that Office Depot stockholders vote “FOR” the adoption of the merger agreement, “FOR” each of the director nominees and “FOR” each of the other proposals described in this proxy statement/prospectus.

In the course of reaching its recommendation, the Office Depot board of directors consulted with Office Depot’s senior management and financial advisor, Peter J. Solomon Company L.P. (referred to in this proxy statement/prospectus as PJSC), and outside legal counsel and considered a number of factors.

Opinion of Office Depot’s Financial Advisor

(see page 68)

In connection with the merger, PJSC rendered to the Office Depot board of directors its oral opinion on February 3, 2015, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the merger consideration to be received by the holders of Office Depot common stock in connection with the merger was fair from a financial point of view to the holders of Office Depot common stock.

The full text of PJSC’s written opinion, dated February 3, 2015, is attached as Annex B to this proxy statement/prospectus. PJSC’s opinion was directed only to the fairness of the merger consideration to be received by the holders of Office Depot common stock in connection with the merger from a financial point of view, was provided to the Office Depot board of directors in connection with its evaluation of the merger, did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger, and did not, and does not, constitute a recommendation to any holder of Office Depot common stock as to how any such holder should vote on the merger or act on any matter relating to the merger.

Interests of Office Depot’s Directors and Executive Officers in the Merger

(see page 77)

When considering the recommendation of the Office Depot board of directors with respect to the merger, you should be aware that Office Depot’s executive officers and directors may have interests in the merger that are different from, or in addition to, those of Office Depot’s stockholders more generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. The Office Depot board of directors was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that Office Depot stockholders vote in favor of the merger agreement. These interests generally include, among others, the special treatment of outstanding equity awards, described in more detail in the summary below, and the right to certain enhanced change in control severance compensation and benefits.

Board of Directors and Management of Staples Following Completion of the Merger

(see page 86)

The merger agreement provides that upon completion of the merger, Staples’ board of directors will be expanded to 13 members to be comprised of the directors of Staples as of immediately prior to completion of the merger and two Office Depot directors selected by Staples no earlier than five business days prior to the completion of the merger. Under the merger agreement, the chief executive officer of Staples upon completion of the merger will be Ronald L. Sargent, unless Mr. Sargent is no longer the chief executive officer of Staples at such time, in which case the chief executive officer of Staples as of immediately prior to the completion of the merger will be the chief executive officer of Staples upon completion of the merger.

Material United States Federal Income Tax Consequences of the Merger

(see page 87)

The receipt of the per share merger consideration pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, if a stockholder is a U.S. holder (as defined below in the section entitled “Proposal I: Adoption of the Merger Agreement—Material United States Federal Income Tax Consequences” beginning on page 87 of this proxy statement/prospectus), the stockholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) the sum of cash received and the fair market value (as of the effective time) of the Staples common stock received and (ii) the stockholder’s adjusted tax basis in the Office Depot common stock exchanged pursuant to the merger. Any such gain or loss recognized generally will be treated as capital gain or loss and will be long-term capital gain or loss if your holding period for your Office Depot common stock exceeds one year as of the date of the merger. If a stockholder is a non-U.S. holder (defined below in the section entitled “Proposal I: Adoption of the Merger Agreement—Material United States Federal Income Tax Consequences” beginning on page 87 of this proxy statement/prospectus), the merger will generally not result in tax to the stockholder under U.S. federal income tax laws unless the stockholder has certain connections to the United States, and Staples and Office Depot encourage stockholders to seek tax advice regarding such matters.

Accounting Treatment of the Merger

(see page 86)

Staples prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (referred to in this proxy statement/prospectus as GAAP). The merger will be accounted for using the acquisition method of accounting. Staples will be treated as the acquiror for accounting purposes.

Regulatory Approvals Required to Complete the Merger

(see pages 92 and 111)

Staples and Office Depot have each agreed to use their reasonable best efforts to obtain and maintain all regulatory approvals required to complete the merger and the other transactions contemplated by the merger agreement. The obligations of Staples and Office Depot to consummate the merger are subject to, among other matters, termination or expiration of any waiting period (and any extension thereof) applicable to the transactions contemplated by the merger agreement, and receipt of any approvals, consents or clearances required in connection with the transactions contemplated by the merger agreement under the HSR Act, the New Zealand Overseas Investment Act of 2005, as amended, and under the antitrust and competition laws of the European Union, China, Canada, Australia and New Zealand.

On February 26, 2015, Staples and Office Depot filed Notification and Report Forms with the Antitrust Division of the U.S. Department of Justice (referred to in this proxy statement/prospectus as the Antitrust Division) and the Federal Trade Commission (referred to in this proxy statement/prospectus as the FTC). On March 30, 2015, Staples and Office Depot each received a request for additional information and documentary material, often referred to as a “second request,” from the FTC in connection with the proposed acquisition of Office Depot by Staples. The effect of the second request is to extend the waiting period imposed by the HSR Act until 30 days after Staples and Office Depot have substantially complied with this request, unless that period is extended voluntarily by the parties or terminated sooner by the FTC. Staples and Office Depot intend to cooperate fully with this request.

Staples and Office Depot are in the process of filing notices and applications to satisfy the filing requirements and to obtain the necessary regulatory clearances in the other relevant jurisdictions. Staples and Office Depot submitted a draft notification to the relevant antitrust agency in the E.U. on April 7, 2015 and are currently engaged in prenotification proceedings. Staples and Office Depot also submitted notifications to the relevant antitrust agencies in Canada on March 10, 2015, Australia on April 7, 2015 and New Zealand on April 2, 2015, and to the New Zealand Overseas Investment Office on April 9, 2015. In China, Staples and Office Depot submitted a notification to the relevant antitrust agency on April 21, 2015, however the notification has not yet been formally accepted by that agency. On April 9, 2015, the Canadian Commissioner of Competition (referred to in this proxy statement/prospectus as the Commissioner) issued a Supplementary Information Request (referred to in this proxy statement/prospectus as an SIR) to each of Staples and Office Depot requesting additional information and documentary material relating to the assessment of the proposed acquisition by Staples of Office Depot. Under the Canadian Competition Act, the proposed merger cannot be completed until 30 days after both Staples and Office Depot substantially comply with their respective SIRs, unless that period is extended voluntarily by the parties or the Commissioner terminates the waiting period at an earlier date.

Treatment of Office Depot Equity Awards

(see pages 95 and 102)

Each option to purchase Office Depot common stock that was outstanding as of the date of the merger agreement and remains outstanding as of the completion of the merger will, as of the completion of the merger, fully vest and entitle the holder to receive the per share merger consideration for each net option share underlying such stock option. For this purpose, the number of net option shares of Office Depot common stock will equal the number of shares of Office Depot common stock underlying such option minus a number of shares with a fair market value equal to the aggregate exercise price of such stock option, based on the per share merger consideration, the stock consideration component of which will be deemed to be an amount equal to the Staples trading price, as described in “The Merger Agreement—Closing; Effective Time; Effects of the Merger on Capital Stock” below, multiplied by 0.2188 for each such share of Office Depot common stock.

Each award of restricted Office Depot common stock that was outstanding as of the date of the merger agreement and which remains outstanding as of the completion of the merger will, immediately prior to the completion of the merger, fully vest and entitle the holder to receive the per share merger consideration for each share of Office Depot common stock subject to such award.

Each award of restricted stock units (including restricted stock units that are subject to performance-based vesting conditions) and each award of performance shares, in each case that was outstanding as of the date of the merger agreement or that has been granted to a non-employee director and remains outstanding as of the completion of the merger, will, immediately prior to the completion of the merger, fully vest with respect to time-based vesting. Performance-based restricted stock unit awards granted with a performance period commencing as of December 29, 2013 and ending December 31, 2016 will fully vest with respect to 133.3% of the target number of shares subject to each such award. Performance-based restricted stock unit awards for which the performance period concluded prior to the date of the merger agreement will vest based on actual performance results. Each holder of a restricted stock unit award will be entitled to receive the merger consideration with respect to each share of Office Depot common stock subject to the vested restricted stock units.

The merger agreement permits, to a limited extent, awards to be made in 2015, after the date of the merger agreement. Any such award made in 2015 that remains outstanding as of the completion of the merger will be converted into an award representing a contingent right, subject to meeting vesting requirements, to receive the merger consideration for each share of Office Depot common stock underlying such award; however, instead of receiving the portion of the merger consideration otherwise payable in Staples common stock, each holder of an award made in 2015 after the date of the merger agreement will receive a cash payment, without interest, for each share of Office Depot common stock underlying such award equal to the Staples trading price, as described in “The Merger Agreement—Closing; Effective Time; Effects of the Merger on Capital Stock” below, multiplied by 0.2188.

Financing of the Merger

(see pages 91 and 113)

Staples anticipates that the funds needed to complete the merger will be derived from a combination of (i) available cash on hand of Staples and Office Depot and (ii) third-party debt financing, including the debt financing described below.

In connection with the execution of the merger agreement, Staples entered into a debt commitment letter, dated as of February 4, 2015, as amended and restated as of February 20, 2015 (referred to in this proxy statement/prospectus as the debt commitment letter), with Bank of America, N.A. (referred to in this proxy statement/prospectus as Bank of America), Merrill Lynch, Pierce, Fenner & Smith Incorporated (referred to in this proxy statement/prospectus as MLPFS), Barclays Bank PLC (referred to in this proxy statement/prospectus as Barclays), Wells Fargo Bank, National Association (referred to in this proxy statement/prospectus as Wells Fargo Bank), Wells Fargo Securities, LLC (referred to in this proxy statement/prospectus as Wells Fargo Securities) HSBC Bank USA, N.A. (referred to in this proxy statement/prospectus as HSBC Bank), HSBC Securities (USA) Inc. (referred to in this proxy statement/prospectus as HSBC Securities), PNC Bank, National Association (referred to in this proxy statement/prospectus as PNC Bank), PNC Capital Markets LLC (referred to in this proxy statement/prospectus as PNCCM), Toronto Dominion (Texas) LLC (referred to in this proxy statement/prospectus as TD Texas), TD Securities (USA) LLC (referred to in this proxy statement/prospectus as TD Securities), U.S. Bank National Association (referred to in this proxy statement/prospectus as U.S. Bank) and Guggenheim Securities Holdings, LLC (referred to in this proxy statement/prospectus as Guggenheim and, together with Bank of America, MLPFS, Barclays, Wells Fargo Bank, Wells Fargo Securities, HSBC Bank, HSBC Securities, PNC Bank, PNCCM, TD Texas, TD Securities and U.S. Bank, the commitment parties), pursuant to which, among other things, certain commitment parties have committed to provide Staples with a senior secured term loan facility in an aggregate principal amount of $2,750,000,000 (referred to in this proxy statement/prospectus as the term facility) and certain commitment parties have committed to provide Staples with an asset based revolving credit facility in an aggregate principal amount of up to $3,000,000,000 (referred to in this proxy statement/prospectus as the ABL facility) to finance, in part, the acquisition of Office Depot (referred to in this proxy statement/prospectus collectively as the debt financing).

The commitment parties’ commitment to provide the debt financing is subject to certain conditions, including consummation of the merger in accordance with the merger agreement; with respect to the ABL facility, a minimum excess availability threshold for the ABL facility after giving effect to the merger; the negotiation and execution of definitive documentation consistent with the debt commitment letter; delivery of certain audited, unaudited and pro forma financial statements; subject to certain limitations, the absence of a material adverse effect on Office Depot; the accuracy of certain representations and warranties of Office Depot in the merger agreement and certain representations and warranties of Staples and certain subsidiary guarantors to be set forth in the definitive loan documents; the repayment of certain outstanding debt of Office Depot; and other customary closing conditions. The debt financing would replace Staples’ and Office Depot’s existing revolving credit facilities.

The definitive documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement/prospectus. Although the debt financing is not subject to due diligence or a “market out,” such financing may not be considered assured. The obligation of the commitment parties to provide debt financing under the debt commitment letter is subject to a number of conditions. There is a risk that these conditions will not be satisfied and the debt financing may not be available when required.

Under the merger agreement, Staples has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to obtain the debt financing on or prior to the closing date of the merger on the terms and conditions described in the debt commitment letter. In addition, Office Depot has agreed that it will, and will cause its subsidiaries and their respective representatives to, use their reasonable best efforts to provide on a timely basis all cooperation reasonably requested by Staples that is necessary, proper or advisable in connection with any financing by Staples or any of its affiliates in connection with the merger, subject to customary limitations.

The receipt of financing for, or related to, any of the transactions contemplated by the merger agreement is not a condition to the closing of the merger and the other transactions contemplated by the merger agreement.

Listing of Staples Common Stock; Delisting of Office Depot Common Stock

(see page 96)

It is a condition to the consummation of the merger that the shares of Staples common stock to be issued to Office Depot stockholders in the merger be approved for listing on The Nasdaq Global Select Market, subject to official notice of issuance. As a result of the merger, shares of Office Depot common stock will cease to be listed on The Nasdaq Global Select Market.

Appraisal Rights

(see page 247)

Office Depot stockholders who do not vote in favor of the adoption of the merger agreement, who continuously hold their shares of Office Depot common stock through the effective time of the merger and who otherwise comply precisely with the applicable provisions of Section 262 of the DGCL will be entitled to seek appraisal of the fair value of their shares of Office Depot common stock, as determined by the Delaware Court of Chancery, if the merger is completed. The “fair value” of your shares of Office Depot common stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the merger consideration that you would otherwise be entitled to receive under the terms of the merger agreement.

Office Depot stockholders who wish to exercise the right to seek an appraisal of their shares must so advise Office Depot by submitting a written demand for appraisal in the form described in this proxy statement/prospectus prior to the vote to adopt the merger agreement, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of Office Depot common stock held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps summarized in this proxy statement/prospectus and in a timely manner to perfect appraisal rights.

The text of Section 262 of the DGCL is included as Annex C to this proxy statement/prospectus. You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising appraisal rights, Office Depot stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel and their financial advisors. Failure to strictly comply with these provisions may result in the loss of appraisal rights.

Litigation Related to the Merger

(see page 96)

In connection with the merger, purported stockholders of Office Depot have to date filed eleven putative stockholder class action lawsuits against Office Depot, Staples, the Office Depot board of directors, Merger Sub, and Starboard Value LP, among other defendants. Nine lawsuits have been filed in the Court of Chancery of the State of Delaware and have been consolidated by that court. Two lawsuits were filed in the Fifteenth Circuit Court of the State of Florida and have been consolidated by that court. The lawsuits generally allege, among other things, that the directors of Office Depot breached their fiduciary duties to Office Depot stockholders in connection with the merger, by, among other things, failing to fully inform themselves of the market value of Office Depot, maximize stockholder value, obtain the best financial and other terms, disclose material information in this proxy statement/prospectus and act in the best interests of public stockholders, and by seeking to benefit themselves improperly. The lawsuits further allege that Staples, Office Depot, and Starboard Value LP, among others, aided and abetted the Office Depot directors in the breach of their fiduciary duties. The lawsuits seek injunctive relief enjoining the consummation of the merger, rescission of the merger in the event it is consummated, damages, fees, costs and other remedies. In addition, the Florida lawsuits allege that the forum selection amendment to Office Depot’s bylaws was adopted in breach of all defendants’ fiduciary duties, and seek a declaratory judgment invalidating it.

Staples, Office Depot and the Office Depot board of directors believe that the claims asserted in these suits are without merit and intend to defend against them vigorously.

No Solicitation of Acquisition Proposals

(see page 109)

In the merger agreement, Office Depot agreed not to solicit proposals relating to certain alternative transactions or, except as described below, engage in discussions or negotiations with respect to, or provide nonpublic information to any person in connection with, any proposal for an alternative transaction. If Office Depot receives a written unsolicited bona fide proposal relating to an alternative transaction that the Office Depot board of directors has determined in good faith (after consultation with its outside legal counsel and financial advisors) constitutes a superior proposal or could reasonably be expected to result in a superior proposal, then Office Depot may, subject to certain conditions, furnish nonpublic information to the third party making the proposal for an alternative transaction and engage in discussions or negotiations with the third party with respect to the proposal for an alternative transaction.

Except in response to a superior acquisition proposal or to comply with the Office Depot directors’ fiduciary duties, Office Depot has also agreed that, prior to the closing, neither its board of directors nor any committee of its board of directors will, directly or indirectly:

•	withdraw, withhold, modify or qualify, or publicly propose to withdraw, withhold, modify or qualify, in a manner adverse to Staples, its recommendation that Office Depot stockholders adopt the merger agreement;

•	approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any acquisition proposal;

•	in the event of the commencement of a tender offer or exchange offer for any outstanding shares of Office Depot’s capital stock, fail to recommend against acceptance of such tender offer or exchange offer by Office Depot’s stockholders within ten business days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the Office Depot board of directors in respect of the acceptance of any tender offer or exchange offer by Office Depot’s stockholders as of the end of the ten business day period will constitute a failure to recommend against any such offer); or

•	recommend that Office Depot stockholders not adopt the merger agreement or approve the merger.

Conditions to Completion of the Merger

(see page 116)

The obligations of Staples and Office Depot to consummate the transactions contemplated by the merger agreement are subject to the satisfaction of the following conditions:

•	adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of Office Depot common stock;

•	any waiting period (and any extension thereof) applicable to the transactions contemplated by the merger agreement has been terminated or has expired, and any approvals, consents or clearances required in connection with the transactions contemplated by the merger agreement have been obtained, in each case, under the HSR Act, the New Zealand Overseas Investment Act of 2005, as amended, and under the antitrust and competition laws of the European Union, China, Canada, Australia and New Zealand;

•	any agreement entered into with a governmental authority under any antitrust laws, which agreement provides that the parties to the merger agreement will not consummate the transactions contemplated by the merger agreement, has expired or been terminated;

•	no outstanding judgment, injunction, order or decree of a competent governmental authority has been entered and is in effect, and no law has been adopted or is effective, that prohibits, enjoins or makes illegal the consummation of the transactions contemplated by the merger agreement;

•	the SEC has declared the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, effective under the Securities Act, and no stop order or similar restraining order by the SEC suspending the effectiveness of the registration statement is in effect and no proceedings for that purpose are pending before the SEC; and

•	the shares of Staples common stock to be issued in the merger have been approved for listing on The Nasdaq Global Select Market, subject to official notice of issuance.

In addition, each of Staples’ and Office Depot’s obligations to consummate the transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of the other party:

•	other than the representations relating to the organization and good standing of such other party, the power and authority of such parties to enter into and deliver the merger agreement, the capitalization of such other party, the absence of conflicts with such parties’ organizational documents, the absence of an event having a material adverse effect on such other party between September 27, 2014 (with respect to Office Depot) or November 1, 2014 (with respect to Staples) and the date of the merger agreement, and, in the case of Office Depot only, representations relating to brokerage and finder’s fees and certain takeover laws, at and as of the date of the merger agreement and at and as of the closing as though made at and as of such times (without regard to “materiality,” “material adverse effect” and similar qualifiers contained in such representations and warranties), except for such failures to be true and correct as would not reasonably be expected to have, in the aggregate, a material adverse effect on such other party;

•	with respect to the capitalization of such other party, at and as of the date of the merger agreement and at and as of the closing as though made at and as of such times (without regard to “materiality,” “material adverse effect” and similar qualifiers contained in such representations and warranties), except for de minimis inaccuracies or issuances permitted pursuant to the merger agreement;

•	with respect to the organization and good standing of such other party, the power and authority of such parties to enter into and deliver the merger agreement, the absence of conflicts with such parties’ organizational documents and, in the case of Office Depot only, with respect to brokerage and finder’s fees and certain takeover laws, in all material respects at and as of the date of the merger agreement and at and as of the closing as though made at and as of such times (without regard to “materiality,” “material adverse effect” and similar qualifiers contained in such representations and warranties), except for issuances permitted pursuant to the merger agreement;

•	relating to the absence of an event having a material adverse effect on such other party between September 27, 2014 (with respect to Office Depot) or November 1, 2014 (with respect to Staples) and the date of the merger agreement, at and as of the closing as though made at and as of such time, except that representations and warranties made as of a particular date or period must be true and correct only as of such date or period and, with respect to the conditions described under the first, third and fourth sub-bullet points above, such condition will not apply to any failure to be true and correct arising from or relating to such other party failing to receive any approvals under any antitrust law or being subject to any action (or threatened action) challenging any transaction contemplated by the merger agreement as violative of any antitrust law or, in the case of Staples only, taking or agreeing to take any action in compliance with its obligations to seek regulatory approvals pursuant to the merger agreement (these circumstances are referred to in this proxy statement/prospectus as excluded events);

•	the other party having performed in all material respects the obligations and agreements in the merger agreement and having complied in all material respects with the covenants to be performed and complied with by it under the merger agreement at or prior to the closing (except, in the case of Office Depot, for its obligations and agreements in the merger agreement with respect to the treatment of its existing indebtedness, which must be performed and complied with in all respects at or prior to the closing);

•	the absence of any events (other than excluded events) that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on such other party since the date of the merger agreement; and

•	the other party having furnished a certificate dated as of the closing date signed on its behalf by such other party’s chief executive officer and chief financial officer to the effect that the conditions described under the preceding three bullet points have been satisfied.

Termination of the Merger Agreement

(see page 118)

The merger agreement may be terminated and abandoned at any time prior to completion of the merger under the following circumstances:

•	by mutual written consent of Staples and Office Depot;

•	by either Staples or Office Depot:

•	if there is any law or regulation that makes consummation of the merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a competent governmental authority enjoining Staples or Office Depot from consummating the merger has become final and nonappealable (the party seeking to terminate the merger agreement must, however, have used its reasonable best efforts to render inapplicable such law or regulation or remove such judgment, injunction, order or decree);

•	if the merger has not been consummated by 5:00 p.m., Boston time, on November 4, 2015 (referred to in this proxy statement/prospectus, including any extension pursuant to the provision described below, as the end date), except that if, on such date the only conditions to closing that have not been satisfied or waived by that date (other than those conditions that by their nature cannot be satisfied until the closing date, but which would be capable of being satisfied if the closing date occurred on such date) are those related to antitrust approvals, consents or clearances or an outstanding judgment, injunction, order or decree of a competent governmental authority prohibiting or enjoining the consummation of the transactions contemplated by the merger agreement, then the initial end date will be automatically extended without further action of the parties to 5:00 p.m., Boston time, on February 4, 2016, but the right to terminate the merger agreement pursuant to the provision described in this sub-bullet point will not be available to any party whose material breach of any covenant or obligation under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before the end date;

•	if the Office Depot stockholders fail to adopt the merger agreement at the annual meeting (unless the meeting has been adjourned or postponed in accordance with the merger agreement, in which case at the adjourned or postponed annual meeting); or

•	if there was a breach by the other party of any of its representations, warranties, covenants or agreements contained in the merger agreement, or if any event, change or effect has occurred, which breach, event, change or effect would result in the failure of one of the closing conditions described under “The Merger Agreement—Conditions to Completion of the Merger” on page 116 to be satisfied on or prior to the end date, and such breach, event, change or effect is not capable of being cured or has not been cured before the earlier of the end date or thirty business days after detailed written notice has been received by such other party;

•	by Staples, if, prior to obtaining the requisite approval of Office Depot’s stockholders, (i) the Office Depot board of directors withdraws, modifies or qualifies, in a manner adverse to Staples, its recommendation with respect to the merger or (ii) after the date of the merger agreement an acquisition proposal with respect to Office Depot is publicly announced or disclosed (or any person has publicly announced an intention (whether or not conditional) to make such acquisition proposal with respect to Office Depot) and the Office Depot board of directors fails to affirm its recommendation with respect to the merger within ten business days after receipt of a written request from Staples to do so; and

•	by Office Depot, at any time prior to obtaining the requisite approval of its stockholders, in order to enter into a definitive written agreement with respect to a superior proposal it receives in accordance with the merger agreement.

Expenses and Termination Fees Relating to the Merger

(see page 119)

Generally, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, except that Staples and Office Depot will each pay one-half of all filing fees required under the HSR Act. Upon termination of the merger agreement, Office Depot is required to pay Staples a termination fee of $185 million if the merger agreement is terminated in certain circumstances relating to Office Depot’s entry into an agreement for an alternative transaction or a change in the recommendation of the Office Depot board of directors with respect to the merger. In addition, Staples is required to pay Office Depot a termination fee of $250 million if the merger agreement is terminated in certain circumstances relating to the antitrust regulatory review process (referred to in this proxy statement/prospectus as the regulatory fee). If it is judicially determined that the termination of the merger agreement was caused by a willful or intentional breach of any covenant or agreement set forth in the merger agreement, then, in addition to other remedies for such willful or intentional breach, the breaching party will indemnify, hold harmless and reimburse the other parties to the merger agreement for their respective reasonable out-of-pocket costs, fees and expenses as well as fees and expenses incident to negotiation, preparation and execution of the merger agreement and related documentation and stockholders’ meetings and consents, except that, upon payment by Office Depot of the termination fee or by Staples of the regulatory fee, such party will no longer be required to so indemnify or hold harmless the other parties.

Comparison of Rights of Common Stockholders of Staples and Office Depot

(see page 231)

Office Depot stockholders receiving shares of Staples common stock in the merger will have different rights once they become stockholders of Staples due to differences between the governing corporate documents of Office Depot and Staples.

Risk Factors

(see page 26)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Selected Historical Consolidated Financial Data of Staples

The following selected historical consolidated financial data of Staples for each of the fiscal years during the three-year period ended January 31, 2015 and the selected historical consolidated balance sheet data as of January 31, 2015 and February 1, 2014 have been derived from Staples’ audited consolidated financial statements as of and for the fiscal year ended January 31, 2015 contained in its Annual Report on Form 10-K for the fiscal year ended January 31, 2015, which is incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial data for each of the fiscal years ended January 28, 2012 and January 29, 2011 and the selected balance sheet data as of February 2, 2013, January 28, 2012 and January 29, 2011 have been derived from Staples’ audited consolidated financial statements as of and for such years contained in Staples’ other reports filed with the SEC, which are not incorporated by reference into this proxy statement/prospectus.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Staples, including following completion of the merger, and you should read the following information together with Staples’ consolidated financial statements, the related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Staples’ Annual Report on Form 10-K for the fiscal year ended January 31, 2015, which is incorporated by reference into this proxy statement/prospectus, and in Staples’ other reports filed with the SEC. For more information, see the section entitled “Where You Can Find More Information” beginning on page 255.

Staples, Inc. and Subsidiaries

Selected Historical Consolidated Financial Data

(dollar amounts in thousands, except per share data)

	Fiscal Year Ended
	January 31, 2015(1) (52 Weeks)	February 1, 2014(2) (52 Weeks)	February 2, 2013(4) (53 Weeks)	January 28, 2012(5) (52 Weeks)	January 29, 2011(6) (52 weeks)
Statement of Income Data:
Sales	$22,492,360	$23,114,263	$24,380,510	$24,664,752	$24,135,253
Gross profit	5,801,036	6,032,285	6,491,261	6,689,868	6,535,247
Income (loss) from continuing operations, including the portion attributable to the noncontrolling interest	$134,526	$707,004	$(160,847)	$987,397	$898,960
Amounts attributable to Staples, Inc.
Income (loss) from continuing operations	$134,526	$707,004	$(160,728)	$988,220	$892,339
Loss from discontinued operations	—	(86,935)	(49,978)	(3,564)	(10,391)

Net income (loss) attributed to Staples, Inc.	$134,526	$620,069	$(210,706)	$984,656	$881,948

Basic earnings per common share:
Continuing operations attributed to Staples, Inc.	$0.21	$1.08	$(0.24)	$1.42	$1.24
Discontinued operations attributed to Staples, Inc.	—	(0.13)	(0.07)	—	(0.01)

Net income (loss) attributed to Staples, Inc.	$0.21	$0.95	$(0.31)	$1.42	$1.23

Diluted earnings per common share:
Continuing operations attributed to Staples, Inc.	$0.21	$1.07	$(0.24)	$1.40	$1.22
Discontinued operations attributed to Staples, Inc.	—	(0.13)	(0.07)	—	(0.01)

Net income (loss) attributed to Staples, Inc.	$0.21	$0.94	$(0.31)	$1.40	$1.21

Dividends	$0.48	$0.48	$0.44	$0.40	$0.36
Statistical Data:
Stores open at end of period	1,983	2,169	2,215	2,295	2,281
Balance Sheet Data:
Working capital(3)	$1,885,852	$1,871,108	$1,740,665	$2,216,542	$2,174,574
Total assets	10,313,728	11,174,876	12,280,005	13,430,622	13,911,667
Long-term debt, net of current maturities	1,023,997	1,000,205	1,001,943	1,599,037	2,014,407
Noncontrolling interests	8,306	8,572	7,941	7,062	7,471
Total stockholders’ equity	$5,313,365	$6,140,835	$6,136,094	$7,022,213	$6,951,181

Staples’ fiscal year is the 52 or 53 weeks ending the Saturday closest to January 31. Results of operations include the results of acquired businesses since the relevant acquisition date.

(1)	Income from continuing operations for this period reflects $170.9 million of restructuring activities, a charge of $469.7 million for impairment of goodwill and long-lived assets, $9.4 million of accelerated depreciation, $26.3 million of inventory write-downs, and a net gain of $27.5 million related to the sale of businesses.
(2)	Income from continuing operations for this period reflects $64.1 million for restructuring activities aimed at further streamlining Staples’ operations and general and administration functions. The loss from discontinued operations for this period reflects an $80.9 million preliminary loss on disposal related to the sale of Staples’ European Printing Systems Division business.
(3)	Working capital in 2012 excludes the current assets and current liabilities of discontinued operations.
(4)	Income from continuing operations for this period reflects pre-tax charges of $811.0 million for impairment of goodwill and long-lived assets, $207.0 million for restructuring activities related to a strategic plan announced in September 2012 aimed at accelerating growth, $57.0 million for a loss on early extinguishment of debt, $26.2 million related to the termination of Staples’ joint venture agreement in India, and $20.0 million for accelerated trade name amortization related to rebranding Staples’ business in Australia.
(5)	Income from continuing operations for this period reflects the receipt of a $20.8 million tax benefit related to a refund due to Corporate Express N.V. (referred to in this proxy statement/prospectus as Corporate Express) from the Italian government that was previously deemed uncollectible.
(6)	Results of operations for this period reflect $57.8 million of integration and restructuring costs associated with the acquisition of Corporate Express.

Selected Historical Consolidated Financial Data of Office Depot

The following selected historical consolidated financial data of Office Depot for each of the fiscal years during the three-year period ended December 27, 2014 and the selected historical consolidated balance sheet data as of December 27, 2014 and December 28, 2013 have been derived from Office Depot’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 27, 2014, which is incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial data for each of the fiscal years ended December 31, 2011 and December 25, 2010 and the selected balance sheet data as of December 29, 2012, December 31, 2011 and December 25, 2010 have been derived from Office Depot’s audited consolidated financial statements as of and for such years contained in Office Depot’s other reports filed with the SEC, which are not incorporated by reference into this proxy statement/prospectus.

The selected historical financial information for each of the 13-week periods ended March 28, 2015 and March 29, 2014 and the balance sheet data as of March 28, 2015 have been derived from Office Depot’s unaudited consolidated financial statements as of and for the quarterly period ended March 28, 2015 contained in Office Depot’s Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2015 filed with the SEC on May 5, 2015, which is incorporated by reference into this proxy statement/prospectus. The balance sheet data as of March 29, 2014 have been derived from Office Depot’s unaudited consolidated financial statements as of and for the quarterly period ended March 29, 2014 contained in Office Depot’s Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2014 filed with the SEC on May 6, 2014, which is not incorporated by reference into this proxy statement/prospectus. In Office Depot’s view, the unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim March 28, 2015 financial information. Interim results for the three months ended and as of March 28, 2015 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 26, 2015.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Office Depot, and you should read the following information together with Office Depot’s consolidated financial statements, the related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Office Depot’s Annual Report on Form 10-K for the fiscal year ended December 27, 2014 and in its Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2015, which are incorporated by reference into this proxy statement/prospectus, and in Office Depot’s other reports filed with the SEC. For more information, see the section entitled “Where You Can Find More Information” beginning on page 255.

Office Depot, Inc. and Subsidiaries

Selected Historical Consolidated Financial Data

(dollar amounts in millions, except per share and statistical data)

	13 Weeks Ended		Fiscal Year Ended
	March 28, 2015	March 29, 2014	December 27, 2014	December 28, 2013(1)	December 29, 2012	December 31, 2011(2)	December 25, 2010
Statements of Operations Data:
Sales	$3,877	$4,354	$16,096	$11,242	$10,696	$11,489	$11,633
Net income (loss)(3)(4)(5)(6)(7)(8)	$45	$(108)	$(352)	$(20)	$(77)	$96	$(46)
Net income (loss) attributable to Office Depot, Inc.(3)(4)(5)(6)	$45	$(109)	$(354)	$(20)	$(77)	$96	$(45)
Net income (loss) available to common stockholders(3)(4)(5)(6)	$45	$(109)	$(354)	$(93)	$(110)	$60	$(82)
Net earnings (loss) per share:
Basic	$0.08	$(0.21)	$(0.66)	$(0.29)	$(0.39)	$0.22	$(0.30)
Diluted	$0.08	$(0.21)	$(0.66)	$(0.29)	$(0.39)	$0.22	$(0.30)
Statistical Data:
Facilities open at end of period:
United States:
Office supply stores	1,725	1,900	1,745	1,912	1,112	1,131	1,147
Distribution centers and crossdock facilities	66	81	66	81	15	15	16
International(9):
Office supply stores	144	165	146	163	123	131	97
Distribution centers and crossdock facilities	41	46	43	46	23	27	26
Call centers	14	17	14	19	21	22	25
Total square footage—North American Retail Division	39,177,568	43,215,296	39,614,909	43,642,514	25,518,027	26,556,126	27,559,184
Percentage of sales by segment:
North American Retail Division	42.6%	41.6%	40.6%	41.0%	41.7%	42.4%	42.7%
North American Business Solutions Division	38.1%	35.4%	37.4%	31.8%	30.0%	28.4%	28.3%
International Division	19.3%	21.5%	21.1%	26.8%	28.3%	29.2%	29.0%
Balance Sheet Data:
Total assets	$6,548	$7,111	$6,844	$7,477	$4,011	$4,251	$4,569
Long-term recourse debt, excluding current maturities	658	685	674	696	485	648	660
Redeemable preferred stock, net	—	—	—	—	386	364	356

(1)	On November 5, 2013, Office Depot merged with OfficeMax. Statement of operations data and percentage of sales by segment include OfficeMax’s results from the date of the Office Depot/OfficeMax merger through December 28, 2013. Balance sheet and facilities data include OfficeMax data as of December 28, 2013. Sales in 2013 include $939 million from OfficeMax operations. Additionally, fiscal year net income (loss), net income attributable to Office Depot, and net income available to common stockholders of Office Depot include a $382 million pre-tax gain on sale of investment, $70 million of asset impairment charges, and $201 million of Office Depot/OfficeMax merger-related, restructuring, and other operating expenses. Net income (loss) available to common stockholders of Office Depot includes $45 million of dividends related to the redemption of the redeemable preferred stock.
(2)	Includes 53 weeks in accordance with Office Depot’s 52–53 week reporting convention.
(3)	Thirteen weeks ended March 28, 2015 net income (loss), net income attributable to Office Depot, and net income available to common stockholders of Office Depot include approximately $5 million of asset impairment charges, and $43 million of Office Depot/OfficeMax merger-related, Staples acquisition-related, restructuring, and other operating expenses.
(4)	Thirteen weeks ended March 29, 2014 net income (loss), net income attributable to Office Depot, and net income available to common stockholders of Office Depot include approximately $50 million of asset impairment charges, and $101 million of Office Depot/OfficeMax merger-related, restructuring, and other operating expenses.
(5)	Fiscal year 2014 net income (loss), net income attributable to Office Depot, and net income available to common stockholders of Office Depot include $88 million of asset impairment charges, $403 million of Office Depot/OfficeMax merger-related, restructuring, and other operating expenses, and $81 million of legal accrual.
(6)	Fiscal year 2012 net income (loss), net income attributable to Office Depot, and net income available to common stockholders of Office Depot include approximately $139 million of asset impairment charges, $63 million net gain on purchase price recovery and $51 million of charges related to closure costs and process improvement activity.
(7)	Fiscal year 2011 net income (loss), net income attributable to Office Depot, and net income available to common stockholders of Office Depot include approximately $58 million of charges relating to facility closure and process improvement activity. Additionally, approximately $123 million of tax and interest benefits were recognized associated with settlements and removal of contingencies and valuation allowances.
(8)	Fiscal year 2010 net income (loss), net loss attributable to Office Depot, and net loss available to common stockholders of Office Depot include charges of approximately $87 million, including approximately $51 million for the write-off of construction in progress related to developed software. Additionally, tax benefits and interest reversals of approximately $41 million were recognized from settlements.
(9)	Includes Canadian locations. Fiscal year 2013 includes 144 stores operated by Office Depot’s International Division and 19 stores in Canada operated by Office Depot’s North American Business Solutions Division. These Canadian stores were closed in 2014.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables present unaudited pro forma condensed combined financial information about Staples’ consolidated balance sheet and statement of operations, after giving effect to the merger with Office Depot. The information under “Unaudited Pro Forma Condensed Combined Statement of Income Data” in the table below gives effect to the merger as if it had been consummated on February 2, 2014, the beginning of the earliest period presented. The information under “Unaudited Pro Forma Condensed Combined Balance Sheet Data” in the table below assumes the merger had been consummated on January 31, 2015. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, with Staples considered the acquirer of Office Depot for accounting purposes. See the section entitled “Proposal I: Adoption of the Merger Agreement—Accounting Treatment of the Merger” beginning on page 86.

In addition, the unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of results that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of Staples after the merger. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 26.

The information presented below should be read in conjunction with the historical consolidated financial statements of Staples and Office Depot, including the related notes, filed by each of them with the SEC, and with the pro forma condensed combined financial information of Staples and Office Depot, including the related notes, appearing elsewhere in this proxy statement/prospectus. See the sections entitled “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on pages 255 and 217, respectively.

Unaudited Pro Forma Condensed Combined Balance Sheet Data

As of January 31, 2015

(in millions)

	Historical Staples, Inc. (January 31, 2015)	Historical Office Depot, Inc. (December 27, 2014)	Pro Forma Adjustments for Reclassifications	Pro Forma Adjustments for Acquisition	Pro Forma Adjustments for Financing	Pro Forma Condensed Combined
Total assets	$10,313.7	$6,844.0	$—	$501.2	$3,850.6	$21,509.5
Long-term debt, net of current maturities	1,024.0	674.0	—	15.0	3,934.8	5,647.8
Total liabilities	5,000.3	5,223.0	—	152.1	3,902.8	14,278.3
Total equity	5,313.4	1,621.0	—	349.1	(52.2)	7,231.3
Total liabilities and equity	$10,313.7	$6,844.0	$—	$501.2	$3,850.6	$21,509.5

Unaudited Pro Forma Condensed Combined Statement of Income Data

Twelve Months Ended January 31, 2015

(in millions, except per share data)

	Historical Staples, Inc. (January 31, 2015)	Historical Office Depot, Inc. (December 27, 2014)	Pro Forma Adjustments for Reclassifications	Pro Forma Adjustments for Acquisition	Pro Forma Adjustments for Financing	Pro Forma Condensed Combined
Sales	$22,492.4	$16,096.0	$—	$—	$—	$38,588.4
Operating income (loss)	309.8	(275.0)	—	(212.2)	—	(177.4)
Net income (loss) attributable to controlling shareholders	$134.5	$(354.0)	$—	$(25.5)	$(72.5)	$(317.5)
Net income (loss) per share:
Basic	$0.21	$(0.66)				$(0.41)
Diluted	$0.21	$(0.66)				$(0.41)

UNAUDITED COMPARATIVE PER SHARE INFORMATION

The following tables summarize unaudited per share data for (i) Staples on a historical basis for the fiscal year ended January 31, 2015, (ii) Staples on a pro forma combined basis, assuming that the merger occurred on the dates indicated, (iii) Office Depot on a historical basis for the fiscal year ended December 27, 2014, and (iv) Office Depot on a pro forma equivalent basis, which was calculated by multiplying the corresponding pro forma combined data by the exchange ratio of 0.2188 shares of Staples common stock to 1.0 share of Office Depot common stock. It has been assumed for purposes of the pro forma combined financial information provided below that the pro forma events occurred on February 2, 2014 for earnings per share purposes and on January 31, 2015 for book value per share purposes.

The historical earnings per share information should be read in conjunction with the historical consolidated financial statements and notes thereto of Staples and Office Depot incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 255. The unaudited pro forma combined earnings per share information is derived from, and should be read in conjunction with, the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included in this proxy statement/prospectus beginning on page 217. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position of Staples following the merger.

	Staples Twelve Months Ended January 31, 2015		Office Depot 13 Weeks Ended March 28, 2015	Office Depot Twelve Months Ended December 27, 2014
	Historical	Pro Forma Condensed Combined	Historical	Historical	Pro Forma Equivalent(1)
Basic earnings (loss) per share(2)	$0.21	$(0.41)	$0.08	$(0.66)	$(0.09)
Diluted earnings (loss) per share(2)	$0.21	$(0.41)	$0.08	$(0.66)	$(0.09)
Book value per share(3)	$8.30	$9.46	$2.97	$2.97	$2.07
Cash dividends per share(4)	$0.48	$0.48	—	$—	$0.11

(1)	The pro forma equivalent share amounts were calculated by multiplying the pro forma condensed combined per share amounts by the exchange ratio of 0.2188 shares of Staples common stock per share of Office Depot common stock. This information shows how each share of Office Depot common stock would have participated in the combined company’s earnings (loss) from continuing operations and book value if the pro forma events had occurred on the relevant dates.
(2)	The pro forma earnings (loss) per share of the combined company are calculated by dividing the pro forma income (loss) by the pro forma weighted average number of shares outstanding.
(3)	Historical book value per share is computed by dividing total stockholders’ equity by the number of shares of Staples common stock outstanding as of January 31, 2015 or Office Depot common stock outstanding as of March 28, 2015 and December 27, 2014, as applicable. Pro forma combined book value per share is computed by dividing pro forma common stockholders’ equity by the pro forma number of shares of Staples common stock that would have been outstanding as of January 31, 2015.
(4)	In the last fiscal year, Staples paid a cash dividend of $0.48 per share to its stockholders. The pro forma dividends per share are based solely on Staples’ historical dividends.

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Stock Prices

Staples’ common stock is listed on The Nasdaq Global Select Market under the symbol “SPLS.” Office Depot’s common stock is listed on The Nasdaq Global Select Market under the symbol “ODP.” Prior to September 26, 2014, Office Depot’s common stock was listed on The New York Stock Exchange under the symbol “ODP.”

The following table sets forth the closing sales prices per share of Staples common stock and Office Depot common stock on The Nasdaq Global Select Market, and the implied value per share of one share of Office Depot common stock, on the following dates:

•	February 2, 2015, the last full trading day before the publication of press reports that Staples and Office Depot were in advanced negotiations regarding a potential business combination transaction,

•	February 3, 2015, the last full trading day before the public announcement of the merger by the parties, and

•	[—], the last full trading day for which this information could be calculated before the date of this proxy statement/prospectus.

	Staples Common Stock		Office Depot Common Stock		Implied Value Per Share(1)
February 2, 2015		$17.14		$7.63		$11.00
February 3, 2015		$19.01		$9.28		$11.41
[—]	$	[—]	$	[—]	$	[—]

(1)	The implied value per share, as of each date, is equal to (i) $7.25, the cash portion of the merger consideration, plus (ii) 0.2188, the exchange ratio for the merger, multiplied by the closing market price of one share of Staples common stock on such date.

The following table sets forth, for the periods indicated, the high and low sales prices per share of Staples common stock as reported on The Nasdaq Global Select Market and of Office Depot common stock as reported on The Nasdaq Global Select Market (for periods after September 25, 2014) or The New York Stock Exchange (for periods through September 25, 2014).

Staples Common Stock

	Price Range
	High		Low		Cash Dividends
Fiscal Year ending January 30, 2016
Second Quarter (through [—], 2015)	$	[—]	$	[—]	$	[—]
First Quarter		$19.40		$15.72		$0.12
Fiscal Year ended January 31, 2015
Fourth Quarter		$18.33		$12.55		$0.12
Third Quarter		$13.28		$10.82		$0.12
Second Quarter		$13.50		$10.70		$0.12
First Quarter		$13.78		$11.04		$0.12
Fiscal Year ended February 1, 2014
Fourth Quarter		$16.34		$13.01		$0.12
Third Quarter		$17.30		$13.72		$0.12
Second Quarter		$17.22		$13.34		$0.12
First Quarter		$15.19		$12.08		$0.12

Office Depot Common Stock

	Price Range
	High		Low		Cash Dividends
Fiscal Year ending December 26, 2015
Second Quarter (through [—], 2015)	$	[—]	$	[—]	$—
First Quarter		$9.77		$7.40	$—
Fiscal Year ended December 27, 2014
Fourth Quarter		$8.90		$4.26	$—
Third Quarter		$5.91		$4.83	$—
Second Quarter		$5.85		$3.84	$—
First Quarter		$5.45		$3.97	$—
Fiscal Year ended December 28, 2013
Fourth Quarter		$5.85		$4.53	$—
Third Quarter		$4.85		$3.86	$—
Second Quarter		$4.51		$3.55	$—
First Quarter		$6.10		$3.40	$—

As of [—], 2015, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, there were [—] shares of Staples common stock outstanding and approximately [—] holders of record of Staples common stock, and [—] shares of Office Depot common stock outstanding and approximately [—] holders of record of Office Depot common stock.

Because the number of shares of Staples common stock issuable for each share of Office Depot Common Stock in the merger will not be adjusted for changes in the market price of either Staples common stock or Office Depot common stock, the market value of the shares of Staples common stock that holders of Office Depot common stock will have the right to receive on the date the merger is completed may vary significantly from the market value of the shares of Staples common stock that holders of Office Depot common stock would receive if the merger were completed on the date of this proxy statement/prospectus. As a result, you should obtain recent market prices of Staples common stock and Office Depot common stock prior to voting your shares. See “Risk Factors—Risks Relating to the Merger” beginning on page 26.

Dividends

Staples currently pays regular quarterly cash dividends on its common stock. Staples most recently paid a cash dividend on April 16, 2015, of $0.12 per share. While Staples currently intends to continue to pay quarterly cash dividends for the remainder of 2015 and beyond, any decision to pay future cash dividends will be made by Staples’ board of directors and will depend upon Staples’ earnings, financial condition and other factors, including the terms of the definitive agreements that will govern the term facility and the ABL facility, which Staples expects will restrict it from paying dividends in certain circumstances and otherwise in an amount in excess of $0.15 per share per quarter, subject to certain exceptions. Any payment of dividends by Staples would require approval by Staples’ board of directors and its board of directors may change its dividend policy at any time.

Pursuant to an indenture, dated as of March 14, 2012, Office Depot is subject to restrictions on the amount of cash dividends it can pay. Office Depot has never declared or paid cash dividends on its common stock and does not anticipate declaring or paying any cash dividends on its common stock in the foreseeable future.

Under the terms of the merger agreement, during the period before the closing of the merger, Staples is not permitted to pay any dividends or make any distributions on its capital stock other than regular quarterly cash dividends not exceeding $0.12 per share and Office Depot is not permitted to pay any dividends or make any distributions on its capital stock.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts but reflect Staples’ and Office Depot’s current beliefs, expectations or intentions regarding future events. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “pursue,” “will,” “should,” “target,” and other similar words, phrases or expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Staples’ and Office Depot’s expectations with respect to the synergies, costs and other anticipated financial impacts of the merger; future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; required adoption of the merger agreement by Office Depot stockholders; required approvals of the merger by governmental regulatory authorities; the satisfaction of the closing conditions to the merger; and the timing of the completion of the merger.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Staples and Office Depot and difficult to predict. These risks and uncertainties include, among others, those set forth under “Risk Factors” beginning on page 26, as well as risks and uncertainties relating to:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the failure to satisfy the closing conditions;

•	the risk that the financing required to complete the merger is not obtained or is obtained on terms other than those currently anticipated, including financing less favorable to Staples than its current commitments, due to the absence of a financing condition in connection with the merger;

•	the possibility that the consummation of the merger is delayed or does not occur, including due to the failure of Office Depot stockholders to adopt the merger agreement;

•	the ability to obtain the regulatory approvals required to complete the merger, and the timing and conditions for such approvals, including conditions that could reduce the expected synergies and other benefits of the merger, result in a material delay or the abandonment of the merger or otherwise have an adverse effect on Staples;

•	the taking of governmental action (including the passage of legislation) to block the merger or otherwise adversely affecting Staples and Office Depot;

•	the outcome of any legal proceedings that have been or may be instituted against Staples, Office Depot or others following announcement of the merger;

•	the possibility that the expected synergies from the merger will not be realized or will take longer to realize than expected;

•	the ability of Staples to successfully integrate the business of Office Depot;

•	unexpected costs or unexpected liabilities that may arise from the merger, whether or not consummated;

•	the uncertainty of the value of the merger consideration that Office Depot stockholders will receive in the merger due to a fixed exchange ratio and a potential fluctuation in the market price of Staples common stock;

•	the possibility of Office Depot’s directors and officers having interests in the merger that are different from, or in addition to, the interests of Office Depot stockholders more generally;

•	the possibility of changes in circumstances between the date of the signing of the merger agreement and the closing of the merger that is not reflected in the fairness opinion obtained by the Office Depot board of directors;

•	the effect of restrictions placed on Staples’, Office Depot’s or their respective subsidiaries’ business activities and the limitations put on Office Depot’s ability to pursue alternatives to the merger pursuant to the merger agreement;

•	the disruption from the merger making it more difficult for Staples and Office Depot to maintain relationships with their respective customers, employees or suppliers;

•	the response of activist stockholders to the merger;

•	the inability of Staples and Office Depot to retain key personnel;

•	the effect of the substantial additional indebtedness that Staples will incur in connection with the merger;

•	the possibility of actual results of operations, cash flows and financial position after the merger materially differing from the unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus; and

•	the impact of global economic conditions, fluctuations in exchange rates, labor relations, competitive actions taken by other office solutions businesses or other competitors, terrorist attacks or natural disasters.

Staples and Office Depot caution that the foregoing list of factors is not exhaustive. Additional information concerning these and other risk factors is contained in Staples’ and Office Depot’s most recently filed Annual Reports on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other SEC filings, as such filings may be amended from time to time. All of the forward-looking statements made by Staples or Office Depot contained or incorporated by reference in this proxy statement/prospectus and all subsequent written and oral forward-looking statements concerning Staples, Office Depot, the merger or other matters attributable to Staples or Office Depot or any person acting on either of their behalf are expressly qualified in their entirety by the cautionary statements above.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date such statements were made. Neither Staples nor Office Depot undertakes any obligation to update or revise any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by applicable law. Neither Staples nor Office Depot intends to make any update or other revision to these forward-looking statements publicly available, except as may be required by applicable law.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statements Regarding Forward-Looking Statements” beginning on page 24, you should carefully consider the following risk factors before deciding whether to vote for the proposal to adopt the merger agreement and the other proposals described in this proxy statement/prospectus. In addition, you should read and consider the risk factors associated with each of the businesses of Staples and Office Depot because these risk factors will relate to the combined company following the completion of the merger. These risk factors may be found in Staples’ Annual Report on Form 10-K for the fiscal year ended January 31, 2015 and Office Depot’s Annual Report on Form 10-K for the fiscal year ended December 27, 2014 and, in each case, any amendments thereto, as such risk factors may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 255.

Risks Relating to the Merger

Because the exchange ratio is fixed and the market price of Staples common stock has fluctuated and will continue to fluctuate, you cannot be sure of the value of the merger consideration you will receive.

Upon completion of the merger, each issued and outstanding share of Office Depot common stock, other than shares held in treasury by Office Depot or owned by Staples, or any direct or indirect subsidiary of Staples or Office Depot, or by stockholders that have validly made a demand for appraisal and not validly withdrawn such demand or otherwise lost their rights of appraisal with respect to such shares pursuant to Section 262 of the DGCL, will be converted into the right to receive $7.25 in cash, without interest, plus 0.2188 shares of Staples common stock. Based on the closing stock price of Staples common stock on February 2, 2015, the last full trading day before the publication of press reports that Staples and Office Depot were in advanced negotiations regarding a potential business combination transaction, the per share value of Office Depot common stock implied by the per share merger consideration is $11.00. Based on the closing stock price of Staples common stock on [—], 2015, the most recent practicable date prior to the date of this proxy statement/prospectus, the per share value of Office Depot common stock implied by the per share merger consideration is $[—]. The implied value of the per share merger consideration will fluctuate, however, as the market price of Staples common stock fluctuates, because a portion of the per share merger consideration is payable in a fixed number of shares of Staples common stock. The value of the stock portion of the merger consideration has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the annual meeting and the date the merger is completed and thereafter. Accordingly, at the time of the annual meeting, Office Depot stockholders will not know or be able to determine the market value of the merger consideration they would receive upon completion of the merger. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Staples’ and Office Depot’s respective businesses, operations and prospects, market assessments of the likelihood that the merger will be completed, the timing of the merger, regulatory considerations and other risk factors set forth or incorporated by reference in this proxy statement/prospectus. Many of these factors are beyond Staples’ and Office Depot’s control. You are urged to obtain current market quotations for Staples common stock before deciding whether to vote for the adoption of the merger agreement.

The market price of Staples common stock after the merger will continue to fluctuate and may be affected by factors different from those affecting shares of Office Depot common stock currently.

Upon completion of the merger, holders of Office Depot common stock will become holders of Staples common stock. The market price of Staples common stock may fluctuate significantly following completion of the merger and holders of Office Depot common stock could lose the value of their investment in Staples common stock. In addition, any significant price and volume fluctuations of the stock markets could have a material adverse effect on the market for, or liquidity of, the Staples common stock, regardless of Staples’ actual operating performance. In addition, Staples’ business differs in important respects from that of Office Depot, and accordingly, the results of operations of the combined company and the market price of Staples common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Staples and Office Depot. For a discussion of the businesses of Staples and Office Depot and of some important factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 255.

Sales of shares of Staples common stock after the completion of the merger may cause the market price of Staples common stock to fall.

Based on the number of outstanding shares of Office Depot common stock as of [—], 2015, Staples would issue approximately [—] shares of Staples common stock in the merger. Many Office Depot stockholders may decide not to hold the shares of Staples common stock they will receive in the merger. Other Office Depot stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of Staples common stock that they receive in the merger. Such sales of Staples common stock could have the effect of depressing the market price for Staples common stock and may take place promptly following the merger.

Completion of the merger is subject to the conditions contained in the merger agreement and if these conditions are not satisfied or waived, the merger will not be completed.

The obligations of Staples and Office Depot to complete the merger are subject to the satisfaction or waiver of a number of conditions, including the following:

•	adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of Office Depot common stock;

•	expiration or earlier termination of any waiting period (and any extension thereof) applicable to the transactions contemplated by the merger agreement, and receipt of any approvals, consents or clearances required in connection with the transactions contemplated by the merger agreement, in each case, under the HSR Act, the New Zealand Overseas Investment Act of 2005, as amended, and under the antitrust and competition laws of the European Union, China, Canada, Australia and New Zealand;

•	expiration or termination of any agreement entered into with a governmental authority under any antitrust laws, which agreement provides that the parties to the merger agreement will not consummate the transactions contemplated by the merger agreement;

•	the absence of any judgment, injunction, order or decree of a competent governmental authority or law prohibiting, enjoining or making illegal the consummation of the transactions contemplated by the merger agreement;

•	effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part; and

•	the absence of any stop order or similar restraining order by the SEC suspending the effectiveness of the registration statement; and approval for listing on The Nasdaq Global Select Market of the shares of Staples common stock to be issued to Office Depot stockholders in the merger, subject to official notice of issuance.

In addition, each of Staples’ and Office Depot’s obligations to consummate the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the other party’s representations and warranties, subject to certain qualifications and exceptions;

•	the absence of any events that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the other party since the date of the merger agreement;

•	the other party having performed and complied in all material respects with its obligations and agreements under the merger agreement at or prior to the closing (except, in the case of Office Depot, for its obligations and agreements with respect to the treatment of its existing indebtedness, which must be performed and complied with in all respects at or prior to the closing); and

•	receipt of a certificate, dated as of the closing date, from the other party, signed on the other party’s behalf by such other party’s chief executive officer and chief financial officer to the effect that the preceding conditions described in this sentence have been satisfied.

Many of the conditions to closing of the merger are not within Staples’ or Office Depot’s control, and neither company can predict when or if these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to November 4, 2015, which date will automatically be extended to February 4, 2016 under certain limited circumstances, it is possible that the merger agreement will be terminated. Although Staples and Office Depot have agreed in the merger agreement to use their reasonable best efforts, subject to certain limitations, to complete the merger as soon as practicable, these and other conditions to the completion of the merger may not be satisfied. The failure to satisfy all of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause Staples not to realize some or all of the benefits that Staples expects to achieve if the merger is successfully completed within its expected timeframe. There can be no assurance that the conditions to the closing of the merger will be satisfied or waived or that the merger will be completed. See the risk factor entitled “—Failure to complete the merger could negatively affect the stock price and the future business and financial results of Office Depot,” below.

The merger is subject to the expiration of applicable waiting periods and the receipt of approvals, consents or clearances from domestic and foreign regulatory authorities that may impose conditions that could have an adverse effect on Staples, Office Depot or the combined company or, if not obtained, could prevent completion of the merger.

Before the merger may be completed, any waiting period (or extension thereof) applicable to the merger must have expired or been terminated, and any approvals, consents or clearances required in connection with the merger must have been obtained, in each case, under the HSR Act, the New Zealand Overseas Investment Act of 2005, as amended, and under the antitrust and competition laws of the European Union, China, Canada, Australia and New Zealand. In addition, the merger may be reviewed under antitrust statutes of other governmental authorities, including U.S. state laws. In deciding whether to grant the required regulatory approval, consent or clearance, the relevant governmental entities will consider the effect of the merger on competition within their relevant jurisdiction. The terms and conditions of the approvals, consents and clearances that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. Under the merger agreement, Staples and Office Depot have agreed to use their reasonable best efforts to obtain such approvals, consents and clearances and therefore may be required to comply with conditions or limitations imposed by governmental authorities, except that Office Depot may not, however, without Staples’ written consent, offer or agree to any divestiture, license, hold separate order or other antitrust restraint and Staples will not be required to agree to or effect any such antitrust restraint with respect to any of its own businesses, services or assets or any of Office Depot’s businesses, services or assets, except as described below. If necessary to avoid the commencement of any action by any governmental authority challenging the transactions under the merger agreement under antitrust laws or, if already commenced, to avoid the entry of, or to effect the dissolution of, any order that would prohibit, prevent or restrict the consummation of the transactions contemplated by the merger agreement, Staples will offer, negotiate and agree to, and will effect, any such antitrust restraint with respect to Office Depot’s businesses, services or assets, except that Staples will not be required to agree to or effect any such antitrust restraint with respect to any of Office Depot’s businesses, services or assets other than, to the extent necessary to avoid the commencement of any such action or to avoid the entry of, or to effect the dissolution of, any such order, (i) any such antitrust restraint with respect to businesses, services or assets of Office Depot in the United States that, in the aggregate, generated or were reasonably necessary to service no more than $1,250,000,000 of Office Depot’s revenues in calendar year 2014, and (ii) any such antitrust restraint with respect to businesses, services or assets of Office Depot outside the United States that would not reasonably be expected to have a material adverse effect on the businesses of Office Depot outside the United States, taken as a whole. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the completion of the merger. In addition, neither Staples nor Office Depot can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. See the sections entitled “Proposal I: Adoption of the Merger Agreement—Regulatory Approvals” and “The Merger Agreement—Conditions to Completion of the Merger” beginning on pages 92 and 116, respectively, of this proxy statement/prospectus.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

Office Depot and Staples have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Staples’ ability to successfully combine and integrate the businesses of Staples and Office Depot. It is possible that the pendency of the merger and/or the integration process could result in the loss of key employees, higher than expected costs, diversion of management attention of both Office Depot and Staples, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with customers, vendors and employees or to achieve the anticipated benefits and cost savings of the merger. As part of the integration process Staples may also attempt to divest certain assets of the combined company, which may not be possible on favorable terms, or at all, or if successful, may change the profile of the combined company. If Staples experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. Staples’ management continues to refine its integration plan. These integration matters could have an adverse effect on (i) each of Staples and Office Depot during this transition period and (ii) the combined company for an undetermined period after completion of the merger. In addition, the actual cost savings of the merger could be less than anticipated.

Office Depot’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a stockholder of Office Depot more generally.

When considering the recommendation of the Office Depot board of directors that Office Depot stockholders adopt the merger agreement, Office Depot stockholders should be aware that directors and executive officers of Office Depot have certain interests in the merger that may be different from, or in addition to, the interests of Office Depot stockholders more generally. These interests generally include, among others, the special treatment of outstanding equity awards and the right to certain enhanced change in control severance compensation and benefits. In addition, the merger agreement provides that upon completion of the merger, Staples’ board of directors will be expanded to 13 members to be comprised of the directors of Staples as of immediately prior to completion of the merger and two Office Depot directors selected by Staples no earlier than five business days prior to the completion of the merger. See the sections entitled “Proposal I: Adoption of the Merger Agreement—Interests of Office Depot’s Directors and Executive Officers in the Merger” and “Proposal I: Adoption of the Merger Agreement—Board of Directors and Management of Staples Following

Completion of the Merger” beginning on pages 77 and 86, respectively, for a more detailed description of these interests. As a result of these interests, these directors and executive officers of Office Depot might be more likely to support and to vote in favor of the adoption of the merger agreement than if they did not have these interests.

The merger agreement limits Office Depot’s ability to pursue alternatives to the merger and may discourage other companies from trying to acquire Office Depot.

The merger agreement contains provisions that make it more difficult for Office Depot to sell its business to a party other than Staples. These provisions include a general prohibition on Office Depot soliciting any acquisition proposal or offer for a competing transaction. Further, there are only limited exceptions to (i) Office Depot’s agreement that the Office Depot board of directors will not withdraw or modify in a manner adverse to Staples the recommendation of the Office Depot board of directors that Office Depot stockholders vote in favor of the adoption of the merger agreement and (ii) Office Depot’s agreement not to enter into an agreement with respect to a competing acquisition proposal. In addition, upon termination of the merger agreement, Office Depot is required to pay Staples a termination fee of $185 million if the merger agreement is terminated in certain circumstances relating to Office Depot’s entry into an agreement for an alternative transaction or a change in the recommendation of the Office Depot board of directors with respect to the merger.

These provisions could discourage a third party that might have an interest in acquiring all or a significant part of Office Depot from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per share value than the value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

The merger agreement subjects Office Depot to restrictions on its business activities.

The merger agreement subjects Office Depot to restrictions on its business activities and obligates Office Depot to generally operate its businesses in all material respects in the ordinary course. These restrictions could have an adverse effect on Office Depot’s results of operations, cash flows and financial position.

The business relationships of Staples and Office Depot and their respective subsidiaries may be subject to disruption due to uncertainty associated with the merger, which could have an adverse effect on the results of operations, cash flows and financial position of Staples, Office Depot and, following the completion of the merger, the combined company.

Parties with which Staples and Office Depot, or their respective subsidiaries, do business may experience uncertainty associated with the merger and related transactions, including with respect to current or future business relationships with Staples, Office Depot, their respective subsidiaries or the combined company. Staples’ and Office Depot’s relationships may be subject to disruption as customers, suppliers and other persons with whom Staples and Office Depot have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Staples or Office Depot, as applicable, or consider entering into business relationships with parties other than Staples, Office Depot, their respective subsidiaries or the combined company. These disruptions could have an adverse effect on the results of operations, cash flows and financial position of Office Depot, Staples or the combined company following the completion of the merger, including an adverse effect on Staples’ ability to realize the expected synergies and other benefits of the merger. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the merger or termination of the merger agreement.

Failure to complete the merger could negatively affect the stock price and the future business and financial results of Office Depot.

If the merger is not completed for any reason, including as a result of Office Depot stockholders failing to adopt the merger agreement, the ongoing business of Office Depot may be adversely affected and, without realizing any of the benefits of having completed the merger, Office Depot would be subject to a number of risks, including the following:

•	Office Depot may experience negative reactions from the financial markets, including negative impacts on its stock price;

•	Office Depot may experience negative reactions from its customers and suppliers;

•	Office Depot may experience negative reactions from its employees and may not be able to retain key management personnel and other key employees;

•	the merger agreement places certain restrictions on the conduct of Office Depot’s business prior to completion of the merger, the waiver of which is subject to the consent of Staples (not to be unreasonably withheld, conditioned or delayed in certain circumstances), which may prevent Office Depot from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the merger that may be beneficial to Office Depot (see the section entitled “The Merger Agreement—Conduct of Businesses of Office Depot and Staples Prior to Completion of the Merger” beginning on page 105 for a description of the restrictive covenants applicable to Office Depot); and

•	matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Office Depot management, which could otherwise be devoted to day-to-day operations and other opportunities that may be beneficial to Office Depot as an independent company.

In addition, upon termination of the merger agreement, Office Depot is required to pay Staples a termination fee of $185 million if the merger agreement is terminated in certain circumstances relating to Office Depot’s entry into an agreement for an alternative transaction or a change in the recommendation of the Office Depot board of directors with respect to the merger. Finally, Office Depot could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Office Depot to perform its obligations under the merger agreement. If the merger is not completed, these risks may materialize and may adversely affect Office Depot’s businesses, financial condition, financial results and stock price.

The shares of Staples common stock to be received by Office Depot stockholders as a result of the merger will have rights different from the shares of Office Depot common stock.

Upon completion of the merger, Office Depot stockholders will no longer be stockholders of Office Depot but will instead become Staples stockholders, and their rights as stockholders will be governed by the terms of the Staples charter and by-laws and by the DGCL. The terms of the Staples charter and by-laws are in some respects different from the terms of the Office Depot charter and bylaws, which currently govern the rights of Office Depot stockholders. See the section entitled “Comparison of Rights of Common Stockholders of Staples and Office Depot” beginning on page 231 for a discussion of the different rights associated with Staples common stock.

After the merger, Office Depot stockholders will have a significantly lower ownership and voting interest in Staples than they currently have in Office Depot and will exercise less influence over management.

Based on the number of shares of Office Depot common stock outstanding as of [—], 2015, and the number of shares of Staples common stock outstanding as of [—], 2015, it is expected that, immediately after completion of the merger, former Office Depot stockholders will own approximately [—]% of the outstanding shares of

Staples common stock. Consequently, former Office Depot stockholders will have less influence over the management and policies of Staples than they currently have over the management and policies of Office Depot.

In connection with the merger, Staples will incur significant indebtedness, which could adversely affect Staples, including by decreasing Staples’ business flexibility, and will increase its interest expense.

Staples’ consolidated indebtedness as of January 31, 2015 was approximately $1.1 billion. Staples’ pro forma indebtedness as of January 31, 2015, after giving effect to the merger and the anticipated incurrence and extinguishment of indebtedness in connection therewith, will be as much as $5.8 billion. Staples will have substantially increased indebtedness following completion of the merger in comparison to Staples’ indebtedness on a recent historical basis. In particular, in order to consummate the merger, Staples expects to incur $2.75 billion of indebtedness under the term facility and approximately $1.5 billion of indebtedness under the ABL facility, with the ability to incur up to a total of $3.0 billion under the ABL facility, subject to the borrowing base formula.

This indebtedness could have the effect, among other things, of reducing Staples’ flexibility to respond to changing business and economic conditions and increasing Staples’ interest expense. The amount of cash required to pay interest on Staples’ increased indebtedness levels following completion of the merger, and thus the demands on Staples’ cash resources, will be greater than the amount of cash flows required to service the indebtedness of Staples prior to the transaction. The cash resources required to service the increased levels of indebtedness following completion of the merger could also reduce funds available for working capital, capital expenditures, acquisitions and other general corporate purposes and may create competitive disadvantages for Staples relative to other companies with lower debt levels. If Staples does not achieve the expected benefits and cost savings from the merger, or if the financial performance of the combined company does not meet current expectations, then Staples’ ability to service its indebtedness may be adversely impacted.

Certain of the indebtedness to be incurred in connection with the merger may bear interest at variable interest rates. If interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect Staples’ cash flows. In addition, under certain circumstances the margin could be increased or changes to other terms or covenants could be made which could adversely affect Staples’ cash flows.

The agreements that will govern the term facility and the ABL facility expected to be incurred by Staples to finance the merger are also expected to be subject to several restrictive covenants and contain certain events of default. Any acceleration of indebtedness that arises from an event of default under the term facility or the ABL facility could have a material adverse effect on Staples’ business following completion of the merger.

In addition, Staples’ credit ratings affect the cost and availability of future borrowings and, accordingly, Staples’ cost of capital. Staples’ ratings reflect each rating organization’s opinion of Staples’ financial strength, operating performance and ability to meet Staples’ debt obligations. In connection with the debt financing, Staples has sought ratings of its indebtedness from certain nationally recognized statistical rating organizations. On April 6, 2015, Standard & Poor’s Rating Services announced that it had assigned Staples a BBB rating on the term facility with a recovery rating of 1, and that it expects to lower Staples’ corporate credit rating from BBB- to BB+ with a stable outlook upon closing of the merger. On April 14, 2015, Moody’s Investor Service announced that it had assigned a Baa2 rating to the term facility, and noted that all ratings of Staples remain on review for downgrade. There can be no assurance that Staples will receive or maintain a particular credit rating.

Moreover, Staples may be required to raise substantial additional financing to fund working capital, capital expenditures, acquisitions or other general corporate requirements. Staples’ ability to arrange additional financing or refinancing will depend on, among other factors, Staples’ financial position and performance, as well as prevailing market conditions and other factors beyond Staples’ control. Staples cannot assure you that it will be able to obtain additional financing or refinancing on terms acceptable to Staples or at all.

The agreements that will govern the indebtedness to be incurred in connection with the merger will contain various covenants that impose restrictions on Staples and certain of its subsidiaries that may affect their ability to operate their businesses.

The agreements that will govern the term facility and the ABL facility to be incurred in connection with the merger will contain various affirmative and negative covenants that may, subject to certain significant exceptions, restrict the ability of Staples and certain of its subsidiaries to, among other things, have liens on their property, change the nature of their business, transact business with affiliates and/or merge or consolidate with any other person, sell or convey certain of their assets to any one person or pay dividends. In addition, some of the agreements that govern the debt financing will contain financial covenants that will require Staples to maintain certain financial ratios in certain circumstances. The ability of Staples and its subsidiaries to comply with these provisions may be affected by events beyond their control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate Staples’ repayment obligations. In addition, Staples expects that the terms of the definitive agreements that will govern the term facility and the ABL facility will restrict Staples from paying dividends in certain circumstances and otherwise in an amount in excess of $0.15 per share per quarter, subject to certain exceptions.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the merger may differ materially from them.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Staples’ actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon assumptions, preliminary estimates and accounting reclassifications, to record the Office Depot identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Office Depot as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 217.

The fairness opinion obtained by the Office Depot board of directors from PJSC does not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion.

At the meeting of the Office Depot board of directors on February 3, 2015, PJSC rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the merger consideration to be received by the holders of Office Depot common stock in connection with the merger was fair from a financial point of view to the holders of Office Depot common stock.

The Office Depot board of directors has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from PJSC, and the Office Depot board of directors does not expect to receive an updated fairness opinion prior to the closing of the merger.

PJSC’s opinion does not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of its opinion, including changes in the operations and prospects of Office Depot and Staples or their respective operating companies, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of Office Depot and Staples, and on which PJSC’s opinion was based, and that may alter the value of Office Depot or Staples or the prices of shares of Office Depot or Staples common stock by the time the merger is completed. The value of the stock portion of the merger consideration has fluctuated since, and could be materially different from its value as of, the date of PJSC’s opinion, and PJSC’s opinion does not address the prices at which shares of Office Depot common stock or Staples common stock may have traded or trade since the date of its opinion. PJSC’s opinion does not speak as of the time the merger will be completed or as of any date other than the date of its opinion. Office Depot does not anticipate asking PJSC to update its opinion, and PJSC does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events that may have occurred or may occur after the date of its opinion. PJSC’s opinion is attached as Annex B to this proxy statement/prospectus. For a summary of PJSC’s opinion, see “Proposal I: Adoption of the Merger Agreement—Opinion of Office Depot’s Financial Advisor” beginning on page 68 of this proxy statement/prospectus.

The merger will be dilutive to Staples’ earnings per share, measured on a GAAP basis.

Because shares of Staples common stock will be issued in the merger, the merger will be dilutive to Staples earnings per share, measured on a GAAP basis. Future events and conditions could increase the dilution that is currently projected, including adverse changes in market conditions, additional transaction and integration-related costs and other factors such as the failure to realize some or all of the benefits anticipated in the merger. Any dilution of, or delay of any accretion to, Staples’ earnings per share could cause the price of shares of Staples common stock to decline or grow at a reduced rate.

The merger will involve substantial costs.

Office Depot and Staples have incurred, and expect to continue to incur, a number of non-recurring costs associated with the merger and combining the operations of the two companies. The substantial majority of non-recurring expenses will be comprised of transaction and regulatory costs related to the merger.

Staples also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Staples continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although Staples expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Staples to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. See the risk factor entitled “—Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized” above.

A number of lawsuits have been filed against Office Depot, its directors, Staples and Merger Sub challenging the merger, and an adverse ruling in any such lawsuit may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

Eleven putative class action lawsuits challenging the merger have been filed to date on behalf of a putative class consisting of Office Depot stockholders in the Court of Chancery of the State of Delaware and in the Fifteenth Circuit Court of the State of Florida. The lawsuits name Office Depot, Staples, the directors of Office Depot, Merger Sub, and Starboard Value LP, among others, as defendants. The lawsuits generally allege, among other things, that the directors of Office Depot breached their fiduciary duties to Office Depot stockholders in connection with the merger, by, among other things, failing to fully inform themselves of the market value of Office Depot, maximize stockholder value, obtain the best financial and other terms, disclose material information in this proxy statement/prospectus and act in the best interests of public stockholders, and by seeking to benefit themselves improperly. The lawsuits further allege that Staples, Office Depot and Starboard Value LP, among others, aided and abetted the Office Depot directors in the breach of their fiduciary duties.

The lawsuits seek, in general, (i) injunctive relief enjoining, preliminarily and permanently, the merger, (ii) in the event that the merger is consummated, rescission or an award of rescissory damages, (iii) an award of plaintiffs’ costs, including fees, expenses of attorneys, fees for experts, and interest, (iv) punitive damages, and (v) additional disclosure related to the merger in this proxy statement/prospectus, among other relief. In addition to the allegations raised and the relief sought in the Delaware lawsuits, the Florida lawsuits allege that the forum selection amendment to Office Depot’s bylaws was adopted in breach of all defendants’ fiduciary duties, and seek a declaratory judgment invalidating it.

One of the conditions to the completion of the merger is that no injunction by any court or other tribunal of competent jurisdiction will be in effect that prohibits or makes illegal the consummation of the merger. As such, if any of the plaintiffs are successful in obtaining an injunction prohibiting the consummation of the merger, that injunction may prevent the merger from becoming effective or from becoming effective within the expected timeframe. See “Proposal I: Adoption of the Merger Agreement—Litigation Related to the Merger” beginning on page 96 for more information about the lawsuits related to the merger that have been filed.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees of Office Depot or Staples, which could adversely affect the future business and operations of the combined company following the merger.

Office Depot and Staples are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the merger will depend in part upon its ability to retain key management personnel and other key employees of Office Depot and Staples. Current and prospective employees of Office Depot and Staples may experience uncertainty about their future roles with the combined company following the merger, which may materially adversely affect the ability of each of Office Depot and Staples to attract and retain key personnel during the pendency of the merger. Accordingly, no assurance can be given that the combined company will be able to retain key management personnel and other key employees of Office Depot and Staples.

Other Risk Factors of Staples and Office Depot

Staples’ and Office Depot’s businesses are and will be subject to the risks described above. In addition, Staples and Office Depot are, and will continue to be, subject to the risks described in Staples’ Annual Report on Form 10-K for the fiscal year ended January 31, 2015 and Office Depot’s Annual Report on Form 10-K for the fiscal year ended December 27, 2014, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. The risks described above and in those filings represent all known material risks with respect to Staples’ and Office Depot’s businesses. See “Where You Can Find More Information” beginning on page 255 for the location of information incorporated by reference into this proxy statement/prospectus.

INFORMATION ABOUT OFFICE DEPOT

Office Depot, Inc.

Office Depot, Inc., referred to in this proxy statement/prospectus as Office Depot, together with its subsidiaries, is a global supplier of office products and services to consumers and businesses of all sizes. Office Depot was incorporated in Delaware in 1986 with the opening of its first retail store in Fort Lauderdale. On November 5, 2013, Office Depot merged with OfficeMax Incorporated (referred to in this proxy statement/prospectus as OfficeMax, and the merger of Office Depot and OfficeMax is referred to in this proxy statement/prospectus as the Office Depot/OfficeMax merger). Office Depot has decided to align its business along the three reportable segments (which are referred to in this proxy statement/prospectus as Divisions) historically utilized by Office Depot: North American Retail Division, North American Business Solutions Division and International Division. Following the date of the Office Depot/OfficeMax merger, the former OfficeMax U.S. retail business is included in the North American Retail Division. The former OfficeMax U.S. and Canada contract business is included in the North American Business Solutions Division. The former OfficeMax businesses in Australia and New Zealand are included in the International Division. The former OfficeMax business in Mexico is presented as an Other segment for the period from acquisition until sale in August 2014. Sales for these Divisions are processed through multiple channels, consisting of office supply stores, a contract sales force, an outbound telephone account management sales force, Internet sites, direct marketing catalogs and call centers, all supported by a network of supply chain facilities and delivery operations. Shares of Office Depot common stock are traded on The Nasdaq Global Select Market under the symbol “ODP.” The principal executive offices of Office Depot are located at 6600 North Military Trail, Boca Raton, Florida 33496, and its telephone number is (561) 438-4800.

INFORMATION ABOUT STAPLES

Staples, Inc.

Staples, Inc., a Delaware corporation and referred to in this proxy statement/prospectus as Staples, is a world-class provider of products and services that serve the needs of business customers and consumers. Staples is committed to providing superior value to its customers through a broad selection of products, easy to use websites and mobile platforms, an integrated retail and online shopping experience and a wide range of copy, print and technology services. Staples opened its first office products superstore in Brighton, Massachusetts in 1986 to serve the needs of small businesses and consumers, and Staples currently serves businesses of all sizes and consumers in North America, Europe, Australia, South America and Asia. Staples’ delivery businesses account for a majority of its sales and many of its delivery customers place their orders online, making Staples one of the largest internet resellers in the world. Shares of Staples common stock are traded on The Nasdaq Global Select Market under the symbol “SPLS.” The principal executive offices of Staples are located at Five Hundred Staples Drive, Framingham, Massachusetts 01702, and its telephone number is (508) 253-5000.

Staples AMS, Inc.

Staples AMS, Inc., a Delaware corporation and referred to in this proxy statement/prospectus as Merger Sub, is a wholly owned subsidiary of Staples. Merger Sub was formed by Staples solely in contemplation of the merger, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. The principal executive offices of Merger Sub are located at c/o Staples, Inc. Five Hundred Staples Drive, Framingham, Massachusetts 01702, and its telephone number is (508) 253-5000.

INFORMATION ABOUT THE OFFICE DEPOT ANNUAL MEETING

General

This proxy statement/prospectus is being provided to Office Depot stockholders as part of a solicitation of proxies by the board of directors of Office Depot for use at the 2015 annual meeting of Office Depot stockholders and at any adjournments or postponements of such annual meeting. This proxy statement/prospectus provides Office Depot stockholders with information about the annual meeting and should be read carefully in its entirety.

Date, Time and Place of the Annual Meeting

The annual meeting will be held on [—], 2015, beginning at 8:00 am, local time, at the Renaissance Boca Raton Hotel, 2000 NW 19th Street, Boca Raton, Florida 33431, unless postponed to a later date.

Purposes of the Annual Meeting

At the annual meeting, Office Depot stockholders will be asked to vote upon the following proposals:

•	Proposal 1: to adopt the merger agreement, which is further described in the sections entitled “Proposal I: Adoption of the Merger Agreement” beginning on page 44 and “The Merger Agreement” beginning on page 98 and a copy of which is attached to this proxy statement/prospectus as Annex A;

•	Proposal 2: to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Office Depot’s named executive officers that is based on or otherwise relates to the merger;

•	Proposal 3: to approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement;

•	Proposal 4: to elect the ten (10) members of the Office Depot board of directors named in, and for the term described in, this proxy statement/prospectus;

•	Proposal 5: to approve the 2015 Long-Term Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex D;

•	Proposal 6: to approve the Office Depot Corporate Annual Bonus Plan, a copy of which is attached to this proxy statement/prospectus as Annex E;

•	Proposal 7: to ratify the appointment by Office Depot’s audit committee of Deloitte & Touche LLP as Office Depot’s independent registered public accounting firm for the current year;

•	Proposal 8: to approve on an advisory (non-binding) basis the compensation of Office Depot’s named executive officers; and

•	Proposal 9: to transact any other business that may properly come before the annual meeting and any adjournment or postponement thereof.

Only the approval of Proposal 1 is required for completion of the merger.

Attendance at the Annual Meeting

Only Office Depot stockholders of record as of the record date, non-record owners as of the record date, holders of valid proxies for the annual meeting and invited guests of Office Depot may attend the annual meeting.

All attendees should be prepared to present picture identification for admittance. The additional items, if any, that attendees must bring depend on whether they are stockholders of record, non-record owners or proxy holders.

•	An Office Depot stockholder who holds shares directly registered in such stockholder’s name with Office Depot’s transfer agent, Computershare Shareowner Services LLC (referred to in this proxy statement/prospectus as a stockholder of record), who wishes to attend the annual meeting in person should bring picture identification.

•	A person who holds shares in “street name” through a bank, brokerage firm or other nominee (referred to in this proxy statement/prospectus as a non-record owner) who wishes to attend the annual meeting in person should bring:

•	picture identification; and

•	a letter from such person’s bank, brokerage firm or other nominee, or a current brokerage statement, to indicate that such bank, brokerage firm or other nominee is holding shares of Office Depot common stock for such person’s benefit.

•	A person who holds a validly executed proxy entitling such person to vote on behalf of a stockholder of record of Office Depot shares (referred to in this proxy statement/prospectus as a proxy holder) who wishes to attend the annual meeting in person should bring:

•	picture identification;

•	the validly executed proxy naming such person as the proxy holder, signed by the Office Depot stockholder of record; and

•	proof of the signing stockholder’s record ownership as of the record date.

Cameras, recording devices and other electronic devices, signs and placards will not be permitted at the annual meeting. Failure to provide the requested documents at the door or failure to comply with the procedures for the annual meeting may prevent stockholders of record, non-record owners or proxy holders from being admitted to the annual meeting. Office Depot reserves the right to request any person to leave the annual meeting who is disruptive, refuses to follow the rules established for the annual meeting or for any other reason.

Record Date

The record date for the determination of stockholders entitled to notice of and to vote at the annual meeting is April 29, 2015. Only Office Depot stockholders who held shares of record as of the close of business on April 29, 2015 are entitled to receive notice of and vote at the annual meeting and any adjournment or postponement of the annual meeting, as long as such shares remain outstanding on the date of the annual meeting. Office Depot’s official stock ownership records will conclusively determine whether a stockholder is a “holder of record” as of the record date.

Outstanding Shares as of Record Date

As of April 29, 2015, the record date for the annual meeting, there were 547,411,398 shares of Office Depot common stock outstanding and owned by stockholders (i.e., excluding shares of Office Depot common stock held in treasury by Office Depot), held by 9,675 holders of record. Each share of Office Depot common stock is entitled to one vote on each matter considered at the annual meeting.

A list of Office Depot stockholders entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the annual meeting between the hours of 9:00 a.m. and 5:00 p.m., local time, at Office Depot’s corporate headquarters at Boca Raton, Florida.

Shares and Voting of Office Depot’s Directors and Executive Officers

As of the record date, Office Depot directors and executive officers, as a group, owned and were entitled to vote 4,785,045 shares of Office Depot common stock, or approximately 0.9% of the outstanding shares of Office Depot common stock. Office Depot currently expects that these directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and each of the other proposals described in this proxy statement/prospectus, although none of them has entered into any agreement obligating them to do so.

Quorum and Broker Non-Votes

In order for Office Depot to transact business at the annual meeting, the holders of a majority of the outstanding shares of Office Depot common stock entitled to vote must be present in person or represented by proxy. Stockholders choosing to abstain from voting will be treated as present for purposes of determining whether a quorum is present, but will not be counted as votes cast “FOR” any matter.

Banks, brokerage firms and other nominees who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion on “routine” matters. When a broker does not receive instructions from a non-record owner on how to vote shares with respect to a “non-routine” matter, a broker “non-vote” occurs. Broker “non-votes” will be treated as present for purposes of determining whether a quorum is present, but will not be counted as votes cast “FOR” or “AGAINST” any matter.

Required Vote

The votes required for each proposal are as follows:

Proposal 1 (Adoption of the Merger Agreement). The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Office Depot common stock entitled to vote thereon is required to adopt the merger agreement. Failure to submit a vote (i.e., not submitting a proxy and not voting in person), abstentions and broker “non-votes” will have the same effect as a vote against Proposal 1.

Proposal 2 (Advisory (Non-Binding) Vote on Merger-Related Compensation). The affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the annual meeting is required to approve, on an advisory (non-binding) basis, the merger-related compensation payments. Failure to submit a vote (i.e., not submitting a proxy and not voting in person) will have no effect on the outcome of Proposal 2. Abstentions and broker “non-votes” will have the same effect as a vote against Proposal 2.

Proposal 3 (Adjournment of the Annual Meeting). The affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the annual meeting is required to approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement. Failure to submit a vote (i.e., not submitting a proxy and not voting in person) will have no effect on the outcome of Proposal 3. Abstentions and broker “non-votes” will have the same effect as a vote against Proposal 3.

Proposal 4 (Election of Directors). Each director nominee must be elected by a majority of the votes cast. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” the director nominee. Failure to submit a vote (i.e., not submitting a proxy and not voting in person), abstentions and broker “non-votes” will have no effect on the outcome of Proposal 4.

Proposal 5 (Approval of Office Depot’s 2015 Long-Term Incentive Plan). The affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the annual meeting is required to approve Office Depot’s 2015 Long-Term Incentive Plan. Failure to submit a vote (i.e., not submitting a proxy and not voting in person) will have no effect on the outcome of Proposal 5. Abstentions and broker “non-votes” will have the same effect as a vote against Proposal 5.

Proposal 6 (Approval of the Office Depot Corporate Annual Bonus Plan). The affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the annual meeting is required to approve the Office Depot Corporate Annual Bonus Plan. Failure to submit a vote (i.e., not submitting a proxy and not voting in person) will have no effect on the outcome of Proposal 6. Abstentions and broker “non-votes” will have the same effect as a vote against Proposal 6.

Proposal 7 (Appointment of Office Depot’s Independent Public Accountant). A majority of the votes cast on the matter is required to ratify the appointment of Office Depot’s independent public accountant. Failure to submit a vote (i.e., not submitting a proxy and not voting in person) and abstentions will have no effect on the outcome of Proposal 7.

Proposal 8 (Advisory (Non-Binding) Vote on Executive Compensation). The affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the annual meeting is required to approve, on an advisory (non-binding) basis, the compensation of Office Depot’s named executive officers. Failure to submit a vote (i.e., not submitting a proxy and not voting in person) will have no effect on the outcome of Proposal 8. Abstentions and broker “non-votes” will have the same effect as a vote against Proposal 8.

Proposal 9 (Other Proposals). Approval of any other proposal to be voted upon at the annual meeting requires the affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the annual meeting. Failure to submit a vote (i.e., not submitting a proxy and not voting in person) will have no effect on the outcome of any such proposal. Abstentions and broker “non-votes” will have the same effect as a vote against any such proposal.

How To Vote or Have Your Shares Voted

Office Depot stockholders of record may vote their shares of Office Depot common stock or have their shares of Office Depot common stock voted at the annual meeting in one of the following ways:

•	Internet: Office Depot stockholders may submit their proxy by using the Internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., local time, on [—], 2015, the day before the annual meeting.

•	Telephone: Office Depot stockholders may submit their proxy by using a touch-tone telephone at (800) 690-6903. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., local time, on [—], 2015, the day before the annual meeting.

•	Mail: Office Depot stockholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement/prospectus. Office Depot stockholders who vote this way should mail the proxy card early enough so that it is received before the date of the annual meeting.

•	In Person: Office Depot stockholders may vote in person at the annual meeting or by sending a representative with an acceptable proxy that has been signed and dated. Attendance at the annual meeting will not, however, in and of itself constitute a vote.

Whether or not you plan to attend the annual meeting, Office Depot urges you to submit your proxy by completing and returning the proxy card as promptly as possible, or by submitting your proxy by telephone or via the Internet, prior to the annual meeting to ensure that your shares of Office Depot common stock will be represented and voted at the annual meeting if you are unable to attend.

The Office Depot board of directors has appointed certain persons as proxy holders to vote proxies in accordance with the instructions of Office Depot stockholders. If you are a stockholder of record and you authorize these proxy holders to vote your shares of Office Depot common stock with respect to any matter to be acted upon, your shares will be voted in accordance with your instructions in your proxy. If you are a stockholder of record and you authorize these proxy holders to vote your shares but do not specify how your shares should be voted in one or more matters, these proxy holders will vote your shares on those matters as the Office Depot board of directors recommends, except if you indicate that you wish to vote against Proposal 1 (adoption of the merger agreement), in which case your shares of Office Depot common stock will only be voted in favor of Proposal 3 (adjournment of the annual meeting) if you indicate that you wish to vote in favor of that proposal. If any other matter properly comes before the annual meeting, these proxy holders will vote on that matter in their discretion.

If you are a non-record owner, you must direct your bank, brokerage firm or other nominee on how to vote the shares of Office Depot common stock held in your account and you will receive instructions from your bank, brokerage firm or other nominee describing how to vote your shares of Office Depot common stock. The availability of Internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.

If you are a non-record owner and do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of Office Depot common stock with respect to “non-routine” matters, a broker “non-vote” occurs with respect to those matters. Under applicable stock exchange rules, the organization that holds your shares of Office Depot common stock (i.e., your bank, brokerage firm or other nominee) may generally vote on routine matters at its discretion but cannot vote on “non-routine” matters. If you are a non-record owner and the organization that holds your shares of Office Depot common stock does not receive instructions from you on how to vote your shares of Office Depot common stock on a non-routine matter, the organization that holds your shares of Office Depot common stock will inform the inspector of elections that it does not have the authority to vote your shares on such matters. Proposal 7 (ratification of appointment of the independent registered public accountant) is a matter Office Depot believes will be designated “routine.” Proposal 1 (adoption of the merger agreement), Proposal 2 (advisory (non-binding) approval of Office Depot’s merger-related executive compensation), Proposal 3 (adjournment), Proposal 4 (election of directors), Proposal 5 (approval of the 2015 Long-Term Incentive Plan), Proposal 6 (approval of the Office Depot Corporate Annual Bonus Plan) and Proposal 8 (advisory (non-binding) approval of the compensation of Office Depot’s named executive officers) will be considered “non-routine.” Accordingly, if you are a non-record owner and do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of Office Depot common stock, your bank, brokerage firm or other nominee generally will not be permitted to vote your shares on Proposal 1, 2, 3, 4, 5, 6 or 8, but generally will have discretion to vote your shares on Proposal 7. Whether or not your bank, brokerage firm or other nominee has the authority to vote your shares on Proposal 9 (Other Proposals) depends upon whether or not such proposal will be considered a “routine” or “non-routine” matter. Office Depot strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.

If you are a non-record owner, you are invited to attend the annual meeting; however, you may not vote your shares in person at the annual meeting unless you obtain a legal proxy from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the annual meeting.

Revocation of Proxies

Office Depot stockholders of record may revoke their proxies at any time prior to the voting at the annual meeting in any of the following ways:

•	mailing a request to Office Depot’s Corporate Secretary at Office Depot’s corporate headquarters, at 6600 North Military Trail, Boca Raton, Florida 33496, so that it is received no later than 4:00 p.m., local time, on [—], 2015;

•	properly submitting a new, later-dated proxy card (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•	submitting a proxy via Internet or by telephone at a later date (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•	attending the annual meeting and voting in person. Attendance at the annual meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

Office Depot non-record owners may change their voting instruction only by following the directions received from their bank, brokerage firm or other nominee for changing their voting instructions.

Inspector of Election

The board of directors of Office Depot expects to appoint a representative of Broadridge Financial Solutions, Inc. to act as the inspector of election at the annual meeting.

Solicitation of Proxies

Office Depot will pay for the proxy solicitation costs related to the annual meeting. In addition to sending and making available these materials, some of Office Depot’s directors, officers and employees may solicit proxies in person by contacting Office Depot stockholders by telephone or over the Internet. Office Depot stockholders may also be solicited by press releases issued by Office Depot, postings on Office Depot’s websites and advertisements in periodicals. None of Office Depot’s directors, officers or employees will receive additional compensation for their solicitation services. Office Depot has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the annual meeting. Office Depot estimates that it will pay Innisfree M&A Incorporated a fee of approximately $30,000, plus reasonable out-of-pocket expenses. Certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who hold shares for the benefit of another party may solicit proxies for Office Depot. If so, they will mail proxy information to, or otherwise communicate with, the non-record owners of shares of Office Depot common stock held by them. Office Depot will also reimburse banks, brokerage firms, custodians, trustees, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to non-record owners of Office Depot common stock.

Adjournments

The annual meeting may be adjourned in the absence of a quorum by the chairman of the meeting or the affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy and entitled to vote at the annual meeting.

Even if a quorum is present, the annual meeting may also be adjourned in order to provide more time to solicit additional proxies in favor of adoption of the merger agreement if sufficient votes are cast in favor of Proposal 3.

If the adjournment is for more than 30 days or if after the adjournment a new record date is set for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the annual meeting.

Questions and Additional Information

Office Depot stockholders may contact Office Depot’s proxy solicitor, Innisfree M&A Incorporated, with any questions about the proposals or how to vote or to request additional copies of any materials at Innisfree M&A Incorporated, 501, Madison Avenue, New York, NY 10022. Stockholders may call toll-free at (877) 825-8621, and banks and brokers may call collect at (212) 750-5833.

PROPOSAL I: ADOPTION OF THE MERGER AGREEMENT

This section of the proxy statement/prospectus describes the material aspects of the proposed merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, including the full text of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the proposed merger. In addition, important business and financial information about each of Staples and Office Depot is included in or incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 255.

Per Share Merger Consideration

The merger agreement provides that, subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into Office Depot, with Office Depot surviving the merger as a wholly owned subsidiary of Staples. Upon completion of the merger, each issued and outstanding share of Office Depot common stock, other than shares held in treasury by Office Depot or owned by Staples, or any direct or indirect subsidiary of Staples or Office Depot, or by stockholders that have validly made a demand for appraisal and not validly withdrawn such demand or otherwise lost their rights of appraisal with respect to such shares pursuant to Section 262 of the DGCL, will be converted into the right to receive $7.25 in cash, without interest, plus 0.2188 shares of Staples common stock.

Based on the number of shares of Office Depot common stock outstanding as of [—], 2015, Staples would issue approximately [—] shares of Staples common stock to Office Depot stockholders pursuant to the merger. The actual number of shares of Staples common stock to be issued pursuant to the merger will be determined at completion of the merger based on the exchange ratio and the number of shares of Office Depot common stock outstanding at such time. Based on the number of shares of Office Depot common stock outstanding as of [—], 2015, and the number of shares of Staples common stock outstanding as of [—], 2015, immediately after completion of the merger, former Office Depot stockholders would own approximately [—]% of the outstanding shares of Staples common stock.

Based on the closing stock price of Staples common stock on [—], 2015, the most recent practicable date prior to the date of this proxy statement/prospectus, the per share value of Office Depot common stock implied by the per share merger consideration is $[—]. The implied value of the per share merger consideration will fluctuate, however, as the market price of Staples common stock fluctuates, because a portion of the per share merger consideration is payable in a fixed number of shares of Staples common stock. As a result, the value of the per share merger consideration that Office Depot stockholders will receive upon completion of the merger could be greater than, less than or the same as the value of the merger consideration on the date of this proxy statement/prospectus or at the time of the Office Depot annual meeting. Accordingly, Office Depot encourages you to obtain current stock price quotations for Staples common stock and Office Depot common stock before deciding how to vote with respect to the adoption of the merger agreement.

Background of the Merger

During the two years preceding the events and discussions described below leading to the announcement of the proposed transaction, there was no material business relationship between Staples and Office Depot, and Staples and Office Depot had not conducted any material business with each other.

The Office Depot board of directors, together with Office Depot’s senior management, has in the ordinary course regularly evaluated business development strategies and reviewed Office Depot’s strategic alternatives in pursuing its objective of enhancing stockholder value.

On March 20, 2014, the Office Depot board of directors held a meeting in Boca Raton, Florida, during which the Office Depot board of directors discussed, among other matters, potential strategic alternatives, including a potential merger transaction with Staples, and decided to review the possibility of a potential merger transaction with Staples at a subsequent meeting.

On August 1, 2014, the Office Depot board of directors met in Boca Raton, Florida, at a regularly scheduled meeting with representatives of Office Depot’s senior management, Peter J. Solomon Company, L.P. (referred to in this proxy statement/prospectus as PJSC) and Simpson Thacher & Bartlett LLP (referred to in this proxy statement/prospectus as Simpson Thacher), Office Depot’s financial and legal advisors, to discuss, among other matters, a potential merger transaction with Staples. In light of the then current regulatory environment, the relative stock prices of Staples and Office Depot, the perceived potential to enhance value for Office Depot stockholders and the transformational opportunity that a potential business combination with Staples could present, the Office Depot board of directors discussed, among other matters, the merits of exploring such a transaction. During this meeting, the representatives of PJSC reviewed and discussed with the Office Depot board of directors, among other matters, certain preliminary financial analyses regarding such a transaction, including, among other matters, Office Depot’s historical stock price performance and operating results, certain valuation multiples based on Office Depot’s then current stock price, certain valuation analyses of Office Depot, a comparison of certain financial data of Office Depot and Staples, and a review of hypothetical per share prices for Office Depot common stock on a standalone basis and Staples on a pro forma basis assuming a transaction. In addition, PJSC discussed a number of other considerations associated with the process of exploring potential strategic alternatives generally, including certain key milestones and the timing of such process. Simpson Thacher reviewed with the Office Depot board of directors the regulatory implications of a potential business combination of Office Depot with Staples. Following discussion, the Office Depot board of directors authorized and instructed Office Depot’s senior management to obtain the perspectives of another legal counsel regarding the regulatory implications of such a potential business combination transaction. The closing prices per share of Office Depot common stock and Staples common stock on August 1, 2014 were $5.02 and $11.44, respectively.

On August 26, 2014, the Office Depot board of directors met telephonically with representatives of Office Depot’s senior management. Office Depot’s senior management provided an update regarding the review by another legal counsel of the regulatory implications of a potential business combination transaction of Office Depot and Staples. Following discussion and in light of, among other things, the ongoing integration of Office Depot’s and OfficeMax’s businesses and the current operating performance of the Office Depot business, the Office Depot board of directors asked Office Depot’s senior management to continue to provide the directors with additional data and information to permit the Office Depot board of directors to review a potential transaction with Staples at a subsequent meeting.

On September 9, 2014, the Staples board of directors met in Framingham, Massachusetts, at a regularly scheduled meeting. From time to time prior to September 2014, the Staples board of directors and management had considered the possibility of exploring a business combination with Office Depot. During the summer of 2014, Staples management evaluated the benefits and risks of such a business combination, including the significant synergies that might be achieved from a business combination and the increased indebtedness that would be necessary to finance such a transaction. At the September 9 meeting, after consideration of the benefits and risks presented by management, the Staples board of directors authorized Ronald L. Sargent, the chairman and chief executive officer of Staples, to contact Roland C. Smith, the chairman and chief executive officer of Office Depot, to express interest in having a discussion to explore the possibility of a business combination of Staples and Office Depot.

On September 10, 2014, Office Depot announced that Jeffrey Smith, the chief executive officer and chief investment officer of Starboard Value LP, an investment management firm (referred to in this proxy statement/prospectus as Starboard) had resigned from the Office Depot board of directors.

On September 15, 2014, Mr. Sargent called Mr. Roland C. Smith to express interest in having a discussion to explore the possibility of a business combination of Staples and Office Depot.

On September 17, 2014, Messrs. Sargent and Smith spoke via telephone. During their discussion, Mr. Sargent provided his views on the current regulatory environment and expressed an interest in exploring a potential business combination of Staples and Office Depot if Office Depot were willing to engage in such discussions. Mr. Sargent did not discuss a potential purchase price or any other specifics regarding a potential business combination transaction, although he did indicate that he was comfortable with the consideration in such a transaction consisting of some combination of cash and stock. Mr. Smith indicated he would discuss the merits of engaging in such discussions with the other members of the Office Depot board of directors, but that, in light of the successful ongoing integration of Office Depot’s and OfficeMax’s businesses, he would recommend engaging in such discussions to the other Office Depot directors only if the value to be received by Office Depot’s stockholders in such a transaction were sufficiently attractive. Mr. Sargent stated he currently was not prepared to make a proposal regarding the specific terms or parameters of such a transaction because he did not have sufficient information and asked that Mr. Smith identify the key parameters of a potential transaction structure for Office Depot to be willing to explore the merits of such a transaction.

On September 23, 2014, the Office Depot board of directors held a telephonic meeting with representatives of Office Depot’s senior management, PJSC and Simpson Thacher, during which Mr. Smith summarized his discussions with Mr. Sargent on September 17, 2014. Simpson Thacher reviewed with the Office Depot board of directors, among other legal matters, the directors’ fiduciary duties under applicable law. Following discussion, the Office Depot board of directors determined to consider the merits of exploring a potential business combination of Office Depot and Staples and other potential strategic alternatives for Office Depot at its next regularly scheduled in-person meeting in October 2014. The Office Depot board of directors requested that, for purposes of its further consideration of engaging in discussions with Staples, Office Depot’s senior management and PJSC review and analyze certain preliminary financial data regarding Office Depot and strategic alternatives to a potential business combination transaction with Staples. Following further discussion, the Office Depot board of directors established a committee to meet with, and interview, PJSC and another investment bank for purposes of potentially assisting Office Depot with the review of its potential strategic alternatives, including a potential transaction with Staples. The Office Depot board of directors also authorized Mr. Smith to inform Mr. Sargent that the Office Depot board of directors was going to review the possibility of a potential transaction with Staples at its board meetings on October 15-16, 2014.

On September 26, 2014, Mr. Smith called Mr. Sargent and informed him of the September 23, 2014 meeting of the Office Depot board of directors. Mr. Smith indicated that the Office Depot board of directors was potentially interested in exploring a potential business combination transaction of Office Depot and Staples, and that the Office Depot board of directors was scheduled to meet and discuss this opportunity in further detail at its next regularly scheduled meetings on October 15-16, 2014.

On October 8, 2014, upon recommendation of the committee of the Office Depot board of directors that had met with, and interviewed, PJSC and another investment bank, Office Depot retained PJSC as financial advisor in connection with the review of Office Depot’s potential strategic alternatives, including a potential transaction with Staples.

On October 15-16, 2014, the Office Depot board of directors met with representatives of Office Depot’s senior management, PJSC and Simpson Thacher in Boca Raton, Florida, to review and discuss, among other matters, a potential business combination transaction with Staples and other potential strategic alternatives for Office Depot. During this meeting, the representatives of PJSC reviewed and discussed with the Office Depot board of directors, among other matters, certain preliminary financial analyses relating to a potential business combination transaction of Staples and Office Depot, including, among other matters, for both of Office Depot and Staples, historical stock price performance and operating results, certain valuation multiples based on then current stock prices, certain valuation analyses, a comparison of certain financial data of Office Depot and

Staples, and a review of hypothetical per share prices for Office Depot and Staples common stock on a standalone basis and Staples on a pro forma basis assuming a transaction. PJSC also reviewed and discussed with the Office Depot directors their views of Office Depot’s strategic alternatives to a proposed transaction with Staples, including maintaining the status quo and operating as an independent company, instituting regular dividends or a share repurchase program, paying a special dividend or effecting a large, one-time special share repurchase, the acquisition by Office Depot of potential target companies, or a potential sale of Office Depot to another strategic partner or, in a leveraged buy-out transaction, to a financial investor. The Office Depot board of directors considered the strategic, business and legal considerations relating to a potential transaction with Staples and the risks and benefits of a potential transaction compared to other potential alternatives, including, among other things, that PJSC’s analyses preliminarily indicated that, while each of such other potential alternatives had a variety of qualitative factors that could make it attractive or cause concerns, a potential transaction with Staples could, under certain circumstances, deliver stockholder value that was higher than the illustrative stockholder values that could be achieved in each of the other potential strategic alternatives. Simpson Thacher then reviewed with the Office Depot board of directors, among other legal matters, the directors’ fiduciary duties under applicable law and certain regulatory aspects relating to a business combination of Office Depot and Staples. Following discussion, the Office Depot board of directors authorized Mr. Smith, with the assistance of other members of Office Depot’s senior management and PJSC, to engage in preliminary discussions with representatives of Staples and its financial advisor to explore the parameters of a potential business combination transaction.

On October 20, 2014, Mr. Smith telephoned and informed Mr. Sargent that the Office Depot board of directors was supportive of holding exploratory discussions regarding a potential transaction. Messrs. Sargent and Smith agreed to meet, together with other representatives of Office Depot and Staples, to discuss certain potential transaction parameters, including value, transaction structure, regulatory matters and governance.

Between October 20, 2014 and October 30, 2014, Messrs. Sargent and Smith had a series of conversations to plan, and agree to the agenda of, such meeting, which was scheduled for November 11, 2014.

Beginning on October 20, 2014 and continuing throughout the week of October 27, 2014, representatives of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to Staples (referred to in this proxy statement/prospectus as WilmerHale) and Simpson Thacher negotiated the terms of a mutual confidentiality agreement.

On October 31, 2014, Office Depot and Staples entered into a mutual confidentiality agreement, which included mutual standstill and non-solicitation covenants.

On October 31, 2014, the Office Depot board of directors held a telephonic meeting with representatives of Office Depot’s senior management and PJSC. During this meeting, Mr. Smith summarized his discussions with Mr. Sargent and reviewed and discussed with the other directors, among other matters, the agenda for the November 11, 2014 meeting with the representatives of Staples and some of the key messages that were proposed to be communicated to Staples at the November 11, 2014 meeting. As part of this discussion, Mr. Smith and the representatives of PJSC noted that, in light of Office Depot’s then perceived prospects as a stand-alone company and the fact that Staples’ stockholders would likely benefit more than Office Depot’s stockholders from any stock price accretion that could result from, among other things, the synergies that could potentially be achieved in a transaction with Staples, the value to be received by Office Depot’s stockholders in a transaction with Staples should include a substantial premium.

On November 11, 2014, Mr. Sargent, Ms. Christine T. Komola, executive vice president and chief financial officer of Staples, Messrs. Smith, Stephen E. Hare, executive vice president and chief financial officer of Office Depot, and representatives of Simpson Thacher and Weil Gotshal & Manges LLP, counsel to Staples regarding certain regulatory matters, met at the offices of Simpson Thacher in Washington, D.C., to discuss, among other matters, the regulatory implications of a potential business combination of Staples and Office Depot, certain financial information regarding Office Depot and Staples, the synergies that could potentially be achieved in various functional areas in connection with such a transaction, potential transaction structures, and certain governance-related matters. Mr. Smith also conveyed to Mr. Sargent that Office Depot was not interested in pursuing exploratory talks concerning a combination with Staples unless the Office Depot common stock was valued at least in the “low double digits” in any such transaction. The closing prices per share of Office Depot common stock and Staples common stock on November 11, 2014 were $6.66 and $13.04, respectively.

On November 12, 2014, Mr. Smith provided the other directors of Office Depot with an update on the November 11, 2014 meeting with the representatives of Staples. In his update, Mr. Smith indicated that, among other things, Staples continued to analyze the synergies that could potentially be achieved in a transaction between Office Depot and Staples and that Office Depot had agreed to provide Staples with certain financial and other information to assist Staples in its analysis.

Between November 11, 2014 and November 21, 2014, at the request of Staples, Office Depot provided Staples with certain financial and other due diligence information.

On November 19, 2014, Mr. Smith telephoned Mr. Sargent to confirm that, because Office Depot expected that at least a portion of the consideration in a potential transaction would be paid in common stock of Staples, the exchange of due diligence information should be reciprocal and that Staples should provide Office Depot the opportunity to conduct due diligence regarding Staples’ businesses.

On December 3, 2014, Mr. Sargent telephoned Mr. Smith to convey a preliminary, non-binding acquisition proposal, pursuant to which Staples offered to pay Office Depot stockholders $9.25-$9.75 per share of Office Depot common stock, of which 80% would be paid in cash and 20% would be paid in newly issued shares of Staples common stock. On that same date, Barclays Capital Inc., Staples’ financial advisor (referred to in this proxy statement/prospectus as Barclays), communicated Staples’ acquisition proposal to PJSC and noted that Staples’ proposal also provided for proportionate representation of the Office Depot stockholders on the post-closing Staples board of directors, which Staples proposed would be expanded to 13 members.

On December 3-4, 2014, the Office Depot board of directors met with representatives of Office Depot’s senior management in person in Boca Raton, Florida, and with representatives of PJSC and Simpson Thacher participating via teleconference to review and discuss, among other matters, Staples’ acquisition proposal as presented orally by Mr. Sargent during his telephone conversation with Mr. Smith on December 3, 2014. During these meetings, Mr. Smith provided the Office Depot board of directors with a summary of the discussions regarding a potential business combination transaction with Staples since the October 31, 2014 telephonic meeting of the board. Representatives of PJSC reviewed and discussed with the Office Depot board of directors certain preliminary financial analyses relating to Staples’ December 3, 2014 acquisition proposal, including, among other matters, for both of Office Depot and Staples, historical stock price performance and operating results, certain valuation multiples based on then current stock prices, certain valuation analyses, a comparison of certain financial data of Office Depot and Staples, and a review of hypothetical per share prices for Office Depot and Staples common stock on a standalone basis and Staples on a pro forma basis assuming a transaction. As part of this discussion, PJSC noted that, under Staples’ December 3, 2014 proposal and based on the 20-day volume weighted average price per share of Staples common stock, Office Depot stockholders would own approximately 10.8%-11.3% of the outstanding Staples common stock. Simpson Thacher then reviewed with the Office Depot board of directors the directors’ fiduciary duties under applicable law in connection with the board’s consideration of Staples’ proposal. Following discussion, the Office Depot board of directors concluded that further exploratory discussions were warranted in light of Staples’ December 3, 2014 proposal and authorized Mr. Smith, with the assistance of PJSC, to continue their exploratory discussions with Staples within the pricing, structure and other parameters discussed at this meeting with a view to having Staples improve its offer, including with respect to the value to be received by Office Depot’s stockholders in any transaction and certainty relative to regulatory considerations.

On December 8, 2014, following discussions with Office Depot’s financial and legal advisors and consistent with the transaction parameters reviewed with the Office Depot board of directors, Mr. Smith telephoned Mr. Sargent and indicated that he could recommend to the Office Depot board of directors a proposal from Staples consisting of $6.60-$6.90 in cash and 0.3228-0.3375 of newly issued shares of Staples common stock and representing a 60% / 40% mix of cash and stock consideration and an implied per share value of Office Depot common stock of $11.00-$11.50 based on the 20-day volume weighted average price per share of Staples common stock on December 4, 2014. Such proposal would give Office Depot stockholders a pro forma ownership of between 22.4% and 23.2% of Staples common stock upon completion of the proposed transaction. In addition, Mr. Smith requested that, among other things, Staples agree to a regulatory efforts standard consistent with what Office Depot had agreed to with OfficeMax in their 2013 merger transaction, which required the parties to undertake all necessary efforts to obtain regulatory approval except to the extent that such efforts would have a material adverse effect on the combined company, and pay Office Depot a $300 million regulatory fee if such transaction could not be completed due to the failure to obtain the required antitrust regulatory approvals. On the same date, representatives of PJSC separately communicated Office Depot’s counterproposal to Barclays.

On December 10, 2014, Starboard spoke with Office Depot’s chief legal officer to inform Office Depot that Starboard, together with its managed funds and accounts, had acquired approximately 5.1% of Staples common stock and increased its ownership of Office Depot common stock from 8.6% to 9.9%.

Later on December 10, 2014, Starboard filed a statement on Schedule 13D and an amendment to its previous statements on Schedule 13D with the SEC (referred to in this proxy statement/prospectus as the Starboard SEC filings) disclosing its ownership of Staples common stock and its increased ownership of Office Depot common stock, respectively. The closing price per share of Office Depot common stock and Staples common stock on December 10, 2014, prior to Starboard’s Schedule 13D filings, was $6.73 and $14.82, respectively.

On December 11, 2014, Mr. Smith telephoned Mr. Sargent to discuss their respective views regarding Starboard’s stakebuilding in both companies. During their discussion, Mr. Sargent indicated that the Staples board of directors was going to discuss Office Depot’s December 8, 2014 counterproposal.

On December 16, 2014, the Office Depot board of directors held a telephonic update call with representatives of PJSC and Simpson Thacher, during which Mr. Smith provided the other directors with a summary of the status of the discussions with Staples and its advisors regarding a potential transaction, among other matters.

Later on December 16, 2014, Mr. Sargent telephoned Mr. Smith to deliver a revised acquisition proposal from Staples, pursuant to which Staples would offer $10.00 per share of Office Depot common stock, of which 75% would be paid in cash and 25% would be paid in newly issued shares of Staples common stock. Mr. Sargent also indicated that Staples would be willing to pay Office Depot a regulatory fee of $50 million and that Staples’ and Office Depot’s legal advisors should further discuss the allocation of antitrust risk and the regulatory efforts standard.

On December 19, 2014, the Office Depot board of directors held a telephonic meeting with representatives of Office Depot’s senior management, PJSC and Simpson Thacher to review and discuss Staples’ December 16, 2014 proposal. Mr. Smith provided the Office Depot board of directors with a detailed summary of his discussions and negotiations with Mr. Sargent on December 16, 2014. The representatives of PJSC reviewed and discussed with the Office Depot board of directors certain preliminary financial analyses regarding Staples’ December 16, 2014 proposal (including, among other matters, for both of Office Depot and Staples, historical stock price performance and operating results, certain valuation multiples based on then current stock prices, certain valuation analyses, a comparison of certain financial data of Office Depot and Staples, and a review of hypothetical per share prices for Office Depot and Staples common stock on a standalone basis and Staples on a pro forma basis assuming a transaction) and provided the Office Depot board of directors with their perspectives on valuation and the impact of changes in the market price of Staples and Office Depot common stock since the Starboard SEC filings disclosing its stakebuilding in Staples and Office Depot. Simpson Thacher then discussed with the Office Depot board of directors a potential allocation of regulatory risk in a transaction of this type and provided an overview of the regulatory fees that had been agreed to in recent precedent transactions. Following discussion, the Office Depot board of directors authorized Mr. Smith, with the assistance of PJSC, to continue the discussions with Staples and its financial advisor within the valuation, structural and other parameters discussed at this meeting with a view to obtaining the best price reasonably attainable and enhancing certainty relative to regulatory considerations.

Later on December 19, 2014, Mr. Smith telephoned Mr. Sargent and informed him of the Office Depot board of directors meeting on that date and the Office Depot directors’ views of Staples’ December 16, 2014 proposal, including that Staples’ proposal of a $50 million regulatory fee was unacceptable for Office Depot. Mr. Smith then suggested that Staples’ and Office Depot’s respective financial and legal advisors continue to discuss certain terms of Staples’ revised proposal and that Office Depot would deliver a counterproposal the following week.

Following discussions with Mr. Smith and other representatives of Office Depot’s senior management and Simpson Thacher, and consistent with the transaction parameters reviewed with the Office Depot board of directors, on December 24, 2014, representatives of PJSC delivered to Barclays Office Depot’s counterproposal, pursuant to which Staples would acquire Office Depot for $6.85 per share in cash and 0.2640 shares of Staples common stock, representing a 65% / 35% mix of cash and stock consideration and an implied offer value of $10.52 per share of Office Depot common stock based on the 20-day volume weighted average price per share of Staples common stock on December 10, 2014 (the last trading day before the Starboard SEC filings disclosing its stakebuilding in Staples and Office Depot) of $13.92. Alternatively, the implied value of the proposal was $11.51 per share of Office Depot common stock based on the $17.64 closing price per share of Staples common stock on December 18, 2014, the day before the December 19, 2014 meeting during which the Office Depot board of directors discussed the parameters of Office Depot’s December 24, 2014 counterproposal. Pursuant to this counterproposal, Office Depot’s stockholders would own 18.9% of the outstanding Staples common stock upon completion of a proposed transaction. PJSC also informed Barclays that the $50 million regulatory fee proposed by Staples was unacceptable to Office Depot and that Office Depot requested a response to its proposal that the regulatory efforts standard be consistent with that utilized in the Office Depot/OfficeMax merger transaction, which required the parties to undertake all necessary efforts to obtain regulatory approval except to the extent that such efforts would have a material adverse effect on the combined company.

Between December 24, 2014 and January 5, 2015, representatives of Office Depot’s and Staples’ respective financial and legal advisors and senior management teams engaged in a series of discussions regarding, among other things, the regulatory efforts standard and the appropriate size of the regulatory fee.

On December 26, 2014, WilmerHale presented to Simpson Thacher a proposal regarding the regulatory efforts standard. Under the proposal, in order to obtain antitrust approval, Staples would not be required to agree to a divestiture or any other action with respect to businesses, services or assets other than businesses, services or assets of Office Depot in the United States that generated not more than $750 million of revenue in calendar year 2014.

On December 29, 2014, Simpson Thacher communicated to WilmerHale that Office Depot was not willing to consider any regulatory efforts proposal that did not include also a revised proposal regarding the regulatory fee.

On December 31, 2014, WilmerHale communicated to Simpson Thacher a revised regulatory efforts proposal that increased the regulatory fee to $175 million and retained a $750 million limit on required divestitures or other commitments in the United States in order to obtain antitrust approval.

On January 6, 2015, Mr. Smith and other members of Office Depot’s senior management met telephonically with representatives of PJSC and Simpson Thacher. During this meeting, PJSC and Simpson Thacher provided Office Depot’s senior management with an update regarding their respective discussions with Staples’ advisors.

On January 7, 2015, the Office Depot board of directors held a telephonic meeting with representatives of Office Depot’s senior management, PJSC and Simpson Thacher. During this meeting, Mr. Smith, PJSC and Simpson Thacher provided the Office Depot board of directors with their respective summaries and perspectives of the discussions with Staples and its advisors regarding a potential transaction since the December 19, 2014 board meeting.

Also on January 7, 2015, PJSC and Simpson Thacher informed Barclays and WilmerHale, respectively, that the Office Depot board of directors had scheduled a meeting for January 9, 2015 and that Office Depot requested that Staples submit an updated comprehensive proposal for consideration by the Office Depot board of directors at its January 9, 2015 meeting.

On January 8, 2015, Barclays informed PJSC that Staples was not prepared to deliver a revised proposal before receiving a counterproposal from Office Depot.

On January 9, 2015, the Office Depot board of directors held a meeting with representatives of Office Depot’s senior management, PJSC and Simpson Thacher at the offices of Simpson Thacher in Washington, D.C. Messrs. Smith and Hare provided the Office Depot board of directors with an update regarding Office Depot’s results of operations and other financial information for the last quarterly period in fiscal year 2014. Mr. Smith reported on the status of the negotiations and discussions with Staples regarding a potential business combination transaction. Simpson Thacher then reviewed with the Office Depot board of directors, among other matters, the directors’ fiduciary duties under applicable law in connection with the board’s consideration of Staples’ proposal and other potential strategic alternatives, and certain regulatory matters with respect to the proposed transaction with Staples. The representatives of PJSC reviewed and discussed with the Office Depot board of directors certain preliminary financial analyses relating to a potential transaction with Staples (including, among other matters, for both of Office Depot and Staples, historical stock price performance and operating results, certain valuation multiples based on then current stock prices, certain valuation analyses, a comparison of certain financial data of Office Depot and Staples, and a review of hypothetical per share prices for Office Depot and Staples common stock on a standalone basis and Staples on a pro forma basis assuming a transaction) and compared the terms of Staples’ December 16, 2014 proposal and Office Depot’s December 24, 2014 counterproposal and Staples’ and Office Depot’s previous proposals and counterproposals. In addition, PJSC also reviewed and discussed with the Office Depot directors their views of Office Depot’s strategic alternatives to the proposed transaction with Staples, including maintaining the status quo and operating as an independent company, instituting regular dividends or a share repurchase program, paying a special dividend or a effecting a large, one-time special share repurchase, the acquisition by Office Depot of certain potential target companies or a potential sale of Office Depot to a strategic partner or, in a leveraged buy-out transaction, a financial investor. The Office Depot board of directors discussed the strategic, business and legal considerations relating to a potential transaction with Staples and the risks and benefits of a potential transaction compared to other potential alternatives. As part of this discussion, it was also observed that, although there had been speculation in press and analyst reports following a report issued by research analysts of Credit Suisse AG on September 2, 2014, which suggested that a merger of Staples and Office Depot made “significant financial and operational sense” (referred to in this proxy statement/prospectus as the Credit Suisse report), and the Starboard SEC filings disclosing its stakebuilding in Staples and Office Depot (which speculation increased the likelihood that other potentially interested parties would have already approached Office Depot if they had been interested in a transaction with Office Depot), Office Depot had not received any inquiries concerning alternative transactions and that such other potentially interested parties would still have the ability to submit an acquisition proposal following the announcement of any potential transaction with Staples. As a result of such factors, the Office Depot board of directors concluded that soliciting interest from other potential parties at this stage was unlikely to generate competitive tension and help maximize the value for Office Depot stockholders in a potential transaction with

Staples and that the benefits of soliciting interest from other potential parties were outweighed by the risk that such solicitation could jeopardize or, at a minimum, delay a potential transaction with Staples. Mr. Smith and the representatives of PJSC then reviewed and discussed with the Office Depot board of directors the terms of another counteroffer proposed to be delivered to Staples. Following discussion, the Office Depot board of directors authorized Mr. Smith, with the assistance of PJSC, to deliver a counterproposal to Staples and to continue to negotiate the terms of a proposed transaction within the parameters discussed at this meeting.

On January 12, 2015, representatives of PJSC and Simpson Thacher delivered to Barclays and WilmerHale, respectively, Office Depot’s revised counterproposal, the terms of which were identical with Office Depot’s December 24, 2014 proposal, with the following exceptions. The Staples board of directors would be expanded upon the closing of the transaction to 14 directors, of which three would be designated by Office Depot. In addition, to obtain antitrust approval, Staples would not be required to agree to a divestiture or take any other action with respect to businesses, services or assets other than businesses, services or assets of Office Depot in the United States that generated or serviced not more than $1.5 billion of revenue in calendar year 2014, and businesses, services or assets of Office Depot that would not be reasonably expected to result in a material adverse effect on Office Depot’s businesses outside the United States. Office Depot also reiterated its proposal for a $300 million regulatory fee if a transaction could not be completed due to the failure to obtain the required antitrust regulatory approvals.

On January 15, 2015, representatives of Barclays and WilmerHale delivered to PJSC and Simpson Thacher, respectively, Staples’ revised acquisition proposal, pursuant to which Staples offered $7.00 in cash and 0.2024 shares of newly issued shares of Staples common stock for each share of Office Depot common stock. Based on Staples’ closing share price of $14.82 on December 10, 2014 (the last trading day before the Starboard SEC filings disclosing its stakebuilding in Staples and Office Depot), this offer represented an implied price of $10.00 per share of Office Depot common stock and a 70% / 30% mix of cash and stock consideration. Pursuant to this revised offer, Office Depot stockholders would own approximately 15.2% of the outstanding Staples common stock upon completion of the proposed transaction. Staples’ revised offer also included a $235 million regulatory fee, a $1.1 billion limit on divestitures or other commitments in the United States required to obtain antitrust approvals, acceptance of a material adverse effect standard for divestitures or other commitments outside the United States and the election of two Office Depot directors, approved by Staples, to the expanded post-closing Staples board of directors.

Later on January 15, 2015, the Office Depot board of directors held an update call with representatives of Office Depot’s senior management, PJSC and Simpson Thacher. During this meeting, Mr. Smith summarized Staples’ January 15, 2015 proposal and indicated that he, with the assistance of PJSC and Simpson Thacher, would provide the Office Depot board of directors with a more detailed analysis of Staples’ revised proposal at the meeting that had been scheduled for January 17, 2015.

On January 17, 2015, the Office Depot board of directors held a telephonic meeting with representatives of Office Depot’s senior management, PJSC and Simpson Thacher to discuss Staples’ January 15, 2015 proposal in further detail. Representatives of PJSC reviewed with the Office Depot board of directors the financial elements of Staples’ January 15, 2015 offer compared to Staples’ previous proposals and Office Depot’s previous counterproposals. Simpson Thacher reviewed with the Office Depot board of directors Staples’ January 15, 2015 proposal regarding the proposed regulatory efforts standard and the Staples regulatory fee proposal. Mr. Smith and the representatives of PJSC and Simpson Thacher then discussed with the Office Depot board of directors the terms of a proposed counterproposal by Office Depot. Under the proposed counterproposal, Office Depot stockholders would receive $7.25 in cash and 0.2188 shares of newly issued shares of Staples common stock for each share of Office Depot common stock. Based on the 15-day volume weighted average price per share of Staples common stock as of December 10, 2014 (the last trading day before the Starboard SEC filings disclosing its stakebuilding in Staples and Office Depot), this offer represented an implied price of $10.35 per share of Office Depot common stock and a 70% / 30% mix of cash and stock consideration. The Office Depot board of directors concluded that it would be acceptable that Staples’ newly constituted board of directors would increase in size from 11 members to 13 members and include two Office Depot directors approved by Staples. Pursuant to this proposed counterproposal, Office Depot stockholders would own approximately 16.2% of the outstanding Staples common stock upon completion of the proposed transaction. In addition, the proposed counterproposal provided for a $265 million regulatory fee and a regulatory efforts standard that required the parties to undertake all necessary efforts to obtain regulatory approval, except that Staples would not be required to agree to a divestiture or take any other action with respect to businesses, services or assets other than businesses, services or assets of Office Depot in the United States that generated not more than $1.3 billion of revenue in calendar year 2014 and any businesses, services or assets of Office Depot that would not be reasonably expected to result in a material adverse effect on Office Depot’s businesses outside the United States. Following discussion, the Office Depot board of directors authorized Mr. Smith to deliver such counterproposal to Staples and its advisors and try and negotiate the terms of such counterproposal within the parameters discussed at this meeting.

On January 18, 2015, Mr. Smith called Mr. Sargent to deliver Office Depot’s counterproposal to Staples’ January 15, 2015 proposal. Following discussion and negotiation, Messrs. Smith and Sargent agreed to recommend to their respective boards of directors that the parties move forward with due diligence and negotiation of a definitive agreement with respect to a merger transaction pursuant to which Office Depot’s stockholders would receive $7.25 in cash and 0.2188 shares of Staples common stock per share of Office Depot common stock; Staples would pay Office Depot a $250 million regulatory fee if a transaction could not be completed due to the failure to obtain the required antitrust regulatory approval; and that the regulatory efforts standard would be as described under “The Merger Agreement—Efforts to Complete the Merger” beginning on page 111 of this proxy statement/prospectus.

Also on January 18, 2014, the Office Depot board of directors held a telephonic update call, during which, among other things, Mr. Smith provided a summary of his January 18, 2015 discussion with Mr. Sargent.

From January 19, 2014 through February 4, 2015, representatives of Staples and Office Depot, with the assistance of their respective legal and financial advisors, engaged in a reciprocal due diligence investigation of the companies’ businesses.

On January 20, 2015, WilmerHale provided a draft merger agreement to Simpson Thacher. From January 21, 2015 through February 4, 2015, legal counsel to Staples and Office Depot, with the assistance of Staples’ and Office Depot’s senior management teams and financial advisors, engaged in extensive negotiations concerning, and exchanged numerous drafts of, the proposed merger agreement. Significant issues discussed during these negotiations included, among other things, the size of the Office Depot termination fee (Staples originally proposed $220 million), the treatment of Office Depot equity-based awards in the merger, the treatment of certain existing Office Depot indebtedness in connection with the closing of the merger, including Office Depot’s obligations to cooperate with refinancing efforts by Staples, and a proposal that Staples be entitled to expense reimbursement from Office Depot if the Office Depot stockholders voted against the transaction (which was ultimately not included in the definitive agreement).

On January 21, 2015, the Office Depot board of directors met telephonically with representatives of Office Depot’s senior management, PJSC, Simpson Thacher and representatives of Covington & Burling LLP (referred to in this proxy statement/prospectus as Covington), who had been retained as additional outside counsel to the Office Depot board of directors in connection with their consideration of a potential transaction with Staples. During this meeting, Mr. Smith provided the Office Depot board of directors with an update regarding the due diligence process and certain compensation and retention matters.

Also on January 21, 2015, Staples received two term sheets containing proposed terms for the debt financing that would be used to finance the merger and to refinance certain existing indebtedness of Office Depot, one from Barclays and one from Bank of America and MLPFS. After reviewing the terms proposed by each institution, Staples preliminarily selected Barclays to serve as the administrative agent for the term facility and Bank of America to serve as the administrative agent for the ABL facility. On January 26, 2015, counsel to the commitment parties provided an initial draft of the debt commitment letter to WilmerHale. From January 26, 2015 through February 4, 2015, WilmerHale and Staples’ senior management engaged in negotiations regarding the terms of the debt commitment letter with representatives from Barclays, Bank of America and MLPFS and their counsel.

On January 28, 2015, Messrs. Smith and Sargent telephonically discussed, among other matters, certain matters relating to the communications to be made in connection with the announcement of a potential transaction.

On January 31, 2015, the Office Depot board of directors met at the offices of Simpson Thacher in New York, New York, with representatives of Office Depot’s senior management, PJSC, Simpson Thacher, Covington and a representative of Frederic W. Cook, Office Depot’s compensation consultant. Simpson Thacher reviewed with the Office Depot board of directors, among other legal matters, the directors’ fiduciary duties under applicable law in connection with the proposed transaction and discussed the process in connection with the reciprocal legal due diligence investigation, including the results of Office Depot’s legal due diligence investigation of Staples. Mr. Hare then reviewed with the Office Depot board of directors the results of the companies’ financial and business due diligence investigation, including the results of Office Depot’s due diligence investigation of Staples’ businesses. Simpson Thacher then discussed with the Office Depot board of directors its analysis of antitrust matters related to the proposed transaction, including the regulatory approval process and timing considerations. Simpson Thacher also reviewed with the Office Depot board of directors the material terms and provisions of the proposed merger agreement with Staples. As part of their review, the representatives of Simpson Thacher also discussed the issues that were still being negotiated between Staples and Office Depot, including the treatment of Office Depot’s equity-based awards in the merger, the proposal that Staples be entitled to expense reimbursement from Office Depot if the Office Depot stockholders voted against the transaction and the amount of the termination fee payable by Office Depot. The representatives of PJSC then discussed with the Office Depot board of directors, among other matters, certain preliminary financial analyses regarding Staples’ revised January 18, 2015 proposal, including that this proposal implied a per share purchase price of $10.98 based on Staples’ closing share price of $17.05 on January 30, 2015 and represented a premium of approximately 63.2% to Office Depot’s closing share price of $6.73 on December 10, 2014, the last trading day before the Starboard SEC filings disclosing its stakebuilding in Staples and Office Depot. PJSC also noted that, of the implied value of the merger consideration offered by Staples, 66% and 34% would be paid in cash and shares of Staples common stock, respectively, and that the Office Depot stockholders would own approximately 16.2% of the total outstanding Staples common stock upon completion of the proposed transaction. The representatives of PJSC also discussed with the Office Depot board of directors the terms and conditions of Staples’ proposed financing that was required to finance the acquisition, including that, upon completion of the proposed transaction, Staples would have a substantial amount of indebtedness and that there could be no assurance that Staples could maintain its current credit ratings following completion of the proposed transaction. Michael Allison, executive vice president and chief people officer of Office Depot, provided the Office Depot board of directors with an update regarding certain transaction-related compensation and retention matters and the analysis of Office Depot’s compensation consultant of such matters. The representatives of Simpson Thacher and Covington then reviewed and discussed with the Office Depot board of directors the potential adoption of a forum selection bylaw that would designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain legal actions, unless Office Depot consented in writing to the selection of an alternative forum. Following discussion, the Office Depot board of directors authorized and instructed Mr. Smith and the other members of Office Depot’s senior management to try and resolve, with the assistance of Office Depot’s advisors, any remaining outstanding issues and promptly present the Office Depot board of directors with a definitive agreement that was ready for approval.

In the late evening of February 2, 2015, the online edition of The Wall Street Journal reported that Staples and Office Depot were in advanced negotiations regarding a potential business combination transaction. The closing prices per share of Office Depot and Staples on February 2, 2015 prior to this report were $7.63 and $17.14, respectively.

In the afternoon of February 3, 2015, the Office Depot board of directors met by telephone with representatives of Office Depot’s management, PJSC, Simpson Thacher and Covington, during which Mr. Smith provided an update to the Office Depot board of directors regarding the status of the discussions with respect to the proposed transaction, including that the Staples board of directors was going to meet later that evening to consider and formally approve the proposed transaction. The representatives of Simpson Thacher then reviewed with the Office Depot board of directors the final material terms of the proposed merger agreement. Simpson Thacher also reviewed, and Simpson Thacher and the representatives of Covington subsequently discussed, with the Office Depot board of directors the proposed adoption by Office Depot of a forum selection bylaw. Mr. Smith then updated the Office Depot board of directors on certain transaction-related compensation matters, including with respect to certain retention matters, and the various communications to be made in connection with the announcement of the proposed transaction. Representatives of PJSC then reviewed with the Office Depot board of directors their financial analyses of the merger consideration, which included some of the financial analyses previously discussed with the Office Depot board of directors on a preliminary basis at the in-person meeting in New York, New York, on January 31, 2015, and noted that, as of the close of business on February 2, 2015 (the last full trading day before the publication of press reports that Staples and Office Depot were in advanced negotiations regarding a potential business combination transaction), the implied purchase price of the proposed transaction with Staples was $11.00 per share of Office Depot common stock, consisting of 65.9% in cash and 34.1% stock and representing an implied equity value of Office Depot of approximately $6.25 billion and an overall enterprise value of Office Depot of $6.23 billion (the calculation of which included certain contingent obligations and tax-related obligations of Office Depot less certain of Office Depot’s key assets, including non-operating investments and tax credits). Following discussion with the Office Depot board of directors, PJSC then rendered its oral opinion, which was subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the merger consideration to be received by the holders of Office Depot common stock in connection with the merger was fair from a financial point of view to the holders of Office Depot common stock. For a summary of PJSC’s opinion, see “—Opinion of Office Depot’s Financial Advisor” on page 68 of this proxy statement/prospectus. Mr. Smith then provided the Office Depot board of directors with his perspective on the proposed transaction. The Office Depot board of directors discussed the strategic, business and legal considerations relating to the proposed merger, the risks and benefits of the transaction compared to other alternatives available to Office Depot and the terms of the merger agreement and the proposed forum selection bylaw. Following further discussion, the Office Depot board of directors unanimously voted to approve the merger agreement and the transactions contemplated thereby, including the proposed merger, and to adopt the forum selection bylaw and authorized Office Depot’s management to take certain actions to complete the transactions contemplated by the merger agreement.

On February 4, 2015, before the opening of trading on The Nasdaq Global Select Market, Staples and Office Depot executed the merger agreement and issued a joint press release announcing the transaction. Concurrently with the execution of the merger agreement, Staples entered into the debt commitment letter with Bank of America, MLPFS and Barclays.

Office Depot’s Reasons for the Merger; Recommendation of the Office Depot Board of Directors

The Office Depot board of directors carefully evaluated the merger agreement and the transactions contemplated thereby. The Office Depot board of directors unanimously determined that the merger, the terms of the merger agreement and the other transactions contemplated by the merger agreement were advisable, fair to, and in the best interests of, Office Depot and its stockholders. At a meeting held on February 3, 2015, the Office Depot board of directors unanimously resolved to approve and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend to Office Depot stockholders that they vote to adopt the merger agreement.

In the course of reaching its recommendation, the Office Depot board of directors consulted with Office Depot’s senior management and PJSC and outside legal counsel and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to Office Depot and its stockholders. The Office Depot board of directors believed that, taken as a whole, the following factors supported its decision to approve the proposed merger:

•	Merger Consideration. The value of the merger consideration to be received by Office Depot stockholders in relation to (1) the market prices of Office Depot common stock prior to the Office Depot board of directors’ approval of the merger agreement and prior to the time Office Depot first considered the possibility of a business combination with Staples in August 2014; (2) the Office Depot board of directors’ assessment, based on the directors’ and Office Depot management’s experience and knowledge of the industry and advice from PJSC, of the value of Office Depot as an independent entity; and (3) the value that could potentially be obtained through other strategic alternatives available to Office Depot.

•	Premium to Trading Price of Office Depot Common Stock. The fact that the implied value of the merger consideration of $11.00 per share, based on the $17.14 closing price per share of Staples common stock on February 2, 2015, the last full trading day before the publication of press reports that Staples and Office Depot were in advanced negotiations regarding a potential business combination transaction, represented a significant premium over the market prices at which Office Depot common stock had previously traded, including a premium of approximately:

•	44.2% over the closing price per share of Office Depot common stock on February 2, 2015;

•	38.4% over the 20-day average closing price per share of Office Depot common stock as of February 2, 2015;

•	47.0% over the 60-day average closing price per share of Office Depot common stock as of February 2, 2015;

•	64.8% over the 90-day average closing price per share of Office Depot common stock as of February 2, 2015;

•	63.5% over the closing price per share of Office Depot common stock on December 10, 2014, the last trading day before the Starboard SEC filings disclosing its stakebuilding in Staples and Office Depot;

•	67.4% over the 15-day volume weighted average price per share of Office Depot common stock as of December 10, 2014;

•	114.8% over the closing price per share of Office Depot common stock on August 29, 2014, the last trading day before the date the Credit Suisse report was issued; and

•	119.1% over the closing price per share of Office Depot common stock on August 1, 2014, the date when the Office Depot board of directors first considered the possibility of a potential business combination transaction with Staples.

•	Uncertainty of Future Common Stock Market Price. The Office Depot board of directors considered Office Depot’s business, assets, financial condition, results of operations, management, competitive position and prospects, as well as current industry, economic and stock and credit market conditions. The Office Depot board of directors also considered Office Depot’s financial plan and the initiatives and the potential execution risks associated with such plan. In connection with these considerations, the Office Depot board of directors considered the attendant risk that, if Office Depot did not enter into the merger agreement with Staples, the price that might be received by Office Depot stockholders selling shares of Office Depot common stock in the open market could be less than the merger consideration.

•

Negotiations with Staples. The benefits that Office Depot and its advisors were able to obtain during its extensive negotiations with Staples, including a significant increase in Staples’ offer price per share from the beginning of the process to the end of the negotiations. The Office Depot board of directors believed that the consideration reflected in the merger agreement was the best transaction that could be obtained by Office Depot stockholders from Staples at the time, and that there was no assurance that a more favorable opportunity to sell Office Depot would arise later or through any alternative transaction.

•	Significant Portion of Merger Consideration in Cash. The fact that a large portion of the merger consideration will be paid in cash, giving Office Depot stockholders the opportunity to immediately realize value for a significant portion of their investment and providing certainty of value. The Office Depot board of directors also considered the fact that Office Depot stockholders would be able to reinvest the cash consideration received in the merger in Staples common stock if they desired to do so.

•	Fixed Stock Portion of Merger Consideration. The fact that because the stock portion of the merger consideration is a fixed number of shares of Staples common stock, Office Depot stockholders will have the opportunity to benefit from any increase in the trading price of shares of Staples common stock between the announcement of the merger agreement and the completion of the merger and that the significant cash portion of the merger consideration will limit the impact of a decline in the trading price of Staples common stock on the aggregate value of the merger consideration.

•	Balance of Stock and Cash Merger Consideration. The fact that the mixed stock and cash nature of the merger consideration offers Office Depot stockholders a balance of immediate certain value and the opportunity to participate in future earnings and growth of the combined company.

•	Participation in Potential Upside. The benefits of the combined company that could result from the merger, including the potential to realize significant synergies. The fact that, since a portion of the merger consideration will be paid in Staples common stock, Office Depot stockholders will benefit from an approximately 16.2% pro forma continuing equity ownership in Staples (based on share prices of Office Depot and Staples on February 2, 2015) and have the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of Staples common stock following the merger should they determine to retain the Staples common stock payable in the merger.

•	Expected Cost Synergies. The expectation that the combined company will recognize significant annualized cost synergies following consummation of the proposed transaction, which Office Depot stockholders will benefit from as continuing stockholders of Staples. The Office Depot board of directors also considered that there could be no assurance that any particular amount of such synergies would be achieved following completion of the merger or the time frame in which they would be achieved.

•	Financial Advisor’s Financial Analyses and Opinion. The financial analyses presented by PJSC to the Office Depot board of directors, as well as the oral opinion rendered by PJSC to the Office Depot board of directors on February 3, 2015, which was subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the merger consideration to be received by the holders of Office Depot common stock in connection with the merger was fair from a financial point of view to the holders of Office Depot common stock. For a summary of PJSC’s opinion, please see “—Opinion of Office Depot’s Financial Advisor” beginning on page 68 of this proxy statement/prospectus.

•	Regulatory Efforts to Consummate the Merger. The obligation of Staples in the merger agreement (a) to use reasonable best efforts to obtain the required regulatory approvals and clearances and (b) to the extent necessary to avoid any injunction or order by a governmental entity that would prevent closing of the merger, to offer, negotiate and agree to any divestiture or other commitment with respect to assets, businesses or services of Office Depot that (i) with respect to assets, business or services in the United States, generated or were reasonably necessary to service no more than $1.25 billion of Office Depot’s revenues in calendar year 2014 and (ii) with respect to assets, business or services outside the United States, would not reasonably be expected to have a material adverse effect on the businesses of Office Depot outside the United States taken as a whole.

•	Likelihood of Consummation. The likelihood that the merger would be completed, in light of, among other things, the conditions to the merger, the absence of a financing condition, the efforts required to obtain regulatory approvals, and the provisions of the merger agreement in the event of various breaches by Staples.

•	Terms of the Merger Agreement. The terms and conditions of the merger agreement, including:

•	the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the merger and their ability to terminate the merger agreement;

•	the provisions of the merger agreement that allow Office Depot to engage in negotiations with, and provide information to, a third party that makes an unsolicited written bona fide proposal relating to an alternative transaction, if the Office Depot board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such proposal constitutes or could reasonably be expected to result in a transaction that is superior to the proposed transaction with Staples;

•	the provisions of the merger agreement that allow the Office Depot board of directors to change its recommendation in favor of the adoption of the merger agreement in response to a superior proposal and/or terminate the merger agreement in order to accept a superior proposal if the Office Depot board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties, subject to certain conditions (including taking into account any modifications to the terms of the transactions that are proposed by Staples and, in connection with the termination of the merger agreement, payment to Staples of a $185 million termination fee);

•	the provisions of the merger agreement that allow the Office Depot board of directors to change its recommendation in favor of the adoption of the merger agreement (other than in response to the receipt of a written unsolicited bona fide proposal relating to an alternative transaction, which is subject to the preceding sub-bullet above) if the Office Depot board of directors has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its directors’ fiduciary duties, subject to certain conditions (including taking into account any modifications to the terms of the transactions that are proposed by Staples);

•	the belief of the Office Depot board of directors that the termination fee provisions were not likely to unduly discourage competing third-party proposals or reduce the price of such proposals, that such provisions are customary for transactions of this size and type, and that the $185 million termination fee, representing approximately 2.96% of the equity value implied by the proposed transaction, was reasonable in the context of comparable transactions;

•	the ability of Office Depot to specifically enforce the terms of the merger agreement; and

•	the fact that, if either Office Depot or Staples terminated the merger agreement as a result of a failure to obtain regulatory approvals (subject, in certain circumstances, to the satisfaction of other closing conditions), Staples would be obligated to pay Office Depot a $250 million termination fee.

•	Strategic Alternatives. The Office Depot board of directors, with the assistance of PJSC, considered the strategic, business and legal considerations relating to a potential transaction with Staples and the risks and benefits of a potential transaction compared to other potential strategic alternatives and concluded that while each of such other potential alternatives had a variety of qualitative factors that could make it attractive or cause concerns, a potential transaction with Staples would likely deliver value to Office Depot stockholders that was higher than the values that could be achieved for Office Depot stockholders in other potential strategic alternatives.

•	Absence of Competing Offers. The Office Depot board of directors noted that, although there had been speculation in press and analyst reports following the Credit Suisse report and the Starboard SEC filings disclosing its stakebuilding in Staples and Office Depot, Office Depot had not received any inquiries concerning alternative transactions. The Office Depot board of directors also believed that the benefits of soliciting interest from other potential parties were outweighed by the risk that such solicitation could jeopardize or, at a minimum, delay the proposed transaction with Staples. The Office Depot board of directors also observed that, in the event that any third party were to seek to make such proposal, Office Depot retained the ability to consider unsolicited proposals after the execution of the merger agreement until the meeting of the Office Depot stockholders to vote on the merger and to enter into an agreement with respect to an acquisition proposal under certain circumstances (concurrently with terminating the merger agreement and paying a $185 million termination fee to Staples).

•	Staples’ Business and Reputation. The results of the due diligence investigation that Office Depot’s senior management conducted with the assistance of its advisors on Staples with respect to certain matters and Staples’ business reputation and capabilities of Staples and its management.

•	Financing Strength of Staples. The likelihood that Staples would be able to finance the merger given Staples’ financial resources, financial profile and the financing commitments that it obtained from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC.

•	Availability of Appraisal Rights. The fact that appraisal rights would be available to holders of Office Depot common stock under Delaware law and that there was no condition in the merger agreement relating to the number of shares of Office Depot common stock that could dissent from the merger.

•	Stockholders’ Ability to Reject the Merger. The Office Depot board of directors considered the fact that the merger is subject to approval by Office Depot stockholders, who would be free to reject the merger.

The Office Depot board of directors also considered certain potentially negative factors in its deliberations concerning the merger, including the following:

•	Fixed Stock Portion of Merger Consideration. The fact that because the stock portion of the merger consideration is a fixed exchange ratio of shares of Staples common stock to Office Depot common stock, Office Depot stockholders could be adversely affected by a decrease in the trading price of Staples common stock during the pendency of the merger, and the fact that the merger agreement does not provide Office Depot with a price-based termination right or other similar protection. The Office Depot board of directors determined that this structure was appropriate and the risk acceptable in view of factors such as:

•	the Office Depot board of directors’ review of the relative intrinsic values and financial performance of Staples and Office Depot; and

•	the fact that a substantial portion of the merger consideration will be paid in a fixed cash amount which limits the impact of a decline in the trading price of Staples common stock on the value of the merger consideration.

•	Possible Failure to Achieve Synergies. The risk that the potential benefits and synergies sought in the merger will not be realized or will not be realized within the expected time period, and the risk associated with the integration by Staples of Office Depot.

•	Smaller Ongoing Equity Participation in the Combined Company by Office Depot Stockholders. The fact that because only a limited portion of the merger consideration will be in the form of Staples common stock, Office Depot stockholders will have a smaller ongoing equity participation in the combined company (and, as a result, a smaller opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of Staples common stock following the merger) than they have in Office Depot. The Office Depot board of directors considered, however, that Office Depot stockholders would be able to reinvest the cash received in the merger in Staples common stock if they desired to do so.

•	Substantial Indebtedness of the Combined Company. The substantial amount of indebtedness that the combined company is expected to have upon completion of the merger compared to the current level of indebtedness of Staples, which may negatively impact the combined company’s credit ratings as compared to Staples’ current credit ratings.

•	Regulatory Risk. The risk that necessary regulatory approvals may be delayed, conditioned or denied.

•	Terms of Staples’ Financing Commitments. The fact that the financing commitment letters obtained by Staples contain closing conditions similar to those found in the merger agreement, including (1) the absence of a material adverse effect on Staples, and (2) the absence of a material adverse effect on Office Depot.

•	Risk of Non-Completion. The possibility that the merger might not be completed, including as a result of the failure to obtain regulatory approvals or the failure of Office Depot stockholders to adopt the merger agreement, and the effect the resulting public announcement of the termination of the merger agreement may have on:

•	the trading price of Office Depot’s common stock; and

•	Office Depot’s business and operating results, particularly in light of the costs incurred in connection with the transaction.

•	Possible Deterrence of Competing Offers. The risk that various provisions of the merger agreement, including the requirement that Office Depot must pay to Staples a termination fee of $185 million if the merger agreement is terminated under certain circumstances, may discourage other parties potentially interested in an acquisition of, or combination with, Office Depot from pursuing that opportunity.

•	Possible Disruption of the Business and Costs and Expenses. The possible disruption to Office Depot’s business that may result from the merger, including with respect to the ongoing integration of the businesses of Office Depot and OfficeMax, the resulting distraction of Office Depot’s management and potential attrition of Office Depot’s employees, as well as the costs and expenses associated with completing the merger.

•	Restrictions on Operation of Office Depot’s Business. The requirement that Office Depot conduct its business in all material respects in the ordinary course prior to completion of the merger and subject to specified restrictions unless Staples provides its prior written consent (which consent, subject to certain specified exceptions, may not be unreasonably withheld, delayed or conditioned), which might delay or prevent Office Depot from undertaking certain business opportunities that might arise pending completion of the merger.

•	Merger Consideration Taxable. The fact that any gains arising from the receipt of the merger consideration would be taxable to Office Depot stockholders for U.S. federal income tax purposes.

•	Other Risks. The risks described under “Risk Factors” beginning on page 26 of this proxy statement/prospectus.

The Office Depot board of directors concluded that the potentially negative factors associated with the proposed merger were significantly outweighed by the potential benefits that it expected the Office Depot stockholders would achieve as a result of the merger, including the belief of the Office Depot board of directors that the proposed merger would maximize the immediate value of Office Depot stockholders’ shares and minimize the risks and uncertainty affecting the future prospects of Office Depot, including the potential execution risks associated with its stand-alone financial plan. Accordingly, the Office Depot board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of, Office Depot and Office Depot stockholders.

In addition, the Office Depot board of directors was aware of and considered the interests that Office Depot’s directors and executive officers may have with respect to the merger that differ from, or are in addition to, their interests as stockholders of Office Depot generally, as described under “—Interests of Office Depot’s Directors and Executive Officers in the Merger” beginning on page 77 of this proxy statement/prospectus.

The foregoing discussion of the information and factors considered by the Office Depot board of directors is not exhaustive, but Office Depot believes it includes all the material factors considered by the Office Depot board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Office Depot board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the Office Depot board of directors viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual directors may have given different weights to different factors. After considering this information, the Office Depot board of directors approved the merger agreement and the transactions contemplated thereby, including the proposed merger, and recommended that Office Depot stockholders adopt the merger agreement.

This explanation of Office Depot’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statements Regarding Forward-Looking Statements” beginning on page 24 of this proxy statement/prospectus.

THE OFFICE DEPOT BOARD OF DIRECTORS RECOMMENDS THAT OFFICE DEPOT STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

Staples’ Reasons for the Merger

At a meeting held on February 3, 2015, after due consideration and consultation with Staples’ management and its legal and financial advisors, the Staples board of directors unanimously resolved to approve entry into the merger agreement. In doing so, the Staples board of directors considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to Staples and its stockholders. In making its determination, the Staples board of directors focused on the following material factors:

•	Strategic Rationale. The Staples board of directors considered that the combination of Staples and Office Depot was expected to create a combined company better positioned to provide more value to customers and compete against a large and diverse set of competitors. In particular, the Staples board of directors expected the combined company to benefit from:

•	significant annualized cost synergies following consummation of the merger;

•	the opportunity to realize operational efficiencies and cost savings to accelerate Staples’ strategic reinvention;

•	the ability to optimize its retail footprint, minimize redundancy and reduce costs; and

•	the expectation that the transaction would be accretive to earnings per share in the first year post-closing after excluding one-time integration and restructuring costs and purchase accounting adjustments.

•	Additional Considerations. In the course of reaching its decision to approve the merger agreement, the Staples board of directors considered the following additional factors as generally supporting its decision:

•	the per share merger consideration, the fact that the stock portion of the per share merger consideration is fixed, and the resulting percentage ownership interest that current Office Depot stockholders would have in Staples following the merger;

•	the terms and conditions of the merger agreement, including the conditions to the completion of the merger; the circumstances under which the merger agreement could be terminated and the impact of such a termination; and the potential payment by Office Depot of a termination fee of $185 million;

•	historical information concerning Staples’ and Office Depot’s respective businesses, financial condition, results of operations, earnings, managements and prospects on a stand-alone basis and forecasted combined basis;

•	current financial market conditions;

•	availability of financing for the cash portion of the purchase price, including a financing commitment for a senior secured term loan facility in an aggregate principal amount of $2.75 billion and an asset based revolving credit facility in an aggregate principal amount of up to $3 billion;

•	the current and prospective business environment in which Staples and Office Depot operate, including international, national and local economic conditions, the competitive and regulatory environment, and the likely effect of these factors on Staples and the combined company;

•	Staples’ growing and diverse set of competitors, including other office supplies distributors, wholesalers, networks of regional suppliers, managed print service companies, contract stationers, electronic commerce distributors, regional and local dealers, direct manufacturers of the products Staples distributes, companies from adjacent categories, such as maintenance, repair and operation providers, that have expanded into office supplies, mass merchants such as Walmart, Target and Tesco, warehouse clubs such as Costco and Sam’s Club, computer and electronic retail stores such as Best Buy, specialty technology stores such as Apple, copy and print businesses such as FedEx Office, and a wide range of other retailers;

•	the impact of the merger on the customers and employees of Staples; and

•	the likelihood that the merger would be completed, in light of, among other things, the conditions to the merger, the efforts required to obtain regulatory approvals, and the provisions of the merger agreement in the event of various breaches by Office Depot.

The Staples board of directors also considered the following potentially negative factors in its deliberations concerning the merger agreement:

•	the risk that, because the stock consideration under the merger agreement would not be adjusted for changes in the market price of Staples common stock, the value of the per share merger consideration to be paid to holders of shares of Office Depot common stock upon the consummation of the merger could be significantly more than the value of the per share merger consideration immediately prior to the announcement of the proposed merger;

•	the risk that the merger might not receive all necessary regulatory approvals, or that any governmental authority could attempt to condition their approval of the merger on the companies’ compliance with certain conditions, including the divestiture of assets, and the fact that under certain circumstances, termination of the merger agreement for reasons relating to the failure to obtain certain regulatory approvals may require Staples to pay Office Depot a regulatory fee of $250 million;

•	the difficulties and management challenges inherent in completing the merger and integrating the businesses, operations and workforce of Office Depot with those of Staples;

•	the inherent possibility of encountering difficulties in achieving expected cost savings;

•	the risk that Office Depot’s future financial performance may not meet Staples’ expectations;

•	the risk that Staples’ potential lower cash balance and increased indebtedness resulting from the financing for the merger could adversely affect Staples’ business, increase Staples’ vulnerability to sustained, adverse macroeconomic weakness and limit Staples’ ability to obtain further financing and pursue operational and strategic opportunities;

•	the fact that Staples has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is completed;

•	the inherent risk that the potential benefits and synergies sought in the merger will not be realized or will not be realized within the expected time period;

•	the adverse impact that business uncertainty pending the effective time of the merger could have on Staples’ ability to attract, retain and motivate key personnel until the effective time of the merger;

•	the possibility that business uncertainty pending the effective time of the merger will negatively affect Staples’ ability to win new commercial customers and prevent customer losses to competitors; and

•	the risks described under “Risk Factors” beginning on page 26 of this proxy statement/prospectus.

The foregoing discussion of the information and factors considered by the Staples board of directors is not intended to be exhaustive, but rather is meant to include all of the material factors that the Staples board of directors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Staples board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the Staples board of directors based its approval on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual directors may have given different weights to different factors.

This explanation of Staples’ reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statements Regarding Forward-Looking Statements” beginning on page 24 of this proxy statement/prospectus.

Certain Financial Projections Utilized by the Office Depot Board of Directors and Office Depot’s Financial Advisor

The unaudited financial projections referred to in this section of the proxy statement/prospectus were prepared solely for internal use by Office Depot, PJSC and Staples, as the case may be, and not with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data or published guidelines of the SEC regarding forward-looking statements and the use of non-GAAP measures. In the view of Office Depot management and Staples management, the forecasts prepared by them were prepared on a reasonable basis based on the best information available to Office Depot management or Staples management, as applicable, at the time of their preparation. The unaudited financial projections, however, are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information.

All of the unaudited financial projections summarized in this section of the proxy statement/prospectus were prepared by and are the responsibility of the management of Office Depot and Staples. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to these projections and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for, and any such independent registered public accounting firm disclaims any association with, the prospective financial information. The reports of the independent registered public accounting firms, Ernst & Young LLP and Deloitte & Touche LLP, incorporated by reference into this proxy statement/prospectus relate to the historical financial information of Staples and Office Depot, respectively. Such reports do not extend to the unaudited financial projections and should not be read to do so.

Financial Projections Related to Office Depot

Office Depot does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. In connection with the discussions regarding the proposed merger, Office Depot management prepared, however, certain unaudited financial projections regarding Office Depot’s forecasted operating results for fiscal years 2014 through 2018 (referred to in this proxy statement/prospectus as the Office Depot management case). Office Depot provided the Office Depot management case to the Office Depot board of directors, PJSC and Staples.

Office Depot management also prepared unaudited financial projections regarding Office Depot’s forecasted operating results for fiscal years 2014 through 2018 to reflect the potential impact on its capital structure and cash flows if the projected results in the Office Depot management case were lower than anticipated due to macroeconomic and other conditions affecting Office Depot’s business (referred to in this proxy statement/prospectus as the Office Depot management sensitivity case). As such, the Office Depot management sensitivity case reflects revenue growth and margin expansion that were assumed to be lower than in the Office Depot management case. Office Depot management provided the Office Depot management sensitivity case to the Office Depot board of directors and PJSC. The Office Depot management sensitivity case was not made available to Staples.

The inclusion of any financial projections or assumptions in this proxy statement/prospectus should not be regarded as an indication that Office Depot or its board of directors considered, or now considers, these projections to be a reliable predictor of future results. You should not place undue reliance on the unaudited financial projections contained in this proxy statement/prospectus. Please read carefully “—Important Information About the Unaudited Financial Projections” beginning on page 67 of this proxy statement/prospectus.

Office Depot uses a variety of financial measures that are not in accordance with GAAP, including those shown in the tables below (other than net sales), as supplemental measures to evaluate its operational performance. While Office Depot believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Office Depot’s competitors and may not be directly comparable to similarly titled measures of Office Depot’s competitors due to potential differences in the exact method of calculation.

The financial projections included in the Office Depot management case and the Office Depot management sensitivity case include EBIT, which is defined as net earnings (loss), plus (a) interest expense and taxes, and (b) charges or credits associated with impairments and restructuring activities that are not considered part of core operations. The Office Depot management case and the Office Depot management sensitivity case also include EBITDA, which is defined as net earnings (loss), plus (a) interest expense and taxes, (b) depreciation and amortization expenses, and (c) charges or credits associated with impairments and restructuring activities that are not considered part of core operations.

The following tables summarize the Office Depot management case and the Office Depot management sensitivity case prepared by Office Depot as described above, as used by the Office Depot board of directors for purposes of its consideration of the merger and considered by PJSC in connection with its financial analyses:

Office Depot Management Case

(Amounts in millions, except per share amounts)	Year ended December 27, 2014	Year ended December 26, 2015	Year ended December 31, 2016	Year ended December 30, 2017	Year ended December 29, 2018
Net Sales	$15,941	$15,408	$15,420	$15,441	$15,568
EBITDA	$604	$825	$1,008	$1,061	$1,073
EBIT	$291	$545	$732	$796	$821
EPS(1)	$0.24	$0.40	$0.57	$0.72	$0.74

(1)	EPS refers to the most dilutive earnings per share of Office Depot common stock, adjusted for charges or credits not indicative of Office Depot’s core operations and the related income tax impact.

Office Depot Management Sensitivity Case

(Amounts in millions, except per share amounts)	Year ended December 27, 2014	Year ended December 26, 2015	Year ended December 31, 2016	Year ended December 30, 2017	Year ended December 29, 2018
Net Sales	$15,941	$15,155	$14,667	$14,491	$14,357
EBITDA	$604	$751	$812	$788	$723
EBIT	$291	$476	$550	$539	$491
EPS(1)	$0.24	$0.35	$0.42	$0.47	$0.42

(1)	EPS refers to the most dilutive earnings per share of Office Depot common stock, adjusted for charges or credits not indicative of Office Depot’s core operations and the related income tax impact.

Financial Projections Related to Staples

Staples does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, in connection with the discussions regarding the proposed merger, Staples provided to Office Depot certain unaudited financial projections regarding Staples’ forecasted operating results for fiscal years 2014 through 2019 (referred to in this proxy statement/prospectus as the Staples case), which each end on the Saturday closest to January 31 in the following year. Based on the Staples case, Office Depot management derived certain non-GAAP financial measures and other financial data, in each case, projected for fiscal years 2014 through 2018 (referred to in this proxy statement/prospectus as the Staples base case). Office Depot provided the Staples base case to the Office Depot board of directors and PJSC. The Staples base case derived by Office Depot was not made available to Staples or Barclays.

Based on the Staples case and the Staples base case, Office Depot management also prepared certain unaudited financial projections regarding Staples’ forecasted operating results for fiscal years 2014 through 2018 to reflect the potential impact on Staples’ capital structure and cash flows if the projected results in the Staples base case were lower than anticipated assuming similar macroeconomic and other conditions that Office Depot management assumed for purposes of preparing the Office Depot management sensitivity case affected Staples (referred to in this proxy statement/prospectus as the Staples sensitivity case). As such, the Staples sensitivity case reflects revenue growth and margin expansion that were assumed to be lower than in the Staples base case. Office Depot management provided the Staples sensitivity case to the Office Depot board of directors and PJSC. The Staples sensitivity case was not made available to Staples or Barclays.

The inclusion of any financial projections or assumptions in this proxy statement/prospectus should not be regarded as an indication that Staples, Office Depot or its board of directors considered, or now considers, these projections to be a reliable predictor of future results. You should not place undue reliance on the unaudited financial projections contained in this proxy statement/prospectus. Please read carefully “—Important Information About the Unaudited Financial Projections” beginning on page 67 of this proxy statement/prospectus.

Office Depot uses a variety of financial measures that are not in accordance with GAAP, including those shown in the tables below (other than net sales), as supplemental measures to evaluate operational performance, including for purposes of the Staples base case and the Staples sensitivity case. While Office Depot believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Office Depot’s or Staples’ competitors and may not be directly comparable to similarly titled measures of Office Depot’s or Staples’ competitors due to potential differences in the exact method of calculation.

The financial projections included in the Staples base case and the Staples sensitivity case include EBIT, which is defined as net earnings (loss), plus (a) interest expense and taxes, and (b) charges or credits associated with impairments and restructuring activities that are not considered part of core operations. The Staples base case and the Staples sensitivity case also include EBITDA, which is defined as net earnings (loss), plus (a) interest expense and taxes, (b) depreciation and amortization expenses, and (c) charges or credits associated with impairments and restructuring activities that are not considered part of core operations.

The following tables summarize the Staples base case and the Staples sensitivity case derived or prepared by Office Depot as described above, as used by the Office Depot board of directors for purposes of its consideration of the merger and considered by PJSC in connection with its financial analyses:

Staples Base Case

(Amounts in millions, except per share amounts)	Year ended January 31, 2015	Year ended January 30, 2016	Year ended January 28, 2017	Year ended February 3, 2018	Year ended February 2, 2019
Net Sales	$22,594	$22,691	$23,174	$24,111	$25,098
EBITDA	$1,432	$1,479	$1,561	$1,612	$1,649
EBIT	$954	$977	$1,053	$1,107	$1,138
EPS(1)	$0.96	$0.96	$1.04	$1.10	$1.13

(1)	EPS refers to the dilutive earnings per share of Staples common stock, adjusted for charges or credits that are not believed to be indicative of Staples’ core operations.

Staples Sensitivity Case

(Amounts in millions, except per share amounts)	Year ended January 31, 2015	Year ended January 30, 2016	Year ended January 28, 2017	Year ended February 3, 2018	Year ended February 2, 2019
Net Sales	$22,594	$22,178	$21,940	$21,940	$21,940
EBITDA	$1,432	$1,401	$1,389	$1,389	$1,389
EBIT	$954	$949	$959	$959	$959
EPS(1)	$0.96	$0.93	$0.94	$0.95	$0.95

(1)	EPS refers to the dilutive earnings per share of Staples common stock, adjusted for charges or credits that are not believed to be indicative of Staples’ core operations.

Important Information About the Unaudited Financial Projections

While the unaudited financial projections summarized above in the sections titled “—Certain Financial Projections Utilized by the Office Depot Board of Directors and Office Depot’s Financial Advisor” were prepared in good faith and based on information available at the time of preparation, no assurance can be made regarding future events. The estimates and assumptions underlying the unaudited financial projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statements Regarding Forward-Looking Statements” beginning on pages 26 and 24, respectively, of this proxy statement/prospectus all of which are difficult to predict and many of which are beyond the control of Office Depot and Staples, respectively, and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results will likely differ, and may differ materially, from those reflected in the unaudited financial projections, whether or not the merger is completed. As a result, the unaudited financial projections cannot be considered a reliable predictor of future operating results, and this information should not be relied on as such.

The inclusion of the financial projections in this proxy statement/prospectus should not be regarded as an indication that Office Depot, Staples or PJSC or anyone who received the financial projections then considered, or now considers, the financial projections to be material information of Office Depot or Staples or a reliable prediction of future events, and the financial projections should not be relied upon as such.

Because the financial projections were developed by Office Depot and Staples on a standalone basis without giving effect to the merger, the financial projections do not give effect to the merger or any changes in Office Depot’s or Staples’ operations or strategy that may be implemented following completion of the merger, including any potential cost synergies realized as a result of the merger, or to any costs related to or that may arise in connection with the merger.

By including in this proxy statement/prospectus a summary of certain of the unaudited financial projections regarding the operating results of Office Depot and Staples, neither Office Depot, Staples nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Office Depot or Staples compared to the information contained in the financial projections or that forecasted results will be achieved. Office Depot and Staples have not made representations to each other, in the merger agreement or otherwise, concerning the financial projections. The unaudited financial projections cover multiple years and such information by its nature becomes less predictive with each succeeding year. Neither Office Depot, Staples nor, following completion of the merger, the combined company undertakes any obligation, except as required by law, to update or otherwise revise or reconcile the unaudited financial projections contained in this proxy statement/prospectus to reflect circumstances existing since their preparation or to reflect the occurrence of future or unanticipated events or to reflect changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error. Neither Office Depot nor Staples intends to make any update or other revision to the financial projections publicly available, except as required by law.

The summaries of the unaudited financial projections are included because they were provided to the Office Depot board of directors and to PJSC; they are not included in this proxy statement/prospectus in order to induce any Office Depot stockholder to vote in favor of the proposal to adopt the merger agreement or any of the other proposals to be voted on at the Office Depot annual meeting of stockholders.

Opinion of Office Depot’s Financial Advisor

Office Depot retained PJSC to provide it with financial advisory services in connection with the merger. PJSC is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. Office Depot selected PJSC to act as its financial advisor in connection with the merger on the basis of PJSC’s experience in transactions of this type, its reputation in the investment community and its familiarity with Office Depot and its business.

At the meeting of the Office Depot board of directors on February 3, 2015, PJSC rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the merger consideration to be received by the holders of Office Depot common stock in connection with the merger was fair from a financial point of view to the holders of Office Depot common stock.

The full text of the written opinion of PJSC, dated February 3, 2015, which sets forth the assumptions made, procedures followed, matters considered, limitations on and scope of the review undertaken by PJSC in rendering PJSC’s opinion, is attached to this proxy statement/prospectus as Annex B and incorporated by reference into this section of the proxy statement/prospectus. PJSC’s opinion was directed only to the fairness of the merger consideration to be received by the holders of Office Depot common stock in connection with the merger from a financial point of view, was provided to the Office Depot board of directors in connection with its evaluation of the merger, did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger, and did not, and does not, constitute a recommendation to any holder of Office Depot common stock as to how any such holder should vote on the merger or act on any matter relating to the merger. The summary of PJSC’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of Office Depot common stock are urged to read PJSC’s opinion carefully and in its entirety. PJSC has consented to the use of PJSC’s opinion in this proxy statement/prospectus.

For the purposes of its opinion, PJSC:

•	reviewed certain publicly available financial statements and other information of Staples and Office Depot, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Staples and Office Depot prepared and provided to PJSC by the management of Staples and Office Depot, respectively;

•	reviewed certain financial projections for Staples and Office Depot, notably under two alternative business scenarios, one which reflects revenue growth and profitability which was prepared and provided to PJSC by the management of Staples and Office Depot, respectively (referred to in this proxy statement/prospectus as the management case), and one which reflects lower revenue growth and profitability prepared and provided to PJSC by the management of Office Depot (referred to in this proxy statement/prospectus as the sensitivity case), and reviewed estimates of certain potential benefits of the proposed business combination prepared and provided to PJSC by the management of Office Depot (together with the management case and the sensitivity case referred to in this proxy statement/prospectus as the projections);

•	discussed the past and current operations, financial condition and prospects of Staples and Office Depot with management of Staples and Office Depot, respectively;

•	reviewed the reported prices and trading activity of Staples common stock and Office Depot common stock;

•	compared the financial performance and condition of Staples and Office Depot and the reported prices and trading activity of Staples common stock and Office Depot common stock with that of certain other publicly traded companies that PJSC deemed relevant;

•	reviewed publicly available information regarding the financial terms of certain transactions that PJSC deemed relevant, in whole or in part, to the merger;

•	participated in certain discussions among management and other representatives of each of Staples and Office Depot;

•	reviewed the merger agreement described above and certain related financing documents; and

•	performed such other analyses as PJSC has deemed appropriate.

For purposes of its opinion, PJSC assumed and relied upon the accuracy and completeness of the information reviewed by PJSC for the purposes of this opinion and PJSC did not assume any responsibility for independent verification of such information and relied on such information being complete and correct. PJSC relied on assurances of the management of Office Depot and Staples that they were not aware of any facts or circumstances that would make such information provided by such party inaccurate or misleading in any respect material to PJSC’s opinion. PJSC assumed that the projections, including the estimates made by Office Depot’s management of certain potential benefits of the proposed business combination, were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Staples and Office Depot, respectively. PJSC did not conduct a physical inspection of the facilities or property of Staples or Office Depot. PJSC did not assume any responsibility for any independent valuation or appraisal of the assets or liabilities of Staples or Office Depot, nor was PJSC furnished with any such valuation or appraisal. Furthermore, PJSC did not consider any tax, accounting or legal effects of the merger or the transaction structure on any person or entity.

PJSC assumed that the final form of the merger agreement would be substantially the same as the last draft dated February 3, 2015 reviewed by PJSC and would not vary in any respect material to its analysis. PJSC also assumed that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement (including, without limitation, the merger consideration proposed to be received by the holders of Office Depot common stock in connection with the merger), and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect material to its analysis on Staples or Office Depot or the contemplated benefits of the merger. PJSC has further assumed that all representations and warranties set forth in the merger agreement are and will be true and correct as of all the dates made or deemed made and that all parties to the merger agreement will comply with all covenants of such parties under the merger agreement.

PJSC’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, February 2, 2015. In particular, PJSC did not express any opinion as to the prices at which shares of either Staples common stock or Office Depot common stock may trade at any future time. Furthermore, PJSC’s opinion did not address Office Depot’s underlying business decision to undertake the merger, and PJSC’s opinion did not address the relative merits of the merger as compared to any alternative transactions that might be available to Office Depot. PJSC’s opinion did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise except as expressly identified in PJSC’s opinion.

No limitations were imposed by the Office Depot board of directors upon PJSC with respect to investigations made or procedures followed by PJSC in rendering PJSC’s opinion.

The following summarizes the significant financial analyses performed by PJSC and reviewed with the Office Depot board of directors on February 3, 2015 in connection with the delivery of PJSC’s opinion. The order of the financial analyses does not represent relative importance or weight given to those analyses by PJSC. The financial analyses summarized below include information presented in tabular format. In order to fully understand PJSC’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PJSC’s financial analyses.

For purposes of its analyses, PJSC included certain net liabilities, as estimated by PJSC, in Office Depot’s enterprise value. These net liabilities include certain contingent obligations and tax-related obligations less certain key assets, including non-operating investments and tax credits.

Furthermore, PJSC assumed for purposes of its analyses that the merger consideration represented $11.00 in value per share of Office Depot common stock, based on the closing price per share of Staples common stock of $17.14 on the Nasdaq Global Select Market on February 2, 2015, the last trading day prior to the date PJSC rendered its opinion.

Historical Stock Trading

PJSC reviewed historical data with regard to the closing prices of shares of Office Depot common stock and Staples common stock for the 52-week period to and including February 2, 2015. During this period, the closing price of shares of Office Depot common stock and Staples common stock ranged from a low of $3.94 to a high of $8.84 per share, and a low of $10.75 to a high of $18.12 per share, respectively. PJSC noted that (i) the Office Depot closing price on February 2, 2015 was $7.63 per share, (ii) the merger consideration represented $11.00 in value per share of Office Depot common stock based on the Staples closing price on February 2, 2015 of $17.14 per share and (iii) the closing price per share of Staples common stock was $14.82 on December 10, 2014, the last trading day prior to the Starboard SEC filings disclosing its stakebuilding in Staples and Office Depot.

Equity Research Analyst Price Targets

PJSC reviewed selected public market trading price targets for Office Depot common stock prepared and published by ten Wall Street research analysts that published or confirmed price targets as of February 2, 2015. PJSC reviewed the most recent 12-month price target published by each analyst. These targets reflect each analyst’s estimate of the public market trading price of Office Depot common stock within 12 months from the time the price target was published. At February 2, 2015, the range of selected equity analyst price targets for Office Depot common stock was from $6.00 to $11.00 per share. PJSC noted that the Office Depot closing price on February 2, 2015 was $7.63 per share and the merger consideration represented $11.00 in value per share of Office Depot common stock based on the Staples closing price on February 2, 2015 of $17.14 per share.

PJSC reviewed selected public market trading price targets for Staples common stock prepared and published by eleven Wall Street research analysts that published or confirmed price targets as of February 2, 2015. PJSC reviewed the most recent 12-month price target published by each analyst. These targets reflect each analyst’s estimate of the future public market trading price of Staples common stock within 12 months from the time the price target was published. At February 2, 2015, the range of nine of the eleven selected equity analyst price targets for Staples common stock was from $12.00 to $15.00 per share. The remaining two selected equity analyst price targets were $18 and $21, which price targets were significantly higher than the other nine. PJSC noted that the Staples closing price on February 2, 2015 was $17.14 per share and was $14.82 per share on December 10, 2014, the last trading day prior to the Starboard SEC filings disclosing its stakebuilding in Staples and Office Depot.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for shares of Office Depot common stock and current market trading prices for shares of Staples common stock, and these estimates are subject to uncertainties, including the future financial performance of Office Depot and Staples and future financial market conditions.

Selected Publicly Traded Company Analysis

PJSC reviewed and compared selected financial information of Office Depot and Staples with similar information using publicly available information of the following publicly traded companies of reasonably similar size that share similar business characteristics to Office Depot and Staples, and that PJSC deemed relevant:

•	Office Depot;

•	Staples;

•	Bed Bath & Beyond Inc.;

•	Best Buy Co., Inc.;

•	GameStop Corp.;

•	United Stationers Inc.;

•	Barnes & Noble Inc.; and

•	Conn’s, Inc.

PJSC calculated and compared various financial multiples and ratios, including, among other things:

•	the most recent stock price per share as a multiple of earnings per share (referred to in this proxy statement/prospectus as EPS) estimated for fiscal year 2014 and projected for fiscal year 2015 based upon (i) the closing stock prices as of February 2, 2015 and (ii) the median of Wall Street analysts’ EPS estimates and projections for fiscal years 2014 and 2015, respectively, as reported by ThomsonOne on January 30, 2015 (two trading days prior to the date PJSC rendered its opinion); and

•	enterprise value (which represents equity value plus book values of total debt, including preferred stock and minority interest less cash) as a multiple of net sales, earnings before interest, taxes, depreciation and amortization (referred to in this proxy statement/prospectus as EBITDA) and earnings before interest and taxes (referred to in this proxy statement/prospectus as EBIT), in each case, estimated for fiscal year 2014 and projected for the fiscal year 2015, using the same median estimates from the sources described above.

Based on this data, as of February 2, 2015, PJSC developed the following reference ranges of trading valuation multiples and ratios for selected publicly traded companies based on its professional judgment:

Enterprise Value as a Ratio of:	Reference Range of Multiples
2014E Net Sales	0.25x – 0.45x(1)
2015P Net Sales	0.25x – 0.40x

2014E EBITDA	4.5x – 8.0x
2015P EBITDA	4.0x – 8.0x

2014E EBIT	5.5x – 10.0x(2)
2015P EBIT	5.0x – 10.5x

Stock Price as a Multiple of:	Reference Range of Multiples
2014E EPS	8.5x – 15.5x
2015P EPS	7.5x – 15.5x

(1)	0.25x – 0.40x for Staples
(2)	5.5x – 14.0x for Staples

Using the reference ranges described above, and based on each management case and sensitivity case, PJSC estimated the following ranges of implied values per share of Office Depot common stock and Staples common stock on a fully diluted basis:

Management Case		Office Depot	Staples
	2014E Net Sales	$7.10 – $12.70	$8.12 – $13.33
	2015P Net Sales	$6.87 – $10.93	$8.16 – $13.38
	2014E EBITDA	$4.87 – $8.58	$9.34 – $17.02
	2015P EBITDA	$5.89 – $11.69	$8.54 – $17.60
	2014E EBIT	$2.88 – $5.20	$7.51 – $19.92
	2015P EBIT	$4.88 – $10.16	$6.95 – $15.19
	2014E EPS	$2.02 – $3.68	$8.13 – $14.82
	2015P EPS	$3.02 – $6.24	$7.21 – $14.90

Sensitivity Case	2014E Net Sales	$7.10 – $12.70	$8.12 – $13.33
	2015P Net Sales	$6.75 – $10.75	$7.96 – $13.07
	2014E EBITDA	$4.87 – $8.58	$9.34 – $17.02
	2015P EBITDA	$5.37 – $10.66	$8.06 – $16.65
	2014E EBIT	$2.88 – $5.20	$7.51 – $19.92
	2015P EBIT	$4.27 – $8.88	$6.74 – $14.74
	2014E EPS	$2.02 – $3.68	$8.13 – $14.82
	2015P EPS	$2.65 – $5.48	$7.01 – $14.49

Based on this data, PJSC selected, based on its professional judgment, a valuation range for shares of Office Depot common stock from $4.75 to $11.75 using both the management case and the sensitivity case. PJSC noted that the Office Depot closing price on February 2, 2015 was $7.63 per share and the merger consideration represented $11.00 in value per share of Office Depot common stock based on the Staples closing price on February 2, 2015 of $17.14 per share.

Based on this data, PJSC selected, based on its professional judgment, a valuation range for shares of Staples from $8.00 to $17.50 using both the management case and the sensitivity case. PJSC noted that the Staples closing price on February 2, 2015 was $17.14 per share and was $14.82 per share on December 10, 2014, the last trading day prior to the Starboard SEC filings disclosing its stakebuilding in Staples and Office Depot.

PJSC also calculated a range of implied values per share of Office Depot common stock using the range of values from the selected publicly traded company analysis and applying to them a “control premium.” For these purposes, PJSC used a control premium of 35%, which reflects the mean control premium over the closing price thirty days prior to announcement in all announced transactions for U.S. based public targets involving mixed consideration of cash and stock with enterprise values ranging from $4 billion to $8 billion since 2012, excluding financial services and real estate companies. This analysis yielded a range of implied values per share from $6.41 to $15.86. PJSC noted that the Office Depot closing price on February 2, 2015 was $7.63 per share and that the merger consideration represented $11.00 in value per share of Office Depot common stock based on the Staples closing price on February 2, 2015 of $17.14 per share.

Selected Precedent Transactions

Using publicly available information, PJSC reviewed selected mergers and acquisitions transactions (referred to in this proxy statement/prospectus as the selected precedent transactions) in the office products and hardline retailers industry which PJSC deemed relevant, in whole or in part, to the merger. The list of transactions reviewed was as follows:

Selected Office Products Transactions
Acquiror	Target
Office Depot	OfficeMax
Staples	Corporate Express Australia
Staples	Corporate Express N.V.
Corporate Express N.V.	Andvord Tybring-Gjedde ASA
Office Depot	Allied Office Products
Boise Cascade Corp.	OfficeMax
Office Depot	Guilbert S.A.
Staples	Guilbert S.A. (Mail Order Business)
Staples	Medical Arts Press, Inc.
Boise Cascade Corporation	Boise Cascade Office Products
Pinault-Printemps-Redoute (PPR)	Guilbert S.A.
Office Depot	Viking Office Products Inc.

Selected Hardline Retailers Transactions
Acquiror	Target
BC Partners	PetSmart
Dollar Tree	Family Dollar
Signet Jewelers Limited	Zale Corporation
Bain Capital	Bob’s Discount Furniture
Advance Auto Parts	General Parts International
Jarden	Yankee Candle Investments
Berkshire Hathaway	Oriental Trading
Bed Bath & Beyond	Cost Plus
Ares Management and Canada Pension	99¢ Only Stores
Leonard Green & Partners	BJ’s Wholesale Club
Kohlberg Kravis Roberts & Company	Academy Sports + Outdoors
AEA Investors	Garden Ridge
Canadian Tire Corporation	The Forzani Group

PJSC calculated the enterprise value as a multiple of the net sales, EBITDA, and EBIT, as well as the equity value as a multiple of the net income over the last twelve months, in each case paid to the target in these selected precedent transactions.

Based on this data, and using its professional judgment, PJSC developed the following reference ranges of multiples and ratios for the selected precedent transactions. PJSC then calculated the implied values per share for Office Depot common stock by applying these ranges of multiples and ratios to net sales, EBITDA, EBIT and EPS of Office Depot projected for the fiscal year 2014.

(Amounts in millions)	Reference Range Multiples	Implied Enterprise Value	Implied Equity Value	Implied Per Share Value
2014E Net Sales	20% – 100%	$3,188 – $15,941	$3,213 – $15,966	$5.70 – $28.09

2014E EBITDA	6.0 x – 11.0 x	$3,621 – $6,639	$3,646 – $6,664	$6.46 – $11.76

2014E EBIT	9.0 x – 19.0 x	$2,615 – $5,521	$2,640 – $5,546	$4.69 – $9.80

2014E EPS	15.0 x – 25.0 x	$1,980 – $3,323	$2,005 – $3,348	$3.56 – $5.93

Based on this data, PJSC selected, based on its professional judgment, a valuation range for shares of Office Depot common stock from $6.46 to $11.76. PJSC noted that the Office Depot closing price on February 2, 2015 was $7.63 per share and that the merger consideration represented $11.00 in value per share of Office Depot common stock based on the Staples closing price on February 2, 2015 of $17.14 per share.

Illustrative Discounted Cash Flow Analysis

PJSC performed an illustrative discounted cash flow analysis to calculate the theoretical per share value of Office Depot common stock and Staples common stock based on projections of unlevered cash flows for the fiscal years 2015 through 2018 and an estimate of the terminal value after 2018. PJSC’s illustrative discounted cash flow analysis calculated the net present value per share at the fiscal year ends of both companies (December 27, 2014 for Office Depot and February 1, 2015 for Staples), based on the projections. For the purposes of the illustrative discounted cash flow analysis, PJSC used both the management and the sensitivity cases. PJSC believed it appropriate to utilize EBITDA terminal value multiples ranging from 5.0x to 7.0x to apply to forecasted EBITDA for fiscal year 2018 and various discount rates ranging from 8.0% to 10.0%. The EBITDA terminal value multiples were derived using PJSC’s professional judgment by reference to the long-term trading multiples of Office Depot and Staples. The discount rates were based on PJSC’s professional judgment of the estimated range of Office Depot’s or Staples’s weighted average cost of capital, as applicable.

Based on the foregoing and the cash and cash equivalents, debt outstanding, minority interest and net liabilities of Office Depot as of December 27, 2014, using the management case, the illustrative discounted cash flow analysis of Office Depot yielded a range of implied values per share for Office Depot common stock of $9.43 to $12.84, on a fully diluted basis. Using the sensitivity case, the illustrative discounted cash flow analysis of Office Depot yielded a range of implied values per share for Office Depot common stock of $6.28 to $8.57, on a fully diluted basis. PJSC noted that the Office Depot closing price on February 2, 2015 was $7.63 per share and that the merger consideration represented $11.00 in value per share of Office Depot common stock based on the Staples closing price on February 2, 2015 of $17.14 per share.

Based on the foregoing and the cash and cash equivalents, debt outstanding and minority interest, of Staples as of February 1, 2015, using the management case, the illustrative discounted cash flow analysis of Staples yielded an implied value range for Staples common stock of $11.58 to $16.11 per share, on a fully diluted basis. Using the sensitivity case, the illustrative discounted cash flow analysis of Staples yielded an implied value range for Staples common stock of $9.78 to $13.60 per share, on a fully diluted basis. PJSC noted that the Staples closing price on February 2, 2015 was $17.14 per share and was $14.82 per share on December 10, 2014, the last day prior to the Starboard SEC filings disclosing its stakebuilding in Staples and Office Depot.

Other Analyses

The analyses described below were presented to the Office Depot board of directors for reference purposes only and did not provide the basis for, and were not otherwise material to, the rendering of PJSC’s opinion.

Pro-Forma Combination Analysis

PJSC performed an illustrative pro forma transaction analysis of the potential financial impact of the merger on Staples’ estimated EPS for fiscal years 2016 to 2018 as if the merger had been completed on December 31, 2015 and subject to certain other assumptions discussed with Office Depot (which assumptions were either necessary or required to complete this analysis, including with respect to Staples’ post-closing level of indebtedness and tax rate). In this analysis, PJSC used the earnings estimates provided in the management cases and the sensitivity cases. Additionally, PJSC reviewed two synergy scenarios provided by the management of Office Depot ($1 billion and $1.5 billion of year-three synergies). PJSC also included one-time expenses and additional capital expenditures of, in the case of the estimated $1 billion year-three synergies, $0.9 billion and, in the case of the $1.5 billion year-three synergies, $1.4 billion as estimated by the management of Office Depot.

The following table presents the potential financial impact of the merger, excluding acquisition- related costs and charges, for each of these scenarios:

	EPS Accretion / (Dilution) % to Staples
Scenario	2016P	2017P	2018P
$1.5 Billion Year Three Synergies
Management Cases	36.9%	83.2%	123.3%
Sensitivity Cases	29.7%	78.4%	121.7%
$1.0 Billion Year Three Synergies
Management Cases	26.2%	59.3%	86.4%
Sensitivity Cases	17.9%	50.8%	78.0%

PJSC noted that the holders of Office Depot common stock receiving the merger consideration would receive 0.2188 shares of Staples common stock for each share of Office Depot common stock.

Implied Premiums Analysis

PJSC also reviewed and considered implied offer premiums that the per share merger consideration represented over the historical trading prices of Office Depot common stock, noting that the merger consideration represented $11.00 in value per share of Office Depot common stock based on the Staples closing price on February 2, 2015 of $17.14 per share and represented an implied premium of approximately:

•	44.2% over the closing price of Office Depot common stock on February 2, 2015;

•	63.5% over the unaffected closing price of Office Depot common stock as of December 10, 2014 (the last trading day prior to the Starboard SEC filings);

•	67.4% over the 15-trading day volume-weighted average price of Office Depot common stock as of December 10, 2014 (the last trading day prior to the Starboard SEC filings disclosing its stakebuilding in Staples and Office Depot);

•	38.4% over the 20-trading day average closing price of Office Depot common stock as of February 2, 2015;

•	47.0% over the 60-trading day average closing price of Office Depot common stock as of February 2, 2015; and

•	64.8% over the 90-trading day average closing price of Office Depot common stock as of February 2, 2015.

Premiums Paid Analysis

For the purposes of completing a portion of the selected publicly traded company analysis described above, PJSC also performed an analysis of the premiums paid over the closing price, respectively one day and thirty days prior to announcement in all announced transactions for U.S. based public targets involving mixed consideration of cash and stock with enterprise values ranging from $4 billion to $8 billion since 2012, excluding financial services and real estate companies. The respective mean premiums observed were 31.3% and 34.9%, and the respective median premiums observed were 19.8% and 23.5%. For the purposes of its selected publicly traded company analysis, PJSC used a “control premium” of 35%.

Miscellaneous

In arriving at PJSC’s opinion, PJSC performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, PJSC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, PJSC believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all such analyses, could create an incomplete view of the process underlying PJSC’s opinion. In addition, PJSC may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be PJSC’s view of the actual value of Office Depot or Staples.

In performing its analyses, PJSC relied on numerous assumptions made by the management of Office Depot and Staples and made judgments of its own with regard to current and future industry performance, general business and economic conditions and other matters, many of which are beyond the control of Office Depot and Staples. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The analyses performed by PJSC are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of PJSC’s analysis of the fairness, from a financial point of view, of the merger consideration to be received by the holders of Office Depot common stock, and were provided to the Office Depot board of directors in connection with the delivery of PJSC’s oral opinion. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which are inherently subject to uncertainty. Because such analyses are inherently subject to uncertainty, none of Office Depot, Staples, PJSC, or any other person, assumes responsibility for their accuracy. With regard to the selected publicly traded company analysis and the selected precedent transactions analysis summarized above, PJSC selected public companies and transactions on the basis of various factors for reference purposes only; however, no public company or transaction utilized as a comparison is fully comparable to Office Depot, Staples or the proposed merger. Accordingly, an analysis of the foregoing was not mathematical; rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of the selected public companies and other factors that could affect transactions or the public trading value of the selected public companies and transactions to which Office Depot, Staples and the merger were being compared.

The merger consideration was determined through negotiations between Office Depot and Staples and was approved by the Office Depot board of directors. PJSC did not recommend any specific consideration for the merger to the Office Depot board of directors or that any given consideration for the merger constituted the only appropriate consideration for the merger. The decision to enter into the merger agreement was solely that of the Office Depot board of directors. As described above, PJSC’s opinion and analyses were only one of many factors considered by the Office Depot board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Office Depot board of directors or management with respect to the merger or the merger consideration.

Under the terms of PJSC’s engagement letter, dated January 26, 2015, Office Depot has agreed to pay PJSC for its services in connection with the merger an aggregate fee, which is calculated based on the equity value of the merger at the time of its completion (assuming a value of the merger consideration of $11.00 per share of Office Depot common stock, such fee would be approximately $33.8 million) and $5.5 million of which was payable upon delivery of its opinion and the remainder of which is contingent upon the completion of the merger. If the merger agreement is terminated and Office Depot receives the regulatory fee, Office Depot will pay PJSC, in addition to the $5.5 million which became payable upon delivery of PJSC’s opinion, a fee of $14.5 million. Office Depot also has agreed to reimburse PJSC for its reasonable expenses (including any reasonable fees and disbursements of PJSC’s counsel) incurred in connection with PJSC’s engagement, and to indemnify PJSC and its affiliates and their respective directors, officers, members, partners, controlling persons, agents and employees against specified liabilities, including liabilities under the federal securities laws.

In the past PJSC or its affiliates have provided, currently are providing and in the future may provide financial advisory services to Office Depot and its affiliates and have received and in the future may receive compensation for rendering these services. In the last two years, PJSC has provided certain financial advisory services to Office Depot for which PJSC has received aggregate compensation of approximately $9.5 million. In the past two years, PJSC has not been engaged by, and is not currently providing investment banking or other services to Staples or any of its affiliates. The issuance of PJSC’s opinion was authorized by PJSC’s fairness opinion committee.

Interests of Office Depot’s Directors and Executive Officers in the Merger

When considering the recommendation of the Office Depot board of directors with respect to the merger, you should be aware that Office Depot’s executive officers and directors may have interests in the merger that are different from, or in addition to, those of Office Depot’s stockholders more generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. The Office Depot board of directors was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that Office Depot stockholders vote to adopt the merger agreement.

Treatment of Equity Awards

Office Depot’s executive officers have previously been granted stock options, restricted stock, restricted stock units and performance awards either under one or both of the Office Depot 2007 Long-Term Incentive Plan (referred to in this proxy statement/prospectus as the 2007 Plan) and the OfficeMax 2003 Incentive and Performance Plan (referred to in this proxy statement/prospectus as the 2003 Plan), as well as long-term cash incentive awards under Office Depot’s 2012 and 2013 Long-Term Incentive Cash Plans for Officers and Directors (collectively referred to in this proxy statement/prospectus as the LTICPs).

Under the merger agreement, holders of Office Depot equity awards are entitled to receive consideration in the merger as set forth in more detail below.

Stock Options

Each option to purchase Office Depot common stock that was outstanding as of the date of the merger agreement and remains outstanding as of the completion of the merger will, as of the completion of the merger, fully vest to the extent then unvested and entitle the holder to receive the per share merger consideration for each “net option share” underlying such stock option. For this purpose, the number of “net option shares” of Office Depot common stock will equal the number of shares of Office Depot common stock underlying any outstanding options minus a number of shares with a fair market value equal to the aggregate exercise price of such stock options, based on the per share merger consideration, the stock consideration component of which will be deemed to be an amount equal to the Staples trading price, as described in “The Merger Agreement—Closing; Effective Time; Effects of the Merger on Capital Stock” below, multiplied by 0.2188 for each such share of Office Depot common stock underlying such options.

Restricted Stock

Each award of restricted Office Depot common stock that was outstanding as of the date of the merger agreement and which remains outstanding as of the effective time of the merger will, immediately prior to the completion of the merger, fully vest and entitle the holder to receive the per share merger consideration for each share of Office Depot common stock subject to such award.

Restricted Stock Units

Each award of restricted stock units (including restricted stock units that are subject to performance-based vesting conditions) and each award of performance shares, in each case that was outstanding as of the date of the merger agreement or that has been granted to a non-employee director and remains outstanding as of the completion of the merger will, immediately prior to the completion of the merger, fully vest with respect to time-based vesting. Performance-based restricted stock unit awards granted with a performance period commencing as of December 29, 2013 and ending on December 31, 2016 will fully vest with respect to 133.3% of the target number of shares subject to each such award. Performance-based restricted stock unit awards for which the performance period concluded prior to the date of the merger agreement will vest based on actual performance results. Each holder of a restricted stock unit award will be entitled to receive the per share merger consideration with respect to each share of Office Depot common stock subject to the vested restricted stock units then held.

Any restricted stock unit or performance stock unit granted in 2015 on or following the date of the merger agreement and that remains outstanding as of the completion of the merger (except such grants to non-employee directors) will be converted into an award representing a contingent right, subject to meeting vesting requirements and other conditions of such awards, to receive the merger consideration for each share of Office Depot common stock underlying such award; however, instead of receiving the portion of the merger consideration otherwise payable in Staples common stock, each holder of an award made in 2015 after the date of the merger agreement will receive a cash payment equal to the Staples trading price, as described in the section entitled “The Merger Agreement—Closing; Effective Time; Effects of the Merger on Capital Stock” beginning on page 98, multiplied by 0.2188 for each share of Office Depot common stock subject to such award. Any performance stock unit granted on or following the date of the merger agreement will be earned based on the achievement of applicable performance goals and will vest in full on the third anniversary of the grant date based on actual performance; however, if the effective date of the merger occurs, the number of performance stock units that the holder has earned will vest in full on the second anniversary of the grant date based on (i) target level performance as of the effective date of the merger if the closing of the merger occurs prior to the end of the performance period applicable to such awards or (ii) actual performance if the closing of the merger occurs after the end of the performance period applicable to such awards. Any restricted stock unit granted on or following the date of the merger agreement will be subject to a three-year annual (pro-rata) vesting schedule, provided that if the effective date of the merger occurs, 50% of such restricted stock units will vest on the first anniversary of the grant date (or, to the extent the restricted stock units have already partially vested prior to the effective time of the merger, the incremental difference between 50% and the previously vested award portion will immediately vest at the effective time of the merger) with the remaining 50% of such restricted stock units to vest upon the second anniversary of the grant date. Any restricted stock unit or performance stock unit granted on or following the date of the merger agreement is subject to pro-rata accelerated vesting of outstanding shares subject to such awards (based on the portion of the vesting period for which the holder was employed) if the holder of the restricted stock unit or performance stock unit is terminated without cause or, for certain holders, terminates employment for good reason within two years following the effective time of the merger.

Non-Employee Directors

Office Depot’s non-employee directors do not hold any unvested equity-based awards. Certain vested restricted stock units granted to certain non-employee directors will be paid in connection with the closing of the merger pursuant to the terms of the merger agreement rather than six months following the non-employee directors’ termination of services from the Office Depot board of directors in accordance with the terms of such restricted stock unit agreements.

Quantification of Outstanding Equity Awards

The following table shows, for Office Depot’s executive officers (as identified in accordance with SEC regulations) and directors, the estimated value of all of the equity-based awards, discussed above, under the 2007 Plan and the 2003 Plan outstanding as of May 8, 2015, (i) that are vested but unsettled or unexercised and

(ii) that are unvested but the vesting of which will accelerate in connection with the closing of the merger, based on the value of the merger consideration per share of Office Depot common stock of $7.25 in cash and 0.2188 shares of Staples common stock. The actual number of unvested equity-based awards that will be subject to accelerated vesting in connection with the closing of the merger will depend on whether, between May 8, 2015 (the assumed completion of the merger) and the effective time, unvested equity vests or additional awards are granted. The table below assumes the closing of the merger occurred on May 8, 2015, and a price of $16.95 per share with respect to Staples common stock (the average closing market price of a share of Staples common stock on The Nasdaq Global Select Market over the first five business days following the first public announcement of the merger). The number of vested equity-based awards beneficially owned as of May 8, 2015 by each individual listed in the table below is set forth in the section entitled “Office Depot Stock Ownership Information” beginning on page 211.

Estimated Value of Office Depot Stock Options, Restricted Stock and Restricted Stock Units Held by Executive Officers and Non-Employee Directors

	Stock Options (1)	Restricted Stock(2)	Restricted Stock Units(3)(5)	Total
Executive Officer
Roland C. Smith	$8,622,990	$0	$30,670,047	$39,293,037
Stephen E. Hare	$2,804,330	$0	$7,019,027	$9,823,357
Elisa Garcia	$3,041,728	$694,056	$3,781,043	$7,516,827
Michael Allison	$543,146	$694,056	$3,781,043	$5,018,245
Steven Schmidt(4)	$1,700,487	$1,324,179	$2,743,018	$5,767,684
Mark Cosby	$0	$0	$11,723,844	$11,723,844
Juliet Johannson	$0	$0	$1,906,330	$1,906,330
Kim Moehler	$230,030	$76,108	$1,287,984	$1,594,122

Non-Employee Director
Warren F. Bryant	$11,932	$0	$2,663,480	$2,675,412
Rakesh Gangwal	$209,329	$0	$6,047,800	$6,257,129
Cynthia T. Jamison	$0	$0	$271,249	$271,249
Jeffrey Smith(6)	$0	$0	$0	$0
V. James Marino	$0	$0	$1,749,572	$1,749,572
Michael J. Massey	$0	$0	$537,818	$537,818
Francesca Ruiz de Luzuriaga	$123,205	$0	$2,566,792	$2,689,997
Nigel Travis	$0	$0	$912,637	$912,637
Joseph Vassalluzzo	$0	$0	$336,792	$336,792
David M. Szymanski	$0	$0	$2,550,409	$2,550,409

(1)	This amount represents the estimated cash value of the cumulative merger consideration with respect to the “net option shares” underlying vested but unexercised and unvested stock options as of May 8, 2015, the vesting of which would accelerate in connection with the closing of the merger, assuming the recipient would receive a cash payment equal to (i) $7.25 plus (ii) an estimated Staples trading price of $16.95 per share, multiplied by 0.2188 for each “net option share” underlying the stock option.
(2)	This amount represents the estimated cash value of the cumulative merger consideration with respect to the unvested restricted stock as of May 8, 2015, the vesting of which would accelerate in connection with the closing of the merger, assuming the recipient would receive a cash payment equal to (i) $7.25 plus (ii) an estimated Staples trading price of $16.95 per share, multiplied by 0.2188 for each share of unvested restricted stock.

(3)	This amount represents the estimated cash value of the cumulative merger consideration with respect to the vested but unsettled and unvested restricted stock units and performance restricted stock units as of May 8, 2015, the vesting of which would accelerate in connection with the closing of the merger, assuming the recipient would receive a cash payment equal to (i) $7.25 plus (ii) an estimated Staples trading price of $16.95 per share, multiplied by 0.2188 for each share underlying the unvested portion of any restricted stock units and performance restricted stock units. For performance-based restricted stock units granted with a performance period commencing as of December 29, 2013 and ending December 31, 2016, the amounts assume full vesting with respect to 133.3% of the target number of shares subject to each such award. For performance-based restricted stock units for which the performance period has concluded prior to the date of the merger agreement, the amounts are based on actual achievement of performance goals. For performance-based restricted stock units granted in 2015, after the date of the merger agreement, the amounts are based on the achievement of performance at target levels for the award. For the avoidance of doubt, (i) the performance-based restricted stock units granted in 2015 will not fully accelerate in connection with the completion of the merger; provided that the performance vesting period shall be reduced as set forth above and (ii) the time vested restricted stock units granted in 2015 will not fully accelerate in connection with the completion of the merger; provided that the vesting period will be reduced as set forth above.
(4)	Mr. Schmidt received a letter from Office Depot dated as of January 6, 2014 acknowledging that he has good reason to terminate his employment with Office Depot. As such, in the event Mr. Schmidt elects to terminate his employment prior to the closing of the merger, he will receive payment in accordance with the terms of his outstanding agreements, including under his legacy change in control agreement, with Office Depot (as described below) and will not be eligible for payment for his outstanding equity awards under the terms of the merger agreement.
(5)	This amount represents the estimated cash value of the cumulative merger consideration with respect to the restricted stock units that will be paid out in accordance with the terms of the merger agreement to the non-employee directors rather than six months following the closing of the merger in accordance with the terms of such restricted stock unit agreements, assuming the recipient would receive a cash payment equal to (i) $7.25 plus (ii) an estimated Staples trading price of $16.95 per share, multiplied by 0.2188 for each share underlying the restricted stock units.
(6)	Jeffrey Smith resigned from his position on the Office Depot board of directors on September 10, 2014.

Change in Control and Termination Benefits

Roland Smith Employment Agreement

Mr. Smith’s employment agreement provides severance compensation and benefits such that in the event that Mr. Smith’s employment is terminated by Office Depot without “cause” (as defined in his employment agreement) or Mr. Smith terminates his employment for “good reason” (as defined below) within 12 months following a change in control, Mr. Smith will be entitled to the following severance compensation and benefits:

•	accrued but unpaid base salary, vacation and annual bonus and reimbursement for unreimbursed business expenses and employee benefits, if any, for which he may be eligible;

•	a lump sum cash severance payment equal to two times the sum of (x) Mr. Smith’s base salary plus (y) Mr. Smith’s target bonus for the year in which termination occurs (or if greater, the year immediately preceding the year in which the merger occurs);

•	a lump sum cash payment equal to Mr. Smith’s prorated annual bonus amount to which Mr. Smith would have been entitled for the calendar year in which the date of termination of employment occurs based on actual achievement of the performance goals applicable for such year; and

•	reimbursement of up to 18 months COBRA if Mr. Smith elects to continue his coverage.

For purposes of Mr. Smith’s employment agreement, “good reason” means any of the following events:

•	a reduction in base salary;

•	a reduction in target bonus opportunity;

•	a relocation of the principal place of employment by more than 25 miles (without Mr. Smith’s prior consent);

•	any material breach by Office Depot of any material provision of Mr. Smith’s employment agreement;

•	Office Depot’s failure to obtain an agreement from any successor to assume and agree to perform Mr. Smith’s employment agreement in the same manner and to the same extent as if with Office Depot;

•	Office Depot’s failure to nominate Mr. Smith for election to the Office Depot board of directors, his removal from the Office Depot board of directors (other than for cause), his removal as Chairman of the Office Depot board of directors (other than for cause), the stockholders’ failure to elect or re-elect Mr. Smith to the Office Depot board of directors, or the Office Depot board of directors’ failure to elect or re-elect Mr. Smith as Chairman of the Office Depot board of directors (other than for cause);

•	a material diminution in Mr. Smith’s title, authority, duties or responsibilities;

•	a material adverse change in the reporting structure applicable to Mr. Smith; or

•	non-renewal of the employment agreement by Office Depot.

The receipt of the above severance compensation and benefits is subject to Mr. Smith’s execution of a release and compliance with the cooperation, confidentiality, non-disparagement clauses, non-competition and non-solicitation covenants.

The Office Depot, Inc. Executive Change in Control Severance Plan

The following executive officers are participants in the Office Depot, Inc. Executive Change in Control Severance Plan (referred to in this proxy statement/prospectus as the CIC Plan): Stephen Hare, Juliet Johannson and Mark Cosby. Under the CIC Plan, a qualifying termination occurs if the executive officer’s employment is terminated by Office Depot other than for “cause” (as defined in the CIC Plan) or initiated by the executive officer for “good reason” (as defined below), in either case, (i) on or following the closing of the merger and prior to the two-year anniversary of such date, or, if earlier, the date of the executive officer’s death or disability or (ii) during the six months prior to the effective time of the merger agreement at the request of Staples or by the executive officer for good reason. In the event of a qualifying termination under the CIC Plan, the severance compensation and benefits provided under the CIC Plan are as follows:

•	a lump-sum cash severance payment equal to two times the sum of (x) the executive officer’s annual base salary and (y) (i) if the executive officer is terminated in 2015, the executive officer’s target annual bonus for the fiscal year in which the date of the termination of employment occurs (or, if greater, the fiscal year immediately preceding the fiscal year in which the change in control occurs); or (ii) if the executive officer is terminated thereafter, the average of the actual annual incentive payments received by the executive officer while employed at Office Depot during the three consecutive fiscal years immediately preceding the fiscal year in which the termination occurs, provided that if the executive officer has less than three consecutive fiscal years of service at the time of termination, the executive officer will receive (i) above;

•	a lump-sum cash payment equal to the executive officer’s prorated annual bonus amount to which the executive officer would have been entitled for the performance period in the fiscal year in which the date of termination of employment occurs based on actual achievement of the performance goals applicable for such performance period;

•	a lump-sum cash payment equal to eighteen times Office Depot’s monthly COBRA premium for the executive officer in effect on the date of termination of employment;

•	an executive outplacement services package for a period of 24 months; and

•	all vested and accrued, but unpaid, salary, prior completed fiscal year annual cash bonus and benefits earned through the termination date.

For purposes of the CIC Plan, “good reason” means any of the following events:

•	a material diminution in the executive officer’s authority, duties or responsibilities;

•	a material reduction in the executive officer’s annual base salary;

•	a material reduction in the executive officer’s target annual cash incentive;

•	a material failure by Office Depot to provide the executive officer with the compensation and benefits provided to the executive officer in his or her change in control agreement;

•	a change in the location at which Office Depot requires the executive officer to be based of more than 50 miles from the current headquarters; or

•	any failure by Office Depot to require any successor entity to assume its obligations under the change in control agreement.

The receipt of the above compensation and benefits is conditioned upon the executive officer’s execution of a release agreement that includes confidentiality, non-competition, non-solicitation and non-disparagement provisions.

Legacy Office Depot CIC Agreements

Steve Schmidt, Michael Allison and Elisa Garcia are currently covered under legacy change in control agreements. Under these legacy change in control agreements, in the event that such executive officer’s employment is terminated by Office Depot without cause or initiated by the executive officer for good reason, the legacy change in control agreements provide that the covered executive officers will receive:

•	all vested and accrued, but unpaid, salary and benefits earned through the termination date;

•	a lump-sum cash severance payment equal to two times the sum of (x) the executive officer’s annual base salary including any applicable car allowance and (y) the executive officer’s target annual bonus for the fiscal year in which the date of the termination of employment occurs;

•	an additional cash payment equal to the executive officer’s prorated target annual bonus amount for the fiscal year in which the date of termination of employment occurs;

•	a lump-sum cash payment equal to eighteen times Office Depot’s monthly COBRA premium for the executive officer in effect on the date of termination of employment; and

•	an executive outplacement services package for a period of 24 months.

Under the terms of these change in control agreements, “good reason” means any of the following events:

•	a material diminution in the executive officer’s authority, duties or responsibilities,

•	a material failure by Office Depot to provide the executive officer with the compensation and benefits provided to the executive officer in his or her change in control agreement,

•	a material change in the location at which Office Depot requires the executive officer to be based, or

•	any material failure by Office Depot to require any successor entity to assume its obligations under the change in control agreement.

The receipt of the above compensation and benefits is conditioned upon the executive officer’s execution of a release agreement and agreement to the confidentiality, non-competition and non-solicitation provisions. Notwithstanding the foregoing, if the effective time of the merger occurs after November 5, 2015, Michael Allison and Elisa Garcia will be covered under the CIC Plan and will receive the severance compensation and benefits as described under “—The Office Depot, Inc. Executive Change in Control Severance Plan” on page 81 and will not be entitled to benefits under the legacy change in control agreements.

Terms of Employment for Continuing Office Depot Employees

Under the terms of the merger agreement, for a period of one year after the effective time of the merger or such shorter period as the applicable employee remains employed by Staples, the surviving company or any of their respective subsidiaries, Staples will provide, or will cause the surviving company to provide, to employees of Office Depot and its subsidiaries who continue to be employed by Staples or the surviving company or their subsidiaries following the effective time of the merger (referred to in this proxy statement/prospectus as the continuing employees) (i) base salary and annual bonus opportunities that are no less favorable than the base salary and annual bonus opportunities provided to such employee immediately prior to the effective time of the merger and (ii) employee benefits that are no less favorable, in the aggregate, to employee benefits provided in the aggregate to employees immediately prior to the effective time of the merger, with certain exceptions and limitations. Some of Office Depot’s executive officers may be continuing employees.

Under the terms of the merger agreement, continuing employees would be entitled to outstanding cash-based long-term and short-term incentive awards that will vest (i) in full with respect to long-term cash incentive awards and (ii) pro-rata with respect to the short-term cash incentive awards granted in 2015, in each case, upon an involuntary termination without “cause” or a termination for “good reason” (solely to the extent that the executive officer is a party to a plan or agreement with Office Depot that provides a definition of good reason as of the date of the merger agreement) on or following the completion of the merger (or within the 24 month period immediately following the completion of the merger with respect to the cash-based long-term incentive awards).

Quantification of Change in Control and Termination Payments and Benefits to Office Depot’s Named Executive Officers

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for Office Depot’s named executive officers (as identified in accordance with SEC regulations), assuming that the closing of the merger was completed on May 8, 2015 (the latest practicable date, determined pursuant to Item 402(t) of Regulation S-K) and the employment of Office Depot’s named executive officers was terminated by Office Depot for cause or by Office Depot’s named executive officers for good reason, each a qualifying termination, provided that payments with respect to outstanding equity awards are payable regardless of whether a qualifying termination occurs.

Compensation Related to the Merger

Golden Parachute Compensation—Office Depot

Named Executive Officer	Cash(1)	Equity/ Performance Awards(2)	Pension / NQDC(3)	Perquisites / Benefits(4)	Tax Reimbursement(5)	Total(6)
Roland C. Smith	$7,761,538	$39,293,036	—	$16,441	—	$47,071,015
Stephen E. Hare	$3,006,181	$7,713,459	—	$51,991	—	$10,771,631
Mark Cosby	$3,708,242	$9,086,493	—	$51,991	—	$12,846,727
Michael Allison	$2,011,488	$3,963,300	—	$53,212	—	$6,028,001
Elisa D. Garcia	$2,200,087	$6,461,882	—	$51,604	—	$8,713,573

(1)	This amount equals the estimated “double-trigger” lump sum cash severance payment provided to the named executive officer under the terms of his or her employment agreement or change in control arrangement, as applicable, upon an involuntary termination without “cause” or a termination for “good reason” (as defined in the applicable agreement) within the two year period (12 months for Mr. Smith) following a change in control, which equals the sum of (i) two times the sum of (x) the named executive officer’s annual base salary (which salary includes an annual car allowance equal to $15,600 with respect to each of Mr. Allison and Ms. Garcia) and (y) (1) if the executive officer is terminated in 2015 (any year for Mr. Smith), the executive officer’s target annual bonus for the fiscal year in which the date of the termination of employment occurs (or, for Mr. Smith if greater, the fiscal year immediately preceding the fiscal year in which the change in control occurs); or (2) for participants in the CIC Plan, if the executive officer is terminated after 2015, the average of the actual annual incentive payments received by the executive officer while employed at Office Depot during the three consecutive fiscal years immediately preceding the fiscal year in which the termination occurs, provided that if the executive officer has less than three consecutive fiscal years of service at the time of termination, the executive officer will receive the amount described in clause (1) above and (ii) an amount equal to the named executive officer’s target annual bonus for the year of termination of employment (for purposes of this analysis target is assumed for participants in the CIC Plan), pro-rated based on the portion of such fiscal year for which the executive officer was employed. This amount includes the pro-rata portion of the 2015 cash-based short-term incentive award (assuming such termination of employment occurred prior to such payment date) that will vest upon an involuntary termination without “cause” or a termination for “good reason” (as defined above and solely to the extent that the executive officer is party to a plan or agreement with Office Depot that provides a definition of good reason as of the date of the merger agreement).

In the event the completion of the merger and qualifying termination of employment were to occur on or after November 6, 2015, the date on which the legacy change in control agreements with each of Mr. Allison and Ms. Garcia are no longer effective, such executive officers may become participants in the CIC Plan, and the “Cash” value above would change with respect to such executive officers. The “Cash” value would no longer include the car allowance noted above and would include a pro-rata annual cash bonus of $339,649 and $371,996, respectively for each of Mr. Allison and Ms. Garcia for the year of termination, assuming for purposes of this analysis that the target is achieved, through November 6, 2015. The value of the “Equity/Performance Awards” would also change but such value cannot be determined as of the date of this proxy statement/prospectus.

(2)	This amount equals the estimated value of the unvested equity and equity-based awards under the 2007 Plan and the 2003 Plan the vesting of which would accelerate on a “single-trigger” basis solely as a result of the closing of the merger (and regardless of whether the executive’s employment terminates), which equals the amounts set forth immediately below and the value of the “double-trigger” acceleration of vesting of equity and equity-based incentive awards granted in 2015 upon a termination of the named executive officer’s employment without cause or resignation for good reason following the closing of the merger, with the value determined pursuant to Item 402(t) of Regulation S-K as set forth in more detail below in the “Narrative to Golden Parachute Compensation Table.”

The amounts below assume the closing of the merger occurred on May 8, 2015, and a price of $16.95 (the average closing market price of a share of Staples common stock on The Nasdaq Global Select Market over the first five business days following the first public announcement of the merger). This amount represents (a) for stock options the estimated cash value of the cumulative merger consideration with respect to the “net option shares” underlying the (A) vested but unexercised and (B) unvested stock options as of May 8, 2015, the vesting of which would accelerate in connection with the closing of the merger, assuming the recipient would receive a cash payment equal to (i) $7.25 plus (ii) an estimated Staples trading price of $16.95 per share, multiplied by 0.2188 for each “net option share” underlying the stock option; (b) for restricted stock, the estimated cash value of the cumulative merger consideration with respect to the unvested restricted stock as of May 8, 2015, the vesting of which would accelerate in connection with the closing of the merger, assuming the recipient would receive a cash payment equal to (i) $7.25 plus (ii) an estimated Staples trading price of $16.95 per share, multiplied by 0.2188 for each share of unvested restricted stock; and (c) for restricted stock units and performance stock units, the estimated cash value of the cumulative merger consideration with respect to the (A) vested but unsettled and (B) unvested restricted stock units and performance restricted stock units as of May 8, 2015, the vesting of which would accelerate in connection with the closing of the merger, assuming the recipient would receive a cash payment equal to (i) $7.25 plus (ii) an estimated Staples trading price of $16.95 per share, multiplied by 0.2188 for each share underlying the unvested portion of any restricted stock units and performance restricted stock units. For performance-based restricted stock units granted with a performance period commencing as of January 1, 2014 and ending December 31, 2016, the amounts assume full vesting with respect to 133.3% of the target number of shares subject to each such award. For performance-based restricted stock units for which the performance period has concluded prior to the date of the merger agreement, the amounts are based on actual achievement of performance goals. This amount does not include performance-based restricted stock units made in 2015, after the date of the merger agreement, other than with respect to the pro-rata portion of such performance-based restricted stock units that would vest upon an involuntary termination without “cause” or a termination for “good reason” (as defined in each respective award agreement). Mr. Smith is not eligible for a 2015 performance stock unit grant per his employment agreement.
(3)	None of the named executive officers have unvested deferred compensation account balances under Office Depot’s deferred compensation plans and, as a result, there would be no nonqualified deferred compensation benefit enhancements upon the named executive officers’ termination of employment without cause or resignation for good reason following completion of the merger.
(4)	This amount equals, as applicable, the value of the “double-trigger” (i) executive outplacement services package for 24 months provided to each named executive officer (other than Mr. Smith) under the terms of the CIC Plan or other change in control agreement (as applicable) determined to equal $30,000 and (ii) the product of 18 and the monthly COBRA premium in effect on the date of termination (determined to be $16,441 with respect to Mr. Smith, $21,991 with respect to Messrs. Hare and Cosby, $23,212 with respect to Mr. Allison and $21,604 with respect to Ms. Garcia). Notwithstanding the foregoing, this amount is only owed to Mr. Smith in the event he elects and continues to receive continuation coverage.
(5)	Office Depot has no obligation to any named executive officer to pay a “gross-up” to offset golden parachute excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (referred to in this proxy statement/prospectus as the Code) or to reimburse the executive for related taxes. In addition, under certain change in control severance agreements, any payments and benefits to the named executive officers that constitute “parachute payments” under Sections 280G and 4999 of the Code may be subject to reduction to the maximum amount that would not trigger any excise taxes if such reduction would result in a greater net-after-tax amount to such executive officers. For purposes of the table above, Office Depot assumed that no such reduction would be made to the payments to the named executive officers.
(6)	This amount includes the aggregate dollar value of the sum of all estimated amounts reported in the preceding columns.

Narrative to Golden Parachute Compensation Table

The tabular disclosure set forth above assumes that each of the listed Office Depot named executive officers (i) is terminated without cause or resigns for good reason in connection with the proposed merger under circumstances that entitle such individual to severance payments and benefits under his or her employment agreement, the CIC Plan or change in control agreement (as the case may be) as of May 8, 2015 (the latest practicable date, determined pursuant to Item 402(t) of Regulation S-K) and (ii) becomes entitled to accelerated vesting and/or payment in respect of all unvested equity and equity-based awards held by such named executive officer on such date (excluding, for the avoidance of doubt, any additional awards that may be granted and any new compensatory arrangements that may be entered into prior to the closing date), in accordance with their terms and the merger agreement, regardless of whether the named executive officer’s employment is terminated, based on the merger consideration (which, for each share of Office Depot common stock, is equal to $7.25 in cash and 0.2188 shares of Staples common stock). The tabular disclosure set forth above assumes a price of

$16.95 per share with respect to Staples common stock (the average per-share closing price of Staples over the first five business days following February 4, 2015, determined pursuant to Item 402(t) of Regulation S-K).

Indemnification and Insurance

Under the terms of the merger agreement, Staples has agreed to indemnify, defend and hold harmless, and provide advancement of expenses to, the present and former officers and directors of Office Depot against all losses, claims, damages, costs, expenses, liabilities or judgments that are paid in settlement of or in connection with any suit, claim, action, proceeding, litigation, arbitration, mediation or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of Office Depot prior to the effective time of the merger, whether asserted or claimed prior to, or at or after, the effective time of the merger (including acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the transactions contemplated thereby) to the fullest extent provided or permitted under Office Depot’s organizational documents and any indemnification agreement entered into between Office Depot and such person, in each case as in effect as of the date of the merger agreement, and under applicable law.

The merger agreement also requires Staples to purchase and maintain for six years following the merger a “tail” directors’ and officers’ liability insurance policy on terms and conditions not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage maintained by Office Depot for Office Depot’s present and former directors and officers who are covered prior to the effective time of the merger.

Interests of Certain Office Depot Directors

The merger agreement provides that upon completion of the merger, Staples’ board of directors will be expanded to 13 members to be comprised of the directors of Staples as of immediately prior to completion of the merger and two Office Depot directors selected by Staples no earlier than five business days prior to the completion of the merger.

Board of Directors and Management of Staples Following Completion of the Merger

The merger agreement provides that upon completion of the merger, Staples’ board of directors will be expanded to 13 members to be comprised of the directors of Staples as of immediately prior to completion of the merger and two Office Depot directors selected by Staples no earlier than five business days prior to the completion of the merger. Under the merger agreement, the chief executive officer of Staples upon completion of the merger will be Ronald L. Sargent, unless Mr. Sargent is no longer the chief executive officer of Staples at such time, in which case the chief executive officer of Staples as of immediately prior to the completion of the merger will be the chief executive officer of Staples upon completion of the merger.

Accounting Treatment of the Merger

Staples prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting. Staples will be treated as the acquiror for accounting purposes. Staples will record assets acquired, including identifiable intangible assets, and liabilities assumed from Office Depot at their respective fair values at the date of completion of the merger. Any excess of the purchase price (as described under Note 5—“Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments” under “Unaudited Pro Forma Condensed Combined Financial Information—Notes to Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 221 of this proxy statement/prospectus) over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of Staples after completion of the merger will include the financial condition and results of operations of Office Depot after completion of the merger, but will not be restated retroactively to reflect the historical financial condition or results of operations of Office Depot. The earnings of Staples following completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense, amortization expense and interest expense. Indefinite-lived intangible assets, including goodwill, will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, Staples determines that tangible or intangible assets (including goodwill) are impaired, Staples would record an impairment charge at that time.

Material United States Federal Income Tax Consequences

The following discussion describes the material U.S. federal income tax consequences of (i) the merger to holders of Office Depot common stock and (ii) the post-merger ownership and disposition of Staples common stock. This discussion is based on the provisions of the Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement/prospectus and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that holders of Office Depot common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Office Depot common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Office Depot common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their Office Depot common stock through the exercise of employee stock options or otherwise as compensation, holders who hold their Office Depot common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, holders who exercise appraisal rights, holders who own or have owned (directly, indirectly or constructively) 5% or more of Office Depot’s stock (by vote or value) and partnerships or other pass through entities for U.S. federal income tax purposes. This discussion does not address any tax consequences arising under the additional Medicare tax, nor does it address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Office Depot common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. Holders that are partners of a partnership holding Office Depot common stock should consult their own tax advisor.

Staples and Office Depot intend this discussion to provide only a general description of the material U.S. federal income tax consequences of the merger to holders of Office Depot common stock and of the post-merger ownership and disposition of Staples common stock. Staples and Office Depot do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger and post-merger ownership and disposition of Staples common stock. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the Internal Revenue Service may not agree with the tax consequences described in this proxy statement/prospectus. All holders should consult their own tax advisor to determine the particular tax consequences to them of the receipt of per share merger consideration in exchange for shares of Office Depot common stock pursuant to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Office Depot common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax purposes regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of Office Depot common stock that is not a U.S. holder.

U.S. Holders

Tax Consequences of the Merger

The receipt of the per share merger consideration pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) the sum of cash received and the fair market value (as of the effective time) of the Staples common stock received and (ii) such U.S. holder’s adjusted tax basis in the Office Depot common stock exchanged pursuant to the merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain noncorporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Office Depot common stock at different times or at different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Office Depot common stock.

A U.S. holder’s tax basis in the Staples common stock received should equal its fair market value as of the effective time. A U.S. holder’s holding period for the Staples common stock should begin on the day following the effective time.

Ownership of Staples Common Stock Received in the Merger

Distributions on the Staples Common Stock. Distributions, if any, paid on Staples common stock generally will be treated as dividends to the extent of Staples’s current or accumulated earnings and profits. Dividends paid to a non-corporate U.S. holder that constitute qualified dividend income will be taxable at preferential rates applicable to long-term capital gains provided that the holder holds the Staples common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. Dividends Staples pays with respect to the Staples common stock will generally be qualified dividend income, provided the holding period requirements in the previous sentence are satisfied. In addition, dividends paid to corporate U.S. holders may qualify for the dividends received deduction if the holder meets certain holding period and other requirements. Distributions in excess of Staples’s current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s basis in the Staples common stock and thereafter as capital gain.

Sale or Other Disposition of the Staples Common Stock. Gain or loss on the sale or disposition of Staples common stock should be subject to tax in the same manner as described above under “—U.S. Holders—Tax Consequences of the Merger.”

Non-U.S. Holders

Tax Consequences of the Merger

Any gain recognized on the receipt of the per share merger consideration pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder generally will be taxed on the net gain derived from the merger under the graduated U.S. federal income tax rates applicable to U.S. persons and, if the non-U.S. holder is a corporation, the branch profits tax described below in “Distributions on the Staples Common Stock,” may also apply; or

•	the non-U.S. holder is a nonresident alien who is present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the non-U.S. holder, if any.

Ownership of Staples Common Stock Received in the Merger

Distributions on the Staples Common Stock. Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. Any such distribution would also be subject to the discussion below under the section entitled “—Withholding and Information Reporting Requirements—FATCA.”

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States, and if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of Staples common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed Internal Revenue Service Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an applicable income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing a U.S. tax return with the Internal Revenue Service.

Sale or Other Disposition of the Staples Common Stock. Gain or loss on the sale or disposition of Staples common stock should be subject to tax in the same manner as described above under “—Non-U.S. Holders—Tax Consequences of the Merger.”

Withholding and Information Reporting Requirements—FATCA

The Foreign Account Tax Compliance Act (referred to in this proxy statement/prospectus as FATCA) generally imposes U.S. federal withholding tax of 30% on payments of dividends of, and gross proceeds from the sale or disposition of, shares of common stock if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, if any, or (iii) the foreign entity is otherwise exempt under FATCA. Under applicable U.S. Treasury regulations, withholding under FATCA generally applies (1) to payments of dividends on shares of common stock and (2) to payments of gross proceeds from a sale or other disposition of shares of common stock made after December 31, 2016. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of the tax. Withholding under FATCA generally will not be reduced or limited by bilateral income tax treaties. However, a non-U.S. holder may be exempt from FATCA withholding under an applicable intergovernmental agreement between the U.S. and a foreign government relating to the implementation of FATCA, provided that the non-U.S. holder and the foreign government comply with the terms of the agreement. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in shares of common stock, and the entities through which they hold shares of common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

Backup Withholding and Information Reporting

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) with respect to certain payments (including the cash received in the merger), unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

The gross amount of the distributions on shares of common stock paid to a non-U.S. holder and the tax withheld, if any, with respect to such distributions must be reported annually to the Internal Revenue Service and to the non-U.S. holder. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on shares of common stock. Generally, a holder will comply with such procedures if it provides a properly executed Internal Revenue Service Form W-8BEN or W-8BEN-E (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above under the heading “Distributions on the Staples Common Stock,” will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of shares of common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the Internal Revenue Service.

Financing of the Merger

Staples anticipates that the funds needed to complete the merger will be derived from a combination of (i) available cash on hand of Staples and Office Depot and (ii) third-party debt financing, including the debt financing described below.

In connection with the execution of the merger agreement, Staples entered into the debt commitment letter with Bank of America, MLPFS, Barclays, Wells Fargo Bank, Wells Fargo Securities, HSBC Bank, HSBC Securities, PNC Bank, PNCCM, TD Texas, TD Securities, U.S. Bank and Guggenheim pursuant to which, among other things, certain commitment parties have committed to provide Staples with the term facility in an aggregate principal amount of $2,750,000,000 and certain commitment parties have committed to provide Staples with the ABL facility in an aggregate principal amount of up to $3,000,000,000 to finance, in part, the acquisition of Office Depot. The ABL facility will be secured by a first-priority security interest in Staples’ and Office Depot’s and certain of their respective subsidiaries’ receivables, inventory and certain other related general intangibles and investment property (referred to in this proxy statement/prospectus as the ABL collateral) and a second-priority interest in substantially all the remaining assets of Staples and Office Depot and certain of their respective subsidiaries, including certain real property (referred to in this proxy statement/prospectus as the term collateral). The term facility will be secured by a first-priority security interest in the term collateral and a second-priority interest in the ABL collateral. Availability under the ABL facility will be subject to a borrowing base calculated based upon the value of certain components of the ABL collateral. The debt financing, together with Staples’ and Office Depot’s cash on hand, will be sufficient to finance the aggregate cash consideration payable to Office Depot’s stockholders in the merger and fees and expenses incurred in connection with the debt financing and the merger and to refinance certain existing debt of Staples and Office Depot. The commitment parties’ commitment to provide the debt financing is subject to certain conditions, including consummation of the merger in accordance with the merger agreement; with respect to the ABL facility, a minimum excess availability threshold for the ABL facility after giving effect to the merger; the negotiation and execution of definitive documentation consistent with the debt commitment letter; delivery of certain audited, unaudited and pro forma financial statements; subject to certain limitations, the absence of a material adverse effect on Office Depot; the accuracy of certain representations and warranties of Office Depot in the merger agreement and certain representations and warranties of Staples and certain subsidiary guarantors to be set forth in the definitive loan documents; the repayment of certain outstanding debt of Office Depot; and other customary closing conditions. The debt financing would replace Staples’ and Office Depot’s existing revolving credit facilities.

The definitive documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement/prospectus. Although the debt financing is not subject to due diligence or a “market out,” such financing may not be considered assured. The obligation of the commitment parties to provide debt financing under the debt commitment letter is subject to a number of conditions. There is a risk that these conditions will not be satisfied and the debt financing may not be available when required.

Under the merger agreement, Staples has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to obtain the debt financing on or prior to the closing date of the merger on the terms and conditions described in the debt commitment letter. However, Staples has the right to substitute the proceeds of consummated offerings or other incurrences of debt (including notes) for all or any portion of the debt financing by reducing commitments under the debt commitment letter. Staples also has the right to substitute commitments in respect of other financings for all or any portion of the debt financing from the same and/or alternative bona fide third-party financing sources so long as all conditions precedent to the funding of such other financings are in the aggregate, in respect of certainty of funding, equivalent to (or more favorable to Office Depot than) the conditions precedent set forth in the debt commitment letter (referred to in this proxy statement/prospectus as the alternative financing). If any of the debt financing or the debt commitment letter (or any definitive financing agreement relating thereto) expires or is terminated or otherwise becomes unavailable prior to completion of the merger, in whole or in part, for any reason, Staples will promptly notify Office Depot of such expiration, termination or unavailability and use its reasonable best efforts promptly to arrange for financing from other sources so long as such financing from other sources would constitute an alternative financing, as described in the preceding sentence. As of the date of this proxy statement/prospectus, no such alternative financing has been arranged.

Office Depot has agreed that it will, and will cause its subsidiaries and their respective representatives to, use their reasonable best efforts to provide on a timely basis all cooperation reasonably requested by Staples that is necessary, proper or advisable in connection with any financing by Staples or any of its affiliates in connection with the merger, subject to customary limitations.

The receipt of financing for, or related to, any of the transactions contemplated by the merger agreement is not a condition to the closing of the merger and the other transactions contemplated by the merger agreement.

Regulatory Approvals

Staples and Office Depot have each agreed to use their reasonable best efforts to obtain and maintain all regulatory approvals necessary to complete the merger and the other transactions contemplated by the merger agreement. The following is a summary of the material regulatory approvals required for completion of the transactions contemplated by the merger agreement. There can be no assurance, however, if and when any of the approvals required to be obtained for the transactions contemplated by the merger agreement will be obtained or as to the conditions or limitations that such approvals may contain or impose.

United States Antitrust Clearance

Under the HSR Act, and related rules, the merger may not be completed until each party files a Notification and Report Form with the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act Notification and Report Forms or the early termination of that waiting period. Staples and Office Depot filed their respective Notification and Report Forms with the Antitrust Division and the FTC on February 26, 2015. On March 30, 2015, Staples and Office Depot each received a request for additional information and documentary material, often referred to as a “second request,” from the FTC in connection with the proposed acquisition of Office Depot by Staples. The effect of the second request is to extend the waiting period imposed by the HSR Act until 30 days after Staples and Office Depot have substantially complied with this request, unless that period is extended voluntarily by the parties or terminated sooner by the FTC. Staples and Office Depot intend to cooperate fully with this request.

At any time before or after the completion of the merger, the Antitrust Division or the FTC could take action under the U.S. antitrust laws, including seeking to prevent the merger, to rescind the merger or to clear the merger subject to the divestiture of assets of Staples or Office Depot or subject the merger to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the merger or permitting completion subject to the divestiture of assets of Staples or Office Depot or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

Other Regulatory Approvals

The merger agreement provides that the merger is also subject to approval by governmental authorities in other jurisdictions under the antitrust and competition laws of those jurisdictions. Under the merger agreement the parties’ obligations to complete the merger are conditioned on the receipt of approvals, consents or clearances required in connection with the transactions contemplated by the merger agreement under the New Zealand Overseas Investment Act of 2005, as amended, and under the antitrust and competition laws of the European Union, China, Canada, Australia and New Zealand. Staples and Office Depot submitted a draft notification to the relevant antitrust agency in the E.U. on April 7, 2015 and are currently engaged in prenotification proceedings. Staples and Office Depot also submitted notifications to the relevant antitrust agencies in Canada on March 10, 2015, Australia on April 7, 2015 and New Zealand on April 2, 2015, and to the New Zealand Overseas Investment Office on April 9, 2015. In China, Staples and Office Depot submitted a notification to the relevant antitrust agency on April 21, 2015, however the notification has not yet been formally accepted by that agency. On April 9, 2015, the Commissioner issued an SIR to each of Staples and Office Depot requesting additional information and documentary material relating to the assessment of the proposed acquisition by Staples of Office Depot. Under the Canadian Competition Act, the proposed merger cannot be completed until 30 days after both Staples and Office Depot substantially comply with their respective SIRs, unless that period is extended voluntarily by the parties or the Commissioner terminates the waiting period at an earlier date.

In addition to the regulatory approvals described above, the merger may require the approval of other governmental authorities under foreign regulatory laws, such as under foreign merger control laws. If it is determined that other filings are required or advisable, it is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. Neither Staples nor Office Depot is currently aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is currently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

General

There can be no assurances that all of the regulatory approvals described above will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, Staples’ and Office Depot’s ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. Governmental authorities may seek to block, delay, or otherwise require certain concessions, such as the divestiture of assets of Staples or Office Depot or other remedies. The parties’ respective obligations to complete the transactions contemplated by the merger agreement are conditioned upon the absence of any outstanding judgment, injunction, order or decree of a competent governmental authority prohibiting or enjoining the consummation of the merger or the other transactions contemplated by the merger agreement.

Under the merger agreement, the parties have agreed to use their reasonable best efforts to obtain all of the regulatory approvals described above. Office Depot may not, however, without Staples’ written consent, offer or agree to divest, license, hold separate (including by trust or otherwise) or otherwise commit Office Depot, Staples or any of their respective subsidiaries to take any action that limits any freedom of action with respect to their ability to retain or operate any of their businesses, services or assets (any such divestiture, license, hold separate or such other commitment to take action with respect to any businesses, services or assets is referred to in this proxy statement/prospectus as an antitrust restraint). Staples will not be required to agree to or effect any such antitrust restraint with respect to any of its or Office Depot’s or their respective subsidiaries’ businesses, services or assets, except as described below. If necessary to avoid the commencement of any action by any governmental authority challenging the transactions under the merger agreement under antitrust laws, or, if already commenced, to avoid the entry of, or to effect the dissolution of, any order that would prohibit, prevent or restrict the consummation of the transactions contemplated by the merger agreement, Staples will offer, negotiate and agree to, and will effect, any antitrust restraint with respect to Office Depot’s businesses, services or assets, except that Staples will not be required to agree to or effect any antitrust restraint with respect to any of Office Depot’s businesses, services or assets other than, to the extent necessary to avoid the commencement of any such action or to avoid the entry of, or to effect the dissolution of, any such order, (i) an antitrust restraint with respect to businesses, services or assets of Office Depot in the United States that, in the aggregate, generated or were reasonably necessary to service no more than $1,250,000,000 of Office Depot’s revenues in calendar year 2014, and (ii) an antitrust restraint with respect to businesses, services or assets of Office Depot outside the United States that would not reasonably be expected to have a material adverse effect on the businesses of Office Depot outside the United States, taken as a whole. If reaching agreement with the antitrust authorities would require Staples to agree to or effect any antitrust restraint with respect to the businesses, services or assets of Staples or with respect to any of Office Depot’s businesses, services or assets in excess of the limitations described above, Staples has the option to either agree to or effect such an antitrust restraint or continue to attempt to obtain approval of the antitrust authorities until the end date, including by vigorously contesting and resisting any action instituted (or threatened to be instituted) by such antitrust authorities and having vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by the merger agreement. Staples would be required to pay Office Depot a regulatory fee of $250 million within three business days following termination of the merger agreement if the merger agreement is terminated:

•	by Office Depot or Staples as a result of any antitrust-related final, nonappealable order or injunction prohibiting the closing or law making the merger illegal;

•	by Office Depot as a result of a material breach of Staples’ antitrust-related covenants such that the antitrust-related closing condition or the condition that there be no final, non-appealable legal restraint is incapable of being satisfied; or

•	by Office Depot or Staples as a result of the failure of the closing to occur on or before November 4, 2015 (which date will be automatically extended to February 4, 2016, if certain closing conditions related to antitrust approvals have not been satisfied) due to the antitrust-related closing condition not being satisfied or the condition that there be no final, non-appealable legal restraint not being satisfied as a result of any antitrust law.

For additional discussions, please see the section entitled “Risk Factors—Risks Relating to the Merger” beginning on page 26.

Exchange of Shares

Upon completion of the merger, each issued and outstanding share of Office Depot common stock, other than shares held in treasury by Office Depot or owned by Staples, or any direct or indirect subsidiary of Staples or Office Depot, or by stockholders that have validly made a demand for appraisal and not validly withdrawn such demand or otherwise lost their rights of appraisal with respect to such shares pursuant to Section 262 of the DGCL, will be converted into the right to receive $7.25 in cash, without interest, plus 0.2188 shares of Staples common stock.

Prior to the effective time of the merger, Staples will appoint an exchange agent reasonably acceptable to Office Depot to handle the exchange of shares of Office Depot common stock for merger consideration. At or prior to the effective time, Staples will deposit (i) cash sufficient to pay the aggregate cash portion of the merger consideration and, to the extent determinable, cash in lieu of fractional shares and (ii) evidence of Staples common stock in book-entry or certificated form representing the number of shares of Staples common stock sufficient to deliver the aggregate stock portion of the merger consideration.

Office Depot stockholders will not receive any fractional shares of Staples common stock in the merger. Instead, a stockholder of Office Depot who otherwise would have received a fractional share of Staples common stock will be entitled to receive, from the exchange agent appointed by Staples pursuant to the merger agreement, a cash payment in lieu of such fractional share equal to the fractional share interest to which such stockholder would otherwise be entitled (after taking into account all shares of Office Depot common stock exchanged by such stockholder and rounded to the nearest one-thousandth when expressed in decimal form) multiplied by the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of Staples common stock on The Nasdaq Global Select Market, for the consecutive period of five trading days beginning on the eighth trading day immediately preceding the closing date of the merger and concluding at the close of trading on the third trading day immediately preceding the closing date of the merger, as calculated by Bloomberg Financial LP under the function “VWAP.”

If a dividend or other distribution is declared with respect to shares of Staples common stock with a record date after the effective time of the merger, such declaration will include a dividend or other distribution in respect of all shares of Staples common stock issuable pursuant to the merger agreement.

After the effective time of the merger, shares of Office Depot common stock will no longer be outstanding, will be cancelled and will cease to exist and each certificate or book entry share that previously represented shares of Office Depot common stock (other than the cancelled and dissenting shares and any share of Office Depot common stock held by any direct or indirect subsidiary of Office Depot as described under the section entitled “The Merger Agreement—Closing; Effective Time; Effects of the Merger on Capital Stock” beginning on page 98) will represent only the right to receive the per share merger consideration pursuant to the merger agreement, cash in lieu of fractional shares and unpaid dividends and distributions, if any, as described above. With respect to such shares of Staples common stock deliverable upon the surrender of Office Depot stock certificates or book entry shares, until holders of such Office Depot stock certificates or book entry shares have properly surrendered such stock certificates or book entry shares to the exchange agent for exchange, along with a duly completed letter of transmittal and any other documents as may customarily be required by the exchange agent, those holders will not receive the per share merger consideration, any cash in lieu of fractional shares and any dividends or distributions that become due to the holders of converted Office Depot common stock.

As soon as reasonably practicable after the effective time of the merger, Staples will cause the exchange agent to send a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates or book entry shares representing Office Depot common stock will pass, only upon delivery of such certificates or book entry shares to the exchange agent. The letter will also include instructions explaining the procedure for surrendering Office Depot stock certificates and book entry shares in exchange for the merger consideration.

Staples and the exchange agent are entitled to deduct and withhold any applicable taxes from any merger consideration that would otherwise be payable pursuant to the merger agreement.

After the effective time of the merger, Office Depot will not register any transfer of the shares of Office Depot common stock.

Staples stockholders need not take any action with respect to their stock certificates.

Treatment of Office Depot Equity Awards

Each option to purchase Office Depot common stock that was outstanding as of the date of the merger agreement and remains outstanding as of the completion of the merger will, as of the completion of the merger, fully vest and entitle the holder to receive the per share merger consideration for each “net option share” underlying such stock option. For this purpose, the number of “net option shares” of Office Depot common stock will equal the number of shares of Office Depot common stock underlying such option minus a number of shares with a fair market value equal to the aggregate exercise price of such stock option, based on the per share merger consideration, the stock consideration component of which will be deemed to be an amount equal to the Staples trading price, as described in “The Merger Agreement—Closing; Effective Time; Effects of the Merger on Capital Stock” below, multiplied by 0.2188 for each such share of Office Depot common stock.

Each award of restricted Office Depot common stock that was outstanding as of the date of the merger agreement and which remains outstanding as of the completion of the merger will, immediately prior to the completion of the merger, fully vest and entitle the holder to receive the per share merger consideration for each share of Office Depot common stock subject to such award.

Each award of restricted stock units (including restricted stock units that are subject to performance-based vesting conditions) and each award of performance shares, in each case that was outstanding as of the date of the merger agreement or that has been granted to a non-employee director and remains outstanding as of the completion of the merger, will, immediately prior to the completion of the merger, fully vest with respect to time-based vesting. Performance-based restricted stock unit awards granted with a performance period commencing as of December 29, 2013 and ending December 31, 2016 will fully vest with respect to 133.3% of the target number of shares subject to each such award. Performance-based restricted stock unit awards for which the performance period concluded prior to the date of the merger agreement will vest based on actual performance results. Each holder of a restricted stock unit award will be entitled to receive the per share merger consideration with respect to each share of Office Depot common stock subject to the vested restricted stock units.

The merger agreement permits, to a limited extent, awards to be made in 2015, after the date of the merger agreement. Any such award made in 2015 that remains outstanding as of the completion of the merger (except such grants to non-employee directors) will be converted into an award representing a contingent right, subject to meeting vesting requirements and other conditions of such awards, to receive the merger consideration for each share of Office Depot common stock underlying such award; however, instead of receiving the portion of the merger consideration otherwise payable in Staples common stock, each holder of an award made in 2015 after the date of the merger agreement will receive a cash payment, without interest, for each share of Office Depot common stock underlying such award equal to the Staples trading price, as described in “The Merger Agreement—Closing; Effective Time; Effects of the Merger on Capital Stock” below, multiplied by 0.2188.

Dividend Policy

Staples currently pays regular quarterly cash dividends on its common stock. Staples most recently paid a cash dividend on April 16, 2015, of $0.12 per share. While Staples currently intends to continue to pay quarterly cash dividends for the remainder of 2015 and beyond, any decision to pay future cash dividends will be made by Staples’ board of directors and will depend upon Staples’ earnings, financial condition and other factors, including the terms of the definitive agreements that will govern the term facility and the ABL facility, which Staples expects will restrict it from paying dividends in certain circumstances and otherwise in an amount in excess of $0.15 per share per quarter, subject to certain exceptions. Any payment of dividends by Staples would require approval by Staples’ board of directors and its board of directors may change its dividend policy at any time.

Pursuant to an indenture, dated as of March 14, 2012, Office Depot is subject to restrictions on the amount of cash dividends it can pay. Office Depot has never declared or paid cash dividends on its common stock and does not anticipate declaring or paying any cash dividends on its common stock in the foreseeable future.

Under the terms of the merger agreement, during the period before the closing of the merger, Staples is not permitted to pay any dividends or make any distributions on its capital stock other than regular quarterly cash dividends not exceeding $0.12 per share and Office Depot is not permitted to pay any dividends or make any distributions on its capital stock.

Listing of Staples Common Stock; Delisting of Office Depot Common Stock

It is a condition to the consummation of the merger that the shares of Staples common stock to be issued to Office Depot stockholders in the merger be approved for listing on The Nasdaq Global Select Market, subject to official notice of issuance. As a result of the merger, shares of Office Depot common stock will cease to be listed on The Nasdaq Global Select Market.

Litigation Related to the Merger

Office Depot, its directors, Staples, Merger Sub, and Starboard Value LP, among others, are named as defendants in a number of putative class action lawsuits brought by purported Office Depot stockholders challenging the merger, seeking, among other things, to enjoin consummation of the merger. To date, nine lawsuits have been filed in the Court of Chancery of the State of Delaware (referred to in this proxy statement/prospectus as the Delaware actions).

•	Raul v. Office Depot, Inc., et al., C.A. No. 10628-CB, filed on February 9, 2015

•	Koeneke v. Office Depot, Inc., et al., C.A. No. 10650-CB, filed on February 12, 2015

•	Gilbert v. Office Depot, Inc., et al., C.A. No. 10653-CB, filed on February 12, 2015

•	Miller v. Office Depot, Inc., et al., C.A. No. 10655-CB, filed on February 12, 2015

•	Renous v. Smith, et al., C.A. No. 10657-CB, filed on February 13, 2015

•	The Fievel & Helene Gottlieb Defined Benefit Pension Plan v. Office Depot, Inc., et al., C.A. No. 10662-CB, filed on February 13, 2015

•	Miller v. Smith, et al., C.A. No. 10668-CB, filed on February 17, 2015

•	Max v. Office Depot, Inc., et al., C.A. No. 10682-CB, filed on February 19, 2015

•	Connors v. Office Depot, Inc., et al., C.A. No. 10732-CB, filed on February 27, 2015

In addition, two lawsuits have been filed in the Fifteenth Circuit Court of the State of Florida (referred to in this proxy statement/prospectus as the Florida actions and, together with the Delaware actions, the lawsuits).

•	Petit-Frere v. Office Depot, Inc., et al., Case No. 2015CA001577, filed on February 10, 2015

•	Sweatman v. Office Depot, Inc., et al., Case No. 2015CA001711, filed on February 12, 2015

On March 6, 2015, the plaintiffs in the Delaware actions filed competing motions to appoint lead plaintiffs and lead counsel. The court held a hearing on these motions on March 31, 2015, and, on the same day, consolidated the nine Delaware actions under the caption In re Office Depot, Inc. Stockholders Litigation, Consol. C.A. No. 10655-CB. The court also appointed lead plaintiffs and lead plaintiffs’ counsel.

On March 3, 2015, the plaintiffs in the Florida actions filed motions to consolidate the Florida actions, appoint lead counsel, and for expedited proceedings. On March 9, 2015, the defendants filed motions to dismiss the complaints for improper venue, or in the alternative to stay the Florida actions in favor of the Delaware actions. On March 12, 2015, the court consolidated the Florida actions and appointed lead counsel. In the Florida actions, the court held a hearing on April 30, 2015 on the plaintiffs’ motions for expedited proceedings and the defendants’ motions to dismiss. The court took the motions under advisement.

Operative amended complaints were designated in the Delaware and Florida actions on March 31, 2015, and April 7, 2015, respectively. The lawsuits generally allege, among other things, that the directors of Office Depot breached their fiduciary duties to Office Depot stockholders in connection with the merger, by, among other things, failing to fully inform themselves of the market value of Office Depot, maximize stockholder value, obtain the best financial and other terms, disclose material information in this proxy statement/prospectus and act in the best interests of public stockholders, and by seeking to benefit themselves improperly. The lawsuits further allege that Staples, Office Depot, and Starboard Value LP, among others, aided and abetted the Office Depot directors in the breach of their fiduciary duties. The lawsuits seek, in general, (i) injunctive relief enjoining, preliminarily and permanently, the merger, (ii) in the event that the merger is consummated, rescission or an award of rescissory damages, (iii) an award of plaintiffs’ costs, including fees, expenses of attorneys, fees for experts, and interest, (iv) punitive damages, and (v) additional disclosure related to the transactions in this proxy statement/prospectus, among other relief. In addition to the allegations raised and the relief sought in the Delaware actions, the Florida actions allege that the forum selection amendment to Office Depot’s bylaws was adopted in breach of all defendants’ fiduciary duties, and seek a declaratory judgment invalidating it.

Office Depot, Staples and the Office Depot board of directors believe that the claims asserted in these suits are without merit and intend to defend against them vigorously.

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement, which is included as Annex A to this proxy statement/prospectus and is incorporated by reference herein. The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Staples and Office Depot encourage you to read carefully the merger agreement in its entirety before making any decisions regarding the merger as it is the legal document governing the merger.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Staples and Office Depot are responsible for considering whether additional disclosure of material information is required to make the statements in this proxy statement/prospectus not misleading. Factual disclosures about Staples and Office Depot contained in this proxy statement/prospectus or Staples’ or Office Depot’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Staples or Office Depot contained in the merger agreement and described in the summary. The representations, warranties and covenants made in the merger agreement by Staples, Merger Sub and Office Depot are qualified and subject to important limitations agreed to by the parties to the merger agreement in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 255.

Closing; Effective Time; Effects of the Merger on Capital Stock

Closing; Effective Time

The merger agreement provides that, subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into Office Depot, with Office Depot surviving the merger as a wholly owned subsidiary of Staples. The closing of the merger will take place on the third business day after the satisfaction or waiver of the closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), or at such other date as Office Depot and Staples may agree in writing.

On the closing date, Office Depot and Merger Sub will effectuate the merger by filing a certificate of merger with the Secretary of State of the State of Delaware, and the merger will become effective upon filing or at a time agreed to by the parties and specified in the certificate of merger. At the effective time of the merger, all of the property, rights, privileges, powers and franchises of Office Depot and Merger Sub will vest in the surviving company, and all of the liabilities and obligations of Office Depot and Merger Sub will become liabilities and obligations of the surviving company.

Effects of the Merger on Capital Stock

At the effective time of the merger, each share of Office Depot common stock issued and outstanding immediately prior to the effective time of the merger, other than the cancelled and dissenting shares described below and any share of Office Depot common stock held by any direct or indirect subsidiary of Office Depot, will automatically convert into the right to receive the per share merger consideration, which is described in the section entitled “Proposal I: Adoption of the Merger Agreement—Per Share Merger Consideration” beginning on page 44.

Also at the effective time of the merger, each share of Office Depot common stock issued and outstanding immediately prior to the effective time that is (i) owned or held in treasury by Office Depot, (ii) owned by Staples or (iii) owned by Merger Sub or any other direct or indirect subsidiary of Staples (referred to in this proxy statement/prospectus as cancelled shares), will no longer be outstanding, will automatically be cancelled and will cease to exist. No consideration will be delivered in exchange for any cancelled shares. Each share of Office Depot common stock that is held by a direct or indirect subsidiary of Office Depot will be converted into one share of the surviving company.

Each share of Office Depot common stock issued and outstanding and held by a person (referred to in this proxy statement/prospectus as a dissenting stockholder) who has not voted in favor of the adoption of the merger agreement and has complied with all provisions of the DGCL concerning the rights of Office Depot stockholders to require appraisal of such shares (referred to in this proxy statement/prospectus as dissenting shares) will not be converted into the right to receive the merger consideration, which is described below. Instead, dissenting shares will become the right to receive whatever per share consideration may be determined to be due to such dissenting stockholder under Section 262 of the DGCL. If any dissenting stockholder validly withdraws its demand for appraisal or otherwise loses its right of appraisal under the DGCL, dissenting shares held by such dissenting stockholder will be treated as though such dissenting shares had been converted into the right to receive the merger consideration. For more information regarding appraisal rights, see the section entitled “Appraisal Rights of Office Depot Stockholders” beginning on page 247. In addition, a copy of Section 262 of the DGCL is attached as Annex C to this proxy statement/prospectus.

All shares of Office Depot common stock converted into the right to receive the merger consideration will cease to exist as of the effective time of the merger. Office Depot stockholders will not receive any fractional shares of Staples common stock in the merger. Instead, a stockholder of Office Depot who otherwise would have received a fractional share of Staples common stock will be entitled to receive, from the exchange agent appointed by Staples pursuant to the merger agreement, a cash payment in lieu of such fractional share equal to the fractional share interest to which such stockholder would otherwise be entitled (after taking into account all shares of Office Depot common stock exchanged by such stockholder and rounded to the nearest one-thousandth when expressed in decimal form), multiplied by the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of Staples common stock on The Nasdaq Global Select Market, for the consecutive period of five trading days beginning on the eighth trading day immediately preceding the closing date of the merger and concluding at the close of trading on the third trading day immediately preceding the closing date of the merger, as calculated by Bloomberg Financial LP under the function “VWAP” (referred to in this proxy statement/prospectus as the Staples trading price). No such holder will be entitled to any dividends, voting rights or other rights with respect to any fractional shares of Staples common stock. Uncertificated shares of Office Depot common stock represented by book-entry form and each certificate that represented any shares of Office Depot common stock (other than cancelled shares, dissenting shares or shares of Office Depot common stock that is held by a direct or indirect subsidiary of Office Depot), will, after the effective time, represent only the right to receive the merger consideration into which the shares have been converted, as well as any cash in lieu of fractional shares and any dividends or other distributions to which holders of Office Depot common stock are otherwise entitled, as described below.

At the effective time of the merger, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective time of the merger will become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving company. After the effective time of the merger, all certificates representing the common stock of Merger Sub will be deemed to represent the number of shares of common stock of the surviving company into which they were converted pursuant to the foregoing.

Exchange and Payment Procedures

Prior to the effective time of the merger, Staples will appoint a bank or trust company reasonably acceptable to Office Depot to act as exchange agent for the payment of the merger consideration. At or prior to the effective time of the merger, Staples will deposit (i) cash sufficient to pay the aggregate cash consideration and to the extent determinable, cash in lieu of fractional shares and (ii) evidence of Staples common stock in book-entry or certificated form representing the number of shares of Staples common stock sufficient to deliver the aggregate stock portion of the merger consideration (such cash and stock, along with any dividends or distributions that become due to the holders of converted Office Depot common stock, are referred to in this proxy statement/prospectus as the exchange fund).

As soon as reasonably practicable after the effective time of the merger, Staples will cause the exchange agent to mail to each holder of Office Depot common stock that was converted into the right to receive the per share merger consideration a letter of transmittal and instructions for use in effecting the surrender of such converted Office Depot common stock in exchange for the per share merger consideration, cash in lieu of fractional shares and any dividends or distributions that become due to the holders of converted Office Depot common stock. Upon the proper surrender of such converted Office Depot common stock, together with a duly completed letter of transmittal and any other documents as may customarily be required by the exchange agent, the holder will be entitled to receive the per share merger consideration, any cash in lieu of fractional shares and any dividends or distributions that become due to the holders of converted Office Depot common stock. In the event of a transfer of ownership of shares of Office Depot common stock that is not registered in the transfer or stock records of Office Depot, the per share merger consideration may be paid if the certificates or book-entry shares formerly representing such shares of Office Depot common stock are presented to the exchange agent, accompanied by all documents needed to evidence and effect such transfer and to demonstrate that any applicable stock transfer or other similar taxes have been paid or do not apply. No interest will accrue or be paid on the cash portion of the merger consideration.

Distributions with Respect to Unsurrendered Shares

No Staples dividends or other distributions, if any, with a record date that falls at or after the effective time of the merger will be paid to the holder of any shares of Office Depot common stock until such holder actually surrenders such shares. After doing so, the holder will be entitled to receive the per share merger consideration, cash in lieu of any fractional shares and any dividends or other distributions that have become payable with respect to Staples common stock with a record date that falls at or after the effective time of the merger. No interest will be payable on the foregoing.

Rights of Office Depot Stockholders Following the Effective Time

The cash and stock consideration paid in accordance with the terms of the merger agreement upon conversion of any shares of Office Depot common stock will be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Office Depot common stock. At and after the effective time of the merger, all holders of certificates and book-entry shares representing Office Depot common stock (other than cancelled shares, dissenting shares or shares of Office Depot common stock that are held by a direct or indirect subsidiary of Office Depot) will cease to hold any rights as Office Depot stockholders, other than the right to receive the per share merger consideration, cash in lieu of any fractional shares and any dividends or other distributions that have become payable with respect to Staples common stock. Any certificates or book-entry shares formerly representing shares of Office Depot common stock presented to Staples, the surviving company or the exchange agent after the effective time of the merger will be cancelled and exchanged for the per share merger consideration, cash in lieu of fractional shares and any dividends or other distributions that have become due to the holders of converted Office Depot common stock, subject to applicable law in the case of dissenting shares.

Transfers Following the Effective Time

The stock transfer books of Office Depot will be closed with respect to all shares of Office Depot common stock outstanding immediately prior to the effective time of the merger and there will be no further registration of transfers on the stock transfer books of the surviving company of shares of Office Depot common stock outstanding immediately prior to the effective time of the merger.

Investment of the Exchange Fund

The exchange agent will invest any cash included in the exchange fund at the direction of Staples. Any interest or other income accrued on or resulting from the foregoing investments will be paid on demand by the exchange agent to Staples. If the exchange fund is not sufficient to fully satisfy all of the payment obligations that the exchange agent must pay in cash, Staples will promptly deposit sufficient cash into the exchange fund.

Termination of Exchange Fund

Any portion of the exchange fund that remains unclaimed or undistributed one year after the closing date of the merger will be delivered to Staples on demand. Any holders of certificates or book-entry shares representing shares of Office Depot common stock who have not yet surrendered their shares must look to Staples (subject to abandoned property, escheat or other similar laws) for the satisfaction of any claims to receive the per share merger consideration, cash in lieu of any fractional shares or any dividends or other distributions with respect to Staples common stock that become payable to such holder. No interest will be payable on the foregoing.

None of Staples, Office Depot, Merger Sub nor the exchange agent will be liable to any person with respect to any portion of the exchange fund or per share merger consideration that is delivered to any public official pursuant to any applicable abandoned property, escheat or similar laws. Furthermore, any portion of the merger consideration or the cash to be paid in accordance with the merger agreement that is not claimed by the holders of certificates or book-entry shares representing shares of Office Depot common stock will, to the extent permitted by applicable law, become the property of the surviving company, free and clear of any claims or interest of any other person or entity, immediately prior to the date upon which the merger consideration or such cash would otherwise become subject to any applicable abandoned property, escheat or similar laws.

Withholding Rights

Staples, the surviving company and the exchange agent will each be entitled to deduct and withhold any amounts due under applicable tax laws from the amounts that would otherwise become payable under the terms of the merger agreement, and any such deducted and withheld amounts will be paid to the appropriate taxing authorities and will be treated as having been paid to the person from whom such amounts were originally deducted or withheld.

Lost, Stolen or Destroyed Stock Certificates

If any certificate representing shares of Office Depot common stock is lost, stolen or destroyed, and the holder of such purported certificate makes an affidavit attesting to this fact, the exchange agent or, after the termination of the exchange fund, Staples will pay the merger consideration and any dividends or distributions that have become payable with respect to Staples common stock to such holder. Staples or the exchange agent may require that such holder post a bond as indemnity against any claims that may be made against Staples, the surviving company or the exchange agent with respect to such certificate.

Treatment of Office Depot Equity Awards

Treatment of Office Depot Stock Options

Each option to purchase Office Depot common stock that was outstanding as of the date of the merger agreement and remains outstanding as of the completion of the merger will, as of the completion of the merger, fully vest and entitle the holder to receive the per share merger consideration for each “net option share” underlying such stock option. For this purpose, the number of “net option shares” of Office Depot common stock will equal the number of shares of Office Depot common stock underlying such option minus a number of shares with a fair market value equal to the aggregate exercise price of such stock option, based on the per share merger consideration, the stock consideration component of which will be deemed to be an amount equal to the Staples trading price, as described in “The Merger Agreement—Closing; Effective Time; Effects of the Merger on Capital Stock” below, multiplied by 0.2188 for each such share of Office Depot common stock.

Treatment of Restricted Stock

Each award of restricted Office Depot common stock that was outstanding as of the date of the merger agreement and which remains outstanding as of the completion of the merger will, immediately prior to the completion of the merger, fully vest and entitle the holder to receive the per share merger consideration for each share of Office Depot common stock subject to such award.

Treatment of Restricted Stock Unit Awards

Each award of restricted stock units (including restricted stock units that are subject to performance-based vesting conditions) and each award of performance shares that was outstanding as of the date of the merger agreement or that has been granted to a non-employee director and remains outstanding as of the completion of the merger will, immediately prior to the completion of the merger, fully vest with respect to time-based vesting. Performance-based restricted stock unit awards granted with a performance period commencing as of December 29, 2013 and ending December 31, 2016 will fully vest with respect to 133.3% of the target number of shares subject to each such award. Performance-based restricted stock unit awards for which the performance period concluded prior to the date of the merger agreement will vest based on actual performance results. Each holder of a restricted stock unit award will be entitled to receive the merger consideration with respect to each share of Office Depot common stock subject to the vested restricted stock units.

Treatment of 2015 Awards

The merger agreement permits, to a limited extent, awards to be made in 2015, after the date of the merger agreement. Any such award made in 2015 that remains outstanding as of the completion of the merger will be converted into an award representing a contingent right, subject to meeting vesting requirements and other conditions of such awards, to receive the merger consideration for each share of Office Depot common stock underlying such award; however, instead of receiving the portion of the merger consideration otherwise payable in Staples common stock, each holder of an award made in 2015 after the date of the merger agreement will receive a cash payment equal to the Staples trading price, as described in “—Closing; Effective Time; Effects of the Merger on Capital Stock” above, multiplied by 0.2188 for each share of Office Depot common stock subject to such award.

Representations and Warranties

The merger agreement contains customary and, in certain cases, reciprocal, representations and warranties by Office Depot and Staples that are subject, in some cases, to specified exceptions and qualifications contained in confidential disclosure schedules and are also qualified by certain documents filed by the parties with the SEC since December 31, 2013 through February 3, 2015, excluding, in each case, any disclosures set forth in any risk factor or other cautionary or forward-looking disclosure.

The reciprocal representations and warranties relate to, among other things:

•	organization and standing;

•	ownership of subsidiaries;

•	corporate power and authority with respect to the execution and delivery of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

•	capital stock and indebtedness;

•	absence of conflicts with, or violations of, organizational documents, contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental authorities;

•	absence of certain events, changes or effects from September 27, 2014 (with respect to Office Depot) or November 1, 2014 (with respect to Staples) to the date of the merger agreement;

•	SEC documents and financial statements;

•	internal controls and disclosure controls and procedures;

•	registration rights;

•	compliance with applicable laws;

•	tax matters;

•	accuracy of information supplied or to be supplied for use in this proxy statement/prospectus and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part;

•	absence of certain litigation;

•	brokers’ fees payable in connection with the transactions contemplated by the merger agreement;

•	absence of undisclosed liabilities;

•	absence of any transaction since September 27, 2014 (with respect to Office Depot) or November 1, 2014 (with respect to Staples) through the date of the merger agreement that, if done after execution of the merger agreement, would violate in any material respect the restrictive covenants described under “—Conduct of Businesses of Office Depot and Staples Prior to Completion of the Merger” on page 105; and

•	environmental matters.

The merger agreement also contains additional representations and warranties by Office Depot relating to, among other things, the following:

•	intellectual property;

•	title to and condition of properties;

•	employee benefits matters and ERISA compliance;

•	material contracts;

•	possession of, and compliance with, permits;

•	opinion of its financial advisor;

•	recommendation of the board of directors;

•	takeover statutes; and

•	insurance.

The merger agreement also contains additional representations and warranties by Staples relating to, among other things, the following:

•	compliance with privacy laws;

•	business, assets, liabilities and obligations of Merger Sub;

•	the absence of a need for a vote of Staples stockholders on the merger;

•	the delivery to Office Depot by Staples of evidence of commitments from the commitment parties to provide the debt financing required to consummate the merger; and

•	the continued solvency of Staples after consummation of the merger.

Some of the representations and warranties contained in the merger agreement are subject to exceptions and qualifications, including knowledge, materiality and material adverse effect qualifications.

For the purposes of the merger agreement, a “material adverse effect” with respect to any party to the merger agreement will be deemed to occur if any event, change or effect, individually or in the aggregate with other such events, changes or effects, has occurred that has a material adverse effect on the financial condition, business or results of operations of such party and its subsidiaries, taken as a whole, except that a material adverse effect will not include any event, change or effect directly or indirectly arising out of or attributable to:

•	any decrease in the market price of the shares of Staples common stock, in the case of Staples, or the Office Depot common stock, in the case of Office Depot (but in either case not any event, change or effect underlying such decrease to the extent such event, change or effect would otherwise constitute a material adverse effect on such party);

•	conditions, events, or circumstances generally affecting the retail, contract, direct mail and/or internet businesses of the office supply industry, except to the extent such conditions, events or circumstances materially disproportionally affect Staples or Office Depot, as the case may be, and their respective subsidiaries compared to other participants in the industry in which Staples and Office Depot operate;

•	changes in GAAP, applicable law or accounting standards, or in any interpretation of GAAP, applicable law or accounting standards, except to the extent such changes materially disproportionally affect Staples or Office Depot, as the case may be, and their respective subsidiaries compared to other participants in the industry in which Staples and Office Depot operate;

•	any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the merger agreement or the transactions contemplated by the merger agreement (or any public disclosure relating to such litigation);

•	any change, in and of itself, in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to Staples or Office Depot, as the case may be, or their respective subsidiaries, or any failure, in and of itself, to meet analyst projections (but not any event, change or effect underlying such change or failure to the extent such event, change or effect would otherwise constitute a material adverse effect);

•	the failure, in and of itself, of Staples or Office Depot, as the case may be, to meet any expected or projected financial or operating performance target publicly announced or provided to the other party prior to the date of the merger agreement, as well as any change, in and of itself, by Staples or Office Depot, as the case may be, in any expected or projected financial or operating performance target as compared with any target publicly announced or provided to the other party prior to the date of the merger agreement (but not any event, change or effect underlying such failure or change to the extent such event, change or effect would otherwise constitute a material adverse effect);

•	any changes or developments in United States, European, Asian or global economic, regulatory or political conditions in general (including the outbreak or escalation of hostilities or acts of war or terrorism), or generally affecting the United States, European, Asian or global financial or securities markets, except to the extent such changes or developments materially disproportionally affect Staples or Office Depot, as the case may be, and their respective subsidiaries compared to other participants in the industry in which Staples and Office Depot operate; or

•	any changes or developments resulting from the execution, delivery, existence of, or compliance with, the merger agreement or announcement or consummation of the transactions contemplated by the merger agreement, including any loss of employees, customers, suppliers, vendors, licensors, licensees or distributors (except that the exception described under this bullet point will not apply to the representations and warranties made by Staples and Office Depot with respect to the absence of certain conflicts, consents and approvals arising from the merger to the extent that the execution and delivery of the merger agreement or the consummation of the transactions contemplated by the merger agreement would result in a breach or inaccuracy of any of these representations and warranties).

Conduct of Businesses of Office Depot and Staples Prior to Completion of the Merger

Pursuant to the terms of the merger agreement, each of Office Depot and Staples agreed that, subject to certain exceptions or unless the other party consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), between February 4, 2015 and the effective time of the merger, it will, and will cause each of its subsidiaries to:

•	conduct its business in all material respects in the ordinary course and in compliance with applicable law; and

•	subject to compliance with the operating restrictions described below, use reasonable best efforts to preserve intact its present and presently planned business organization; maintain in effect all necessary licenses, permits, consents, franchises, approvals and authorizations; keep available the services of its executive officers and key employees on commercially reasonable terms; and maintain satisfactory relationships with its material customers, lenders, suppliers and others having material business relationships with it.

Office Depot also has agreed that, subject to certain exceptions or unless Staples consents in writing (such consent, in certain specified cases, not to be unreasonably withheld, conditioned or delayed), between February 4, 2015 and the effective time of the merger, it will not, nor permit any of its subsidiaries to:

•	amend its governing documents or, in any material respect, those of any of its subsidiaries, or otherwise take any action to exempt any person from any provision of its or its subsidiaries’ governing documents;

•	split, combine or reclassify any of its capital stock;

•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible into or exchangeable for any shares of its capital stock (except (i) dividends paid by any subsidiaries of Office Depot to Office Depot or any of its wholly owned subsidiaries, or (ii) the acceptance of shares of Office Depot common stock as payment for the exercise price of options to purchase Office Depot common stock or for withholding taxes incurred in connection with the exercise of such options or the vesting or settlement of equity-based awards outstanding as of February 4, 2015 or granted after that date in compliance with the merger agreement);

•	grant any Office Depot equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

•

issue, sell or otherwise permit to become outstanding any additional shares of Office Depot capital stock or securities convertible or exchangeable into, or exercisable for, its capital stock or any options, warrants or other rights of any kind to acquire any shares of its capital stock, except pursuant to the exercise of outstanding stock options or the settlement of other equity-based awards outstanding as of February 4, 2015 or granted after that date in compliance with the merger agreement;

•	enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

•	adopt any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the merger contemplated by the merger agreement and other than any mergers, consolidations, restructurings or reorganizations solely among Office Depot and its subsidiaries;

•	incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the financial obligations of any other person, except (i) in the ordinary course of business consistent with past practice, (ii) in connection with a refinancing of existing indebtedness, which refinancing does not increase the aggregate amount of indebtedness permitted to be outstanding thereunder and does not include covenants that are more burdensome in the aggregate to Office Depot in any material respect or increase costs to the surviving company after the effective time of the merger in any material respect, (iii) pursuant to existing credit arrangements, (iv) pursuant to agreements among Office Depot and its wholly owned subsidiaries, or (v) guarantees by Office Depot and any of its wholly owned subsidiaries of any indebtedness permitted pursuant to this bullet;

•	make any loans or advances to any other person, except for loans among Office Depot and any of its wholly owned subsidiaries;

•	except (i) as permitted by the merger agreement, (ii) for any repayment or prepayment by Office Depot or its subsidiaries of indebtedness pursuant to the revolving credit facility under Office Depot’s existing credit agreement or required under the terms of certain existing indebtedness, or (iii) for transactions among Office Depot and its subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise terminate any indebtedness or guarantees thereof of Office Depot or any subsidiary;

•	other than (x) in accordance with contracts or agreements already in effect as of February 4, 2015, or (y) transactions entered into in the ordinary course of business, consistent with past practice relating to openings or closures of retail store locations or distributions centers contemplated by Office Depot’s 2015 operating plan, sell, transfer, mortgage, encumber or otherwise dispose of any Office Depot properties or assets having a value in excess of $10,000,000 individually or $35,000,000 in the aggregate to any person other than to Office Depot or a wholly owned subsidiary of Office Depot, other than sales of inventory in the ordinary course of business consistent with past practice;

•	other than in accordance with contracts or agreements already in effect as of February 4, 2015, cancel, release or assign any material indebtedness of any such person owed to it or any claims held by it against any such person other than in the ordinary course of business consistent with past practice;

•	except for (i) transactions among Office Depot and its wholly owned subsidiaries, or (ii) transactions entered into in the ordinary course of business, consistent with past practice, relating to openings of retail store locations contemplated by Office Depot’s 2015 operating plan, acquire for cash an amount of assets (other than purchases of inventory for resale in the ordinary course of business) or capital stock of any other person valued at more than $25,000,000 per transaction and $75,000,000 in the aggregate;

•	make any capital expenditures other than (i) those contemplated in Office Depot’s budget for the fiscal year ending December 26, 2015, plus an additional $15,000,000 of capital expenditures that are not contemplated in its capital expenditure budget for the fiscal year ending December 26, 2015, or (ii) any other capital expenditures not in excess of $75,000,000 in any fiscal year following the fiscal year ending December 26, 2015;

•	unless required by the terms of the merger agreement or any Office Depot benefit plan existing on February 4, 2015 (i) increase the compensation or benefits of any current or former directors, officers with a title of “senior vice president” and higher, employees, consultants, independent contractors or other service providers, other than increases in base salary or compensation in the ordinary course of business or as a result of merit increases or internal promotions in the ordinary course of business, (ii) pay to any such individual any amount not required by any current plan or agreement (other than base salary in the ordinary course of business), (iii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit or other employee benefit plan or agreement or employment agreement (other than offer letters with respect to positions below “senior vice president” in the ordinary course of business consistent with past practice and offer letters or employment agreements with respect to new hires at the position of “senior vice president” or above to replace an employee at such position whose employment has terminated (or will terminate following a transition period) in the ordinary course of business consistent with past practice, which offer letters or employment agreements may not provide for severance benefits that are materially greater than the severance benefits of such terminated employee) with or for the benefit of any such individual (or newly hired employees), (iv) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation, (v) fund any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits, (vi) enter into, amend or extend any collective bargaining or other labor agreement, other than in the ordinary course of business consistent with past practice, (vii) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan, or change the manner in which contributions are made or determined, except as required by GAAP, or (viii) create any new officer position at or above the level of senior vice president;

•	implement or adopt any material change in its accounting principles or its methods, other than as may be required by GAAP or applicable law;

•	except as otherwise provided in the merger agreement, commence, settle or compromise any litigation, claim, suit, action or proceeding, except for

•	settlements or compromises that (x) involve monetary remedies with a value not in excess of, with respect to any individual litigation, claim, suit, action or proceeding, $3,000,000 (net of any insurance proceeds and indemnity, contribution and similar payments actually received by Office Depot or any of its subsidiaries in respect thereof) or, in the aggregate with respect to all litigation, claims, suits, actions and proceedings (but excluding the amount of any monetary remedies with respect to settlements of the type referred to in the next succeeding sub-bullet), $10,000,000 (net of any insurance proceeds and indemnity, contribution and similar payments actually received by Office Depot or any of its subsidiaries in respect thereof), (y) do not impose any material restriction on its business or operations or the business or operations of its subsidiaries following the effective time of the merger and (z) do not involve the admission of wrongdoing by Office Depot or any of its subsidiaries;

•	settlements of any (x) worker’s compensation or personal injury claims, (y) U.S. Equal Employment Opportunity Commission charges or ordinary course U.S. Department of Labor matters affecting fewer than 10 individuals or (z) citations issued with respect to the operations of individual retail stores, in each case in the ordinary course of business consistent with past practice; and

•	the commencement of any litigation, claim, suit, action or proceeding in the ordinary course of business consistent with past practice that would not reasonably be expected to result in a counterclaim seeking recovery of monetary damages in excess of $1,000,000;

•	change any material tax accounting method, settle or compromise any material tax proceeding, make or change any material tax election, or request any material tax ruling;

•	other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

•	conduct its cash management practices (including the collection of receivables and payment of payables), other than in the ordinary course of business consistent with past practice;

•	amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits;

•	(i) cancel or permit to lapse any material intellectual property other than in the ordinary course of business or (ii) disclose to any third party, other than representatives of Staples or under a confidentiality agreement, any trade secret included in the intellectual property of Office Depot in a way that results in loss of material trade secret protection;

•	enter into any contract that would reasonably be expected to prevent or materially delay or impair the ability of Office Depot to consummate the merger and the other transactions contemplated by the merger agreement; or

•	agree to take, or make any commitment to take, any of the foregoing actions.

Staples has also agreed that, subject to certain exceptions or unless Office Depot consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), between February 4, 2015 and the completion of the merger, it will not:

•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) regular quarterly cash dividends not to exceed $0.12 per share, in accordance with historical practice over the past twelve months, (ii) dividends paid by any of the subsidiaries of Staples to Staples or any of their wholly owned subsidiaries, respectively, or (iii) the acceptance of shares of Staples common stock as payment for the exercise price of options to purchase shares of Staples common stock granted pursuant to the Staples stock plans or for withholding taxes incurred in connection with the exercise of options to purchase shares of Staples common stock granted pursuant to the Staples stock plans, in each case in accordance with past practice and the terms of the applicable award agreements);

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the merger contemplated by the merger agreement and any other mergers, consolidations, restructurings or reorganizations solely by or among Staples and its subsidiaries;

•	amend the certificate of incorporation or by-laws of Staples or Merger Sub, or otherwise take any action to exempt any person from any provision of the certificate of incorporation or by-laws of Staples or Merger Sub, in any manner that would be adverse in any material respect to holders of Office Depot common stock;

•	enter into any contract that would reasonably be expected to prevent or materially delay or impair the ability of Staples and its subsidiaries to consummate the merger and the other transactions contemplated by the merger agreement; or

•	agree to take, or make any commitment to take, any of the foregoing actions.

No Solicitation of Acquisition Proposals

Except as described below, Office Depot has agreed that, from the date of the merger agreement until the closing or, if earlier, the termination of the merger agreement in accordance with the terms of the merger agreement, neither it nor any of its subsidiaries may, and that it will use its reasonable best efforts to cause its and its subsidiaries’ directors, officers, employees, agents, investment bankers, attorneys, accountants and other representatives (referred to in this proxy statement/prospectus as representatives) not to, directly or indirectly:

•	initiate or solicit or knowingly encourage or facilitate any inquiries with respect to, or the making of, an acquisition proposal,

•	engage in any negotiations concerning, or provide any confidential information or data regarding Office Depot or its subsidiaries to any person relating to, an acquisition proposal,

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal,

•	approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any acquisition proposal, or

•	propose publicly or agree to do any of the foregoing relating to any acquisition proposal.

Except as described below, Office Depot has also agreed that, prior to the closing of the merger, neither its board of directors nor any committee of its board of directors will, directly or indirectly:

•	withdraw, withhold, modify or qualify, or publicly propose to withdraw, withhold, modify or qualify, in a manner adverse to Staples, its recommendation that Office Depot stockholders adopt the merger agreement,

•	approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any acquisition proposal,

•	in the event of the commencement of a tender offer or exchange offer for any outstanding shares of Office Depot’s capital stock, fail to recommend against acceptance of such tender offer or exchange offer by Office Depot’s stockholders within ten business days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the Office Depot board of directors in respect of the acceptance of any tender offer or exchange offer by Office Depot’s stockholders as of the end of the ten business day period will constitute a failure to recommend against any such offer), or

•	recommend that Office Depot stockholders not adopt the merger agreement or approve the merger.

Any of the actions described in the immediately preceding paragraph are referred to in this proxy statement/prospectus as a “change of recommendation.”

For purposes of the merger agreement, “acquisition proposal” means any proposal or offer made by any person other than Staples or its subsidiaries with respect to:

•	a merger, consolidation, share exchange, business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving Office Depot,

•	any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount greater than a 15% voting or economic interest in Office Depot, or

•	any purchase of assets, securities or ownership interests representing an amount greater than 15% of the consolidated assets (including stock of the subsidiaries of Office Depot), consolidated net revenues or earnings before interest, taxes, depreciation and amortization of Office Depot and its subsidiaries taken as a whole;

except that any proposal or offer relating to any purchase of assets of Office Depot or any of its subsidiaries contemplated by the merger agreement, as described under “—Efforts to Complete the Merger” on page 111, will not be deemed to be an acquisition proposal.

Nothing contained in the merger agreement will prevent Office Depot or its board of directors from complying with its disclosure obligations under Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or making any disclosure to Office Depot stockholders if the Office Depot board of directors determines in good faith, after consultation with outside legal counsel, that failure to make such disclosure would be inconsistent with its fiduciary duties or applicable law, except that if such disclosure has the effect of a change of recommendation, Staples has the right to terminate the merger agreement in accordance with its terms.

Until the earlier of receipt of the Office Depot stockholder approval and any termination of the merger agreement in accordance with its terms, if Office Depot receives a written unsolicited bona fide acquisition proposal that the board of directors of Office Depot has determined in good faith, after consultation with its outside legal counsel and financial advisors (i) constitutes a superior proposal or (ii) could reasonably be expected to result in a superior proposal, then Office Depot, its subsidiaries and its and their respective representatives may (x) furnish nonpublic information to the third party making such acquisition proposal, if, and only if, prior to furnishing such information, Office Depot receives from the third party an executed confidentiality agreement with provisions no less restrictive to such third party with respect to the use or disclosure of nonpublic information than the confidentiality agreement, dated October 30, 2014, between Staples and Office Depot, and (y) engage in discussions or negotiations with the third party with respect to such acquisition proposal.

For purposes of the merger agreement, “superior proposal” means a bona fide written acquisition proposal (except that references in the definition of “acquisition proposal” to 15% will be replaced by 50%) made after the date of the merger agreement by any person other than Staples or its subsidiaries on terms that the Office Depot board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, and considering such factors as the Office Depot board of directors considers to be appropriate (including the timing and likelihood of consummation of such proposal), are more favorable to Office Depot and its stockholders than the transactions contemplated by the merger agreement, taking into account any change to the transaction proposed by Staples.

Nothing contained in the merger agreement will, however, prevent Office Depot or its board of directors from, at any time prior to, but not after, the time of the receipt of its requisite stockholder approval, in response to the receipt of a written unsolicited bona fide acquisition proposal that did not result from a breach of the provisions described above, (i) terminating the merger agreement in accordance with its terms in order to enter into a definitive written agreement with respect to such acquisition proposal or (ii) effecting a change of recommendation, if, prior to taking any of the actions described in clauses (i) or (ii) in this paragraph,

•	its board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that (x) failure to take such action would reasonably be expected to be inconsistent with its directors’ fiduciary duties under applicable law and (y) such acquisition proposal constitutes a superior proposal,

•	Staples has received written notice of Office Depot’s intention to take any of the actions described in clauses (i) and (ii) of this paragraph at least four business days prior to the taking of such action, and

•	its board of directors continues to believe, after taking into account any modifications to the terms of the transactions contemplated by the merger agreement that are offered by Staples after its receipt of the written notice described under the immediately preceding bullet point, that such acquisition proposal continues to constitute a superior proposal.

Nothing contained in the merger agreement will, however, prevent the Office Depot board of directors from, at any time prior to, but not after, the time of the receipt of its requisite stockholder approval, effecting a change of recommendation (other than in response to the receipt of an acquisition proposal, which is subject to the immediately preceding paragraph) if, prior to taking such action, the Office Depot board of directors determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its directors’ fiduciary duties under applicable law, so long as (i) Staples has received written notice of the intention of the Office Depot board of directors to take such action at least four business days prior to the taking of such action and (ii) the Office Depot board of directors continues to believe, after taking into account any modifications to the terms of the transactions contemplated by the merger agreement that are offered by Staples after its receipt of the written notice described in clause (i) of this paragraph, that failing to take such action would be inconsistent with its directors’ fiduciary duties under applicable law.

Office Depot also agreed that it and its subsidiaries will:

•	immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than the parties to the merger agreement) conducted prior to the date of the merger agreement with respect to any acquisition proposal, and

•	request each third party that has prior to the date of the merger agreement executed a confidentiality agreement that relates to an acquisition proposal (other than Staples) to return or destroy all confidential information regarding Office Depot or its subsidiaries furnished prior to the date of the merger agreement to such third party by Office Depot or on its behalf. Office Depot has agreed that it and its subsidiaries will take the necessary steps to promptly inform its and its subsidiaries’ representatives of the obligations described in this section “—No Solicitation of Acquisition Proposals.”

Office Depot will promptly orally notify Staples of any request for information or any inquiries, proposals or offers relating to an acquisition proposal indicating, in connection with such notice, the name of such person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and Office Depot will provide Staples written notice of any such inquiry, proposal or offer within 48 hours of such event and copies of any written or electronic correspondence to or from any person making an acquisition proposal. Office Depot will keep Staples informed orally, as soon as is reasonably practicable, of the status of any acquisition proposal, including with respect to the status and terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and Office Depot will provide Staples written notice of any such withdrawal or rejection and copies of any written proposals or requests for information within 48 hours. Office Depot will also provide any information to Staples (not previously provided to Staples) that it is providing to another person pursuant to the provisions described in this section “—No Solicitation of Acquisition Proposals” at substantially the same time it provides such information to such other person. All information provided by Office Depot to Staples under the provisions described in this section “—No Solicitation of Acquisition Proposals” will be kept confidential by Staples in accordance with the terms of the confidentiality agreement, dated October 30, 2014, between Staples and Office Depot.

Efforts to Complete the Merger

Upon the terms and subject to the conditions of the merger agreement, each of the parties will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as practicable and in any event prior to the end date described below under “—Termination of the Merger Agreement,” the merger and the other transactions contemplated by the merger agreement, including:

•	obtaining and maintaining all necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental authorities and the making of all other necessary registrations and filings,

•	obtaining all consents, approvals or waivers from third parties that are necessary or desirable in connection with the transactions contemplated by the merger agreement,

•	the execution and delivery of any additional instruments necessary to consummate any of the transactions contemplated by, and to fully carry out the purposes of, the merger agreement, and

•	providing all such information concerning such party, its subsidiaries, and its subsidiaries’ officers, directors, employees and partners as may reasonably be requested in connection with any of the matters set forth in the provisions of the merger agreement described in this section “—Efforts to Complete the Merger.”

See the section entitled “Proposal I: Adoption of the Merger Agreement—Regulatory Approvals,” beginning on page 92, for a description of the material regulatory approvals required for completion of the transactions contemplated by the merger agreement.

Neither Staples nor Office Depot will, nor will it permit any of its subsidiaries to, take or agree to take any action that would reasonably be expected to impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any required consents under antitrust laws from any governmental authority with respect to the transactions contemplated by the merger agreement.

Each of Staples and Office Depot also agreed, among other matters, to:

•	make or cause to be made the filings required of such party or any of its subsidiaries under the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as practicable (and in any event within 15 business days after the date of the merger agreement, unless the parties agree to a later date),

•	make or cause to be made such other filings as are required under applicable law in foreign jurisdictions governing antitrust or merger control matters with respect to the transactions contemplated by the merger agreement as soon as reasonably practicable after the date of the merger agreement,

•	comply at the earliest practicable and advisable date with any request for additional information, documents or other materials received by such party or any of its subsidiaries from the Federal Trade Commission, the Department of Justice or any other governmental authority under the HSR Act or any other antitrust laws, and

•	cooperate in good faith with the other party in obtaining all approvals required under applicable antitrust laws and in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other governmental authority under any antitrust laws with respect to any such filing or any such transaction.

Staples and Office Depot agreed to coordinate with respect to the overall strategy related to antitrust laws, including with respect to any filings, notifications, submissions and communications with or to any antitrust regulatory authority, except that Staples will make the final determination as to the appropriate course of action, and neither party will be constrained from complying with applicable law. Each party will:

•	consult and cooperate with each other regarding, allow the other party to have a reasonable opportunity to review in advance prior to their submission, and consider in good faith the views of the other party regarding the form and content of, any filings, correspondence, written communications, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party in connection with proceedings under or relating to antitrust laws;

•	promptly furnish the other party with copies of all correspondence, filings and written communications between them, their affiliates and their representatives, on the one hand, and any governmental authority, on the other, with respect to the merger;

•	give the other party the opportunity to attend and participate in any meetings and, to the extent reasonably practicable, substantive telephone calls with governmental authorities; and

•	furnish to each other all information required for any application or other filing to be made pursuant to applicable law in connection with the merger.

Neither party will extend any waiting period under the HSR Act or enter into an agreement with a governmental authority related to the merger without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

Except as described below, each of Staples and Office Depot will use its reasonable best efforts to take any action required to cause the expiration or termination of the waiting periods under the HSR Act or other antitrust laws with respect to the transactions contemplated by the merger agreement as promptly as practicable after the date of the merger agreement, including using its reasonable best efforts to resolve such objections, if any, as may be asserted by any governmental authority under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other antitrust laws. If any action is instituted (or threatened to be instituted) challenging any transaction contemplated by the merger agreement as violative of any antitrust law, Staples and Office Depot will vigorously contest and resist any such action (through negotiation, litigation or otherwise), including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by the merger agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal.

Office Depot may not, however, without Staples’ written consent, offer or agree to divest, license, hold separate (including by trust or otherwise) or otherwise commit Office Depot, Staples or any of their respective subsidiaries to take any action that limits any freedom of action with respect to their ability to retain or operate any of their businesses, services or assets. Staples will not be required to agree to or effect any such antitrust restraint with respect to any of its or Office Depot’s or their respective subsidiaries’ businesses, services or assets, except as described below. If necessary to avoid the commencement of any action by any governmental authority challenging the transactions under the merger agreement under antitrust laws, or, if already commenced, to avoid the entry of, or to effect the dissolution of, any order that would prohibit, prevent or restrict the consummation of the transactions contemplated by the merger agreement, Staples will offer, negotiate and agree to, and will effect, any antitrust restraint with respect to Office Depot’s businesses, services or assets, except that Staples will not be required to agree to or effect any antitrust restraint with respect to any of Office Depot’s businesses, services or assets other than, to the extent necessary to avoid the commencement of any such action or to avoid the entry of, or to effect the dissolution of, any such order, (i) an antitrust restraint with respect to businesses, services or assets of Office Depot in the United States that, in the aggregate, generated or were reasonably necessary to service no more than $1,250,000,000 of Office Depot’s revenues in calendar year 2014, and (ii) an antitrust restraint with respect to businesses, services or assets of Office Depot outside the United States that would not reasonably be expected to have a material adverse effect on the businesses of Office Depot outside the United States, taken as a whole. Staples will not be required to agree to or effect any antitrust restraint with respect to Office Depot or Staples unless such actions are conditioned on the occurrence of the closing of the merger or are effective on or after the closing, and neither party will be required to waive any of the conditions described under “—Conditions to Completion of the Merger” on page 116 as they apply to such party.

Financing

In connection with the execution of the merger agreement, Staples entered into the debt commitment letter, pursuant to which, among other things, the commitment parties have committed to provide Staples with the debt financing.

Staples has agreed in the merger agreement to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to obtain the debt financing on or prior to the closing date of the merger on the terms and conditions described in the debt commitment letter. However, Staples has the right to substitute the proceeds of consummated offerings or other incurrences of debt (including notes) for all or any portion of the debt financing by reducing commitments under the debt commitment letter. Staples also has the right to substitute commitments in respect of other financings for all or any portion of the debt financing from the same and/or alternative bona fide third-party financing sources so long as all conditions precedent to the funding of such other financings are in the aggregate, in respect of certainty of funding, equivalent to (or more favorable to Office Depot than) the conditions precedent set forth in the debt commitment letter (referred to in this proxy statement/prospectus as the alternative financing). If any of the debt financing or the debt commitment letter (or any definitive financing agreement relating thereto) expires or is terminated or otherwise becomes unavailable prior to completion of the merger, in whole or in part, for any reason, Staples will promptly notify Office Depot of such expiration, termination or unavailability and use its reasonable best efforts promptly to arrange for financing from other sources so long as such financing from other sources would constitute an alternative financing, as described in the preceding sentence.

The receipt of financing for, or related to, any of the transactions contemplated by the merger agreement is not a condition to the closing of the merger and the other transactions contemplated by the merger agreement.

Office Depot has agreed that it will, and will cause its subsidiaries and their respective representatives to, use their reasonable best efforts to provide on a timely basis all cooperation reasonably requested by Staples that is necessary, proper or advisable in connection with any financing by Staples or any of its affiliates in connection with the merger, subject to customary limitations.

Treatment of Certain Indebtedness

Office Depot will, and will cause its subsidiaries to, take all actions within its and its subsidiaries’ control required to have furnished to Staples, no later than three business days prior to the closing date of the merger, copies of payoff letter(s) with respect to Office Depot’s Amended and Restated Credit Agreement, dated as of May 25, 2011, as amended from time to time, in customary form and substance from the administrative agents or similar agents under such agreement.

Office Depot will, at Staples’ written request, take all actions within its control necessary to cause (in all respects other than repayment or deposit of funds) (i) the discharge of the indenture governing Office Depot’s 9.75% Senior Secured Notes due 2019, referred to in this proxy statement/prospectus as the 2019 notes, to occur effective at the effective time of the merger, the redemption of the 2019 notes to occur at or following the effective time of the merger or the defeasance of the 2019 notes to occur effective at the effective time of the merger, and (ii) the release of all liens in connection therewith effective upon the receipt of the applicable repayment or deposit of funds.

Access to Information

Subject to certain exceptions, and upon reasonable advance notice, Office Depot will afford Staples and its representatives reasonable access during normal business hours to its and its subsidiaries’ officers, employees, properties, contracts, documents, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable law. Subject to certain exceptions, Staples will also provide Office Depot with access to information reasonably requested upon reasonable advance notice to the extent reasonably necessary for Office Depot to confirm the accuracy of the representations of Staples and Merger Sub set forth in the merger agreement and the satisfactions of the conditions to completion of the merger described below.

Employee Matters

For a period of one year after the effective time of the merger or such shorter period as the applicable employee remains employed by Staples, the surviving company or any of their subsidiaries, Staples will provide, or will cause the surviving company to provide, to employees of Office Depot and its subsidiaries who continue to be employed by Staples or the surviving company or their subsidiaries following the effective time of the merger (referred to in this proxy statement/prospectus as the continuing employees) (i) base salary and annual bonus opportunities that are no less favorable than the base salary and annual bonus opportunities provided to such employee immediately prior to the effective time of the merger, and (ii) employee benefits that are no less favorable, in the aggregate, to employee benefits provided in the aggregate to employees immediately prior to the effective time of the merger, with certain exceptions and limitations related to employees outside the U.S., employees covered by collective bargaining agreements and new equity compensation awards.

In addition, Staples will, or will cause the surviving company to, cause any employee benefit plans in which U.S. continuing employees are eligible to participate following the effective time of the merger to recognize such U.S. continuing employees’ service with Office Depot prior to the effective time of the merger for purposes of eligibility, vesting and benefit accrual under such plans, subject to customary exceptions. Further, Staples will use reasonable best efforts to cause any such employee benefit plans that provide medical, dental or vision insurance benefits to waive any preexisting condition limitations or eligibility waiting periods to the extent such limitation would have been waived or satisfied under the applicable Office Depot plan and to credit expenses incurred in the plan year in which a U.S. continuing employee commences participation in the plan for purposes of deductibles and out-of-pocket expense requirements.

The merger agreement provides that the foregoing undertakings with respect to employees do not create or amend any plan or agreement of Office Depot or Staples, change any at-will employment status, prevent anyone from being discharged from employment, or give rise to a right for any individual to enforce these undertakings.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that, from and after the effective time, Staples will cause the surviving company to indemnify, defend and hold harmless, and provide advancement of expenses to, the present and former officers and directors of Office Depot against all losses, claims, damages, costs, expenses, liabilities or judgments that are paid in settlement of or in connection with any action based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of Office Depot prior to the effective time of the merger, whether asserted or claimed prior to, or at or after, the effective time of the merger (including acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the transactions contemplated by the merger agreement), to the fullest extent provided or permitted under Office Depot’s certificate of incorporation, Office Depot’s bylaws and any indemnification agreement entered into between Office Depot and such person and under applicable law.

In addition, at or prior to the closing of the merger, Staples will purchase a “tail” directors’ and officers’ liability insurance policy for Office Depot’s present and former directors and officers who are covered prior to the effective time of the merger by the directors’ and officers’ liability insurance currently maintained by Office Depot with coverage for six years following the effective time of the merger, and with coverage and amounts and terms and conditions no less favorable to the covered persons than the existing policies of directors’ and officers’ liability insurance maintained by Office Depot.

Governance of Staples Following Completion of the Merger

The merger agreement provides that upon completion of the merger, Staples’ board of directors will be expanded to 13 members to be comprised of the directors of Staples as of immediately prior to completion of the merger and two Office Depot directors selected by Staples no earlier than five business days prior to the completion of the merger. Under the merger agreement, the chief executive officer of Staples upon completion of the merger will be Ronald L. Sargent, unless Mr. Sargent is no longer the chief executive officer of Staples at such time, in which case the chief executive officer of Staples as of immediately prior to the completion of the merger will be the chief executive officer of Staples upon completion of the merger.

No Solicitation of Employees

Staples and Office Depot also agreed that, from the date of the merger agreement until the earlier to occur of March 31, 2016 and the effective time of the merger, neither Staples nor Office Depot will, nor permit any of its affiliates to, directly or indirectly, solicit (i) any employee of the other party hereto or any of its subsidiaries who is at or above the level of vice president, or (ii) any other employee of the other party or any of its affiliates with whom Staples or Office Depot, as applicable, or its representatives has had significant contact during the process contemplated by the merger agreement (including before the date of the merger agreement). The foregoing restriction will not, however, apply to generalized searches for employees through newspapers, trade, internet or other advertisements, job fairs, and the like that are not targeted at employees of the other party and neither Staples nor Office Depot will be prohibited from hiring any of the other party’s employees who independently contact such party (including in response to a general advertisement).

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, the applicability of state takeover statutes, the listing of shares of Staples common stock to be issued in the merger on The Nasdaq Global Select Market, Section 16 of the Exchange Act, coordination with respect to litigation relating to the merger, and public announcements with respect to the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

The obligations of Staples and Office Depot to consummate the transactions contemplated by the merger agreement are subject to the satisfaction of the following conditions:

•	adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of Office Depot common stock in accordance with the organizational documents of Office Depot and applicable law;

•	any waiting period (and any extension thereof) applicable to the transactions contemplated by the merger agreement has been terminated or has expired, and any approvals, consents or clearances required in connection with the transactions contemplated by the merger agreement have been obtained, in each case, under the HSR Act, the New Zealand Overseas Investment Act of 2005, as amended, and under the antitrust and competition laws of the European Union, China, Canada, Australia and New Zealand;

•	any agreement entered into with a governmental authority under any antitrust laws, which agreement provides that the parties to the merger agreement will not consummate the transactions contemplated by the merger agreement, has expired or been terminated;

•	no outstanding judgment, injunction, order or decree of a competent governmental authority has been entered and is in effect, and no law has been adopted or is effective, that prohibits, enjoins or makes illegal the consummation of the transactions contemplated by the merger agreement;

•	the SEC has declared the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, effective under the Securities Act, and no stop order or similar restraining order by the SEC suspending the effectiveness of the registration statement is in effect and no proceedings for that purpose are pending before the SEC; and

•	the shares of Staples common stock to be issued in the merger have been approved for listing on The Nasdaq Global Select Market, subject to official notice of issuance.

In addition, each of Staples’ and Office Depot’s obligations to consummate the transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of the other party:

•	other than the representations relating to the organization and good standing of such other party, the power and authority of such parties to enter into and deliver the merger agreement, the capitalization of such other party, the absence of conflicts with such parties’ organizational documents, the absence of an event having a material adverse effect on such other party between September 27, 2014 (with respect to Office Depot) or November 1, 2014 (with respect to Staples) and the date of the merger agreement, and, in the case of Office Depot only, representations relating to brokerage and finder’s fees and certain takeover laws, at and as of the date of the merger agreement and at and as of the closing as though made at and as of such times (without regard to “materiality,” “material adverse effect” and similar qualifiers contained in such representations and warranties), except for such failures to be true and correct as would not reasonably be expected to have, in the aggregate, a material adverse effect on such other party;

•	with respect to the capitalization of such other party, at and as of the date of the merger agreement and at and as of the closing as though made at and as of such times (without regard to “materiality,” “material adverse effect” and similar qualifiers contained in such representations and warranties), except for de minimis inaccuracies or issuances permitted pursuant to the merger agreement;

•	with respect to the organization and good standing of such other party, the power and authority of such parties to enter into and deliver the merger agreement, the absence of conflicts with such parties’ organizational documents and, in the case of Office Depot only, with respect to brokerage and finder’s fees and certain takeover laws, in all material respects at and as of the date of the merger agreement and at and as of the closing as though made at and as of such times (without regard to “materiality,” “material adverse effect” and similar qualifiers contained in such representations and warranties), except for issuances permitted pursuant to the merger agreement;

•	relating to the absence of an event having a material adverse effect on such other party between September 27, 2014 (with respect to Office Depot) or November 1, 2014 (with respect to Staples) and the date of the merger agreement, at and as of the closing as though made at and as of such time, except that representations and warranties made as of a particular date or period must be true and correct only as of such date or period and, with respect to the conditions described under the first, third and fourth sub-bullet points above, such condition will not apply to any failure to be true and correct arising from or relating to such other party failing to receive any approvals under any antitrust law or being subject to any action (or threatened action) challenging any transaction contemplated by the merger agreement as violative of any antitrust law or, in the case of Staples only, taking or agreeing to take any action in compliance with its obligations to seek regulatory approvals pursuant to the merger agreement (these circumstances are referred to in this proxy statement/prospectus as excluded events);

•	the other party having performed in all material respects the obligations and agreements in the merger agreement and having complied in all material respects with the covenants to be performed and complied with by it under the merger agreement at or prior to the closing (except, in the case of Office Depot, for its obligations and agreements in the merger agreement with respect to the treatment of its existing indebtedness, which must be performed and complied with in all respects at or prior to the closing);

•	the absence of any events (other than excluded events) that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on such other party since the date of the merger agreement; and

•	the other party having furnished a certificate dated as of the closing date signed on its behalf by such other party’s chief executive officer and chief financial officer to the effect that the conditions described under the preceding three bullet points have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated and abandoned at any time prior to the closing under the following circumstances:

•	by mutual written consent of Staples and Office Depot;

•	by either Staples or Office Depot:

•	if there is any law or regulation that makes consummation of the merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a competent governmental authority enjoining Staples or Office Depot from consummating the merger has been entered and such judgment, injunction, order or decree has become final and nonappealable, except that the party seeking to terminate the merger agreement pursuant to the provision described in this sub-bullet point must have used its reasonable best efforts to render inapplicable such law or regulation or remove such judgment, injunction, order or decree as required by the provisions described under “—Efforts to Complete the Merger” on page 111 (the termination provision described in this sub-bullet point is referred to in this proxy statement/prospectus as the illegality termination provision);

•	if the merger has not been consummated by 5:00 p.m., Boston time, on November 4, 2015 (referred to in this proxy statement/prospectus, including any extension pursuant to the provision described below, as the end date), except that if, on such date the only conditions to closing that have not been satisfied or waived by that date (other than those conditions that by their nature cannot be satisfied until the closing date, but which would be capable of being satisfied if the closing date occurred on such date) are those related to antitrust approvals, consents or clearances or an outstanding judgment, injunction, order or decree of a competent governmental authority prohibiting or enjoining the consummation of the transactions contemplated by the merger agreement, then the initial end date will be automatically extended without further action of the parties to 5:00 p.m., Boston time, on February 4, 2016, but the right to terminate the merger agreement pursuant to the provision described in this sub-bullet point will not be available to any party whose material breach of any covenant or obligation under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before the end date (the termination provision described in this sub-bullet point is referred to in this proxy statement/prospectus as the end date termination provision);

•	if, at the annual meeting of Office Depot stockholders (unless the meeting has been adjourned or postponed in accordance with the merger agreement, in which case at the adjournment or postponement of the annual meeting), the requisite vote of Office Depot stockholders to adopt the merger agreement has not been obtained (the termination provision described in this sub-bullet point is referred to in this proxy statement/prospectus as the no vote termination provision); or

•	if there was a breach by the other party of any of its representations, warranties, covenants or agreements contained in the merger agreement, or if any event, change or effect has occurred, which breach, event, change or effect would result in the failure of one of the closing conditions described above under “—Conditions to Completion of the Merger” beginning on page 116 to be satisfied on or prior to the end date, and such breach, event, change or effect is not capable of being cured or has not been cured before the earlier of the end date or thirty business days after the party alleged to be in breach or with respect to which an event is alleged to have occurred receives written notice of such breach or event (the termination provision described in this sub-bullet point is referred to in this proxy statement/prospectus as the breach termination provision).

•

by Staples if, prior to obtaining the requisite approval of the Office Depot stockholders, (i) the Office Depot board of directors effects a change of recommendation or (ii) if after the date of the merger agreement an acquisition proposal with respect to Office Depot was publicly announced or disclosed (or any person has publicly announced an intention (whether or not conditional) to make such acquisition proposal with respect to Office Depot) and the Office Depot board of directors fails to affirm its recommendation that the Office Depot stockholders adopt the merger agreement and approve the merger within ten business days after receipt of a written request from Staples to do so (the termination provision described in this sub-bullet point is referred to in this proxy statement/prospectus as the recommendation change termination provision); or

•	by Office Depot, at any time prior to obtaining the requisite approval of the Office Depot stockholders, in order to enter into a definitive written agreement with respect to a superior proposal it received (except that, for purposes of the termination provisions described in this sub-bullet point, references in the definition of “superior proposal” to 50% will be replaced by 66 2/3%), if Office Depot has complied in all material respects with its obligations described under “—No Solicitation of Acquisition Proposals” on page 109 and, in connection with the termination of the merger agreement, Office Depot pays to Staples in immediately available funds a termination fee of $185 million (the termination provision described in this sub-bullet point is referred to in this proxy statement/prospectus as the superior proposal termination provision).

Expenses; Termination Fee and Regulatory Fee

Generally, all costs and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby will be paid by the party incurring or required to incur such expenses, except that Staples and Office Depot will each pay one-half of all filing fees required under the HSR Act and except as otherwise described below.

Upon termination of the merger agreement in accordance with its terms, the merger agreement will, except for certain provisions that will survive the termination of the merger agreement, become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except that nothing will relieve any party to the merger agreement of liability for fraud or any willful or intentional breach of any covenant or agreement set forth in the merger agreement. If it is judicially determined that the termination of the merger agreement was caused by such willful or intentional breach, then, in addition to other remedies for such willful or intentional breach, the breaching party will indemnify, hold harmless and reimburse the other parties to the merger agreement for their respective reasonable out-of-pocket costs, fees and expenses as well as fees and expenses incident to negotiation, preparation and execution of the merger agreement and related documentation and stockholders’ meetings and consents, except that, upon payment by Office Depot of the termination fee or by Staples of the regulatory fee (which are described below), such party will no longer be required to so indemnify or hold harmless the other parties.

If the merger agreement is terminated by Staples pursuant to the recommendation change termination provision (or by Staples or Office Depot under the no vote termination provision at a time when the merger agreement was terminable under the recommendation change termination provision), then Office Depot will pay Staples the termination fee of $185 million within three business days following the termination.

If the merger agreement is terminated by Office Depot pursuant to the superior proposal termination provision, then Office Depot will pay Staples the termination fee of $185 million concurrently with such termination.

If (i) the merger agreement is terminated by Office Depot or Staples pursuant to the end date termination provision (other than under circumstances in which Staples is required to pay the regulatory fee) or pursuant to the no vote termination provision, (ii) an acquisition proposal was publicly announced or disclosed (or any person publicly announced an intention to make such an acquisition proposal) after the date of the merger agreement but prior to termination of the merger agreement (in the case of a termination pursuant to the end date termination provision) or the Office Depot annual meeting (in the case of a termination pursuant to the no vote termination provision), and (iii) within 12 months after the date of such termination, Office Depot enters into a letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to, or publicly announces or consummates, a business combination (as described below), then Office Depot will pay Staples the termination fee of $185 million prior to the consummation of or execution of a definitive agreement with respect to such business combination.

For purposes of the merger agreement, “business combination” means

•	a merger, consolidation, share exchange, business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving Office Depot, as a result of which Office Depot stockholders prior to such transaction in the aggregate cease to own more than 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate entity thereof);

•	any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 50% voting or economic interest in Office Depot; or

•	any purchase of assets, securities or ownership interests representing an amount equal to or greater than 50% of the consolidated assets (including stock of the subsidiaries of Office Depot), consolidated net revenues or earnings before interest, taxes, depreciation and amortization of Office Depot and its subsidiaries, taken as a whole.

Staples will pay Office Depot the regulatory fee of $250 million within three business days following termination of the merger agreement if the merger agreement is terminated:

•	by Office Depot or Staples pursuant to the illegality termination provision due to actions arising under antitrust laws;

•	by Office Depot pursuant to the breach termination provision due to a material breach by Staples of its obligations described under “—Efforts to Complete the Merger” on page 111 that results in the failure to be satisfied of the closing condition related to antitrust approvals, consents or clearances or, to the extent such failure is the result of any antitrust law, the closing condition related to an outstanding judgment, injunction, order or decree of a competent governmental authority prohibiting or enjoining the consummation of the transactions contemplated by the merger agreement (these conditions are referred to in this proxy statement/prospectus as the regulatory conditions); or

•	by Office Depot or Staples pursuant to the end date termination provision (in the case of termination by Staples, only under circumstances in which Office Depot has a concurrent right to terminate the merger agreement pursuant to the end date termination provision) and as of the end date the only conditions to closing that have not been satisfied by that date (other than any such conditions which by their nature cannot be satisfied until the closing date but subject to such conditions being capable of being satisfied if the closing date were the date of termination) are one or more of the regulatory conditions.

In no event will either of Staples or Office Depot be required to pay the termination fee or regulatory fee on more than one occasion.

Except in the case of fraud, if the termination fee or regulatory fee is paid to a party in accordance with the terms of the merger agreement, such payment will be the sole and exclusive remedy of such party and its subsidiaries, stockholders and representatives against the other party or any of its subsidiaries, stockholders and representatives with respect to the termination, event or breach giving rise to the payment of the termination fee or regulatory fee.

Amendment and Modification

At any time prior to the effective time of the merger, any provision of the merger agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by Office Depot, Staples and Merger Sub. However, after the receipt of the Office Depot stockholder approval, no amendment, modification or supplement of the merger agreement may be made unless, to the extent required by applicable law, approved by the holders of Office Depot common stock.

Jurisdiction; Specific Enforcement

The parties agree that irreparable damage would occur in the event that any of the provisions of the merger agreement are not performed, and that monetary damages, even if available, would not be an adequate remedy in such a situation. Accordingly, the parties agree that each of the parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. The parties agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. The parties further agree that any legal action or proceeding with respect to the merger agreement shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties irrevocably waive, and agree not to assert as a defense, counterclaim or otherwise, (i) any claim that such party is not personally subject to the jurisdiction of the above named courts and (ii) any claim that such party or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts, among other things.

PROPOSAL II: ADVISORY (NON-BINDING) APPROVAL OF THE MERGER-RELATED COMPENSATION OF OFFICE DEPOT’S NAMED EXECUTIVE OFFICERS

Office Depot is providing its stockholders with the opportunity to cast a vote, on an advisory (non-binding) basis, to approve the compensation payments that will or may be paid by Office Depot to its named executive officers in connection with the merger as disclosed in the section entitled “Compensation Related to the Merger,” including the table entitled “Golden Parachute Compensation—Office Depot” and the accompanying footnotes, under “Proposal I: Adoption of the Merger Agreement—Interests of Office Depot’s Directors and Executive Officers in the Merger” beginning on page 77 of this proxy statement/prospectus (referred to in this section of the proxy statement/prospectus as the “golden parachute” compensation), as required by Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Through this proposal, Office Depot is asking its stockholders to indicate their approval, on an advisory (non-binding) basis, of the various change of control, equity acceleration and other payments which Office Depot’s named executive officers will or may be eligible to receive in connection with the merger as described in the section “Compensation Related to the Merger” referred to above. The various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Office Depot’s overall compensation program for its named executive officers, which is disclosed to Office Depot’s stockholders as required in the section entitled “Executive and Director Compensation—Compensation Discussion and Analysis” beginning on page 165 of this proxy statement/prospectus and the related sections in this proxy statement/prospectus.

You should carefully review the “golden parachute” compensation information disclosed in the sections of this proxy statement/prospectus referred to above. The Office Depot board of directors unanimously recommends that Office Depot stockholders approve the following resolution:

“RESOLVED, that the stockholders of Office Depot approve, solely on an advisory, non-binding basis, the ‘golden parachute’ compensation which will or may be paid to Office Depot’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Compensation Related to the Merger,” including the table entitled “Golden Parachute Compensation—Office Depot” and the accompanying footnotes, under “Proposal I: Adoption of the Merger Agreement—Interests of Office Depot’s Directors and Executive Officers in the Merger” beginning on page 77 of this proxy statement/prospectus.”

The vote on the “golden parachute” compensation proposal is a vote separate and apart from the vote on the adoption of the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve the “golden parachute” compensation proposal and vice versa. Because the vote on the “golden parachute” compensation proposal is advisory only, it will not be binding on either Office Depot or Staples. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation payments that are contractually required to be paid by Office Depot to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Office Depot stockholders.

The affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the annual meeting is required to approve, on an advisory (non-binding) basis, the “golden parachute” compensation.

THE OFFICE DEPOT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OFFICE DEPOT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION PAYMENTS THAT WILL OR MAY BE PAID BY OFFICE DEPOT TO ITS NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

PROPOSAL III: ADJOURNMENT OF OFFICE DEPOT ANNUAL MEETING

Office Depot stockholders are being asked to approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the annual meeting.

If this proposal is approved, under the merger agreement the annual meeting may be adjourned to (i) any date that is either 30 days or less after the date for which the annual meeting was originally scheduled or 10 business days or less prior to November 4, 2015 (or any later date to which such date may be extended pursuant to the provisions in the merger agreement described under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 118 of this proxy statement/prospectus) or (ii) with the prior written consent of Staples, to any other date.

If the annual meeting is so adjourned, Office Depot stockholders, who have already submitted their proxies, will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares of Office Depot common stock will be voted in favor of the adjournment proposal. If you indicate, however, that you wish to vote against the proposal to adopt the merger agreement, your shares of Office Depot common stock will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the annual meeting is required to approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

THE OFFICE DEPOT BOARD OF DIRECTORS RECOMMENDS THAT OFFICE DEPOT STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT.

PROPOSAL IV: ELECTION OF OFFICE DEPOT DIRECTORS

Nominees for Directors of Office Depot

The Office Depot board of directors consists of ten (10) members with one vacancy (created as a result of Mr. Jeffrey C. Smith’s resignation from the board of directors on September 10, 2014). The Office Depot board of directors has nominated the ten (10) persons listed as nominees below for election as directors at the 2015 annual meeting. The directors elected at the annual meeting will serve until the next annual meeting, until their successors have been elected and qualified, or until their resignation or removal. All nominees are presently directors of Office Depot.

The Office Depot board of directors has determined that nine (9) director nominees satisfy the definition of independent director (referred to in this proxy statement/prospectus as the independent directors) under the listing standards of The Nasdaq Stock Market.

Pursuant to the requirement in Office Depot’s bylaws, should any of the nominees become unable to serve, Office Depot’s Continuing Office Depot Directors Committee and Continuing OfficeMax Directors Committee may propose a substitute nominee. If a substitute nominee is named, all proxies voting FOR the director nominee who is unable to serve will be voted for the substitute nominee so named. If a substitute nominee is not named, all proxies will be voted for the election of the remaining director nominees (or as directed on your proxy). Each person nominated for election has agreed to serve if elected and the Office Depot management has no reason to believe that any director nominee will be unable to serve.

Each director nominee must be elected by a majority of the votes cast. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” the director nominee.

THE OFFICE DEPOT BOARD OF DIRECTORS RECOMMENDS THAT OFFICE DEPOT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL IV ON THE PROXY CARD.

BIOGRAPHICAL INFORMATION ON THE DIRECTOR NOMINEES

ROLAND C. SMITH	AGE: 60

Roland C. Smith was appointed as Office Depot’s Chairman and Chief Executive Officer in November 2013. Prior to joining Office Depot, Mr. Smith served as the President and Chief Executive Officer of Delhaize America, LLC, the U.S. division of Delhaize Group, and Executive Vice President of Delhaize Group, an international food retailer, from October 2012 to September 2013. Mr. Smith was a Special Advisor to The Wendy’s Company, a restaurant owner, operator and franchisor, from September 2011 to December 2011, served as President and Chief Executive Officer from July 2011 to September 2011. Mr. Smith served as President and Chief Executive Officer of Wendy’s/Arby’s Group, Inc. and Chief Executive Officer of Wendy’s International, Inc. from September 2008 to July 2011. Mr. Smith also served as Chief Executive Officer of Triarc Companies, Inc., a restaurant owner, operator and franchisor from June 2007 to July 2011, and the Chief Executive Officer of Arby’s Restaurant Group, Inc., a restaurant owner, operator and franchisor, from April 2006 to September 2008. Mr. Smith served as President and Chief Executive Officer of American Golf Corporation and National Golf Properties, an owner and operator of golf courses, from February 2003 to November 2005. He was President and Chief Executive Officer of AMF Bowling Worldwide, Inc., an owner and operator of bowling centers, from April 1999 until January 2003. Mr. Smith has been a member of Carmike Cinemas, Inc.’s (referred to in this proxy statement/prospectus as Carmike) board of directors since April 2002, and has served as Chairman of Carmike’s board of directors since June 2009. Mr. Smith was also a member of the board of directors of The Wendy’s Company from 2007 to 2014.

Mr. Smith has extensive leadership experience, having served as President and Chief Executive Officer of both public and private companies and as a public company director, including experience as chairman of the board. Mr. Smith’s strong track record in increasing operating profit, managing complex integrations, directing corporate turnarounds and transforming companies for future success, led the Office Depot board of directors to conclude that he should be nominated as a director.

WARREN F. BRYANT	AGE: 69

Warren Bryant joined the Office Depot board of directors in November 2013. Previously, Mr. Bryant was a director of OfficeMax Incorporated from 2004 to November 2013. From 2002 to 2008, Mr. Bryant served as a director and the President and Chief Executive Officer of Longs Drug Stores Corporation, a retail drug store chain on the West Coast and in Hawaii. From 2003 to 2008, he served as the Chairman of the Board of Longs Drug Stores. Mr. Bryant served as Senior Vice President of The Kroger Co., a retail grocery chain, from 1999 to 2002. From 1996 to 1999, he served as President and Chief Executive Officer of Dillon Companies, Inc., a retail grocery chain and subsidiary of The Kroger Co. From 2010 to 2013, Mr. Bryant served as a director of George Weston Limited, a Canadian public company. Mr. Bryant has also served as a director of The National Association of Chain Drug Stores from 2003 to 2008, and as Chairman of the Association during 2008. Mr. Bryant has also served as a director of Pathmark Stores, Inc., from 2004 to 2005. Since 2009, Mr. Bryant has served as a director of Dollar General Corporation. Since 2013, Mr. Bryant has also served as a director of Loblaw Companies Limited, a Canadian public company and Canada’s food and pharmacy leader and largest retailer.

Mr. Bryant has an exceptional depth of experience in retail leadership, along with substantial experience in marketing, merchandising, operations and strategy. This extensive, relevant knowledge of the retail industry and his experience as a board member (including as a chairman and as lead director) for several other public company retailers, led the Office Depot board of directors to conclude that he should again be nominated as a director.

RAKESH GANGWAL	AGE: 61

Rakesh Gangwal joined the Office Depot board of directors in November 2013. Previously, Mr. Gangwal was a director of OfficeMax Incorporated from 1998 to November 2013. From June 2003 to August 2007, Mr. Gangwal was the Chairman, President and Chief Executive Officer of Worldspan Technologies, Inc., a provider of travel technology and information services to the travel and transportation industry. From 2002 to 2003, Mr. Gangwal was involved in various personal business endeavors, including private equity projects and consulting projects. He was the President and Chief Executive Officer of US Airways Group, Inc., the parent corporation for US Airways’ mainline jet and express divisions as well as several related companies, from 1998 until 2001. Mr. Gangwal was also the President and Chief Executive Officer of US Airways, Inc., the main operating arm of US Airways Group, from 1998 until 2001. He was also the President and Chief Operating Officer of US Airways Group, Inc., and US Airways, Inc., from 1996 to 1998. Mr. Gangwal has been a director of CarMax, Inc. since 2011 and served as a director of PetSmart, Inc. from 2005 to 2015. Mr. Gangwal is also the co-founder of IndiGo Airlines, India’s largest domestic airline.

Mr. Gangwal has an exceptional depth of experience in commerce between businesses in the United States and internationally, with substantial experience in operations, technology, strategy, and finance. In addition to his experience as the President and Chief Executive Officer of a public company and his role as a board member for other large public companies, including two large, public retailers, led the Office Depot board of directors to conclude that he should again be nominated as a director.

CYNTHIA T. JAMISON	AGE: 55

Cynthia Jamison has served as a director on the Office Depot board of directors since August 2013. Ms. Jamison was the Chief Financial Officer of AquaSpy, Inc. from 2009 to 2012. From 1999 to 2009, she was a partner with Tatum, LLC, an executive services firm focused exclusively on providing Chief Financial Officer support to public and private companies. Prior to joining Tatum, she served as Chief Financial Officer of Chart House Enterprises and previously held various financial positions at Allied Domecq Retailing USA, Kraft General Foods, and Arthur Andersen LLP. Ms. Jamison’s experience also includes her service, since 2004 and until 2015, as a director of B&G Foods, Inc. Since 2002, Ms. Jamison also serves as a member of the board of directors for Tractor Supply Company and currently serves as the Chairman of the board. Ms. Jamison also serves as a director of Darden, Inc. since 2014.

Ms. Jamison has extensive experience in financial and accounting matters, including public company reporting, as well as strategy and capitalization expertise, having served as Chief Financial Officer on the board of directors of many public and private companies. Ms. Jamison also brings key senior management, leadership, financial and strategic planning, corporate governance and public company executive compensation experience which led the Office Depot board of directors to conclude that she should be nominated as a director.

V. JAMES MARINO	AGE: 64

James Marino joined the Office Depot board of directors in November 2013. Previously, Mr. Marino was a director of OfficeMax Incorporated from 2011 to November 2013. From 2006 until his retirement in August 2011, Mr. Marino was President and Chief Executive Officer of Alberto-Culver Company, a personal care products company. Prior to holding that position, Mr. Marino served as President of Alberto-Culver Consumer Products Worldwide from 2004 to November 2006, and as President of Alberto Personal Care Worldwide, a division of Alberto-Culver Company, from 2002 to 2004. Mr. Marino has been a member of the board of directors of PVH Corp. since 2007. He was also a member of the board of directors of Alberto-Culver Company from 2006 to 2011.

Mr. Marino has substantial prior leadership experience in commerce between businesses, both in the United States and internationally. Mr. Marino also has extensive experience in strategy development and execution, marketing and brand equity building. His consumer packaged goods background provides a unique perspective on the retail sector. His experience as the President and Chief Executive Officer of a public company and his role as a board member for other consumer products public companies led the Office Depot board of directors to conclude that he should be nominated as a director.

MICHAEL J. MASSEY	AGE: 50

Michael Massey has served as a director on the Office Depot board of directors since August 2013. Mr. Massey currently serves as President and Chief Executive Office of PetSmart, Inc. and is a member of PetSmart, Inc.’s board of directors. Since August 2014, he has also served on the Policyowners Examination Committee of Northwestern Mutual Life Insurance Company. Previously, Mr. Massey served as Chief Executive Officer and President of Collective Brands, Inc., an international shoe manufacturer and retailer, from June 2011 to October 2012, as Senior Vice President of Law from March 2003 to June 2011 and as General Counsel and Secretary from March 2003 to October 2012. He previously served in various executive roles at Collective Brands in corporate development and legal from 1996 to 2003, and served as President of Payless ShoeSource’s international joint ventures, which included a total of over 200 stores. Prior to Collective Brands, Inc., he was counsel at The May Department Stores Company, a major American department store holding company, from 1990 to 1996.

As a former Chief Executive Officer of a retailer, Mr. Massey provides valuable retail experience and ability to provide meaningful insight to address issues affecting retailers. Additionally, Mr. Massey’s international experience and global insights on issues affecting Office Depot’s overseas business as well as his strong governance experience gained as general counsel led the Office Depot board of directors to conclude that he should be nominated as a director.

FRANCESCA RUIZ DE LUZURIAGA	AGE: 61

Francesca Ruiz de Luzuriaga joined the Office Depot board of directors in November 2013. Previously she was a director of OfficeMax Incorporated from 1998 to November 2013. From 1999 to 2000, Ms. Luzuriaga served as the Chief Operating Officer of Mattel Interactive, a business unit of Mattel, Inc., one of the major toy manufacturers in the world. Prior to holding this position, she served Mattel as its Executive Vice President, Worldwide Business Planning and Resources, from 1997 to 1999, and as its Chief Financial Officer from 1995 to 1997. Since leaving Mattel in 2000, Ms. Luzuriaga has been working as an independent business development consultant. From 2002 until 2005, she was also a director of Providian Financial Corporation. Since January 2012, she has been a director of SCAN Health Plan, a not-for-profit Medicare Advantage health plan.

Ms. Luzuriaga has substantial prior leadership experience in the operations and strategy side of businesses, both in the United States and internationally. This experience, together with her financial expertise, her experience in corporate finance, and her experience as a board member for other public companies, led the Office Depot board of directors to conclude that she should be nominated as a director.

DAVID M. SZYMANSKI	AGE: 58

David Szymanski joined the Office Depot board of directors in November 2013. Previously, he was a director of OfficeMax Incorporated from 2004 to November 2013. Dr. Szymanski became the Dean of the University of Cincinnati Lindner College of Business in 2010. Prior to that, Dr. Szymanski was a Professor of Marketing and holder of the JC Penney Chair of Retailing Studies at Texas A&M University, where he had served since 1987. Dr. Szymanski served as the Director of the Center for Retailing Studies at Texas A&M University from 2000 to 2006. From 2004 until 2010, Dr. Szymanski was a director of Zale Corporation, and from 2004 to 2006, Dr. Szymanski was a director of the National Retail Federation Foundation Board.

Dr. Szymanski has held significant leadership positions in major universities. His great depth of knowledge regarding all aspects of the retail industry arising from his academic focus and his experience as a board member for another public company, led the Office Depot board of directors to conclude that he should be nominated as a director.

NIGEL TRAVIS	AGE: 65

Nigel Travis has served as a director on the Office Depot board of directors since March 2012 and is the Lead director. Mr. Travis has been Chairman of the board of Dunkin’ Brands Group Inc., a quick-service restaurant franchisor, since May 2013 and Chief Executive Officer since January 2009. From 2005 through 2008, Mr. Travis served as President and Chief Executive Officer of Papa John’s International, Inc., an international take-out and delivery pizza restaurant chain. From 1994 to 2004, he had executive roles in Europe, International and Retail divisions of Blockbuster, Inc., culminating with the role of President and Chief Operating Officer from 2001 to 2004. Mr. Travis also held human resources and international roles for Burger King Holdings, Inc. from 1989 to 1994, prior to which he worked for Grand Metropolitan PLC since 1985. Mr. Travis’ previous board service includes Lorillard, Inc. from 2008 to 2012, Papa John’s International, Inc. from 2005 to 2008, Bombay Company from 2000 to 2007, and Limelight Group from 1996 to 2000.

Mr. Travis brings significant international, retail, human resources and operations experience to the Office Depot board of directors, and as a public company Chief Executive Officer, he provides perspectives on leadership and strategy. In addition, Mr. Travis’ particular knowledge of and extensive experience in senior management of manufacturing and consumer product businesses led the Office Depot board of directors to conclude that he should be nominated as a director.

JOSEPH VASSALLUZZO	AGE: 66

Joseph Vassalluzzo has served as a director on the Office Depot board of directors since August 2013. He currently serves as a director on public company boards, including, since 2002, the Federal Realty Investment Trust, where he is Chairman of the Board of Trustees, and LifeTime Fitness, since 2006, where he is the Lead director. Mr. Vassalluzzo previously served on the board of directors of iParty Corp. from 2004 to 2013 and on the board of directors of Commerce Bancorp from 2005 to 2008 where he chaired various committees of both. He also operates a retail consulting business. Previously, among other roles, Mr. Vassalluzzo was employed by Staples, Inc. from 1989 until 2005, most recently as Vice Chairman. Additionally, his duties at Staples included world-wide responsibility for all of Staples’ real estate activities, including, but not limited to, the development and management of all retail stores; distribution; office and warehouse centers; all engineering, construction and design activities; and facilities management.

Mr. Vassalluzzo’s broad based experience in business, including his extensive experience in retail businesses, the office supplies business, and his service on the boards of a number of retailers, provides the Office Depot board of directors and management with retail and retail real estate expertise that is essential to Office Depot’s core business. In addition, Mr. Vassalluzzo’s executive and senior leadership positions at numerous retailers led the Office Depot board of directors to conclude that he should be nominated as a director.

OFFICE DEPOT CORPORATE GOVERNANCE

Board of Directors

Office Depot’s business is overseen by its board of directors pursuant to Delaware law and Office Depot’s certificate of incorporation and bylaws. Members of the Office Depot board of directors are kept informed of Office Depot’s business through discussions with its Chairman and Chief Executive Officer (referred to in this proxy statement/prospectus as the CEO) and with key members of management, by reviewing materials provided to them and by participating in board and committee meetings. Members of the board of directors are elected annually by the stockholders.

The Office Depot board held sixteen (16) meetings during 2014. Its independent directors met in six (6) executive sessions in 2014. In 2014, each of Office Depot’s current directors attended at least 75% of the meetings of the board and standing committees on which the member served during the period the member was on the board or committee. Pursuant to the terms of Office Depot’s corporate governance guidelines, it is the board’s policy that each director should attend the annual meeting. All incumbent directors attended the 2014 annual meeting of stockholders.

Corporate Governance Guidelines

Strong corporate governance practices and the independence of the Office Depot board of directors are a long standing priority at Office Depot. These practices provide a framework within which the Office Depot board of directors and management can pursue Office Depot’s strategic objectives and ensure long-term growth for the benefit of its stockholders. Office Depot’s corporate governance guidelines may be viewed at Office Depot’s corporate website, investor.officedepot.com, under the headings “Corporate Governance/Governance Documents.” In addition, a printed copy of Office Depot’s corporate governance guidelines will be provided to any stockholder upon written request to Office Depot’s corporate secretary. The Corporate Governance and Nominating Committee reviews the guidelines annually and any changes are recommended to the Office Depot board of directors for approval.

Board Leadership Structure

The Office Depot board of directors annually elects one of its own members as the chairman of the board of directors. Office Depot’s bylaws provide that the chairman of the board may also be the CEO. Office Depot believes that there are a wide array of leadership structures that could apply to many different business models and, therefore, that Office Depot should have the opportunity to determine the ideal structure for its board leadership, which leadership structure may change over time.

The Office Depot board of directors has chosen the current leadership structure of a combined role of CEO and chairman because it provides Office Depot with unified leadership and direction. As CEO, Mr. Roland C. Smith is involved in the day-to-day operations of Office Depot, which enables him to identify developing trends and formulate and lead strategic initiatives. Given Mr. Smith’s experience as a director of The Wendy’s Company and as Chairman of the board of directors for Carmike Cinemas, Inc., where he is also Chairman of the Compensation and Nominating Committee, as well as his prior experience as CEO and President of Delhaize America, LLC; President and CEO of The Wendy’s Company; President and CEO of Wendy’s/Arby’s Group, Inc.; and CEO of Wendy’s International, Inc., Mr. Smith has extensive leadership experience and is aware of the issues of critical business importance that require elevation to the Office Depot board of directors.

The Office Depot board of directors believes that Office Depot’s current governance structure, which provides for a combined CEO and chairman role and an independent Lead director who is charged with certain responsibilities indicated in Office Depot’s corporate governance guidelines, ensures both independent oversight of the board of directors and meaningful coordination between company management and the independent board members. Office Depot’s combined CEO and chairman role, together with the assistance of its independent lead director, effectively serves the best interests of Office Depot and its stockholders because it provides Office Depot with strong, balanced, and consistent leadership.

Mr. Nigel Travis serves as Office Depot’s lead director and has the following duties:

•	To preside over all meetings of the Office Depot board of directors at which the chairman of the board is not present;

•	To preside over all executive sessions of the independent directors;

•	To call meetings of the independent directors, as needed;

•	To meet regularly with the CEO;

•	To serve as a liaison between the CEO and the independent directors;

•	To develop the agendas for meetings of the independent directors;

•	To approve board of directors meeting agendas and schedules;

•	To review information sent to the board of directors; and

•	To meet with stockholders, as appropriate.

Director Independence

The Office Depot board of directors believes in the importance of experienced and independent directors. The board of directors evaluates the independence of each nominee for election as a director of Office Depot in accordance with the corporate governance guidelines, which incorporate the applicable listing standards of The Nasdaq Stock Market. The corporate governance guidelines require that a majority of the Office Depot board of directors must be “independent” within the meaning of the Nasdaq listing standards, and all directors who sit on Office Depot’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, must also be independent directors.

All members of Office Depot’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee have been determined by the Office Depot board of directors to be independent directors. The Office Depot board of directors has reviewed the various relationships between members of the Office Depot board of directors and Office Depot and has affirmatively determined that none of its directors has a material relationship with Office Depot that would impair independence from management, other than Mr. Smith, who serves as Office Depot’s chairman and CEO. The Office Depot board of directors has concluded that although certain of its directors were appointed by a large stockholder of Office Depot, a relationship with a stockholder of Office Depot in and of itself does not impair such directors of independent judgment in connection with their duties and responsibilities as directors of Office Depot.

None of Office Depot’s directors serves as an executive officer of a charitable organization to which Office Depot made contributions during 2014.

Board of Directors’ Role in Risk Oversight

The Office Depot board of directors has an active role in overseeing management of Office Depot’s risks, directly and through its committees. The board oversees a formal enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for Office Depot. The involvement of the full Office Depot board of directors in setting Office Depot’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for Office Depot.

The full board of directors participates in an annual enterprise risk management assessment, which is led by Office Depot’s internal audit executive. In Office Depot’s continuing risk assessment process, risk is assessed quarterly by a steering committee, comprised of members of management representing Office Depot’s business units and corporate staff. This steering committee focuses on identifying and evaluating company-wide risks in four primary areas: financial risk, legal/compliance risk, operational/strategic risk and compensation risk. This company-wide risk portfolio is then to be presented to and evaluated by Office Depot’s executive officers. The findings are then presented to the board of directors. In addition to the presentation made to the full board, at least once a year the Audit Committee receives quarterly updates on certain risk areas the board has identified for focus, and the independent directors periodically discuss risk management during executive sessions without management present.

While the Office Depot board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board of directors also have responsibility for risk management. In particular, the Audit Committee focuses on assessing and mitigating financial risk, including internal controls, and receives an annual risk assessment report from Office Depot’s internal auditors. As part of its annual executive compensation review in setting executive compensation, the Compensation Committee reviews Office Depot’s management of executive compensation and retention risks and strives to create incentives that encourage a level of risk-taking behavior consistent with Office Depot’s business strategy. The audit and Compensation Committees annually have a joint meeting to review incentive compensation plans for a risk assessment. The Corporate Governance and Nominating Committee assists the Office Depot board of directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, CEO succession planning, and corporate governance.

How Nominees to the Office Depot Board of Directors are Selected

Pursuant to the corporate governance guidelines, Office Depot seeks to have a board of directors that represents diversity as to skills, experiences, age, race, gender and ethnicity and, while Office Depot does not have a formal diversity policy, the Corporate Governance and Nominating Committee seeks diverse board candidates. The Corporate Governance and Nominating Committee operates under a charter, which is available on Office Depot’s corporate website at investor.officedepot.com under the headings “Corporate Governance/Committee Charters.”

Office Depot’s bylaws provide that, subject to a failure of any such director to be elected by the Office Depot stockholders, for a specified post-merger period of four years after the closing of the Office Depot/OfficeMax merger, the Office Depot board of directors will be comprised of an equal number of continuing Office Depot directors and continuing OfficeMax directors. The Office Depot bylaws also establish a continuing Office Depot directors committee and a continuing OfficeMax directors committee, which shall each have the exclusive right, during this specified post-merger period, to (i) fill the vacancies on the board of directors created by the death, resignation, removal, disqualification or other cessation of service of a continuing Office Depot director or of a continuing OfficeMax director, respectively, and (ii) nominate, on behalf of the Office Depot board of directors, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a continuing Office Depot director or a continuing OfficeMax director, respectively. For further information concerning the continuing Office Depot directors committee and the continuing OfficeMax directors committee please see “Committees of the Office Depot Board of Directors” later in this proxy statement/prospectus.

Candidates Recommended by Stockholders. Subject to the limitations set forth in Office Depot’s bylaws during the specified post-merger period, Office Depot’s Corporate Governance and Nominating Committee will give due consideration to candidates recommended by stockholders. Stockholders may recommend candidates for the consideration of the Corporate Governance and Nominating Committee by submitting such recommendation directly to the Corporate Governance and Nominating Committee by mail, as described under the heading “—Communicating with the Office Depot Board of Directors” below. In making recommendations, stockholders should be mindful of the discussion of minimum qualifications set forth in the following paragraph.

Qualifications for Nomination. Office Depot believes that a director should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of Office Depot’s stockholders. He or she must have an inquisitive and objective perspective, practical wisdom and mature judgment. Office Depot endeavors to have a board representing a range of experiences in business and in areas that are relevant to Office Depot’s business and operations. Office Depot believes that directors with experience in significant leadership positions over an extended period, especially CEO positions, provide Office Depot with special insights.

Office Depot continuously seeks to strengthen its business and to grow by identifying and developing new markets for its products and strategic expertise, both on a domestic and international level. As such, in identifying board nominees Office Depot seeks candidates for directors:

•	With experience as executives, directors or in other leadership positions in Office Depot’s industry or with other retailers;

•	With an understanding of finance and financial reporting processes;

•	Who qualify as Audit Committee financial experts (although Office Depot expects all of its directors to be financially knowledgeable);

•	With a strong corporate governance background; and

•	With a global business perspective.

In addition, a candidate for director should possess:

•	An exemplary reputation and record for honesty in his or her personal dealings and business or professional activity;

•	Qualities of independence in thought and action;

•	Strong collaboration skills, with the potential to influence management; and

•	The ability to dedicate significant time to service on the Office Depot board of directors while being committed first and foremost to the interests of all Office Depot’s stockholders.

Office Depot’s evaluation of director nominees also considers the diversity of skills, experiences, age, race, gender and ethnicity as factors when recommending directors. Persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to the Office Depot board of directors.

Methods of Finding Qualified Nominees. Office Depot’s Corporate Governance and Nominating Committee identifies nominees in a number of ways. One method is the recommendation of sitting members of the board of directors, who personally know and have an understanding of the qualifications of a proposed nominee. A second method is an awareness of persons who are successful in business, the non-profit sector or a profession, whether personally known to a member of the board of directors or not. Such persons are contacted from time to time to ask whether they would be willing to serve. If they are willing, then the Corporate Governance and Nominating Committee conducts significant amounts of due diligence to ensure that a nominee possesses the qualifications, qualities and skills outlined above. The Corporate Governance and Nominating Committee also from time to time has engaged search firms to assist Corporate Governance and Nominating Committee in identifying potential nominees to the Office Depot board of directors. These firms conduct searches on behalf of the Corporate Governance and Nominating Committee and provide Corporate Governance and Nominating Committee with names of potential director candidates. Office Depot has paid these firms a fee for such services. As mentioned above, Office Depot’s Corporate Governance and Nominating Committee is also open to receiving recommendations from stockholders as to potential candidates it might consider.

Communicating with the Office Depot Board of Directors

Office Depot’s stockholders and any other parties interested in communicating with the Office Depot board of directors may contact any member (or all members) of the Office Depot board of directors, or the independent directors as a group, any committee of the Office Depot board of directors or any chair of any such committee by mail. The Office Depot legal department reviews all communications sent to the board related to the duties and responsibilities of the board and its committees and regularly provides the communications to committee chairs, the lead director or the full board as needed. To communicate with Office Depot’s directors by mail, correspondence may be addressed to any individual director by name, to the independent directors as a group, to any committee of the Office Depot board of directors by name or to any committee chair either by name or by title. All such mailings are to be sent “c/o Corporate Secretary” to Office Depot’s corporate headquarters located at 6600 North Military Trail, Boca Raton, FL 33496.

In addition, any person who desires to communicate any matter specifically and confidentially to Office Depot’s Audit Committee may contact the Audit Committee by addressing a letter to the chair of the Audit Committee, c/o Corporate Secretary, at Office Depot’s corporate headquarters address. Mark on the outside of the envelope that the communication inside is “Confidential.” Such communications to Office Depot’s Audit Committee may be submitted anonymously to the “Audit Committee Chair,” in which event the envelope will not be opened for any purpose, other than appropriate security inspections. Such mailing will be directed to the chair of Office Depot’s Audit Committee for his or her review and follow-up action as he or she deems appropriate.

Majority Voting Policy

Subject to Office Depot’s corporate governance guidelines and Article II, Section 9 of Office Depot’s bylaws, directors will be elected by majority vote. In an uncontested election, each director nominee must be elected by a majority of the votes cast. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST.” Pursuant to Office Depot’s bylaws, abstentions are not considered to be “votes cast,” and therefore an abstention will have no effect on the election of directors. In a contested election (an election in which the number of candidates exceeds the number of director positions to be filled), the number of director nominees that equals the number of director positions to be filled receiving the greatest number of votes cast will be elected as directors. All of Office Depot’s directors form a single class of directors and stand for election each year. Information about the nominees, their business experience and other relevant biographical information is set forth in the section entitled “Biographical Information on the Director Nominees” beginning on page 125.

Pursuant to Article II, Section 9 of Office Depot’s bylaws, in any uncontested election of directors, any director who is an “incumbent” director who does not receive a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” must immediately tender his or her resignation to the board of directors. After the director tenders his or her resignation, the board of directors must then decide within 90 days of the date the director submitted his or her resignation, through a process managed by the Corporate Governance and Nominating Committee (and excluding the director in question from all board of directors and committee deliberations), whether to accept the director’s resignation. Absent a compelling reason, as determined by the board of directors, for the director to remain on the board, the board of directors must accept the director’s resignation. If the board of directors determines that there is a compelling reason for the director to remain on the board and does not accept the director’s resignation, the board must publicly disclose its decision either in a current report on Form 8-K filed with the SEC or in a press release.

If the board of directors accepts an incumbent director’s resignation, that director will immediately cease to be a member of the board of directors. If the board of directors does not accept an incumbent director’s resignation, that director will continue to serve until the next annual meeting of stockholders, or until the earlier of his or her subsequent resignation or removal. If a director nominee who was not already serving as an incumbent director is not elected at the annual meeting, under Delaware law and Office Depot’s bylaws, that director nominee would not become a director and would not serve on the board of directors as a “holdover director.”

Related Person Transactions Policy

Office Depot’s related person transactions policy sets forth the procedures governing the review and approval or ratification of transactions between Office Depot, on the one hand, and (i) an executive officer; (ii) director; (iii) an immediate family member of an executive officer or director; (iv) any security holder who is known by Office Depot to own of record or beneficially more than five percent of any class of Office Depot’s voting securities at the time of the transaction; or (v) an immediate family member of such five percent security holder, on the other hand. Persons in the categories described above are collectively referred to as “related persons.”

This related persons transactions policy applies to all related person transactions, and under the policy a “related person transaction” is any transaction:

•	In which Office Depot was or is to be a participant;

•	In which the amount exceeds $120,000; and

•	In which any related person has, or will have, a direct or indirect material interest.

No related person transaction shall be approved or ratified if such transaction is contrary to the best interests of Office Depot. Unless different terms are specifically approved or ratified by the Corporate Governance and Nominating Committee, any approved or ratified transaction must be on terms that are no less favorable to Office Depot than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances. All related person transactions or series of similar transactions must be presented to the Corporate Governance and Nominating Committee for review and pre-approval or ratification. A copy of the related persons transactions policy is available for review on Office Depot’s corporate website at investor.officedepot.com under the headings “Corporate Governance/Governance Documents.”

On an annual basis, each director and executive officer of Office Depot is required to complete a questionnaire which requires disclosure of any related person transaction. The Corporate Governance and Nominating Committee reviews any transaction disclosed.

During 2014, all transactions that were potentially subject to the related persons transactions policy were reviewed and approved or ratified by the Corporate Governance and Nominating Committee. From time to time, Office Depot may have engaged in purchase and sale transactions for office products with Starboard and its portfolio companies. Any such transactions were conducted on an arm’s length basis and are not material to Starboard.

Succession Planning

At least annually, the Office Depot board of directors formally discusses CEO and senior management succession with the CEO and also in executive session with only non-management directors present. The process includes an evaluation of the requirements for the CEO and each senior management position and the regular review of potential permanent and interim candidates for CEO and senior management positions.

Code of Business Conduct (Code of Ethical Behavior)

The Office Depot board of directors has adopted a code of ethical behavior for all Office Depot employees. This code also applies to Office Depot’s directors. A copy of the code of ethical behavior may be viewed at Office Depot’s corporate website, investor.officedepot.com under the headings “Corporate Governance/Governance Documents.” In addition, a printed copy of Office Depot’s code of ethical behavior will be provided to any stockholder upon written request to Office Depot’s corporate secretary at the address for Office Depot’s corporate headquarters listed elsewhere in this proxy statement/prospectus.

Office Depot has established the confidential Office Depot hotline to assist Office Depot’s employees in complying with their ethical and legal obligations and reporting suspected violations of applicable laws, Office Depot’s policies or established procedures. The hotline enables Office Depot’s associates, vendors and the public to express their concerns about possible violations of law or Office Depot’s policies without fear of retribution or retaliation of any kind. It is Office Depot’s express policy that no retaliatory action be taken against any associate for using the hotline procedure. The hotline is operated by an independent third party, not by company personnel. The hotline can be accessed by either calling the following toll-free number or visiting the following website:

1-866-634-6854

www.odhotline.com

COMMITTEES OF THE OFFICE DEPOT BOARD OF DIRECTORS

The Office Depot board of directors has established four (4) standing committees—(i) audit, (ii) compensation, (iii) corporate governance and nominating, and (iv) finance and integration. The table below shows the membership for each of the board of directors’ standing committees. Mr. Jeffrey C. Smith, until his resignation from the board on September 10, 2014, served on the board’s Compensation Committee and Finance and Integration Committee. On October 16, 2014, Ms. Cynthia T. Jamison and Mr. Nigel Travis were, respectively, appointed by the Office Depot board of directors to serve on the Compensation Committee and Finance and Integration Committee to fill the vacancies created by Mr. Jeffrey C. Smith’s resignation.

Audit Committee	Compensation Committee	Corporate Governance & Nominating Committee	Finance and Integration Committee
Francesca Ruiz de Luzuriaga (Chair)	David M. Szymanski (Chair)	Nigel Travis (Chair)	Joseph Vassalluzzo (Chair)
Cynthia T. Jamison	V. James Marino	Rakesh Gangwal	Warren F. Bryant
David M. Szymanski	Michael J. Massey	Cynthia T. Jamison	Rakesh Gangwal
Joseph Vassalluzzo	Cynthia T. Jamison	V. James Marino	Michael J. Massey
Francesca Ruiz de Luzuriaga
Nigel Travis

Each of the four committees of the Office Depot board of directors has a written charter that is reviewed and approved annually by the Office Depot board of directors, is available for review on Office Depot’s corporate website, investor.officedepot.com under the headings “Corporate Governance/Governance Documents” and is available in hard copy upon written request to Office Depot’s corporate secretary.

In addition, for a specified post-merger period of four years after the closing of the Office Depot/OfficeMax merger, Office Depot’s bylaws provide for two (2) additional committees of the Office Depot board of directors, which include a Continuing Office Depot Directors Committee, comprised of continuing Office Depot directors, and a Continuing OfficeMax Directors Committee, comprised of continuing OfficeMax directors. The members of the Continuing Office Depot Directors Committee are Cynthia T. Jamison, Michael J. Massey, Nigel Travis and Joseph S. Vassalluzzo. The members of the Continuing OfficeMax Directors Committee are Warren F. Bryant, Rakesh Gangwal, V. James Marino, Francesca Ruiz de Luzuriaga and David M. Szymanski. The Continuing Office Depot Directors Committee and the Continuing OfficeMax Directors Committee are not governed by a charter, but the authority of their members, which includes the authority to nominate, on behalf of the Office Depot board of directors, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, and to fill each seat previously held by a continuing Office Depot director or a continuing OfficeMax director, respectively, is set forth in Office Depot’s bylaws. With respect to the vacancy created as a result of Mr. Jeffrey C. Smith’s resignation from the board, the continuing Office Depot directors have determined not to nominate or appoint a new director at this time because of the merger with Staples but will continue to evaluate the appointment of a new director to fill the vacancy.

Audit Committee

During the 2014 fiscal year, Office Depot’s Audit Committee had four (4) members and met ten (10) times.

Membership and Independence

Ms. Francesca Ruiz de Luzuriaga is the chair of Office Depot’s Audit Committee. Ms. Cynthia T. Jamison and Messrs. David M. Szymanski and Joseph Vassalluzzo are the other members of Office Depot’s Audit Committee.

The Office Depot board of directors has reviewed and made the determinations required by the listing standards of The Nasdaq Stock Market and regulations of the SEC regarding the independence and financial literacy of the members of Office Depot’s Audit Committee. All members of the Audit Committee have been determined by the board of directors to be independent directors and financially literate and no members of the Audit Committee have participated in the preparation of the financial statements of Office Depot or any of its subsidiaries during the past three years. In addition, the Office Depot board of directors has determined that the following members of Office Depot’s Audit Committee qualify as “Audit Committee financial experts” within the meaning of the applicable regulations of the SEC: Ms. Francesca Ruiz de Luzuriaga and Ms. Cynthia T. Jamison.

Primary Responsibilities

The Audit Committee is responsible for the performance of Office Depot’s internal audit function as well as ensuring Office Depot’s compliance with legal and regulatory requirements, assessing and mitigating financial risks to Office Depot and insuring the integrity of Office Depot’s financial reporting process. The Audit Committee’s responsibilities, discussed in detail in its charter, include, among other duties, the duty to:

•	Oversee the financial reporting process;

•	Meet with internal and external auditors regarding audit results;

•	Engage and ensure the independence of Office Depot’s independent registered public accounting firm;

•	Review the effectiveness of Office Depot’s internal controls; and

•	Oversee compliance with Office Depot’s code of ethical behavior.

Corporate Governance and Nominating Committee

During the 2014 fiscal year, Office Depot’s Corporate Governance and Nominating Committee had four (4) members and met five (5) times.

Membership and Independence

Mr. Nigel Travis is the chair of Office Depot’s Corporate Governance and Nominating Committee and the lead director of the board. Ms. Cynthia Jamison and Messrs. Rakesh Gangwal and V. James Marino are the other members of Office Depot’s Corporate Governance and Nominating Committee. All members of the Corporate Governance and Nominating Committee have been determined by the Office Depot board of directors to be independent directors.

Primary Responsibilities

Office Depot’s Corporate Governance and Nominating Committee is responsible for establishing and monitoring the effectiveness of the overall corporate governance philosophy and the director nomination process. The Corporate Governance and Nominating Committee’s responsibilities include, among other duties, the duty to:

•	Subject to the limitations set forth in Office Depot’s bylaws during the specified post-merger period after the Office Depot/OfficeMax merger, review and make recommendations to the board of directors concerning the size and composition of the Office Depot board of directors and its committees and the recruitment and selection of directors;

•	Plan for succession of CEO and provide recommendations to the Office Depot board of directors;

•	Subject to the limitations set forth in Office Depot’s bylaws during the post-merger period after Office Depot’s merger with OfficeMax, nominate director candidates for election at annual meetings; and

•	Review and make recommendations to the board of directors concerning Office Depot’s corporate governance policies and practices.

In addition, the Corporate Governance and Nominating Committee is also responsible for reviewing and approving any transactions between Office Depot and any related person. See the section entitled “Office Depot Corporate Governance—Related Person Transactions Policy” beginning on page 134 of this proxy statement/prospectus.

Finance and Integration Committee

During the 2014 fiscal year, Office Depot’s Finance and Integration Committee had six (6) members and met four (4) times.

Membership and Independence

Mr. Joseph Vassalluzzo is the chair of the Finance and Integration Committee. Ms. Francesca Ruiz de Luzuriaga and Messrs. Warren F. Bryant, Rakesh Gangwal, Michael J. Massey and Nigel Travis are the other members of the Finance and Integration Committee. Mr. Jeffrey C. Smith also served as a member of the Finance and Integration Committee before his resignation from the board on September 10, 2014. Mr. Travis has served as a member of the Finance and Integration Committee since October 16, 2014.

Primary Responsibilities

Office Depot’s Finance and Integration Committee is responsible for overseeing the capital structure, financial policies and business and financial plans of Office Depot. The Finance and Integration Committee’s responsibilities, discussed in detail in its charter, include, among other duties, the duty to:

•	Review Office Depot’s financial policies and procedures;

•	Review annual capital budgets and major spending requests from management;

•	Monitor Office Depot’s financial standing and financial ratings;

•	Provide oversight and advice to management regarding Office Depot’s capital allocation, spending and structure; and

•	Oversee Office Depot’s post-merger integration with OfficeMax.

Compensation Committee

During the 2014 fiscal year, Office Depot’s Compensation Committee met thirteen (13) times.

Membership and Independence

Mr. David M. Szymanski is the chair of the Compensation Committee. Ms. Cynthia T. Jamison and Messrs. V. James Marino and Michael J. Massey are the other members of the Compensation Committee. All members of the Compensation Committee have been determined by the board to be independent directors. Mr. Jeffrey C. Smith also served as a member of the Compensation Committee before his resignation from the board on September 10, 2014. Ms. Cynthia T. Jamison has served as a member of the Compensation Committee since October 16, 2014.

Primary Responsibilities

Office Depot’s Compensation Committee is responsible for establishing and monitoring the effectiveness of the overall compensation philosophy and policies of Office Depot. As set forth in its charter, the Compensation Committee’s responsibilities include, among other duties, the duty to:

•	review the performance and approve the compensation of each of Office Depot’s executive officers except for Office Depot’s CEO, whose performance and compensation will be reviewed and established by the independent members of the full board of directors taking into consideration the recommendations of the Compensation Committee;

•	evaluate the succession planning process of Office Depot’s executive officers, except for Office Depot’s CEO; and

•	provide oversight of all cash compensation, equity compensation, benefits and perquisites for Office Depot’s executive officers and directors.

During the course of the year, the Compensation Committee: reviews and approves any new employment arrangements for Office Depot’s executive officers, other than the CEO (for whom it makes recommendations to the board), including establishing the performance goals under Office Depot’s incentive plans; reviews, approves or recommends changes in the perquisites and benefits provided to Office Depot’s executive officers; reviews the composition of the peer group used for benchmarking purposes and Office Depot’s executive compensation programs and policies; reviews the Office Depot’s executive compensation disclosures; approves new executive compensation plans and material amendments to existing executive compensation plans; engages and directly monitors independent compensation consultant(s) to study and make recommendations regarding director or executive compensation matters; and reviews management’s assessment of the risks related to Office Depot’s incentive compensation practices and programs.

In connection with its review of performance of Office Depot’s executive officers, the Compensation Committee also reviews the financial results of Office Depot for the purposes of determining compensation program levels and if performance goals were attained. The Compensation Committee obtains the data regarding Office Depot’s financial results for the year from management and discusses the financial results with its compensation consultant and others as it may deem necessary, and then reports the results to the board of directors. The Compensation Committee reviews the individual performance ratings for the named executive officers (referred to in this proxy statement/prospectus as NEOs), other than the CEO.

The chair of the Compensation Committee works with Office Depot’s executive vice president, chief people officer, members of Office Depot’s human resources department and with Office Depot’s executive vice president and chief legal officer to set individual meeting agendas for the Compensation Committee that are consistent with an annual calendar of regular activities that has been approved by the Compensation Committee and reported to the board of directors. As needed, telephonic Compensation Committee meetings are held which are not part of the pre-established annual calendar.

Compensation Committee Charter

The Compensation Committee charter is reviewed annually to ensure that the Compensation Committee is fulfilling its duties in aligning Office Depot’s executive compensation program with stockholder value creation, ensuring that Office Depot attracts and retains talented executives and officers and is being responsive to the legitimate needs of Office Depot stockholders. The charter is posted on Office Depot’s corporate website, investor.officedepot.com.

Delegation of Authority; Subcommittees

The Compensation Committee has delegated authority to Office Depot’s internal compensation and benefits committee (which consists of the executive vice president, chief people officer, executive vice president and chief legal officer and vice president, global compensation and benefits), the power to administer and make certain non-material amendments to Office Depot’s qualified 401(k) plan and Office Depot’s health and welfare plans that are subject to the Employee Retirement Income Security Act of 1974 and Office Depot’s non-qualified deferred compensation plans. The Compensation Committee has also been delegated the power to administer and make grants under Office Depot’s long-term equity plans and to amend such plans, but only to the extent that such amendment does not affect the rights or obligations of any participant in the long-term equity plans.

Involvement of Compensation Consultants and Executive Management in Compensation Decisions

In 2014, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (referred to in this proxy statement/prospectus as F.W. Cook), a human resources and compensation consulting firm, as its independent advisor with respect to executive compensation. F.W. Cook worked from time to time with members of the Compensation Committee, particularly in executive sessions of the Compensation Committee; and at the request of the Compensation Committee, with management to develop an understanding of Office Depot’s pay policies and practices and to facilitate the development of Office Depot’s executive compensation strategies and determination of appropriate compensation levels. In 2014, F.W. Cook provided the following services to the Compensation Committee: advice on setting annual compensation for executives based on company performance and peer group benchmarking; response to stockholder concerns related to the “say-on-pay” vote; advice on the design of the annual awards under the short and long-term incentive plans; review of Office Depot’s executive compensation disclosure and discussion of best practices for such disclosure; development of compensation policies and practices, such as the negotiation of certain executive compensation arrangements; review of Office Depot’s 2014 peer group; review of Office Depot’s 2014 compensation philosophy; advice on compensation issues raised; and assistance to the Chair with preparation for meetings.

The Compensation Committee considered the independence of F.W. Cook under applicable SEC and NASDAQ rules, and concluded that there was no conflict of interest.

The Compensation Committee believes that even the best advice of a compensation consultant or other outside advisors must be combined with the input from management and the Compensation Committee’s own individual experiences and judgment to arrive at the proper alignment of compensation philosophy, programs, and practices. Prior to the Office Depot/OfficeMax merger, the CEO, the CFO, the executive vice president, human resources and the executive vice president and general counsel interacted closely with the Compensation Committee. These individuals worked with the Compensation Committee to provide perspectives on reward strategies and how to align those strategies with the Office Depot’s business and management retention goals. They provided feedback and insights into the effectiveness of Office Depot’s compensation programs and practices. The Compensation Committee looked to the legal and human resources departments for advice in the design and implementation of compensation plans, programs, and practices. In addition, the CEO, the executive vice president and chief people officer, the executive vice president and general counsel, and certain other members of the human resources and legal departments often attended portions of Compensation Committee meetings to participate in the presentation of materials and to discuss management’s point of view regarding compensation issues. The Compensation Committee required management’s input to properly assess the internal impact of regulatory changes and potential program changes. Management was asked to provide advantages and disadvantages of decision items so that the Compensation Committee had a full range of information from both internal and external sources upon which to make its decisions. There is no predetermined weight given to management’s input in making compensation program decisions. During 2014, Office Depot’s management engaged Towers Watson & Co. (referred to in this proxy statement/prospectus as Towers Watson) as the Office Depot management’s own consultant to assist management in its executive compensation recommendations.

Executive Session

At each meeting, the Compensation Committee meets in executive session without members of management present for the purpose of discussing matters independently from management.

AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Office Depot specifically incorporates this Report by reference therein.

The Audit Committee of the board of directors of Office Depot currently is comprised of four independent directors. The responsibilities of the Audit Committee are set forth in its written charter, which has been adopted by the Office Depot board of directors. A copy of the Audit Committee’s charter may be obtained from Office Depot’s corporate website, investor.officedepot.com.

The duties of the Audit Committee include oversight of Office Depot’s financial reporting process through periodic meetings with Office Depot’s independent accountants, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters. Pursuant to the Sarbanes-Oxley Act of 2002 (referred to in this proxy statement/prospectus as SOX), the Audit Committee has certain other duties, which include the engagement of Office Depot’s independent registered public accounting firm, Deloitte & Touche LLP (referred to in this proxy statement/prospectus as Deloitte), pre-approval of non-audit work in advance of Deloitte’s commencement of such work, and other obligations as imposed by SOX. Pursuant to applicable provisions of SOX, the Audit Committee has delegated to the Chair the authority to pre-approve engagements of Deloitte for services with expected fees up to $250,000 between meetings of Office Depot’s Audit Committee, and the Chair reports to the Audit Committee at each meeting on pre-approvals since the date of the last Audit Committee meeting. The Office Depot board of directors has determined that the following members of the Audit Committee are “Audit Committee financial experts” under the regulations of the SEC promulgated pursuant to authority granted to it under SOX: Ms. Luzuriaga and Ms. Jamison. These persons’ qualifications are detailed in their biographical information set forth earlier in this proxy statement. In addition, in accordance with listing standards of The Nasdaq Stock Market, the Office Depot board of directors has determined that each member of Office Depot’s Audit Committee is financially literate as required by such listing standards.

During fiscal year 2014, the Audit Committee met ten (10) times, which included meetings to discuss quarterly or annual earnings press releases in advance of release by Office Depot and quarterly or annual financial statements for inclusion in Office Depot’s quarterly or annual filings with the SEC. The members of the Audit Committee were Ms. Ruiz de Luzuriaga, Ms. Jamison and Messrs. Szymanski and Vassalluzzo.

Office Depot’s management is responsible for the preparation and integrity of the financial reporting information and related systems of internal control. The Audit Committee, in carrying out its role, relies on Office Depot’s senior management team, including particularly its senior financial management team, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles. Furthermore, Office Depot relies upon its independent accountants to review or audit, as applicable, such financial statements in accordance with the standards of the Public Company Accounting Oversight Board. As such, Office Depot’s senior financial management team and internal auditors were in attendance at each regularly scheduled Audit Committee meeting. In addition, at each regularly scheduled Audit Committee meeting, the Audit Committee conducted a private session with Office Depot’s Internal Audit executive as well as Deloitte, without the presence of other management. The Audit Committee also conducted private sessions at various meetings during 2014 with the Chief Executive Officer, Chief Financial Officer, Controller and General Counsel. The Audit Committee also received periodic reports from Office Depot’s Disclosure Committee which reviews Office Depot’s disclosures and ensures that effective controls and procedures are in place related to Office Depot’s disclosures.

The Audit Committee has reviewed and discussed with senior management Office Depot’s audited financial statements for the fiscal year ended December 27, 2014, included in Office Depot’s 2014 Annual Report on Form 10-K (referred to in this proxy statement/prospectus as the 2014 Form 10-K). It has also discussed with management and Deloitte the critical accounting policies applied by Office Depot in the preparation of its financial statements. Management has confirmed to the Audit Committee that such financial statements (i) have been prepared with integrity and objectivity, and are the responsibility of management, and (ii) have been prepared in conformity with generally accepted accounting principles.

In discharging the Audit Committee’s oversight responsibility as to the audit process, the Audit Committee has reviewed and discussed with management and Deloitte Office Depot’s audited consolidated financial statements and Office Depot’s internal control over financial reporting. The Audit Committee has also discussed with Deloitte the matters required to be discussed by the Public Company Accounting Oversight Board (referred to in this proxy statement/prospectus as the PCAOB) Auditing Standard No. 16, Communications with Audit Committees, including the auditors’ judgment about the quality of Office Depot’s accounting principles as applied in its financial reporting.

The Audit Committee has obtained the written disclosures required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, with respect to any relationship between Deloitte and Office Depot that in its professional judgment may reasonably be thought to bear on independence. Deloitte has discussed its independence with the Audit Committee, and has confirmed in its letter to the Audit Committee that, in its professional judgment, it is independent of Office Depot within the meaning of the United States securities laws.

Based on the reviews and discussions outlined above, the Audit Committee recommended to the Office Depot board of directors that the audited financial statements be included in Office Depot’s 2014 Form 10-K for filing with the SEC. The Audit Committee also has retained Deloitte as Office Depot’s independent accounting firm for 2015, and the Audit Committee and the board of directors have recommended that stockholders ratify Deloitte’s appointment.

The Audit Committee:

Francesca Ruiz de Luzuriaga (Chair)

Cynthia Jamison

David Szymanski

Joseph Vassalluzzo

PROPOSAL V: APPROVAL OF THE OFFICE DEPOT 2015 LONG-TERM INCENTIVE PLAN

Overview

The Office Depot board of directors unanimously recommends that stockholders approve Office Depot’s 2015 Long-Term Incentive Plan (referred to in this proxy statement/prospectus as the 2015 Plan) which will become effective upon stockholder approval and will, for future grants, replace Office Depot’s 2007 Long-Term Incentive Plan, as amended (referred to in this proxy statement/prospectus as the 2007 Plan), and the 2003 Plan, and together with the 2007 Plan, the Prior Plans). The Office Depot board of directors unanimously approved the 2015 Plan on April 27, 2015. The 2015 Plan will become effective on the date the Office Depot stockholders approve the 2015 Plan (referred to in this proxy statement/prospectus as the Plan Effective Date).

No additional awards will be granted under the Prior Plans after April 25, 2015 and all remaining shares available for grant under the Prior Plans will be cancelled on the Plan Effective Date, unless the 2015 Plan is not approved, in which case the Prior Plans will continue in effect. Outstanding awards under the Prior Plans, however, will continue to be governed by the Prior Plans and the agreements under which they were granted. No awards may be granted under the 2015 Plan after the tenth anniversary of the Plan Effective Date. However, awards outstanding under the 2015 Plan will continue to be governed by the 2015 Plan until all awards granted prior to that date are no longer outstanding.

The 2015 Plan reflects the following equity compensation plan best practices:

•	No grants of below-market stock options or stock appreciation rights (referred to in this proxy statement/prospectus as SARs);

•	No “liberal” share recycling;

•	No repricing of stock options or SARs;

•	No payments of dividends or dividend equivalents on performance-based awards except to extent performance goals are satisfied and underlying awards vest;

•	Awards subject to Office Depot recoupment/clawback policy;

•	No payment of dividends or dividend equivalents on stock options or SARs;

•	Double trigger treatment upon change in control except to the extent awards are not assumed or replaced in the change in control; and

•	No “liberal” change in control definition.

To allow for awards under the 2015 Plan to qualify as tax-deductible performance-based compensation under Section 162(m) of the Code (referred to in this proxy statement/prospectus as Section 162(m)), as explained below, Office Depot is also asking stockholders to approve the material terms of the performance goals under the 2015 Plan as well as certain other key terms of the 2015 Plan. Approval of the 2015 Plan will constitute approval of the performance goals and other key terms specified in the 2015 Plan for purposes of the approval requirements of Section 162(m).

Why Office Depot Believes You Should Vote to Approve the 2015 Plan

The 2015 Plan authorizes the grant of equity-based compensation as described above for the purpose of providing Office Depot officers and other employees, and those of Office Depot’s subsidiaries, non-employee directors, and non-employees who perform consulting services, incentives and rewards for performance. The details of the key design elements of the 2015 Plan are set forth in the section entitled “—Plan Summary” beginning on page 147 of this proxy statement/prospectus. As further described in the section entitled “Executive and Director Compensation—Compensation Discussion and Analysis” beginning on page 165 of this proxy statement/prospectus, Office Depot believes its future success depends in part on its ability to attract, motivate and retain high quality employees.

The use of Office Depot common stock as part of Office Depot’s compensation program is also important to its continued success because Office Depot believes it fosters a pay-for-performance culture that is an important element of its overall compensation philosophy. Office Depot believes that equity-based compensation motivates employees to create stockholder value because the value employees realize from equity-based compensation is based on Office Depot’s stock price performance. Equity-based compensation aligns the compensation interests of Office Depot employees with the investment interests of Office Depot stockholders and promotes a focus on long-term value creation because Office Depot’s equity-based compensation awards can be subject to vesting and/or performance criteria.

Pursuant to stock exchange rules, Office Depot is prohibited from granting the 2003 Plan shares to employees who were employed by Office Depot at the time of the merger with OfficeMax. The shares remaining under the 2007 Plan are the only shares available for grant to employees who were employed by Office Depot on the date of the merger with OfficeMax. On March 4, 2015, Office Depot granted awards under the 2007 Plan to 355 employees covering approximately 3.4 million shares and granted awards under the 2003 Plan to 172 employees covering approximately 2.1 million shares. Office Depot currently anticipates that its grants in 2016 and in future years (assuming a consistent stock price) under the 2007 Plan will cover substantially the same amount of (or potentially more) shares as those covered by the 2015 grants. As a result, Office Depot anticipates that the shares available for issuance under the 2007 Plan will not be sufficient to cover Office Depot’s anticipated annual grants in 2016 and in future years. If the 2015 Plan is not approved, Office Depot may be compelled to increase significantly the cash component of its employee compensation, which may not necessarily align employee compensation interests with the investment interests of Office Depot stockholders as well as the alignment achieved by equity-based awards. Replacing equity-based awards with cash payments would also increase cash compensation expense and use up cash that might be better utilized if reinvested in Office Depot’s business or returned to Office Depot stockholders. If the 2015 Plan is not approved, Office Depot could also be at a severe competitive disadvantage as it would not be able to use stock-based awards to recruit and compensate its officers and other key employees.

The closing price of Office Depot common stock on The Nasdaq Global Select Market on [—], 2015 was $[—] per share.

Determination of Shares Available under 2015 Plan

Office Depot is requesting approval of 47,000,000 shares of its common stock for awards under the 2015 Plan (referred to in this proxy statement/prospectus as the share pool), subject to adjustment as described in the 2015 Plan. One of the requirements for the favorable tax treatment available to incentive stock options (referred to in this proxy statement/prospectus as ISOs) under the Code is that the 2015 Plan must specify, and the Office Depot stockholders must approve, the number of shares available for issuance pursuant to ISOs. As a result, in order to provide flexibility to the Compensation Committee, the 2015 Plan provides that all or any portion of the share pool may be issued pursuant to ISOs. The shares of common stock issued by Office Depot under the 2015 Plan will be currently authorized but unissued shares or shares currently held (or subsequently acquired) as treasury shares, including shares purchased on the open market or in private transactions.

In determining the number of shares to request for the 2015 Plan’s share authorization, Office Depot evaluated Office Depot’s recent share usage, its share availability under the Prior Plans, its historical burn rate under the Prior Plans, its projected burn rate under the 2015 Plan, as well as the potential cost and dilution to stockholders associated with the new reserve and outstanding equity-based awards that Office Depot granted under the Prior Plans.

No further grants will be made under the Prior Plans after April 25, 2015, and all shares remaining available for grant under the Prior Plans will be cancelled on April 25, 2015. However, if shares awarded or subject to issuance pursuant to awards under the Prior Plans are not issued or are returned to Office Depot, in either case due to the forfeiture, cancellation, cash settlement or expiration of such awards without having been exercised or settled in shares after April 25, 2015, those shares will be available for issuance pursuant to awards under the 2015 Plan. All shares derived from the Prior Plans will be tracked and counted as provided in the 2015 Plan (as explained below).

Each performance share under the 2015 Plan that may be settled in shares will be counted as 1.5 shares subject to an award (based on the number of shares that would be paid for achievement of target performance) and deducted from the share pool. Each performance unit under the 2015 Plan that may be settled in shares will be counted as a number of shares subject to an award (based on the number of shares that would be paid for achievement of target performance), with the number determined by dividing the value of the performance unit at the time of grant by the fair market value of a share at the time of grant, multiplying this quotient by 1.5 and deducting the resulting number of shares from the share pool. If a performance share or performance unit under the 2015 Plan is later settled based on above-target performance, the number of shares corresponding to the above-target performance, calculated pursuant to the applicable methodology specified above, will be deducted from the share pool at the time of settlement; in the event that the award is later settled upon below-target performance, the number of shares corresponding to the below-target performance, calculated pursuant to the applicable methodology specified above, will be added back to the share pool. Performance shares and performance units that may not be settled in shares will not result in a reduction in the share pool.

Each share of restricted stock, each share-settled restricted stock unit (referred to in this proxy statement/prospectus as an RSU) under the 2015 Plan, and each other stock-based/stock-settled award (referred to in this proxy statement/prospectus as an Other Award) under the 2015 Plan will be counted as 1.5 shares subject to an award and deducted from the share pool. RSUs and Other Awards that may not be settled in shares will not result in a deduction from the share pool. Each nonqualified stock option (referred to in this proxy statement/prospectus as an NQSO), ISO, and SAR under the 2015 Plan that may be settled in shares will be counted as one share subject to an award and deducted from the share pool. SARs that may not be settled in shares will not result in a reduction of the share pool.

If shares awarded or subject to issuance under the 2015 Plan are not issued or are returned to Office Depot, that number of shares will be added back to the share pool as adjusted by the factor specified above with respect to the type of award from which the shares were derived. If awards are issued under the 2015 Plan in respect of awards of an entity acquired (by merger or otherwise) by Office Depot or any of its subsidiaries, the shares subject to those awards will not increase or decrease the share pool.

If the option exercise price, purchase price or tax withholding obligation under an award is satisfied by Office Depot retaining shares or by the participant tendering shares, the number of shares so retained or tendered will be deemed delivered for purposes of determining the share pool and will not be available for further awards under the 2015 Plan. To the extent an SAR that may be settled in shares of Common Stock is, in fact, settled in shares of Common Stock, the gross number of shares subject to such SAR will be deemed delivered for purposes of determining the share pool and will not be available for further awards under the 2015 Plan. Similarly, after April 25, 2015, if the option exercise price, purchase price and/or tax withholding obligation under a Prior Plan award is satisfied by Office Depot retaining shares or by the holder tendering shares, the number of shares so retained or tendered will be deemed delivered for purposes of determining the share pool and will not be available for further awards under the 2015 Plan. To the extent a stock appreciation right under the Prior Plans that may be settled in shares of Common Stock is, in fact, settled after April 25, 2015, in shares of Common Stock, the gross number of shares subject to such stock appreciation right will be deemed delivered for purposes of determining the share pool and shall not be available for further awards under the 2015 Plan. Shares reacquired by Office Depot on the open market or otherwise using cash proceeds from the exercise of Options or, after April 25, 2015, options under any Prior Plan, will not be added back to the share pool.

Burn Rate for Fiscal 2012, 2013 and 2014

Fiscal Year	Options	Full Value Time Based Awards Granted	Performance Awards Earned	Weighted Average Number of Common Shares Outstanding	Unadjusted Burn Rate
2014	—	5,809,821	1,246,006	535,000,000	1.32%
2013	2,003,000	4,884,848	261,095	318,000,000	2.25%
2012	82,000	4,018,253	—	280,000,000	1.46%

Office Depot anticipates that the total number of shares available for grant under the 2015 Plan will last approximately five years, based solely on the average rate at which Office Depot has granted equity awards over the past three fiscal years and assuming that Office Depot makes future awards under the 2015 Plan at this average rate. However, the amount of future awards is not currently known and will depend on various factors that cannot be predicted, including, but not limited to, the price of Office Depot’s common stock on the future grant dates, the volatility of the stock and the types of awards that will be granted.

Office Depot’s potential dilution, or “overhang,” from outstanding awards and its request for shares to be available for awards under the 2015 Plan is approximately 13.51%. This overhang is within a competitive range relative to Office Depot’s peer group (see “Executive and Director Compensation—Executive Compensation Process and Governance—How is peer group data used by the Compensation Committee?” at page 176 of this proxy statement/prospectus). The Office Depot board of directors believes that the increase in shares of common stock under the 2015 Plan represents a reasonable amount of potential dilution that will allow Office Depot to continue to award equity incentive compensation. This percentage was calculated as follows:

Select Data as of April 25, 2015
New Shares Requested under 2015 Plan	47,00,000
Stock Options Outstanding under Prior Plans	7,400,360
Weighted Average Exercise Price	$4.48
Weighted Average Remaining Term	4.1 years
Full Value Awards Outstanding under Prior Plans	19,420,778
Total Share Allocation (TSA) Common Shares Outstanding as of April 25, 2015	73,821,138 547,410,604
Dilution (TSA / Common Shares Outstanding as of April 25, 2015 + TSA)	13.49%

In evaluating this proposal, stockholders should specifically consider the information set forth under the section entitled “—Plan Summary” beginning on page 147 of this proxy statement/prospectus.

Section 162(m)

The Office Depot board of directors believes that it is in the best interests of Office Depot and its stockholders to maintain an equity incentive plan under which awards may qualify for deductibility for federal income tax purposes. Accordingly, the 2015 Plan is designed to permit the grant of awards that are intended to qualify as “performance-based compensation” to be exempt from the $1,000,000 deduction limit of Section 162(m). In general, under Section 162(m), in order for Office Depot to be able to deduct compensation in excess of $1,000,000 paid in any one year to certain executive officers (the Chief Executive Officer and three other executive officers (other than the Chief Financial Officer) identified as specified in Section 162(m) based on their compensation ranking), the compensation must qualify as “performance-based.” One of the requirements for “performance-based” compensation is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by Office Depot’s stockholders (in a separate vote with a majority of the votes cast in favor of approval) at least once every five years. For purposes of Section 162(m), the material terms include (1) the employees eligible to receive compensation under the 2015 Plan, (2) a description of the business criteria on which the performance goals are based, and (3) the maximum amount of compensation that can be paid to an employee under the performance goals in a specified time period. With respect to the various types of awards available under the 2015 Plan, each of these aspects is discussed below. In addition, as noted above, stockholder approval of the 2015 Plan will constitute approval of each of these aspects of the 2015 Plan for purposes of the approval requirements of Section 162(m).

In the event that the Compensation Committee determines that it is advisable to grant awards under the 2015 Plan that are not intended to qualify for the performance-based compensation exception from the deductibility limitations of Section 162(m), the Compensation Committee may grant such awards without satisfying the requirements of the exception. No assurance can be given that awards granted under the 2015 Plan will be fully deductible under Section 162(m).

Plan Summary

The following summary of the material terms of the 2015 Plan is qualified in its entirety by reference to the full text of the 2015 Plan, which is attached as Annex D to this proxy statement/prospectus. The 2015 Plan is not a qualified deferred compensation plan under Section 401(a) of the Code and is not intended to be an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974.

Purpose of the 2015 Plan

The purpose of the 2015 Plan is to promote the long-term growth and profitability of Office Depot and its subsidiaries by (i) providing certain employees, directors, consultants, advisors and other persons who perform services for Office Depot and its subsidiaries with incentives to maximize stockholder value and otherwise contribute to the success of Office Depot, and (ii) enabling Office Depot to attract, retain and reward the best available persons for positions of substantial responsibility.

Administration of the 2015 Plan

The 2015 Plan will be administered by the Compensation Committee or such other committee consisting of two or more independent members of the Office Depot board of directors as may be appointed by the board to administer the 2015 Plan (referred to in this proxy statement/prospectus as the Committee). If any member of the Committee does not qualify as (1) a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, and (2) an “outside director” within the meaning of Section 162(m), the Office Depot board of directors will appoint a subcommittee of the Committee, consisting of at least two members of the Office Depot board of directors, to grant awards to individuals who are subject to the limitations of Section 162(m) (referred to in this proxy statement/prospectus as covered employees) and to officers and members of the Office Depot board of directors who are subject to Section 16 of the Exchange Act, and each member of such subcommittee must satisfy the requirements of (1) and (2) above. References to the Committee in this summary include and, as appropriate, apply to any such subcommittee.

Eligible Participants

Employees of Office Depot and its subsidiaries, non-employee members of the board of directors, and any other natural person who provides bona fide services to Office Depot or a subsidiary of Office Depot not in connection with the offer or sale of securities in a capital raising transaction (subject to certain limitations) will be eligible for selection by the Committee for the grant of awards under the 2015 Plan. As of April 25, 2015, approximately 525 employees of Office Depot and its subsidiaries and 9 non-employee members of the Office Depot board of directors would have been eligible for awards under the 2015 Plan if it had been in effect on that date.

Types of Awards

The 2015 Plan provides for the grant of performance shares, performance units, restricted stock, RSUs, NQSOs, ISOs, SARs and Other Awards. ISOs may be granted only to employees of Office Depot or its subsidiaries.

Individual Limits

The Committee will determine the individuals to whom awards will be granted, the number of shares subject to an award, and the other terms and conditions of an award. Subject to adjustment as described in the 2015 Plan:

•	The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to performance units intended to comply with the performance-based compensation provisions of Section 162(m) granted in any one fiscal year of Office Depot to any one participant shall be six million five hundred thousand dollars ($6,500,000).

•	The maximum number of shares of Office Depot common stock subject to awards of performance shares intended to comply with the performance-based compensation provisions of Section 162(m) granted in any one fiscal year of Office Depot to any one participant shall be three million five hundred thousand (3,500,000).

•	The maximum number of shares of restricted stock and RSUs and Other Awards intended to comply with the performance-based compensation provisions of Section 162(m) that, in the aggregate, may be granted in any one fiscal year of Office Depot to any one participant shall be one million five hundred thousand (1,500,000).

•	The maximum number of NQSOs, ISOs and SARs that, in the aggregate, may be granted in any one fiscal year of Office Depot to any one participant shall be four million (4,000,000).

•	The maximum aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted in any one fiscal year of Office Depot to any one independent director (excluding awards made at the election of the independent director in lieu of all or a portion of the independent director’s annual and committee cash retainer fees) shall not exceed five hundred thousand dollars ($500,000).

For purposes of the Section 162(m) performance-based compensation exception, any award that is denominated in shares of Office Depot common stock may be settled in cash based on the fair market value of the award as of the applicable vesting or payment date.

Adjustments

The Committee shall make equitable adjustments in the number and class of securities available for issuance under the 2015 Plan (including under any awards then outstanding), the number and type of securities subject to the individual limits set forth in the 2015 Plan, and the terms of any outstanding award, as it determines are necessary and appropriate, to reflect any merger, reorganization, consolidation, recapitalization, reclassification, stock split, reverse stock split, spin-off combination, exchange of shares, distribution to stockholders (other than an ordinary cash dividend), or similar corporate transaction or event.

Performance Shares and Units

The Committee will specify the terms of a performance share or performance unit award in the award agreement. A performance share will have an initial value equal to the fair market value of a share on the date of grant. A performance unit will have an initial value that is established by the Committee at the time of grant. In addition to any non-performance terms applicable to the performance share or performance unit, the Committee will set one or more performance goals which, depending on the extent to which they are met, will determine the number or value of the performance share or unit that will be paid out to the participant. The Committee may provide for payment of earned performance shares/units in cash, shares of Office Depot’s common stock, other Office Depot securities or any combination thereof. The Committee will also specify any restrictions applicable to the performance share or performance unit award such as continued service, the length of the restriction period and whether any circumstances, such as death, disability, or a change in control, shorten or terminate the restriction period.

Performance shares/units will not possess voting rights and will accrue dividend equivalents only to the extent provided in the award agreement evidencing the award; provided, however, that rights to dividend equivalents are permitted only to the extent they comply with, or are exempt from, Section 409A of the Code (referred to in this proxy statement/prospectus as Section 409A). Any rights to dividends or dividend equivalents on performance shares/units or any other award subject to performance conditions will be subject to the same restrictions on vesting and payment as the underlying award. With respect to covered employees, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to performance shares/units such that the dividends or performance shares/units maintain eligibility for the performance-based compensation exception under Section 162(m).

Performance Measures

For awards under the 2015 Plan that are intended to qualify under the performance-based compensation provisions of Section 162(m), the performance measure or measures to be used for purposes of such awards must be chosen from among the following: earnings, earnings before income taxes; earnings before interest and taxes (referred to in this proxy statement/prospectus as EBIT); earnings before interest, taxes, depreciation and amortization (referred to in this proxy statement/prospectus as EBITDA); earnings before interest, taxes, depreciation, amortization and rent (referred to in this proxy statement/prospectus as EBITDAR); gross margin; operating margin; profit margin; market value added; market share; revenue; revenue growth; return measures (including but not limited to return on equity, return on stockholders’ equity, return on investment, return on assets, return on net assets, return on capital, return on sales, and return on invested capital); total stockholder return (either in absolute terms or relative to that of a peer group determined by the Committee); profit; economic profit; capitalized economic profit; operating profit; after-tax profit; net operating profit after tax (referred to in this proxy statement/prospectus as NOPAT); pre-tax profit; cash; cash flow measures (including but not limited to operating cash flow; free cash flow; cash flow return; cash flow per share; and free cash flow per share); earnings per share (referred to in this proxy statement/prospectus as EPS); consolidated pre-tax earnings; net earnings; operating earnings; segment income; economic value added; net income; net income from continuing operations available to common stockholders excluding special items; operating income; adjusted operating income; assets; sales; net sales; sales volume; sales growth; net sales growth; comparable store sales; sales per square foot; inventory turnover; inventory turnover ratio; productivity ratios; debt/capital ratio; return on total capital; cost; unit cost; cost control; expense targets or ratios, charge-off levels; operating efficiency; operating expenses; customer satisfaction; improvement in or attainment of expense levels; working capital; working capital targets; improvement in or attainment of working capital levels; debt; debt to equity ratio; debt reduction; capital targets; capital expenditures; price/earnings growth ratio; acquisitions, dispositions, projects or other specific events, transactions or strategic milestones; Office Depot’s common stock price (and stock price appreciation, either in absolute terms or in relationship to the appreciation among members of a peer group determined by the Committee); and book value per share. All criteria may be measured on a GAAP basis, adjusted GAAP basis, or non GAAP basis. Approval of the 2015 Plan will constitute approval of these performance goals for purposes of the requirements of Section 162(m). The Committee may also establish other performance measures for awards that are not intended to qualify for the performance-based compensation exception from Section 162(m).

A performance objective may be described in terms of company-wide objectives or objectives that are related to a specific division, subsidiary, employer, department, region, or function in which the participant is employed or as some combination of these (as alternatives or otherwise). A performance objective may be measured on an absolute basis or relative to a pre-established target, results for a previous year, the performance of other corporations, or a stock market or other index. The Committee will specify the period over which the performance goals for a particular award will be measured.

The Committee will determine whether the applicable performance goals have been met with respect to a particular award following the end of the applicable performance period. For an award that is intended to qualify for the performance-based compensation exception from Section 162(m), the award may not be paid out unless and until the Committee has made a final written certification that the performance goal intended to permit such award to satisfy the exception has, in fact, been satisfied.

In determining whether any performance goal has been satisfied, the Committee may exclude any or all items that are unusual or non-recurring, including but not limited to (i) charges, costs, benefits, gains or income associated with reorganizations or restructurings of Office Depot and its subsidiaries, discontinued operations, goodwill, other intangible assets, long-lived assets (non-cash), real estate strategy (e.g., costs related to lease terminations or facility closure obligations), litigation or the resolution of litigation (e.g., attorneys’ fees, settlements or judgments), or currency or commodity fluctuations; and (ii) the effects of changes in applicable laws, regulations or accounting principles. In addition, the Committee may adjust any performance goal for a performance period as it deems equitable to recognize unusual or non-recurring events affecting Office Depot and its subsidiaries, changes in tax laws or regulations or accounting procedures, mergers, acquisitions and divestitures, or any other factors as the Committee may determine. In the case of an award that is intended to qualify for the performance-based compensation exception from Section 162(m), such exclusions and adjustments may only apply to the extent the Committee specifies in writing (not later than the time performance goals are required to be established) which exclusions and adjustments the Committee will apply to determine whether a performance objective has been satisfied, as well as an objective manner for applying them, or to the extent that the Committee determines (if such determination is memorialized in writing) that they may apply without adversely affecting the award’s qualification for the performance-based compensation exception. The Committee may not increase the amount payable under an award intended to qualify for the performance-based compensation exception except as a result of an adjustment or exclusion described above.

Restricted Stock and Restricted Stock Units

The Committee will specify the terms of a restricted stock or RSU award in the award agreement, including the number of shares of restricted stock or number of RSUs; the purchase price, if any, to be paid for such restricted stock or RSU (which may be equal to or less than the fair market value of a share and may be zero, subject to such minimum consideration as may be required by applicable law); any restrictions applicable to the restricted stock or RSU such as continued service or achievement of performance goals; the length of the restriction period and whether any circumstances, such as death, disability, or a change in control, shorten or terminate the restriction period; the rights of the participant during the restriction period to vote and receive dividends in the case of restricted stock or to receive dividend equivalents in the case of RSUs that accrue dividend equivalents; and whether RSUs will be settled in cash, shares of Office Depot’s common stock, other Office Depot securities or any combination thereof. The restriction period may be of any duration. The Committee may provide in the restricted stock or RSU award agreement for lapse of the restriction period in monthly or longer installments over the course of the restriction period.

Generally, a participant who receives a restricted stock award will have (during and after the restriction period), all of the rights of a stockholder of Office Depot with respect to that award, including the right to vote the shares and the right to receive dividends and other distributions to the extent, if any, such shares possess such rights. However, the Committee may require that during the restriction period, any dividends on such shares of restricted stock will be (i) automatically deferred and reinvested in additional restricted stock subject to the same restrictions as the underlying award, or (ii) paid to Office Depot for the account of the participant and held pending and subject to the same restrictions on vesting as the underlying award; provided, however, that to the extent that any dividends are deferred, reinvested or otherwise not paid when such dividends would otherwise normally be paid, all terms and conditions for such delayed payment shall be included in the award agreement; and such deferral, reinvestment or delay in payment shall only be allowed to the extent it complies with, or is exempt from, the requirements of Section 409A.

A participant receiving an RSU award will not possess voting rights and will accrue dividend equivalents on such units only to the extent provided in the award agreement evidencing the award; provided, however, that rights to dividend equivalents shall only be allowed to the extent they comply with, or are exempt from,

Section 409A. The Committee shall require that any such dividend equivalents be subject to the same restrictions on vesting and payment as the underlying award. With respect to covered employees, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to restricted stock such that the dividends or restricted stock maintains eligibility for the performance-based compensation exception under Section 162(m).

Stock Options

An option provides the participant with the right to buy a specified number of shares at a specified price (referred to in this proxy statement/prospectus as the exercise price) after certain conditions have been met. The Committee may grant both NQSOs and ISOs under the 2015 Plan. The tax treatment of NQSOs is different from the tax treatment of ISOs as explained below. The Committee will determine and specify in the award agreement evidencing an option whether the option is an NQSO or ISO, the number of shares subject to the option, the exercise price of the option and the period of time during which the option may be exercised, any restrictions applicable to the option such as continued service, the length of the restriction period and whether any circumstances, such as death, disability, or a change in control, shorten or terminate the restriction period. Generally (except as otherwise described in the 2015 Plan), no option can be exercisable more than 10 years after the date of grant and the exercise price of a stock option must be at least equal to the fair market value of a share on the date of grant of the option. However, with respect to an ISO granted to a participant who is a stockholder holding more than 10% of Office Depot’s total voting stock, the ISO cannot be exercisable more than five years after the date of grant and the exercise price must be at least equal to 110% of the fair market value of a share on the date of grant. ISOs cannot be granted under the 2015 Plan after June 19, 2025. Dividend equivalents will not be paid with respect to options.

A participant may pay the exercise price under an option in cash; in a cash equivalent approved by the Committee; if approved by the Committee, by tendering previously acquired shares (or delivering a certification or attestation of ownership of such shares) having an aggregate fair market value at the time of exercise equal to the total option price (provided that the tendered shares must have been held by the participant for any period required by the Committee); or by a combination of these payment methods. The Committee may also allow cashless exercises as permitted under the Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the 2015 Plan’s purpose and applicable law. No certificate representing a share (to the extent shares are so evidenced) will be delivered until the full option price has been paid.

Stock Appreciation Rights

A stock appreciation right (referred to in this proxy statement/prospectus as an SAR) entitles the participant to receive cash, shares of Office Depot’s common stock, other company securities or any combination thereof, as the Committee may determine, in an amount equal to the excess of the fair market value of a share on the exercise date over the exercise price for the SAR, after certain conditions have been met. The Committee will determine and specify in the SAR award agreement the number of shares subject to the SAR, the SAR price (which generally must be at least equal to the fair market value of a share on the date of grant of the SAR) and the period of time during which the SAR may be exercised, any restrictions applicable to the SAR such as continued service, the length of the restriction period and whether any circumstances, such as death, disability, or a change in control, shorten or terminate the restriction period. Generally, no SAR can be exercisable more than 10 years after the date of grant. SARs may be granted in tandem with a stock option or independently. If a SAR is granted in tandem with a stock option, the participant may exercise the stock option or the SAR, but not both. Dividend equivalents will not be paid with respect to SARs.

Other Awards

The Committee may grant other forms of equity-based or equity-related awards that the Committee determines to be consistent with the purpose of the 2015 Plan and the interests of Office Depot. These Other Awards may provide for cash payments based in whole or in part on the value or future value of shares, for the acquisition or future acquisition of shares of Office Depot common stock, or any combination thereof. Where the value of such an award is based on the difference in the value of a share at different points in time, the grant or exercise price must generally not be less than 100% of the fair market value of a share on the date of grant.

Termination of Employment

Subject to certain exceptions, generally, if a participant ceases to perform services for Office Depot and its subsidiaries for any reason (i) all of the participant’s restricted stock, RSUs, performance shares, performance units and Other Awards that were not vested on the date of such cessation shall be forfeited immediately upon such cessation, (ii) all of the participant’s stock options and SARs that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the stock options or SARs, and (iii) all of the participant’s stock options and SARs that were not exercisable on the date of such cessation shall be forfeited immediately upon such cessation.

Change in Control

The Committee may, in its sole discretion, provide that a participant shall be eligible for a full or prorated Award in the event that both a change in control and a cessation of the participant’s service relationship with Office Depot and its subsidiaries occurs or if the surviving entity in such change in control does not assume or replace the award in the change in control. With respect to awards that are subject to one or more performance objectives, the Committee may, in its sole discretion, provide that any such full or prorated award will be paid prior to when any or all such performance objectives are certified (or without regard to whether they are certified).

Transferability

No ISO may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the participant’s death, to a beneficiary or by will or the laws of descent and distribution. However, a participant who is an officer, including, but not limited to, a participant with the title: Vice President, Senior Vice President, Executive Vice President, President or Chief Executive Officer of Office Depot (collectively referred to in this proxy statement/prospectus as Officers) or an independent board member may transfer NQSOs to a Permitted Transferee (as defined in the 2015 Plan document) in accordance with procedures approved by the Committee. Except for a transfer of NQSOs by an Officer or independent board member to a Permitted Transferee, unless the Committee determines otherwise consistent with securities and other applicable laws, rules and regulations, (i) no award shall be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a participant other than upon the participant’s death, to a beneficiary or by will or the laws of descent and distribution, and (ii) each option and SAR outstanding to a participant may be exercised during the participant’s lifetime only by the participant or his or her guardian or legal representative (provided that an ISO may be exercised by such guardian or legal representative only if permitted by the Code and any regulations promulgated thereunder). In the event of a transfer to a Permitted Transferee or a transfer otherwise permitted by the Committee, appropriate evidence of any transfer to the Permitted Transferee shall be delivered to Office Depot at its principal executive office. If all or part of an Award is transferred to a Permitted Transferee, the Permitted Transferee’s rights thereunder shall be subject to the same restrictions and limitations with respect to the award as the participant. Any permitted transfer of an award will be without payment of consideration by the Permitted Transferee.

Amendment and Termination

The Office Depot board of directors or the Committee may at any time terminate and from time to time amend the 2015 Plan in whole or in part, but no such action shall materially adversely affect any rights or obligations with respect to any awards previously granted under the 2015 Plan unless such action is required by applicable law or any listing standards applicable to Office Depot’s common stock or the affected participants consent in writing. To the extent required by Section 162(m) or Code section 422, other applicable law, or any such listing standards, no amendment shall be effective unless approved by the stockholders of Office Depot.

The Committee may amend an outstanding award agreement in a manner not inconsistent with the terms of the 2015 Plan, but the amendment will not be effective without the participant’s written consent if the amendment is materially adverse to the participant. However, the Committee cannot reprice a stock option or SAR except in accordance with the adjustment provisions of the 2015 Plan (as described above) or in connection with a change in control. For this purpose, a repricing generally is an amendment to the terms of an outstanding stock option or SAR that would reduce the exercise price of that stock option or SAR or a cancellation of an outstanding stock option or SAR with a per share exercise price that is more than fair market value at the time of such cancellation in exchange for cash, another award or a stock option or SAR with an exercise price or SAR price that is less than the option exercise price or SAR price of the original stock option or SAR.

The Committee may provide in award agreements or in a separate policy that if a participant engages in detrimental activity, as defined in such award agreement or separate policy, the Committee may cancel, rescind, suspend, withhold or otherwise restrict or limit any unexpired, unexercised, unpaid or deferred award as of the first date the participant engages in the detrimental activity. The award agreement or separate policy may also provide that if the participant exercises an option or SAR, receives an RSU, performance share, performance unit, Other Award payout, or receives or vests in shares of Office Depot common stock under an award at any time during a time specified in such award agreement or separate policy, the participant shall be required to pay to Office Depot the excess of the then fair market value of the shares that were received with respect to the award (or if the participant previously disposed of such shares, the fair market value of such shares at the time of the disposition) over the total price paid by the participant for such shares.

Certain Federal Income Tax Consequences

The following is intended only as a brief summary of the federal income tax rules relevant to the primary types of awards available for issuance under the 2015 Plan and is based on the terms of the Code as currently in effect. The applicable statutory provisions are subject to change in the future (possibly with retroactive effect), as are their interpretations and applications. Because federal income tax consequences may vary as a result of individual circumstances, participants are encouraged to consult their personal tax advisors with respect to their tax consequences. The following summary is limited only to United States federal income tax treatment. It does not address state, local, gift, estate, social security or foreign tax consequences, which may be substantially different. Certain intended 2015 Plan participants are residents of foreign countries.

Awards of Shares; Restricted Stock Awards

A participant generally will recognize taxable ordinary income upon the receipt of shares as a stock award or restricted stock award if the shares are not subject to a substantial risk of forfeiture. The income recognized will be equal to the fair market value of the shares at the time of receipt less any purchase price paid for the shares. If the shares are subject to a substantial risk of forfeiture, the participant generally will recognize taxable ordinary income when the substantial risk of forfeiture lapses. If the substantial risk of forfeiture lapses in increments over several years, the participant will recognize income in each year in which the substantial risk of forfeiture lapses as to an increment. If the participant cannot sell the shares without being subject to suit under Section 16(b) of the Exchange Act (the short swing profits rule), the shares will be treated as subject to a substantial risk of forfeiture. The income recognized upon lapse of a substantial risk of forfeiture will be equal to the fair market value of the shares determined as of the time that the substantial risk of forfeiture lapses less any purchase price paid for the shares. Office Depot generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the participant, subject to the requirements of Section 162(m), as applicable.

Alternatively, if the shares are subject to a substantial risk of forfeiture, the participant may make a timely election under Section 83(b) of the Code (referred to in this proxy statement/prospectus as Section 83(b)) to recognize ordinary income for the taxable year in which the participant received the shares in an amount equal to the fair market value of the shares at that time. That income will be taxable at ordinary income tax rates. If a participant makes a timely Section 83(b) election, the participant will not recognize income at the time the substantial risk of forfeiture lapses with respect to the shares. At the time of disposition of the shares, a participant who has made a timely Section 83(b) election will recognize gain in an amount equal to the difference between the purchase price, if any, and the amount received on the disposition of the shares. The gain will be taxable at the applicable capital gains rate. If the participant forfeits the shares after making a Section 83(b) election, the participant is not entitled to a deduction with respect to the income recognized as a result of the election. To be timely, the Section 83(b) election must be made within 30 days after the participant receives the shares. Office Depot will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the participant at the time of the election.

Restricted Stock Units

A participant generally is not taxed upon the grant of an RSU. Generally, if an RSU is designed to be paid on or shortly after the RSU is no longer subject to a substantial risk of forfeiture, then the participant will recognize ordinary income equal to the amount of cash and the fair market value of the shares received by the participant (subject to the short swing profits rule), and Office Depot will be entitled to an income tax deduction for the same amount, subject to the requirements of Section 162(m), as applicable. However, if an RSU is not designed to be paid on or shortly after the RSU is no longer subject to a substantial risk of forfeiture, the RSU may be deemed a nonqualified deferred compensation plan under Section 409A. In that case, if the RSU is designed to meet the requirements of Section 409A, then the participant will recognize ordinary income equal to the amount of cash and the fair market value of the shares received by the participant, and Office Depot will be entitled to an income tax deduction for the same amount. However, if the RSU is not designed to meet the requirements of Section 409A, the participant will be subject to ordinary income when the substantial risk of forfeiture lapses as well as an additional twenty percent (20%) excise tax, and additional tax could be imposed each following year.

Performance Share/Unit Awards; Stock Appreciation Rights

A participant generally is not taxed upon the grant of a performance share/unit or SAR. The participant will recognize taxable income at the time of settlement of the performance share/unit or at the time of exercise of the SAR in an amount equal to the amount of cash and the fair market value of the shares received upon settlement or exercise (subject to the short swing profits rule). The income recognized will be taxable at ordinary income tax rates. Office Depot generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the participant, subject to the requirements of Section 162(m), as applicable. Any gain or loss recognized upon the disposition of the shares acquired pursuant to settlement of a performance share/unit or exercise of a SAR will qualify as long-term capital gain or loss if the shares have been held for more than one year after settlement or exercise.

Nonqualified Stock Options

A participant generally is not taxed upon the grant of an NQSO, unless the NQSO has a readily ascertainable fair market value. However, the participant must recognize ordinary income upon exercise of the NQSO in an amount equal to the difference between the NQSO exercise price and the fair market value of the shares acquired on the date of exercise (subject to the short swing profits rule). Office Depot generally will have a deduction in an amount equal to the amount of ordinary income recognized by the participant in Office Depot’s tax year during which the participant recognizes ordinary income.

Upon the sale of shares acquired pursuant to the exercise of an NQSO, the participant will recognize capital gain or loss to the extent that the amount realized from the sale is different than the fair market value of the shares on the date of exercise (or, if the participant was subject to Section 16(b) of the Exchange Act and did not make a timely election under Section 83(b), the fair market value on the delayed determination date, if applicable). This gain or loss will be long-term capital gain or loss if the shares have been held for more than one year after exercise.

Incentive Stock Options

A participant is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares covered by the ISO on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If a participant holds the shares acquired upon exercise of an ISO for at least two years following the ISO grant date and at least one year following exercise, the participant’s gain, if any, upon a subsequent disposition of the shares is long-term capital gain. The amount of the gain is the difference between the proceeds received on disposition and the participant’s basis in the shares (which generally equals the ISO exercise price). If a participant disposes of shares acquired pursuant to exercise of an ISO before satisfying these holding periods, the participant will recognize both ordinary income and capital gain in the year of disposition. Office Depot is not entitled to a federal income tax deduction on the grant or exercise of an ISO or on the participant’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, Office Depot will be entitled to a deduction in the year the participant disposes of the shares in an amount equal to the ordinary income recognized by the participant.

In order for an option to qualify as an ISO for federal income tax purposes, the grant of the option must satisfy various other conditions specified in the Code. In the event an option intended to be an ISO fails to qualify as an ISO, it will be taxed as an NQSO as described above.

Golden Parachute Payments

The terms of the award agreement evidencing an award under the 2015 Plan may provide for accelerated vesting or accelerated payout of the award in connection with a change in ownership or control of Office Depot. In such event, certain amounts with respect to the award may be characterized as “parachute payments” under the golden parachute provisions of the Code. Under Section 280G of the Code, no federal income tax deduction is allowed to Office Depot for “excess parachute payments” made to “disqualified individuals,” and receipt of such payments subjects the recipient to a 20% excise tax under Section 4999 of the Code. For this purpose, “disqualified individuals” are generally officers, stockholders or highly compensated individuals performing services for Office Depot, and the term “excess parachute payments” includes payments in the nature of compensation which are contingent on a change in ownership or effective control of Office Depot, to the extent that such payments (in present value) equal or exceed three times the recipient’s average annual taxable compensation from Office Depot for the previous five years. Certain payments for reasonable compensation for services rendered after a change of control and payments from tax-qualified plans are generally not included in determining “excess parachute payments.” If payments or accelerations may occur with respect to awards granted under the 2015 Plan, certain amounts in connection with such awards may possibly constitute “parachute payments” and be subject to these “golden parachute” tax provisions.

New 2015 Plan Benefits

Any future awards to executive officers, non-employee directors, employees and consultants of Office Depot under the 2015 Plan are discretionary and cannot be determined at this time. As a result, the benefits and amounts that will be received or allocated under the 2015 Plan are not determinable at this time, and Office Depot has not included a table that reflects such future awards.

The affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the annual meeting is required to approve Office Depot’s 2015 Long-Term Incentive Plan.

THE OFFICE DEPOT BOARD OF DIRECTORS RECOMMENDS THAT OFFICE DEPOT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE OFFICE DEPOT 2015 LONG-TERM INCENTIVE PLAN.

EQUITY COMPENSATION PLAN INFORMATION

The table below summarizes the status of Office Depot’s equity compensation plans at December 27, 2014:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average Exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	24,645,069	$1.58	(1)	38,982,608	(2)(3)

(1)	The outstanding awards include RSUs, which have no exercise price. Excluding the impact of RSUs, the outstanding options had a weighted average exercise price of $4.53 per share.
(2)	As of December 27, 2014, 12,742,136 shares were issuable under the 2007 Plan and 26,240,472 shares were issuable under the 2003 Plan. However, the shares available for future grants under the 2003 Plan are limited to new employees of Office Depot and legacy OfficeMax employees.
(3)	The number of shares reported includes 6,360,217 performance share units reserved at target. In the event that the performance share units are paid above or below target, shares reserved for issuance under Office Depot’s equity compensation plans will be adjusted accordingly.

PROPOSAL VI: APPROVAL OF THE OFFICE DEPOT

CORPORATE ANNUAL BONUS PLAN

Overview

On April 27, 2015, the Office Depot board of directors unanimously adopted, contingent upon stockholder approval, the Office Depot Corporate Annual Bonus Plan (which is referred to in this proxy statement/prospectus as the Bonus Plan) under which officers and other key employees of Office Depot and its affiliates would be eligible to receive annual incentive awards based on the achievement of performance goals pursuant to awards granted on or after June 19, 2015. The Office Depot board of directors unanimously recommends that Office Depot stockholders approve the Bonus Plan. The Bonus Plan will become effective upon approval by Office Depot stockholders.

Section 162(m)

The Office Depot board of directors believes that it is in the best interests of Office Depot and its stockholders to maintain an annual bonus plan under which awards may qualify for deductibility for federal income tax purposes. Accordingly, the Bonus Plan is designed to permit the grant of awards that are intended to qualify as “performance-based compensation” to be exempt from the $1,000,000 deduction limit of Section 162(m). In general, under Section 162(m), in order for Office Depot to be able to deduct compensation in excess of $1,000,000 paid in any one year to certain executive officers (the Chief Executive Officer and three other executive officers (other than the Chief Financial Officer) identified as specified in Section 162(m) based on their compensation ranking), the compensation must qualify as “performance-based.” One of the requirements for “performance-based” compensation is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by Office Depot stockholders (in a separate vote with a majority of the votes cast in favor of approval) at least once every five years. For purposes of Section 162(m), the material terms include (1) the employees eligible to receive compensation under the Bonus Plan, (2) a description of the business criteria on which the performance goals are based, and (3) the maximum amount of compensation that can be paid to an employee under the performance goals in a specified time period. Each of these aspects is discussed below. Stockholder approval of the Bonus Plan will constitute approval of each of these aspects of the Bonus Plan for purposes of the approval requirements of Section 162(m).

In the event that the Compensation Committee determines that it is advisable to grant awards under the Bonus Plan that are not intended to qualify for the performance-based compensation exception from the deductibility limitations of Section 162(m), the Compensation Committee may grant such awards without satisfying the requirements of the exception. No assurance can be given that awards granted under the Bonus Plan will be fully deductible under Section 162(m).

Plan Summary

The following summary of the material terms of the Bonus Plan is qualified in its entirety by reference to the full text of the Bonus Plan, which is attached as Annex E to this proxy statement/prospectus. The Bonus Plan is not a qualified deferred compensation plan under Section 401(a) of the Code and is not intended to be an employee benefit plan within the meaning of ERISA.

Purpose of Bonus Plan

The purpose of the Bonus Plan is to provide annual incentive compensation to select employees of Office Depot and its direct and indirect subsidiaries who make substantial contributions to the success of Office Depot’s business, to provide a means for eligible employees to participate in this success, and to assist in attracting and retaining the highest quality individuals to key positions.

Overview of Bonus Plan Awards

The Bonus Plan provides the Compensation Committee with the authority to award annual bonus opportunities to eligible employees. The Bonus Plan provides for two types of awards: (i) those intended to comply with the Section 162(m) performance-based compensation exception (referred to in this proxy statement/prospectus as 162(m) awards), and (ii) those not intended to comply with such exception (referred to in this proxy statement/prospectus as general awards). Typically, general awards will be conditioned on performance, but these awards may consider factors (such as individual performance ratings) which would not qualify as pure Section 162(m) performance conditions. Office Depot will pay compensation earned under the Bonus Plan in cash or in shares of Office Depot common stock pursuant to a stockholder-approved long-term incentive compensation plan maintained by Office Depot or in a combination thereof.

Administration

The Bonus Plan will be administered by the Compensation Committee, which is composed entirely of non-employee directors who meet the criteria to be “outside directors” under Section 162(m). The Compensation Committee’s powers include the authority, within the limitations set forth in the Bonus Plan, to select the persons to be granted awards, to construe and interpret the Bonus Plan, and to make reasonable rules and regulations for the administration of the Bonus Plan. The Compensation Committee may delegate its authority under the Bonus Plan to such individuals, including other members of the Office Depot board of directors and members of management, as the Compensation Committee may deem appropriate, provided that the Compensation Committee may not delegate its responsibilities with respect to a 162(m) award to the extent such delegation would cause the award to fail to satisfy the Section 162(m) exception for performance-based compensation.

Performance Periods

While the Bonus Plan permits awards to be granted with respect to performance periods of any length as specified by the Compensation Committee, it is anticipated that the Compensation Committee typically will grant awards under which performance will be measured over Office Depot’s fiscal year. As a result, this description of the Bonus Plan refers to annual incentive awards that are based on Office Depot’s fiscal year.

Eligibility to Receive Awards

All employees of Office Depot and its direct and indirect subsidiaries are eligible to receive awards under the Bonus Plan. The Compensation Committee or its delegates will select the employees who will receive awards under the Bonus Plan for a particular performance period. In general, it is expected that the Compensation Committee will grant 162(m) awards to the most senior executives with the goal of having the bonuses paid to those who are subject to the $1,000,000 deduction limit of 162(m) for a fiscal year be fully tax deductible. The Compensation Committee or its delegate may grant general awards to any eligible employee who makes substantial contributions to the success of Office Depot’s business. Non-employee directors are not eligible to participate in the Bonus Plan. The number of employees who will receive awards for a particular performance period is neither fixed nor predetermined. Accordingly, it is not possible to anticipate the exact number of individuals who will receive awards under the Bonus Plan. However, currently there are approximately 3,300 employees who are eligible for awards under the Bonus Plan.

162(m) Awards

For a 162(m) Award, the Compensation Committee will establish at least one performance goal that is intended to permit the award to comply with the Section 162(m) performance-based compensation exception and will determine the maximum dollar amount of compensation payable under the 162(m) award for attainment of such performance goal. However, in all cases the maximum aggregate dollar amount of compensation that may be payable to an individual participant with respect to one or more 162(m) awards granted in any single fiscal year of Office Depot and having performance period(s) of one fiscal year or less shall be $5 million; provided, however, that if one or more 162(m) awards granted in any single fiscal year of Office Depot have performance period(s) that span more than one fiscal year of Office Depot, then the maximum aggregate dollar amount of compensation that may be payable to the participant with respect to such 162(m) awards shall be $5 million multiplied by the total number of whole or partial fiscal years of Office Depot spanned by such performance periods.

The Compensation Committee must establish in writing the performance goal intended to permit the 162(m) award to satisfy the performance-based compensation exception within the first 90 days of the applicable fiscal year (or, if the performance period is expected to be less than 12 months, by the date on which 25% of the performance period has elapsed) and at a time when the outcome of the performance goal is substantially uncertain.

The Compensation Committee is expressly permitted to reduce (even to zero), but not increase, the amount that would otherwise be paid under a 162(m) award. As a result, in addition to specifying the performance goal intended to permit the 162(m) award to satisfy the performance-based compensation exception, the Compensation Committee may specify one or more additional performance goals, or such other conditions and criteria as it chooses, that it will apply to reduce the final amount payable to the participant under the 162(m) award.

For 162(m) awards, the performance measure or measures to be used for purposes of such awards must be chosen from among the following: earnings; earnings before income taxes; EBIT; EBITDA; EBITDAR; gross margin; operating margin; profit margin; market value added; market share; revenue; revenue growth; return measures (including but not limited to return on equity, return on stockholders’ equity, return on investment, return on assets, return on net assets, return on capital, return on sales, and return on invested capital); total stockholder return; profit; economic profit; capitalized economic profit; operating profit; after-tax profit; NOPAT; pre-tax profit; cash; cash flow measures (including but not limited to operating cash flow; free cash flow; cash flow return; cash flow per share; and free cash flow per share); EPS; consolidated pre-tax earnings; net earnings; operating earnings; segment income; economic value added; net income; net income from continuing operations available to common stockholders excluding special items; operating income; adjusted operating income; assets; sales; net sales; sales volume; sales growth; net sales growth; comparable store sales; sales per square foot; inventory turnover; inventory turnover ratio; productivity ratios; debt/capital ratio; return on total capital; cost; unit cost; cost control; expense targets or ratios, charge-off levels; operating efficiency; operating expenses; customer satisfaction; improvement in or attainment of expense levels; working capital; working capital targets; improvement in or attainment of working capital levels; debt; debt to equity ratio; debt reduction; capital targets; capital expenditures; price/earnings growth ratio; acquisitions, dispositions, projects or other specific events, transactions or strategic milestones; Office Depot’s common stock price (and stock price appreciation, either in absolute terms or in relationship to the appreciation among members of a peer group determined by the Compensation Committee); and book value per share. All criteria may be measured on a GAAP basis, adjusted GAAP basis, or non-GAAP basis.

A performance objective may be described in terms of company-wide objectives or objectives that are related to a specific division, subsidiary, employer, department, region, or function in which the participant is employed or as some combination of these (as alternatives or otherwise). A performance objective may be measured on an absolute basis or relative to a pre-established target, results for a previous year, the performance of other corporations, or a stock market or other index.

The Compensation Committee will determine whether the applicable performance goals have been met with respect to a particular award following the end of the applicable performance period. For a 162(m) award, the award may not be paid out unless and until the Compensation Committee has made a final written certification that the performance goal intended to permit such award to satisfy the performance-based compensation exception has, in fact, been satisfied.

In determining whether any performance goal has been satisfied, the Compensation Committee may exclude any or all extraordinary items and other items that are unusual or non-recurring. In addition, the Compensation Committee may adjust any performance goal for a performance period as it deems equitable to recognize unusual or non-recurring events affecting Office Depot and its subsidiaries, changes in tax laws or regulations or accounting procedures, mergers, acquisitions and divestitures, or any other factors as the Compensation Committee may determine. In the case of a 162(m) award, such exclusions and adjustments may only apply to the extent the Compensation Committee specifies in writing (not later than the time performance goals are required to be established) which exclusions and adjustments the Compensation Committee will apply to determine whether a performance objective has been satisfied, as well as an objective manner for applying them, or to the extent that the Compensation Committee determines (if such determination is memorialized in writing) that they may apply without adversely affecting the award’s qualification for the performance-based compensation exception. The Compensation Committee may not increase the amount payable under a 162(m) award except as a result of an adjustment or exclusion described above.

General Awards

The amount payable under a general award may be stated as a dollar amount or as a percentage of the participant’s base compensation. The Compensation Committee (or its delegate) may provide for a threshold level of performance below which no bonus will be paid and a maximum level of performance above which no additional amount will be paid, and it may provide for the payment of different amounts of compensation for different levels of performance. In establishing the terms of general awards, the Compensation Committee or its delegate may establish goals using the performance measures described above for 162(m) awards or may use any other goals or objectives.

Termination of Employment

Generally, if a participant terminates employment with Office Depot and its subsidiaries prior to the last day of a performance period, any award granted to the participant with respect to that performance period will be forfeited. However, the Compensation Committee may, in its sole discretion, provide that a participant will be eligible for a full or prorated award in the event of the participant’s termination of employment in certain circumstances (including, but not limited to, death, disability, retirement or reduction in force). In the Compensation Committee’s sole discretion, any such full or prorated award may be paid prior to when the performance goal is certified (or without regard to whether it is certified), provided that an opportunity to receive a 162(m) award may result in payment of the award prior to or without certification of the performance goal only in connection with death, disability, or change in control of Office Depot.

Change in Control

In the event of a change in control of Office Depot, outstanding awards will be treated as specified in the CIC Plan, as applicable, with respect to participants who participate in such plan at the time of the change in control. For other participants, the Compensation Committee may, in its sole discretion, provide that a participant will be eligible for a full or prorated award in the event of a change in control of Office Depot. In the Compensation Committee’s sole discretion, any such full or prorated award may be paid prior to when the performance goal is certified (or without regard to whether it is certified).

Recoupment Policy

Awards under the Bonus Plan and amounts paid pursuant to awards under the Bonus Plan will be subject to the terms of Office Depot’s recoupment (claw-back) policy as in effect from time to time. Pursuant to Office Depot’s current recoupment policy, if Office Depot restates its reported financial results for periods beginning after January 1, 2010, the board of directors will review awards made under the Bonus Plan to executive officers based on financial results during the period subject to the restatement, and to the extent practicable and in the best interests of stockholders, will seek to recover or cancel any such awards that were based on having met or exceeded performance targets that would not have been met under the restated financial results.

Amendment and Termination

The Compensation Committee may, at any time, amend, suspend or terminate the Bonus Plan. However, no amendment will become effective unless it is approved by the affirmative vote of Office Depot’s stockholders if such approval is necessary for the continued validity of the Bonus Plan or if the failure to obtain such approval would adversely affect the compliance of the Bonus Plan with Section 162(m) or any other rule or regulation. No amendment or termination, when taken as a whole, shall adversely affect the compliance of any 162(m) award with the performance-based compensation exception unless the written documents related to such action expressly state the intent to do so.

Certain Federal Income Tax Consequences

Generally, (i) the grant of an award under the Bonus Plan will have no federal income tax consequences to the participant or Office Depot, and (ii) the payment of compensation to the participant pursuant to the award will be taxable to a participant as ordinary income in the year paid. However, the payment of compensation pursuant to an award may be deferred by the participant if such deferral is permitted under a deferral plan or arrangement approved by Office Depot (e.g., Office Depot’s tax-qualified 401(k) plan). Office Depot intends for all payments under the Bonus Plan to be exempt from the rules for deferred compensation that are set forth in Section 409A or for these payments to comply with the requirements of Section 409A.

New Bonus Plan Benefits

No awards have been granted yet under the Bonus Plan. The Committee will grant future awards at its discretion. Office Depot cannot determine the number of awards that may be granted in the future.

The affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the annual meeting is required to approve the Office Depot Corporate Annual Bonus Plan.

THE OFFICE DEPOT BOARD OF DIRECTORS RECOMMENDS THAT OFFICE DEPOT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE OFFICE DEPOT CORPORATE ANNUAL BONUS PLAN.

PROPOSAL VII: RATIFYING THE OFFICE DEPOT AUDIT COMMITTEE’S APPOINTMENT OF DELOITTE & TOUCHE LLP AS OFFICE DEPOT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Office Depot’s Independent Registered Public Accounting Firm

As indicated in the section entitled “Audit Committee Report” beginning on page 141, and in accordance with the provisions of SOX, the Audit Committee of the Office Depot board of directors appointed Deloitte as Office Depot’s independent registered public accounting firm to audit its consolidated financial statements and Office Depot’s internal control over financial reporting for the fiscal year ended December 27, 2014. Deloitte has audited Office Depot’s consolidated financial statements each year since 1990. Representatives of Deloitte will be present at Office Depot’s annual meeting with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions from stockholders. Office Depot’s Audit Committee also has appointed Deloitte as its independent registered public accounting firm for 2015.

Although Office Depot’s Audit Committee already has appointed Deloitte as its independent registered public accounting firm for 2015 and the vote of Office Depot’s stockholders is not required for this action under Delaware law or SOX, as a matter of good corporate governance, Office Depot is submitting this item for stockholder approval. In the event that Office Depot does not receive the required vote, the Audit Committee will consider such vote when appointing Office Depot’s independent registered public accounting firm for 2016.

Audit & Other Fees

The fees for Office Depot’s independent registered public accounting firm for professional services rendered in connection with (i) the audit of Office Depot’s annual financial statements as set forth in its Annual Report on Form 10-K for the fiscal years ended December 28, 2013 and December 27, 2014, (ii) the review of Office Depot’s quarterly financial statements as set forth in its Quarterly Reports on Form 10-Q for each of its fiscal quarters during 2013 and 2014, and (iii) the audit of Office Depot’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects, as well as fees paid to Office Depot’s independent registered public accounting firm for audit-related work, tax compliance, tax planning and other consulting services are set forth below. The Audit Committee approved 100% of the fees related to the services discussed below.

Audit & Other Fees Paid to Deloitte & Touche LLP	Fiscal 2013	Fiscal 2014
Audit Fees	$11,152,716	$8,395,565
Audit Related Fees (as defined under the Sarbanes-Oxley Act of 2002)	$111,000	$22,142
Tax Fees	$206,456	$471,753
All Other Fees	$0	$2,615
Total Fees	$11,470,172	$8,892,075

Audit Fees—Consists of fees for professional services rendered in connection with: (i) the audits of Office Depot’s consolidated financial statements and the effectiveness of Office Depot’s internal control over financial reporting for the fiscal years ended December 28, 2013 and December 27, 2014; (ii) the reviews of the consolidated financial statements included in each of Office Depot’s Quarterly Reports on Form 10-Q during those fiscal years; (iii) consultations on accounting matters; (iv) statutory audit filings; and (v) SEC registration statements.

Audit Related Fees—Consists of fees in 2014 primarily for the review of an SEC comment letter and in 2013 for review of an SEC comment letter and review of independent registered accounting firm’s work papers in connection with the merger with OfficeMax.

Tax Fees—Consists of fees for tax compliance.

All Other Fees—Consists primarily of fees for tax training.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures under which all audit and non-audit services performed by Office Depot’s independent registered public accounting firm must be separately approved in advance by the Audit Committee. The policy also provides that the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for non-audit services provided that the pre-approval of each service permitted by the Chair is limited to a pre-established threshold and reported to the full Audit Committee at its next meeting. All audit and non-audit services provided in the fiscal years 2013 and 2014 have been pre-approved by the Audit Committee in accordance with these policies and procedures.

A majority of the votes cast on the matter is required to ratify the appointment of Deloitte & Touche LLP as Office Depot’s independent registered public accounting firm.

THE AUDIT COMMITTEE OF THE OFFICE DEPOT BOARD OF DIRECTORS RECOMMENDS THAT OFFICE DEPOT STOCKHOLDERS VOTE “FOR” THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OFFICE DEPOT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis (referred to in this proxy statement/prospectus as the CD&A) describes Office Depot’s executive compensation programs and explains how the Office Depot Compensation Committee made its compensation decisions for Office Depot’s named executive officers (also referred to in this CD&A as NEOs) for fiscal year 2014. The NEOs for 2014 are:

•	Chairman and Chief Executive Officer, Roland Smith;

•	President, North America, Mark Cosby;

•	Executive Vice President and Chief Financial Officer, Stephen Hare;

•	Executive Vice President and Chief People Officer, Michael Allison; and

•	Executive Vice President, Chief Legal Officer and Corporate Secretary, Elisa Garcia.

Overview of 2014 Compensation

In connection with the Office Depot/OfficeMax merger, Office Depot made measurable progress in 2014 towards integrating both companies and creating a culture focused on achieving Office Depot’s critical priorities and instilling its core values. By the end of 2014, Office Depot began to see positive results of the Office Depot/OfficeMax merger, including cost synergy realization and enhanced efficiencies, as Office Depot developed and executed its strategies for future growth. Office Depot’s executives successfully executed key business initiatives that are yielding positive results. In particular, significant progress has been made towards achieving key objectives established by the Office Depot board of directors which Office Depot believes will position Office Depot for improved performance in 2014 and later years. Below is a summary of Office Depot’s significant achievements from 2014:

•	Built a new leadership team, comprised of executives from both Office Depot and OfficeMax as well as outside talent that allowed Office Depot to significantly exceed estimates of realizable synergy savings;

•	Established a new, combined company high-performance culture that drives employee engagement and embodies Office Depot’s five core values and ten guiding principles;

•	Completed 168 U.S. retail store closures and achieved a store-to-store sales transfer rate of more than 30%;

•	Exceeded expectations for merger integration synergies:

•	Realized approximately $290 million of synergies;

•	Increased total expected annualized run rate synergies from an initial target range of $400 million—$600 million to more than $750 million, including more than $100 million from Office Depot’s retail portfolio optimization, by the end of 2016;

•	Exited 2014 at a run rate of annualized merger integration synergies of more than $500 million; and

•	Nearly tripled adjusted operating income to $289 million from $99 million pro forma in 2013, significantly increasing profit margins. A reconciliation to operating income as of the fiscal year ended December 27, 2014 is attached as Annex F to this proxy statement/prospectus.

Immediately following the Office Depot/OfficeMax merger in November 2013, and into fiscal year 2014, the Compensation Committee reviewed the existing compensation programs of Office Depot and OfficeMax, as well as individual compensation arrangements of executive officers, with the understanding that there would be a considerable level of uncertainty and volatility throughout the course of the year in light of the fact that

(1) Office Depot was onboarding and under the leadership of a new chief executive officer, (2) key management positions had yet to be filled, and (3) Office Depot was embarking on a significant integration and restructuring process as a result of the Office Depot/OfficeMax merger. The Compensation Committee also engaged in discussions with Office Depot’s stockholders to understand their thoughts or concerns related to Office Depot’s executive compensation programs. The Compensation Committee further examined best compensation practices within the industry where Office Depot competes for executive talent. Based on this review, and in consideration of the considerable challenges and uncertainties of the Office Depot/OfficeMax merger, the Compensation Committee designed a new executive compensation program. The revised program is designed to harmonize the previous programs of Office Depot and OfficeMax so that Office Depot’s management team participates in a single, consistent compensation program. It is also intended to focus the management team on achieving the key financial and strategic goals that will enable a successful transaction and drive sustainable stockholder value creation. Office Depot’s compensation philosophy continues to be based on achieving the following three objectives:

COMPENSATION PHILOSOPHY

Accountability for Business Performance

Tie compensation in large part to Office Depot’s financial and operating performance, so that executives are held accountable through their compensation for the performance of the business for which they are responsible and for achieving Office Depot’s Annual Operating Plan.

Accountability for Long-Term Performance	Include meaningful incentives to create long-term stockholder value while not incentivizing excessive risk taking.
Competition	Reflect the competitive marketplace, so Office Depot can attract, retain, and motivate talented executives throughout the volatility of business cycles.

What are the elements of Office Depot’s NEO compensation packages?

The various elements of compensation paid by Office Depot are intended to reflect Office Depot’s compensation philosophy and (1) provide an appropriate level of financial certainty through fixed compensation, (2) ensure that at least 50% of equity compensation is performance-based, and (3) create a balance of long-term and short-term incentives.

COMPENSATION ELEMENT	PURPOSE
Base Salary

•    Provide financial predictability and stability through fixed compensation that is less than a majority of total compensation at target;

•    Provide a salary that is market competitive;

•    Promote the retention of executives; and

•    Provide fixed compensation that reflects the scope, scale and complexity of the executive’s role.

Short-Term Incentives (Office Depot’s Annual Cash Bonus Plan)

•    Align management and stockholder interests;

•    Incentivize achievement of Office Depot’s Annual Operating Plan;

•    Provide market competitive cash compensation when targeted performance objectives are met;

•    Provide appropriate incentives to exceed targeted results; and

•    Pay meaningful incremental cash awards when results exceed target.

Long-Term Incentives (Office Depot’s Long-Term Incentive Program, or LTIP)	• Balance the short-term nature of other compensation elements; • Align management and long-term stockholder interests; • Incentivize achievement of Office Depot’s Annual Operating Plan;

• Focus Office Depot’s executives on the achievement of long-term strategies and results; and • Support the growth and profitability of each of Office Depot’s revenue-generating business divisions.
Employment, Change of Control and Severance Arrangements

•     Enable Office Depot to attract and retain talented executives;

•     Protect company interests through appropriate post-employment restrictive covenants, including non-competition and non-solicitation;

•     When applicable, and if appropriate, ensure management is able to analyze any potential change in control transaction objectively; and

•     When applicable, and if appropriate, provide for continuity of management in the event of a change in control.

Other Benefits

•     Executives generally participate in the same benefits programs as Office Depot’s other employees.

•     Special benefits and perquisites are limited and used only to attract and retain executive talent as competitively appropriate and necessary.

What were the key management changes in 2014?

Effective July 21, 2014, Mark Cosby was appointed President, North America, of Office Depot. Mr. Cosby’s role includes oversight of Office Depot’s retail, contract sales, e-commerce, merchandising, marketing, real estate and supply chain functions in North America. In connection with the appointment, Office Depot entered into a letter agreement with Mr. Cosby effective July 21, 2014. Mr. Cosby’s annual base salary is $850,000, which may be increased from time to time, and he is entitled to participate in the Annual Cash Bonus Plan at a target attainment of 100% of annual base salary. Mr. Cosby’s participation in the 2014 Annual Cash Bonus Plan will be pro-rated for time in position. Mr. Cosby is eligible to participate in Office Depot’s Long-Term Incentive Plan starting with the 2014 fiscal year. Mr. Cosby is also entitled to participate in Office Depot’s benefits programs in accordance with their terms. For additional information regarding the terms of the letter agreement with Mr. Cosby and Mr. Cosby’s compensation package, please see the section entitled “Summary of Office Depot Executive Agreements and Potential Payments Upon Termination or Change in Control—Executive Agreements—Agreements with Mark Cosby as President, North America” beginning on page 197. In addition to Mr. Cosby’s appointment as President, North America, Office Depot also filled other key management positions during 2014, including the hiring of a new Executive Vice President and Chief Strategy Officer and Executive Vice President, Retail.

What were the significant actions taken by the Compensation Committee in 2014?

During 2014, the following Compensation Committee actions were of particular significance:

•	The Compensation Committee changed the 2013 metrics for the Annual Cash Bonus Plan for fiscal 2014 from selling, general & administrative expense (referred to in this proxy statement/prospectus as SG&A), gross profit dollars and sales to a threshold funding metric based on free cash flow and a performance metric of adjusted operating income. The Compensation Committee believes that these two metrics incentivize achievement of Office Depot/OfficeMax merger synergies, are elements that directly impact stockholder value and are straight forward and understandable by all stakeholders. Actual payouts for fiscal 2014 were based on the level of adjusted operating income. The Compensation Committee had the ability to exercise “negative discretion” and decrease payouts if such bonuses were not, in the Compensation Committee’s opinion, appropriately earned or should not be paid;

•

The Compensation Committee changed the performance period of the performance stock units from one-year to three-years to better tie the compensation program to long-term performance and promote retention. In addition, the Compensation Committee changed the metrics for the performance stock units for fiscal 2014 from EBIT and free cash flow to a threshold funding metric based on free cash flow and a performance metric of three-year cumulative adjusted operating income. While the performance metrics in the performance stock unit program are identical to those in the Office Depot Annual Cash Bonus Plan, the period over which results are measured is different. The Compensation Committee determined that in order for Office Depot to achieve its critical priorities, focusing management on free cash flow and adjusted operating income goals would provide a strong emphasis on capturing synergies, which is essential to the creation of stockholder value as well as a focus on driving revenue growth, which is imperative to the success of the Office Depot/OfficeMax merger. Focusing on adjusted operating income over a three-year period under the 2014 LTIP balances the one-year focus on this metric under the 2014 Annual Cash Bonus Plan. Actual payouts will be based on the level of cumulative adjusted operating income for the three-year performance period. The Compensation Committee has the ability to exercise “negative discretion” and decrease payouts if such awards were not, in the Compensation Committee’s opinion, appropriately earned or should not be paid;

•	The Compensation Committee approved the CIC Plan for several key executives, including the NEOs (other than the CEO), pursuant to which Office Depot will provide certain severance pay and other benefits in the event of Office Depot’s executives qualifying termination in connection with a change in control. The CIC Plan replaces the legacy change in control severance arrangements with a single plan as part of the harmonization of compensation arrangements following the Office Depot/OfficeMax merger and ensures that treatment for other NEOs is appropriately consistent with that of Office Depot’s Chief Executive Officer. Ms. Garcia and Mr. Allison have legacy agreements with an expiration date of November 5, 2015, and may only participate in the CIC Plan upon the expiration of their legacy agreements; and

•	The Compensation Committee modified Office Depot’s stock ownership guidelines for the executives, including the NEOs, to make the standards more robust and in line with current corporate governance trends. The revised guidelines require, among other things, that the NEOs satisfy the ownership requirement by holding Office Depot stock as a multiple of their base salary rather than as a fixed number of shares. Furthermore, the Compensation Committee changed the types of equity considered for the purposes of determining compliance with the stock ownership guidelines to only include earned or vested equity.

In addition to the actions taken by the Compensation Committee as described above, the Office Depot board of directors adopted an anti-pledging policy which prohibits pledging of Office Depot securities by Office Depot directors and executive officers.

What were the results of Office Depot’s advisory vote to approve executive compensation?

At the 2014 annual meeting of stockholders, Office Depot stockholders were given the opportunity to cast an advisory vote “for” or “against” the compensation of Office Depot’s NEOs in fiscal 2013. On the advisory “say-on-pay” vote, approximately 69% of the votes cast voted for Office Depot’s executive compensation. The Compensation Committee considered the results of the vote and reviewed Office Depot’s executive compensation program to ensure that the executive team and their compensation were appropriate to meet Office Depot’s post-Office Depot/OfficeMax merger annual and long-term strategic and business objectives.

Prior to the 2014 annual meeting of stockholders, the chairman of the Compensation Committee, several members of the Compensation Committee and the lead director participated in discussions with investors collectively representing more than 50% of Office Depot’s stock ownership. During the discussions, Office Depot sought to:

•	Understand what, if any, issues or comments that Office Depot stockholders might have regarding Office Depot’s executive compensation program;

•	Review stockholder recommendations and opportunities for improvement with respect to Office Depot’s pay models; and

•	Answer any questions stockholders might have on executive compensation and governance.

In response to Office Depot’s discussions with stockholders and as part of Office Depot’s ongoing evaluation of all elements of its executive compensation program, Office Depot took the following actions in fiscal year 2014:

•	Enhanced its stock ownership guidelines by: (1) requiring that all NEOs satisfy the ownership requirement by holding Office Depot stock equal to a multiple of base salary rather than as a fixed number of shares, (2) eliminating the five-year grace period for compliance, and (3) revising the types of equity considered for purposes of determining compliance with the stock ownership guidelines to make the ownership requirement more robust; and

•	Adopted an anti-pledging policy that prohibits pledging of Office Depot securities by Office Depot’s directors and executive officers.

To ensure that investor feedback is considered in the design of Office Depot’s executive compensation programs, it is Office Depot’s standard practice to annually reach out to its stockholders regarding compensation matters. In the fall of 2014, prior to the design of Office Depot’s 2015 executive compensation programs, the chairman of the Compensation Committee, along with the chief people officer, chief legal officer and vice president, investor relations met with, in person or via teleconference, holders of collectively more than 50% of Office Depot’s outstanding shares. Based on discussions with investors, Office Depot identified some, selected concern about the use of common metrics in the annual and long-term plans. It was the Compensation Committee’s original intent to select different long-term incentive metrics for 2015, however, given the continued emphasis on maximizing synergies from the Office Depot/OfficeMax merger and revenue growth to create stockholder value, together with the impending merger with Staples, the Compensation Committee decided to use free cash flow and adjusted operating income, which would keep management focused on achieving these critical priorities.

How do Office Depot’s pay practices compare to best practices?

Office Depot’s 2014 executive compensation program was based on a compensation philosophy developed by its Compensation Committee, with the advice of its independent compensation consultant, F.W. Cook. The Compensation Committee is guided by the following key principles in determining the compensation structure for Office Depot’s executives:

WHAT OFFICE DEPOT DOES	WHAT OFFICE DEPOT DOESN’T DO

✓       Independent compensation consultant—Office Depot’s Compensation Committee receives advice from an independent compensation consultant, which reports directly to the Compensation Committee and provides no other direct services to Office Depot.

×        No tax gross ups—Other than for taxes for the receipt of relocation benefits, which are generally available to all of Office Depot’s relocated employees and amounts for costs related to personal expenses associated with attending company sponsored events, none of Office Depot’s NEOs receive gross-ups for taxes on personal benefits.

✓       Stock ownership guidelines—To further align the long-term interests of Office Depot’s executives and its stockholders, the Office Depot board of directors has established robust stock ownership guidelines applicable to Office Depot’s directors, CEO and other NEOs.

× No special retirement programs for executive officers—Office Depot’s executive officers do not participate in any retirement program not generally available to its employees.
✓ Thorough competitive benchmarking—Office Depot provides target compensation opportunities to its executives in a manner that reflects a competitive marketplace and allows Office Depot	× No pledging of Office Depot stock—Office Depot’s directors and executive officers are prohibited from pledging Office Depot stock.

to attract, retain and motivate talented executives throughout the volatility of business cycles. Office Depot endeavors to design the executive compensation packages so that the total target direct compensation falls at or near the median of similarly-situated executives in Office Depot’s peer group (as defined below).

✓       Accountability for long-term performance—Office Depot establishes meaningful incentives in its executives’ compensation that create long-term stockholder value while not incentivizing excessive risk-taking.

×        No hedging—Office Depot’s directors, executive officers and all other employees are prohibited from engaging in hedging transactions that could eliminate or limit the risks and rewards of Office Depot stock ownership.

✓       Pay for performance—Office Depot ties compensation to Office Depot’s financial and operating performance so that executives are held accountable through their compensation for achieving Office Depot’s annual operating plan.

×        No unapproved trading plans—Office Depot’s directors and executive officers are prohibited from entering into securities trading plans pursuant to SEC Rule 10b5-1 without the pre-approval of Office Depot’s chief legal officer and/or her designees; further, directors and executive officers must seek the approval of Office Depot’s chief legal officer and/or her designees prior to trading.

✓       Annual stockholder “say-on-pay” vote—Because Office Depot values its stockholders’ input on Office Depot’s executive compensation programs, the Office Depot board of directors has chosen to provide stockholders with the opportunity each year to vote to approve, on a non-binding, advisory basis, the compensation of the NEOs as described in Office Depot’s proxy statement.

× No dividends on unvested performance shares—Office Depot does not pay dividends or dividend equivalents on unearned and unvested performance shares.

✓       Limit perquisites to NEOs—Office Depot’s NEOs are provided with limited types of perquisites and other personal benefits that the Compensation Committee feels are reasonable and consistent with Office Depot’s overall compensation philosophy.

✓       Recoupment of incentive compensation—If Office Depot restates its reported financial results for any period beginning after January 1, 2010, Office Depot’s clawback policy allows the Office Depot board of directors to seek to recover or cancel any bonus and other awards made to Office Depot’s executive officers that were based on having met or exceeded performance targets that would not have been met under Office Depot’s restated financial results.

How does Office Depot’s compensation program support pay-for-performance?

The Compensation Committee annually reviews the total mix of compensation for Office Depot’s NEOs, which includes a significant portion of variable performance-based incentives that are linked to the attainment of critical performance targets and changes in stockholder value. The Compensation Committee believes that each of these elements provides a meaningful reward opportunity to the NEOs, focuses Office Depot’s leadership team on the key drivers of success for the near- and long-term, and therefore supports Office Depot’s short-term and long-term strategic objectives and links realized pay directly to performance.

As seen in the charts below, and as earlier discussed, a significant portion of Office Depot’s targeted compensation for its NEOs in 2014 was performance-based. More specifically, the compensation mix for Messrs. Smith, Hare, Cosby and Allison, and Ms. Garcia is reflected in the charts below.

Effective November 12, 2013, Mr. Smith was appointed Chairman and CEO of Office Depot and in determining Mr. Smith’s compensation, the Committee recognized his important role in building the management team of the combined company and leading Office Depot through the post-Office Depot/OfficeMax merger integration process. However, Mr. Smith was not eligible to participate in the 2014 LTIP and therefore his 2014 compensation does not include any amounts with respect to said incentive program.

Mr. Hare was appointed CFO of Office Depot on December 2, 2013 and the compensatory arrangements for Mr. Hare did not allow for participantion in the 2014 LTIP.

Mr. Cosby was appointed President, North America of Office Depot on July 21, 2014 and received a new hire sign-on-equity award equal to a value of $1,000,000 and a sign-on bonus of $500,000. Neither the new hire sign-on equity award or the sign-on bonus are reflected in the chart. In addition, Mr. Cosby’s salary and bonus were annualized for the purpose of this chart.

In 2013, Office Depot entered into a retention agreement with Mr. Allison under which he earned a retention payment of $500,000 paid on June 30, 2014. This retention award is not reflected in the chart.

What was the total direct compensation for Office Depot’s NEOs during fiscal 2014?

Base Salaries

During 2014, the Compensation Committee reviewed the base salary of Office Depot’s NEOs and considered the base salaries of comparable positions in its peer group, as discussed below under “—How is peer group data used by the Compensation Committee?”, as well as Office Depot’s NEOs performance and changes in responsibility. The Compensation Committee generally structures base salary to approximate the median of Office Depot’s peer group.

In fiscal 2014, after reviewing the peer group data for Office Depot’s NEOs and after further consideration of the expanded scope and complexity of their roles following the Office Depot/OfficeMax merger, the Compensation Committee determined that a 15% base salary increase for Ms. Garcia, and an approximately 16.7% base salary increase for Mr. Allison were warranted to bring their targeted cash compensation to the median of the peer group.

For additional information regarding the base salaries of Office Depot’s NEOs as of December 27, 2014, please refer to the Summary Compensation Table.

Annual Cash Bonus Plan

In fiscal 2014, the Compensation Committee simplified Office Depot’s 2014 Annual Cash Bonus Plan by choosing adjusted operating income as the new performance metric for all of Office Depot’s NEOs except for Mr. Cosby who began his employment in July 2014. In fiscal year 2013, the metrics for the Annual Cash Bonus Plan included SG&A expense, gross profit dollars and sales. For fiscal 2014, the Compensation Committee reviewed the Annual Operating Plan approved by the Office Depot board of directors and the key performance measures for Office Depot’s business. The Compensation Committee determined to structure the 2014 Annual Cash Bonus Plan with free cash flow as a threshold funding metric and adjusted operating income as the primary performance metric.

In determining the performance targets for fiscal 2014, the Compensation Committee, employing rigorous compensation and incentive goal setting processes, chose performance targets that reflected stretch goals. Accordingly, if Office Depot’s free cash flow was lower than negative $400 million, no bonus would have been paid under the Annual Cash Bonus Plan regardless of how Office Depot performed on other metrics. This threshold free cash flow funding metric was also intended to incentivize management to focus on expense reduction and capturing synergies from the Office Depot/OfficeMax merger. In addition, greater cash flow leads to liquidity growth and creditor and vendor confidence. Due to Office Depot successfully capturing and exceeding expectations surrounding its Office Depot/OfficeMax merger integration synergies, the achievement of which was uncertain when the Compensation Committee set its performance targets in 2013, Office Depot attained the free cash flow target.

Actual payouts under the Annual Cash Bonus Plan were based on the realized level of adjusted operating income and the Compensation Committee’s exercise of “negative discretion” to decrease payouts if such bonuses were not, in the Compensation Committee’s opinion, appropriately earned or should not be paid. The Compensation Committee selected adjusted operating income as the primary performance metric because it focused management on the key short-term drivers of sustainable value creation, including revenue generation, cost reduction and synergy realization, each of which is critical in driving earnings improvement. The Compensation Committee believed that the adjusted operating income metric directly impacts stockholder value and is easy to communicate to Office Depot’s various constituencies. For fiscal year 2014, the Compensation Committee set the target adjusted operating income goal at $164 million, which was approximately 65% above Office Depot’s pro forma adjusted operating income for 2013 of $99 million. The maximum adjusted operating income target of $197 million was intended to be a stretch goal that was approximately 100% above pro forma adjusted operating income for 2013 and was intended to be very difficult to achieve. Notwithstanding the uncertainty at the beginning of the performance period for 2014 related to the onboarding of a new Chief Executive Officer, building a new management team and embarking on a significant integration and restructuring process as a result of the Office Depot/OfficeMax merger, Office Depot exceeded its performance goals for 2014, nearly tripling adjusted operating income to $289 million from pro forma $99 million in 2013.

The 2014 bonus metric was designed to allow for payouts to be determined within the range of threshold and maximum, so long as the minimum free cash flow performance threshold was achieved. Office Depot’s 2014 Annual Cash Bonus Plan payout was capped at 150% of target payout, as the Compensation Committee believed this cap was market competitive and, given the difficulties in predicting performance in the first full year following the Office Depot/OfficeMax merger, fair to both management and Office Depot stockholders to protect against a windfall if the target goal was not as challenging as expected.

When considering whether Office Depot has reached the target performance metric for a payout under the Annual Cash Bonus Plan, the Compensation Committee may determine to exclude significant unplanned and extraordinary items that may distort Office Depot’s performance after the Finance & Integration Committee has concluded that such adjustments were unplanned and extraordinary. This practice ensures that Office Depot’s executives will not be unduly influenced in their day-to-day decision-making because they would neither benefit nor be penalized as a result of certain unexpected and uncontrollable events or strategic initiatives that may positively or negatively affect the performance metric in the short-term.

In 2014, the Compensation Committee determined that certain expenses and adjustments, which the Finance & Integration Committee determined were unplanned and extraordinary, would be excluded from the determination of performance. These adjustments include adjustments to reflect the sale of OfficeMax de Mexico, impairments related to Office Depot’s North American stores and goodwill, restructuring charges, merger integration expenses and significant legal accruals. These items are quantified in the footnotes to the financial statements included in Office Depot’s Annual Report on Form 10-K for the fiscal year ended December 27, 2014. These extraordinary and unplanned items resulted in net adjustments to the calculation of achievement of the adjusted operating income metric.

For purposes of determining the level of achievement for each of the bonus metrics under the 2014 Annual Cash Bonus Plan for all of the NEOs (other than Mr. Cosby), the Compensation Committee reviewed Office Depot’s 2014 audited financial statements approved by the Office Depot board’s Audit Committee. For fiscal year 2014, Office Depot achieved the free cash flow funding metric with free cash flow of $33 million and with adjusted operating income of $289 million. Office Depot’s significant achievement above the performance metric target was due to management’s significant achievement in realizing Office Depot/OfficeMax merger synergies. While Office Depot expected to realize approximately $170 million in total annual run-rate synergies during 2014 and end the year with annual run-rate synergies of approximately $340 million, actual achievement at the end of 2014 in these two measures was $290 million and $500 million, respectively. As a result of this significant achievement above targeted metrics, the Compensation Committee authorized bonuses under the 2014 Annual Cash Bonus Plan to be paid at 150% of target to all of the NEOs (other than Mr. Cosby).

When Mr. Cosby joined Office Depot in July 2014, the Compensation Committee determined that because Mr. Cosby as President, North America is primarily responsible for the operating results of the North American Division, his 2014 Annual Cash Bonus would be based on the same free cash flow threshold funding metric as the other NEOs but that his primary performance metric would also be based in part on a separate North American Division adjusted operating income target. Actual payouts under Mr. Cosby’s 2014 Annual Cash Bonus were based (1) 75% on the realized level of the North America Division’s adjusted operating income, (2) 25% on the realized level of total company adjusted operating income, and (3) the Compensation Committee’s exercise of “negative discretion” to decrease payouts to an appropriate level. Further, Mr. Cosby’s 2014 Annual Cash Bonus would be based on a target attainment of 100% of annual base salary pro-rated in 2014 based on his date of hire. For fiscal year 2014, the North American Division achieved adjusted operating income of $236 million, and the Compensation Committee authorized a bonus to Mr. Cosby to be paid at 150% of target.

2014 Bonus Metric	Threshold Parameter (50% Payout)	Target Parameter (100% Payout)	Maximum Parameter (150% Payout)	2014 Performance
Adjusted Operating Income	$148 million	$164 million	$197 million	$289 million
North American Adjusted Operating Income	$103 million	$114 million	$137 million	$236 million

The threshold, target and maximum payout for each NEO are disclosed in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards table below. The actual dollar amounts earned by the Office Depot NEOs in 2014, pursuant to the 2014 Annual Cash Bonus Plan, are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

2014 Long-Term Incentive Program

The purpose of Office Depot’s long-term incentive program is to help retain Office Depot’s executive talent and further align the long-term interests of management with those of Office Depot stockholders. The objectives of long-term incentives and retention must be balanced such that successful, high-achieving employees remain motivated and committed even in periods of temporary market downturns or volatility in performance. As such, the Compensation Committee structured the 2014 Long-Term Incentive Program (referred to in this proxy statement/prospectus as the 2014 LTIP) for the NEOs (other than the CEO and CFO) consisting of:

(1)	50% restricted stock units, which contain only a service condition, with vesting in three equal annual installments; and

(2)	50% performance stock units, which contain both a performance and service condition, with cliff vesting after three years.

In fiscal 2014, the Compensation Committee revised the performance measurement period for the performance stock units granted under the 2014 LTIP from a one-year performance period to a three-year performance period to better link the compensation program to long-term performance. In addition, the Compensation Committee revised the structure for the 2014 LTIP from one that used the two performance metrics of EBIT and free cash flow to one that is intended to qualify for tax deductibility under Section 162(m) with free cash flow as a threshold funding metric and cumulative adjusted operating income as the sole performance metric. The Compensation Committee determined that the sole performance metric of adjusted operating income would more closely align the interests of Office Depot’s executive officers with its stockholders and encourage long-term value creation for Office Depot. As with the 2014 Annual Cash Bonus Plan, actual payouts will be based on the level of adjusted operating income.

The performance metric for the performance stock units will be based on the achievement of a cumulative adjusted operating income target for Office Depot’s 2014-2016 fiscal years. The payouts under this metric are designed to be calculated upon achievement of a result exceeding such target (subject to a maximum payout of 150% above target), or upon an achievement below such target, but above a threshold. The target payout for the performance shares was set taking into consideration the median of the peer group. If actual cumulative adjusted operating income over the three-year performance period ending fiscal year 2016 is less than threshold, then the performance stock units will be forfeited. In addition, the Compensation Committee selected a three-year performance period for the performance stock units to provide sufficient alignment between management and long-term stockholder interests and serve as a retention tool for employees participating in the 2014 LTIP.

Why did Office Depot use the same performance measures in both its Annual and Long-Term Incentives Plans?

For 2014, the Compensation Committee concluded that, given the difficulties in predicting performance following the Office Depot/OfficeMax merger, adjusted operating income would be the key driver of stockholder value in the first year after the Office Depot/OfficeMax merger because it focuses on achievement of Office Depot/OfficeMax merger synergies and revenue generation. In addition, the Compensation Committee believed that the management team would perform better when it is focused on one reinforced, well understood metric that balances revenue, cost and profit objectives. The use of adjusted operating income would allow management to appropriately focus on driving down costs and achieving forecasted synergies, but also grow the top line. While the 2014 Annual Cash Bonus Plan and the performance stock units granted under the 2014 LTIP both used the funding metric of free cash flow and the performance metric of adjusted operating income, the performance periods for the 2014 cash bonus and 2014 LTIP performance stock units are different, which ensures a balanced focus over the near- and long-term. The three-year performance period for the performance stock units granted under the 2014 LTIP ensures that NEOs are focused on sustainable, long-term performance. Furthermore, Office Depot has various controls in place to mitigate potential risk-taking as a result of the use of a single performance metric. These controls include a clawback policy, negative discretion used by the Compensation Committee to ensure that annual bonus and performance stock unit payouts are appropriate as well as robust executive stock ownership guidelines to ensure that NEOs are long-time stockholders of Office Depot.

What are the key decisions of the Compensation Committee on 2015 executive compensation?

Although in fiscal 2014 Office Depot exceeded expectations for capturing merger integration synergies from the Office Depot/OfficeMax merger, Office Depot faces certain challenges associated with understanding where synergy opportunities lie within the Office Depot/OfficeMax combined company. In order to continue to align executive compensation to the interests of Office Depot’s stockholders as Office Depot continues to identify and capture synergies during Office Depot’s integration process with OfficeMax, the Compensation Committee decided to maintain for fiscal year 2015 Office Depot’s existing performance metrics. In addition, the Compensation Committee adjusted the LTIP performance period from a three-year performance period to a one-year performance period in order to create greater focus on delivering the budget in the year in which a merger is pending. This objective was deemed critical by the Compensation Committee because performance often slips in situations in which companies face a long lag between merger announcement and closing. Notably, prior to the Office Depot/OfficeMax merger, the Compensation Committee anticipated the use of relative total shareholder return in the LTIP but subsequently decided against introduction of this metric for 2015 since the stock price performance would be heavily influenced by the merger transaction.

Executive Compensation Process and Governance

What was the process used to determine executive compensation in 2014?

During 2014, the Compensation Committee engaged F.W. Cook as its independent compensation consultant to provide the Compensation Committee with peer group data and to review and advise on executive compensation matters, including:

•	Overall compensation philosophy;

•	Design of Office Depot’s short-term and long-term incentive programs;

•	Peer group (as defined below) for 2014;

•	Executive compensation disclosure and discussion of best practices for such disclosure; and

•	Benchmarking of certain policies and practices, including the director and executive stock ownership guidelines.

Members of management, including Office Depot’s CEO, Mr. Smith, provided input to the Compensation Committee regarding executive compensation. Office Depot’s management engaged Towers Watson to assist management in its executive compensation recommendations. Management provided input for Committee consideration regarding the performance metrics for Office Depot’s 2014 Annual Cash Bonus Plan and 2014 LTIP. In addition, the Compensation Committee also consulted with management to arrive at the proper alignment of its compensation philosophy with the Office Depot’s executive compensation programs and practices.

For further discussion of the Compensation Committee and its role in setting compensation, and the role F.W. Cook during 2014, please see the section entitled “Committees of the Office Depot Board of Directors— Compensation Committee” beginning on page 138.

How is peer group data used by the Compensation Committee?

The Compensation Committee believes benchmarking is a useful method to gauge both the compensation level and compensation mix for executives within competitive job markets that are relevant to Office Depot. The Compensation Committee reviews data gathered from the proxy statements of Office Depot’s peer group (as defined below) for benchmarking purposes in its review and analysis of base salaries, bonuses, long-term incentives, and benefits/perquisites to establish Office Depot’s executive compensation program.

The Compensation Committee developed the following criteria to select the Office Depot’s peer group:

•	Companies with revenues within one-half to two and one-half times Office Depot’s revenue;

•	Specialty retail companies with Office Depot’s same Global Industry Classical Standard code;

•	Companies with a mix of business-to-business and business-to-customer business models;

•	Companies with global operations;

•	Companies with a significant distribution function; and

•	Companies with whom Office Depot competes for executive talent.

Companies selected for the peer group were required to have a number of the characteristics described above, but not necessarily all of them.

Peer group data is generally reviewed annually to determine if modifications to the peer group or the criteria used to determine the peer group are necessary. In April 2014, the Compensation Committee, in consultation with F.W. Cook, reviewed Office Depot’s 2014 peer group to account for Office Depot’s growth since the Office Depot/OfficeMax merger. The peer group was modified to include companies for which Office Depot’s revenues in comparison would be at the median to the 75th percentile and Office Depot’s market cap would be at the 25th percentile.

The following companies comprised Office Depot’s peer group for 2014 (referred to in this proxy statement/prospectus as the peer group):

Aramark Corporation Arrow Electronics, Inc. AutoNation, Inc. Avnet, Inc. Bed Bath & Beyond Inc. Best Buy Co., Inc. Dollar General Corporation	Family Dollar Stores, Inc. GameStop Corp. Genuine Parts Company J.C. Penney Company, Inc. Kohl’s Corporation L Brands Inc. Macy’s, Inc.	Rite Aid Corporation Staples, Inc. Tech Data Corporation The Gap, Inc. The TJX Companies, Inc. W.W. Grainger, Inc.

In addition to the benchmarking results, in making executive compensation decisions, the Compensation Committee generally considers:

•	Office Depot’s financial performance and the financial performance of the peer group when setting executive compensation;

•	Individual performance, tenure and responsibilities in the executive’s current position;

•	Target total direct compensation structures (i.e., sum of salary, annual bonus, and cash and equity awards);

•	Variable compensation program design; and/or

•	Benefit and perquisite offerings.

When making compensation decisions, the Compensation Committee considers each element of compensation individually (i.e. base salary, short-term incentives and long-term incentives), but also considers the target total direct compensation and mix of compensation paid to the NEOs.

Does the Compensation Committee take tax and accounting consequences into account when designing executive compensation?

Section 162(m) generally does not allow a tax deduction to public companies for compensation in excess of $1 million paid to the CEO or any of the other NEOs, excluding the CFO. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance-based” as defined in Section 162(m). The Compensation Committee strives to structure NEO compensation to be exempt from the deductibility limits set in Section 162(m) whenever possible. However, the Compensation Committee believes that tax deductibility is but one factor to consider in developing an appropriate compensation package for executives. As a result, the Compensation Committee reserves and will exercise its discretion in this area to design a compensation program that serves the long-term interests of Office Depot, but which may not qualify for tax deductibility as a result of Section 162(m).

In fiscal year 2014, a portion of the compensation paid to Office Depot’s NEOs will not be deductible for tax purposes pursuant to Section 162(m).

In addition to Section 162(m), the Compensation Committee considers other tax and accounting provisions in developing the pay programs for the NEOs, including:

•	The special rules applicable to fair value based methods of accounting for stock compensation; and

•	The overall income tax rules applicable to various forms of compensation.

While the Compensation Committee generally tries to compensate the NEOs in a manner that produces favorable tax and accounting treatment, the main objective is to develop fair and equitable compensation arrangements that appropriately incentivize, reward, and retain the NEOs and aligns Office Depot’s performance goals with stockholder returns.

Share usage requirements and resulting potential stockholder dilution from equity compensation awards is also considered by the Compensation Committee in determining the size of long-term incentive grants.

Does Office Depot have change of control agreements with its NEOs?

The Compensation Committee believes that change in control agreements effectively incentivize executives to remain engaged and strive to create stockholder value in the event Office Depot becomes an acquisition target or is targeting another company for acquisition, despite the risk of job loss or the loss of equity vesting opportunity. In addition, these arrangements are necessary to attract and retain qualified executives who may have other job alternatives that may appear to them to be less risky absent these arrangements, and these arrangements are particularly important to Office Depot given the high levels of competition for executive talent in the retail sector.

In 2014, the Compensation Committee approved the CIC Plan pursuant to which Office Depot will provide certain severance pay and other benefits to several key executives, including the NEOs (other than the CEO), who are viewed by Office Depot as critical to the continued leadership of Office Depot in the event of a change in control. Office Depot’s use of a planned approach provides many benefits when compared to entering into individual change of control agreements with each NEO. In most instances, this method ensures consistent terms and provisions and allows Office Depot flexibility to amend or change its practices in response to market trends and best practices. Office Depot’s CIC Plan includes features considered to be best practices including a double trigger for change of control benefits.

For a detailed description of Office Depot’s change in control agreements, please see the section entitled “Summary of Office Depot Executive Agreements and Potential Payments upon Termination or Change in Control” beginning on page 193. Mr. Smith’s change in control provisions are included in his employment agreement, as described in the section entitled “Summary of Office Depot Executive Agreements and Potential Payments upon Termination or Change in Control—Benefits Upon Termination or Change in Control Under Executive Agreements” beginning on page 199.

What types of perquisites are NEOs eligible to receive?

Office Depot provides the NEOs with a set of core benefits that are generally available to Office Depot’s other full-time employees (e.g., coverage for medical, dental, vision care, prescription drugs, annual physical, basic life insurance, long-term disability coverage), plus voluntary benefits that an NEO may select (e.g., supplemental life insurance).

In addition, Office Depot has a matching contribution to the 401(k) plan for all participants, including the NEOs, which is equal to 50% of employee deferrals on the first 4% of eligible earnings (up to plan limits). Although this matching contribution is below market, the Compensation Committee believes it is important to offer a benefit of this nature to further motivate and retain employees.

Consistent with the peer group and the current trend in executive compensation, Office Depot limits the perquisites provided to Office Depot’s NEOs. Other than the car allowances provided to Office Depot’s NEOs, perquisites are reserved for the attraction and retention of executive talent and to allow NEOs to efficiently handle the responsibilities of their position. Office Depot Aircraft Personal Use Policy states that the use of Office Depot-leased aircraft will be limited to the Chief Executive Officer and other executives as extenuating circumstance may require. Please see the “Summary Compensation Table” and the footnotes to such table for further information concerning any such perquisites paid to Office Depot’s NEOs.

Do the Compensation Committee and Audit Committee review incentive plans to ensure that they do not encourage excessive risk-taking?

The Compensation Committee and Audit Committee jointly meet annually to review a report prepared by Office Depot’s Internal Audit Department upon such Department’s review of the design of each of the incentive plans for Office Depot’s regions, certain classifications of employees and business lines, and other relevant plans. Such report assesses whether or not any inappropriate actions had been taken under such plans, or whether such plans had any features to incentivize risk-taking.

The committees jointly reported to the Office Depot board of directors that they do not believe that any aspects of the 2014 compensation program encouraged the NEOs to take unnecessary and excessive risks. Additionally, the financial goals set forth in the corporate annual cash bonus plan and the long-term incentive program are based upon performance targets that the Compensation Committee believes are attainable without the need to take inappropriate risks or make material changes to Office Depot’s business or strategy. Furthermore, the Long-Term Incentive Plan awards vest over a three-year period to encourage a longer-term perspective. Finally, the equity component of Office Depot’s compensation program, coupled with Office Depot’s stock ownership guidelines, align executive and long-term stockholder interests because value is linked to changes in Office Depot stock price.

Does the Office Depot board of directors have a clawback policy for bonuses and awards paid to NEOs in the event Office Depot restates its financial results?

In February 2010, the Office Depot board of directors adopted a policy for recoupment of incentive compensation (referred to in this proxy statement/prospectus as the clawback policy). The clawback policy provides that if Office Depot restates its reported financial results for any period beginning after January 1, 2010, the board of directors will review the bonus and other awards made to executive officers based on financial results during the period subject to the restatement. To the extent practicable and in the best interests of stockholders, the Office Depot board of directors will seek to recover or cancel any such awards that were based on having met or exceeded performance targets that would not have been met under the restated financial results.

Are there any restrictions on the ability of Office Depot’s NEOs to engage in transactions involving Office Depot stock?

In February 2011, the Office Depot board of directors adopted an anti-hedging policy which prohibits hedging transactions with respect to Office Depot securities by Office Depot directors, executive officers and all other employees.

Furthermore, in October 2014, the Office Depot board of directors adopted an anti-pledging policy which prohibits its directors and executive officers from using Office Depot stock as collateral for any borrowing.

Are the NEOs subject to any minimum requirements regarding ownership of Office Depot stock?

The Compensation Committee believes that the NEOs should maintain a meaningful equity interest in Office Depot through the ownership of stock. As such, the following stock ownership guidelines are in place for Office Depot’s NEOs:

Position	Stock Ownership Requirement
CEO	6x annual base salary
All other NEOs	3x annual base salary

In 2014, Office Depot revised its stock ownership guidelines to be more robust and reflect current corporate governance trends. First, Office Depot required that all NEOs satisfy the ownership requirement by holding Office Depot stock equal to a multiple of base salary rather than as a fixed number of shares. This requires NEOs to hold more shares in the event that Office Depot’s stock price decreases. Second, Office Depot eliminated the five-year stock ownership grace period after becoming a Section 16(b) officer of Office Depot for NEOs. The CEO and NEOs are now only permitted to sell stock before meeting the ownership requirements if they retain 50% of the net shares (after shares are disposed of to pay for taxes and acquisition), which is in line with peer group practice. Third, Office Depot changed the types of equity considered for purposes of determining compliance with the stock ownership guidelines to equity that is earned or vested, in order to make the ownership requirement more robust, which is defined as the following:

•	Shares held outright (including restricted stock for which the restrictions have lapsed and shares purchased on the open market);

•	Vested RSUs that have been deferred for tax purposes; and

•	Shares held in 401(k) accounts.

The current guidelines are deemed competitive according to the market data provided by F.W. Cook. The Compensation Committee annually reviews each NEO’s progress toward meeting the ownership guidelines.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the 2014 fiscal year, the Compensation Committee of the Office Depot board of directors was comprised of the following directors: Mr. David M. Szymanski (Chair), Ms. Cynthia T. Jamison and Messrs. V. James Marino and Michael J. Massey. Mr. Jeffrey C. Smith was also a member of the Compensation Committee until his resignation on September 10, 2014. Ms. Cynthia T. Jamison has served as a member of the Compensation Committee since October 16, 2014. During the 2014 fiscal year, all members of the Committee were independent directors, and no member was an employee or former employee of Office Depot. In addition, none of Office Depot’s executive officers served on the board of directors or Compensation Committee (or other committee serving an equivalent function) of another entity whose executive officer served on Office Depot’s Compensation Committee.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee of the Office Depot board of directors has reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Office Depot’s management and, based on such review and discussion, the Compensation Committee recommended to the Office Depot board of directors that the Compensation Discussion and Analysis be included in this proxy statement/prospectus and in Office Depot’s annual report on Form 10-K for the fiscal year ended December 27, 2014.

The Compensation Committee:

David M. Szymanski (Chair)

Cynthia T. Jamison

James Marino

Michael J. Massey

COMPENSATION PROGRAMS RISK ASSESSMENT

In 2015, the Compensation Committee of the Office Depot board of directors, in a joint meeting with the Audit Committee, assessed Office Depot’s 2014 compensation programs and practices and concluded that such programs and practices do not create risks that are reasonably likely to have a material adverse effect on Office Depot.

Office Depot conducted a risk assessment that included a detailed qualitative and quantitative analysis of its compensation programs to which employees at all levels of the organization may participate, including the NEOs. The Compensation Committee also considers how the design of Office Depot’s compensation programs compares to compensation programs maintained by Office Depot’s peer companies. Based on Office Depot’s risk assessment, and the reviews done by the Compensation and Audit Committees, the Compensation Committee believes that Office Depot’s 2014 compensation programs have been appropriately designed to attract and retain talent and properly incentivize employees to act in the best interests of Office Depot.

Office Depot has programs and features that are designed to ensure that its employees, including the NEOs, are not encouraged to take unnecessary risks in managing Office Depot’s business, including:

•	Oversight of compensation programs (or components of programs) by the Compensation Committee;

•	Discretion provided to the Compensation Committee (including negative discretion) to set targets, monitor performance and determine final incentive award payouts;

•	Oversight of compensation programs (or components of programs) by a broad-based group of functions within Office Depot, including the Human Resources, Legal and Internal Audit departments;

•	A variety of programs that provide focus on both short-and long-term goals and that provide a balanced mixture of cash and equity compensation;

•	Incentives focused primarily on the use of financial metrics based on the annual operating plan which is approved by the Office Depot board of directors;

•	Service-based vesting conditions with respect to equity-based awards; and

•	An incentive pay recoupment policy which provides for recoupment of incentive compensation in the event of a financial restatement.

Office Depot periodically monitors its incentive plans throughout the year to ensure that such plans do not encourage undue risk taking and appropriately balance risk and reward consistent with Office Depot’s enterprise risk management efforts.

SUMMARY COMPENSATION TABLE

The following table provides information regarding Office Depot’s chief executive officer (Mr. Roland Smith), chief financial officer (Mr. Stephen Hare) and the three other most highly compensated officers in 2014 (Mr. Mark Cosby, Ms. Elisa D. Garcia and Mr. Michael Allison), determined in accordance with the applicable SEC disclosure rules. The table provides information for 2012 and 2013 if the executive officer was included in Office Depot’s Summary Compensation Table for those years.

Summary Compensation Table for Fiscal Years 2012—2014
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
Named Officers and Principal Positions	Year	Salary(1) ($)	Bonus ($)		Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and NQ Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
Roland Smith	2014	$1,400,000	$—		$—	$—	$3,150,000	$—	$544,280	$5,094,280
Chief Executive Officer	2013	$177,692	$2,350,000		$12,500,000	$4,473,000	$—	$—	$148,581	$19,649,273
Stephen Hare	2014	$750,000	$—		$—	$—	$956,250	$—	$202,211	$1,908,461
Executive Vice	2013	$57,692	$500,000		$2,028,000	$1,525,000	$—	$—	$21,200	$4,131,892
President and Chief Financial Officer
Mark Cosby	2014	$375,962	$500,000	(5)	$3,500,000	$—	$563,943	$—	$68,525	$5,008,430
President, North America
Michael Allison	2014	$525,000	$500,000	(6)	$900,000	$—	$667,292	$—	$99,789	$2,692,081
Executive Vice	2013	$450,000	$—		$1,744,200	$—	$360,167	$—	$62,122	$2,616,489
President and Chief People Officer
Elisa D. Garcia	2014	$575,000	$—		$900,000	$—	$723,542	$—	$50,800	$2,249,342
Executive Vice	2013	$500,000	$500,000		$1,744,200	$—	$391,667	$—	$35,700	$3,171,567
President and Chief Legal Officer	2012	$485,000	$500,000		$321,200	$—	$300,737	$—	$37,500	$1,644,437

(1)	Column (c) is used to record salary amounts that include cash compensation earned by each NEO during fiscal years 2014, 2013 and 2012 as well as any amounts earned in those years but contributed into an NEO’s 401(k) Plan at the election of the NEO. Certain of Office Depot’s NEOs received prorated salaries in either 2013 or 2014, as applicable, due to the commencement date of their employment with Office Depot. The dollar amount in column (c) for Mr. Smith reflects his 2013 salary prorated for a November 12, 2013 start date. The dollar amount in column (c) for Mr. Hare reflects his 2013 salary prorated for a December 2, 2013 start date. The dollar amount in column (c) for Mr. Cosby reflects his 2014 salary prorated for a July 21, 2014 start date.
(2)	The dollar amounts in columns (e) and (f) reflect the aggregate grant date fair value of equity awards granted within the fiscal year under the 2007 Plan and the 2003 Plan, as applicable, in accordance with FASB ASC Topic 718 for stock-based compensation. These amounts reflect the total grant date fair value for these awards, and do not correspond to the actual value that will be recognized as income by each of the NEOs when received. Assumptions used in the calculation of these award amounts are included in Notes 1 and 13 to the consolidated financial statements included in Office Depot’s Annual Report on Form 10-K for the year ended December 27, 2014. For 2014, the aggregate grant date fair value of equity awards reported in column (e) reflects the grant date fair value of performance-based stock units plus the grant date fair value of time-vested restricted stock units granted to the NEOs. The grant date fair value of the performance-based stock units at the maximum level of achievement is $2,625,000 for Mr. Cosby and $675,000 for Mr. Allison and Ms. Garcia. Mr. Smith and Mr. Hare did not receive equity awards in 2014 because the grants of equity awards made to them in 2013 were intended to cover long-term incentives for 2013 and 2014.
(3)	Unless otherwise specified in this footnote, the amounts in column (g) reflect cash awards earned under the 2014 Annual Cash Bonus Plan, which is discussed in more detail under the section entitled “Compensation Philosophy—Annual Cash Bonus Plan.” In addition, amounts also include the performance cash payout of the third tranche of the 2012 Long-Term Incentive Program for Mr. Allison and Ms. Garcia. For the 2014 Annual Cash Bonus, the amount reported was based on fiscal year 2014 performance and was paid to all of the NEOs in March of 2015. The performance cash which was based upon fiscal year 2012 performance is subject to vesting in the following manner: 1/3 of the award was paid to NEOs in March 2013 after the 2012 results were certified by the Compensation Committee, while the remaining 2/3 of the award was paid in equal installments in March 2014 and March 2015 provided that the NEO remained employed with Office Depot. Accordingly, the final 1/3 tranche is reported as earned by the eligible NEOs in 2014.
(4)	The dollar amounts in column (i) summarize the amounts included in the “Other Compensation Table for Fiscal Year 2014” that follows, which reflects the types and dollar amounts of perquisites and other personal benefits provided to the NEOs during the fiscal year 2014. For purposes of computing the dollar amounts of the items listed in the Other Compensation Table, except as otherwise noted, the actual incremental costs to Office Depot of providing the perquisites and other personal benefits to the NEOs was used. Each perquisite and other personal benefit included in the Other Compensation Table that follows is described in more detail in the narratives immediately following the table.
(5)

The dollar amount in column (d) for Mr. Cosby represents a sign-on bonus paid to Mr. Cosby pursuant to the terms of his letter agreement and sign-on bonus agreement described under the section entitled “Summary of Office Depot Executive Agreements and

Potential Payments upon Termination or Change of Control—Executive Agreements—Agreements with Mark Cosby as President, North America” beginning on page 197. This amount is contingent upon his continued service with Office Depot for 12 months following his start date.
(6)	The dollar amount in column (d) for Mr. Allison represents a retention bonus paid to him pursuant to the terms of his retention agreement described under the section entitled “Summary of Office Depot Executive Agreements and Potential Payments upon Termination or Change of Control—Executive Agreements—Agreements with Michael Allison as Executive Vice President and Chief People Officer” beginning on page 198.

OTHER COMPENSATION TABLE FOR FISCAL YEAR 2014

Other Compensation Table for Fiscal Year 2014
Summary Compensation Table, Column (i) Components
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Named Officers	Car Allowance(1) ($)	401k Match(2) ($)	Personal Aircraft Usage(3) ($)	Relocation(4) ($)	Other(5) ($)	Total ($)
Roland Smith	$25,000	$5,200	$84,737	$429,343	$—	$544,280
Stephen Hare	$15,600	$5,200	$—	$181,411	$—	$202,211
Mark Cosby	$6,900	$—	$—	$31,625	$30,000	$68,525
Michael Allison	$15,600	$5,200	$—	$—	$78,989	$99,789
Elisa D. Garcia	$15,600	$5,200	$—	$—	$30,000	$50,800

(1)	Column (b) reflects the car allowance of each NEO during fiscal year 2014 as part of the Executive Car Allowance Program.
(2)	Column (c) reflects Office Depot cost of matching contributions under Office Depot’s 401(k) Plan of up to 2% of eligible compensation for the 2014 fiscal year up to the IRS annual compensation limits.
(3)	The amount in column (d) reflects the fiscal year 2014 incremental cost of personal use of company-leased aircraft. The amount includes the actual cost of fuel and additives, per hour accruals of maintenance service plans, trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hangar or aircraft parking costs, certain other smaller variable costs for each personal trip leg plus an allocation of maintenance costs based on the per mile cost to maintain the aircraft multiplied by the number of personal miles flown. Fixed costs that would be incurred in any event to operate company aircraft (e.g., aircraft and hangar lease costs, depreciation, and flight crew salaries) are not included.
(4)	Column (e) reflects amounts earned by the NEOs in fiscal year 2014 for payments made to the NEOs and to third parties on behalf of the NEOs for non-qualified (taxable) and qualified (non-taxable) expenses associated with Office Depot’s Executive Relocation Program. These amounts include $144,009, $12,582 and $38,496 in tax gross-ups related to the relocation payments for Messrs. Smith, Cosby and Hare, respectively.
(5)	The amount in column (f) represents the value of all other perquisites and benefits earned by each NEO during the 2014 fiscal year. The amounts for Mr. Cosby and Ms. Garcia represent the cost of company matching contributions on behalf of the NEO to eligible charitable organizations under the Executive Matching Gifts Program. The amount for Mr. Allison includes (i) $30,000 in company matching charitable contributions and (ii) $48,989 for costs related to personal expenses associated with his spouse attending company-sponsored events, of which $20,551 is the related tax gross-up.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2014

Grants of Plan-Based Awards in Fiscal Year 2014
(a)	(b)	(c-e)			(f-h)			(i)	(j)	(k)	(l)
Named Officers	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares / Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Roland Smith	12/29/2013	$1,050,000	$2,100,000	$3,150,000	—	—	—	—	—	—	—
Stephen Hare	12/29/2013	$318,750	$637,500	$956,250	—	—	—	—	—	—	—
Mark Cosby	7/21/2014	$187,981	$375,962	$563,943	—	—	—	—	—	—	—
	7/21/2014	—	—	—	172,584	345,167	517,751	—	—	—	$1,750,000
	7/21/2014	—	—	—	—	—	—	345,167	—	—	$1,750,000
Michael Allison	12/29/2013	$196,875	$393,750	$590,625	—	—	—	—	—	—	—
	3/28/2014	—	—	—	54,745	109,489	164,234	—	—	—	$450,000
	3/28/2014	—	—	—	—	—	—	109,489	—	—	$450,000
Elisa D. Garcia	12/29/2013	$215,625	$431,250	$646,875	—	—	—	—	—	—	—
	3/28/2014	—	—	—	54,745	109,489	164,234	—	—	—	$450,000
	3/28/2014	—	—	—	—	—	—	109,489	—	—	$450,000

(1)	Column (c) reflects the minimum payments each NEO could expect to receive if Office Depot reached at least its threshold performance goal set by the Compensation Committee in fiscal year 2014 under the 2014 Annual Cash Bonus Plan. Threshold was set at 50% of target for all NEOs. The financial performance goal was targeted to pay out at 100% upon achievement with a maximum payout of 150% of target to be paid if target was exceeded. Column (d) reflects the target payments each NEO could expect to receive if Office Depot reached its target performance goals in 2014 under the 2014 Annual Cash Bonus Plan. Each NEO’s target annual bonus is expressed as a percentage of such officer’s bonus eligible earnings. For 2014, the target bonus percentage was 150% of bonus eligible earnings for Mr. Smith, 100% for Mr. Cosby, 85% for Mr. Hare and 75% for Mr. Allison and Ms. Garcia. Column (e) reflects the maximum payout each NEO could expect to receive if target was exceeded. Performance below threshold resulted in no bonus being paid. The bonus payouts were interpolated at a single rate between threshold and target and at a lower rate between target and maximum. See the section entitled “Executive and Director Compensation—Compensation Discussion and Analysis—What was the total direct compensation for Office Depot’s NEOs during fiscal 2014?—Annual Cash Bonus Plan” beginning on page 172 of this proxy statement/prospectus for additional details on the 2014 Annual Cash Bonus Plan.
(2)	Columns (f) through (h) reflect the threshold, target and maximum payouts for performance stock units granted pursuant to Office Depot’s 2007 Plan for Mr. Allison and Ms. Garcia and 2003 Plan for Mr. Cosby. NEOs will be eligible to earn all or a portion of an amount in excess of their target share award based on Office Depot’s financial performance target for Office Depot’s three-year cumulative fiscal period running from 2014 through 2016 relative to the threshold, target, and maximum levels established by the Compensation Committee. In addition to Office Depot satisfying at least the threshold performance condition, NEOs must also satisfy the service condition to become vested in their eligible award by remaining continuously employed by Office Depot from the date of grant until the vesting date on the third anniversary of the grant date. Further description of the NEO’s 2014 long-term incentive award is discussed in the section entitled “Executive and Director Compensation—Compensation Discussion and Analysis—What was the total direct compensation for Office Depot’s NEOs during fiscal 2014?—2014 Long-Term Incentive Program” beginning on page 174.
(3)	Column (i) represents time-vested RSUs granted pursuant to Office Depot’s 2007 Plan for Mr. Allison and Ms. Garcia and 2003 Plan for Mr. Cosby. The RSUs will vest one-third on each of the first, second and third anniversaries of the grant date, provided that each NEO is continuously employed by Office Depot from the grant date until each such anniversary date.
(4)	Column (l) is computed in accordance with FASB ASC Topic 718 for stock-based compensation. See Notes 1 and 13 of the consolidated financial statements in Office Depot’s Annual Report on Form 10-K for the year ended December 27, 2014 regarding assumptions underlying the valuation of equity awards. The grant date fair value of the equity incentive plan awards are based on the probable outcome at target. These amounts do not correspond to the actual value that will be recognized as income by each of the NEOs when received.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR END

Outstanding Equity Awards at 2014 Fiscal Year-End
	Option Awards						Stock Awards
(a)	(b)		(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Named Officers	Number of Securities Underlying Unexercised Options— Exercisable (#)		Number of Securities Underlying Unexercised Options— Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Roland Smith	500,000	(1)	1,000,000	—	$5.21	11/12/23	—		—	—		—
	—		—	—	—	—	1,199,616	(2)	$10,604,605	1,199,616	(2)	$10,604,605
Stephen Hare	166,666	(1)	333,334	—	$5.35	12/2/23	—		—	—		—
	—		—	—	—	—	229,533	(3)	$2,029,072	149,533	(3)	$1,321,872
Mark Cosby	—		—	—	—	—	345,167	(4)	$3,051,276	345,167	(4)	$3,051,276
Michael Allison	15,000	(5)	—	—	$7.7100	3/8/17	—		—	—		—
	3,118	(6)	—	—	$5.1300	6/8/17	—		—	—		—
	25,000	(7)	—	—	$4.2700	5/3/18	—		—	—		—
	55,000	(8)	—	—	$5.3400	7/19/18	—		—	—		—
	—		—	—	—	—	30,418	(9)	$268,895	—		—
	—		—	—	—	—	167,200	(10)	$1,478,048	—		—
	—		—	—	—	—	109,489	(11)	$967,883	109,489		$967,883
Elisa D. Garcia	75,000	(12)	—	—	$0.8500	3/4/16	—		—	—		—
	112,500	(12)	—	—	$1.0625	3/4/16	—		—	—		—
	112,500	(13)	—	—	$7.7100	3/8/17	—		—	—		—
	112,500	(13)	—	—	$9.6380	3/8/17	—		—	—		—
	35,466	(6)	—	—	$5.1300	6/8/17	—		—	—		—
	80,000	(14)	—	—	$5.3400	5/3/18	—		—	—		—
	—		—	—	—	—	30,418	(9)	$268,895	—		—
	—		—	—	—	—	167,200	(10)	$1,478,048	—		—
	—		—	—	—	—	109,489	(11)	$967,883	109,489		$967,883

(1)	Represents grants of non-qualified stock options awarded to Messrs. Smith and Hare on November 12, 2013 and December 2, 2013, respectively, under the 2007 Plan in connection with commencement of employment with Office Depot. These options vest in three equal installments on the first, second and third anniversaries of the grant date so long as the NEO is continuously employed through those dates.
(2)	On November 13, 2013, Mr. Smith was granted two awards under the 2003 Plan. The first grant consists of 1,199,616 performance shares at target with an eligible payout of up to 150% of the target shares based on the achievement of certain financial measures established by the Compensation Committee over the 3-year performance period ending on December 31, 2016. The payout of the performance grant is dependent upon the attainment of the specific metrics established by the Compensation Committee. Mr. Smith received a grant of 1,199,616 time-vested RSUs with a service period ending on November 12, 2016. These grants are intended to cover long-term incentives for 2014 and 2015.
(3)	On December 2, 2013, Mr. Hare was granted two awards under the 2003 Plan. The first grant consists of 149,533 performance shares at target with an eligible payout of up to 150% of the target shares based on the achievement of certain financial measures established by the Compensation Committee over the 3-year performance period ending on December 31, 2016 and will cliff vest upon attainment, if any, of the specific performance criteria so long as Mr. Hare is continuously employed by Office Depot from the grant date through the performance end date. Mr. Hare received a grant of 229,533 time-vested RSUs with a service period ending on December 2, 2016. These grants were intended to cover long-term incentives for 2014.
(4)	On July 21, 2014, in connection with the commencement of Mr. Cosby’s employment with Office Depot, he was granted two awards under the 2003 Plan. The first grant consists of 345,167 performance stock units at target with an eligible payout of up to 150% of the target shares based on the achievement of certain financial measures established by the Compensation Committee over the 3-year cumulative performance period ending on December 31, 2016. Amounts will cliff vest upon attainment, if any, of the specific performance criteria so long as Mr. Cosby is continuously employed by Office Depot through the third anniversary of the grant date. Mr. Cosby received a grant of 345,167 time-vested RSUs with a grant date of July 21, 2014. These RSUs vest in three equal installments on the first, second and third anniversaries of the grant date so long as Mr. Cosby is continuously employed through those dates.
(5)	Prior to his appointment to the executive committee in July of 2011, Mr. Allison was granted at-the-money non-qualified stock options on March 8, 2010 under the 2007 Plan as part of the annual grant to non-executives. These options vested in three equal annual installments beginning on the first anniversary of the grant date.
(6)	Represents new at-the-money non-qualified stock options granted to Ms. Garcia and Mr. Allison, as applicable, in exchange for old out-of-the-money non-qualified stock options as part of the Offer to Exchange that Office Depot offered to its non-executive employees on June 8, 2010 following stockholder approval. Mr. Allison and Ms. Garcia were not NEOs for 2009 and therefore were eligible to participate in the exchange.

(7)	Prior to his appointment to the executive committee in July of 2011, Mr. Allison was granted at-the-money non-qualified stock options on May 3, 2011 under the 2007 Plan as part of the annual grant to non-executives. These options vested in three equal installments beginning on the first anniversary of the grant date.
(8)	Upon his appointment to the executive committee, Mr. Allison was granted premium-priced non-qualified stock options on July 19, 2011 under the 2007 Plan. These options vested in three equal installments beginning on the first anniversary of the grant date.
(9)	Represents two grants awarded to Mr. Allison and Ms. Garcia on March 16, 2012 under the 2007 Plan. The first grant of restricted stock shares is subject to vesting based on a service requirement, and the second grant of RSUs is subject to vesting based on both performance and service requirements. The service component under both awards requires that the shares vest in three equal annual installments beginning on the first anniversary of the grant date as long as Mr. Allison and Ms. Garcia are continuously employed through those dates. The performance component under the second grant was based on a financial metric for Office Depot’s 2012 fiscal year.
(10)	Represents two grants awarded to Mr. Allison and Ms. Garcia on February 18, 2013 under the 2007 Plan. The first grant of restricted stock shares is subject to vesting based on a service requirement, and the second grant of RSUs is subject to vesting based on both performance and service requirements. The service component under both awards requires that the shares vest in three equal annual installments beginning on the first anniversary of the grant date as long as Mr. Allison and Ms. Garcia are continuously employed through those dates. The performance component under the second grant was based on a financial metric for Office Depot’s 2013 fiscal year.
(11)	Represents two grants awarded to Mr. Allison and Ms. Garcia on March 28, 2014 under the 2007 Plan. The first grant of RSUs is subject to vesting based on a service requirement with one-third of the total award vesting on each of the first, second and third anniversaries of the grant date so long as Mr. Allison is continuously employed through those dates. The second grant of RSUs is subject to vesting based on both performance and service requirements. The performance component under the second grant was based on a cumulative financial metric for Office Depot’s 2014 – 2016 fiscal years and will vest in one lump sum on the third anniversary of the grant date.
(12)	Represents an annual grant of non-qualified stock options awarded to Ms. Garcia on March 4, 2009 under the 2007 Plan. 50% of the grant consisted of at-the-money options and 50% consisted of premium-priced options. The options vested in three equal annual installments beginning on the first anniversary of the grant date.
(13)	Represents an annual grant of non-qualified stock options awarded to Ms. Garcia on March 8, 2010 under the 2007 Plan. 50% of the grant consisted of at-the-money options and 50% consisted of premium-priced options. The options vested in three equal annual installments beginning on the first anniversary of the grant date.
(14)	Represents an annual grant of premium-priced non-qualified stock options awarded to Ms. Garcia on May 3, 2011 under the 2007 Plan which vested in three equal annual installments beginning on the first anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2014

Option Exercises and Stock Vested in Fiscal Year 2014
	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Named Officers	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Michael Allison	—	—	129,890	$647,809
Elisa D. Garcia	—	—	129,889	$638,420

(1)	Value of restricted stock and/or RSUs calculated by multiplying the number of shares by the fair market value of Office Depot common stock on The Nasdaq Global Select Market on the vesting date.

DIRECTOR COMPENSATION

Annual Retainer Fee

The Compensation Committee of the Office Depot board of directors set the current compensation for the non-management directors at an annual targeted economic value (referred to in this proxy statement/prospectus as the annual retainer fee) of $200,000, with $75,000 to be in the form of cash, payable in equal quarterly installments at the end of each quarter during which the director served; no deferrals of cash payments are permitted by the directors. The remaining $125,000 of the annual retainer fee must be taken in the form of RSUs. The reason why Office Depot’s director compensation program is structured to have the majority of the annual retainer fee payable in equity is to more closely align Office Depot’s directors’ compensation with the interests of Office Depot stockholders. The equity payment is typically granted in a lump sum as soon as administratively practicable following the release of election results from the annual stockholder meeting, which is generally held in April, and is automatically deferred and distributed in shares six months following termination of service on the board of directors. By granting equity compensation to directors using RSUs, the long-term interest of the directors in Office Depot is achieved without the additional accounting expenses from the use of a stock option grant.

The lead director and Audit Committee Chair each receive additional compensation of $25,000 annually for serving in those roles, the Compensation Committee Chair and Finance & Integration Chair each receive additional compensation of $20,000 annually for serving in their respective roles, and the Corporate Governance and Nominating Committee Chair receives an additional $15,000 annually. The additional compensation for services as the Lead director or as a committee chair must be taken in the form of RSUs.

The current amount of the annual retainer fee for Office Depot’s non-management directors was approximately at the median compensation of the boards of directors of Office Depot’s peer group for fiscal year 2010. Since then, each year the Compensation Committee reviews Office Depot’s Directors’ Compensation Program. At its review in December 2014, and based on compensation provided to non-management directors of the peer group, no changes were recommended to the dollar amount of the annual retainer fee payable to Office Depot’s non-management directors for 2015.

Director Stock Ownership Guidelines

Office Depot directors are required to own five times the directors’ annual cash retainer, or $375,000 (excluding chair retainer fees) in shares of Office Depot common stock. Furthermore, Office Depot directors must retain 100% of net shares awarded (after shares are disposed of to pay for taxes and acquisition) until termination of their service on the board of directors.

The Compensation Committee reviews the stock ownership guidelines for Office Depot directors annually, with the assistance from its independent Compensation Committee consultant, to ensure that such guidelines align with best market practices, including the practices of a majority of Office Depot’s peer group, and with management’s ownership guidelines. In addition, the Compensation Committee annually reviews each director’s progress toward meeting the ownership guidelines.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2014

Director Compensation Table for Fiscal Year 2014
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2)(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQ Deferred Compensation Earnings ($)	All Other Compensation(5) ($)	Total(6) ($)
Warren Bryant	$75,000	$125,000	—	—	—	$30,000	$230,000
Francesca Ruiz de Luzuriaga	$75,000	$162,500	—	—	—	—	$237,500
Rakesh Gangwal	$75,000	$125,000	—	—	—	—	$200,000
Cynthia Jamison	$75,000	$125,000	—	—	—	—	$200,000
James Marino	$75,000	$125,000	—	—	—	—	$200,000
Michael Massey	$75,000	$125,000	—	—	—	$2,000	$202,000
Jeffrey Smith	$51,970	$125,000	—	—	—	—	$176,970
David Szymanski	$75,000	$155,000	—	—	—	—	$230,000
Nigel Travis	$75,000	$165,000	—	—	—	$30,000	$270,000
Joseph Vassalluzzo	$75,000	$155,000	—	—	—	$25,000	$255,000

(1)	The dollar amounts in column (c) reflect the aggregate grant date fair value of equity awards granted within the fiscal year in accordance with the FASB Accounting Standards Codification Topic 718 for stock-based compensation. These amounts reflect the total grant date fair value for these awards, and do not correspond to the actual cash value that will be recognized by each of the directors when received. See Notes 1 and 13 of the consolidated financial statements in Office Depot’s Annual Report filed on Form 10-K for the fiscal year ending December 27, 2014 regarding the underlying assumptions used in the valuation of equity awards.
(2)	The “Equity Compensation Paid to Directors for Fiscal Year 2014” table that follows represents the aggregate grant date fair value of awards of restricted stock granted to Office Depot’s directors under Office Depot’s LTIP in 2014. Annual awards are calculated by a dollar value that is then translated into restricted stock based on the closing stock price on the date of grant.
(3)	As of December 27, 2014, the aggregate number of stock awards, consisting of restricted stock units convertible into shares of Office Depot’s common stock, outstanding at fiscal year-end for Office Depot’s directors are set forth as follows: Warren Bryant 243,048, Francesca Ruiz de Luzuriaga 234,225, Rakesh Gangwal 551,874, Cynthia Jamison 24,752, James Marino 159,652, Michael Massey 49,077, Jeffrey Smith 24,752, David Szymanski 232,730, Nigel Travis 83,280, and Joseph Vassalluzzo 30,733. All restricted stock units are fully vested as of December 27, 2014, but distribution is deferred until six months following the director’s separation from service with Office Depot. Please see the table “Equity Compensation Paid to Directors for Fiscal Year 2014” that follows for all equity granted in 2014.
(4)	As of December 27, 2014, the aggregate number of option awards outstanding at fiscal year-end for Office Depot’s directors are set forth as follows: Warren Bryant 1,178, Francesca de Luzuriaga 12,164, and Rakesh Gangwal 20,667.
(5)	“All Other Compensation” consists of company matching contributions on behalf of the directors to eligible charitable organizations. In addition, Messrs. Bryant, Gangwal, Szymanski and Ms. Luzuriaga also received cash dividends which had accrued on restricted stock which had been granted to them as legacy OfficeMax directors.
(6)	Office Depot directors receive annual compensation of: (a) $75,000 in cash, prorated for time in position, and (b) the remainder of the annual retainer fees and chair fees, if applicable, in restricted stock as discussed further in the section entitled “Director Compensation” beginning on page 190.
(7)	Jeffrey Smith resigned from his position on Office Depot’s board of directors on September 10, 2014.

EQUITY COMPENSATION PAID TO DIRECTORS FOR FISCAL YEAR 2014

Equity Compensation Paid to Directors for Fiscal Year 2014
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Directors	Grant Date	Option Awards (#)	Grant Date Fair Value of Option Awards ($)	Stock Awards (#)	Grant Date Fair Value of Stock Awards(1) ($)	Total Value of Equity Awards for 2014 ($)
Warren Bryant	5/8/14	—	—	24,752	$5.05	$125,000
Francesca Ruiz de Luzuriaga	1/8/14	—	—	2,525	$4.95	$12,500
	5/8/14	—	—	29,703	$5.05	$150,000
Rakesh Gangwal	5/8/14	—	—	24,752	$5.05	$125,000
Cynthia Jamison	5/8/14	—	—	24,752	$5.05	$125,000
James Marino	5/8/14	—	—	24,752	$5.05	$125,000
Michael Massey	5/8/14	—	—	24,752	$5.05	$125,000
Jeffrey Smith	5/8/14	—	—	24,752	$5.05	$125,000
David Szymanski	1/8/14	—	—	2,020	$4.95	$10,000
	5/8/14	—	—	28,713	$5.05	$145,000
Nigel Travis	5/8/14	—	—	32,673	$5.05	$165,000
Joseph Vassalluzzo	1/8/14	—	—	2,020	$4.95	$10,000
	5/8/14	—	—	28,713	$5.05	$145,000

(1)	Amounts are determined using the closing stock price of Office Depot’s common stock on the grant date. See footnote 2 in the previous “Director Compensation Table for Fiscal Year 2014” for additional information.

SUMMARY OF OFFICE DEPOT EXECUTIVE AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Overview

This section summarizes the key agreements governing the employment of the Office Depot named executive officers: Roland C. Smith, Stephen E. Hare, Mark Cosby, Michael Allison, and Elisa D. Garcia C. It also summarizes the potential payments that the NEOs stand to receive upon termination or a change in control of Office Depot. Providing these considerations allows Office Depot to attract top talent in a competitive sector, allows executives to focus on their jobs without distraction, and ensures that critical executives will remain committed to Office Depot’s mission in the event of a change of control.

The receipt of severance benefits are conditioned on the NEO’s agreement to a standard release, as well as continued observance of confidentiality, non-compete, and non-solicitation provisions in their agreements.

Key Definitions

Cause. Generally, “Cause” is defined in this section as any of the following:

•	Willful failure to perform material duties (other than any such failure resulting from incapacity due to physical or mental illness);

•	Willful failure to comply with any valid and legal directive of (as to Mr. Smith) the Office Depot board of directors or (as to Mr. Hare, Mr. Cosby, Mr. Allison, and Ms. Garcia) the CEO;

•	Engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to Office Depot or its affiliates;

•	Embezzlement, misappropriation or fraud, whether or not related to employment with Office Depot;

•	Conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

•	Willful violation of a material policy of Office Depot; or

•	Material breach of any material obligation in any written agreement with Office Depot or (as to Mr. Hare and Mr. Cosby) the willful unauthorized disclosure of confidential information.

Change in Control. Generally, “Change in Control” is defined in this section as the following events:

•	Any person or group, other than an exempt person, is or becomes the “beneficial owner” of 30% or more of the combined voting power of Office Depot without the approval of the Office Depot board of directors;

•	Any person, other than an exempt person, is or becomes the “beneficial owner” of greater than 50% of the combined voting power of the outstanding securities of Office Depot;

•	During any two consecutive year period, individuals whose election by the Office Depot board of directors were approved by at least one-half or (as to Mr. Smith) two-thirds of the directors then still in office cease for any reason to constitute a majority of the Office Depot board of directors;

•	Consummation of a merger or consolidation of Office Depot with any other corporation (subject to certain exceptions);

•	Sale or disposition by Office Depot of all or substantially all of Office Depot’s assets, other than a sale to an exempt person; or

•	Approval by stockholders of a plan of complete liquidation or dissolution of Office Depot.

For the purposes of the change in control agreement currently in effect for Mr. Allison and Ms. Garcia, the merger with OfficeMax in November 2013 constituted a Change in Control, and Mr. Allison and Ms. Garcia are still within the 24 month Change in Control period.

Disability. Generally, “Disability” is defined in this section as:

•	Inability, due to physical or mental incapacity, to substantially perform duties and responsibilities for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; or

•	Eligibility to receive long-term disability benefits under Office Depot’s long-term disability plan.

Under Mr. Hare’s equity compensation agreements, he will only be considered “Disabled” if he has been determined to be eligible to commence benefits under Office Depot’s long-term disability program.

Good Reason. Generally, “Good Reason” is defined in this section as the occurrence of any of the following during the executive’s employment:

•	Reduction in base salary;

•	Reduction in target bonus opportunity;

•	Relocation of executive’s principal place of employment by more than 25 miles (as to Mr. Smith) or by more than 50 miles (as to other NEOs);

•	Failure of Office Depot to obtain a satisfactory agreement from any successor to assume and agree to perform the employment or compensation agreement; or

•	Material diminution in executive’s authority, duties or responsibilities (other than temporarily due to physical or mental incapacitation).

•	As to the employment agreement for Mr. Smith and the letter agreements for Mr. Cosby and Mr. Hare, “Good Reason” also includes:

•	Any material breach by Office Depot of any material provision of the executive’s employment agreement.

•	Under the new and legacy CIC Plan, “Good Reason” also includes:

•	Material reduction in the aggregate benefits and compensation or material failure to comply with compensation and benefits provisions, as applicable.

•	As to Mr. Smith, “Good Reason” also includes:

•	Non-renewal of executive’s employment agreement by Office Depot;

•	Office Depot’s failure to nominate executive for election to the board of directors;

•	Office Depot’s removal of executive from the board of directors other than for Cause;

•	Office Depot’s removal of executive from the position of chairman of the board of directors (other than for Cause) unless the New York Stock Exchange or regulatory changes require separation of the positions of Chairman and CEO;

•	Stockholders’ failure to elect or re-elect executive to the board of directors;

•	Board’s failure to elect or re-elect executive as chairman of the board of directors (other than for Cause) unless New York Stock Exchange or regulatory changes require separation of the positions of chairman and CEO; or

•	Material adverse change in reporting structure.

Executive Agreements

Agreements with Roland Smith as Chairman and CEO

Employment Agreement. Office Depot’s Chairman and Chief Executive Officer, Mr. Roland Smith, is employed pursuant to the terms of an employment agreement effective November 12, 2013. Pursuant to the terms of the agreement, Mr. Smith is eligible to receive the following:

•	Base salary of $1,400,000 per annum, subject to annual review by the Office Depot board of directors for possible increase (but not decrease);

•	Annual target bonus equal to 150% or up to 300% of his base salary starting in 2014, based on achievement of certain performance goals to be established by the Office Depot board of directors or the Compensation Committee; and

•	Certain benefits and perquisites.

During fiscal year 2014, Mr. Smith’s salary was $1,400,000 and his bonus target payout was 150% of base salary.

Non-Qualified Stock Option Award Agreement. On November 12, 2013, Office Depot entered into a 2013 non-qualified stock option award agreement with Mr. Smith. Pursuant to the agreement, Office Depot granted Mr. Smith on November 12, 2013, an option to purchase 1,500,000 shares of Office Depot common stock at an exercise price of $5.21 per share, the closing price of the common stock on the New York Stock Exchange on November 12, 2013. The option will vest and become exercisable with respect to 33% of the option shares on each of the first three anniversaries of the grant date. No portion of the option may be exercised after the option’s expiration date of November 12, 2023. Except as otherwise provided in the agreement, the option is subject to all the terms and conditions of the 2007 Plan.

Restricted Stock Unit Award Agreement. On November 12, 2013, Office Depot also entered into a 2013 restricted stock unit award agreement with Mr. Smith. Pursuant to the agreement, Office Depot granted Mr. Smith 1,199,616 RSUs on November 12, 2013. The RSUs will vest on the third anniversary of the effective date of the agreement, if Mr. Smith is continuously employed by Office Depot or any subsidiary of Office Depot from November 12, 2013 until the third anniversary of the effective date of the agreement. Office Depot will pay the vested portion of the RSUs to Mr. Smith within 30 days after his separation from service with Office Depot and its subsidiaries (or six-months after his separation from service, if such delay is required by Section 409A, and any unvested portion of the RSUs will be forfeited on the date of such payment. Each payable RSU will be paid by the issuance to Mr. Smith of one share of Office Depot common stock. Except as otherwise provided in the agreement, the RSUs are subject to all the terms and conditions of the 2003 Plan.

Performance Stock Unit Award Agreement. On November 12, 2013, Office Depot entered into a 2013 performance share award agreement with Mr. Smith. Pursuant to the agreement, on November 12, 2013, the effective date, Office Depot granted Mr. Smith the right to earn shares of Office Depot common stock based upon satisfaction of certain performance measures. The target number of performance shares is 1,199,616. Except as otherwise provided in the agreement, the performance shares are subject to all the terms and conditions of the 2003 Plan.

Mr. Smith is eligible to earn up to 150% of his target award based on the level of Office Depot’s achievement of performance measures for the performance period beginning on December 29, 2013, and ending on December 31, 2016 relative to threshold, target and maximum performance levels established by the Compensation Committee. If Office Depot does not achieve the threshold performance level for a performance measure, the performance shares associated with that performance measure will be forfeited. If Office Depot’s achievement level is at least equal to a performance measure’s threshold level, Mr. Smith will be eligible to receive a portion of the performance shares associated with the performance measure in an amount based on an interpolation model specified by the Compensation Committee.

The Compensation Committee will determine based on Office Depot’s achievement the number of performance shares, if any, that Mr. Smith is eligible to earn, as soon as practicable after the performance period. In general, Mr. Smith will vest in the eligible award on the date the Compensation Committee determines the eligible award if he remains continuously employed by Office Depot or any subsidiary of Office Depot during the performance period, and he will immediately forfeit the performance shares upon his termination of such employment prior to the end of the performance period.

Pursuant to these agreements, the option, the RSUs, and performance shares may not be transferred and are subject to Mr. Smith’s compliance with the non-compete, confidentiality and non-solicitation covenants in his employment agreement.

Agreements with Stephen Hare as Executive Vice President and Chief Financial Officer

Letter Agreement. Office Depot’s Executive Vice President and Chief Financial Officer, Mr. Stephen Hare, is employed pursuant to the terms of a letter agreement, effective December 2, 2013. Pursuant to the terms of the agreement, Mr. Hare is eligible to receive the following:

•	Base salary of $750,000 per annum, which may be increased from time to time;

•	Lump sum cash initial performance bonus up to $500,000, which will be determined by the Compensation Committee, based upon his achievement of certain performance objectives;

•	Annual target bonus equal to 85% or up to 170% of his base salary starting in 2014, based on achievement of performance goals established by the Office Depot board of directors or the Compensation Committee;

•	Equity awards on a basis no less favorable than is provided to other similarly situated executives of Office Depot, starting with Office Depot’s 2015 fiscal year; and

•	Certain benefits and perquisites.

During fiscal year 2014, Mr. Hare’s salary was $750,000 and his bonus target payout was 85% of base salary.

Non-Qualified Stock Option Award Agreement. On December 2, 2013, Office Depot also entered into an option agreement with Mr. Hare. Pursuant to the agreement, Office Depot granted Mr. Hare an option to purchase 500,000 shares of Office Depot common stock at an exercise price of $5.35 per share, Office Depot stock’s closing price on the New York Stock Exchange on December 2, 2013. The option would vest and become exercisable with respect to 33% of the option shares on each of the first and second anniversaries of the grant date and as to all remaining option shares on the third anniversary of the grant date, provided that Mr. Hare is continuously employed by Office Depot or a subsidiary of Office Depot on each such anniversary date. No portion of the option may be exercised after its expiration date of December 2, 2023. Except as otherwise provided in the agreement, the option is subject to all the terms and conditions of the 2007 Plan.

Restricted Stock Unit Award Agreement. On December 2, 2013, Office Depot entered into an RSU agreement with Mr. Hare, pursuant to which Office Depot granted Mr. Hare 229,533 RSUs. The RSUs will vest on the third anniversary of the effective date if Mr. Hare is continuously employed by Office Depot or any subsidiary of Office Depot from the effective date until the third anniversary of the effective date. Each vested RSU will be paid by the issuance to Mr. Hare of one share of common stock. Except as otherwise provided in the agreement, the RSUs are subject to all the terms and conditions of the 2003 Plan.

Performance Share Award Agreement. As described above, Office Depot entered into a performance share agreement with Mr. Hare on December 2, 2013. Pursuant to the agreement, Office Depot granted Mr. Hare on December 2, 2013, the right to earn performance shares based upon satisfaction of performance measures. The target award is 149,553 shares. Except as otherwise provided in the agreement, the performance shares are subject to all the terms and conditions of the 2003 Plan.

Mr. Hare is eligible to earn up to 150% of the target award based on the level of Office Depot’s achievement of performance measures for the performance period beginning on December 29, 2013, and ending on December 31, 2016 relative to threshold, target and maximum performance levels established by the Compensation Committee. If Office Depot does not achieve the threshold performance level for a performance measure, the performance shares associated with that performance measure will be forfeited. If Office Depot’s achievement level is at least equal to the threshold level or above the target level for a performance measure, Mr. Hare will be eligible to earn a portion of, or increased number of performance shares relative to, the target award of the performance shares, as applicable, associated with the performance measure in an amount based on an interpolation model specified by the Compensation Committee.

The Compensation Committee will determine based on Office Depot’s achievement the number of performance shares, if any, that Mr. Hare is eligible to earn, as soon as practicable after the performance period. In general, Mr. Hare will vest in the award on the date the Compensation Committee determines the award if he remains continuously employed by Office Depot or any subsidiary of Office Depot during the performance period.

Pursuant to these agreements, the option is subject to transfer restrictions, the RSUs and performance shares may not be transferred, and all are subject to Mr. Hare’s compliance with the non-compete, confidentiality and non-solicitation covenants in the Associate Non-Competition, Confidentiality and Non-Solicitation Agreement.

Change in Control Agreement. Mr. Hare and Office Depot are also parties to the CIC Plan, the terms of which are described below.

Agreements with Mark Cosby as President, North America

Letter Agreement. Office Depot’s President, North America, Mark Cosby, is employed pursuant to the terms of a letter agreement dated July 21, 2014. Pursuant to the terms of the letter agreement, Mr. Cosby is eligible to receive the following:

•	Annual base salary of $850,000, which may be increased from time to time;

•	Sign-on bonus of $500,000 (the terms of which are described in the sign-on bonus agreement referenced herein);

•	Sign-on equity award equal to a value of $1,000,000 based on the closing stock price of Office Depot common stock on July 21, 2014 and allocated as follows: (i) 50% in restricted stock units which contain only a service condition, with vesting occurring in one-third installments on each of the first three anniversaries of the grant date as long as Mr. Cosby is continuously employed by Office Depot through each anniversary date, and (ii) 50% in restricted stock units which contain both a performance and a service condition, with performance attainment determined based on the performance metrics approved by the Compensation Committee;

•	Annual equity award equal to a value of $2,500,000 granted on the same terms as the sign-on equity award;

•	Right to participate in Office Depot’s bonus plans and equity plans for senior executive officers; and

•	Certain benefits and perquisites.

During fiscal year 2014, Mr. Cosby’s salary was $850,000 and his bonus target payout was 100% of base salary.

Sign-On Bonus Agreement. On July 21, 2014, Office Depot also entered into a sign-on bonus agreement with Mr. Cosby. Mr. Cosby is eligible to receive a sign-on bonus in the amount of $500,000, payable following completion of Mr. Cosby’s first ninety (90) days of continuous service. If Mr. Cosby terminates his employment with Office Depot or is terminated by Office Depot for misconduct, attendance, job abandonment, resignation, or is otherwise ineligible to work, Mr. Cosby is required to reimburse Office Depot for 100% of his sign-on bonus within a year of his start date.

Change in Control Agreement. Mr. Cosby and Office Depot are also parties to the CIC Plan, the terms of which are described below.

Agreements with Michael Allison as Executive Vice President and Chief People Officer

Promotion Letter Agreement. Office Depot’s Executive Vice President and Chief People Officer, Mr. Michael Allison, is employed pursuant to the terms of a promotion letter agreement dated July 14, 2011, which replaces and supersedes Mr. Allison’s prior letter agreement dated July 3, 2006, and the amendment to offer letter dated December 31, 2008. Pursuant to the terms of the promotion letter agreement, Mr. Allison is eligible to receive the following:

•	Base salary of $400,000 per annum, subject to review by the Compensation Committee;

•	Right to participate in Office Depot’s bonus plans and equity plans for senior executive officers; and

•	Certain benefits and perquisites.

During fiscal year 2014, Mr. Allison’s salary was $525,000 and his bonus target payout was 75% of base salary.

Retention Agreement. Under the retention agreement between Office Depot and Mr. Allison dated August 21, 2013, Mr. Allison earned a retention payment of $500,000, payable in a single lump sum. The retention payment vested on June 30, 2014.

Change in Control Agreement. Mr. Allison and Office Depot are also parties to a change in control agreement dated July 21, 2011, amended on February 21, 2013, the terms of which are described below.

Agreements with Elisa Garcia as Executive Vice President and Chief Legal Officer

Letter Agreement. Office Depot’s Executive Vice President, Chief Legal Officer and Secretary, Ms. Elisa D. Garcia C., is employed pursuant to the terms of a letter agreement dated May 15, 2007, which was subsequently amended effective December 31, 2008 to bring the agreement into documentary compliance with Section 409A. Pursuant to the terms of such letter agreement, Ms. Garcia is eligible to receive the following:

•	Base salary of $440,000 per annum, subject to annual review by the Compensation Committee;

•	Right to participate in Office Depot’s bonus plans and equity plans for senior executive officers; and

•	Certain benefits and perquisites.

During fiscal year 2014, Ms. Garcia’s salary was $575,000 and her bonus target payout was 75% of base salary.

Change in Control Agreement. Ms. Garcia and Office Depot are also parties to a change in control agreement dated December 17, 2010, amended on February 21, 2013, the terms of which are described below.

Benefits Upon Termination or Change in Control Under Executive Agreements

Roland Smith

Termination with Cause or without Good Reason. Mr. Smith’s employment is terminable at will by either Mr. Smith or Office Depot. If Mr. Smith’s employment is terminated because he does not extend his employment agreement, by Office Depot for “Cause”, by Mr. Smith without “Good Reason”, automatically by Mr. Smith’s death or by Office Depot due to Disability, then Mr. Smith will be eligible to receive:

•	Any accrued but unpaid base salary;

•	Any accrued but unused vacation;

•	Earned but unpaid annual bonus for the most recently completed calendar year;

•	Reimbursement for unreimbursed business expenses; and

•	Any other employee benefits (excluding equity compensation) as to which he may be eligible, (collectively referred to in this proxy statement/prospectus as the Accrued Items).

Termination without Cause or with Good Reason. If Mr. Smith is terminated without Cause or Mr. Smith terminates his employment for Good Reason, then Mr. Smith will be eligible to receive, subject to certain requirements and on the terms set forth in his agreement, the Accrued Items and:

•	Lump sum payment equal to two times the sum of his base salary and target bonus for the year in which the termination occurs;

•	Pro-rata annual bonus payment calculated based on actual performance for the year of termination; and

•	Reimbursement of COBRA payments for up to 18 months on the terms set forth in his employment agreement.

Treatment of Roland Smith’s Equity Compensation. The options granted to Mr. Smith on November 12, 2013 will vest and become exercisable with respect to thirty-three percent of the option shares on each of the first and second anniversaries of the grant date and all remaining option shares on the third anniversary of the grant date. Upon termination of Mr. Smith’s employment, the portion of the option that is unvested on the termination date will be forfeited and cancelled upon termination and the portion of the option that is vested and exercisable will remain exercisable until the earlier of the expiration date and the date that is 12 months after the termination date (such earlier date being referred to in this proxy statement/prospectus as the Last Exercisable Date). However, if Mr. Smith’s employment with Office Depot and its subsidiaries is terminated in certain circumstances, the option may vest or be forfeited and cancelled on other terms:

•	If Mr. Smith’s employment is terminated for Cause, the option will be cancelled and forfeited upon termination;

•	If Mr. Smith’s employment is terminated due to his death or Disability, the option will fully vest and become exercisable upon termination and will remain exercisable until the Last Exercisable Date;

•	In the event of his involuntary termination of employment without Cause or his termination of employment for Good Reason, in either case prior to the effective date of a Change in Control or more than 12 months after the effective date of a Change in Control, upon termination the option will vest and become exercisable with respect to the portion of the option that is scheduled to vest during the 12-month period following the date of his employment termination, all other unvested portions of the option will be cancelled and forfeited, and the exercisable portions of the option will remain exercisable until the Last Exercisable Date; and

•	In the event of his involuntary termination of employment without Cause or his termination of employment for Good Reason, in either case within 12 months after the effective date of a Change in Control, the option will fully vest and become exercisable upon termination and will remain exercisable until Last Exercisable Date.

The RSUs granted to Mr. Smith on November 12, 2013 will vest on the third anniversary of the grant date. In general, upon Mr. Smith’s separation from service with Office Depot and its subsidiaries, the RSUs awarded to him that are unvested on the separation date will be immediately forfeited. However, if Mr. Smith separates from service with Office Depot and its subsidiaries in certain circumstances, the RSUs may vest on other terms:

•	If Mr. Smith separates due to his death or Disability, the RSUs will vest upon separation;

•	In the event of his separation without Cause or for Good Reason, in either case prior to the effective date of a Change in Control or more than 12 months after the effective date of a Change in Control, upon separation a pro rata portion of the RSUs will vest, calculated as described in the restricted stock unit award agreement;

•	In the event of his involuntary separation without Cause or his separation for Good Reason, in either case within 12 months after the effective date of a Change in Control, the RSUs will fully vest upon the date of separation.

The performance shares granted to Mr. Smith on November 12, 2013 will be subject to the achievement of the performance measures during the performance period ending on December 31, 2016. In general, Mr. Smith will immediately forfeit the performance shares upon his termination of employment prior to the end of the performance period. However, if Mr. Smith’s employment with Office Depot and its subsidiaries is terminated prior to the end of the performance period due to his death or Disability or without Cause or for Good Reason, Mr. Smith will vest in a pro rata portion of the eligible award (if any), which consists of the number of performance shares that the Compensation Committee determines that Mr. Smith is eligible to earn following December 31, 2016, calculated on the basis set forth in his performance share agreement.

Change in Control. The treatment of Mr. Smith in the event of a Change in Control is provided for in the various agreements setting forth the terms of his employment and compensation. Where Mr. Smith is terminated within 12 months following a Change in Control (as defined in his employment agreement with Office Depot), he will receive the same payments as described above in the termination section for termination without Cause or for Good Reason except that the bonus calculation will be based upon either the year in which the termination occurs or the year immediately preceding the year in which the Change in Control occurs, whichever results in a larger payment.

In the event of a Change in Control, if the option is not assumed, substituted or otherwise continued on an equivalent basis by the surviving entity in the Change in Control, the option will become fully vested on the effective date of the Change in Control and shall be cancelled in exchange for a cash payment in an amount equal to (a) the excess of the Fair Market Value (as defined in the 2007 Plan) per share of the Office Depot common stock subject to the option immediately prior to the effective date of the Change in Control over the per share exercise price, multiplied by (b) the number of shares of Office Depot common stock subject to the option.

In the event of a Change in Control, if the RSUs are not assumed, substituted or otherwise continued on an equivalent basis by the surviving entity in the Change in Control, the RSUs shall become fully vested on the effective date of the Change in Control and shall represent the right to receive the applicable Change in Control transaction consideration (if any) on the same basis as holders of Office Depot common stock at the time of payment of the RSUs.

In the event of a Change in Control, (i) with respect to any portion of the performance shares associated with performance measures that are market-based (as specified in the performance share agreement), performance shall be measured as of the effective date of the Change in Control, and (ii) with respect to any portion of the performance shares associated with non-market-based performance measures (as specified in the performance share agreement), performance shall be deemed to be achieved at target. Within 60 days following the effective date of the Change in Control, the Compensation Committee will determine the number of performance shares, if any, that Mr. Smith is eligible to earn (referred to in this proxy statement/prospectus as the

CIC Award). The market-based and non-market-based performance measures will be set by the Compensation Committee within 90 days after the Effective Date.

In general, Mr. Smith will vest in the CIC Award on the date the Compensation Committee determines the CIC Award provided that he remains continuously employed by Office Depot or any subsidiary of Office Depot from the Effective Date through the end of the applicable performance period, and he will immediately forfeit the CIC Award upon his termination of such employment prior to the end of the applicable performance period. However, if Mr. Smith’s employment with Office Depot and its subsidiaries is terminated in certain circumstances, the CIC Award may vest or be forfeited on other terms: (i) in the event of Mr. Smith’s involuntary termination of employment without Cause or his termination of employment for Good Reason, in either case within 12 months after the effective date of a Change in Control, he will fully vest in the CIC Award on the date of employment termination; and (ii) in the event of Mr. Smith’s involuntary termination of employment without Cause or his termination of employment for Good Reason, in either case more than 12 months after the effective date of a Change in Control, Mr. Smith will vest in a pro rata portion of the CIC Award (if any), which portion shall be calculated on the basis described in the performance share agreement. However, if in the event of a Change in Control the CIC Award is not assumed, substituted or otherwise continued on an equivalent basis by the surviving entity in the Change in Control, the CIC Award shall become fully vested on the effective date of the Change in Control.

Other NEOs

Termination Without Cause or With Good Reason. Pursuant to their individual employment agreements, if (i) Mr. Hare or Mr. Cosby are terminated by Office Depot without Cause or if they voluntarily terminate their employment with Good Reason or (ii) if Mr. Allison or Ms. Garcia are terminated due to no fault of their own, then Office Depot will pay them the following:

•	18 months of annual base salary in effect on the date of termination;

•	18 times the difference between Office Depot’s monthly COBRA for the type of coverage in effect for executive on the date of termination and the applicable active employee monthly premium for such coverage; and

•	Pro-rata annual bonus calculated based on actual performance for the year of termination, payable at the same time as payments are made to other active participants in the annual bonus plan.

Mr. Allison and Ms. Garcia are eligible to receive the target annual bonus for the calendar year prior to the year of termination, where that annual bonus has not been paid as of the date of termination. Mr. Hare’s severance benefits are not subject to mitigation or offset of future or potential earnings.

Treatment of Stephen Hare’s Equity Compensation. The options granted to Mr. Hare on December 2, 2013 will vest and become exercisable with respect to thirty-three percent of the option shares on each of the first and second anniversaries of the grant date and with respect to all remaining option shares on the third anniversary of the grant date, provided that Mr. Hare is continuously employed by Office Depot or any subsidiary from the grant date until each such anniversary date. In addition, Mr. Hare received a grant of RSUs in 2013 and 2015 which vest on the third anniversary of the respective grant date. Generally, upon termination of Mr. Hare’s employment prior to the third anniversary of the grant date, the portions of the option shares and RSU award that are unvested on the termination date will be forfeited and cancelled. The exceptions to this are as follows:

•	If termination is due to death or disability, the option shares and RSUs will vest and become exercisable as to a pro rata portion of the option shares and RSUs; the remainder shall be forfeited.

•	If termination is by Office Depot without Cause or by Mr. Hare with Good Reason prior to a change in control, Mr. Hare will vest in a pro rata portion of the option shares and RSUs and the remainder shall be forfeited.

•	If termination is by Office Depot without cause or by Mr. Hare with Good Reason after a change in control within the period of enhanced severance benefits due to a change in control, the option shares and RSUs will become fully vested and exercisable as to all option shares, to the extent it has not previously vested and become exercisable, on the date of such employment termination.

•	If the termination takes place after a change in control and after the period of enhanced severance benefits, then Mr. Hare will vest in a pro rata portion of the option shares and RSUs and the remainder will be forfeited.

•	Regardless of whether Mr. Hare is terminated, if the option shares or RSUs are not assumed, substituted or otherwise continued on an equivalent basis by the surviving entity in a Change in Control, (i) the option shares shall become fully vested on the effective date of the Change in Control and shall be cancelled in connection with such Change in Control in exchange for a cash payment upon such Change in Control and (ii) the RSUs shall become fully vested on the effective date of the Change in Control.

•	If Mr. Hare terminates employment (i) by voluntarily terminating employment after completing at least five years of service, (ii) as a result of an involuntary termination without Cause, resignation for Good Reason, death, or termination on account of Disability, or (iii) due to Retirement (as defined in the 2007 Plan), then the portion of the option shares that is vested and exercisable on the termination date will remain exercisable until the earlier of its expiration date and the date that is 12 months after the termination date; otherwise, the portion of the option that is vested and exercisable on the date of termination will remain exercisable until the earlier of its expiration date and the date that is 90 days after the termination date.

Regarding Mr. Hare’s performance shares, the Compensation Committee will determine the number of performance shares, if any, that Mr. Hare is eligible to earn as soon as practicable following December 31, 2016. Upon the Compensation Committee’s determination of Mr. Hare’s performance with respect to the performance shares, Mr. Hare will immediately forfeit all performance shares other than his eligible award. To become vested in all or a portion of the eligible award, Mr. Hare must satisfy certain employment requirements. In general, Mr. Hare will vest in the performance stock award on the date the Compensation Committee determines the eligible award if he remains continuously employed by Office Depot or any subsidiary of Office Depot during the performance period, and he will immediately forfeit the performance shares upon his termination of such employment prior to the end of the performance period (December 31, 2016).

If Mr. Hare terminates employment with Office Depot and its subsidiaries prior to December 31, 2016 due to death or disability, he will vest in a pro rata portion of his eligible award (if any) on the date on which the Compensation Committee determines his eligible award and will forfeit the remainder of his eligible award (if any) on such date. If termination is by Office Depot without Cause or by Mr. Hare with Good Reason prior to December 31, 2016 and prior to a Change in Control, he will vest in a pro rata portion of eligible award and the remainder of the eligible award (if any) will be forfeited.

In the event of a Change in Control, (i) with respect to any portion of the performance shares associated with performance measures that are market-based (as specified in the agreement), performance shall be measured as of the effective date of the Change in Control, and (ii) with respect to any portion of the performance shares associated with non-market-based performance measures (as specified in his performance share agreement), performance shall be deemed to be achieved at target.

The option shares are subject to transfer restrictions; the RSUs and performance shares may not be transferred. All awards are subject to Mr. Hare’s compliance with the non-competition, confidentiality and non-solicitation covenants in the applicable agreements.

New Executive Change in Control Severance Plan

Background. Effective August 1, 2014, Office Depot adopted a new CIC Plan, to provide severance pay and other benefits to certain eligible NEOs. By the end of 2015, all non-CEO NEOs will be covered by this plan.

Applicability. Mark Cosby and Stephen Hare are participating in the CIC Plan. The change in control severance provisions in Michael Allison’s and Elisa Garcia’s individual agreements were triggered on November 5, 2013 with respect to the merger with OfficeMax. They will become eligible for participation in the CIC Plan after November 5, 2015 when the provisions in their individual agreements expire.

The severance pay and other benefits payable to an executive after a Change in Control under the CIC Plan will be paid in lieu of, and not in addition to, any severance benefits payable under any executive’s existing offer letter, severance arrangement or other program or agreement on account of the executive’s termination of employment with Office Depot.

Triggering Events. Pursuant to the CIC Plan, an executive will be eligible to receive certain severance pay and other benefits upon a separation from service that is initiated by (i) Office Depot other than for Cause, or (ii) the executive for Good Reason, in either case during the time period commencing on the effective date of a Change in Control and until the earlier of (x) the two-year anniversary of the Change in Control trigger date, or (y) the date of the executive’s separation from service by reason of Disability or death.

An executive will also be eligible to receive certain severance pay and other benefits if their separation from service is initiated by (a) Office Depot without Cause during the six-month period ending on the Change in Control trigger date at the request of a third party engaging in a transaction or series of transactions that would result in a Change in Control and in contemplation of a Change in Control, or (b) the executive for Good Reason during the six-month period ending on the Change in Control trigger date.

Payments. Under the CIC Plan, qualifying NEOs will be eligible to receive severance pay and other benefits as follows (collectively referred to in this proxy statement/prospectus as the NEO Severance Benefits):

i. Pro-Rata Bonus for Year of Termination. A lump sum cash payment equal to the pro-rata portion of the NEO’s annual cash bonus based on actual achievement of the performance goals applicable for the performance period.

ii. Prior Year Bonus. If the termination causes the NEO to forfeit payment of the NEO’s annual cash bonus for a completed performance period, a lump sum cash payment equal to the full amount of the annual cash bonus which the NEO would have received based on actual achievement of the performance goals.

iii. Change In Control Severance Amount. An amount equal to two (2) times the sum of the NEO’s (i) base salary and (ii) Average Annual Bonus (as defined in the CIC Plan).

iv. COBRA Payment. An amount equal to eighteen (18) times the monthly COBRA premium in effect on the date of the NEO’s separation from service for the type of Office Depot provided group health plan coverage in effect for the NEO (e.g., family coverage) less the active employee premium for such coverage in effect on the date of the separation from service.

v. Equity and Long-Term Incentives. Any outstanding equity or long-term compensation grant shall be treated in accordance with the terms of the applicable equity or long-term incentive compensation plan or award agreement under which the grant or award was made.

vi. Outplacement. Subject to the requirements of Section 409A as described in the CIC Plan, within sixty (60) days following the date of an NEO’s separation from service, Office Depot will make available a twenty-four (24) month executive outplacement services package for such NEO.

Any payment or benefit received or to be received by an NEO (whether payable under the terms of this CIC Plan or any other plan or arrangement with Office Depot or its affiliates) that would constitute a “parachute payment” within the meaning of Code Section 280G will be reduced to the extent necessary so that no portion will be subject to any excise tax but only if, by reason of such reduction, the net after-tax benefit received by such NEO exceeds the net after-tax benefit that would be received by such NEO if no reduction was made.

Conditions and Obligations. The receipt of severance benefits by an eligible NEO is subject to the execution by the NEO of a release (referred to in this proxy statement/prospectus as the Release), which contains customary restrictive covenants regarding release of claims against Office Depot, confidentiality, non-competition (twenty-four (24) months), non-solicitation (twelve (12) months), non-disparagement and cooperation. The Release must be delivered to Office Depot within the time period specified in the CIC Plan.

Legacy Change in Control Agreement

At the time of the Office Depot/OfficeMax merger, Michael Allison and Elisa Garcia were subject to Office Depot’s legacy change in control agreement which provided for severance protections for two years from the date of a change of control. Under these legacy change in control agreements, in the event that such executive officer’s employment is terminated by Office Depot without cause or initiated by the executive officer for good reason on or before November 5, 2015, the legacy change in control agreements provide that the covered executive officers will receive:

•	all vested and accrued, but unpaid, salary and benefits earned through the termination date;

•	a lump-sum cash severance payment equal to two times the sum of (x) the executive officer’s annual base salary including any applicable car allowance and (y) the executive officer’s target annual bonus for the fiscal year in which the date of the termination of employment occurs;

•	an additional cash payment equal to the executive officer’s prorated target annual bonus amount for the fiscal year in which the date of termination of employment occurs;

•	a lump-sum cash payment equal to eighteen times Office Depot’s monthly COBRA premium for the executive officer in effect on the date of termination of employment; and

•	an executive outplacement services package for a period of 24 months.

After November 5, 2015, the severance protections from the legacy change in control agreement will expire and the executive’s treatment will be determined according to the CIC Plan described above.

TABULAR INFORMATION REGARDING POTENTIAL PAYMENTS UPON TERMINATION

OR A CHANGE IN CONTROL

The following tables quantify the potential termination and change in control payment amounts assuming a hypothetical triggering event had occurred under each of the NEO employment agreements, change in control agreements and equity plans as of December 27, 2014. The terms and conditions of the post-employment and change in control provisions for each of the NEOs are described in detail above.

Potential Payments Upon Termination or a Change in Control

Roland Smith(1)

	Termination Resulting from Death		Termination Resulting from Disability		Termination Resulting from Retirement(2)	Termination for Cause	Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)		(b)		(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$3,150,000	(3)	$3,150,000	(3)	$—	$—	$—		$—		$—	$—
Long-Term Incentive or Performance Plan
2013 Restricted Stock	$10,604,605	(4)	$10,604,605	(4)	$—	$—	$3,970,674	(5)	$10,604,605	(4)	$—	$—
2013 Performance Shares	$3,515,499	(6)	$3,515,499	(6)	$—	$—	$3,515,499	(6)	$10,604,605	(7)	$—	$—
2013 Stock Options	$3,630,000	(8)	$3,630,000	(8)			$1,815,000	(9)	$3,630,000	(8)
Cash Severance	$—		$—		$—	$—	$10,167,434	(10)	$10,167,434	(11)	$—	$—
Total for Mr. Smith	$20,900,104		$20,900,104		$—	$—	$19,468,607		$35,006,644		$—	$—

(1)	Mr. Smith was appointed Chairman and CEO of Office Depot on November 13, 2013, subsequent to the merger with OfficeMax and, therefore, not considered to be in a change in control period, which means that his termination of employment on December 26, 2014 would be considered to be a termination prior to the occurrence of a change in control.
(2)	Retirement is generally treated as a voluntary termination for all programs and agreements except the 2003 Plan. Mr. Smith’s 2013 restricted stock unit award agreement and 2013 performance share award agreement supersede the terms of the 2003 Plan as it relates to retirement, and provide that upon retirement Mr. Smith will not be entitled to payment of these awards.
(3)	Represents a lump sum payment equal to the pro-rata bonus, if any, that Mr. Smith would have earned for the year in which his termination occurs based on the actual achievement of applicable performance goals for such year.
(4)	In the event of his involuntary separation from service with Office Depot due to death or Disability, or his separation from service with Office Depot without Cause or for Good Reason, in either case within 12 months following a change in control, Mr. Smith fully vests in his 2013 Restricted Stock Unit Award on the date of his termination. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 26, 2014 of $8.84.
(5)	In the event of his separation from service with Office Depot without Cause or for Good Reason, in either case prior to the effective date of a change in control, Mr. Smith will vest in his 2013 Restricted Stock Unit Award, prorated for service performed from the grant date through his termination date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 26, 2014 of $8.84.
(6)	In the event of his involuntary separation from service with Office Depot due to death or Disability, or his separation from service with Office Depot without Cause or for Good Reason prior to the effective date of a change in control, Mr. Smith will vest in his 2013 Performance Share Award, prorated for service performed from the beginning of the performance period through his termination date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 26, 2014 of $8.84.
(7)	In the event of his involuntary separation from service with Office Depot without Cause or for Good Reason, in either case within 12 months following a change in control, Mr. Smith fully vests in his 2013 Performance Share Award at target on the date of his termination. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 26, 2014 of $8.84.
(8)	In the event of his involuntary separation from service with Office Depot due to death or Disability, or his separation from service with Office Depot without Cause or for Good Reason, in either case within 12 months following a change in control, Mr. Smith fully vests in the unvested portion of his 2013 Nonqualified Stock Option Award on the date of his termination. The amount included in the table reflects the number of options that would vest multiplied by the difference between the closing stock price of Office Depot’s stock on December 26, 2014 of $8.84 and the option exercise price of $5.21.
(9)	In the event of his separation from service with Office Depot without Cause or for Good Reason, in either case prior to the effective date of a change in control, Mr. Smith will vest in one-third of his 2013 Nonqualified Stock Option Award on the date of his termination. The amount included in the table reflects the number of options that would vest multiplied by the difference between the closing stock price of Office Depot’s stock on December 26, 2014 of $8.84 and the option exercise price of $5.21.

(10)	Reflects a payment under Mr. Smith’s employment agreement dated November 12, 2013 equal to the sum of: (i) two times the sum of Mr. Smith’s base salary in effect on December 26, 2014 and Mr. Smith’s target annual bonus, (ii) a payment equal to the pro-rata annual bonus for the 2014 performance period based on actual results, and (iii) 18 months of COBRA based on the rate in effect on the date of his termination.
(11)	Reflects a payment under Mr. Smith’s employment agreement dated November 12, 2013 equal to the sum of: (i) two times the sum of: Mr. Smith’s base salary in effect on December 26, 2014 and Mr. Smith’s target annual bonus (or if greater, the year immediately preceding the year in which the Change in Control occurs), (ii) a payment equal to the pro-rata annual bonus for the 2014 performance period based on actual results, and (iii) 18 months of COBRA premiums based on the rate in effect on the date of his termination. In the event of a change in control, as defined under Section 280G of the Code, and a termination of Mr. Smith’s employment on December 26, 2014, the total payments for Mr. Smith under the foregoing arrangement equal $35,006,644, including $24,839,210 for the accelerated vesting of his restricted stock, performance shares and stock options. However, these payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Code equal or exceed three times Mr. Smith’s average taxable compensation received from Office Depot for the five-year period ending December 31, 2013, and if he would receive more on an after-tax basis by reducing the payments than he would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Code. Under the provisions, the severance payable to Mr. Smith would not be reduced, as his after-tax benefit is higher in the event he receives all severance payments and incurs all applicable income and excise taxes.

Stephen Hare(1)

	Termination Resulting from Death		Termination Resulting from Disability		Termination Resulting from Retirement(2)	Termination for Cause	Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)		(b)		(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$956,250	(3)	$956,250	(3)	$—	$—	$—		$—		$—	$—
Benefits Outplacement Services	$—		$—		$—	$—	$—		$30,000	(4)	$—	$—
Long-Term Incentive or Performance Plan
2013 Restricted Stock	$722,683	(5)	$722,683	(5)	$—	$—	$722,683	(5)	$2,029,072	(6)	$—	$—
2013 Performance Shares	$438,210	(7)	$438,210	(7)	$—	$—	$438,210	(7)	$1,321,872	(8)		$—
2013 Stock Options	$39,845	(9)	$39,845	(9)	$—	$—	$39,845	(9)	$1,163,336	(10)
Cash Severance	$—		$—		$—	$—	$2,099,760	(11)	$3,749,760	(12)	$—	$—
Total for Mr. Hare	$2,156,988		$2,156,988		$—	$—	$3,300,498		$8,294,040		$—	$—

(1)	Mr. Hare was appointed CFO of Office Depot on December 2, 2013, subsequent to the merger with OfficeMax. Therefore, Mr. Hare is not within a change in control period, which means that his termination of employment on December 26, 2014 would be considered to be a termination prior to the occurrence of a change in control.
(2)	Retirement is generally treated as a voluntary termination for all programs and agreements except the 2003 Plan. Mr. Hare’s 2013 restricted stock unit award agreement and 2013 performance share award agreement supersede the terms of the 2003 Plan as it relates to retirement and provide that upon retirement Mr. Hare will not be entitled to payment of these awards.
(3)	In the event of his separation from service with Office Depot due to death or Disability, Mr. Hare is entitled to a pro-rata payment under the 2014 Annual Bonus Plan calculated based on actual performance for the fiscal year in which the termination occurs.
(4)	Reflects the value of a 24-month outplacement services package under the new CIC Plan.
(5)	In the event of his separation from service with Office Depot due to death, Disability, or without Cause or for Good Reason, in either case prior to the effective date of a change in control, Mr. Hare will vest in his 2013 Restricted Stock Unit Award, prorated for service performed from the grant date through his termination date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 26, 2014 of $8.84.
(6)	In the event of his involuntary separation from service with Office Depot without Cause or for Good Reason, in either case within 12 months following a change in control, Mr. Hare fully vests in his 2013 Restricted Stock Unit Award on the date of his termination. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 26, 2014 of $8.84.
(7)	In the event of his involuntary separation from service with Office Depot due to death or Disability, or his separation from service with Office Depot without Cause or for Good Reason prior to the effective date of a change in control, Mr. Hare will vest in his 2013 Performance Share Award, prorated for service performed from the beginning of the performance period through his termination date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 26, 2014 of $8.84.
(8)	In the event of his involuntary separation from service with Office Depot without Cause or for Good Reason, in either case within 12 months following a change in control, Mr. Hare fully vests in his 2013 Performance Share Award at target on the date of his termination. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 26, 2014 of $8.84.

(9)	In the event of his involuntary separation from service with Office Depot due to death or Disability, or his separation from service with Office Depot without Cause or for Good Reason, in either case prior to the effective date of a change in control, Mr. Hare will vest in the unvested portion of his 2013 Nonqualified Stock Option Award, prorated for service performed from the beginning of the grant date through his termination date. The amount included in the table reflects the number of options that would vest multiplied by the difference between the closing stock price of Office Depot’s stock on December 26, 2014 of $8.84 and the option exercise price of $5.35.
(10)	In the event of his involuntary separation from service with Office Depot without Cause or for Good Reason, in either case within 12 months following a change in control, Mr. Hare fully vests in the unvested portion of his 2013 Nonqualified Stock Option Award on the date of his termination. The amount included in the table reflects the number of options that would vest multiplied by the difference between the closing stock price of Office Depot’s stock on December 26, 2014 of $8.84 and the option exercise price of $5.35.
(11)	Reflects a payment under Mr. Hare’s Employment Offer Letter dated December 2, 2013 equal to the sum of: (i) 18 times the sum of Mr. Hare’s monthly base salary in effect on December 26, 2014 and (ii) 18 times the difference of Office Depot’s monthly COBRA premium for the type of Office Depot provided group health plan coverage in effect on that date for Mr. Hare and his active employee charge for such coverage, and (iii) a pro-rata bonus calculated based on actual performance under Office Depot’s annual bonus plan for the fiscal year in which the termination occurs.
(12)	Reflects a payment under the new CIC Plan equal to the sum of: (i) two times the sum of: Mr. Hare’s base salary in effect on December 26, 2014 and Mr. Hare’s target annual bonus, (ii) a payment equal to the pro-rata annual bonus for the 2014 performance period based on actual results, and (iii) an amount equal to 18 times the COBRA premium in effect on December 26, 2014 for the type of Office Depot provided group health plan coverage in effect for Mr. Hare less the active employee charge for such coverage. In the event of a change in control, as defined under Section 280G of the Code, and a termination of Mr. Hare’s employment on December 26, 2014, the total payments for Mr. Hare under the foregoing arrangement equal $8,294,040, including $4,514,280 for the accelerated vesting of his restricted stock, performance shares and stock options. However, these payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Code equal or exceed three times Mr. Hare’s average taxable compensation received from Office Depot for the five-year period ending December 31, 2013, and if he would receive more on an after-tax basis by reducing the payments than he would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Code. Under the provisions, the severance payable to Mr. Hare would not be reduced, as his after-tax benefit is higher in the event he receives all severance payments and incurs all applicable income and excise taxes.

Mark Cosby(1)

	Termination Resulting from Death		Termination Resulting from Disability		Termination Resulting from Retirement(2)	Termination for Cause	Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)		(b)		(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$563,943	(3)	$563,943	(3)	$—	$—	$—		$—		$—	$—
Benefits
Outplacement Services	$—		$—		$—	$—	$—		$30,000	(4)	$—	$—
Long-Term Incentive or Performance Plan
2014 Restricted Stock	$3,051,276	(5)	$3,051,276	(5)	$—	$—	$—		$3,051,276	(5)	$—	$—
2014 Performance Shares	$443,062	(6)	$443,062	(6)	$—	$—	$—		$443,062	(6)		$—
Cash Severance	$—		$—		$—	$—	$1,856,943	(7)	$3,981,943	(8)	$—	$—
Total for Mr. Cosby	$4,058,281		$4,058,281		$—	$—	$1,856,943		$7,506,281		$—	$—

(1)	Mr. Cosby was appointed President, North America on July 21, 2014, subsequent to the merger with OfficeMax. Therefore, Mr. Cosby is not within a change in control period, which means that his termination of employment on December 26, 2014 would be considered to be a termination prior to the occurrence of a change in control.
(2)	Retirement is generally treated as a voluntary termination for all programs and agreements except the 2003 Plan. Mr. Cosby’s 2014 restricted stock unit award agreement and 2014 performance share award agreement supersede the terms of the 2003 Plan as it relates to retirement, and provide that upon retirement Mr. Cosby will not be entitled to payment of these awards.
(3)	In the event of his separation from service with Office Depot due to death or Disability, Mr. Cosby is entitled to a pro-rata payment under the 2014 Annual Bonus Plan calculated based on actual performance for the fiscal year in which the termination occurs.
(4)	Reflects the value of a 24-month outplacement services package under the new CIC Plan.
(5)	In the event of his separation from service with Office Depot due to death, Disability, or without Cause or for Good Reason, in either case within 24 months following a change in control, Mr. Cosby will fully vest in his 2014 Restricted Stock Unit Award on his termination date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 26, 2014 of $8.84.
(6)	In the event of his involuntary separation from service with Office Depot due to death or Disability, or his separation from service with Office Depot without Cause or for Good Reason, in either case within 24 months following a change in control, Mr. Cosby will vest in his 2014 Performance Share Award, prorated for service performed from the grant date through his termination date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 26, 2014 of $8.84.

(7)	Reflects a payment under Mr. Cosby’s Employment Offer Letter dated July 14, 2014 equal to the sum of: (i) 18 times the sum of Mr. Cosby’s monthly base salary in effect on December 26, 2014 and (ii) 18 times the difference of Office Depot’s monthly COBRA premium for the type of Office Depot provided group health plan coverage in effect on that date for Mr. Cosby and his active employee charge for such coverage, and (iii) a pro-rata bonus calculated based on actual performance under Office Depot’s annual bonus plan for the fiscal year in which the termination occurs.
(8)	Reflects a payment under the new CIC Plan equal to the sum of: (i) two times the sum of Mr. Cosby’s base salary in effect on December 26, 2014 and Mr. Cosby’s target annual bonus, (ii) a payment equal to the pro-rata annual bonus for the 2014 performance period based on actual results, and (iii) an amount equal to 18 times the monthly COBRA premium in effect on December 26, 2014 for the type of Office Depot provided group health plan coverage in effect for Mr. Cosby less the active employee charge for such coverage. In the event of a change in control, as defined under Section 280G of the Code, and a termination of Mr. Cosby’s employment on December 26, 2014, the total payments for Mr. Cosby under the foregoing arrangement equal $7,506,281, including $3,494,338 for the accelerated vesting of his restricted stock and performance shares. However, these payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Code equal or exceed three times Mr. Cosby’s average taxable compensation received from Office Depot for the five-year period ending December 31, 2014, and if he would receive more on an after-tax basis by reducing the payments than he would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Code. Under the provisions, the cash severance portion of his payments would be reduced by the minimum amount necessary to bring the total of all the payments to a level where the 20% excise tax is not triggered. The amount of the reduction in the severance payment would be $995,205 and after this reduction the total payments to Mr. Cosby would equal $6,511,077.

Michael Allison(1)

	Termination Resulting from Death		Termination Resulting from Disability		Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)		(b)		(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$393,750	(2)	$393,750	(2)	$—	$—	$—		$—		$—	$202,125	(3)
Benefits
Outplacement Services	$—		$—		$—	$—	$30,000	(4)	$30,000	(4)	$—	$—
Long-Term Incentive or Performance Plan(5)
Restricted Stock	$2,714,826	(6)	$2,714,826	(6)	$—	$—	$1,007,919	(7)	$2,714,826	(6)	$—	$1,746,943	(9)
Performance Shares	$242,192	(9)	$242,192	(9)	$—	$—	$—		$242,192	(9)		$—
Performance Cash	$76,667	(10)	$76,667	(10)	$—	$—	$76,667	(10)	$76,667	(10)	$—	$—
Cash Severance	$—		$—		$—	$—	$2,286,894	(11)	$2,286,894	(11)	$—	$—
Total for Mr. Allison	$3,427,435		$3,427,435		$—	$—	$3,401,480		$5,350,579		$—	$1,949,068

(1)	As of December 26, 2014, Mr. Allison was still within his 24-month change in control period from the prior merger with OfficeMax on November 5, 2013 and is entitled to the severance benefits under his Change in Control Agreement dated July 21, 2011 and as amended on February 21, 2013 (referred to in this proxy statement/prospectus as the MA CIC Agreement). Mr. Allison is not entitled to receive a severance payment resulting from a termination for any other reason during the change in control period. All of the columns in the table above for Mr. Allison, except column (f), represent payments he would receive upon his termination on December 26, 2014 under the MA CIC Agreement which was triggered by the merger with OfficeMax on November 5, 2013. Column (f) reflects payments that Mr. Allison would receive had there been an additional hypothetical change in control on December 26, 2014.
(2)	In the event of his separation from service with Office Depot due to death or Disability, (as defined in the MA CIC Agreement) Mr. Allison is entitled to a pro-rata target bonus for the fiscal year in which his termination occurs.
(3)	Reflects the minimum annual bonus under the MA CIC Agreement for the 2014 fiscal year provided that he was employed at the end of the 2014 fiscal year. The minimum annual bonus is equal to his highest annual bonus earned under the bonus plan with respect to the 2010, 2011 and 2012 fiscal years. Mr. Allison’s highest bonus was earned under the bonus plan during the 2012 fiscal year. The actual bonus earned for the 2014 fiscal year was $590,625 and was earned in lieu of this payment.
(4)	Reflects the value of a 24-month outplacement services package under the MA CIC Agreement.
(5)	Equity granted to Mr. Allison under Office Depot’s long-term incentive plans is not covered under the MA CIC Agreement. The treatment of all equity upon a change in control or for a termination following a change in control is addressed separately in the 2007 Plan and/or Mr. Allison’s award agreements with Office Depot.
(6)	In the event of his separation from service with Office Depot due to death or Disability, (as defined under Office Depot’s long-term disability program) or without Cause or for Good Reason (as defined in the MA CIC Agreement), in either case within 24 months following a change in control, Mr. Allison will fully vest in all unvested restricted stock remaining on his termination date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 26, 2014 of $8.84.
(7)

In the event of his separation from service with Office Depot without Cause or for Good Reason (both as defined in the MA CIC Agreement) prior to a change in control, Mr. Allison will vest in the first two-thirds of his 2013 restricted stock awards (to the extent that portion of the awards have not previously vested) on the date of his termination of employment during the 24-month period following the closing of the Office Depot/OfficeMax merger on November 5, 2013. In addition, pursuant to the Office Depot Omnibus Amendment to Outstanding Equity and Long-Term Incentive Awards, Mr. Allison will fully vest in the remaining unvested portion of his 2012 restricted stock awards. The amount included in column (e) reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 26, 2014 of $8.84.
(8)	In the event of a Change in Control (as defined in the 2007 Plan) other than the merger with OfficeMax, all unvested restricted shares granted under the 2012 and 2013 long-term incentive programs will vest immediately prior to the date of such Change in Control. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 26, 2014 of $8.84.
(9)	In the event of his involuntary separation from service with Office Depot due to death or Disability (as defined in his 2014 performance stock agreement), or his separation from service with Office Depot without Cause or for Good Reason (both as defined in the MA CIC Agreement), in either case within 24 months following a change in control, Mr. Allison will partially vest in his 2014 Performance Share Award, prorated for service performed from the grant date through his termination date. The amount included in column (f) reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 26, 2014 of $8.84.
(10)	Reflects full vesting of the last tranche of Mr. Allison’s 2012 performance cash award.
(11)	Reflects a payment under the MA CIC Agreement equal to the sum of: (i) two times the sum of: Mr. Allison’s base salary (including car allowance) in effect on December 26, 2014 and Mr. Allison’s 2014 target bonus, (ii) Mr. Allison’s pro-rated 2014 target bonus, (iii) the product of 18 and the monthly COBRA premium on December 26, 2014 for the type of group health plan coverage in effect for Mr. Allison on December 26, 2014. Under Mr. Allison’s CIC Agreement, if his termination is due to death or disability after the change in control, Mr. Allison is entitled to his pro-rated 2014 target bonus, which is $393,750. In the event of a change in control, as defined under Section 280G of the Code, and a termination of Mr. Allison’s employment on December 26, 2014, the total payments for Mr. Allison under the foregoing arrangement equal $5,350,579 including $3,033,685 for the accelerated vesting of his restricted stock, performance shares and performance cash. However, these payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Code equal or exceed three times Mr. Allison’s average taxable compensation received from Office Depot for the five-year period ending December 31, 2013, and if he would receive more on an after tax-basis by reducing the payments than he would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Code. Under the provisions, the cash severance portion of his payments would be reduced by the minimum amount necessary to bring the total of all the payments to a level where the 20% excise tax is not triggered. Under the provisions, the severance payable to Mr. Allison would not be reduced, as his after-tax benefit is higher in the event he receives all severance payments and incurs all applicable income and excise taxes.

Elisa Garcia(1)

	Termination Resulting from Death		Termination Resulting from Disability		Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)		(b)		(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$431,250	(2)	$431,250	(2)	$—	$—	$—		$—		$—	$300,737	(3)
Benefits
Outplacement Services	$—		$—		$—	$—	$30,000	(4)	$30,000	(4)	$—	$—
Long-Term Incentive or Performance Plan(5)
Restricted Stock	$2,714,826	(6)	$2,714,826	(6)	$—	$—	$1,007,919	(7)	$2,714,826	(6)	$—	$1,746,943	(8)
Performance Shares	$242,192	(9)	$242,192	(9)	$—	$—	$—		$242,192	(9)	$—	$—
Performance Cash	$76,667	(10)	$76,667	(10)	$—	$—	$76,667	(10)	$76,667	(10)	$—	$—
Cash Severance	$—		$—		$—	$—	$2,499,151	(11)	$2,499,151	(11)	$—	$—
Total for Ms. Garcia	$3,464,935		$3,464,935		$—	$—	$3,613,737		$5,562,836		$—	$2,047,680

(1)	As of December 26, 2014, Ms. Garcia was still within her 24-month change in control period from the prior merger with OfficeMax on November 5, 2013 and is entitled to the severance benefits under her Change in Control Agreement dated December 17, 2010, as amended on February 21, 2013 (referred to in this proxy statement/prospectus as the EG CIC Agreement). Ms. Garcia is not entitled to receive a severance payment resulting from a termination for any other reason during the change in control period. All of the columns in the table above for Ms. Garcia, except column (f), represent payments she would receive upon her termination on December 26, 2014 under the EG CIC Agreement which was triggered by the merger with OfficeMax on November 5, 2013. Column (f) reflects payments that Ms. Garcia would receive had there been an additional hypothetical change in control on December 26, 2014.
(2)	In the event of her separation from service with Office Depot due to death or Disability (as defined in the EG CIC Agreement), Ms. Garcia is entitled to a pro-rata target bonus for the fiscal year in which her termination occurs.

(3)	Reflects the minimum annual bonus under the EG CIC Agreement for the fiscal year provided that she was employed at the end of the 2014 fiscal year. The minimum annual bonus is equal to her highest annual bonus earned under the bonus plan with respect to the 2010, 2011 and 2012 fiscal years. Ms. Garcia’s highest bonus was earned under the bonus plan during the 2012 fiscal year. The actual bonus earned for the 2014 fiscal year was $646,875 and was earned in lieu of this payment.
(4)	Reflects the value of a 24-month outplacement services package under the EG CIC Agreement.
(5)	Equity granted to Ms. Garcia under Office Depot’s long-term incentive plan is not covered under the EG CIC Agreement. The treatment of all equity upon a change in control or for a termination following a change in control is addressed separately in the 2007 Plan and/or Ms. Garcia’s award agreements with Office Depot.
(6)	In the event of her separation from service with Office Depot due to death or Disability (as defined under Office Depot’s long-term disability program), or without Cause or for Good Reason (as defined in the EG CIC Agreement), in either case within 24 months following a change in control, Ms. Garcia will fully vest in all unvested restricted stock remaining on her termination date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 26, 2014 of $8.84.
(7)	In the event of her separation from service with Office Depot without Cause or for Good Reason (both as defined in the EG CIC Agreement) prior to a change in control, Ms. Garcia will vest in the first two-thirds of her 2013 restricted stock awards (to the extent that portion of the award has not previously vested) on the date of her termination of employment during the 24-month period following the closing of the Office Depot/OfficeMax merger on November 5, 2013. In addition, pursuant to the Office Depot Omnibus Amendment to Outstanding Equity and Long-Term Incentive Awards, Ms. Garcia will fully vest in the remaining unvested portion of her 2012 restricted stock awards. The amount included in column (e) reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 26, 2014 of $8.84.
(8)	In the event of a Change in Control (as defined in the 2007 Plan) other than the merger with OfficeMax, all unvested restricted shares granted under the 2012 and 2013 long-term incentive programs will vest immediately prior to the date of such Change in Control. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 26, 2014 of $8.84.
(9)	In the event of her involuntary separation from service with Office Depot due to death or Disability (as defined in her 2014 performance stock agreement), or her separation from service with Office Depot without Cause or for Good Reason (both as defined in the EG CIC Agreement), in either case within 24 months following a change in control, Ms. Garcia will partially vest in her 2014 Performance Share Award, prorated for service performed from the grant date through her termination date. The amount included in column (f) reflects the number of shares that would vest multiplied by the closing stock price of Office Depot’s stock on December 26, 2014 of $8.84.
(10)	Reflects full vesting of the last tranche of Ms. Garcia’s 2012 performance cash award.
(11)	Reflects a payment under the EG CIC Agreement equal to the sum of: (i) two times the sum of: Ms. Garcia’s base salary (including car allowance) in effect on December 26, 2014 and Ms. Garcia’s 2014 target bonus, (ii) Ms. Garcia’s pro-rated 2014 target bonus, (iii) the product of 18 and the monthly COBRA premium on December 26, 2014 for the type of group health plan coverage in effect for Ms. Garcia on December 26, 2014. Under the EG CIC Agreement, if her termination is due to death or disability after the change in control, Ms. Garcia is entitled to her prorated 2014 target bonus, which is $431,250. In the event of a change in control, as defined under Section 280G of the Code, and a termination of Ms. Garcia’s employment on December 26, 2014, the total payments for Ms. Garcia under the foregoing arrangement equal $5,562,836 including $3,033,685 or the accelerated vesting of her restricted stock, performance shares and performance cash. However, these payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Code equal or exceed three times Ms. Garcia’s average taxable compensation received from Office Depot for the five-year period ending December 31, 2013, and if she would receive more on an after-tax basis by reducing the payments than she would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Code. Under the provisions, the cash severance portion of her payments would be reduced by the minimum amount necessary to bring the total of all the payments to a level where the 20% excise tax is not triggered. No reduction in severance payments applies, as Ms. Garcia’s total payments do not equal or exceed three times her average taxable compensation.

OFFICE DEPOT STOCK OWNERSHIP INFORMATION

Office Depot’s Largest Stockholders; Ownership by Office Depot’s Directors and Executive Officers

Office Depot has provided a stock ownership table below that contains certain information about Office Depot stockholders whom Office Depot believes are the “beneficial” owners of more than five percent (5%) of the outstanding common stock of Office Depot, as well as information regarding stock ownership by Office Depot’s directors, NEOs and its directors and executive officers as a group as of March 10, 2015, unless otherwise indicated. Except as described below, Office Depot knows of no person that beneficially owns more than 5% of its outstanding common stock, based solely upon filings made with the SEC.

Except as otherwise noted below, each person or entity named in the following table has the sole voting and investment power with respect to all shares of Office Depot common stock that he, she or it beneficially owns.

Name of Beneficial Owner	Beneficial Ownership(1)	Beneficial Ownership Percentage(2)
Starboard Value LP and related entities(3) 830 Third Avenue, 3rd Floor, New York, NY 10022	53,312,311	9.8%

AllianceBernstein L.P.(4) 1345 Avenues of the Americas, New York, NY 10105	46,327,880	8.5%

Blackrock, Inc.(5) 40 East 52nd Street, New York, NY 10022	41,244,852	7.6%

The Vanguard Group(6) 100 Vanguard Blvd., Malvern, PA 19355	31,426,381	5.8%

Board of Directors and NEOs(7) Roland C. Smith	550,000	*
Warren F. Bryant	10,097	*
Rakesh Gangwal	23,586	*
Cynthia Jamison	16,461	*
V. James Marino	0	0%
Michael J. Massey	0	0%
Francesca Ruiz de Luzuriaga	17,773	*
David M. Szymanski	3,806	*
Nigel Travis	159,584	*
Joseph Vassalluzzo	60,034	*
Total of Board of Directors	841,341	*
(Office Depot’s NEOs, other than the CEO) Stephen E. Hare, Executive Vice President and CFO	502,019	*
Michael Allison, Executive Vice President and Chief People Officer	527,671	*
Mark Cosby, President, North America	477,442	*
Elisa D. Garcia C., Executive Vice President and Chief Legal Officer	866,072	*
Directors and Executive Officers as a Group (17 Persons in Total)	4,785,640	*

*	Represents beneficial ownership of less than one percent of the issued and outstanding common stock, as of March 10, 2015.
(1)	Includes shares of common stock subject to options exercisable within 60 days of March 10, 2015, if applicable, even though a considerable number of the options are underwater. See “Options Exercisable within 60 days of March 10, 2015” table below for detail. Also included are unvested shares of restricted stock, as to which the holder has voting rights.

(2)	The percentage ownership for all stockholders listed in the table above are based on 546,136,848 shares of common stock outstanding as of March 10, 2015. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares issuable upon the exercise of options that are exercisable within 60 days of March 10, 2015, are not deemed outstanding for purposes of computing the percentage of ownership of any other person.
(3)	The information regarding Starboard Value LP and related entities was derived from a Schedule 13D filed on December 11, 2014, jointly by: Starboard Value and Opportunity Master Fund Ltd, a Cayman Islands exempted company (“Starboard V&O Fund”); Starboard Value and Opportunity S LLC, a Delaware limited liability company (“Starboard V&O LLC”); Starboard Value and Opportunity C LP (“Starboard V&O LP); Starboard Value R LP (“Starboard Value R LP”); Starboard Value R GP LLC (“Starboard Value R GP LLC”); Starboard Value LP (“Starboard Value LP”), as the investment manager of Starboard V&O Fund and of certain managed accounts (the “Starboard Value LP Accounts”) and the manager of Starboard LLC; Starboard Value GP LLC (“Starboard Value GP”), as the general partner of Starboard Value LP; Starboard Principal Co LP (“Principal Co”), as a member of Starboard Value GP; Starboard Principal Co GP LLC (“Principal GP”), as the general partner of Principal Co; Jeffrey C. Smith, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP; Mark R. Mitchell, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP; Peter A. Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP; T-S Capital Partners, LLC, a California limited liability company (“T-S Capital”), with respect to the shares directly owned by it; Robert Telles, as a managing member of T-S Capital; David N. Siegel, as a managing member of T-S Capital (collectively, the “Reporting Persons”). The “Reporting Persons” may be deemed to be a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act) and, as such, may be deemed to be beneficial owners of 53,312,311 shares. Each Reporting Person, however, disclaims beneficial ownership with respect to the shares owned by each of the other Reporting Persons except to the extent of his or its pecuniary interest therein
(4)	The information regarding AllianceBernstein L.P. is reported as of December 31, 2014, and was derived from a Schedule 13G filed on February 10, 2015, that reported sole voting power over 39,972,560 shares, shared voting power over 0 shares, shared dispositive power over 0 shares and sole dispositive power over 46,327,880 shares.
(5)	The information regarding BlackRock, Inc. is reported as of December 31, 2014, and was derived from a Schedule 13G filed on January 26, 2015, that reported sole voting power over 39,976,763 shares, shared voting power over 0 shares, shared dispositive power over 0 shares and sole dispositive power over 41,244,852 shares.
(6)	The information regarding The Vanguard Group is reported as of December 31, 2014, and was derived from a Schedule 13G filed on February 10, 2015, that reported sole voting power over 727,428 shares, shared voting power over 0 shares, shared dispositive power over 684,123 shares and sole dispositive power over 30,742,258 shares.
(7)	The address for all of Office Depot’s directors and NEOs is c/o Office Depot, Inc., 6600 North Military Trail, Boca Raton, Florida 33496. In addition to the information reported in this table, the following directors hold the number of RSUs convertible into shares of Office Depot common stock set forth beside his or her name:

Name	RSUs
Roland C. Smith	1,199,616
Warren F. Bryant	243,048
Rakesh Gangwal	551,874
Cynthia T. Jamison	24,752
Francesca Ruiz de Luzuriaga	234,225
V. James Marino	159,652
Michael J. Massey	49,077
David M. Szymanski	232,730
Nigel Travis	83,280
Joseph Vassalluzzo	30,733

The shares of common stock underlying these RSUs will not be distributed to the directors until some period of time after their separation from Office Depot as directors, pursuant to the terms of their respective restricted stock unit award agreements. Until such distribution, these directors neither have the right to vote, nor the right to dispose of these RSUs.

Options Exercisable within 60 Days of March 10, 2015

The number of options that are or will be exercisable within 60 days of March 10, 2015, for each applicable person named in the table above and for Office Depot’s executive officers and directors as a group is as follows:

Roland C. Smith	500,000	Warren F. Bryant	1,178
Rakesh Gangwal	20,667	Cynthia T. Jamison	0
V. James Marino	0	Michael J. Massey	0
David M. Szymanski	0	Nigel Travis	0
Joseph Vassalluzzo	0	Stephen E. Hare	166,666
Francesca Ruiz de Luzuriaga	12,164	Mark Cosby	0
Michael R. Allison	98,118	Elisa D. Garcia C.	527,966
All Executive Officers and Directors as a Group (17 Persons)	1,909,914

Underwater Options

Based on the closing price of Office Depot common stock on March 10, 2015, the following number of options that are or will be exercisable within 60 days of March 10, 2015, for each applicable person named in the table above are out of the money (i.e. underwater):

Roland C. Smith	0	Michael R. Allison	0
Rakesh Gangwal	0	Elisa D. Garcia C.	112,500
Francesca Ruiz de Luzuriaga	0	Stephen E. Hare	0
Warren F. Bryant	0

PROPOSAL VIII: ADVISORY (NON-BINDING) APPROVAL OF THE COMPENSATION OF OFFICE

DEPOT’S NAMED EXECUTIVE OFFICERS

Background

Office Depot is providing stockholders with the opportunity to cast a vote, on an advisory (non-binding) basis, to approve the compensation of Office Depot’s NEOs as disclosed in the sections entitled “Executive and Director Compensation,” “Summary Compensation Table,” “Summary of Office Depot Executive Agreements and Potential Payments Upon Termination or Change in Control” and “Tabular Information Regarding Potential Payments Upon Termination or a Change in Control” beginning on pages 165, 183, 193 and 205, respectively, of this proxy statement/prospectus. While this “say-on-pay” vote is advisory and therefore non-binding, Office Depot values the opinions of stockholders and will consider the outcome of the vote when making future executive compensation decisions.

Office Depot’s Compensation Philosophy and Practices

The Compensation Committee of the Office Depot board of directors continually reviews the compensation programs for Office Depot’s named executive officers to ensure they achieve the desired goals of aligning the interests of executive management with stockholders, attracting and retaining qualified individuals and creating long-term value while not incentivizing excessive risk taking. Office Depot urges you to read the section entitled “Executive and Director Compensation—Compensation Discussion and Analysis” beginning on page 165 of this proxy statement/prospectus, which discusses how Office Depot’s executive compensation program reflects Office Depot’s compensation philosophy during 2014 and describes the decisions made by the Compensation Committee in 2014 in detail.

The Office Depot board of directors believes that Office Depot’s executive compensation programs align the interests of Office Depot’s NEOs with those of its stockholders by tying a significant portion of their compensation to Office Depot’s performance, and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to Office Depot’s long-term success.

Effect of “Say-on-Pay” Vote

The “say-on-pay” vote is an advisory vote only. As such, your vote on Office Depot’s executive compensation matters will not be binding on the Office Depot board of directors and may not be construed as overruling any decision by the Office Depot board or Compensation Committee, nor will it create or imply any additional fiduciary duty of the Office Depot board or Compensation Committee. The Compensation Committee and the board will, however, carefully review the 2014 “say-on-pay” voting results and seek to determine the causes of any significant negative voting results in an effort to better understand stockholder issues and concerns with Office Depot’s executive compensation. Furthermore, the Compensation Committee and the Office Depot board will take into account the outcome of the vote when considering future executive compensation arrangements. Stockholders who want to communicate with the Office Depot board of directors or management should refer to the section entitled “Office Depot Corporate Governance—Communicating with the Office Depot Board of Directors” beginning on page 133 of this proxy statement/prospectus for additional information.

The affirmative vote of holders of a majority of the shares of Office Depot common stock present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the annual meeting is required to approve, on an advisory (non-binding) basis, the compensation of Office Depot’s named executive officers.

THE OFFICE DEPOT BOARD OF DIRECTORS RECOMMENDS THAT OFFICE DEPOT STOCKHOLDERS VOTE “FOR” THE ADVISORY (NON-BINDING) APPROVAL OF THE COMPENSATION OF OFFICE DEPOT’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT/PROSPECTUS PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Office Depot’s directors, executive officers and persons who own more than 10% of Office Depot’s common stock to file reports of their holdings and transactions of Office Depot common stock with the SEC and the NASDAQ. Based on a review of Forms 3, 4 and 5 and any amendments thereto, Office Depot believes that each of Office Depot’s executive officers and directors reported on a timely basis all transactions required to be reported by Section 16(a) during fiscal year 2014, except for Mr. Schmidt who had one late filing reporting one transaction.

OTHER MATTERS

It is not presently expected that any matters other than those discussed herein will be brought before Office Depot’s annual meeting. If, however, other matters properly come before the annual meeting, it is the intention of the proxy holders to vote in their discretion.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables present unaudited pro forma condensed combined financial information about Staples’ consolidated balance sheet and statement of income, after giving effect to the merger with Office Depot. The information under “Unaudited Pro Forma Condensed Combined Statement of Income” in the table below gives effect to the merger as if it had been consummated on February 2, 2014. The information under “Unaudited Pro Forma Condensed Combined Balance Sheet” in the table below assumes the merger had been consummated on January 31, 2015. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, with Staples considered the acquirer of Office Depot for accounting purposes. See “Proposal I: Adoption of the Merger Agreement—Accounting Treatment of the Merger.”

The unaudited pro forma condensed combined balance sheet and statement of income for the year ended January 31, 2015 have been prepared utilizing period ends that differ by less than 93 days, as permitted by Regulation S-X. Staples is a registrant with a fiscal year that ends on the Saturday nearest to January 31 in each year and Office Depot is a registrant with a fiscal year ending on the last Saturday in December. The unaudited pro forma condensed combined balance sheet as of January 31, 2015 includes (i) the assets and liabilities of Staples as of January 31, 2015 and (ii) the assets and liabilities of Office Depot as of December 27, 2014. The unaudited pro forma condensed combined statement of income for the year ended January 31, 2015 includes (i) Staples’ fiscal year ended January 31, 2015 and (ii) Office Depot’s fiscal year ended December 27, 2014.

The unaudited pro forma condensed combined financial information reflects an estimate of the consideration to be paid by Staples in the merger. At the effective time of the merger, the cash paid, debt financing required, and the number and value of shares of Staples’ common stock issued may differ from the information in the unaudited pro forma condensed combined financial information depending on the actual number of shares of Office Depot common stock outstanding as of the closing date of the merger, the market price of Staples’ common stock and the conditions of the debt markets. In addition, the actual allocation of the type and amount and the terms of the financing may differ from that set forth herein.

The unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results or financial position that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of Staples after the merger. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors,” beginning on page 26.

The unaudited pro forma condensed combined statement of income does not include non-recurring items related to costs associated with the transaction which are not capitalized as part of the transaction or additional expense associated with accelerated vesting of Office Depot’s share-based arrangements. The unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies or revenue enhancements expected to result from the transaction or the costs to achieve these cost savings, operating synergies or revenue enhancements.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Staples. Staples believes these accounting policies are similar in most material respects to those of Office Depot. Upon completion of the merger, or as more information becomes available, Staples will perform a more detailed review of the Office Depot accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

The information presented below should be read in conjunction with the historical consolidated financial statements of Staples and Office Depot, including the related notes, filed by each of them with the SEC. See “Where You Can Find More Information” beginning on page 255.

Staples Incorporated

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of January 31, 2015

(In millions)

	Historical				Pro Forma Adjustments
	Staples, Inc (January 31, 2015)	Office Depot, Inc (December 27, 2014)	Reclassifications	Note References	Acquisition Adjustments	Note References	Financing Adjustments	Note References	Pro Forma Condensed Combined
Assets
Cash and cash equivalents	$627.2	$1,071.0	$—		$(4,124.6)	5a, 5b	$3,796.2	5o	$1,369.8
Receivables, net	1,927.8	1,264.0	—		—		—		3,191.8
Inventories	2,144.4	1,638.0	—		42.0	5i	—		3,824.4
Prepaid expenses and other	253.0	245.0	—		—		—		498.0
Deferred income taxes	224.1	—	—		—		—		224.1

Total current assets	5,176.4	4,218.0	—		(4,082.6)		3,796.2		9,108.1

Property and equipment, net	1,704.9	963.0	—		565.0	5i	—		3,232.9
Goodwill	2,680.0	391.0	—		2,723.1	5f, 5n	—		5,794.1
Intangible assets, net	335.0	72.0	—		1,336.0	5f, 5h	—		1,743.0
Timber notes receivable	—	926.0	—		(27.0)	5j	—		899.0
Deferred income taxes	—	32.0	(32.0)	4a	—		—		—
Other assets, net	417.3	242.0	32.0	4a	(13.3)	5g	54.4	5o	732.4

Total assets	$10,313.7	$6,844.0	$—		$501.2		$3,850.6		$21,509.5

Liabilities and Stockholders’ Equity
Accounts payable	$1,866.5	$1,340.0	$281.9	4a	$—		$—		$3,488.4
Accrued expenses and other current liabilities	1,332.3	1,517.0	(281.9)	4a	(25.8)	5l	—		2,541.6
Income taxes payable	—	4.0	—		—		(38.5)	5o	(34.5)
Short-term borrowings and current maturities of long-term debt	91.7	32.0	—		—		—		123.7

Total current liabilities	3,290.5	2,893.0	—		(25.8)		(38.5)		6,119.3
Deferred income taxes and other long-term liabilities	685.8	621.0	196.0	4a	180.9	5l, 5m	6.5	5o	1,690.2
Pension and postretirement obligations, net	—	196.0	(196.0)	4a	—		—		—
Long-term debt, net of current maturities	1,024.0	674.0	—		15.0	5k	3,934.8	5o	5,647.8
Non-recourse debt	—	839.0	—		(18.0)	5j	—		821.0

Total liabilities	5,000.3	5,223.0	—		152.1		3,902.8		14,278.3

Stockholders’ equity:
Preferred stock	—	—	—		—		—		—
Common stock	0.6	6.0	—		(5.9)	5c, 5e	—		0.7
Additional paid-in capital	4,935.4	2,556.0	—		(507.2)	5c, 5e	—		6,984.2
Accumulated other comprehensive (loss)/income net of tax	(1,041.2)	107.0	—		(107.0)	5e	—		(1,041.2)
Retained earnings (accumulated deficit)	6,829.3	(990.0)	—		911.2	5d, 5e	(52.2)	5o	6,698.3
Treasury stock	(5,419.0)	(58.0)	—		58.0	5e	—		(5,419.0)
Noncontrolling interest	8.3	—	—		—		—		8.3

Total stockholders’ equity	5,313.4	1,621.0	—		349.1		(52.2)		7,231.3

Total liabilities and stockholders’ equity	$10,313.7	$6,844.0	$—		$501.2		$3,850.6		$21,509.5

Amounts may not add due to rounding

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Staples Incorporated

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Fiscal Year Ended January 31, 2015

(In millions, except per share data)

	Historical				Pro Forma Adjustments
	Staples, Inc (January 31, 2015)	Office Depot, Inc (December 27, 2014)	Reclassifications	Note References	Acquisition Adjustments	Note References	Financing Adjustments	Note References	Pro Forma Condensed Combined
Sales	$22,492.4	$16,096.0	$—		$—		$—		$38,588.4
Cost of goods sold and occupancy costs	16,691.3	12,320.0	—		42.0	6c	—		29,053.3

Gross profit	5,801.0	3,776.0	—		(42.0)		—		9,535.0

Operating costs and expenses:
Selling, general and administrative expenses	4,816.4	3,479.0	(18.3)	4b	63.9	6b	—		8,341.0
Asset impairments	469.7	88.0	—		—		—		557.7
Merger, restructuring, and other operating expenses	170.9	403.0	—		—		—		573.9
Amortization of intangibles	61.7	—	18.3	4b	106.3	6a	—		186.3
Legal accrual	—	81.0	—		—		—		81.0

Total operating costs and expenses	5,518.7	4,051.0	—		170.2		—		9,739.9

Gain on sale of businesses, net	27.5	—	—		—		—		27.5

Operating income (loss)	309.8	(275.0)	—		(212.2)		—		(177.4)
Interest income	2.9	24.0	—		4.6	6d	—		31.5
Interest expense	(49.1)	(89.0)	—		4.6	6e	(116.8)	6g	(250.3)
Other income (expense), net	4.5		—		—		—		4.5

Income (loss) before income taxes	268.1	(340.0)	—		(203.0)		(116.8)		(391.7)
(Benefit) provision for income taxes	133.6	12.0	—		(177.5)	6f	(44.3)	6f	(76.2)

Net income (loss)	134.5	(352.0)	—		(25.5)		(72.5)		(315.5)

Less: net income attributable to noncontrolling interests	—	2.0	—		—		—		2.0

Net income (loss) attributable to controlling shareholders	$134.5	$(354.0)	$—		$(25.5)		$(72.5)		$(317.5)

Amounts may not add due to rounding
Earnings per share:
Basic	0.21							6h	(0.41)
Diluted	0.21							6h	(0.41)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(In millions, except per share amounts)

1.	Description of the Merger

On February 4, 2015, Office Depot Inc. (“Office Depot”), Staples, Inc. (“Staples”) and Staples AMS, Inc. (“Merger Sub”) entered into the merger agreement under which, upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into Office Depot, with Office Depot surviving the merger as a wholly owned subsidiary of Staples.

Under the terms of the merger agreement, Office Depot stockholders will receive $7.25 in cash, without interest, and 0.2188 shares of Staples’ common stock for each share of Office Depot common stock. Based on Staples’ closing price as of May 7, 2015 of $16.46, Office Depot stockholders would receive $10.85 per share in cash and stock at closing. In addition, Office Depot equity awards outstanding as of the date of the merger agreement that remain outstanding as of the effective time of the merger will be subject to accelerated vesting at the closing of the merger, as described in “The Merger Agreement—Treatment of Office Depot Equity Awards” beginning on page 102. Based on the number of shares of Office Depot common stock outstanding as of January 24, 2015 and the number of Office Depot equity awards to be accelerated, the aggregate consideration would be approximately $6.2 billion, not including transaction costs and debt expected to repaid, comprised of:

•	$4.1 billion in cash consideration; and

•	$2.1 billion of Staples’ common stock to be issued to Office Depot stockholders and equity award holders based on Staples’ closing price as of May 7, 2015.

Staples and Office Depot currently expect the merger to be completed by the end of calendar year 2015, subject to receipt of required approval from Office Depot’s stockholders and regulatory approvals and subject to the satisfaction or waiver of the other conditions contained in the merger agreement. We have assumed that cash consideration of $4.1 billion as well as $0.5 billion of debt repayment and deferred financing costs will be funded with $328.4 million of cash on hand, $2.8 billion per a senior secured term loan and $1.5 billion per an asset based revolving credit facility.

The above values are used for pro forma purposes only. The value of the consideration transferred for accounting purposes will ultimately be based on Staples’ closing share price on the last trading day prior to the closing date of the transaction, and could materially change.

2.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information shows the impact of the merger on the combined balance sheet and the combined statement of income under the acquisition method of accounting with Staples treated as the acquirer. The acquisition method of accounting, provided by ASC 805 Business Combinations, uses the fair value concepts defined in ASC 820 Fair Value Measurement. Under this method of accounting, the assets and liabilities of Office Depot are recorded by Staples at their estimated fair values at the date of the merger, where fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Fair value measurements may require extensive use of significant estimates and the judgment of Staples’ management, and it is possible the application of reasonable judgment could produce varying results based on a range of alternative estimates using the same facts and circumstances. Since the merger has not been consummated, Staples’ access to information to make such estimates is limited. As such, certain market-based assumptions were used when data was not available; however, Staples’ management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Subsequent to the merger completion date, there may be further refinements of the business combination adjustments as additional information becomes available. Increases or decreases in fair value of certain balance sheet amounts of Office Depot and other items, as compared to the information presented in this proxy statement/prospectus, may change the amount of the business combination adjustments to goodwill and other assets and liabilities and may impact the income statement due to adjustments in yield and/or amortization of adjusted assets and liabilities.

3.	Conforming Accounting Policies

At this time, Staples is not aware of any material differences between accounting policies of the two companies, except for certain reclassifications necessary to conform to the Staples’ presentation. Following the merger, Staples will conduct a more detailed review of Office Depot’s accounting policies in an effort to determine if differences in accounting policies require further reclassification of Office Depot’s results of operations or reclassification of assets or liabilities to conform to Staples’ accounting policies and classifications. As a result of that review, Staples may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

4.	Reclassifications

Certain balances from the consolidated financial statements of Office Depot were reclassified to conform their presentation to that of Staples:

a.	The following reclassifications were made to the unaudited pro forma condensed combined balance sheet as of January 31, 2015 (in millions):

Account Description	Increase / (Decrease)
Deferred income taxes	$(32.0)
Other assets, net	32.0
Pension and postretirement obligations, net	(196.0)
Deferred income taxes and other long-term liabilities	196.0
Accrued expenses and other current liabilities	(281.9)
Accounts payable	281.9

b.	The following reclassifications were made to the unaudited pro forma condensed combined income statement for the fiscal year ended January 31, 2015 (in millions):

Account Description	Increase / (Decrease)
Selling, general and administrative expenses	$(18.3)
Amortization of intangibles	18.3

5.	Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

This note should be read in conjunction with “Note 1—Description of the Merger”, “Note 2—Basis of Pro Forma Presentation”, “Note 3—Conforming Accounting Policies”, and “Note 4—Reclassifications.” Adjustments included in the columns “Acquisition Adjustments” and “Financing Adjustments” to the accompanying unaudited pro forma condensed combined balance sheet as of January 31, 2015 reflect, in part, the following considerations arising out of the preliminary allocation of the purchase price to Office Depot’s assets and liabilities. The purchase price allocation for all identified intangible assets and fair value adjustments for all assets acquired and liabilities assumed are preliminary and dependent upon certain valuations and other studies that have not been finalized and are subject to final management analysis, with the assistance of third party valuation advisors, at the completion of the merger. The final purchase price allocation could be impacted by a variety of factors that may become known to Staples only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the merger and may differ materially from the information presented below (in millions):

Description	Note	Amount
Calculation of consideration estimated to be transferred
Cash consideration to be paid to Office Depot stockholders	5a	$3,954.2
Cash consideration to be paid to Office Depot equity award holders	5b	170.4

Total cash consideration		4,124.6
Fair value of common stock to be issued to Office Depot stockholders and equity award holders	5c	2,048.9

Total consideration transferred		6,173.5
Less: Office Depot equity awards to be expensed	5d	(78.8)

Total purchase price		$6,094.7

Recognized amounts of identifiable assets acquired and liabilities assumed
Net book value of assets acquired	5e	1,621.0
Write-off of preexisting Office Depot goodwill and intangible assets	5f	(463.0)
Write-off of preexisting Office Depot straight-line rent and unfavorable leases	5l	275.2
Write-off of preexisting Office Depot debt issuance costs	5g	(13.3)

Adjusted net book value of assets acquired		1,419.9
Identifiable intangible assets at fair value	5h	1,408.0
Increase property and equipment to fair value	5i	565.0
Increase inventory to fair value	5i	42.0
Decrease timber notes receivable to fair value	5j	(27.0)
Decrease non-recourse debt to fair value	5j	18.0
Increase debt assumed to fair value	5k	(15.0)
Unfavorable leases at fair value	5l	(165.0)
Deferred tax adjustments	5m	(265.3)

Total goodwill	5n	$3,114.1

Acquisition Adjustments

a.	Cash consideration to be paid to Office Depot stockholders reflects $7.25 per outstanding Office Depot share based on 545.4 million shares outstanding as of January 24, 2015.

b.	Cash consideration to be paid to Office Depot equity award holders reflects the merger consideration for 23.5 million shares of Office Depot common stock subject to outstanding Office Depot equity awards, consisting of stock options, restricted stock, restricted stock units and performance stock units. Staples will pay the holders of such equity awards $170.4 million, or $7.25 per share, in cash in accordance with the merger agreement.

c.	The acquisition date fair value of Staples’ common stock to be issued to Office Depot’s stockholders and equity award holders was estimated based on 568.9 million shares of Office Depot’s common stock outstanding as of January 24, 2015, including equity awards to be accelerated in accordance with the merger agreement, multiplied by the exchange ratio of 0.2188 and Staples’ closing share price as of May 7, 2015 of $16.46 per share. Refer to the calculation below:

(in millions, except per share data)
Total Office Depot shares of common stock and equity awards	568.9
Exchange ratio	0.2188

Shares of Staples common stock to be issued (par value $0.0006)	124.5
Value per share of Staples common stock as of May 7, 2015	$16.46

Fair value of Staples common stock to be issued in respect of outstanding Office Depot shares	$2,048.9

The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is consummated. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $16.46 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. Staples believes that an increase or decrease of 30% in the market price of Staples’ common stock on the closing date of the merger from the market price of Staples’ common stock assumed for purposes of these unaudited pro forma condensed combined financial statements is possible based upon the recent history of the market price of Staples’ common stock. A change of this magnitude would increase or decrease the consideration expected to be transferred by approximately $614.7 million, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill. This amount was derived based on historical volatility and is not indicative of Staples’ expectation for future stock performance.

d.	Represents an estimate of the portion of the fair value of Office Depot’s equity awards pertaining to post-combination service which will be excluded from the merger consideration and will be immediately expensed in Staples’ post-combination financial statements, as no post-combination service is required of the recipients. This calculation is based on the market value of Staples’ stock price as of May 7, 2015 and assumes that the merger closes on December 31, 2015. The final value of Office Depot’s equity awards to be expensed will be impacted by changes in the market value of Staples’ common stock as well as the actual date of the closing of the merger.

e.	Reflects the historical book value of the net assets acquired from Office Depot as of January 31, 2015. The unaudited pro forma condensed combined balance sheet reflects the elimination of Office Depot’s historical common stock, additional paid-in capital, accumulated deficit, treasury stock, and accumulated other comprehensive income as part of purchase accounting.

f.	Reflects the reversal of previously recorded goodwill and intangible assets recorded in the historical book value of net assets acquired from Office Depot as of January 31, 2015.

g.	Reflects the elimination of $13.3 million of deferred financing costs from other assets on the unaudited pro forma condensed combined balance sheet as of January 31, 2015.

h.	Identifiable intangible assets expected to be recognized in connection with this transaction consist of the following (in millions):

Description	Estimated Fair Value
Customer relationships	$1,020.0
Trade names	200.0
Favorable lease assets	188.0

Total identifiable intangible assets	$1,408.0

The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identifiable intangibles may differ from this preliminary determination.

The estimated value of favorable lease assets is $188.0 million and reflects leases with contractual rents that are less than current market rents.

i.	This adjustment represents an increase in book value for Office Depot’s inventory and property and equipment balances of $42.0 million, and $565.0 million, respectively, to reflect fair value. The fair value estimate for inventory and property and equipment is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for inventories and property and equipment may differ from this preliminary determination.

j.	Reflects purchase accounting adjustments to step-down the timber notes receivable and non-recourse debt to fair value. The fair value of these assets/liabilities was estimated as the present value of expected future cash flows discounted at the current interest rate for financial instruments of similar terms with comparable credit risk.

k.	This adjustment is to record a fair value step-down of $2.0 million of Office Depot’s existing debt assumed by Staples in the acquisition. In addition, the adjustment includes a fair value step-up of $17.0 million of Office Depot’s $250.0 million of senior secured notes to account for the make-whole premium and unpaid interest to be paid concurrently with the repayment of the senior secured notes based on an anticipated closing date in December 2015. The actual make-whole premium will ultimately be determined based on the closing date of the transaction.

l.	Reflects adjustments for the reversal of previously existing deferred rent liability of $243.9 million and the reversal of previously recorded unfavorable lease obligations of $31.3 million. Additionally, this adjustment reflects the recording of the fair value of unfavorable lease obligations of $(165.0) million for leases with contractual rents that are greater than current market rents. The final fair value determination for unfavorable lease obligations may differ from this preliminary determination.

m.

Reflects the adjustment to deferred income tax assets and liabilities resulting from pro forma fair value adjustments for the assets and liabilities to be acquired and the recognition of certain acquired tax attributes. This estimate of deferred taxes was determined based on the changes in the book basis of the net assets to be acquired compared to the historical basis reflected in Office Depot’s financial statements. A U.S. statutory tax rate of 38% was applied to each adjustment as the majority of fair value adjustments are domiciled in the United States. In addition, a preliminary realization assessment of the acquired deferred tax assets resulted in a release of certain valuation allowances on certain U.S. deferred tax assets. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon Staples’ management’s final determination of the assets acquired and liabilities assumed by jurisdiction and their respective fair values.

n.	Goodwill is calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. As a result of the acquisition, the table above reflects estimated goodwill of $3,114.1 million as of January 31, 2015. This amount, reduced by Office Depot’s existing goodwill of $391.0 million at January 31, 2015 resulted in an acquisition accounting adjustment in the unaudited pro forma condensed combined balance sheet of $2,723.1 million.

Financing Adjustments

o.	The estimated total cash consideration to Office Depot stockholders and equity award holders of $4,124.6 million, the repayment of Office Depot’s $250.0 million of secured notes and the estimated $17.0 million make-whole premium and unpaid interest is expected to be funded by cash on hand of $141.6 million and $4,250.0 million of additional debt financing in the form of a $2,750.0 million senior secured term loan and $1,500.0 million drawn from a $3,000.0 million asset based revolving credit facility. In connection with obtaining the debt financing, additional cash on hand of $186.8 million is expected to be used for an estimated $102.6 million of financing costs that are expected to be deferred, which include bank fees, financial advisory, and other professional fees and an estimated $84.2 million ($52.2 million after taxes) of non-contingent commitment and advisory fees. The $84.2 million of fees are reflected as a reduction to cash with a corresponding decrease to retained earnings, of which $60.2 million ($37.3 million after taxes) relates to a ticking fee to be incurred through the anticipated closing date in December 2015 of the senior secured term loan. The actual ticking fee will ultimately be determined based on the closing date of the transaction.

6.	Unaudited Pro Forma Condensed Combined Statement of Income Adjustment

This note should be read in conjunction with “Note 1—Description of the Merger”, “Note 2—Basis of Pro Forma Presentation”, “Note 3—Conforming Accounting Policies”, “Note 4—Reclassifications” and “Note 5—Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments.” Adjustments included in the columns “Acquisition Adjustments” and “Financing Adjustments” to the accompanying unaudited pro forma condensed combined income statement for the fiscal year ended January 31, 2015 reflect the following:

Acquisition Adjustments

a.	This adjustment represents the increased amortization on a straight-line basis for the fair value of identified intangible assets with definite lives. The following table shows the pre-tax impact on amortization expense (amounts in millions):

Description	Useful Life	Fair Value	Amortization
Customer relationships	5 to 15	$1,020.0	$74.7
Trade names	4	200.0	50.0

Amortization for the fair value of assets			124.7
Less: Historical amortization			(18.3)

Additional amortization			$106.3

b.	The adjustment to selling, general and administrative expense of $63.9 million represents increased depreciation expense related to the fair value step-up of property and equipment, with estimated lives ranging from 2 to 35 years.

c.	Reflects the expense of the fair value inventory adjustment based upon the anticipated sell-through.

d.	Reflects the increase to interest income as a result of the step-down in the fair value of the timber notes receivable. The difference between the fair value and the face amount of the timber notes receivable is recognized as an increase to interest income over the remaining term of the timber notes receivable.

e.	Reflects the following adjustments: (i) increase to interest expense of $3.0 million as a result of the step-down in the fair value of the non-recourse debt. The difference between the fair value and the face amount of the non-recourse debt is recognized as an increase to interest expense over the remaining term of the non-recourse debt, and (ii) reduction of $(7.6) million to interest expense for the elimination of amortization expense related to Office Depot’s preexisting deferred financing costs.

f.	This adjustment is to reflect the tax effect of the pro forma adjustments for the year ended January 31, 2015 based on an estimated U.S statutory tax rate of 38% and to reflect the combined company’s ability to reflect the tax benefit associated with $264.0 million of U.S. losses for Office Depot. Because the tax rate used for these pro forma financial statements is an estimate, it will likely vary from the effective rate in periods subsequent to the completion of the transaction. Adjustments to established deferred tax assets and liabilities due to refined determination of statutory rates as well as the recognition of additional deferred tax assets and liabilities upon detailed analysis of the acquired assets and assumed liabilities may occur in conjunction with the finalization of the purchase accounting and these items could be material.

Financing Adjustments

g.	Reflects the following adjustments to interest expense resulting from the additional credit facilities entered into by Staples as well as the repayment in full of Office Depot’s $250.0 million of secured notes: (i) increase to interest expense of $130.8 million, reflecting estimated interest expense and commitment fees associated with the new credit facilities, (ii) increase to interest expense reflecting amortization of estimated deferred financing costs of $18.9 million associated with the establishment of the new credit facilities, (iii) the elimination of $(24.4) million of estimated interest expense related to the $250.0 million secured notes that were repaid in full and (iv) the elimination of $(8.6) million of estimated interest expense related to Office Depot’s ABL facility that will be extinguished at the time of the merger. The following tables show the estimated interest expense, interest rates and terms of the two additional credit facilities obtained by Staples based on what we believe to be most likely the terms under which we would close and on the prevailing rates at the date of filing (amounts in millions):

Credit Facility	Anticipated Borrowings(i)	Annual Interest	Commitment Fee on Undrawn Portion	Deferred Cost Amortization(ii)	Total Increase to Interest Expense

$2,750.0 Term Loan	$2,750.0	$96.3	$—	$8.0	$104.3
$3,000.0 Revolving Credit Facility (ABL)	1,500.0	30.7	3.8	10.9	45.4

	$4,250.0	$127.0	$3.8	$18.9	$149.7

(i)	Reflects allocation of debt as currently anticipated. The actual allocation of the type and amount and the terms of financing may differ from those set forth below.
(ii)	Represents the straight-line amortization (which approximates the effective interest method) of debt issuance costs and debt discount related to the notes offered hereby over a six year period for the term loans and over a five year period for the revolving credit facility, respectively.

Credit Facility	Interest Rate Index and Margin	Assumed Rate	Term (Years)
$2,750.0 Term Loan	LIBOR(i) + 2.75%	3.5%	6
$3,000.0 Revolving Credit Facility (ABL)	LIBOR(ii) + 1.875%(iii)	2.05%(iii)(iv)	5

(i)	LIBOR—One year London Interbank Offered Rate with floor of 0.75%
(ii)	LIBOR—One month London Interbank Offered Rate
(iii)	Applicable margin for the first six months is 2.00% and reduces to 1.75% thereafter
(iv)	Does not include the 0.25% commitment fee on the undrawn portion of the ABL

A 1/8th percent increase in the assumed rates would result in an aggregate increase to the above noted interest expense of $5.3 million, including an increase in the term loan interest expense of $3.4 million and an increase in the revolving credit facility interest expense of $1.9 million.

Earnings per Share

h.	The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined basic and diluted weighted-average shares, after giving effect to the exchange ratio. The historical basic and diluted weighted-average shares of Office Depot common stock are assumed to be replaced by the shares of Staples’ common stock expected to be issued by Staples pursuant to the merger agreement as follows:

(in millions)	Twelve Months Ended January 31, 2015
Weighted-average shares used in computing net earnings per share—Staples	640.7
Shares of Staples common stock estimated to be issued	124.5

Pro forma weighted-average shares used in computing net earnings per share—basic and diluted	765.2	(i)

(i)	34.9 million potentially dilutive equity instruments were excluded from the calculation of diluted earnings per share as the unaudited pro forma condensed combined statement of income reflects a net loss.

7.	Unadjusted Pro Forma Balances

Straight-line rent and favorable and unfavorable leases

At this time, Staples does not have sufficient information necessary to make a reasonable estimate of the income statement effects for the write-off of Office Depot’s preexisting straight-line rent as well as the fair value adjustment for lease intangibles. Therefore, no adjustment has been presented. As further information becomes available, such adjustments could be material to the amounts presented in the unaudited pro forma condensed combined statement of income.

Transaction costs

Acquisition-related transaction costs were determined to be immaterial for the year ended January 31, 2015 and are not included as reduction in expenses in the pro forma adjustments. Transaction related costs are expected to have a continuing impact on the combined company’s results and will continue to be incurred up to and subsequent to the date of close; however, the amount of those costs cannot be reasonably estimated due to the extended time frame over which the merger is expected to be completed and, accordingly, no pro forma adjustment has been recorded for those costs. Such additional costs may be significant.

DESCRIPTION OF STAPLES CAPITAL STOCK

The following description of the material terms of the Staples capital stock is a summary only and is not a complete description of such terms. Following completion of the merger, the rights of the holders of Staples common stock will be governed by the DGCL, Staples’ restated certificate of incorporation, dated as of September 29, 2008, as amended by the amendment to the restated certificate of incorporation of Staples, dated as of June 4, 2012 (collectively, the “Staples charter”), and Staples’ amended and restated by-laws, dated June 4, 2012 (the “Staples by-laws”). A copy of Staples’ restated certificate of incorporation, dated as of September 29, 2008, is filed as Exhibit 3.1 to Staples’ Quarterly Report on Form 10-Q for the quarterly period ended November 1, 2008; a copy of the amendment to the restated certificate of incorporation of Staples, dated June 4, 2012, is filed as Exhibit 3.1 to Staples’ Current Report on Form 8-K filed on June 8, 2012; and a copy the Staples by-laws is filed as Exhibit 3.2 to Staples’ Current Report on Form 8-K filed on June 8, 2012, each of which is incorporated by reference into this proxy statement/prospectus. See also “Where You Can Find More Information” beginning on page 255. Staples and Office Depot urge you to read the Staples charter and the Staples by-laws carefully and in their entirety.

Under the Staples charter, Staples’ authorized capital stock consists of 2,100,000,000 shares of common stock, $0.0006 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share, of which 1,000,000 shares have been designated as series A junior participating preferred stock. As of [—], there were [—] shares of Staples common stock outstanding and no shares of Staples preferred stock outstanding. All outstanding shares of Staples common stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Voting. For all matters submitted to a vote of Staples stockholders, each holder of Staples common stock is entitled to one vote for each share registered in his or her name on Staples’ books.

Dividends. If Staples’ board of directors declares a dividend, holders of Staples common stock will receive payments from Staples’ funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights Staples may grant to the persons who hold Staples preferred stock, if any is outstanding.

Liquidation and Dissolution. If Staples is liquidated or dissolved, the holders of Staples common stock will be entitled to share ratably, together with the holders of Staples preferred stock, if any, entitled to share in any remaining assets of Staples, in all the assets that remain after Staples pays its liabilities and any amounts Staples may owe to the persons who hold Staples preferred stock, if any is outstanding.

Other Rights and Restrictions. Holders of Staples common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Staples common stock is not subject to redemption by Staples. The rights, preferences and privileges of common stockholders of Staples are subject to the rights of the holders of any outstanding series of Staples preferred stock. The Staples charter and the Staples by-laws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock. When Staples issues shares of Staples common stock under this proxy statement/prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

Listing. Staples common stock is listed on The Nasdaq Global Select Market under the symbol “SPLS.”

Transfer Agent and Registrar. The transfer agent and registrar for Staples common stock is Computershare Shareowner Services LLC.

Certain Effects of Authorized but Unissued Stock

Staples has shares of common stock and preferred stock available for future issuance without stockholder approval. Staples may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on the capital stock. The existence of unissued and unreserved common stock and preferred stock may enable Staples’ board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of Staples by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of Staples’ management. In addition, if Staples issues preferred stock, the issuance could adversely affect the voting power of holders of Staples common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Delaware Law and Staples Charter and Staples By-law Provisions

Business Combinations. Staples is subject to the provisions of Section 203 of the DGCL. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which an interested stockholder became such is approved in a prescribed manner. A “business combination” generally includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or, if such person is an affiliate or associate of Staples, within three years did own, 15% or more of the corporation’s outstanding voting stock.

Limitation of Liability; Indemnification. The Staples charter contains provisions permitted under the DGCL relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in limited circumstances, such as the breach of a director’s duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of Staples’ directors and officers under federal securities laws. Furthermore, the Staples charter and the Staples by-laws provide that Staples’ directors and officers shall be indemnified to the fullest extent permitted by the DGCL.

Action by Written Consent. An action required to be taken at any annual or special meeting of Staples stockholders, or any action which may be taken at any annual or special meeting of Staples stockholders, may be taken by written consent only (1) if sought by a stockholder of record who has complied with specified procedures set forth in the Staples charter and Staples by-laws, as determined by Staples’ board of directors, or (2) if solicited by Staples’ board of directors. The right of stockholders to otherwise act by written consent is expressly prohibited. This provision could have the effect of preventing or delaying stockholder action by written consent.

Special Meetings of Stockholders. The Staples by-laws provide that special meetings of stockholders may be called only by Staples’ board of directors, the chairman of Staples’ board of directors or Staples’ president. In addition, Staples’ secretary must call a special meeting of Staples stockholder following receipt of written requests to call a special meeting from Staples stockholders holding at least 25% of the outstanding shares of Staples common stock as of the time of request only if these stockholders comply with certain procedural and other requirements. These provisions could have the effect of delaying until the next stockholders’ meeting stockholder actions which are favored by the holders of a majority of Staples’ outstanding voting securities.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Staples by-laws provide that nominations for election to Staples’ board of directors may be made either by Staples’ board of directors or by a stockholder who complies with specified notice provisions. The Staples by-laws contain similar advance notice provisions for stockholder proposals for action at meetings of Staples stockholders. These provisions prevent Staples’ stockholders from making nominations for directors and stockholder proposals from the floor at any stockholder meeting without proper advance notice and require any stockholder making a nomination or proposal to submit the name of the nominees for board seats or the stockholder proposal, together with specified information about the nominee or any stockholder proposal, prior to the meeting at which directors are to be elected or action is to be taken. These provisions may have the effect of delaying stockholder action.

COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF STAPLES AND OFFICE DEPOT

Staples and Office Depot are both Delaware corporations and therefore subject to the DGCL. Office Depot’s stockholders’ rights are currently governed by the Office Depot’s restated certificate of incorporation, as amended or restated (the “Office Depot charter”), and Office Depot’s amended and restated bylaws, as amended or restated (the “Office Depot bylaws”). If the merger is completed, the rights of Office Depot stockholders who become Staples stockholders will continue to be governed by the DGCL, but will also be governed by the Staples charter and the Staples by-laws. The following description summarizes the material differences between the rights of Staples stockholders and Office Depot stockholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Stockholders should carefully read the relevant provisions of the DGCL, the Staples charter, the Staples by-laws, the Office Depot charter and the Office Depot bylaws. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information” on page 255.

	STAPLES, INC.	OFFICE DEPOT, INC.
Authorized Capital Stock	Staples has authority to issue 2,100,000,000 shares of common stock, par value $0.0006 per share (referred to in this proxy statement/prospectus as Staples common stock), and 5,000,000 shares of preferred stock, par value $0.01 per share.	Office Depot has authority to issue 800,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

As of [—], 2015, Staples had [—] shares of Staples common stock and no shares of preferred stock issued and outstanding.

Staples currently expects to issue up to [—] shares of Staples common stock to Office Depot stockholders pursuant to the merger agreement.

As of [—], 2015, Office Depot had [—] shares of Office Depot common stock and no shares of preferred stock issued and outstanding.

Preferred Stock

The Staples board of directors may issue preferred stock in one or more series, and fix by resolution the voting powers, designations, preferences, rights, qualifications, limitations or restrictions thereof.

Pursuant to the Staples charter, 1,000,000 shares of Staples’ preferred stock is designated as Series A Junior Participating Preferred Stock, which number of shares may be increased or decreased by resolution of the board of directors.

The Office Depot board of directors is authorized, subject to the limitations prescribed by law and the provisions of the Office Depot charter, to provide for the issuance of shares of preferred stock, in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designations, voting powers, preferences, rights and qualifications, limitations or restrictions of the shares of the preferred stock of each such series.

The Office Depot board of directors has previously designated 280,000 shares as its 10% Series A Redeemable

	STAPLES, INC.	OFFICE DEPOT, INC.
Convertible Participating Perpetual Preferred Stock, 80,000 shares as its 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock and 100,000 shares as its Series C Junior Participating Preferred Stock.

Voting Rights	Each holder of Staples common stock has one vote for each share of Staples common stock held by such holder on each matter submitted to a vote of the stockholders of Staples.	Each holder of Office Depot common stock will have one vote for each share of Office Depot common stock held by such holder on all matters voted upon by the stockholders of Office Depot.

Dividend Rights

To the extent permitted under DGCL, and subject to the rights of the preferred stock, dividends may be paid on the Staples common stock as and when declared by the Staples board of directors.

Under the DGCL, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The Office Depot amended and restated bylaws provide that the Office Depot board of directors has full power and discretion pursuant to law, at any regular or special meeting, subject to the provisions of the Office Depot charter or the terms of any other corporate document or instrument, to determine what, if any, dividends or distributions will be declared and paid or made upon or with respect to outstanding shares of Office Depot’s capital stock.

Dividends may be paid in cash, bonds, property, or in shares of Office Depot’s capital stock, subject to the provisions of the Office Depot charter.

Before payment of any dividend, the directors, in their absolute discretion, may set aside out of any funds of Office Depot available for dividends a sum as a reserve to meet contingencies, to equalize dividends, to repair or maintain any property of Office Depot, or for any other purpose. The directors may modify or abolish any such reserve in the manner in which it was created.

Under the DGCL, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

	STAPLES, INC.	OFFICE DEPOT, INC.
Other Rights	Holders of Staples common stock are not entitled to preemptive rights with respect to any shares which may be issued, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to Staples common stock.	Holders of Office Depot common stock are not entitled to preemptive rights with respect to any shares which may be issued, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to Office Depot common stock.

Number of Directors	The Staples by-laws provide that the board of directors will consist of at least five directors, with the exact number fixed from time to time by the Staples board of directors pursuant to a duly adopted resolution. At present, Staples has 11 directors.	Under the Office Depot amended and restated bylaws the number of directors constituting the Office Depot board of directors will be established from time to time by a vote of a majority of the entire board of directors of Office Depot, except as described below. At present, Office Depot has ten directors.

The Office Depot amended and restated bylaws also provide that, from and after the closing of the Office Depot/OfficeMax merger, which occurred on November 5, 2013, until the fourth anniversary of the closing (referred to in this proxy statement/prospectus as the specified post-OfficeMax merger period), the Office Depot board of directors will be comprised of 11 directors.

Election of Directors	When a quorum is present at any meeting of the stockholders, for the election of directors, a nominee for director shall be elected by the stockholders at such meeting if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election (with “abstentions” and broker “non-votes” not counted as a vote either “for” or “against” that director’s election); provided, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the secretary of the corporation receives a notice that a stockholder has nominated a person for election to the board of directors in compliance with the advance notice requirements for stockholder nominees for director set forth in the Staples by-laws and (ii) such nomination has not

General

The Office Depot amended and restated bylaws provide that the Office Depot board of directors will be elected at the annual meeting of the stockholders of Office Depot.

Under the Office Depot amended and restated bylaws, in a non-contested election, each director to be elected by the stockholders of Office Depot will be elected by a majority of the votes cast at any meeting held for the purpose of the election of directors at which a quorum is present.

In a non-contested election, any director nominee who is an incumbent director who receives a greater number of votes “withheld” from his or her election (or “against” or “no” votes) than votes “for”

STAPLES, INC.	OFFICE DEPOT, INC.
been withdrawn by such stockholder on or before the tenth business day before the corporation first mails its notice of meeting to the stockholders.

such election shall immediately tender his or her resignation to the board of directors of Office Depot, which then will accept such resignation unless there is a compelling reason otherwise (as determined by the Office Depot board of directors).

In the event of a contested election, directors will be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. A “contested election” means any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, subject to the secretary’s determination as to the timeliness of any notice of nomination. If, prior to the time Office Depot mails its initial proxy statement in connection with such election of directors, one or more notices of nomination are withdrawn (or declared invalid or untimely by any court or other tribunal of competent jurisdiction) such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election will not be considered a contested election, but in all other cases, once an election is determined to be contested election, directors will be elected by the vote of a plurality of the votes cast.

Director Designation During Specified Post-OfficeMax Merger Period

The Office Depot amended and restated bylaws also provide that, subject to the failure of any of the designees to be elected to the Office Depot board of directors, during the specified post-OfficeMax merger period, the Office Depot board of directors will be composed of:

•    five independent directors (referred to in this proxy statement/prospectus as the continuing OfficeMax directors) designated by

	STAPLES, INC.	OFFICE DEPOT, INC.

OfficeMax as of the closing of the Office Depot/OfficeMax merger or nominated by a committee comprised solely of the then continuing OfficeMax directors (referred to in this proxy statement/prospectus as the continuing OfficeMax directors committee);

•    five independent directors (referred to in this proxy statement/prospectus as the continuing Office Depot directors) designated by Office Depot as of the closing of the Office Depot/OfficeMax merger or nominated by a committee comprised solely of the then continuing Office Depot directors (referred to in this proxy statement/prospectus as the continuing Office Depot directors);

•    the chief executive officer of Office Depot.

Term of Office	Each director is elected for a term of office to expire at the next annual meeting of stockholders, subject to the election and qualification of their successors or the earlier of their death, resignation or removal.	Each director will hold office until the next annual meeting of the stockholders of Office Depot or until a successor is duly elected and qualified or until his or her earlier resignation or removal.

Removal of Directors	The Staples by-laws provide that any director may be removed from office with or without cause by the vote of the holders of a majority of the shares outstanding and entitled to vote in the election of directors.	The Office Depot amended and restated bylaws provide that any director or the entire board of directors of Office Depot may be removed at any time, with or without cause, by the holders of a majority of the shares of capital stock of Office Depot then entitled to vote at an election of directors, except as otherwise provided by law.

Filling Vacancies on the Board	The Staples by-laws provide that vacancies in the board of directors may be filled by vote of a majority of the remaining directors or, if not yet so filled, by the stockholders.

General

The Office Depot amended and restated bylaws provide that, except as described below, vacancies and newly created directorships resulting from any increase in the number of authorized directors may only be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director.

	STAPLES, INC.	OFFICE DEPOT, INC.
Filling of Vacancies During Specified Post-OfficeMax Merger Period

The Office Depot amended and restated bylaws also provide that, during the specified post-OfficeMax merger period, all vacancies on the Office Depot board of directors created by death, resignation, removal, disqualification or other cessation of service of a continuing Office Depot director or a continuing OfficeMax director will be filled by a nominee selected by the continuing Office Depot directors committee or the continuing OfficeMax directors committee, as applicable. During the specified post-OfficeMax merger period, the continuing Office Depot directors committee and the continuing OfficeMax directors committee will have the exclusive authority to nominate directors to fill each seat previously held by a continuing Office Depot director or a continuing OfficeMax director, respectively.

Director Nominations and Stockholder Proposals

Annual Meeting

The Staples by-laws provide that nominations for election to Staples’s board of directors at a meeting of stockholders may be made by or at the direction of the Staples board of directors, or by any stockholder of Staples who complies with the required procedures and information requirements and who is a stockholder of record both on the date of the stockholder’s notice of its nominations and the record date for the determination of stockholders entitled to vote at the annual meeting and is entitled to vote for the election of directors at such meeting.

Annual Meeting

The Office Depot amended and restated bylaws provide that nominations of persons for election to the Office Depot board of directors and the proposal of other business to be considered by the stockholders of Office Depot may be made at an annual meeting of stockholders by or at the direction of the Office Depot board of directors or by any stockholder of Office Depot, who was a stockholder of record at the time of the giving of notice and at the time of the annual meeting, is entitled to vote at the meeting and complies with the notice procedures set forth in the Office Depot amended and restated bylaws as to such business or nomination.

	Nominations, other than those made by or at the direction of Staples’s board of directors, must be made by notice in writing delivered or mailed by first class United States mail, postage prepaid to, and received by, the secretary of Staples	For any nominations or any other business to be properly brought before an annual meeting by a stockholder of Office Depot, such stockholder must have given timely notice in writing to the secretary, and such other business

STAPLES, INC.	OFFICE DEPOT, INC.

at the principal executive offices of Staples not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (but if the date of the annual meeting is more than 30 days before or 70 days after such anniversary date, notice by the stockholder must be so delivered and received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and then 10th day following the day on which public announcement of the date of such meeting is first made).

For business (other than the election of directors) to be properly brought before an annual meeting by a stockholder, the business must constitute a proper matter under Delaware law for stockholder action and the stockholder must (i) have given timely notice thereof and provided all required information in writing to the secretary of the corporation in accordance with the Staples by-laws, (ii) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (iii) be entitled to vote on such business at such meeting.

To be timely, notice by the stockholder must be delivered or mailed by first class United States mail, postage prepaid, to, and received by, the secretary of Staples at the principal executive offices of Staples, not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (but if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the secretary at the principal executive offices of Office Depot not earlier than the close of business on the 120th day and not later than the close of business on the ninetieth day prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is more than thirty days before or more than sixty days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by Office Depot.

Special Meeting

Only such business will be conducted at a special meeting of stockholders of Office Depot as will have been brought before the meeting pursuant to Office Depot’s notice of meeting.

Nominations of persons for election to the Office Depot board of directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Office Depot board of directors, (ii) pursuant to the provisions described under “—Special Meetings of Stockholders” on page 239, or (iii) by any stockholder of Office Depot, who (x) was a stockholder of record at the time of giving of notice and at the time of the special meeting, (y) is entitled to vote at the meeting and (z) complies with the notice procedures set forth in

STAPLES, INC.	OFFICE DEPOT, INC.

stockholder must be so delivered and received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation or notice of the date of such annual meeting was mailed, whichever first occurs).

Special Meeting

Business transacted at any special meeting of stockholders will be limited to the proposals set forth in the notice of such meeting, provided that the board of directors may submit its own proposal or proposals for consideration at a stockholder-called special meeting.

Director nominations for an election of directors at a special meeting, other than those made by or at the direction of the board of directors, must be made by notice, in writing, delivered or mailed by first class United States mail, postage prepaid to, and received by, the secretary of Staples at the principal executive offices of Staples not later than the close of business on the later of the 90th day prior to such special meeting and the 10th day following the earlier of the day on which public announcement of the date of such meeting is made or notice of the date of such special meeting was mailed, nor earlier than the 120th day prior to the date of such special meeting.

the Office Depot amended and restated bylaws as to such nomination.

If a special meeting of stockholders is called for the purpose of electing one or more directors to the Office Depot board of directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in Office Depot’s notice of meeting, if such stockholder has given timely notice in writing and otherwise as set forth in the Office Depot amended and restated bylaws to the secretary with respect to any nomination. To be timely, a stockholder’s notice must be delivered to the secretary at the principal executive offices of Office Depot not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the tenth day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Office Depot board of directors to be elected at such meeting.

Director Nomination by the Office Depot Board of Directors during Specified Post-OfficeMax Merger Period

The Office Depot amended and restated bylaws also provide that, during the specified post-OfficeMax merger period, the continuing Office Depot directors committee and the continuing OfficeMax directors committee will have the exclusive authority to nominate, on behalf of the Office Depot board of directors, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held

	STAPLES, INC.	OFFICE DEPOT, INC.

by a continuing Office Depot director and a continuing OfficeMax director, respectively.

Special Meetings of Stockholders

The Staples by-laws provide that special meetings of the stockholders of Staples may be called at any time by the chairman of the board, the president, or the board of directors.

Business transacted at any special meeting of the stockholders of Staples will be limited to the purposes stated in the notice of the special meeting, provided that the board of directors may submit its own proposal or proposals for consideration at a stockholder-called special meeting.

A special meeting must be called by the secretary following the receipt by the secretary of written requests to call a meeting from eligible holders of at least 25% of the outstanding shares of common stock of Staples at the time of the request.

A written request from a stockholder to call a special meeting shall be ineffective if:

•  It does not include certain information required under Staples by-laws;

•  It relates to an item of business that is not a proper subject for stockholder action under applicable law;

•  It is delivered between the time beginning on the 61st day after the earliest date of signature on a written request that has been delivered to the secretary relating to an item of business (other than the election of directors) that is identical or substantially similar to an item of business included in such request and ending on the one-year anniversary of such earliest date;

•  Such a similar item of business will be submitted for stockholder approval

The Office Depot amended and restated bylaws provide that a special meeting of stockholders of Office Depot may be called for any purpose at any time by the chief executive officer or, if directed by resolution of the Office Depot board of directors, the secretary.

Only such business will be conducted at a special meeting of stockholders of Office Depot as will have been brought before the meeting pursuant to Office Depot’s notice of meeting.

A special meeting of stockholders of Office Depot must be called by the secretary at the written request of holders of record of at least 25% of the outstanding Office Depot common stock entitled to vote on the matter or matters to be brought before the proposed special meeting. The requesting stockholders must continue to hold at least the number of shares of Office Depot common stock set forth in the special meeting request with respect to each such requesting stockholder through the date of the special meeting and submit a written certification confirming the continuation of such holdings on the business day immediately preceding the special meeting.

A special meeting requested by stockholders will, however, not be held if:

•  the special meeting request does not comply with the applicable provisions of the Office Depot amended and restated bylaws;

•  the special meeting request relates to an item of business that is not a proper subject for stockholder action under applicable law;

STAPLES, INC.	OFFICE DEPOT, INC.

at any stockholder meeting to be held on or before the 90th day after the secretary receives such written request; or

•  Such a similar item of business has been presented at the most recent annual meeting or at any special meeting held within one year prior to receipt by the secretary of such request to call a special meeting.

The board of directors may submit its own proposal or proposals for consideration at a stockholder-called special meeting.

•  the special meeting request is received by Office Depot during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting;

•  an annual or special meeting of stockholders that included a substantially similar item of business (as determined in good faith by the Office Depot board of directors) was held not more than 120 days before the special meeting request was received by the secretary;

•  the Office Depot board of directors has called or calls for an annual or special meeting of stockholders to be held within 90 days after the special meeting request is received by the secretary and the Office Depot board determines in good faith that the business to be conducted at such meeting includes a substantially similar item of business;

•  the special meeting request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law; or

•  two or more special meetings of stockholders called pursuant to the request of stockholders have been held within the 12-month period before the special meeting request was received by the secretary.

Under the Office Depot amended and restated bylaws, the nomination, election or removal of directors will be deemed to be a substantially similar item of business with respect to all items of business involving the nomination, election or removal of directors, changing the size of the Office Depot board of directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors.

	STAPLES, INC.	OFFICE DEPOT, INC.

Business conducted at a special meeting requested by stockholders of Office Depot pursuant to the provisions described above will be limited to matters described in the special meeting request, except that nothing will prohibit the Office Depot board of directors from submitting matters to the stockholders at any special meeting requested by stockholders of Office Depot.

Quorum	Under the Staples by-laws, a majority of all shares of stock then issued, outstanding and entitled to vote shall constitute a quorum for the transaction of any business.	Under the Office Depot amended and restated bylaws, the holders of a majority of the issued and outstanding shares of Office Depot common stock entitled to vote, present in person or represented by proxy, constitute a quorum at all meetings of stockholders.

Written Consent by Stockholders

Under the Staples charter, any action which may be taken at any annual or special meeting of stockholders of Staples may be taken without a meeting and without a vote if a consent or consents in writing, solicited, executed and delivered in accordance with Staples’ charter and by-laws, setting forth the action so taken, is signed and delivered to Staples and not revoked by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Stockholder action by written consent may only be taken if solicited by the board of directors or if sought by a stockholder of record who has complied with the following procedures:

•  Such stockholder has, by written notice to the secretary in accordance with Staples by-laws, requested that the board of directors fix a record date;

•  Such written notice includes (i) a description of the action that such stockholder proposes to take by written consent, (ii) the information required by the Staples by-laws to be

Under the Office Depot amended and restated bylaws, any action required to be taken, or which may be taken, at any annual or special meeting of stockholders of Office Depot may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and is delivered to Office Depot in accordance with the relevant provision of the Office Depot amended and restated bylaws.

No written consent will be effective to take the corporate action referred to in the written consent unless, within sixty days of the earliest dated consent delivered to Office Depot as required by the relevant provisions of the Office Depot amended and restated bylaws, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded.

	STAPLES, INC.	OFFICE DEPOT, INC.

contained in a stockholder’s notice of business or a nomination to be brought before a meeting of stockholders and (iii) any other information relating to the stockholder, the beneficial owner, if any, on whose behalf the proposal is made, or the proposal that would be required to be disclosed in a proxy statement or other filings in connection with the solicitation of proxies or consents relating to the proposed action pursuant to Section 14 of the Securities Exchange Act of 1934;

•  The Staples board of directors fixes such a record date or has failed to do so within 30 days after the date on which such request was received by the secretary; and

•  such stockholder uses reasonable efforts to solicit consents to take such action from all holders of outstanding voting stock as of the record date.

Under the Staples by-laws, no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated written consent received, a valid written consent or valid written consents signed by a sufficient number of stockholders to take such action are delivered to Staples and not revoked.

Business Combinations

Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with a stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•  the board of directors of the corporation has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder;

A corporation may elect not to be governed by Section 203 of the DGCL. In the Office Depot charter and the Office Depot amended and restated bylaws, Office Depot expressly elects not to be governed by Section 203 of the DGCL.

	STAPLES, INC.	OFFICE DEPOT, INC.

•  upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding, for the purposes of determining the shares outstanding, shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or

•  after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

The Staples charter and by-laws do not contain any additional requirements regarding business combinations.

Limitations of Personal Liability of Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The DGCL does not permit exculpation for liability:

•  for breach of duty of loyalty;

•  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•  under Section 174 of the DGCL (unlawful dividends and stock repurchases); or

•  for transactions from which the director derived improper personal benefit.

Under the Office Depot charter, to the fullest extent permitted by the DGCL as the same exists or may be amended, a director of Office Depot will not be liable to Office Depot or its stockholders for monetary damages for a breach of fiduciary duty as a director.

The Staples charter provides that no director will be liable to Staples or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the

	STAPLES, INC.	OFFICE DEPOT, INC.

director’s duty of loyalty to Staples or the stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the DGCL, or for any transaction in which the director derived an improper personal benefit.

Indemnification

The Staples charter provides that Staples will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL. The Staples by-laws describe the procedure by which Staples will indemnify its directors and officers.

In addition, Staples will either assume the defense of or pay the expenses incurred by a director or officer in defending a civil or criminal action, suit, proceeding or investigation in advance of the final disposition of such matter, in the case of advancement of expenses, upon receipt of an undertaking by or on behalf of the director or officer to repay amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by Staples.

The Office Depot amended and restated bylaws provide that each person who was or is made a party or is threatened to be made a party or is otherwise involved in any threatened, pending or completed proceeding by reason of the fact that he or she is or was a director or officer of Office Depot (or is or was serving at the request of Office Depot as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise of any type or kind, including service with respect to employee benefit plans) will be indemnified and held harmless by Office Depot to the fullest extent authorized by the DGCL.

Persons who are not covered by the indemnity described above and who are or were employees or agent of Office Depot may be indemnified and may have their expenses paid to the extent and subject to such terms and conditions as may be authorized at any time or from time to time by the Office Depot board of directors or the chief executive officer.

The right to indemnification includes the right to be paid by Office Depot the expenses incurred in defending any proceeding in advance of its final disposition, such advances to be paid by Office Depot within 20 days after the receipt by Office Depot of a statement or statements from the claimant requesting such advance or advances from time to time. If the DGCL requires, however, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is

	STAPLES, INC.	OFFICE DEPOT, INC.

rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, must be made only upon delivery to Office Depot of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the Office Depot amended and restated bylaws or otherwise.

Amendments to the Certificate of Incorporation

Under Section 242 of the DGCL, a proposed amendment to the certificate of incorporation of a corporation must be approved by the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the voting power of the outstanding stock of each class entitled to vote thereon as a class.

The Staples charter provides that Staples reserves the right to end, alter, change or repeal any provision in its charter, and all rights conferred upon stockholders in the charter are granted subject to this reservation.

Under Section 242 of the DGCL, a proposed amendment to the certificate of incorporation of a corporation must be approved by the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the voting power of the outstanding stock of each class entitled to vote thereon as a class.

The Office Depot charter provides that Office Depot reserves the right to amend, alter, change or repeal any provision contained in the Office Depot charter in the manner prescribed in the Office Depot charter and by the laws of the State of Delaware, and all rights conferred upon stockholders in the Office Depot charter are granted subject to this reservation.

Amendments to the Bylaws	The Staples by-laws may be amended or repealed by the affirmative vote of a majority of the shares of capital stock then issued, outstanding and entitled to vote. In addition, as authorized in the charter, the by-laws can be amended or repealed, or new by-laws made, by the board of directors.	The Office Depot charter provides that the Office Depot board of directors is authorized to make, alter or repeal the Office Depot amended and restated bylaws. The Office Depot amended and restated bylaws provide that, except as described below, the Office Depot amended and restated bylaws may be amended, altered or repealed and new bylaws adopted at any meeting of the Office Depot board of directors by a majority vote, except that the Office Depot amended and restated bylaws and any other bylaws amended or adopted by the Office Depot board of directors may be amended, reinstated and new bylaws may be adopted, by stockholders of Office Depot entitled to vote at the time for the election of directors.

	STAPLES, INC.	OFFICE DEPOT, INC.

The Office Depot amended and restated bylaws provide that, during the specified post-OfficeMax merger period, the provisions relating to certain governance matters of the combined company during the specified post-OfficeMax merger period may be modified, amended or repealed, and any provisions of the Office Depot amended and restated bylaws or other resolution inconsistent with those provisions may be adopted, or any such modification, amendment, repeal or inconsistent provision or other resolutions recommended for adoption by the stockholders of Office Depot, only by an affirmative vote of at least (i) 75% of the entire board of directors of Office Depot and (ii) a majority of each of the continuing OfficeMax directors committee and the continuing Office Depot directors committee.

Forum Selection	The Staples charter and by-laws do not contain any provisions regarding the forum for legal actions.	The Office Depot amended and restated bylaws, to the fullest extent permitted by applicable law, designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain legal actions unless Office Depot consents in writing to the selection of an alternative forum, subject to certain exceptions.

APPRAISAL RIGHTS OF OFFICE DEPOT STOCKHOLDERS

General. If you hold one or more shares of Office Depot common stock, you are entitled to appraisal rights under Delaware law and have the right to have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as of completion of the merger in place of the merger consideration, as determined by the court, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such Office Depot stockholder awarded “fair value” for its, his or her shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration.

The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement/prospectus as Annex C. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of Office Depot common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders as in the case of the adoption of the merger agreement, Office Depot, not less than 20 days prior to the meeting, must notify each stockholder who was an Office Depot stockholder on the record date for notice of such meeting with respect to shares for which appraisal rights are available, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes the required notice, and the copy of Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex C. A holder of Office Depot common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex C carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner may result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive the per share merger consideration.

How to Exercise and Perfect Your Appraisal Rights. Office Depot stockholders wishing to exercise the rights to seek an appraisal of their shares must do ALL of the following:

•	you must not vote in favor of the adoption of the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, if you submit a proxy and wish to exercise your appraisal rights, you must instruct the proxy to vote your shares against the adoption of the merger agreement or abstain from voting your shares;

•	you must deliver to Office Depot a written demand for appraisal before the vote on the adoption of the merger agreement at the annual meeting;

•	you must continuously hold the shares from the date of making the demand through the effective time of the merger; and

•	you or the surviving company (or any other stockholder that has properly demanded appraisal rights and is otherwise entitled to appraisal rights) must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the Office Depot stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of Office Depot common stock within the time prescribed in Section 262 of the DGCL.

Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the adoption of the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Who May Exercise Appraisal Rights. A demand for appraisal must be executed by or on behalf of the stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform Office Depot of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock. Non-record owners may not directly make appraisal demands to Office Depot. The non-record owner must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Office Depot common stock as a nominee for others, may exercise appraisal rights with respect to the shares of Office Depot common stock held for one or more non-record owners, while not exercising this right for other non-record owners. In that case, the written demand should state the number of shares of Office Depot common stock as to which appraisal is sought. Where no number of shares of Office Depot common stock is expressly mentioned, the demand will be presumed to cover all shares of Office Depot common stock held in the name of the record owner.

IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.

If you own shares of Office Depot common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in making the demand, such person is acting as agent for the record owner. If you hold shares of Office Depot common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand, executed as set forth above, to:

OFFICE DEPOT, INC.

6600 North Military Trail

Boca Raton, Florida 33496

(561) 438-4800

Attention: Office of the Corporate Secretary

Actions After Completion of the Merger. If the merger is consummated, the surviving company will give written notice that the merger has become effective within 10 days after the effective time to each stockholder that did not vote in favor of the merger agreement and delivered a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective time of the merger, any stockholder that did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw such demand and to accept the merger consideration in accordance with the merger agreement for his, her or its shares of Office Depot common stock. Within 120 days after the effective time of the merger, but not later, any stockholder that has complied with the requirements of Section 262 of the DGCL, or the surviving company may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by a stockholder, demanding a determination of the value of the shares of Office Depot common stock held by all such stockholders. The surviving company is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised and have otherwise complied with the requirements of Section 262 of the DGCL, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time, any stockholder that has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which Office Depot has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement within the later of 10 days of receipt by the surviving company of the request therefor or 10 days after expiration of the period for delivery of demands for appraisal. If you are the non-record owner of shares of stock held in a voting trust or by a nominee on your behalf you may, in your own name, file an appraisal petition or request from the surviving company the statement described in this paragraph.

If a petition for appraisal is duly filed, and a copy of the petition is delivered to the surviving company, the surviving company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Register in Chancery with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. The Delaware Court of Chancery will then determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder who fails to comply with this direction. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Office Depot common stock owned by such stockholders in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Office Depot common stock at the effective time held by all stockholders who have properly perfected appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled to receive the same, upon surrender by such stockholders of their stock certificates or, in the case of book-entry shares, forthwith.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of your shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. Staples and the surviving company do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Office Depot common stock is less than the per share merger consideration.

If no party files a petition for appraisal within 120 days after the effective time, then all stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may tax those costs against the parties as the Delaware Court of Chancery deems to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each stockholder is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder that has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote the Office Depot shares subject to that demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of Office Depot shares as of a record date prior to the effective time.

Any stockholder that has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving company, except that any attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving company. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery and such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger within 60 days after the effective time. If you fail to perfect, successfully withdraw or lose the appraisal right, your shares will be converted into the right to receive the merger consideration, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are an Office Depot stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

LEGAL MATTERS

The legality of the shares of Staples common stock issuable in the merger will be passed upon for Staples by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

Staples

The consolidated financial statements of Staples appearing in Staples’ Annual Report (Form 10-K) for the year ended January 31, 2015 (including schedule appearing therein), and the effectiveness of Staples, Inc.’s internal control over financial reporting as of January 31, 2015, incorporated by reference in the Proxy Statement of Office Depot, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Office Depot

The consolidated financial statements, and the related financial statement schedule, as of December 27, 2014 and December 28, 2013 and for each of the three years in the period ended December 27, 2014, incorporated in this proxy statement/prospectus by reference from the Office Depot, Inc. and subsidiaries’ Annual Report on Form 10-K, and the effectiveness of Office Depot, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

OFFICE DEPOT 2016 STOCKHOLDER PROPOSALS

If the merger agreement is adopted and the merger is completed, Office Depot will become a wholly owned subsidiary of Staples and, consequently, will not hold an annual meeting of its stockholders in 2016. If the merger agreement is not adopted or the merger is not completed for any reason, Office Depot will hold an annual meeting of its stockholders in 2016.

Any stockholder proposal, including nominations of persons for election to the Office Depot board of directors, intended to be presented for consideration at the 2016 annual meeting of stockholders and to be included in Office Depot’s proxy statement for that meeting must be received by the Office Depot Corporate Secretary at Office Depot’s corporate offices, 6600 North Military Trail, Boca Raton, FL 33496, Attn: Office of the Chief Legal Officer, on or before 5:00 p.m. (local time) no earlier than the close of business on [—], 2016, and no later than close of business on [—], 2016. If Office Depot’s 2016 annual meeting of stockholders is, however, more than 30 days before or more than 60 days after [—], 2016, such notice must be delivered no earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting and, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by Office Depot. The notice in writing to be delivered to Office Depot’s Corporate Secretary must comply with the provisions of Office Depot’s bylaws.

If you wish to submit a proposal to be presented at Office Depot’s 2016 annual meeting of stockholders and included in the 2016 proxy statement and proxy pursuant to Rule 14a-8 under the Exchange Act, your proposal must be received by the Office Depot corporate secretary at Office Depot’s corporate offices no later than [—], 2016 (120 days before the one-year anniversary of the release date of the 2015 annual meeting proxy statement) or, if Office Depot holds its 2016 annual meeting of stockholders on a date that is not within 30 days of [—], 2016, no later than a reasonable time before Office Depot begins to print and send its proxy materials for its 2016 annual meeting of stockholders, and otherwise must comply with Securities and Exchange Commission requirements in Proxy Rule 14a-8.

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified Office Depot whose shares they hold of their desire to receive multiple copies of this proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

Two or more stockholders sharing an address can request delivery of a single copy of Office Depot’s annual disclosure documents and this proxy statement/prospectus if they are receiving multiple copies by calling Broadridge Financial Solutions, Inc. at (866) 540-7095 or writing to them at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. In the same way, two or more stockholders sharing an address and receiving only a single copy of Office Depot’s annual disclosure documents and this proxy statement/prospectus can request to each receive a separate copy of the disclosure documents. If a broker or other nominee holds your shares, please contact Broadridge Financial Solutions, Inc. at the telephone number and address above and inform them of your request. You may also contact your broker or nominee to make such a request. Please be sure to include your name, the name of your brokerage firm, and your account number.

WHERE YOU CAN FIND MORE INFORMATION

Staples and Office Depot each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Staples and Office Depot, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Staples’ or Office Depot’s website for more information about Staples or Office Depot, respectively. Staples’ website is www.staples.com. Office Depot’s website is www.officedepot.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

Staples has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the shares of Staples common stock to be issued to Office Depot stockholders in the merger. The registration statement, including the attached exhibits, contains additional relevant information about Staples and Staples common stock. The rules and regulations of the SEC allow Staples and Office Depot to omit certain information included in the registration statement from this proxy statement/prospectus.

In addition, the SEC allows Staples and Office Depot to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below. This proxy statement/prospectus also contains summaries of certain provisions contained in some of the Staples or Office Depot documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Some documents or information, such as that called for by Item 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Staples and Office Depot have previously filed with the SEC. These documents contain important information about the companies, their respective financial condition and other matters.

Staples SEC Filings (File No. 0-17586)	Period or File Date

Annual Report on Form 10-K	Year ended January 31, 2015, filed March 6, 2015

Current Reports on Form 8-K	Filed on February 4, 2015 (two filings), March 30, 2015, April 10, 2015 and [—], 2015

Proxy Statement on Schedule 14A	Filed on April 13, 2015

The description of Staples common stock contained in Staples’ registration statement on Form 8-A filed under Section 12 of the Exchange Act on November 13, 2000, including any subsequently filed amendments and reports updating such description.

Office Depot SEC Filings (File No. 1-10948)	Period or File Date

Annual Report on Form 10-K	Year ended December 27, 2014, filed February 24, 2015

Quarterly Report on Form 10-Q	Quarterly period ended March 28, 2015, filed May 5, 2015

Current Reports on Form 8-K	Filed on February 4, 2015, February 24, 2015 (two filings) (other than the portions of those documents not deemed to be filed), March 30, 2015 and [—], 2015

Amendment No. 1 to Annual Report on Form 10-K	Filed on April 3, 2015

In addition, Staples and Office Depot incorporate by reference any future filings they make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing and prior to the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and (ii) after the date of this proxy statement/prospectus and prior to the date of the Office Depot annual meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above. You can also obtain any of these documents free of charge by requesting them in writing at the following addresses and telephone numbers:

For Information Regarding Staples:	For Information Regarding Office Depot:

Staples, Inc. Five Hundred Staples Drive Framingham, Massachusetts 01702 (508) 253-5000 Attention: Investor Relations	Office Depot, Inc. 6600 North Military Trail Boca Raton, Florida 33496 (561) 438-7878 Attention: Investor Relations

In the event of conflicting information in this proxy statement/prospectus in comparison to any document incorporated by reference into this proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [—], 2015. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither Office Depot’s mailing of this proxy statement/prospectus to Office Depot stockholders nor the issuance by Staples of common stock in the merger will create any implication to the contrary.

This proxy statement/prospectus contains a description of the representations and warranties that each of Staples and Office Depot made to the other in the merger agreement. Representations and warranties made by Staples, Office Depot and other applicable parties are also set forth in contracts and other documents that are attached or filed as exhibits to this proxy statement/prospectus or are incorporated by reference into this proxy statement/prospectus. These materials are included or incorporated by reference to provide you with information regarding the terms and conditions of the agreements. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

OFFICE DEPOT, INC.,

STAPLES, INC.

and

STAPLES AMS, INC.

Dated as of February 4, 2015

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 4, 2015, is by and among Office Depot, Inc., a Delaware corporation (the “Company”), Staples, Inc., a Delaware corporation (“Parent”), and Staples AMS, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”).

WITNESSETH:

WHEREAS, the parties intend that Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company (the “Company Stockholders”);

WHEREAS, the Boards of Directors of each of Parent (the “Parent Board”) and Merger Sub have unanimously (i) determined that it is in the best interests of Parent and its stockholders or Merger Sub and its stockholder (as the case may be), and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its existence under Delaware law as the surviving company in the Merger (the “Surviving Company”) and a wholly owned Subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109 at 10:00 a.m., local time, on the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger.

The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, all as provided under the DGCL.

Section 1.5 Organizational Documents of the Surviving Company.

(a) The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended by virtue of the Merger at the Effective Time to read in the form of Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The parties hereto shall take all necessary action such that, at the Effective Time and subject to Section 5.9, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Company shall be Office Depot, Inc.

Section 1.6 Directors. The parties hereto shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company at and as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The parties hereto shall take all necessary action such that, except as otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company at and as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any shares of Company Common Stock or common stock of Merger Sub:

(i) Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(ii) Cancellation of Certain Stock. Each share of Company Common Stock issued immediately prior to the Effective Time that is owned or held in treasury by the Company and each share of Company

Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares, any Dissenting Shares or any shares of Company Common Stock that are owned or held by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time) shall be automatically converted into the right to receive: (A) $7.25 in cash (the “Cash Consideration”) and (B) 0.2188 validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”) pursuant to the terms of this Agreement. All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this ARTICLE II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive pursuant to the terms of this Agreement the Merger Consideration into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1, as well as any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders of Company Common Stock become entitled in accordance with Section 2.2(e).

(iv) Company Subsidiary Stock. Each share of Company Common Stock that is owned or held by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company. From and after the Effective Time, all certificates representing Company Common Stock owned or held by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a “Dissenting Stockholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the DGCL concerning the right of holders of shares of Company Common Stock to require appraisal (the “Appraisal Provisions”) of such shares of Company Common Stock (“Dissenting Shares”), to the extent the Appraisal Provisions are applicable, shall not be converted into the right to receive the Merger Consideration as described in Section 2.1(a)(iii), but shall become the right to receive such payment as may be determined to be due to such Dissenting Stockholder with respect to such Dissenting Shares pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal with respect to any Dissenting Shares, in any case pursuant to the DGCL, each such Dissenting Share shall thereupon be treated as though such Dissenting Share had been converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(iii). The Company shall give Parent prompt written notice of any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(c) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Stock Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change. Nothing in this Section 2.1(c) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, no certificates or scrip representing fractional shares of Parent Common Stock shall be delivered upon the conversion of Company Common Stock pursuant to Section 2.1(a)(iii) or settlement of Company Stock Awards pursuant to Section 2.3, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger (and each holder of a Company Stock Award settled pursuant to Section 2.3) who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount determined by multiplying (i) the Parent Trading Price by (ii) the fraction of a share (after aggregating all shares represented by Certificates and Book-Entry Shares delivered by such holder and rounded to the nearest one-thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled (the “Fractional Share Cash Amount”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock.

Section 2.2 Exchange of Certificates.

(a) Appointment of Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration and shall enter into an agreement (the “Exchange Agent Agreement”) relating to the Exchange Agent’s responsibilities under this Agreement.

(b) Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of the holders of Company Common Stock, (i) cash sufficient to pay the aggregate Cash Consideration payable pursuant to Section 2.1(a)(iii)(A) (together with, to the extent then determinable, the Fractional Share Cash Amount) and (ii) evidence of Parent Common Stock in book-entry form (and/or certificates representing such Parent Common Stock, at Parent’s election) representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Stock Consideration payable pursuant to Section 2.1(a)(iii)(B) (such cash and certificates, together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to pursuant to Section 2.1(d) and any dividends or distributions with respect thereto, the “Exchange Fund”). Parent agrees to make available directly or indirectly to the Exchange Agent from time to time as needed, until the termination of the Exchange Fund pursuant to Section 2.2(h), any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor pursuant to Section 2.1(d) and any dividends or other distributions which a holder of Company Common Stock has the right to receive pursuant to Section 2.2(e).

(c) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 2.1(a)(iii) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall, subject to the Company’s reasonable approval, be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) as Parent shall reasonably designate) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e).

(d) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Exchange Agent (in the case of Book-Entry Shares, by receipt of the Exchange Agent of an “agent’s message”) together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with any Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or shares of Parent Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share (other than Cancelled Shares, Dissenting Shares or shares of Company Common Stock owned or held by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time) shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender pursuant to the terms of this Agreement, the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with any Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e).

(e) Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date at or after the Effective Time with respect to Parent Common Stock, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into shares of Parent Common Stock pursuant to Section 2.1(a)(iii) until such holder shall surrender such share in accordance with this Section 2.2. After the surrender in accordance with this Section 2.2 of shares of Company Common Stock to be converted into Parent Common Stock pursuant to Section 2.1(a)(iii), the holder thereof shall be entitled to receive (in addition to the Merger Consideration payable to such holder pursuant to this ARTICLE II) (i) at the time of any such surrender, any such dividends or other distributions with a record date after the Effective Time, without any interest thereon, which theretofore had become payable with respect to the Parent Common Stock represented by such shares of Company Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distribution with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to the number of whole shares of Parent Common Stock into which such shares of Company Common Stock are converted pursuant to Section 2.1(a)(iii).

(f) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock delivered and the cash paid in accordance with the terms of this ARTICLE II upon conversion of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, subject to applicable Law, in the case of Dissenting Shares, the cancellation of the Cancelled Shares and the treatment contemplated by Section 2.1(a)(iv) of shares of Company Common Stock owned or held by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(d) (together with any Fractional Share Cash Amounts and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e)), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Company, Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this ARTICLE II, subject to applicable Law in the case of Dissenting Shares.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent. Any interest or other income resulting from such investments shall be paid to Parent, upon demand. Until the termination of the Exchange Fund pursuant to Section 2.2(h), if for any reason (including any losses arising from the investment of the Exchange Fund) the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent will promptly deposit cash into the Exchange Fund in an amount equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(h) Termination of Exchange Fund. At any time following the one year anniversary of the Closing Date, Parent shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this ARTICLE II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this ARTICLE II without any interest thereon.

(i) No Liability. None of Parent, the Company, Merger Sub or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this ARTICLE II that remains unclaimed by the holders of Certificates and Book-Entry Shares, as of immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Authority, shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto.

(j) Withholding Rights. Each of the Surviving Company, Parent and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, such amounts as is required to be deducted or withheld with respect to the making of such payment under applicable Tax Law. Any amounts so deducted and withheld shall be paid over to the appropriate Taxing Authority and shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.

(k) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(h), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

Section 2.3 Company Stock Options and Other Stock-Based Awards.

(a) Each option to purchase shares of Company Common Stock granted pursuant to the Company Stock Plans or otherwise (each, a “Company Option”) that is outstanding as of the date of this Agreement and which remains outstanding as of the Effective Time shall, as of the Effective Time, fully vest (to the extent unvested) and, in exchange for the cancellation of such Company Option, entitle the holder to receive, for each Net Option Share underlying each such Company Option, the Merger Consideration for each such Net Option Share.

(b) Each award of restricted Company Common Stock granted under a Company Stock Plan or otherwise (each, a “Company Restricted Stock Award”) that is outstanding as of the date of this Agreement and which remains outstanding as of the Effective Time shall, as of immediately prior to the Effective Time, fully vest and entitle the holder to receive the Merger Consideration with respect to each share of Company Common Stock in accordance with Section 2.1(a)(iii).

(c) Each award of restricted stock units (including any performance-based restricted stock unit awards) and each award of performance shares, in each case, in respect of shares of Company Common Stock granted under a Company Stock Plan or otherwise (each, a “Company Stock Unit Award”) that is outstanding as of the date of this Agreement or is granted to non-employee directors in accordance with Section 5.1(b)(D) and which remains outstanding as of the Effective Time shall, as of immediately prior to the Effective Time, fully vest (to the extent unvested) and all time vesting restrictions shall lapse and, to the extent performance metrics are set forth in a Company Stock Unit Award, shall, as of immediately prior to the Effective Time, vest (to the extent unvested) (i) with respect to the 2014 PSUs, with respect to 133.3% of the Target Award (as defined in and subject to such award) and any unvested portion of the Company Stock Unit Award shall immediately be forfeited; and (ii) with respect to any performance share award for which the performance period has concluded prior to the date of this Agreement, based on actual performance results, and any remaining unvested portion of the Company Stock Unit Award after giving effect to this Section 2.3(c) shall immediately be forfeited (in either case, the vested portion of the Company Stock Unit Award, the “Vested Stock Unit Award”). In exchange for the cancellation of each Company Stock Unit Award, each holder of a Company Stock Unit Award as of the Effective Time shall be entitled to the Merger Consideration with respect to each share of Company Common Stock subject to the Vested Stock Unit Award.

(d) Any Company 2015 Award made in accordance with Section 5.1(b)(D) hereof that is outstanding as of the Effective Time shall, as of the Effective Time, be converted into an award (an “Adjusted Company 2015 Award”) representing a contingent right (subject to meeting vesting requirements) to receive the Merger Consideration for each potential outstanding share of Company Common Stock underlying such Company 2015 Award, subject to the initial terms and conditions of the corresponding Company 2015 Award, as adjusted by this Section 2.3(d); provided, that, with respect to each such Adjusted Company 2015 Award, in lieu of the Stock Consideration component of the Merger Consideration, each holder of an Adjusted Company 2015 Award shall be entitled to receive a cash payment (without interest) in an amount determined by multiplying (i) the Stock Consideration Cash Value Amount times (ii) the number of shares of Company Common Stock subject to such Adjusted Company 2015 Award that vests.

(e) Prior to the Effective Time, the Company Board and/or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Company Options, Company Restricted Stock Awards, Company Stock Unit Awards and Company 2015 Awards as contemplated by this Section 2.3.

Section 2.4 Further Assurances. If at any time after the Effective Time, Parent or the Surviving Company reasonably believes or is advised that any further instruments, deeds, assignments, actions or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement, then Parent and the Surviving Company and their respective officers and directors shall be authorized to execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce Parent to enter into this Agreement, subject to the exceptions set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”) (which exceptions shall specifically identify a Section to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such Section and any other Section of this Agreement to which it is reasonably apparent on its face such disclosure relates) and subject to the information disclosed by the Company in any Company SEC Document filed under Sections 13(a), 14(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”) during the period from December 31, 2013 through the Business Day prior to the date of this Agreement (other than in any risk factor or other cautionary or forward-looking disclosure contained in such Company SEC Document), the Company represents and warrants to Parent as follows:

Section 3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not currently in default of the performance, observance or fulfillment of any provision of its certificate of incorporation, as amended and restated, and bylaws, in each case as in effect on the date of this Agreement (the “Company Organizational Documents”). The Company has furnished to Parent a complete and correct copy of the Company Organizational Documents as they exist on the date of this Agreement. Listed in Section 3.1 to the Company Disclosure Schedule is each jurisdiction in which the Company or a Subsidiary of the Company organized under the laws of a state within the United States is qualified to do business as of the date of this Agreement.

Section 3.2 Subsidiaries. The Company does not own, directly or indirectly, any equity, partnership interest or other similar ownership interest in any corporation, partnership, joint venture or other entity, other than the Subsidiaries set forth in Section 3.2 to the Company Disclosure Schedule. The Company is not subject to any obligation or requirement to make any investment (in the form of a loan, capital contribution or otherwise) in any such entity that is not wholly owned by the Company. Each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all Liens. The following information for each Subsidiary of the Company as of the date of this Agreement is set forth in Section 3.2 to the Company Disclosure Schedule, as applicable: (a) its name and jurisdiction of incorporation or organization; (b) for a Subsidiary which is not wholly owned (directly or indirectly) by the Company, its authorized capital stock or share capital; and (c) for a Subsidiary which is not wholly owned (directly or indirectly) by the Company, the number of issued and outstanding shares of capital stock or share capital, the record owner(s) thereof and the number of issued and outstanding shares of capital stock or share capital beneficially owned by the Company. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any Subsidiary of the Company, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any Subsidiary of the Company, and neither the Company nor any Subsidiary of the Company has any obligation to repurchase or redeem any securities of any Subsidiary of the Company or any predecessor thereof. Each of the Company’s Subsidiaries is (i) a corporation or other business entity duly organized or formed, validly existing and in good standing under the laws of its state of organization with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted, (ii) duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and (iii) not currently in default of the performance, observance or fulfillment of any provision of its certificate of incorporation, bylaws or equivalent organizational documents as in effect on the date of this Agreement (collectively, the “Company Subsidiary Organizational Documents”).

Section 3.3 Corporate Power and Authority. The Company has all requisite corporate power and authority to enter into and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and, subject to receipt of the Company Stockholder Approval, the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity). The affirmative vote to adopt this Agreement by holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the transactions contemplated by this Agreement (the “Company Stockholder Approval”).

Section 3.4 Capital Stock and Indebtedness.

(a) The authorized capital stock of the Company consists of 800,000,000 shares of common stock, par value $0.01 per share (the “Company Common Stock”), and 1,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of January 30, 2015 (the “Measurement Date”), (i) 543,903,811 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), (ii) 5,915,268 shares of Company Common Stock were held in treasury, (iii) (A) 280,000 shares of Company Preferred Stock were designated as 10.00% Series A Redeemable Convertible Participating Perpetual Preferred Stock, par value $0.01 per share, (B) 80,000 shares of Company Preferred Stock were designated as 10.00% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock, par value $0.01 per share, and (C) 100,000 shares of Company Preferred Stock were designated as Series C Junior Participating Preferred Stock, par value $0.01 per share, but no shares of Company Preferred Stock were issued or outstanding, (iv) 39,066,439 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, of which amount (A) 8,429,690 shares of Company Common Stock were issuable upon the exercise of outstanding Company Options, (B) 1,470,518 shares of Company Common Stock were subject to outstanding Company Restricted Stock Awards, and (C) 15,970,930 shares of Company Common Stock were subject to outstanding Company Stock Unit Awards and (v) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Stock Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except (i) as set forth in this Section 3.4(a) and Section 3.4(b) or

(ii) as expressly permitted by Section 5.1(b)(E), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement relating to the capital stock or other equity interest of the Company or any Subsidiary of the Company, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests of the Company or any Subsidiary of the Company, (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (5) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. Since the Measurement Date through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Stock Awards in accordance with their respective terms) or granted any Company Stock Awards.

(b) Section 3.4(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company Stock Awards outstanding as of the Measurement Date, specifying, on a holder-by-holder basis, (i) the employee identification number of each holder, (ii) the number of shares subject to each such Company Stock Award, (iii) the grant date of each such Company Stock Award, (iv) the vesting schedule of each such Company Stock Award, (v) the exercise price for each such Company Stock Award, to the extent applicable, (vi) the expiration date of each such Company Stock Award, to the extent applicable, (vii) whether such Company Stock Award is intended to qualify as an “incentive stock option” under Section 422 of the Code and (viii) the Company Stock Plan under which the Company Stock Award was granted. With respect to each grant of Company Stock Awards, each such grant was in all material respects made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws, including the rules of Nasdaq. The actions required or permitted by Section 2.3 of this Agreement are permissible under the applicable Company Stock Plan and any applicable Company Stock Award without consent from the holder of any applicable Company Stock Award or the stockholders of the Company.

(c) The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, free and clear of any preemptive rights and any Liens other than Permitted Liens or restrictions on transfer imposed by applicable Law, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(d) As of the date hereof, the Company and its Subsidiaries have no outstanding Indebtedness in a principal amount in excess of $30,000,000 in the aggregate, other than as set forth (and exclusive of any Indebtedness described) in Section 3.4(d) of the Company Disclosure Schedule.

Section 3.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger will:

(a) subject to receipt of the Company Stockholder Approval, conflict with, or result in a breach of any provision of, the Company Organizational Documents;

(b) assuming compliance with the matters referred to in Section 3.5(d), violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, adversely modify or call a default under, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of its Subsidiaries is a party;

(c) assuming compliance with the matters referred to in Section 3.5(d), and subject to receipt of the Company Stockholder Approval, violate any laws, statutes, ordinances, rules, regulations, legally binding policies or guidelines promulgated, or judgments, decrees, decisions or orders entered by any Governmental Authority (collectively, “Laws” and each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing by the Company or any of its Affiliates with, any third party or any Governmental Authority, other than (i) receipt of the Company Stockholder Approval, (ii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the “HSR Act”), (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, (iv) the filing of the Certificate of Merger, and (v) consents or approvals of, or notifications to, any Governmental Authority (including under Antitrust Laws) set forth in Section 3.5(d)(v) to the Company Disclosure Schedule;

except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on the ability of the Company to consummate any of the transactions contemplated by this Agreement.

Section 3.6 No Material Adverse Effect. Since September 27, 2014 through the date of this Agreement, there have been no Events that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.7 The Company SEC Documents; Controls; Registration Rights.

(a) The Company has timely filed or received the appropriate extension of time within which to file with the U.S. Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2012 under the Exchange Act or the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”) (such documents, as supplemented and amended since the time of filing, collectively, the “Company SEC Documents”). The Company SEC Documents, including any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be; provided that the representations and warranties in subclauses (a)(i) and (a)(ii) above shall not apply to statements in, or omissions from, the Proxy

Statement made in reliance upon and in conformity with information furnished to the Company in writing by Parent for use in the Proxy Statement. The financial statements of the Company included in the Company SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present in all material respects (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act other than as part of the Company’s consolidated group or required to file any form, report or other document with the SEC, Nasdaq, any other stock exchange or comparable Governmental Authority.

(b) The Company maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recently completed evaluation by the Chief Executive Officer and Chief Financial Officer of the Company of the Company’s internal control over financial reporting, to its auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(c) The Company has no agreement, arrangement or understandings to register any securities of the Company or any of its Subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any person (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement).

Section 3.8 Compliance with Law.

(a) The Company and its Subsidiaries are in compliance with, and at all times since January 1, 2012 have been in compliance with, all applicable Law relating to the Company, its Subsidiaries or their respective business or properties, except where the failure to be in compliance with such applicable Law, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or where such non-compliance has been cured without material harm or expense to the Company or its Subsidiaries. No investigation or review by any Governmental Authority with respect to the Company or its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, in each case other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b) Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

(i) The Company and each of its Subsidiaries have at all times since January 1, 2012 conducted transactions in accordance with (A) all applicable United States export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (B) all other applicable import/export controls in other countries in which the Company conducts business, including the United States Export Administration Regulations, Foreign Assets Control Regulations, International Traffic in Arms Regulations, the Trading With The Enemy Act, International Emergency Economic Powers Act and all regulations and executive orders issued pursuant thereto, and other United States government regulations and executive orders that restrict trade or services with non-United States or other prohibited persons.

(ii) Since January 1, 2012, neither the Company nor any of its Subsidiaries or joint ventures (including any former Subsidiaries or joint ventures during the period in which the Company or any of its Subsidiaries held an ownership interest in such former Subsidiaries or joint ventures) nor, to the knowledge of the Company, any of their respective officers, directors, agents, distributors, employees or other person acting on behalf of the Company or its Subsidiaries or joint ventures (including any former Subsidiaries or joint ventures during the period in which the Company or any of its Subsidiaries held an ownership interest in such former Subsidiaries or joint ventures) have, directly or indirectly, taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery laws applicable to the Company or any of its Subsidiaries or joint ventures (including any former Subsidiaries or joint ventures during the period in which the Company or any of its Subsidiaries held an ownership interest in such former Subsidiaries or joint ventures) in any jurisdiction other than the United States (collectively, the “Company FCPA”), or, to the knowledge of the Company, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to non-United States or United States government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established reasonable internal controls and procedures intended to ensure compliance with the Company FCPA.

Section 3.9 Taxes. Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

(a) The Company and its Subsidiaries (i) have duly filed all Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries, and all such Tax Returns are true and correct; (ii) have within the time and manner prescribed by applicable Law paid all Taxes required to be paid by them; (iii) have adequate accruals and reserves on the financial statements included in the Company SEC Documents as of the date of this Agreement for Taxes in accordance with GAAP; (iv) are not delinquent in the payment of any Tax and have not requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed; and (v) have not received written notice of any deficiencies for any Tax from any Taxing Authority, against the Company or any of its Subsidiaries for which there are not adequate reserves on the financial statements included in the Company SEC Documents as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing Tax audit, Action or other proceeding with respect to Taxes nor has any Tax audit, Action or other proceeding with respect to Taxes been proposed against any of them in writing. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax, other than those made in the ordinary course and for which either payment has been made or there are adequate reserves on the financial statements included in the Company SEC Documents as of the date of this Agreement. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of the Company or any of its Subsidiaries (other than

Liens for Taxes not yet due). No claim has ever been made in writing by a Taxing Authority of a jurisdiction where the Company or one of its Subsidiaries has not filed Tax Returns claiming that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of another person (pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or otherwise) by reason of (i) being a member of an affiliated, consolidated, combined or unitary group other than a group of which the common parent is the Company or otherwise as a transferee or successor or (ii) being party to any Tax sharing or Tax indemnification agreement or other similar agreement (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes).

(b) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years.

(d) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4, nor any other “reportable transaction” within the meaning of such Treasury Regulation.

(e) For purposes of this Agreement:

(i) “Tax Returns” means any and all returns, reports and forms required to be filed with respect to Taxes with any Taxing Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes and Foreign Bank Account Report FINCen Form 114.

(ii) “Taxes” means all taxes (whether U.S. or non-U.S. federal, state, local, provincial, territorial or municipal) based upon or measured by income and any other tax, fee, duty, tariff, assessment, deduction, withholding, levy, impost or obligation of any kind whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, capital, goods and services, gross income, business, environmental, severance, service, service use, unemployment, social security, national insurance, stamp, custom, escheat, excise or real or personal property taxes, together with any interest, penalties, additions to tax or additional amounts imposed or assessed with respect thereto by any Taxing Authority with respect thereto.

Section 3.10 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company or its Subsidiaries own, license or otherwise have rights to use all Intellectual Property used or held for use in connection with the businesses of the Company and its Subsidiaries as currently conducted and (ii) there has not been any written assertion or claim against the Company or its Subsidiaries challenging the validity of or the use by the Company or its Subsidiaries of any of the foregoing.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and other than licenses generally available to the public at reasonable cost, no licenses or other rights to use any Intellectual Property are necessary for the operation of the business of the Company or its Subsidiaries in substantially the same manner as such business is presently conducted. The conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any third party except for any infringement, misappropriation or other violation that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) there are no current infringements, misappropriations or other violations of any Intellectual Property owned by the Company or its Subsidiaries and (ii) the Intellectual Property owned by the Company or its Subsidiaries is not the subject of any pending Action.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries have implemented (i) commercially reasonable measures to protect the confidentiality, integrity, operation and security of the Company’s and its Subsidiaries’ material Trade Secrets and material IT Assets (and the information and transactions stored or contained therein or transmitted thereby), including entering into confidentiality agreements and non-competition agreements with personnel with access to such information, and there have been no material violations, breaches or outages of same; and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, the IT Assets used by the Company and its Subsidiaries perform the functions necessary to carry on the conduct of their businesses in all material respects.

(e) Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or where such non-compliance has been cured without material harm or expense to the Company or its Subsidiaries: (i) the Company and each of its Subsidiaries is in compliance with all privacy policies and applicable Privacy Laws in all material respects and has not received written notice of, and to the knowledge of the Company there has not been, any violation of any Privacy Laws or privacy policies by the Company or its Subsidiaries since January 1, 2012; (ii) the Company and each of its Subsidiaries is in compliance in all material respects with all of its contractual commitments with respect to Personal Information and has commercially reasonable safeguards in place to protect Personal Information in its possession or control from unauthorized access; (iii) since January 1, 2012, to the knowledge of the Company there has been no material unauthorized access, unauthorized acquisition, unauthorized disclosure or theft of any Personal Information of the Company or its Subsidiaries, and none of the Company, its Subsidiaries nor, to the knowledge of the Company, any other Person, has made any illegal or unauthorized use of Personal Information that was collected by or on behalf of the Company and its Subsidiaries; (iv) any deemed transfer of Personal Information in connection with the Closing of the transactions contemplated by this Agreement will not violate any applicable Privacy Laws or the Company’s privacy policies, as such policies currently exist or as they existed at the time the Personal Information was collected by or on behalf of the Company or any of its Subsidiaries, and the Company is not subject to any contractual requirements, privacy policies or other legal obligations that, following the Closing, would prohibit the Company or any Affiliate of the Company after the Closing from receiving or using Personal Information in the manner in which the Company or the Affiliate of the Company receives and uses such Personal Information immediately prior to the Closing; and (v) there are no material claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation of any third person’s privacy, Personal Information or data rights.

Section 3.11 Title to and Condition of Properties. The Company has provided to Parent a true and complete in all material respects list of all real property leased by the Company or its Subsidiaries pursuant to leases providing for the occupancy, in each case, of (a) a retail store or (b) other facilities in excess of 20,000 square feet and the location of the premises. The Company is not in default under any of such leases, except where the existence of such defaults, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has provided to Parent a true and complete in all material respects list of all real property that the Company or any of its Subsidiaries owns. With respect to each such item of owned real property, except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company: (i) the Company or the identified Subsidiary has good and clear record and marketable title to such property, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property and (ii) the improvements constructed on such property are in good condition, and all mechanical and utility systems servicing such improvements are in good condition, free in each case of material defects.

Section 3.12 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (such registration statement as it may be amended or supplemented and including any such amendments or supplements, the “Registration Statement”) to be filed with the SEC by Parent under the Securities Act, including the proxy statement that will be included as a prospectus thereto and the form of proxy relating to the Company Stockholders’ Meeting (as it may be amended, supplemented or modified and including any such amendments or supplements, the “Proxy Statement”), at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement, except for such portions thereof that relate only to Parent and its Subsidiaries, will comply as to form in all material respects with the provisions of the Exchange Act.

Section 3.13 Litigation. As of the date of this Agreement, there is no suit, claim, action, proceeding, litigation, arbitration, mediation or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective officers or directors that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Since January 1, 2012 through the date of this Agreement, neither the Company nor any of its Subsidiaries has been subject to any material outstanding order, writ, injunction or decree relating to the Company’s method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of the Company.

Section 3.14 Brokerage and Finder’s Fees. Except for the Company’s obligations to the Company Financial Advisor under an engagement letter, dated January 26, 2015, a true, correct and complete copy of which has been made available to Parent, neither the Company, any of its Subsidiaries nor any of their respective stockholders, directors, officers or employees has incurred or will incur on behalf of the Company or its Subsidiaries any brokerage, finder’s, success or similar fee (including any fee contingent upon the consummation of any transaction contemplated by this Agreement) in connection with the transactions contemplated by this Agreement.

Section 3.15 Employee Benefit Plans.

(a) Section 3.15(a) to the Company Disclosure Schedule sets forth a list of each material Company Plan. “Company Plans” means all employee or director benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (in each case whether or not such plan is subject to ERISA), any employment, individual consulting or other compensation agreements and any bonus, incentive, equity or equity-based compensation, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control, retirement, salary continuation, health or life insurance or fringe benefit plan, program or agreement, in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries or to which the Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise); provided, however, that Company Plans shall not include any Company Foreign Plan or any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”). For purposes of this Agreement, (x) individual employment offer letters, employment agreements, severance arrangements or other individually negotiated compensation arrangements shall be deemed to be “material”

Company Plans only if they cover employees who are at or above the level of Senior Vice President; and (y) the term “Company Foreign Plan” shall refer to each material plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Company Plan had it been a United States plan, program or contract. With respect to each material Company Plan, the Company has provided or made available to Parent a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Company Plan, including all plan documents, trust agreements, and other funding vehicles; (ii) the most recent annual report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any, and (vi) the most recent determination, opinion or advisory letter from the Internal Revenue Service, if any. The Company has provided or will provide as soon as practicable following the date hereof to Parent each material Company Foreign Plan or summaries of the material terms thereof.

(b) With respect to each Company Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Company Plans”), the Internal Revenue Service has issued a favorable determination, opinion, or advisory letter with respect to such Qualified Company Plan and the related trust that has not been revoked, and to the knowledge of the Company no circumstances exist and no events have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Company Plan or the related trust.

(c) All material contributions required to be made to any Company Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Plan, before the date of this Agreement have been made or paid in full in all material respects on or before the final due date thereof.

(d) The Company and its Subsidiaries have complied, and to the knowledge of the Company are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Plans. To the knowledge of the Company, each Company Plan has been operated in material compliance with its terms. There is not now, and there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any Lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code.

(e) With respect to each Company Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there has been no (A) failure by the Company or any of its Subsidiaries or ERISA Affiliates to make by its due date a required installment under Section 430(j) of the Code or any failure by any such Company Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Company Plan, whether or not waived or (B) determination that any such Company Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (ii) the fair market value of the assets of such Company Plan equals or exceeds the actuarial present value of all accrued benefits under such Company Plan (whether or not vested) on a termination basis; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (v) no Liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries; and (vi) the PBGC has not instituted proceedings to terminate any such Company Plan and, to Company’s knowledge, no condition exists that reasonably could be expected to present a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Plan.

(f) Neither the Company nor any of its Subsidiaries or ERISA Affiliates is obligated to contribute currently or has been obligated to contribute during the immediately preceding six years to a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”). Neither the Company nor any of its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.

(g) There does not now exist, and there are no currently existing circumstances that would reasonably be expected to result in, any material Controlled Group Liability that would be a Liability of the Company or any of its Subsidiaries or ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

(h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither the Company nor any of its Subsidiaries has any material Liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will result in, cause the accelerated vesting, funding of any amounts to a rabbi trust or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, no amount paid or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries is a party to, nor is the Company or any of its Subsidiaries otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(j) There are no pending or to the knowledge of the Company threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans which would result in any material Liability of the Company or any of its Subsidiaries to the PBGC, the United States Department of Treasury, the United States Department of Labor, any Multiemployer Plan, or any current or former participants of such Company Plans.

(k) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or as of the date of this Agreement negotiating, any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”). There is no material labor strike, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened against the Company, and the Company has not experienced any material labor dispute since January 1, 2012. To the knowledge of the Company, there are no material organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries, and there have not been any such material organizational efforts since January 1, 2012.

(l) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) since January 1, 2012, the Company and its Subsidiaries have been in compliance with any (A) applicable law respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such law respecting employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, and (B) employment agreement or other agreement establishing terms of employment; and (ii) no claims, controversies, investigations, audits or suits are pending or, to the knowledge of the Company, threatened in writing, with respect to such laws or agreements, either by private individuals or by Governmental Authorities.

(m) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code.

(n) Each Company Option (i) was granted in compliance with all applicable Law and all of the terms and conditions of the Company Plan pursuant to which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, and (iii) has a grant date identical to the date on which the Company Board or compensation committee actually awarded such Company Option.

(o) All material Company Foreign Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in all material respects in accordance with all applicable legal requirements; (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment in all material respects; and (iii) if they are required to be funded and/or book-reserved are so funded and/or book reserved, as applicable, in all material respects.

Section 3.16 Contracts. As of the date of this Agreement, Section 3.16 to the Company Disclosure Schedule lists all contracts, notes, bonds, mortgages, indentures, deeds of trust, licenses, leases, agreements, arrangements, commitments or other instruments or obligations that are legally binding (each a “Contract”) other than Company Plans or Company Foreign Plans to which the Company or any of its Subsidiaries is a party and that fall within any of the following categories:

(a) Contracts (other than Contracts that fall within any of the categories set forth in clauses (b) through (h) below) not entered into in the ordinary course of business other than those that are not material to the business of the Company and its Subsidiaries, taken as a whole;

(b) joint venture and partnership agreements;

(c) Contracts containing covenants limiting, or purporting to limit, the freedom of the Company or its Subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals;

(d) Contracts which contain minimum purchase conditions in excess of $25,000,000 with respect to inventory purchases by the Company or its Subsidiaries for resale, and in excess of $5,000,000 with respect to other purchase obligations by the Company or its Subsidiaries, or Contracts that otherwise restrict or limit, or purport to restrict or limit, the purchasing relationships of the Company or its Affiliates;

(e) Contracts relating to any outstanding commitment for capital expenditures by the Company or its Subsidiaries in excess of $15,000,000;

(f) indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money made by the Company or its Subsidiaries in excess of $20,000,000, letters of credit issued on behalf of the Company or its Subsidiaries or commitments for the borrowing or the lending of amounts by the Company or its Subsidiaries in excess of $20,000,000 or providing for the creation of any charge, security interest, encumbrance or Lien upon any of the assets of the Company or its Subsidiaries with an aggregate value in excess of $20,000,000;

(g) Contracts related to the acquisition or disposition of assets or stock providing for “earn-outs” payable by the Company or its Subsidiaries involving more than $15,000,000 in the aggregate over the term of the Contract from and after the date of this Agreement; and

(h) Contracts with or for the benefit of any affiliate of the Company or immediate family member thereof (other than Subsidiaries of the Company) involving more than $1,000,000 in the aggregate per affiliate.

All such Contracts and all contracts to which the Company or its Subsidiaries is a party and which involve annual revenues to the business of the Company and its Subsidiaries in excess of 1% of the Company’s consolidated annual revenues (each, a “Material Company Contract”) are (assuming due authorization, execution and delivery by each other party thereto) valid and binding obligations of the Company or its Subsidiaries, as applicable, and, to the knowledge of the Company, the valid and binding obligation of each other party thereto, except where the failure to be valid and binding would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any Material Company Contract except for such violations or defaults under or terminations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Set forth in Section 3.16 to the Company Disclosure Schedule is the amount of the annual premium currently paid by the Company and its Subsidiaries for its directors’ and officers’ liability insurance policy as of the date of this Agreement (a true, correct and complete copy of which has been made available to Parent) and the amounts and types of insurance coverage available thereunder. The Company has not entered into any confidentiality or standstill agreements that will, by their terms, terminate upon the execution of this Agreement or the public announcement of the Merger.

Section 3.17 Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of the Company as of September 27, 2014 included in the Company SEC Documents, (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) as set forth in Section 3.17 to the Company Disclosure Schedule, the Company, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.18 Operation of the Company’s Business. Since September 27, 2014 through the date of this Agreement, neither the Company nor any of its Subsidiaries has engaged in any transaction that, if done after execution of this Agreement, would violate in any material respect Section 5.1(a) or Section 5.1(b).

Section 3.19 Permits. The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to carry on their business as it is now being conducted (collectively, the “Company Permits”), except where the failure to be in possession of such Company Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and there is no Action pending or, to the knowledge of the Company, threatened regarding any of the Company Permits that, if successful, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of any of the Company Permits, except for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.20 Environmental Matters. Except for matters that would not, individually or in the aggregate, reasonably be expected to have an aggregate liability of over $100,000,000, (a) the properties, operations and activities of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and all past noncompliance of the Company or any of its Subsidiaries with any Environmental Laws or Environmental Permits that has been resolved with any Governmental Authority has been resolved without any pending, ongoing or future obligation, cost or liability, and, to the Company’s knowledge, there has been no other past noncompliance of the Company or any of the Company’s Subsidiaries with any Environmental Laws or Environmental Permits; (b) the Company and its Subsidiaries and the properties and operations of the Company and its Subsidiaries are not subject to any existing, pending or, to the knowledge of the Company, threatened Action by or before any Governmental Authority under any Environmental Law or regarding any Hazardous Materials; (c) there has been no release of any Hazardous Materials by the Company or its Subsidiaries into the environment and, to the Company’s knowledge, there has been no release of any Hazardous Materials in connection with the properties or operations of the Company or its Subsidiaries; (d) to the Company’s knowledge, there has been no exposure of any person or property to any Hazardous Materials in connection with the properties, operations and activities of the Company or its Subsidiaries; and (e) as of the date of this Agreement, the Company and its Subsidiaries have made available to Parent internal and external environmental audits and reports (in each case relevant to the Company or any of its Subsidiaries) prepared since January 1, 2012 and in the possession of the Company or its Subsidiaries sufficient to disclose any material facts and circumstances relating to any “recognized environmental condition” as that term is defined under ASTM E1527-05, material violation of, or material liability or other material issue under, any Environmental Law or regarding any material costs or liabilities relating to Hazardous Materials. The term “Environmental Laws” means all federal, state, local or foreign laws, including common law, relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or industrial, toxic or hazardous substances or wastes or terms of similar meaning (collectively, “Hazardous Materials” ) into the environment, or otherwise relating to the manufacture, processing, distribution, use, management, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. “Environmental Permit” means any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law. The representations and warranties contained in this Section 3.20 constitute the sole and exclusive representations and warranties made by the Company concerning environmental matters under this Agreement. Notwithstanding anything to the contrary in the preamble to this ARTICLE III, information disclosed in the Company SEC Documents shall not in any way qualify this Section 3.20.

Section 3.21 Opinion of Financial Advisors. The Company Board has received an opinion from Peter J. Solomon Company L.P. (the “Company Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to various limitations, assumptions, factors and matters set forth therein, the Merger Consideration to be received by the holders of Company Common Stock in connection with the Merger is fair from a financial point of view to the holders of Company Common Stock. Promptly after the execution of this Agreement, the Company will furnish Parent, solely for informational purposes, a true and complete copy of the written opinion of the Company Financial Advisor.

Section 3.22 Board Recommendation. The Company Board, at a meeting duly called and held, and at which all directors were in attendance and voted, has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, taken together, are advisable, fair to and in the best interests of the Company and the Company Stockholders, (b) approved this Agreement and the Merger, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (d) resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger (the “Company Board Recommendation”).

Section 3.23 Takeover Statutes. The certificate of incorporation of the Company provides that the Company has expressly elected not to be governed by Section 203 of the DGCL such that the restrictions on business combinations (as defined in Section 203 of the DGCL) in Section 203 of the DGCL are inapplicable to (a) the execution of this Agreement; (b) the Merger; and (c) the other transactions contemplated by this Agreement. Prior to the date of this Agreement, the Company Board has taken all action necessary to exempt under or make not subject to the restrictions of any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (a) the execution of this Agreement; (b) the Merger; and (c) the other transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has

been, at any time during the period commencing February 4, 2012 through the date hereof, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of Parent. The Company does not own any shares of the capital stock of Parent as of the date of this Agreement.

Section 3.24 Insurance. Section 3.24 to the Company Disclosure Schedule sets forth a list of the policies of fire, theft, liability and other insurance maintained as of the date of this Agreement with respect to the assets or businesses of the Company and its Subsidiaries for periods commencing on or after January 1, 2012.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

In order to induce the Company to enter into this Agreement, subject to the exceptions set forth in the disclosure schedule delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Schedule”) (which exceptions shall specifically identify a Section to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such Section and any other Section of this Agreement to which it is reasonably apparent on its face such disclosure relates) and subject to the information disclosed by Parent in any Parent SEC Document filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act during the period from December 31, 2013 through the Business Day prior to the date of this Agreement (other than in any risk factor or other cautionary or forward-looking disclosure contained in such Parent SEC Document), Parent represents and warrants to the Company as follows:

Section 4.1 Organization and Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Parent and Merger Sub is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction has not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent is not currently in default of the performance, observance or fulfillment of any provision of its certificate of incorporation, as amended and restated, and bylaws, in each case as in effect on the date of this Agreement (the “Parent Organizational Documents”). Merger Sub is not in default of the performance, observance or fulfillment of any provisions of its certificate of incorporation or bylaws. Parent has furnished to the Company a complete and correct copy of the Parent Organizational Documents and the certificate of incorporation and bylaws of Merger Sub as they exist on the date of this Agreement.

Section 4.2 Subsidiaries. Parent does not own, directly or indirectly, any equity, partnership interest or other similar ownership interest in any corporation, partnership, joint venture or other entity, other than the Subsidiaries set forth in Section 4.2 to the Parent Disclosure Schedule. Parent is not subject to any obligation or requirement to make any investment (in the form of a loan, capital contribution or otherwise) in any such entity that is not wholly owned by Parent. Each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Parent free and clear of all Liens. The following information for each Subsidiary of Parent as of the date of this Agreement is set forth in Section 4.2 to the Parent Disclosure Schedule, as applicable: (a) its name and jurisdiction of incorporation or organization; (b) for a Subsidiary which is not wholly owned (directly or indirectly) by Parent, its authorized capital stock or share capital; and (c) for a Subsidiary which is not wholly owned (directly or indirectly) by Parent, the number of issued and outstanding shares of capital stock or share capital, the record owner(s) thereof and the number of issued and outstanding shares of capital stock or share capital beneficially owned by Parent. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any Subsidiary of Parent, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any Subsidiary of Parent, and neither Parent nor any Subsidiary of Parent has any obligation to repurchase or redeem any securities of any Subsidiary of Parent or any predecessor thereof. Each of Parent’s Subsidiaries is (i) a corporation or other business entity duly organized or formed, validly existing and in good standing under the laws of its state of organization with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted, (ii) duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and (iii) not currently in default of the performance, observance or fulfillment of any provision of its certificate of incorporation, bylaws or equivalent organizational documents as in effect on the date of this Agreement.

Section 4.3 Corporate Power and Authority. Each of Parent and Merger Sub has all requisite corporate or company power and authority to enter into and deliver this Agreement and, subject to adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, subject to adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub with respect to the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity).

Section 4.4 Capitalization

(a) The authorized capital stock of Parent consists of 2,100,000,000 shares of common stock, par value $0.0006 per share (the “Parent Common Stock”), and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”). As of January 30, 2015 (the “Parent Measurement Date”), (i) 640,320,352 shares of Parent Common Stock were issued and outstanding (not including shares held in treasury), (ii) 301,241,189 shares of Parent Common Stock were held in treasury, (iii) no shares of Parent Preferred Stock were issued or outstanding and (iv) 70,943,920 shares of Parent Common Stock were reserved for issuance under the Parent Stock Plans, of which amount (A) 26,567,499 shares of Parent Common Stock are subject to outstanding options to purchase shares of Parent Common Stock, (B) 1,707,287 shares of Parent Common Stock are subject to outstanding restricted stock awards, (C) 7,797,959 shares of Parent Common Stock are subject to outstanding restricted stock unit awards and (D) 1,541,153 shares of Parent Common Stock, at target, are subject to outstanding performance share awards, and (v) no other shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of Parent Common Stock are, and shares of Parent Common Stock to be issued or reserved for issuance in connection with the Merger, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 4.4 and except for the issuance of the Stock Consideration contemplated by this Agreement, as of the Parent Measurement Date, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (A) obligating Parent or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement relating to the capital stock or other equity interest of Parent or any Subsidiary of Parent, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests of Parent or its Subsidiaries, or (4) make any payment to any person the value of which is derived from or calculated based on the value of Parent Common Stock or Parent Preferred Stock or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries. As of the date hereof, neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(b) Parent or a Subsidiary of Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of Parent, free and clear of any preemptive rights and any Liens other than Permitted Liens or restrictions on transfer imposed by applicable Law, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

Section 4.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the Merger will:

(a) conflict with, or result in a breach of any provision of, the Parent Organizational Documents or the certificate of incorporation or bylaws of Merger Sub;

(b) assuming compliance with the matters referred to in Section 4.5(d), violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, adversely modify or call a default under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent or any of its Subsidiaries is a party;

(c) assuming (i) compliance with the matters referred to in Section 4.5(d) and (ii) adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, violate any applicable Laws applicable to Parent or any of its Subsidiaries or any of their respective properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing by Parent or any of its Affiliates with, any third party or any Governmental Authority, other than (i) adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, (ii) authorization for inclusion of the shares of Parent Common Stock to be issued pursuant to this Agreement on Nasdaq, subject to official notice of issuance, (iii) actions required by the HSR Act, (iv) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, (v) the filing of the Certificate of Merger, and (vi) consents or approvals of, or notifications to, any Governmental Authority (including under Antitrust Laws) set forth in Section 4.5(d)(vi) to the Parent Disclosure Schedule;

except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or a material adverse effect on the ability of Parent to consummate any of the transactions contemplated by this Agreement.

Section 4.6 No Material Adverse Effect. Since November 1, 2014 through the date of this Agreement, there have been no Events that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.7 Parent SEC Documents; Controls; Registration Rights.

(a) Parent has timely filed or received the appropriate extension of time within which to file with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2012 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the “Parent SEC Documents”). The Parent SEC Documents, including any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be; provided that the representations and warranties in subclauses (a)(i) and (a)(ii) above shall not apply to statements in, or omissions from, the Registration Statement or the Proxy Statement made in reliance upon and in conformity with information furnished to Parent in writing by the Company for use in the Registration Statement or the Proxy Statement. The financial statements of Parent included in the Parent SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present in all material respects (subject in the case of unaudited statements to normal, recurring audit adjustments and subject to restatements filed with the SEC prior to the date of this Agreement) the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No Subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act other than as part of Parent’s consolidated group or required to file any form, report or other document with the SEC, Nasdaq, any other stock exchange or comparable Governmental Authority.

(b) Parent maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Parent as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent evaluation by the Chief Executive Officer and Chief Financial Officer of Parent of Parent’s internal control over financial reporting, to its auditors and the audit committee of the Parent Board (A) all significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(c) Parent has no agreement, arrangement or understandings to register any securities of Parent or any of its Subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any person (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement).

Section 4.8 Compliance with Law.

(a) Parent and its Subsidiaries are in compliance with, and at all times since January 1, 2012 have been in compliance with, all applicable Law relating to Parent, its Subsidiaries or their respective business or properties, except where the failure to be in compliance with such applicable Law, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or where such non-compliance has been cured without material harm or expense to Parent or its Subsidiaries. No investigation or review by any Governmental Authority with respect to Parent or its Subsidiaries is pending or, to the knowledge of Parent, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, in each case other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(b) Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent:

(i) Parent and each of its Subsidiaries have at all times since January 1, 2012 conducted transactions in accordance with (A) all applicable United States export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (B) all other applicable import/export controls in other countries in which Parent conducts business, including the United States Export Administration Regulations, Foreign Assets Control Regulations, International Traffic in Arms Regulations, the Trading With The Enemy Act, International Emergency Economic Powers Act and all regulations and executive orders issued pursuant thereto, and other United States government regulations and executive orders that restrict trade or services with non-United States or other prohibited persons.

(ii) Since January 1, 2012, neither Parent nor any of its Subsidiaries or joint ventures (including any former Subsidiaries or joint ventures during the period in which Parent or any of its Subsidiaries held an ownership interest in such former Subsidiaries or joint ventures) nor, to the knowledge of Parent, any of their respective officers, directors, agents, distributors, employees or other person acting on behalf of Parent or its Subsidiaries or joint ventures (including any former Subsidiaries or joint ventures during the period in which Parent or any of its Subsidiaries held an ownership interest in such former Subsidiaries or joint ventures) have, directly or indirectly, taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery laws applicable to Parent or any of its Subsidiaries or joint ventures (including any former Subsidiaries or joint ventures during the period in which Parent or any of its Subsidiaries held an ownership interest in such former Subsidiaries or joint ventures) in any jurisdiction other than the United States (collectively, the “Parent FCPA”), or, to the knowledge of Parent, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to non-United States or United States government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Parent has established reasonable internal controls and procedures intended to ensure compliance with the Parent FCPA.

Section 4.9 Taxes. Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, Parent and its Subsidiaries (i) have duly filed all Tax Returns required to have been filed by or with respect to Parent or any of its Subsidiaries, and all such Tax Returns are true and correct; (ii) have within the time and manner prescribed by applicable Law paid all Taxes required to be paid by them (including any Taxes required to be withheld from amounts owing to any employee, creditor, stockholder or other third party); and (iii) have adequate accruals and reserves on the financial statements included in the Parent SEC Documents as of the date of this Agreement for Taxes in accordance with GAAP. Neither Parent nor any of its Subsidiaries is the subject of any currently ongoing Tax audit, Action or other proceeding with respect to Taxes nor has any Tax audit, Action or other proceeding with respect to Taxes been proposed against any of them in writing. No claim has been made in the last three years in writing by a Taxing Authority of a jurisdiction where Parent or one of its Subsidiaries has not filed Tax Returns claiming that Parent or such Subsidiary is or may be subject to taxation by that jurisdiction.

Section 4.10 Privacy Laws. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or where such non-compliance has been cured without material harm or expense to Parent or its Subsidiaries: (i) Parent and each of its Subsidiaries is in compliance with all privacy policies and applicable Privacy Laws in all material respects and has not received written notice of, and to the knowledge of Parent, there has not been any violation of any Privacy Laws or privacy policies by Parent or its Subsidiaries since January 1, 2012; (ii) Parent and each of its Subsidiaries is in compliance in all material respects with all of its contractual commitments with respect to Personal Information and has commercially reasonable safeguards in place to protect Personal Information in its possession or control from unauthorized access; (iii) since January 1, 2012, to the knowledge of Parent there has been no material unauthorized access, unauthorized acquisition, unauthorized disclosure or theft of any Personal Information of Parent or its Subsidiaries, and none of Parent, its Subsidiaries nor, to the knowledge of Parent, any other Person, has made any illegal or unauthorized use of Personal Information that was collected by or on behalf of Parent and its Subsidiaries; (iv) any deemed transfer of Personal Information in connection with the Closing of the transactions contemplated by this Agreement will not violate any applicable Privacy Laws or Parent’s privacy policies, as such policies currently exist or as they existed at the time the Personal Information was collected by or on behalf of Parent or any of its Subsidiaries, and Parent is not subject to any contractual requirements, privacy policies or other legal obligations that, following the Closing, would prohibit Parent or any Affiliate of Parent after the Closing from receiving or using Personal Information in the manner in which Parent or the Affiliate of Parent receives and uses such Personal Information immediately prior to the Closing and (v) there are no material claims pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries alleging a violation of any third person’s privacy, Personal Information or data rights.

Section 4.11 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement, including the Proxy Statement, at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement, except for such portions thereof that relate only to the Company and its Subsidiaries, will comply as to form in all material respects with the provisions of the Securities Act.

Section 4.12 Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or their respective officers or directors that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent. Since January 1, 2012 through the date of this Agreement, neither Parent nor any of its Subsidiaries has been subject to any material outstanding order, writ, injunction or decree relating to Parent’s method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of Parent.

Section 4.13 Brokerage and Finder’s Fees. Except for Parent’s obligations to the Barclays Capital Inc., neither Parent, any of its Subsidiaries nor any of their respective stockholders, directors, officers or employees has incurred or will incur on behalf of Parent or its Subsidiaries any brokerage, finder’s, success or similar fee (including any fee contingent upon the consummation of any transaction contemplated by this Agreement) in connection with the transactions contemplated by this Agreement.

Section 4.14 Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of Parent as of November 1, 2014 included in the Parent SEC Documents, (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) as set forth in Section 4.14 to the Parent Disclosure Schedule, Parent, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Parent and its Subsidiaries (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.15 Operation of Parent’s Business. Since November 1, 2014 through the date of this Agreement, neither Parent nor any of its Subsidiaries has engaged in any transaction that, if done after execution of this Agreement, would violate in any material respect Section 5.1(a) or Section 5.1(c).

Section 4.16 Environmental Matters. Except for matters that would not, individually or in the aggregate, reasonably be expected to have an aggregate liability of over $200,000,000, (a) the properties, operations and activities of Parent and its Subsidiaries are in compliance with all applicable Environmental Laws and all past noncompliance of Parent or any of its Subsidiaries with any Environmental Laws or Environmental Permits that has been resolved with any Governmental Authority has been resolved without any pending, ongoing or future obligation, cost or liability, and, to Parent’s knowledge, there has been no other past noncompliance of Parent or any of Parent’s Subsidiaries with any Environmental Laws or Environmental Permits; (b) Parent and its Subsidiaries and the properties and operations of Parent and its Subsidiaries are not subject to any existing, pending or, to the knowledge of Parent, threatened Action by or before any Governmental Authority under any Environmental Law or regarding any Hazardous Materials; (c) there has been no release of any Hazardous Materials by Parent or its Subsidiaries into the environment and, to Parent’s knowledge, there has been no release of any Hazardous Materials in connection with the properties or operations of Parent or its Subsidiaries; (d) to Parent’s knowledge, there has been no exposure of any person or property to any Hazardous Materials in connection with the properties, operations and activities of Parent or its Subsidiaries; and (e) as of the date of this Agreement, Parent and its Subsidiaries have made available to the Company internal and external environmental audits and reports (in each case relevant to Parent or any of its Subsidiaries) prepared since January 1, 2012 and in the possession of Parent or its Subsidiaries sufficient to disclose any material facts and circumstances relating to any “recognized environmental condition” as that term is defined under ASTM E1527-05, material violation of, or material liability or other material issue under, any Environmental Law or regarding any material costs or liabilities relating to Hazardous Materials. The representations and warranties contained in this Section 4.16 constitute the sole and exclusive representations and warranties made by Parent concerning environmental matters under this Agreement. Notwithstanding anything to the contrary in the preamble to this ARTICLE IV, information disclosed in the Parent SEC Documents shall not in any way qualify Section 4.16.

Section 4.17 Merger Sub. Merger Sub is newly formed and has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, nor will have ever had, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement.

Section 4.18 No Vote of Parent Stockholders. Assuming the accuracy of the representations and warranties of the Company in Section 3.4(a), no vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the certificate of incorporation or bylaws of Parent or the applicable rules of the Nasdaq in order for Parent to issue shares of Parent Common Stock pursuant to the terms of this Agreement or to consummate the Merger.

Section 4.19 Financing.

(a) Parent has delivered to the Company true, complete and accurate copies of the executed debt commitment letter, dated as of the date of this Agreement, by and among Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC and Parent providing for debt financing as described by such commitment letter and all contracts and fee letters associated therewith (provided, that the provisions of the fee letters related to fees, other economic terms and certain dollar amounts or ratios appearing in the “market flex” provisions (but not covenants) agreed to by the parties may be redacted, none of which redacted provisions could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Financing) (such commitment letter and related term sheets, including all exhibits, schedules, annexes and attachments thereto and each such fee letter and other contract associated therewith, in each case as amended or otherwise modified only to the extent permitted by this Agreement, collectively, the “Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, certain of the Financing Sources have agreed to lend the aggregate principal amounts set forth therein, for the purpose of financing the Merger and the other transactions contemplated by this Agreement (collectively referred to as the “Financing”).

(b) As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity). There are no conditions precedent or contingencies (including pursuant to any “market flex” provisions in the related fee letters or otherwise) related to the funding of the full amount of the Financing, other than the conditions precedent expressly set forth in the Commitment Letter (such conditions precedent, the “Financing Conditions”).

(c) The Commitment Letter has not been amended, restated or otherwise modified or waived in any manner prior to the date of this Agreement (and as of the date of this Agreement, no such amendment, restatement or other modification or waiver is contemplated or pending), and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect and, to the knowledge of Parent, no such termination, reduction, withdrawal or rescission is contemplated other than in accordance with the provisions of Section 1 of Exhibit D of the Commitment Letter.

(d) Assuming the conditions set forth in Section 6.1 and Section 6.3 are satisfied at Closing, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the full amount of the Financing will not be made available to Parent on the Closing Date and, as of the date of this Agreement, Parent is not aware of the existence of any facts or events that would reasonably be expected to cause such Financing Conditions not to be satisfied or the full amount of the Financing not to be available.

(e) As of the date of this Agreement, (i) Parent is not in default or breach under the terms and conditions of the Commitment Letter and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub or a failure to satisfy a condition by Parent, Merger Sub or, to the knowledge of Parent, any other party thereto, under the terms and conditions of the Commitment Letter, and (ii) Parent has not received any written notice of such default or event.

(f) Subject to Section 5.18(d), there are no side letters, understandings or other agreements or arrangements relating to the Financing to which Parent, Merger Sub or any of their Affiliates is a party other than as expressly set forth in the Commitment Letter furnished to the Company pursuant to this Section 4.19(f). All commitments and other fees required to be paid under the Commitment Letter prior to the date of this Agreement have been paid in full, and Parent is unaware of any fact or occurrence existing as of the date of this Agreement that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Commitment Letter inaccurate or that would reasonably be expected to cause the Commitment Letter to be ineffective.

(g) Assuming the conditions set forth in Section 6.1 and Section 6.3 are satisfied at Closing, the aggregate proceeds contemplated to be provided under the Commitment Letter, together with other financial resources of Parent and Merger Sub, will, in the aggregate, be sufficient for the making of all required payments in connection with the Merger, including payment of the Cash Consideration, the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger (including all Indebtedness of the Company and its Subsidiaries required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger, including premiums and fees incurred in connection therewith) and all other amounts to be paid pursuant to this Agreement and associated costs and expenses of the Merger and the other transactions contemplated by this Agreement, including the Financing, on the Closing Date.

(h) Parent affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that it or Merger Sub obtain financing for, or related to, any of the transactions contemplated by this Agreement.

Section 4.20 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby) and excluding the effect of any inaccuracy of the representations and warranties contained in ARTICLE III, (a) Parent and its Subsidiaries, taken as a whole, will not have incurred debts beyond their ability to pay such debts as they mature or become due, the then present fair saleable value of the assets of Parent and its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay their probable Liabilities (including the probable amount of all contingent Liabilities) and debts as they become absolute and matured, (b) the assets of Parent and its Subsidiaries, taken as a whole, at a fair valuation, will exceed their probable Liabilities (including the probable amount of all contingent Liabilities) and debts and (c) Parent and its Subsidiaries, taken as a whole, will not have unreasonably small capital to carry on their businesses as presently conducted or as proposed to be conducted.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business.

(a) During the period from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, except (w) as may be required by applicable Law, (x) with the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed), (y) as may be expressly required or permitted by this Agreement or (z) as set forth in Section 5.1(a) of the Company Disclosure Schedule or Section 5.1(a) of the Parent Disclosure Schedule (as applicable), each of the Company and Parent shall and shall cause each of their respective Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in compliance with applicable Law, and (ii) subject to compliance with the other restrictions in this Section 5.1, use reasonable best efforts to (A) preserve intact its present and presently planned business organization, (B) maintain in effect all necessary licenses, permits, consents, franchises, approvals and authorizations, (C) keep available the services of its executive officers and key employees on commercially reasonable terms and (D) maintain satisfactory relationships with its material customers, lenders, suppliers and others having material business relationships with it.

(b) During the period from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which, in the case of clauses (D), (G), (H), (I), (J), (K), (L), (M), (N), (O),(P), (Q), (R), (S), (T) and, to the extent relating to the foregoing clauses, (V), shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly required or permitted by this Agreement, or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

(A) amend the Company Organizational Documents or, in any material respect, the Company Subsidiary Organizational Documents, or otherwise take any action to exempt any person from any provision of the Company Organizational Documents or the Company Subsidiary Organizational Documents;

(B) split, combine or reclassify any of its capital stock;

(C) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (1) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries, or (2) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Options or for withholding Taxes incurred in connection with the exercise of Company Options or the vesting or settlement of Company Stock Awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in each case in accordance with past practice and the terms of the applicable award agreements);

(D) grant any Company Stock Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; provided that the Company may grant to Company employees (including new hires) and Company directors awards in the amounts, and subject to the terms, set forth in Section 5.1(b)(D) of the Company Disclosure Schedule;

(E) issue, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the exercise of Company Options or the settlement of Company Stock Awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in each case in accordance with their terms, or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

(F) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(G) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the financial obligations of any other person, except (i) in the ordinary course of business consistent with past practice, (ii) in connection with a refinancing of existing indebtedness (which refinancing shall not increase the aggregate amount of indebtedness permitted to be outstanding thereunder and shall not include covenants that shall be more burdensome in the aggregate to the Company in any material respect or increase costs to the Surviving Company after the Effective Time in any material respect), (iii) pursuant to existing credit arrangements, (iv) pursuant to agreements or arrangements between the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries, or (v) guarantees by the Company and any of its direct or indirect wholly owned Subsidiaries of any indebtedness permitted in accordance with clauses (i) through (v) above;

(H) make any loans or advances to any other person, except for loans among the Company and any of its wholly owned Subsidiaries;

(I) except (1) as otherwise permitted by this Agreement, (2) for any repayment or prepayment by the Company or any of its Subsidiaries (x) of indebtedness pursuant to the Revolving Credit Facility or (y) required under the terms of indebtedness set forth in Section 3.16(f) of the Company Disclosure Schedule or (3) for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise terminate any indebtedness or guarantees thereof of the Company or any Subsidiary;

(J) (1) other than (x) in accordance with contracts or agreements in effect on the date hereof or (y) transactions entered into in the ordinary course of business, consistent with past practice relating to openings or closures of retail store locations or distribution centers contemplated by the Company’s 2015 operating plan, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets having a value in excess of $10,000,000 individually or $35,000,000 in the aggregate to any person other than to the Company or a wholly owned Subsidiary of the Company (other than sales of inventory in the ordinary course of business consistent with past practice), or (2) other than in accordance with contracts or agreements in effect on the date hereof, cancel, release or assign any material indebtedness of any such person owed to it or any claims held by it against any such person other than in the ordinary course of business consistent with past practice;

(K) except for (1) transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries or (2) transactions entered into in the ordinary course of business, consistent with past practice relating to openings of retail store locations contemplated by the Company’s 2015 operating plan, acquire for cash an amount of assets (other than purchases of inventory for resale in the ordinary course of business) or capital stock of any other person valued, after giving effect to assumed indebtedness, at more than $25,000,000 per transaction and $75,000,000 in the aggregate; provided, however, that to the extent Parent consents to any such acquisition, such acquisition shall not be taken into account in computing the dollar limitations in this clause (K); provided further, however, that the Company shall not make any acquisition if such acquisition would materially and adversely affect the ability of the condition set forth in Section 6.1(b) to be satisfied on or prior to the End Date;

(L) make any capital expenditures other than (1) (x) capital expenditures contemplated in its capital expenditure budget for the fiscal year ending December 26, 2015, as disclosed to Parent prior to the date hereof, plus (y) an additional $15,000,000 of capital expenditures that are not contemplated in its capital expenditure budget for the fiscal year ending December 26, 2015 or (2) any other capital expenditures not in excess of $75,000,000 in any fiscal year following the fiscal year ending December 26, 2015;

(M) except as required under the terms of this Agreement or the terms of any Company Plan or Company Foreign Plan existing as of the date of this Agreement, (A) increase in any manner the compensation or benefits of any of the current or former directors, executive officers (for avoidance of doubt, the Company’s “executive officers” shall consist solely of persons with the title “Senior Vice President” and higher), employees or individuals in the capacity of consultants, independent contractors or other service providers of the Company or its subsidiaries (collectively, “Company Covenant Individuals”), other than increases in base salary or compensation, as the case may be, in the ordinary course of business or as a result of merit increases or internal promotions, each in the ordinary course of business, (B) pay to any Company Covenant Individual any amounts or increase any amounts payable to Company Covenant Individuals not required by any current plan or agreement (other than base salary in the ordinary course of business), (C) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation (including any employee co-investment fund), severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement (other than offer letters with respect to positions below “Senior Vice President” in the ordinary course of business consistent with past practice and offer letters or employment agreements with respect to new hires at the position of “Senior Vice President” or above to replace an employee at such position whose employment has terminated (or will terminate following a transition period) in the ordinary course of business consistent with past practice, which offer letters or employment agreements shall not provide for severance benefits that are materially greater than the severance benefits of such terminated employee) with or for the benefit of any Company Covenant Individual (or newly hired employees), (D) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Plans or Company Foreign Plans, (E) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Plan or Company Foreign Plan, (F) enter into, amend or extend any collective bargaining or other labor agreement, other than in the ordinary course of business consistent with past practice, (G) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or Company Foreign Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (H) create any new officer position at or above the level of Senior Vice President;

(N) implement or adopt any material change in its accounting principles or its methods, other than as may be required by GAAP or applicable Law;

(O) except as otherwise provided in Section 5.13, commence, settle or compromise any litigation, claim, suit, action or proceeding, except for

(1)	settlements or compromises that (x) involve monetary remedies with a value not in excess of, with respect to any individual litigation, claim, suit, action or proceeding, $3,000,0000 (net of any insurance proceeds and indemnity, contribution and similar payments actually received by the Company or any of its Subsidiaries in respect thereof) or, in the aggregate with respect to all litigation, claims, suits, actions and proceedings (but excluding the amount of any monetary remedies with respect to settlements of the type referred to in clause (2)), $10,000,000 (net of any insurance proceeds and indemnity, contribution and similar payments actually received by the Company or any of its Subsidiaries in respect thereof), (y) do not impose any material restriction on its business or operations or the business or operations of its Subsidiaries following the Effective Time and (z) do not involve the admission of wrongdoing by the Company or any of its Subsidiaries;

(2)	settlements of any (x) worker’s compensation or personal injury claims, (y) U.S. Equal Employment Opportunity Commission charges or ordinary course U.S. Department of Labor matters affecting fewer than 10 individuals or (z) citations issued with respect to the operations of individual retail stores, in each case in the ordinary course of business consistent with past practice; and

(3)	the commencement of any litigation, claim, suit, action or proceeding in the ordinary course of business consistent with past practice that would not reasonably be expected to result in a counterclaim seeking recovery of monetary damages in excess of $1,000,000;

(P) change any material tax accounting method, settle or compromise any material Tax proceeding, make or change any material Tax election, or request any material Tax ruling;

(Q) other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

(R) conduct its cash management practices (including the collection of receivables and payment of payables), other than in the ordinary course of business consistent with past practice, it being understood and agreed that any net cash proceeds from a divestiture pursuant to Section 5.6(e) shall be retained by the Company and segregated and not disbursed for any reason prior to the earlier of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms;

(S) amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material Company Permits;

(T) (1) cancel or permit to lapse any material Intellectual Property of the Company other than in the ordinary course of business or (2) disclose to any third party, other than representatives of Parent or under a confidentiality agreement, any Trade Secret included in the Intellectual Property of the Company in a way that results in loss of material Trade Secret protection;

(U) enter into any Contract that would reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the Merger and other transactions contemplated by this Agreement; or

(V) agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 5.1(b).

(c) During the period from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, except (i) as may be required by applicable Law, (ii) with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly required or permitted by this Agreement, or (iv) as set forth in Section 5.1(c) of the Parent Disclosure Schedule, Parent and Merger Sub shall not:

(A) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (1) regular quarterly cash dividends payable by Parent in respect of shares of Parent Common Stock not exceeding $0.12 per share of Parent Common Stock (subject to equitable adjustment for any of the events with respect to Parent Common Stock set forth in Section 2.1(c)), with declaration, record and payment dates in accordance with Parent’s historical practice over the past twelve months, (2) dividends paid by any of the Subsidiaries of Parent to Parent or any of their wholly owned Subsidiaries, respectively, or (3) the acceptance of shares of Parent Common Stock as payment for the exercise price of options to purchase shares of Parent Common Stock granted pursuant to the Parent Stock Plans or for withholding Taxes incurred in connection with the exercise of options to purchase shares of Parent Common Stock granted pursuant to the Parent Stock Plans, in each case in accordance with past practice and the terms of the applicable award agreements);

(B) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among Parent and its Subsidiaries or among Parent’s Subsidiaries;

(C) amend the certificate of incorporation or bylaws of Parent or Merger Sub, or otherwise take any action to exempt any person from any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, in any manner that would be adverse in any material respect to holders of Company Common Stock;

(D) enter into any Contract that would reasonably be expected to prevent or materially delay or impair the ability of Parent and the Parent Subsidiaries to consummate the Mergers and other transactions contemplated by this Agreement; or

(E) agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section  5.1(c).

Section 5.2 Access.

(a) For purposes of furthering the transactions contemplated hereby, the Company shall afford Parent and its employees, accountants, consultants, legal counsel, financial advisors, Financing Sources and agents and other representatives reasonable access during normal business hours upon reasonable advance notice to the Company, throughout the period prior to the earlier to occur of the Effective Time and the termination of this Agreement, to its and its Subsidiaries’ officers, employees, properties, contracts, documents, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws; provided, however, until the condition in Section 6.1(b) is satisfied, access to competitively sensitive information shall be subject to the Clean Team Agreement. Notwithstanding anything to the contrary contained in this Section 5.2(a), any document, correspondence or information provided pursuant to this Section 5.2(a) may be redacted to remove references concerning the valuation of the Company and the Merger or other similarly confidential information. All access pursuant to this Section 5.2(a) shall be (A) conducted in such a manner as not to interfere unreasonably with the normal operations of the Company or any of its Subsidiaries and (B) coordinated through the Chief Financial Officer of the Company or a designee thereof.

(b) To the extent reasonably necessary for the Company to confirm the accuracy of the representations of Parent and Merger Sub set forth in ARTICLE IV and the satisfaction of the conditions precedent set forth in

Section 6.2(a) or Section 6.2(b), each of Parent and Merger Sub shall provide the Company with access to information reasonably requested upon reasonable advance notice by the Company, throughout the period prior to the earlier to occur of the Effective Time and the termination of this Agreement; provided, however, that until the condition in Section 6.1(b) is satisfied, access to competitively sensitive information shall be subject to the Clean Team Agreement. Notwithstanding anything to the contrary contained in this Section 5.2(b), any document, correspondence or information provided pursuant to this Section 5.2(b) may be redacted to remove references concerning the valuation of the Company and the Merger or other similarly confidential information. All access pursuant to this Section 5.2(b) shall be (A) conducted in such a manner as not to interfere unreasonably with the normal operations of Parent or any of its Subsidiaries and (B) coordinated through the Chief Financial Officer of Parent or a designee thereof.

(c) Notwithstanding anything to the contrary contained in this Section 5.2, no party to this Agreement nor any of its Subsidiaries shall be required to provide any access, or make available any document, correspondence or information, if doing so would, in the reasonable judgment of such party’s outside legal counsel, (i) jeopardize the attorney-client privilege of such party or any of its Subsidiaries or (ii) conflict with any (A) Law applicable to such party or any of its Subsidiaries or the assets, or operation of the business, of such party or any of its Subsidiaries or (B) material Contract to which such party or any of its Subsidiaries is party or by which any of the their assets or properties are bound; provided, however, that in such instances such party shall, to the extent possible without violating applicable Law or any material Contract or jeopardizing attorney-client privilege, inform the other party of the general nature of the information being withheld and the basis for withholding and, upon the other party’s request, reasonably cooperate with the other party to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii), including using commercially reasonable efforts to seek consent from the applicable third party to any such material Contract under which disclosure is prohibited.

(d) No investigation by Parent or its representatives shall affect or be deemed to modify or waive the representations and warranties of the Company set forth in ARTICLE III of this Agreement, and no investigation by the Company or its representatives shall affect or be deemed to modify or waive the representations and warranties of Parent or Merger Sub set forth in ARTICLE IV of this Agreement.

(e) The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the Confidentiality and Standstill Agreement, dated as of October 30, 2014, between the Company and Parent (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms; provided that the Company and Parent may disclose any of the terms, conditions or other facts of the Merger and transactions contemplated by this Agreement if expressly permitted by the terms of this Agreement.

Section 5.3 Company Acquisition Proposals.

(a) Subject to Section 5.3(c) through Section 5.3(f), the Company agrees that, from the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with ARTICLE VII, neither it nor any of its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ directors, officers, employees, agents, investment bankers, attorneys, accountants and other representatives (“Representatives”) not to, directly or indirectly, (i) initiate or solicit or knowingly encourage or facilitate any inquiries with respect to, or the making of, a Company Acquisition Proposal, (ii) engage in any negotiations concerning, or provide any confidential information or data regarding the Company or its Subsidiaries to any person relating to, a Company Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Company Acquisition Proposal or (iv) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Company Acquisition Proposal (each a “Company Acquisition Agreement”), or (v) propose publicly or agree to do any of the foregoing relating to any Company Acquisition Proposal.

(b) Subject to Section 5.3(c) through Section 5.3(f), prior to the Closing, neither the Company Board nor any committee thereof shall, directly or indirectly, (i) withdraw, withhold, modify or qualify, or publicly propose to withdraw, withhold, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Company Acquisition Proposal, (iii) in the event of the commencement of a tender offer or exchange offer for any outstanding shares of the Company’s capital stock, fail to recommend against acceptance of such tender offer or exchange offer by the Company Stockholders within ten Business Days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any tender offer or exchange offer by the Company Stockholders as of the end of the ten Business Day period shall constitute a failure to recommend against any such offer), or (iv) recommend that the Company Stockholders not adopt this Agreement or approve the Merger (any action described in clauses (i)-(iv) above being referred to as an “Company Change of Recommendation”).

(c) Nothing contained in this Agreement shall prevent the Company or the Company Board from (i) complying with its disclosure obligations under Rule 14d-9 and 14e-2 promulgated under the Exchange Act and (ii) making any disclosure to the Company’s stockholders if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties or applicable Law; provided, however, that if any such public disclosure by the Company has the effect of a Company Change of Recommendation, Parent shall have the right to terminate this Agreement to the extent set forth in Section 7.1(d).

(d) Notwithstanding the limitations set forth in Section 5.3(a) and Section 5.3(b), until the earlier of receipt of the Company Stockholder Approval and any termination of this Agreement pursuant to Section 7.1, if after the date of this Agreement the Company receives a written unsolicited bona fide Company Acquisition Proposal that the Company Board has determined in good faith, after consultation with its outside legal counsel and financial advisors (i) constitutes a Company Superior Proposal or (ii) could reasonably be expected to result in a Company Superior Proposal, then the Company, its Subsidiaries and its and their respective Representatives may, subject to Section 5.3(h), take the following actions: (A) furnish nonpublic information to the third party making such Company Acquisition Proposal, if, and only if, prior to furnishing such information, the Company receives from the third party an executed confidentiality agreement with provisions no less restrictive to such third party with respect to the use or disclosure of nonpublic information than the Confidentiality Agreement and (B) engage in discussions or negotiations with the third party with respect to such Company Acquisition Proposal.

(e) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company or the Company Board from, at any time prior to, but not after, the time of the receipt of the Company Stockholder Approval, in response to the receipt of a written unsolicited bona fide Company Acquisition Proposal after the date of this Agreement that did not result from a breach of this Section 5.3, (i) terminating this Agreement pursuant to Section 7.1(e) in order to enter into a definitive written agreement with respect to such Company Acquisition Proposal or (ii) effecting a Company Change of Recommendation, if, prior to taking any of the actions described in clauses (i) or (ii), (A) the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that (x) failure to take such action would reasonably be expected to be inconsistent with the Company directors’ fiduciary duties under applicable Law and (y) such Company Acquisition Proposal (in the form, other than immaterial changes, that was the subject of the Superior Proposal Notice) constitutes a Company Superior Proposal, (B) Parent shall have received written notice (the “Superior Proposal Notice”) of the Company’s intention to take such action at least four Business Days prior to the taking of such action by the Company and (C) the Company Board continues to believe, after taking into account any modifications to the terms of the transactions contemplated by this Agreement that are offered by Parent after its receipt of the Superior Proposal Notice, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal.

(f) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company Board from, at any time prior to, but not after, the time of the receipt of the Company Stockholder Approval, effecting a Company Change of Recommendation (other than in response to the receipt or making of a Company Acquisition Proposal, which shall be subject to Section 5.3(e)) if, prior to taking such action, the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the Company directors’ fiduciary duties under applicable Law; provided, however that (i) Parent shall have received written notice (a “Board Recommendation Notice” ) of the Company Board’s intention to take any such action at least four Business Days prior to the taking of such action by the Company Board and (ii) the Company Board continues to believe, after taking into account any modifications to the terms of the transactions contemplated by this Agreement that are offered by Parent after its receipt of such Board Recommendation Notice that failing to take such action would be inconsistent with the Company directors’ fiduciary duties under applicable Law.

(g) The Company agrees that it and its Subsidiaries will (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than the parties) conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal and (ii) request each third party that has heretofore executed a confidentiality agreement that relates to a Company Acquisition Proposal (other than Parent) to return or destroy all confidential information regarding the Company or its Subsidiaries heretofore furnished to such third party by the Company or on its behalf. The Company agrees that it and its Subsidiaries will take the necessary steps to promptly inform its and its Subsidiaries’ Representatives of the obligations undertaken in this Section 5.3.

(h) From and after the date of this Agreement, the Company shall promptly orally notify Parent of any request for information or any inquiries, proposals or offers relating to a Company Acquisition Proposal indicating, in connection with such notice, the name of such person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and the Company shall provide to Parent written notice of any such inquiry, proposal or offer within 48 hours of such event and copies of any written or electronic correspondence to or from any person making a Company Acquisition Proposal. The Company shall keep Parent informed orally, as soon as is reasonably practicable, of the status of any Company Acquisition Proposal, including with respect to the status and terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and the Company shall provide to Parent written notice of any such withdrawal or rejection and copies of any written proposals or requests for information within 48 hours. The Company also agrees to provide any information to Parent (not previously provided to Parent) that it is providing to another person pursuant to this Section 5.3 at substantially the same time it provides such information to such other person. All information provided to Parent under this Section 5.3 shall be kept confidential by Parent in accordance with the terms of the Confidentiality Agreement.

(i) For purposes of this Agreement:

(i) “Company Acquisition Proposal” means any proposal or offer made by any person other than Parent or its Subsidiaries with respect to (A) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving the Company, (B) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount greater than a 15% voting or economic interest in the Company or (C) any purchase of assets, securities or ownership interests representing an amount greater than 15% of the consolidated assets (including stock of the Subsidiaries of the Company), consolidated net revenues or earnings before interest, Taxes, depreciation and amortization of the Company and its Subsidiaries taken as a whole; provided, however, that any proposal or offer relating to any purchase of assets of the Company or any of its Subsidiaries contemplated by Section 5.6(e) shall not be deemed a Company Acquisition Proposal, but shall be subject to Section 5.6(e).

(ii) “Company Superior Proposal” means a bona fide written Company Acquisition Proposal (except that references in the definition of the “Company Acquisition Proposal” to 15% shall be replaced by

50%) made after the date of this Agreement by any person other than Parent or its Subsidiaries on terms that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, and considering such factors as the Company Board considers to be appropriate (including the timing and likelihood of consummation of such proposal), are more favorable to the Company and the Company Stockholders than the transactions contemplated by this Agreement, taking into account any change to the transaction proposed by Parent.

Section 5.4 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall jointly prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. The Company will cause the Proxy Statement to be mailed to its stockholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, but in no event earlier than the record date set by the Company. Parent shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of shares of Parent Common Stock in the Merger. Each of the Company and Parent shall furnish each other all information reasonably requested by the other (including concerning itself and its stockholders, or holders of a beneficial interest therein) in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement, or response to SEC comments with respect thereto, will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon; provided, however, that the Company, in connection with a Company Change of Recommendation, may amend or supplement the Registration Statement and the Proxy Statement (including by incorporation by reference) to effect such change (it being understood that any such amendment or supplement shall solely contain (i) such Company Change of Recommendation and (ii) a statement of the reasons of the Company Board for making such Company Change of Recommendation, and the right of consent set forth in this Section 5.4(a) shall not apply with respect to information in such amendment or supplement required by clauses (i) and (ii)). Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order relating thereto, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication between it or any of its representatives, on the one hand, and the SEC or its staff or any state securities commission, on the other hand, with respect to the Proxy Statement, the Registration Statement or the Merger. Subject to the other provisions set forth in this Section 5.4, each of the Company and Parent will use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Registration Statement or the Proxy Statement and to have any stop order relating thereto or suspension lifted, reversed or otherwise terminated. If at any time prior to the Effective Time any information is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

(b) The Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to set a record date for, duly give notice of, convene and, as soon as reasonably practicable after the Registration Statement is declared effective, hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”). Except as expressly permitted by Section 5.3(e) or Section 5.3(f), the Company Board shall not make any Company Change of Recommendation and, except to the extent that the Company Board shall have made a Company Change of Recommendation as permitted by Section 5.3(e) or Section 5.3(f), shall include its recommendation that the Company’s stockholders vote in favor of the Merger in the Proxy Statement and, subject to Section 5.3(e) and Section 5.3(f), shall solicit proxies in favor of the adoption of this Agreement and use its commercially reasonable efforts to obtain the Company Stockholder Approval at the Company Stockholders’ Meeting. The Company shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent; provided, however, that the Company shall be entitled to postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent, if on a date for which the Company Stockholders’ Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, if, and only if, the Company Stockholders’ Meeting is scheduled to reconvene on a date that is (i) 30 or less days after the date for which the Company Stockholders’ Meeting was originally scheduled or (ii) 10 or less Business Days prior to the End Date.

(c) The Company shall cooperate with and keep Parent reasonably informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders.

(d) Immediately following execution and delivery of this Agreement by the parties, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and, promptly thereafter, deliver to the Company a copy of the written consent reflecting the adoption of the Agreement by Parent as sole stockholder of Merger Sub or the minutes of the stockholders meeting of Merger Sub at which this Agreement was adopted.

Section 5.5 Employee Matters.

(a) Subject to the exception set forth on Section 5.5(a) of the Company Disclosure Schedule, for a period of one year after the Effective Time or such shorter period as the applicable Company Employee remains employed by Parent, the Surviving Company or any of their respective Subsidiaries, Parent shall provide, or shall cause the Surviving Company to provide, to employees of the Company or its Subsidiaries who continue to be employed by Parent, the Surviving Company or any of their respective Subsidiaries following the Effective Time (the “Company Employees”), (i) base salary or wages and annual bonus opportunities that are no less favorable than the base salary or wages and annual bonus opportunities provided to such Company Employee immediately prior to the Effective Time and (ii) employee benefits that are no less favorable in the aggregate to employee benefits provided in the aggregate to the Company Employees immediately prior to the Effective Time; provided, that (x) this sentence shall not apply to Company Employees employed outside the United States in jurisdictions where this sentence would result in compensation or benefits becoming due to employees beyond the period of one year after the Effective Time and Section 5.5(a) shall not apply to any Company Employees covered by collective bargaining or other labor agreements (such non-U.S. employees and collectively bargained employees, the “Excluded Employees”) and (y) Parent and the Surviving Company may make new equity compensation awards based on the Parent’s generally applicable policies without regard to the Company’s prior practice. For purposes of determining the employee benefits and annual bonus opportunities in place immediately prior to the Effective Time, Parent and the Surviving Company and their respective Subsidiaries may disregard any compensation and benefits that are triggered by or in part as a result of the Merger, any retention awards or arrangements, any change in control bonuses, any parachute gross-ups, and any modifications of equity compensation or bonus programs to take into account the requirements of the transactions. The foregoing notwithstanding, Parent agrees to comply with the requirements of applicable Law with respect to the treatment of Excluded Employees and to honor, or to cause the Surviving Company or any of their respective Subsidiaries following the Effective Time to honor, in accordance with their terms all Company Plans and Company Foreign Plans and all collective bargaining agreements to which the Company or any of its Subsidiaries is a party or otherwise bound, provided that such plans or agreements may be amended, terminated or suspended in accordance with their terms and applicable Law in accordance with this Section 5.5. The Company shall, or shall cause any of its applicable Subsidiaries to, comply with all notice and consultation provisions of all collective bargaining or other labor agreements to which it or such subsidiary is a party or otherwise bound, to the extent required by any such collective bargaining or other labor agreements or applicable Law.

(b) Following the Closing Date, Parent shall, or shall cause the Surviving Company to, cause any employee benefit plans sponsored or maintained by Parent or the Surviving Company or their Subsidiaries in which Company Employees in the United States (the “U.S. Company Employees”) are initially eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to recognize the service of each U.S. Company Employee with the Company prior to the Closing Date for purposes of eligibility, vesting and benefit accrual under such Post-Closing Plans (and under Company Plans that continue after the Closing Date (the “Continuing Company Plans”)); provided, that such recognition of service shall not (i) apply for purposes of benefit accrual under any defined benefit retirement plan or plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a U.S. Company Employee with respect to the same period of service or (iii) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which such U.S. Company Employee is first eligible to participate, Parent shall use reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to such U.S. Company Employee to the extent such limitation would have been waived or satisfied under the Company Plan in which such U.S. Company Employee participated immediately prior to the Effective Time and (B) credit each U.S. Company Employee for an amount equal to any medical, dental or vision expenses incurred, under a Continuing Company Plan, by such U.S. Company Employee in the Post-Closing Plan plan year that includes the Closing Date (or, if later, the plan year in which such U.S. Company Employee is first eligible to participate in such Post-Closing Plan) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan, subject to (i) the applicable information being provided to Parent in a form that Parent reasonably determines is administratively feasible to take into account under its plans and (ii) compliance with any applicable Laws; provided that no such credit under clause (B) shall be required with respect to any plan year of a Continuing Company Plan that is completed before the employee is admitted to the Post-Closing Plan.

(c) Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Company or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause (subject to compliance with applicable Law). In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Plan, Company Foreign Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Surviving Company, the Company or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or Affiliates; or (ii) alter or limit the ability of Parent, the Surviving Company or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or Affiliates to amend, modify or terminate any Company Plan, Company Foreign Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date in accordance with the terms of this Section 5.5. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.5, express or implied, is intended to confer upon any other person (including for the avoidance of doubt any current or former directors, officers, employees, contractors or consultants of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Company or any of its Subsidiaries) any rights or remedies of any nature whatsoever under or by reason of this Section 5.5 or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, policy, agreement or arrangement of Parent, the Company, the Surviving Company or any respective Subsidiary thereof.

(d) At the request of Parent prior to the Effective Time, the Company shall amend any Company Plan identified by Parent to reduce the number of shares of Company Common Stock reserved under such Company Plan as instructed by Parent; provided, however, that the Company shall not be required to reduce such reserved shares of Company Common Stock (i) below the number of shares of Company Common Stock reserved against Company Stock Awards outstanding as of the date of this Agreement and Company Stock Awards that may be granted pursuant to Section 5.1(b)(D) and (ii) unless such reduction is effective at, and contingent upon, the Effective Time.

Section 5.6 Filings; Reasonable Best Efforts; Notification.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as practicable (and in any event prior to the End Date), the transactions contemplated by this Agreement, including (i) obtaining and maintaining all necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals (collectively, “Consents”) from Governmental Authorities and the making of all other necessary registrations and filings, (ii) obtaining all Consents from third parties that are necessary or desirable in connection with the transactions contemplated by this Agreement, (iii) the execution and delivery of any additional instruments necessary to consummate any of the transactions contemplated by, and to fully carry out the purposes of, this Agreement and (iv) providing all such information concerning such party, its Subsidiaries and its Subsidiaries’ officers, directors, employees and partners as may reasonably be requested in connection with any of the matters set forth in this Section 5.6. None of the parties shall, nor shall it permit any of its Subsidiaries to, take or agree to take any action that would reasonably be expected to impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any required Consent under Antitrust Laws from any Governmental Authority with respect to the transactions contemplated by this Agreement. Nothing set forth in this Section 5.6 limits, modifies, waives, amends or otherwise adversely affects (x) either party’s ability to make acquisitions or investments otherwise permitted under Section 5.1 (Conduct of Business), (y) the Company’s rights under Section 5.3 (Company Acquisition Proposals) or (z) either party’s rights under ARTICLE VII (Termination).

(b) Subject to Section 5.6(c), each of Parent and the Company shall (i) make or cause to be made the filings required of such party or any of its Subsidiaries under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable (and in any event within fifteen Business Days after the date of this Agreement, unless a later date is mutually agreed to by the parties), (ii) make or cause to be made such other filings as are required under applicable Law, or as set forth on Section 3.5(d)(v) of the Company Disclosure Schedule or Section 4.5(d)(vi) of the Parent Disclosure Schedule, in foreign jurisdictions governing antitrust or merger control matters with respect to the transactions contemplated by this Agreement as soon as reasonably practicable after the date of this Agreement, (iii) comply at the earliest practicable and advisable date with any request for additional information, documents or other materials received by such party or any of its Subsidiaries from the Federal Trade Commission (the “FTC”), the Department of Justice (the “DOJ”) or any other Governmental Authority under the HSR Act or any other Antitrust Laws and (iv) subject to Section 5.6(e), cooperate in good faith with the other party in obtaining all approvals required under applicable Antitrust Laws and in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction.

(c) Parent and the Company shall coordinate with respect to the overall strategy relating to the Antitrust Laws, including with respect to any filings, notifications, submissions and communications with or to any antitrust regulatory authority; provided, however, that (x) subject to the other provisions of this Section 5.6, Parent shall make the final determination as to the appropriate course of action and (y) neither Parent nor the

Company shall be constrained from complying with applicable Law. Each party shall (i) consult and cooperate with the other party regarding, allow the other party to have a reasonable opportunity to review in advance prior to their submission (if applicable) and consider in good faith the views of the other party regarding the form and content of, any filings, correspondence, written communications, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party in connection with proceedings under or relating to any Antitrust Laws, (ii) promptly furnish the other party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives, on the one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement and (iii) give the other party the opportunity to attend and participate in any in-person meetings, and to the extent reasonably practicable, substantive telephone calls with the DOJ, the FTC or any other Governmental Authority (to the extent permitted by the DOJ, the FTC or such Governmental Authority) with respect to the subject matter of this Section 5.6 (including with respect to any of the actions referred to in Section 5.6(d) and Section 5.6(e)) and, if the other party is prohibited by applicable Laws or by the DOJ, the FTC or such Governmental Authority from attending and participating in any such meetings or calls, keep the other party reasonably apprised with respect thereto to the extent permitted under applicable Law. Each party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Neither party will directly or indirectly extend any waiting period under the HSR Act or enter into any agreement with a Governmental Authority related to this Agreement or the transactions contemplated by this Agreement except with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding any provisions of this Section 5.6 to the contrary, (x) materials provided to the other party pursuant to this Section 5.6 may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address privilege or confidentiality concerns and (y) each party shall have the right to designate any information provided to the other party as subject to review by a clean team only pursuant to and in accordance with the Clean Team Agreement.

(d) In connection with and without limiting Section 5.6(a), but subject to Section 5.6(e), each of Parent and the Company shall use its reasonable best efforts to take such action as may be required to cause the expiration or termination of the waiting periods under the HSR Act or other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as practicable after the execution of this Agreement (and in any event prior to the End Date), including using its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statues, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith and subject to Section 5.6(e), if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Laws, each of Parent and the Company shall vigorously contest and resist any such Action (through negotiation, litigation or otherwise), including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, delays or restricts the consummation of the transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal.

(e) Notwithstanding anything to the contrary in this Agreement, the Company shall not, without the written consent of Parent, offer or agree to divest, license, hold separate (including by trust or otherwise) or otherwise commit any of the Company, Parent or any of their respective Subsidiaries to take any action that limits any freedom of action with respect to their ability to retain or operate any of their businesses, services or assets (any such divestiture, license, hold separate or such other commitment to take action with respect to any businesses, services or assets is hereinafter referred to as an “Antitrust Restraint”). Notwithstanding anything to the contrary in this Agreement, except as expressly set forth in this Section 5.6(e), Parent shall not be required to agree to or effect any Antitrust Restraint with respect to any of Parent’s or the Company’s or their respective Subsidiaries’ businesses, services or assets. If necessary to avoid the commencement of any Action by any Governmental Authority challenging the transactions under this Agreement under the Antitrust Laws, or if already commenced, to avoid the entry of, or to effect the dissolution of, any Order that would prohibit, prevent or restrict the consummation of the transactions contemplated by this Agreement, then, subject to the penultimate sentence of this Section 5.6(e), Parent shall offer, negotiate and agree to, and shall effect, any Antitrust Restraint with respect to the Company’s businesses, services or assets, except that Parent shall not be required to agree to or effect any Antitrust Restraint with respect to any of the Company’s businesses, services or assets, other than, to the extent necessary to avoid the commencement of any such Action or to avoid the entry of, or to effect the dissolution of, any such Order, (i) an Antitrust Restraint with respect to businesses, services or assets of the Company in the United States that, in the aggregate, generated or were reasonably necessary to service no more than $1,250,000,000 of the Company’s revenues in calendar year 2014; and (ii) an Antitrust Restraint with respect to businesses, services or assets of the Company outside the United States that would not reasonably be expected to have a material adverse effect on the businesses of the Company outside the United States, taken as a whole. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, Parent shall not be required to agree to or effect any Antitrust Restraint with respect to the Company or Parent unless such actions are conditioned upon the occurrence of the Closing or are effective on or after the Closing, and neither party shall be required to waive any of the conditions set forth in ARTICLE VI of this Agreement as they apply to such party. None of the actions taken or proposed to be taken pursuant to this Section 5.6(e) shall be deemed to result in a breach of the representations and warranties set forth in this Agreement or shall be considered for purposes of determining whether a Company Material Adverse Effect or a Parent Material Adverse Effect has occurred.

Section 5.7 Takeover Statutes. The Company and its Subsidiaries shall not take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any takeover statute. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8 Public Announcements. The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the parties and that the parties shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement to the extent required by applicable Law or the applicable rules of any stock exchange; provided, further, that in the event of a Company Change of Recommendation made in compliance with Section 5.3, the Company may make a public statement containing (i) such Company Change of Recommendation and (ii) a statement of the reasons of the Company Board for making such Company Change of Recommendation, and the right of consent set forth in this Section 5.8 shall not apply to information referenced under clauses (i) and (ii).

Section 5.9 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall cause (including, to the extent required, providing sufficient funding to enable the Surviving Company to satisfy all of its obligations under this Section 5.9(a)) the

Surviving Company to indemnify, defend and hold harmless, and provide advancement of expenses to, the present and former officers and directors of the Company against all losses, claims, damages, costs, expenses, liabilities or judgments that are paid in settlement of or in connection with any Action based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent provided or permitted under the Company Organizational Documents and any indemnification agreement entered into between the Company and such person (representative forms of which have been made available to Parent prior to the date of this Agreement), in each case as in effect as of the date of this Agreement, and under applicable Law.

(b) At or prior to the Closing, Parent shall purchase a “tail” directors’ and officers’ liability insurance policy for the Company’s present and former directors and officers who are covered prior to the Effective Time by the directors’ and officers’ liability insurance currently maintained by the Company with coverage for six years following the Effective Time, and with coverage and amounts and terms and conditions no less favorable to the covered persons than the existing policies of directors’ and officers’ liability insurance maintained by the Company. Parent shall maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(c) Parent covenants and agrees from and after the Effective Time to provide to the directors and officers of the Company who become directors or officers of Parent, so long as they remain directors or officers of Parent, directors’ and officers’ liability insurance on the same basis and to the same extent as that, if any, provided to other directors or officers of Parent.

(d) If Parent, the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any person, then, in each case, Parent, the Surviving Company or any of their respective successors and assigns, as applicable, shall take such action as may be necessary so that such person shall assume all of the applicable obligations set forth in this Section 5.9.

(e) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each present and former director and officer referred to in this Section 5.9 and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.10 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party or any of the other party’s Subsidiaries or direct the other party’s and its Subsidiaries’ business or operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of its Subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, shall be interpreted in such a way as to place Parent or the Company in violation of any rule, regulation or policy of any Governmental Authority or applicable Law.

Section 5.11 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 5.12 Treatment of Certain Indebtedness.

(a) The Company shall, and shall cause its Subsidiaries to, take all actions within its and its Subsidiaries’ control required to have furnished to Parent, no later than three (3) Business Days prior to the Closing Date, copies of payoff letter(s) with respect to the Company’s Existing Credit Agreement (each, a “Payoff Letter”) in customary form and substance from the administrative agents or similar agents under the Company’s Existing Credit Agreement, which Payoff Letters shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties (if any), breakage costs or other amounts then due and payable, in each case, under the Existing Credit Agreement and the related loan documentation (the “Payoff Amount”), (y) state that all obligations (including guarantees) in respect thereof and Liens granted in connection therewith on the assets of the Company or any of its Subsidiaries or otherwise on the business of the Company shall be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date by the applicable agent under the Existing Credit Agreement, released or arrangements reasonably satisfactory to Parent for such release shall have been made by such time, subject, as applicable, to the replacement (or cash collateralization or backstopping) of any then outstanding letters of credit or similar indebtedness and (z) authorize Parent or its designee to file any and all releases, discharges or terminations of liens with respect to any collateral securing such obligations from and after the Effective Time.

(b) The Company shall, at Parent’s written request, take all actions within the Company’s control necessary to cause (in all respects other than repayment or deposit of funds) (a) (i) the discharge of the indenture (the “2019 Notes Indenture”) governing the Company’s 9.75% Senior Secured Notes due 2019 (the “2019 Notes”), pursuant to Section 10.01 of the 2019 Notes Indenture to occur effective at the Effective Time, (ii) the redemption of the 2019 Notes pursuant to Section 3.05 of the 2019 Notes Indenture to occur at or following the Effective Time or (iii) the defeasance of the 2019 Notes pursuant to Section 8.03 of the 2019 Notes Indenture to occur effective at the Effective Time, and (b) the release of all Liens in connection therewith effective upon the receipt of the applicable repayment or deposit of funds. In the case of clause (a)(ii) of the immediately preceding sentence, Parent’s written request shall specify the requested date of the redemption notice and the requested redemption date, in each case in accordance with Article Three of the 2019 Notes Indenture. The Company will provide Parent with a reasonable opportunity to review and comment on drafts of the definitive documentation for such discharge, redemption or defeasance.

(c) Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out of pocket costs (including reasonable attorneys’ fees and costs) incurred by the Company, any of its Subsidiaries or their respective Representatives in connection with the actions of the Company and its Subsidiaries and their respective Representatives contemplated by this Section 5.12, and (ii) acknowledges and agrees that the Company, its Subsidiaries or their respective Representatives shall not be required to incur any liability to any person prior to the Effective Time with respect to any actions of the Company and its Subsidiaries and their respective Representatives contemplated by this Section 5.12.

Section 5.13 Transaction Litigation. The Company shall give Parent the opportunity to participate in (but not control) the Company’s defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to this Agreement or the transactions contemplated by this Agreement, including the Merger. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or its directors, executive officers or similar persons by any stockholder of the Company relating to this Agreement, the Merger, or any other transaction contemplated hereby without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.14 Nasdaq Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger and any other shares of Parent Common Stock to be reserved for issuance in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 5.15 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either of the parties to the Merger, the officers of the Surviving Company shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Section 5.16 Advice of Changes.

(a) The Company and Parent shall each promptly advise the other party of any fact, change, event or circumstance that has had or is reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to give rise to a failure of a condition precedent set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c) (in the case of Parent or Merger Sub) or Section 6.3(a), Section 6.3(b) or Section 6.3(c) (in the case of the Company) to be satisfied; provided that any failure to give notice in accordance with the foregoing shall not constitute the failure of any condition set forth in Section 6.2 or Section 6.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.2 or Section 6.3 to be satisfied; provided further, that that the delivery of any notice pursuant to this Section 5.16 shall not limit or otherwise affect the remedies of the Company or Parent available hereunder and no information delivered pursuant to this Section 5.16 shall update any section of the Company Disclosure Schedule or the Parent Disclosure Schedule or shall affect the representations or warranties of the parties hereunder.

(b) The Company and Parent shall each promptly advise the other party of (i) any written notice or other written communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement to the extent that the party receiving such notice or communication believes there is a reasonable likelihood that the failure to obtain such consent would have a material impact on the timing of the consummation of the Merger or on the Company, the Surviving Company or Parent or (ii) upon receiving any written communication from any Governmental Authority or third party whose consent or approval is required for the satisfaction of one of the conditions to Closing set forth in ARTICLE VI that causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.

(c) The Company shall promptly notify Parent of (i) any notice, written threat, announcement or commencement of a material investigation by any Governmental Authority with respect to the Company or its Subsidiaries and (ii) any material unauthorized access, unauthorized acquisition, unauthorized disclosure or theft of any Personal Information collected, maintained, processed or transmitted by or on behalf of the Company of which the Company has knowledge.

(d) The Company shall promptly notify Parent of any written notice or other written communication received following the date hereof from any party to any Material Company Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify its relationship with any Company or Company Subsidiary as a result of the transactions contemplated by this Agreement.

(e) The Company shall promptly notify Parent if the aggregate fees and expenses of the Persons set forth in Section 5.16(e) of the Company Disclosure Schedule have exceeded or are reasonably expected to exceed the aggregate estimate set forth in Section 5.16(e) of the Company Disclosure Schedule. Such notice shall set forth a reasonably detailed itemization of such fees and expenses to the extent reasonably available, and from time to time following such notice, upon the reasonable request of Parent (but in no event more than twice in any calendar month), the Company shall provide to Parent as promptly as reasonably practicable after each such request a reasonably detailed itemization to the extent reasonably available of the then-current amount of such fees and expenses.

Section 5.17 Governance Matters.

(a) Parent shall take all actions as may be necessary, including securing resignations of existing members of the Parent Board, to cause: (i) the number of directors constituting the full Parent Board as of the Effective Time to be 13, (ii) the Parent Board, as of the Effective Time, to be composed of (A) the directors of Parent as of immediately prior to the Effective Time and (B) the two individuals selected by the Parent Board from the members of the Company Board listed in Section 5.17(a) of the Company Disclosure Schedule; provided that, (i) Parent shall select the two individuals no earlier than five Business Days prior to the Effective Time and (ii) if for any reason any such individual selected by the Parent Board from the individuals listed in Section 5.17(a) of the Company Disclosure Schedule is no longer a member of the Company Board as of immediately prior to the Closing or is otherwise unable to serve on the Parent Board, Parent will select another individual to serve on the Parent Board from among the remaining individuals listed in Section 5.17(a) of the Company Disclosure Schedule.

(b) The Chief Executive Officer of Parent as of the Effective Time shall be Ronald L. Sargent; provided that, if for any reason such individual is no longer the Chief Executive Officer of Parent, than the Chief Executive Officer of Parent as of immediately prior to the Effective Time shall be the Chief Executive Officer of Parent as of the Effective Time.

(c) At the Closing, to the extent requested by Parent, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of any or all the directors of the Company and any Subsidiary of the Company, effective at the Effective Time.

Section 5.18 Financing and Financing Cooperation.

(a) Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to obtain the proceeds of the Financing on or prior to the Closing Date on the terms and conditions described in the Commitment Letter (including the exercise of any “market flex” provisions in the related fee letters), including using reasonable best efforts to: (i) maintain in full force and effect the Commitment Letter and comply with its obligations and conditions thereunder (provided that the Commitment Letter may be amended, supplemented, modified and replaced as set forth below); (ii) satisfy on a timely basis (or obtain the waiver of and taking into account the expected timing of the Closing) and in a manner that will not impede the ability of the parties to consummate the Merger in advance of the End Date all conditions and covenants applicable to Parent and Merger Sub to the funding of the Financing (including the Financing Conditions) set forth in the Commitment Letter and any definitive agreements executed in connection therewith within Parent’s and Merger Sub’s control to satisfy, (iii) negotiate and enter into, on or prior to the Closing Date, definitive agreements with respect to the Financing (and promptly upon execution thereof provide executed copies of such definitive agreements to the Company) on the terms and conditions (including, if necessary, the exercise of “market flex” provisions in the related fee letters) that are not materially less favorable to Parent and Merger Sub than the terms and conditions (including, if necessary, the exercise of “market flex” provisions in the related fee letters) contemplated by the Commitment Letter and (iv) consummate the Financing at or prior to the Closing. In the event that all Financing Conditions have been or, upon funding of the Financing will be, satisfied, Parent and Merger Sub shall use their reasonable best efforts to cause the Financing Sources, lenders and the other persons providing or committing to provide the Financing to comply with their obligations under the Commitment Letter and definitive financing agreements and to fund on or before the Closing Date the Financing required to consummate the Merger and the other transactions contemplated by this Agreement. Parent shall keep the Company informed on a regular basis and in reasonable detail of the status of its efforts to arrange the Financing and to satisfy the conditions thereof, including advising and updating the Company, in a reasonable level of detail, with respect to any material developments concerning the status of the Financing and the proposed funding date thereunder.

(b) Subject to Section 5.18(d), prior to the Closing, Parent shall not, and shall not permit Merger Sub to, agree to, permit or consent to any termination, amendment, replacement, supplement or other modification of, or waive any of its rights under, the Commitment Letter or the definitive agreements relating to the Financing without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that Parent and Merger Sub may, without the Company’s prior written consent, (i) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter or the definitive agreements relating to the Financing, if such amendment, replacement, supplement or other modification or waiver (A) does not reduce the aggregate cash amount of proceeds of the Financing, (B) does not change the timing of the funding of the Financing thereunder and would not reasonably be expected to prevent, delay or impede the consummation of all or a portion of the Financing or the Merger, (C) does not adversely change or impose new or additional conditions or otherwise expand or adversely amend any of the Financing Conditions from those set forth in the Commitment Letter on the date of this Agreement and (D) does not otherwise make the timely funding of the Financing or the satisfaction of the conditions to obtaining the Financing less likely to occur (clauses (A), (B), (C) and (D), collectively, the “Prohibited Commitment Letter Amendments”); and (ii) amend, replace (subject to Section 5.18(d)) supplement or otherwise modify the Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement (but not make any other changes), but only if the addition of such additional parties, individually or in the aggregate, would not result in the occurrence of a Prohibited Commitment Letter Amendment. Subject to Section 5.18(d), Parent and Merger Sub shall not permit or consent to any waiver of any remedy under the Commitment Letter or to any early termination of the Commitment Letter. Upon any such amendment, replacement, supplement or modification, the term “Commitment Letter” shall mean the Commitment Letter as so amended, replaced, supplemented or modified. Parent shall promptly deliver to the Company copies of any such amendment, replacement, supplement or other modification or waiver of the Commitment Letter.

(c) Parent shall promptly (and, in any event, within three (3) Business Days) notify the Company in writing (i) of its knowledge of any breach or default by any party to the Commitment Letter or any definitive financing agreement entered into in connection with the Financing, if such breach or default would reasonably be expected to affect the timely availability of, or the amount of, the Financing and (ii) of the receipt by any of Parent or Merger Sub or any of their respective Affiliates or Representatives of any written notice from any Financing Source, lender or any other person with respect to any (A) actual, threatened or alleged breach, default, termination or repudiation by any party to the Commitment Letter or any definitive financing agreement entered into in connection with the Financing or any provision of the Financing contemplated pursuant to the Commitment Letter or any definitive financing agreement entered into in connection with the Financing (including any proposal by any Financing Source, lender or other person to withdraw, terminate or make a material change in the terms of (including the amount of Financing contemplated by) the Commitment Letter that would reasonably be expected to affect the timely availability of, or the amount of, such Financing) or (B) material dispute or disagreement between or among any parties to the Commitment Letter or any definitive financing agreement entered into in connection with the Financing, if such dispute or disagreement would reasonably be expected to affect the timely availability of, or amount of, the Financing. As soon as reasonably practicable, but in any event within two (2) Business Days after the Company delivers to Parent a written request, Parent shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in this 5.18(c).

(d) Parent shall have the right to substitute the proceeds of consummated offerings or other incurrences of debt (including notes) for all or any portion of the Financing by reducing commitments under the Commitment Letter. Further, Parent shall have the right to substitute commitments in respect of other financing for all or any portion of the Financing from the same and/or alternative bona fide third-party financing sources (which will be in an amount sufficient to pay, when added to the other resources of Parent and other financing arrangements, for the making of all required payments in connection with the Merger, including payment of the Cash Consideration, the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger (including all Indebtedness of the Company and its Subsidiaries required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger, including premiums and fees incurred in connection therewith) and all other amounts to be paid pursuant to this Agreement and associated costs and expenses of the Merger and the other transactions contemplated by this Agreement, including the Financing, on the Closing Date) so long as all conditions precedent to funding of such financing are in the aggregate, in respect of certainty of funding, equivalent to (or more favorable to the Company than) the conditions precedent set forth in the Commitment Letter, to replace the Financing contemplated by such expired, replaced, terminated or unavailable commitments or agreements (“Alternative Financing”). If, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations under this Section 5.18(d), any of the Financing or the Commitment Letter (or any definitive financing agreement relating thereto) expire or are terminated or otherwise become unavailable prior to the Closing, in whole or in part, for any reason, Parent will (i) promptly notify the Company of such expiration, termination or unavailability and (ii) use its reasonable best efforts promptly to arrange for alternative financing from other sources so long as such alternative financing would constitute an Alternative Financing. True, complete and accurate copies of each commitment letter and other agreement relating to the Alternative Financing (the “Alternative Commitment Letter”) will be promptly provided to the Company. If applicable, references in this Agreement to “Financing” will include “Alternative Financing,” any reference to “Commitment Letter” will include the “Alternative Commitment Letter” and any reference to definitive financing agreements related to the Financing will include the definitive financing agreements related to the Alternative Financing.

(e) Prior to the Closing, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, use their reasonable best efforts to provide on a timely basis all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with any financing by Parent or any of its Affiliates in connection with the Merger, including (i) facilitating the delivery by the Company’s independent auditors of consents to use their audit reports in accordance with normal customary practice in any marketing or offering materials to be used in connection with the Financing contemplated by the Commitment Letter; (ii) furnishing to Parent and, if requested in writing by Parent, authorizing Parent to use in marketing materials in connection with the Financing (A) the historical consolidated financial statements of the Company identified in paragraph 2 of Exhibit D of the Commitment Letter as of the date hereof, (B) such financial information related to the Company and its Subsidiaries as is reasonably required by Parent for Parent to produce the pro forma financial statements identified in paragraph 3 of Exhibit D of the Commitment Letter as of the date hereof and specified in writing by Parent to the Company and (C) such other customary financial data or other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and as may be necessary, proper or advisable to consummate the Financing, provided that the Company and its Subsidiaries shall have no obligation to prepare or provide any projections or information in connection with the potential purchase price accounting treatment of the Merger; (iii) updating information provided in writing by Parent describing the Company or its Subsidiaries to be used in marketing or offering materials prepared in accordance with normal customary practice in connection with the Financing contemplated by the Commitment Letter such that, after giving effect to such updates, such information, when taken as a whole along with the Company SEC Documents filed by the Company since January 1, 2014 through such date, does not contain as of the time provided any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; (iv) facilitating the pledging of collateral and executing and delivering definitive documentation with respect to the Financing contemplated by the Commitment Letter, including taking all actions reasonably necessary to establish bank and other accounts and blocked account agreements in connection with the foregoing and executing and delivering security documents and agreements required by the Commitment Letter for the purpose of creating the liens securing the Financing contemplated by the Commitment Letter and to deliver original stock certificates, if any, together with customary stock powers executed in blank, with respect to the Company and each of its Subsidiaries that are required by the Commitment Letter to be delivered in order to perfect the security interests of the lenders in such collateral; provided that any such pledges, execution and deliveries shall become effective only at, or as of, the Effective Time; (v) cooperating with the marketing efforts (including assistance in preparing one or more confidential information memoranda) for any portion of the Financing, including using commercially reasonable efforts to assist the Financing Sources in benefitting from the existing lending relationships of the Company and its Subsidiaries; (vi) permitting the reasonable use by Parent of the Company’s and its Subsidiaries’ logos for syndication and underwriting, as applicable, of the

Financing, provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks; (vii) causing the Company’s and its Subsidiaries’ senior officers to participate, but only together with the senior officers of Parent and its Subsidiaries, requested in advance and at a time and place reasonably acceptable to such senior officers of the Company and its Subsidiaries, in a reasonable number of bank presentation meetings and due diligence sessions with prospective lenders, in each case, in connection with the Financing contemplated by the Commitment Letter; (viii) subject to Section 5.2, taking all actions reasonably requested by Parent and necessary to permit the prospective lenders involved in the Financing to evaluate the Company’s and its Subsidiaries’ inventory, current assets and cash management systems for the purpose of establishing collateral arrangements (including sufficient access to allow the Financing Sources to complete field exams and conducting the commercial finance examination and inventory appraisals contemplated by the Commitment Letter within the time frame described therein), (ix) assisting Parent in preparing customary rating agency presentations in connection with the Financing contemplated by the Commitment Letter; and (x) as long as such information is reasonably requested by Parent in writing at least ten Business Days prior to the Closing Date, providing to Parent, within three Business Days prior to the Closing Date, all documentation and other information with respect to the Company that is required in connection with the Financing contemplated by the Commitment Letter by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act of 2001, as amended and that are required by paragraph 8 of Exhibit D of the Commitment Letter as of the date hereof; provided, that notwithstanding the foregoing, (A) such requested cooperation shall not unreasonably interfere with the business or the ongoing operations of the Company and the Company’s Subsidiaries, (B) nothing in this Section 5.18(e) shall require cooperation to the extent that it would (x) cause any condition to the Closing set forth in Section 6.1 or Section 6.3 to not be satisfied or otherwise cause any breach of this Agreement or (y) reasonably be expected to conflict with or violate the Company’s or any of the Company’s Subsidiaries’ organizational documents or any applicable Law, (C) neither the Company nor any of the Company’s Subsidiaries shall be required to pay any commitment or other similar fee or incur or assume any other liability or obligation in connection with the Financing that is not contingent upon the Closing, (D) none of the directors or managers of the Company or any of its Subsidiaries, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, certificate, document or instrument with respect to the Financing or adopt any resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, and (E) none of the Company’s or its Subsidiaries’ officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Effective Time.

(f) Parent shall, promptly upon request, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or any of its Representatives in connection with fulfilling its obligations pursuant to Section 5.18(e). Parent shall indemnify and hold harmless the Company and its Subsidiaries (and their respective Representatives) from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of any such Financing and any information used in connection therewith (other than to the extent related to information provided by the Company, its Subsidiaries or their respective Representatives).

(g) Parent affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that it or Merger Sub obtain financing for, or related to, any of the transactions contemplated by this Agreement.

Section 5.19 Obligations of Merger Sub. Parent shall cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

Section 5.20 Non-Solicitation. From and after the date of this Agreement until the earlier to occur of (i) March 31, 2016 and (ii) the Effective Time, none of the parties hereto shall, or permit any of its Affiliates to, directly or indirectly, solicit (or cause or seek to cause, or otherwise induce or attempt to induce, to leave the employ of the Company or any of its Subsidiaries): (A) any employee of the other parties hereto or any of their respective Subsidiaries who is at or above the level of Vice President, or (B) any other employee of the other parties hereto or any of their respective Affiliates with whom such party or its Representatives has had significant contact during the process contemplated by this Agreement (including prior to the date of this Agreement); provided, however, that the foregoing provision will not apply to generalized searches for employees through newspapers, trade, internet or other advertisements, job fairs, and the like that are not targeted at employees of the other party and neither party shall be prohibited from hiring any of the other party’s employees who independently contact such party (including in response to a general advertisement). The provisions set forth in the last sentence of Section 7 of the Confidentiality Agreement shall hereby be terminated.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1 Conditions to the Obligations of Each Party. The obligations of each of the parties to consummate the Merger shall be subject to the satisfaction (or waiver by the Company and Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained in accordance with the Company Organizational Documents and applicable Law.

(b) (i) Any waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement shall have been terminated or shall have expired, and any approvals, consents or clearances required in connection with the transactions contemplated by this Agreement shall have been obtained, in each case, under or in relation to the HSR Act, Council Regulation (EC) No 139/2004 of 20 January 2004 of the European Commission (and/or, to the extent applicable, the applicable Antitrust Laws of any Member State of the European Union or of the European Economic Area), the Chinese Anti-Monopoly Law (AML) and the Laws set forth in Section 6.1(b) of the Company Disclosure Schedule, (ii) either (A) the Commissioner of Competition appointed under the Canadian Competition Act or a person authorized by him (the “Commissioner”) shall have issued an advance ruling certificate under section 102 of the Canadian Competition Act with respect to the transactions contemplated by this Agreement, or (B) any applicable waiting period under Part IX of the Canadian Competition Act with respect to the transactions contemplated by this Agreement shall have expired or been waived or terminated by the Commissioner and the Commissioner shall have advised Parent in writing that the Commissioner does not, at that time, intend to make an application under section 92 of the Canadian Competition Act with respect to the transactions contemplated by this Agreement; provided, however, the requirement that the Commissioner shall have advised Parent in writing that the Commissioner does not intend to make an application under section 92 of the Canadian Competition Act with respect to the transactions contemplated by this Agreement shall be deemed satisfied if all other conditions to Closing set forth in this Section 6.1(b) have been satisfied or waived and (iii) any agreement entered into with a Governmental Authority under any Antitrust Laws, which agreement provides that the parties will not consummate the transactions contemplated by this Agreement, shall have expired or been terminated.

(c) No outstanding judgment, injunction, order or decree of a competent Governmental Authority shall have been entered and shall continue to be in effect, and no Law shall have been adopted or be effective, in each case that prohibits, enjoins or makes illegal the consummation of the transactions contemplated by this Agreement.

(d) The SEC shall have declared the Registration Statement effective under the Securities Act, no stop order or similar restraining order by the SEC suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before the SEC.

(e) The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction (or waiver by the Company, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of Parent set forth in ARTICLE IV (other than Section 4.1, Section 4.3, Section 4.4(a), Section 4.5(a) and Section 4.6) shall be true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties) at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times, except for such failures to be true and correct as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect on Parent, (ii) the representations and warranties set forth in Section 4.4(a) shall be true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties) at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times, except for any de minimis inaccuracies or issuances permitted pursuant to this Agreement, (iii) the representations and warranties set forth in Section 4.1, Section 4.3 and Section 4.5(a) shall be true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties) in all material respects at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times, other than with respect to any issuances permitted pursuant to this Agreement and (iv) the representation set forth in Section 4.6 shall be true and correct at and as of the Closing as if made at and as of such time; provided, however, that with respect to clauses (i), (ii), (iii) and (iv) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i), (ii), (iii) or (iv) above, as applicable) only as of such date or period; provided further, however, that with respect to clauses (i), (iii) and (iv) above, such conditions shall not apply to any failure to be true and correct arising from or relating to Parent (A) taking or agreeing to take any action in compliance with Section 5.6(e), (B) failing to receive any waivers, consents, licenses, permits, authorizations, orders or approvals under any Antitrust Law or (C) being subject to any Action (or threatened Action) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law (each of the foregoing in subclauses (A), (B) and (C) above, an “Excluded Parent Event”).

(b) Each of Parent and Merger Sub shall have performed in all material respects the obligations and agreements in this Agreement and shall have complied in all material respects with the covenants to be performed and complied with by it under this Agreement at or prior to the Closing.

(c) Since the date of this Agreement, there shall not have occurred any Events (other than Excluded Parent Events) that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Parent.

(d) Parent shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by the Chief Executive Officer and the Chief Financial Officer of Parent to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligations of Parent and Merger Sub to consummate the Merger shall be further subject to the satisfaction (or waiver by Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of the Company set forth in ARTICLE III (other than Section 3.1, Section 3.3, Section 3.4(a), Section 3.5(a), Section 3.6, Section 3.14 and Section 3.23) shall be true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties) at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times, except for such failures to be true and correct as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect on the Company, (ii) the representations and warranties set forth in Section 3.4(a) shall be true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties) at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times, except for any de minimis inaccuracies or issuances permitted pursuant to this Agreement (iii) the representations and warranties set forth in Section 3.1, Section 3.3, Section 3.5(a), Section 3.14 and Section 3.23 shall be true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties) in all material respects at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times, other than with respect to any issuances permitted pursuant to this Agreement and (iv) the representation set forth in Section 3.6 shall be true and correct at and as of the Closing as if made at and as of such time; provided, however, that with respect to clauses (i), (ii), (iii) and (iv) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i), (ii), (iii) or (iv) above, as applicable) only as of such date or period; provided further, however, that with respect to clauses (i), (iii) and (iv) above, such conditions shall not apply to any failure to be true and correct arising from or relating to the Company (A) failing to receive any waivers, consents, licenses, permits, authorizations, orders or approvals under any Antitrust Law or (B) being subject to any Action (or threatened Action) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law (each of the foregoing in subclauses (A) and (B) above, an “Excluded Company Event”).

(b) The Company shall have performed in all material respects the obligations and agreements in this Agreement (other than the obligations set forth in Section 5.12(a) and Section 5.12(b)) and shall have complied in all material respects with the covenants to be performed and complied with by it under this Agreement (other than the covenants set forth in Section 5.12(a) and Section 5.12(b)) at or prior to the Closing. The Company shall have performed in all respects the obligations and agreements set forth in Section 5.12(a) and Section 5.12(b) and shall have complied in all respects with the covenants to be performed and complied with by it under Section 5.12(a) and Section 5.12(b) at or prior to the Closing.

(c) Since the date of this Agreement, there shall not have occurred any Events (other than Excluded Company Events) that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company.

(d) The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by the Chief Executive Officer and the Chief Financial Officer of the Company to the effect that the conditions set forth in Sections Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

ARTICLE VII.

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the Merger by the stockholders of the Company:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a competent Governmental Authority enjoining the Company or Parent from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall have used its reasonable best efforts to render inapplicable such Law or regulation or remove such judgment, injunction, order or decree as required by Section 5.6;

(c) by either the Company or Parent if the Merger shall not have been consummated on or before 5:00 p.m. (Boston time) on November 4, 2015 (the “Initial End Date”); provided, however, that if on such date any of the conditions to Closing set forth in Section 6.1(b) or Section 6.1(c) shall not have been satisfied or duly waived by the party or parties entitled to the benefit of such condition but all other conditions to Closing set forth in ARTICLE VI shall have been satisfied (other than those conditions that by their nature cannot be satisfied until the Closing Date, but which would be capable of being satisfied if the Closing Date occurred on the Initial End Date) or waived, then the Initial End Date shall be automatically extended without further action of the parties to 5:00 p.m. (Boston time) on February 4, 2016; provided, further, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose material breach of any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before the End Date. As used in this Agreement, the term “End Date” shall mean the Initial End Date, unless the Initial End Date has been extended pursuant to the foregoing proviso, in which case, the term “End Date” shall mean the date to which the Initial End Date has been so extended;

(d) by Parent prior to obtaining the Company Stockholder Approval (i) at any time following a Company Change of Recommendation or (ii) if after the date hereof a Company Acquisition Proposal was publicly announced or disclosed (or any person shall have publicly announced an intention (whether or not conditional) to make such Company Acquisition Proposal) and the Company Board fails to affirm the Company Board Recommendation within ten Business Days after receipt of a written request from Parent to do so;

(e) by the Company, at any time prior to obtaining the Company Stockholder Approval, in order to enter into a definitive written agreement with respect to a Company Superior Proposal (except that, for purposes of this Section 7.1(e), reference in the definition of “Company Superior Proposal” to 50% shall be replaced by 66 2/3%) it received, provided that the Company has complied in all material respects with its obligations under Section 5.3 and, in connection with the termination of this Agreement, the Company pays to Parent in immediately available funds the Termination Fee required to be paid by Section 7.2(c);

(f) by Parent or the Company if at the Company Stockholders’ Meeting duly convened therefor (unless the Company Stockholders’ Meeting has been adjourned or postponed in accordance with Section 5.4(b), in which case at such adjournment or postponement thereof) the Company Stockholder Approval shall not have been obtained;

(g) by Parent or the Company if there shall have been a breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any Event shall have occurred, which breach or Event would result in the failure of one or more of the conditions set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c) (in the case of a breach by, or Event with respect to, Parent) or Section 6.3(a), Section 6.3(b) or Section 6.3(c) (in the case of a breach by, or Event with respect to, the Company) to be satisfied on or prior to the End Date, and such breach or Event shall not be capable of being cured or shall not have been cured by the earlier of (i) the End Date and (ii) 30 Business Days after detailed written notice thereof shall have been received by the party alleged to be in breach or with respect to which an Event is alleged to have occurred.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 7.1 will give written notice of such termination to the other parties in accordance with Section 8.7, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 7.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of Section 5.2(e), Section 5.18(f), Section 5.20, Section 7.2 and ARTICLE VIII, shall terminate and become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders with respect thereto. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for fraud or any willful or intentional breach of any covenant or agreement set forth in this Agreement and, if it shall be judicially determined that termination of this Agreement was caused by such willful or intentional breach, then, in addition to other remedies at law or equity for such willful or intentional breach, the party so found to have so willfully or intentionally breached this Agreement shall indemnify, hold harmless and reimburse the other parties for their respective reasonable out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and stockholders’ meetings and consents (collectively, “Costs”), provided, however, that, upon payment by Parent of the Regulatory Fee in full or by the Company of the Termination Fee in full, such party shall no longer be required to indemnify and hold harmless the other parties for their respective Costs pursuant to this Section 7.2(a). No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement and the Clean Team Agreement, all of which obligations shall survive termination of this Agreement in accordance with their respective terms.

(b) If this Agreement is terminated by Parent pursuant to Section 7.1(d) (or is terminated by the Company or Parent pursuant to Section 7.1(f) at a time when this Agreement was terminable pursuant to Section 7.1(d)), then the Company will, within three Business Days following any such termination, pay to Parent or its designee in cash by wire transfer in immediately available funds to an account designated by Parent a termination fee in an amount equal to $185,000,000 (the “Termination Fee”).

(c) If this Agreement is terminated by the Company pursuant to Section 7.1(e), then the Company shall, concurrently with such termination, pay to Parent or its designee in cash by wire transfer in immediately available funds to an account designated by Parent the Termination Fee.

(d) If this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(c) (other than in circumstances in which Parent is required to pay the Regulatory Fee pursuant to Section 7.2(e) upon such termination) or Section 7.1(f), and (A) (x) in the case of a termination pursuant to Section 7.1(c), prior to the termination of this Agreement and (y) in the case of a termination pursuant to Section 7.1(f), after the date of this Agreement but prior to the Company Stockholders’ Meeting (or, if adjourned or postponed in accordance with Section 5.4(b), prior the final adjournment or postponement thereof) at which the Company Stockholder Approval was not obtained, a Company Acquisition Proposal was publicly announced or disclosed (or any person shall have publicly announced an intention to make such Company Acquisition Proposal) and (B) within 12 months after the date of such termination, the Company enters into a letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to, or publicly announces, a Business Combination or consummates a Business Combination, then the Company will, prior to the earlier of the consummation of a Business Combination or execution of a definitive agreement with respect thereto, pay to Parent or its designee in cash by wire transfer in immediately available funds to an account designated by Parent the Termination Fee.

(e) If this Agreement is terminated (i) by the Company or Parent pursuant to Section 7.1(b) due to actions arising under Antitrust Law; (ii) by the Company pursuant to Section 7.1(g) due to a material breach by Parent of Section 5.6, which breach results in the conditions set forth in either Section 6.1(b) or Section 6.1(c) (but only, in the case of Section 6.1(c), if the failure to meet such condition is a result of any Antitrust Law) being incapable of being satisfied; or (iii) by the Company or Parent pursuant to Section 7.1(c) (in the case of termination by Parent, only under circumstances in which the Company has a concurrent right to terminate pursuant to Section 7.1(c)) and as of the End Date, (A) one or more of the conditions set forth in Section 6.1(b) and Section 6.1(c) has not been satisfied (but only, in the case of Section 6.1(c), if the failure to meet such condition is a result of any Antitrust Law) and (B) all of the other conditions set forth in ARTICLE VI have been satisfied (other than any such conditions which by their nature cannot be satisfied until the Closing Date but subject to such conditions being capable of being satisfied if the Closing Date were the date of termination), then Parent will, within three Business Days following any such termination, pay to the Company or its designee in cash by wire transfer in immediately available funds to an account designated by the Company a termination fee in an amount equal to $250,000,000 (the “Regulatory Fee”).

(f) For the purposes of this Section 7.2, “Business Combination” means (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving the Company as a result of which the Company Stockholders prior to such transaction in the aggregate cease to own more than 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate entity thereof), (ii) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 50% voting or economic interest in the Company or (iii) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 50% of the consolidated assets (including stock of the Subsidiaries of the Company), consolidated net revenues or earnings before interest, Taxes, depreciation and amortization of the Company and its Subsidiaries, taken as a whole.

(g) The parties acknowledge and agree that in no event shall a party be required to pay the Termination Fee or Regulatory Fee on more than one occasion or in combination with one another. In the event the Termination Fee or Regulatory Fee is paid to a party in accordance with this Section 7.2, except in the case of fraud by the other party such payment shall be the sole and exclusive remedy of such party and its Subsidiaries, stockholders and Representatives against the other party or any of its Subsidiaries, stockholders and Representatives with respect to the termination, event or breach giving rise to that payment.

ARTICLE VIII.

MISCELLANEOUS

S ection 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2 Expenses. Except as otherwise provided in this Agreement (including in Section 7.2), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses; provided, however, that Parent and the Company shall each pay one-half of all filing fees required under the HSR Act.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) without regard to any bonding requirement under any applicable Law (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, except, in each case, as may be limited by Section 7.2). The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

(b) NOTWITHSTANDING THE FOREGOING, WITH RESPECT TO ANY CLAIM, SUIT, ACTION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, INVOLVING ANY FINANCING SOURCES UNDER THE FINANCING OR ANY AFFILIATE THEREOF ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE FINANCING, ANY ALTERNATIVE FINANCING, THE COMMITMENT LETTER, THE COMMITMENT LETTERS IN RESPECT OF ANY ALTERNATIVE FINANCING OR THE PERFORMANCE OF SERVICES THEREUNDER, THE PARTIES HERETO AGREE THAT (I) SUCH CLAIMS, SUITS, ACTIONS OR PROCEEDINGS SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, AND (II) THEY SHALL NOT BRING, OR PERMIT ANY OF THEIR AFFILIATES OR ANY COMPANY RELATED PARTY TO BRING, ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING IN ANY OTHER COURT.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING OR ANY ALTERNATIVE FINANCING, THE COMMITMENT LETTER, ANY COMMITMENT LETTERS IN RESPECT OF ANY ALTERNATIVE FINANCING OR THE PERFORMANCE THEREOF).

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7; or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

To Parent or Merger Sub:	Staples, Inc.
500 Staples Drive
P.O. Box 9271
Framingham, MA 01701-9271
	Attention:	Michael T. Williams, EVP & General
Counsel
	Facsimile:	508-382-4707
Email: LegalGeneralMail@staples.com
with a copy to: Attention: Chief Financial Officer

with copies (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
	Facsimile:	(617) 526-6000
	Attention:	Mark G. Borden
Jay E. Bothwick
	Email:	Mark.Borden@wilmerhale.com
Jay.Bothwick@wilmerhale.com

To the Company:	Office Depot, Inc.
6600 Military Trail
Boca Raton, Florida 33496
	Attention:	Elisa D. Garcia C., Executive Vice
President & Chief Legal Officer
	Facsimile:	(561) 438-1629
	Email:	elisa.garcia@officedepot.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
	Facsimile:	(212) 455 2502
	Attention:	Mario Ponce
	Email:	mponce@stblaw.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, however, that each of Merger Sub and Parent may, without the prior written consent of the Company, assign any of their rights hereunder to a wholly owned direct or indirect Subsidiary of Parent after providing written notice thereof to the Company at least one Business Day prior to such assignment, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section  8.8 shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto, the Confidentiality Agreement (other than the provisions of Section 9 of the Confidentiality Agreement, which is hereby deleted in its entirety) and the Clean Team Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.

Section 8.11 Non-Recourse to Financing Sources. Notwithstanding anything to the contrary contained herein, none of the Company, any of its Affiliates or any of their respective stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives (each, a “Company Related Party”) (other than Parent and Merger Sub) shall have any rights or claims against any Financing Source in connection with this Agreement, the Financing, any Alternative Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Company Related Party (other than Parent and Merger Sub) in connection with this Agreement, the Financing, any Alternative Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Financing under any commitment letter related thereto. No Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortuous nature.

Section 8.12 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub; provided, however, that after receipt of the Company Stockholder Approval, no amendment, modification or supplement of this Agreement shall be made unless, to the extent required by applicable Law, approved by the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding anything to the contrary contained herein, Section 8.5(b), Section 8.6, Section 8.11, the last sentence of Section 8.14 and this last sentence of Section 8.12 (and any other provision of this Agreement to the extent an amendment, supplement or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented or otherwise modified in any manner to the extent such amendment, supplement or other modification is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

Section 8.13 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.14 No Third-Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, (i) each current or former director or officer of the Company and its Subsidiaries shall be an express third party beneficiary of and shall be entitled to rely upon Section 5.9 and this Section 8.14 and (ii) each Financing Source shall be an express third party beneficiary of and shall be entitled to rely upon Section 8.5(b), Section 8.6, Section 8.11, the last sentence of Section 8.12 and this sentence of Section 8.14, and in each case each such person may enforce such provisions.

Section 8.15 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties by a person duly authorized by such party to do so.

Section 8.16 Definitions.

(a) General Definitions. References in this Agreement to “Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more of the voting power of the outstanding voting securities are directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner. References in this Agreement (except as specifically otherwise defined) to “Affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Authority, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.16(a) of the Parent Disclosure Schedule and (ii) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 8.16(a) of the Company Disclosure Schedule.

(b) Certain Specified Definitions. As used in this Agreement:

(i) “2014 PSU”, means any performance share awards with a performance period beginning on December 29, 2013 and ending on December 31, 2016.

(ii) “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close.

(iii) “Clean Team Agreement” means the Clean Room Agreement, dated as of January 23, 2015, between Parent and the Company.

(iv) “Code” means the Internal Revenue Code of 1986, as amended.

(v) “Company 2015 Award” means any restricted stock, restricted stock unit or performance share unit with respect to Company Common Stock, in each case granted by the Company on or after the date of this Agreement under a Company Stock Plan in accordance with Section 5.1(b)(D), other than equity-based grants to non-employee directors.

(vi) “Company Stock Awards” means the Company Options, the Company Restricted Stock Awards, the Company Stock Unit Awards.

(vii) “Company Stock Plans” means the Company 2007 Long-Term Incentive Plan, effective April 25, 2007, as amended, 2003 OfficeMax Incentive and Performance Plan, amended and restated effective as of April 29, 2013, as amended, 2003 OfficeMax Incentive and Performance Plan, as amended and restated effective April 14, 2010, OfficeMax Director Stock Compensation Plan, as amended through September 26, 2003, OfficeMax Director Stock Option Plan, as amended through September 26, 2003, Boise Cascade Corporation Key Executive Performance Unit Plan, as amended through September 26, 2003 and any other Company equity incentive plan.

(viii) “Controlled Group Liability” means any and all Liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Company Plans and Company Foreign Plans directly sponsored by the Company and/or its Subsidiaries.

(ix) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(x) “Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 25, 2011, as amended from time to time, among Office Depot, Inc., the lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., London Branch, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A, as Administrative Agent and US Collateral Agent, and the other parties thereto.

(xi) “Financing Sources” means each of the parties to the Commitment Letter (including any person that becomes a party to the Commitment Letter after the date hereof or any joinder agreement or credit agreement entered into pursuant thereto, but excluding Parent and Merger Sub), together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

(xii) “Governmental Authority” means any federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral tribunal, mediator, administrative agency or commission or other governmental authority or regulatory body, agency, instrumentality or authority, domestic or foreign, or any national securities exchange or national quotation system or any SRO.

(xiii) “Indebtedness” means, with respect to any person, without duplication, as of the date of determination (A) all obligations of such person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such person incurred in the ordinary course of business consistent with past practice), (D) all lease obligations of such person capitalized on the books and records of such person, (E) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such person, whether or not the Indebtedness secured thereby have been assumed, (F) all obligations of such person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (G) all letters of credit or performance bonds issued for the account of such person, to the extent drawn upon, and (H) all guarantees and keepwell arrangements of such person of any Indebtedness of any other person other than a wholly owned Subsidiary of such person.

(xiv) “Intellectual Property” means all intellectual property rights existing anywhere in the world, including all: (A) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”), (B) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (C) copyrights (including such rights in software) and registrations and applications therefor, works of authorship and moral rights (collectively, “Copyrights”), and (D) trade secrets and other proprietary and confidential information, including know-how, inventions (whether or not patentable), processes, technical data and designs, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”).

(xv) “IT Assets” means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are used in connection with the operation of the business of the Company and its Subsidiaries.

(xvi) “Liability” means any and all direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, known or unknown, liquidated or unliquidated, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

(xvii) A “Material Adverse Effect” with respect to any party shall be deemed to occur if any event, change or effect (an “Event” ), individually or in the aggregate with other such Events, has occurred that has a material adverse effect on the financial condition, business or results of operations of such party and its Subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect with respect to any party shall not include any Event directly or indirectly arising out of or attributable to: (i) any decrease in the market price of the shares of Parent Common Stock, in the case of Parent, or the Company Common

Stock, in the case of the Company (but in either case not any Event underlying such decrease to the extent such Event would otherwise constitute a Material Adverse Effect on such party); (ii) conditions, events, or circumstances generally affecting the retail, contract, direct mail and/or internet businesses of the office supply industry; (iii) changes in GAAP, applicable Law or accounting standards, or in any interpretation of GAAP, applicable Law or accounting standards; (iv) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement (or any public disclosure relating to such litigation); (v) any change, in and of itself, in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to Parent or the Company, as the case may be, or their respective Subsidiaries, or any failure, in and of itself, to meet analyst projections, but in each case not any Event underlying such change or failure to the extent such Event would otherwise constitute a Material Adverse Effect on such party; (vi) the failure, in and of itself, of Parent or the Company, as the case may be, to meet any expected or projected financial or operating performance target publicly announced or provided to the other party prior to the date of this Agreement, as well as any change, in and of itself, by Parent or the Company, as the case may be, in any expected or projected financial or operating performance target as compared with any target publicly announced or provided to the other party prior to the date of this Agreement, but in each case not any Event underlying such failure or change to the extent such Event would otherwise constitute a Material Adverse Effect on such party; (vii) any changes or developments in United States, European, Asian or global economic, regulatory or political conditions in general (including the outbreak or escalation of hostilities or acts of war or terrorism), or generally affecting United States, European, Asian or global financial or securities markets; or (viii) any changes or developments resulting from the execution, delivery, existence of, or compliance with this Agreement or announcement or consummation of the transactions contemplated by this Agreement, including any loss of employees, customers, suppliers, vendors, licensors, licensees or distributors (provided that (A) the exception in this subclause (viii) shall not apply to the representations and warranties contained in Section 3.5 or Section 4.5 to the extent that the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement would result in a breach or inaccuracy of the representations and warranties set forth in Section 3.5 or Section 4.5 and (B) the exceptions in subclauses (ii), (iii) and (vii) shall not apply to the extent that Parent or the Company, as the case may be, and their respective Subsidiaries are materially disproportionately affected thereby compared to other participants in the industry or industries in which they operate).

(xviii) “Nasdaq” means the NASDAQ Global Select Market.

(xix) “Net Option Shares” with respect to any Company Option means a positive number of shares of Company Common Stock equal to (i) the Underlying Shares with respect to such Company Option minus (ii) a number of shares of Company Common Stock with the aggregate fair market value equal to the aggregate exercise price of such Company Option determined by assuming that each such share has a fair market value equal to the Merger Consideration. For such purpose, the Stock Consideration component of Merger Consideration shall be deemed to be equal to the Stock Consideration Cash Value Amount.

(xx) “Parent Stock Plans” means the Staples, Inc. 2014 Stock Incentive Plan, the Staples, Inc. Amended and Restated 2004 Stock Incentive Plan, the Staples, Inc. 2012 Employee Stock Purchase Plan and any other Parent equity incentive plan.

(xxi) “Parent Trading Price” means the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of Parent Common Stock on the Nasdaq, for the consecutive period of five trading days beginning on the eighth trading day immediately preceding the Closing Date and concluding at the close of trading on the third trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP.”

(xxii) “Permitted Lien” means (A) any Lien for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to

Liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Authority with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to the Existing Credit Agreement and the 2019 Notes and intercompany borrowings among a person and its wholly owned Subsidiaries, (F) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not individually or in the aggregate materially interfere with the present occupancy or use of the respective owned real property or leased real property of Company and its Subsidiaries (in the case of the Company) or owned real property or leased real property of Parent and its Subsidiaries (in the case of Parent) or otherwise materially impair the business operations of the Company and its Subsidiaries (in the case of the Company) or Parent and its Subsidiaries (in the case of Parent), (G) matters disclosed by any existing title insurance policies or title reports, copies of which have been made available to Parent (in the case of the Company) or the Company (in the case of Parent), (H) other Liens being contested in good faith in the ordinary course of business or which do not materially interfere with the present occupancy or use of the affected owned real property or leased real property of Company and its Subsidiaries (in the case of the Company) or the owned real property or leased real property of Parent and its Subsidiaries (in the case of Parent) or otherwise materially interfere with the conduct of or impair the business operations of the Company and its Subsidiaries (in the case of the Company) or Parent and its Subsidiaries (in the case of Parent) and for which adequate reserves (based on good faith estimates of management) have been set aside for payment therefor, (I) purchase money Liens securing rental payments under capital lease arrangements and (J) Liens set forth in Section 8.16(b)(xxii) of the Company Disclosure Schedule or Section 8.16(b)(xxii) of the Parent Disclosure Schedule.

(xxiii) “Personal Information” means, in addition to any definition provided by the Company for any similar term (e.g., “personally identifiable information” or “PII”) in any Company privacy policy or other public-facing statement, all information that identifies, allows identification of or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number, payment card number, check information or government-issued identifier (including Social Security number and driver’s license number), date of birth, and any other data used or intended to be used to identify, contact, transact with or precisely locate an individual (e.g., geolocation data), together with other information to the extent collected and associated by the Company with such individual, as so associated, which may include (to the extent collected and associated by the Company with such individual, as so associated): (a) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information); (b) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed); and (c) Internet Protocol addresses, unique device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Information includes the foregoing information in any form, including paper, electronic and other forms, whether or not stored, recorded or transmitted in a manner that would not reveal the identity of the applicable individual without other such information.

(xxiv) “Privacy Laws” means all Laws governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure or transfer of Personal Information, including the Children’s Online Privacy Protection Act as revised effective July 1, 2013, the California Online Privacy Protection Act, the Communications Decency Act, the Payment Card Industry Data Security Standard, the CAN-SPAM Act, Canada’s Anti-Spam Legislation and all Laws governing breach notification.

(xxv) “Revolving Credit Facility” means the revolving credit facility under the Existing Credit Agreement.

(xxvi) “Sensitive Data” means cardholder data and sensitive authentication data that must be protected in accordance with the requirements of the Payment Card Industry Data Security Standard.

(xxvii) “SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

(xxviii) “Stock Consideration Cash Value Amount” means a cash amount determined by multiplying (i) the Parent Trading Price by (ii) 0.2188.

(xxix) “Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

(xxx) “Underlying Shares” means with respect to any Company Option the total number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time.

(xxxi) “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

Index of Defined Terms

2019 Notes	Section 5.12(b)
2019 Notes Indenture	Section 5.12(b)
.pdf	Section 8.3
Action	Section 3.13
Adjusted Company 2015 Award	Section 2.3(d)
Affiliates	Section 8.16(a)
Agreement	Preamble
Alternative Financing	Section 5.18(d)
Alternative Commitment Letter	Section 5.18(d)
Antitrust Laws	Section 5.6(d)
Antitrust Restraint	Section 5.6(e)
Appraisal Provisions	Section 2.1(b)
Board Recommendation Notice	Section 5.3(f)
Book-Entry Shares	Section 2.1(a)(iii)
Business Combination	Section 7.2(f)
Business Day	Section 8.16(b)(ii)
Cancelled Shares	Section 2.1(a)(ii)
Cash Consideration	Section 2.1(a)(iii)
Certificate	Section 2.1(a)(iii)
Certificate of Merger	Section 1.3
Clean Team Agreement	Section 8.16(b)(iii)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 8.16(b)(iv)
Collective Bargaining Agreement	Section 3.15(k)
Commitment Letter	Section 4.19(a)
Company	Preamble
Company Acquisition Agreement	Section 5.3(a)
Company Acquisition Proposal	Section 5.3(i)(i)
Company Board	Recitals

Company Board Recommendation	Section 3.22
Company Change of Recommendation	Section 5.3(b)
Company Common Stock	Section 3.4(a)
Company Covenant Individuals	Section 5.1(b)(M)
Company Disclosure Schedule	ARTICLE III
Company Employees	Section 5.5(a)
Company FCPA	Section 3.8(b)(ii)
Company Financial Advisor	Section 3.21
Company Foreign Plan	Section 3.15(a)
Company Option	Section 2.3(a)
Company Organizational Documents	Section 3.1
Company Permits	Section 3.19
Company Plans	Section 3.15(a)
Company Preferred Stock	Section 3.4(a)
Company Related Party	Section 8.11
Company Restricted Stock Award	Section 2.3(b)
Company SEC Documents	Section 3.7(a)
Company Stock Awards	Section 8.16(b)(vi)
Company Stock Plans	Section 8.16(b)(vii)
Company Stock Unit Award	Section 2.3(c)
Company Stockholders	Recitals
Company Stockholder Approval	Section 3.3
Company Stockholders’ Meeting	Section 5.4(b)
Company Subsidiary Organizational Documents	Section 3.2
Company Superior Proposal	Section 5.3(i)(ii)
Confidentiality Agreement	Section 5.2(e)
Consent	Section 5.6(a)
Contract	Section 3.16
control	Section 8.16(a)
controlled by	Section 8.16(a)
Controlled Group Liability	Section 8.16(b)(viii)
Copyrights	Section 8.16(b)(xiv)
Costs	Section 7.2(a)
DGCL	Section 1.1
Dissenting Shares	Section 2.1(b)
Dissenting Stockholder	Section 2.1(b)
DOJ	Section 5.6(b)
Effective Time	Section 1.3
End Date	Section 7.1(c)
Environmental Laws	Section 3.20
Environmental Permit	Section 3.20
ERISA Affiliate	Section 8.16(b)(ix)
Event	Section 8.16(b)(xvii)
Exchange Act	ARTICLE III
Exchange Agent	Section 2.2(a)
Exchange Agent Agreement	Section 2.2(a)
Exchange Fund	Section 2.2(b)
Excluded Company Event	Section 6.3(a)
Excluded Employees	Section 5.5(a)
Excluded Parent Event	Section 6.2(a)
Existing Credit Agreement	Section 8.16(b)(x)
Financing	Section 4.19(a)

Financing Conditions	Section 4.19(b)
Financing Sources	Section 8.16(b)(x)
Fractional Share Cash Amount	Section 2.1(d)
FTC	Section 5.6(b)
GAAP	Section 3.7(a)
Governmental Authority	Section 8.16(b)(xii)
Hazardous Materials	Section 3.20
HSR Act	Section 3.5(d)
Indebtedness	Section 8.16(b)(xiii)
Initial End Date	Section 7.1(c)
Intellectual Property	Section 8.16(b)(xiv)
IT Assets	Section 8.16(b)(xv)
knowledge	Section 8.16(a)
Law	Section 3.5(c)
Laws	Section 3.5(c)
Letter of Transmittal	Section 2.2(c)
Liability	Section 8.16(b)(xvi)
Lien	Section 3.5(b)
Marks	Section 8.16(b)(xiv)
Material Adverse Effect	Section 8.16(b)(xvii)
Material Company Contract	Section 3.16
Measurement Date	Section 3.4(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)(iii)
Merger Sub	Preamble
Multiemployer Plan	Section 3.15(a)
Multiple Employer Plan	Section 3.15(f)
Nasdaq	Section 8.16(b)(xviii)
Net Option Shares	Section 8.16(b)(xix)
Order	Section 5.6(d)
Parent	Preamble
Parent Board	Recitals
Parent Common Stock	Section 4.4(a)
Parent Disclosure Schedule	ARTICLE IV
Parent FCPA	Section 4.8(b)(ii)
Parent Measurement Date	Section 4.4(a)
Parent Organizational Documents	Section 4.1
Parent Preferred Stock	Section 4.4(a)
Parent SEC Documents	Section 4.7(a)
Parent Stock Plans	Section 8.16(b)(xx)
Parent Trading Price	Section 8.16(b)(xxi)
Patents	Section 8.16(b)(xiv)
Payoff Amount	Section 5.12(a)
Payoff Letter	Section 5.12(a)
PBGC	Section 3.15(e)
Performance-Based 2015 Award	Section 2.3(d)
Permitted Lien	Section 8.16(b)(xxii)
person	Section 8.16(a)
Personal Information	Section 8.16(b)(xxiii)
Post-Closing Plans	Section 5.5(b)
Privacy Laws	Section 8.16(b)(xxiv)
Prohibited Commitment Letter Amendments	Section 5.18(b)

Proxy Statement	Section 3.12
Qualified Company Plans	Section 3.15(b)
Registration Statement	Section 3.12
Regulatory Fee	Section 7.2(e)
Representatives	Section 5.3(a)
Revolving Credit Facility	Section 8.16(b)(xxv)
SEC	Section 3.7(a)
Securities Act	Section 3.7(a)
Sensitive Data	Section 8.16(b)(xxvi)
SRO	Section 8.16(b)(xxvii)
Stock Consideration	Section 2.1(a)(iii)
Stock Consideration Cash Value Amount	Section 8.16(b)(xxviii)
Subsidiaries	Section 8.16(a)
Superior Proposal Notice	Section 5.3(e)
Surviving Company	Section 1.1
Tax Returns	Section 3.9(e)(i)
Taxes	Section 3.9(e)(ii)
Taxing Authority	Section 8.16(b)(xxix)
Termination Fee	Section 7.2(b)
Trade Secrets	Section 8.16(b)(xiv)
Vested Stock Unit Award	Section 2.3(c)
Underlying Shares	Section 8.16(b)(xxx)
under common control with	Section 8.16(a)
U.S. Company Employees	Section 5.5(b)
Vested Stock Unit Award	Section 2.3(c)
Withdrawal Liability	Section 8.16(b)(xxxi)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

OFFICE DEPOT, INC.

By:
Name:
Title:

STAPLES, INC.

By:
Name:
Title:

STAPLES AMS, INC.

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OFFICE DEPOT, INC.

FIRST: The name of the Corporation is: Office Depot, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $0.01 par value per share.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Election of directors need not be by written ballot.

3. The Board of Directors is expressly authorized to adopt, amend, alter or repeal the By-Laws of the Corporation.

SIXTH: To the fullest extent permitted by the General Corporation Law of Delaware, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

SEVENTH: The Corporation shall indemnify its present and former directors and officers to the maximum extent permitted by the General Corporation Law of Delaware as from time to time amended. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ANNEX B

1345 Avenue of the Americas
New York, New York 10105
Tel: 212.508.1600
Fax: 212.508.1633
info@pjsc.com

February 3, 2015

Board of Directors

Office Depot, Inc.

6600 North Military Trail,

Boca Raton, FL, 33496

Ladies and Gentlemen:

You have asked us to advise you with respect to the fairness to the holders of Common Stock, par value $0.01 per share (“Company Common Stock”) of Office Depot, Inc. (the “Company”) from a financial point of view of the consideration proposed to be received by the holders of Company Common Stock pursuant to the terms of the Agreement and Plan of Merger, substantially in the form of the draft dated as of February 3, 2015 (the “Agreement”), among the Company, Staples, Inc. (“Parent”) and Staples AMS, Inc., a wholly owned subsidiary of Parent (“Merger Sub”).

We understand that the Agreement provides for, among other things and subject to the terms and conditions thereof, the merger of Merger Sub with and into the Company with the Company being the surviving corporation (the “Transaction”). Pursuant to the Agreement, each share of Company Common Stock that is issued and outstanding (other than shares of Company Common Stock (i) owned or held by the Company as treasury stock, (ii) owned by Parent, Merger Sub or any other direct or indirect subsidiary of Parent, (iii) owned by stockholders who have properly made and not withdrawn a demand for appraisal rights pursuant to §262 of the Delaware General Corporate Law, or (iv) shares of Company Common Stock that are owned or held by any direct or indirect Subsidiary of the Company) will be converted into the right to receive (x) $7.25 in cash (the “Cash Consideration”) and (y) 0.2188 of a share of the common stock, par value $0.0006 per share, of Parent (“Parent Common Stock”) (such number of a share so issuable, the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”).

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other information of Parent and the Company, respectively;

(ii) reviewed certain internal financial statements and other financial and operating data concerning Parent and the Company prepared and provided to us by the management of Parent and the Company, respectively;

(iii) reviewed certain financial projections for Parent and the Company, notably under two alternative business scenarios, one which reflects revenue growth and profitability which was prepared and provided to us by the management of Parent and the Company, respectively (“Management Case”), and one which reflects lower revenue growth and profitability prepared and provided to us by the management of the Company (“Sensitivity Case”), and reviewed estimates of certain potential benefits of the proposed business combination prepared and provided to us by the management of the Company (together with the “Management Case” and the “Sensitivity Case”, collectively, the “Projections”);

(iv) discussed the past and current operations, financial condition and prospects of Parent and the Company with management of Parent and the Company, respectively;

(v) reviewed the reported prices and trading activity of Parent Common Stock and Company Common Stock;

(vi) compared the financial performance and condition of Parent and the Company and the reported prices and trading activity of Parent Common Stock and Company Common Stock with that of certain other publicly traded companies that we deemed relevant;

(vii) reviewed publicly available information regarding the financial terms of certain transactions that we deemed relevant, in whole or in part, to the Transaction;

(viii) participated in certain discussions among management and other representatives of each of Parent and the Company;

(ix) reviewed the Agreement described above and certain related financing documents; and

(x) performed such other analyses as we have deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such information and have relied on such information being complete and correct. We have relied on assurances of the management of the Company and Parent that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to our opinion. We have assumed that the Projections, including the estimates made by the Company’s management of certain potential benefits of the proposed business combination, were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Parent and the Company, respectively. We have not conducted a physical inspection of the facilities or property of Parent or the Company. We have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of Parent or the Company, nor have we been furnished with any such valuation or appraisal. Furthermore, we have not considered any tax, accounting or legal effects of the Transaction or the transaction structure on any person or entity.

We have assumed that the final form of the Agreement will be substantially the same as the last draft dated February 3, 2015 reviewed by us and will not vary in any respect material to our analysis. We have also assumed that the Transaction will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement (including, without limitation, the Merger Consideration proposed to be received by the holders of Company Common Stock in connection with the Transaction), and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect material to our analysis on Parent or the Company or the contemplated benefits of the Transaction. We have further assumed that all representations and warranties set forth in the Agreement are and will be true and correct as of all the dates made or deemed made and that all parties to the Agreement will comply with all covenants of such parties thereunder.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, February 2, 2015. In particular, we do not express any opinion as to the prices at which shares of either Parent Common Stock or Company Common Stock may trade at any future time. Furthermore, our opinion does not address the Company’s underlying business decision to undertake the Transaction, and our opinion does not address the relative merits of the Transaction as compared to any alternative transactions that might be available to the Company. Our opinion does not address any other aspect or implication of the Transactions or any other agreement, arrangement or understanding entered into in connection with the Transactions or otherwise except as expressly identified herein.

We have acted as financial advisor to the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Transaction (or receipt by the

Company of a termination fee) and a portion of which is payable upon the delivery of this opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In the past we have provided, currently are providing and in the future may provide financial advisory services to the Company and its affiliates and have received or in the future may receive compensation for rendering these services. The issuance of this opinion has been authorized by our fairness opinion committee.

This letter is for the information of the Board of Directors of the Company, and may not be reproduced, summarized, described, referred to or used for any other purpose without our prior written consent, except as part of a proxy statement relating to the vote of the holders of Company Common Stock in connection with the Transaction. We express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Agreement. This letter does not constitute a recommendation to any holder of Company Common Stock as to how any such holder should vote on the Transaction or act on any matter relating to the Transaction.

Based on, and subject to, the foregoing, we are of the opinion that on the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in connection with the Transaction is fair from a financial point of view to the holders of Company Common Stock.

Very truly yours,

PETER J. SOLOMON COMPANY L.P.

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by

§ 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

OFFICE DEPOT, INC. 2015 LONG-TERM INCENTIVE PLAN

D-i

D-ii

OFFICE DEPOT, INC.

2015 LONG-TERM INCENTIVE PLAN

ARTICLE 1 — PURPOSE AND GENERAL PROVISIONS

1.1 Establishment of Plan. Office Depot, Inc., a Delaware corporation (the “Company”), hereby establishes an equity incentive compensation plan to be known as the “Office Depot, Inc. 2015 Long-Term Incentive Plan” (the “Plan”), as set forth in this document.

1.2 Purpose of Plan. The purpose of the Plan is to promote the long-term growth and profitability of the Company and its subsidiaries by (i) providing certain employees, directors, consultants, advisors and other persons who perform services for the Company and its subsidiaries with incentives to maximize shareholder value and otherwise contribute to the success of the Company, and (ii) enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility.

1.3 Types of Awards. Awards under the Plan may be made to eligible Participants in the form of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Other Awards or any combination thereof.

1.4 Effective Date. The Plan was adopted by the Board of Directors of the Company on April 27, 2015 contingent upon approval by the Company’s shareholders. The Plan became effective on the date the Company’s shareholders approved the Plan (the “Effective Date”).

1.5 Termination of the Plan. No awards shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date (except as provided in Section 5.7(a) below). Awards granted under the Plan on or prior to the tenth (10th) anniversary of the Effective Date shall remain outstanding beyond that date in accordance with the terms and conditions of the Plan and the Agreements corresponding such Awards.

ARTICLE 2 — DEFINITIONS

Except where the context otherwise indicates, the following definitions apply:

“AGREEMENT” means the written or electronic agreement evidencing an Award granted to a Participant under the Plan. As determined by the Committee, each Agreement shall consist of either (i) a written agreement in a form approved by the Committee and executed on behalf of the Company by an officer duly authorized to act on its behalf, or (ii) an electronic notice of Award in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking Awards, and if required by the Committee, executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company (other than the particular Award recipient) to execute any or all Agreements on behalf the Company.

“AWARD” means an award granted to a Participant under the Plan that consists of one or more Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Other Awards or a combination of these.

“BOARD” means the Board of Directors of the Company.

“CHANGE IN CONTROL” means the occurrence of one of the following events:

(a) if any Person, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30%

or more (the “CIC Percentage”) of the combined voting power of the Company’s then-outstanding securities; provided, however, that if such Person first obtains the approval of the Board to acquire the CIC Percentage, then no Change in Control shall be deemed to have occurred unless and until such Person obtains a CIC Percentage ownership of the combined voting power of the Company’s then-outstanding securities without having first obtained the approval of the Board; or

(b) if any Person, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing greater than 50% of the combined voting power of the Company’s then-outstanding securities, whether or not the Board shall have first given its approval to such acquisition; or

(c) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by at least one-half of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(d) the consummation of a merger or consolidation of the Company with any other corporation; provided, however, a Change in Control shall not be deemed to have occurred: (i) if such merger or consolidation would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) either directly or indirectly more than 50% of the combined voting power of the securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) if the corporate existence of the Company is not affected and following the merger or consolidation, the majority of the Company’s Executive Committee, or if no such body then exists, the majority of the Tier 1 Participants in the Company’s Change in Control Severance Plan retain their positions with the Company (disregarding any such participant whose employment terminates for reasons other than due to a termination by the Company without Cause (as defined in the applicable Agreement) or a termination by such Participant for Good Reason (as defined in the applicable Agreement) and the directors of the Company prior to such merger or consolidation constitute at least a majority of the Board of the Company or the entity that directly or indirectly controls the Company after such merger or consolidation; or

(e) the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale to an Exempt Person; or

(f) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

“CODE” means the Internal Revenue Code of 1986, as now in effect and as hereafter amended from time to time. Any reference to a particular section of the Code includes any applicable regulations promulgated under that section. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

“COMMITTEE” means the Compensation Committee of the Board or such other committee consisting of two or more members of the Board as may be appointed by the Board from time to time to administer this Plan pursuant to Article 3. If the Common Stock is traded on the NASDAQ or the NYSE, all of the members of the Committee shall be independent directors within the meaning of the NASDAQ’s or NYSE’s listing standards (as applicable). If any member of the Committee does not qualify as (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and (ii) an “outside director” within the meaning of Code section 162(m), the Board shall appoint a subcommittee of the Committee, consisting of at least two Independent Directors, to grant Awards to Covered Employees and to Insiders; each member of such subcommittee shall satisfy the requirements of (i) and (ii) above. References to the Committee in the Plan shall include and, as appropriate, apply to any such subcommittee.

“COMMON STOCK” means the Common Stock, par value $.01 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

“COMPANY” means Office Depot, Inc., a Delaware corporation, and its successors and assigns.

“COVERED EMPLOYEE” means a Participant whom the Committee determines is or may be subject to the limitations of Code section 162(m).

“DISABILITY” means, with respect to any Incentive Stock Option, a disability as determined under Code section 22(e)(3), and with respect to any other Award, unless provided otherwise in an Agreement (in which case such definition shall apply for purposes of the Plan with respect to that particular Award), (i) with respect to a Participant who is eligible to participate in a program of long-term disability insurance maintained by the Employer, the date on which the insurer or administrator under such program of long-term disability insurance determines that the Participant is eligible to commence benefits under such program, and (ii) with respect to any Participant (including a Participant who is eligible to participate in a program of long-term disability insurance maintained by the Employer), the Participant’s inability, due to physical or mental incapacity, to substantially perform the Participant’s duties and responsibilities for the Employer for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days.

Notwithstanding the preceding provisions of this definition or anything in any Agreement to the contrary, to the extent any provision of this Plan or an Agreement would cause a payment of a 409A Award to be made because of the Participant’s Disability, then there shall not be a Disability that triggers payment until the date (if any) that the Participant is disabled within the meaning of Code section 409A(a)(2)(C). Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Disability (and other Participant rights that are tied to a Disability, such as vesting, shall not be affected by the prior sentence).

For Participants who are participants in the Company’s Executive Change in Control Plan, unless provided otherwise in an Agreement, any question as to the existence of the Participant’s Disability as to which the Participant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant and the Company. If the Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Participant shall be final and conclusive for all purposes of this Plan.

“EFFECTIVE DATE” shall have the meaning ascribed to such term in Section 1.4 hereof.

“EMPLOYEE” means any individual whom the Employer treats as a common law employee for payroll tax purposes, either within or outside the United States.

“EMPLOYER” means the Company and the Subsidiaries.

“EXCEPTION” means the performance-based compensation exception to the deductibility limitation of Code section 162(m).

“EXCHANGE ACT” means the Securities Exchange Act of 1934, as now in effect and as hereafter amended from time to time. Any reference to a particular section of the Exchange Act includes any applicable regulations promulgated under that section. All citations to sections of the Act or rules thereunder are to such sections or rules as they may from time to time be amended or renumbered.

“EXEMPT PERSON” means any employee benefit plan of the Employer or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Employer.

“FAIR MARKET VALUE” of a share of Common Stock of the Company means, as of the date in question,

(a) if the Common Stock is listed for trading on the NASDAQ, the closing sale price of a share of Common Stock on such date, as reported by the NASDAQ or such other source as the Committee deems reliable, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale;

(b) if the Common Stock is listed for trading on the NYSE, the closing sale price of a share of Common Stock on such date, as reported by the NYSE or such other source as the Committee deems reliable, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale;

(c) if the Common Stock is not listed for trading on the NASDAQ or the NYSE but is listed for trading on another national securities exchange, the closing sale price of a share of Common Stock on such date as reported on such exchange, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale;

(d) if the Common Stock is not listed for trading on a national securities exchange but nevertheless is publicly traded and reported (through the OTC Bulletin Board or otherwise), the closing sale price of a share of Common Stock on such date, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale; or

(e) if the Common Stock is not publicly traded and reported, the fair market value as established in good faith by the Committee or the Board.

For purposes of subsection (c) above, if the Common Stock is not traded on the NASDAQ or the NYSE but is traded on more than one other securities exchange on the given date, then the largest exchange on which the Common Stock is traded shall be referenced to determine Fair Market Value.

Notwithstanding the foregoing but subject to the next paragraph, if the Committee determines in its discretion that an alternative definition of Fair Market Value should be used in connection with the grant, exercise, vesting, settlement or payout of any Award, it may specify such alternative definition in the Agreement applicable to the Award. Such alternative definition may include a price that is based on the opening, actual, high, low, or average selling prices of a share of Common Stock on the NASDAQ or other securities exchange on the given date, the trading date preceding the given date, the trading date next succeeding the given date, or an average of trading days.

Notwithstanding the foregoing, (i) in the case of an Option or SAR, Fair Market Value shall be determined in accordance with a definition of fair market value that permits the Award to be exempt from Code section 409A; and (ii) in the case of an Option that is intended to qualify as an ISO under Code section 422 or an Award that is intended to qualify for the Exception, Fair Market Value shall be determined by the Committee in accordance with the requirements of Code section 422 or Code section 162(m), as applicable.

“409A AWARD” means an Award that is not exempt from Code section 409A.

“GENERAL AWARD” means an Award that is not a Qualified Performance-Based Award.

“INCENTIVE STOCK OPTION” or “ISO” means an Option which is designated as an “incentive stock option” and intended to meet the requirements of Code section 422.

“INDEPENDENT DIRECTOR” means any individual who is a member of the Board and who is not also employed by the Employer.

“INSIDER” shall mean an individual who is, on the relevant date, subject to the reporting requirements of Exchange Act section 16(a).

“NASDAQ” means The NASDAQ Stock Market LLC or its successor.

“NEGATIVE DISCRETION” means the absolute and unrestricted discretion that the Committee may exercise to reduce, but not increase, the amount that otherwise would be payable pursuant to an Award in connection with the attainment of a performance objective under the Award for any reason, including but not limited to the Committee’s determination that the performance objective has become an inappropriate measure of achievement, a change in the employment status, position or duties of the Participant, or unsatisfactory performance of the Participant. It is expressly permissible to reduce the amount otherwise payable pursuant to an Award to zero.

“NON-EMPLOYEE” means any consultant or advisor, other than an Employee or Independent Director, who provides bona fide services to the Employer not in connection with the offer or sale of securities in a capital raising transaction.

“NONQUALIFIED STOCK OPTION” or “NSO” means any Option which is not designated as an “incentive stock option” or that otherwise does not meet the requirements of Code section 422.

“NYSE” means the New York Stock Exchange or its successor.

“OPTION” means an Award granted under Article 5 which is either an Incentive Stock Option or a Nonqualified Stock Option. An Option shall be designated as either an Incentive Stock Option or a Nonqualified Stock Option, and in the absence of such designation, shall be treated as a Nonqualified Stock Option.

“OPTION EXERCISE PRICE” means the price at which a share of Common Stock may be purchased by a Participant pursuant to the exercise of an Option.

“OTHER AWARD” means any form of equity-based or equity-related award, other than an Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Performance Share or a Performance Unit, that is granted pursuant to Article 9.

“OTHER COMPANY SECURITIES” mean securities of the Company other than Common Stock, which may include, without limitation, unbundled stock units or components thereof, debentures, preferred stock, warrants and securities convertible into or exchangeable for Common Stock or other property.

“PARTICIPANT” means an Employee, Non-Employee or Independent Director who is eligible to receive or has received an Award under this Plan.

“PERFORMANCE PERIOD” shall have the meaning ascribed to such term in Section 8.3.

“PERFORMANCE SHARE” means an Award under Article 8 of the Plan that is valued by reference to a share of Common Stock, which value may be paid to the Participant by delivery of cash or other property as the Committee shall determine upon achievement of such performance objectives during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter, but not later than the time permitted by Code section 162(m) in the case of a Covered Employee, unless the Committee does not intend for such Award to comply with Code section 162(m).

“PERFORMANCE UNIT” means an Award under Article 8 of the Plan that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee), which value may be paid to the Participant by delivery of cash or other property as the Committee shall determine upon achievement of such performance objectives during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter, but not later than the time permitted by Code section 162(m) in the case of a Covered Employee, unless the Committee does not intend for such Award to comply with Code section 162(m).

“PERMITTED TRANSFEREE” means any members of the immediate family of the Participant (i.e., spouse, children, and grandchildren), any trusts for the benefit of such family members or any partnerships whose only partners are such family members.

“PERSON” means any “person” or “group” as those terms are used in Exchange Act Sections 13(d) and 14(d).

“PLAN” means the Office Depot, Inc. 2015 Long-Term Incentive Plan set forth in this document and as it may be amended from time to time.

“PRIOR PLANS” means the Office Depot, Inc. 2007 Long-Term Incentive Plan and the 2003 OfficeMax Incentive and Performance Plan, as they have been amended from time to time.

“QUALIFIED PERFORMANCE-BASED AWARD” means an Award (or a specified portion of an Award) to a Participant that is intended to satisfy the requirements for the Exception.

“RESTRICTED STOCK” means an Award of shares of Common Stock under Article 7 of the Plan, which shares are issued with such restrictions as the Committee, in its sole discretion, may impose, including but not limited to an Award of shares that the Committee grants to an Independent Director with no restrictions.

“RESTRICTED STOCK UNIT” or “RSU” means an Award under Article 7 of the Plan that is valued by reference to a share of Common Stock, which value may be paid to the Participant by delivery of cash or other property as the Committee shall determine and that has such restrictions as the Committee, in its sole discretion, may impose, including but not limited to an Award that the Committee grants to an Independent Director with no restrictions.

“RESTRICTION PERIOD” means the period commencing on the date an Award of Restricted Stock or an RSU is granted and ending on such date as the Committee shall determine, during which time the Award is subject to forfeiture as provided in the Agreement.

“SHARE POOL” shall have the meaning ascribed to such term in in Section 4.1.

“STOCK APPRECIATION RIGHT” or “SAR” means an Award granted under Article 6 which provides for delivery of cash or other property as the Committee shall determine with a value equal to the excess of the Fair Market Value of a share of Common Stock on the day the Stock Appreciation Right is exercised over the specified purchase price.

“SUBSIDIARY” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof are owned directly or indirectly by the Company. With respect to all purposes of the Plan, including but not limited to, the establishment, amendment, termination, operation and administration of the Plan, the Company and the Committee shall be authorized to act on behalf of all other entities included within the definition of “Subsidiary.”

“TANDEM SAR” means a Stock Appreciation Right granted to a Participant in connection with an Option as described in Section 6.4.

ARTICLE 3 — ADMINISTRATION; POWERS OF THE COMMITTEE

3.1 General. This Plan shall be administered by the Committee.

3.2 Authority of the Committee.

(a) Subject to the provisions of the Plan, the Committee shall have the full and discretionary authority to (i) select the persons who are eligible to receive Awards under the Plan, (ii) determine the form and substance of Awards made under the Plan and the conditions and restrictions, if any, subject to which such Awards will be made, (iii) modify the terms of Awards made under the Plan, (iv) interpret, construe and administer the Plan and Awards granted thereunder, (v) make any adjustments necessary or desirable in connection with Awards made under the Plan to eligible Participants located outside the United States, and (vi) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate.

(b) The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Agreement in the manner and to the extent it shall deem desirable to carry it into effect.

(c) Decisions of the Committee on all matters relating to the Plan shall be in the Committee’s sole discretion and shall be conclusive, final and binding on all parties. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto.

(d) In the event the Company shall assume outstanding equity awards or the right or obligation to make such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards as it shall deem equitable and appropriate to prevent dilution or enlargement of benefits intended to be made under the Plan.

(e) In making any determination or in taking or not taking any action under the Plan, the Committee may obtain and may relay on the advice of experts, including but not limited to employees of the Company and professional advisors.

3.3 Rules for Foreign Jurisdictions. Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, (i) amend or vary the terms of the Plan in order to conform such terms with the requirements of each non-U.S. jurisdiction where a Participant works or resides or to meet the goals and objectives of the Plan; (ii) establish one or more sub-plans for these purposes; and (iii) establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. For purposes of clarity, the terms and conditions contained herein which are subject to variation in a non-U.S. jurisdiction shall be reflected in a written addendum to the Plan with respect to each Participant or group of Participants affected by such non-U.S. jurisdiction.

3.4 Delegation of Authority. The Committee may, in its discretion, at any time and from time to time, delegate to one or more of its members such of its authority as it deems appropriate (provided that any such delegation shall be to at least two members of the Committee with respect to Awards to Covered Employees and Insiders). Except with respect to the grant or amendment of Qualified Performance-Based Awards, the Committee may, at any time and from time to time, delegate to one or more other members of the Board such of its authority as it deems appropriate. To the extent permitted by law and applicable stock exchange rules, the Committee may also delegate its authority to one or more persons who are not members of the Board, except that no such delegation will be permitted with respect to Covered Employees and Insiders.

3.5 Agreements. Each Award granted under the Plan shall be evidenced by an Agreement. Each Agreement shall be subject to and incorporate, by reference or otherwise, the applicable terms and conditions of the Plan, and any other terms and conditions, not inconsistent with the Plan, as may be imposed by the Committee, including without limitation, provisions related to the consequences of termination of employment. A copy of such Agreement shall be provided to the Participant, and the Committee may, but need not, require that the Participant sign (or otherwise acknowledge receipt of) a copy of the Agreement or a copy of a notice of grant. Each Participant may be required, as a condition to receiving an Award under this Plan, to enter into an agreement with the Company containing such non-compete, confidentiality, and/or non-solicitation provisions as the Committee may adopt and approve from time to time (as so modified or amended, the “Non-Compete Agreement”). The provisions of the Non-Compete Agreement may also be included in, or incorporated by reference in, the Agreement.

3.6 Indemnification. No member or former member of the Committee or the Board or person to whom the Committee has delegated responsibility under the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it. The Company shall indemnify and hold harmless each member and former member of the Committee and the Board against all cost or expense (including counsel fees and expenses) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan, unless arising out of such member’s or former member’s own willful misconduct, fraud, bad faith or as expressly prohibited by statute. Such indemnification shall be in addition (without duplication) to any rights to indemnification or insurance the member or former member may have as a director or under the by-laws of the Company or otherwise.

ARTICLE 4 — SHARES AVAILABLE UNDER THE PLAN

4.1 Number of Shares. Subject to adjustment as provided in this Section 4.1 and in Section 4.3, the aggregate number of shares of Common Stock that are available for issuance pursuant to Awards granted under the Plan is forty-seven million (47,000,000) (the “Share Pool”). All of the Share Pool may, but is not required to, be issued pursuant to Incentive Stock Options. If Awards are granted in substitution or assumption of awards of an entity acquired, by merger or otherwise, by the Company (or any Subsidiary), to the extent such grant shall not be inconsistent with the terms, limitations and conditions of Code section 422, Exchange Act Rule 16b-3 or applicable NASDAQ rules, the number of shares subject to such substitute or assumed Awards shall not increase or decrease the Share Pool.

The shares issued pursuant to Awards under the Plan shall be made available from shares currently authorized but unissued or shares currently held (or subsequently acquired) by the Company as treasury shares, including shares purchased in the open market or in private transactions.

No further grants shall be made under the Prior Plans after April 25, 2015.

The following rules shall apply for purposes of the determination of the number of shares of Common Stock available for grants of Awards under the Plan:

(a) Each Option shall be counted as one share subject to an Award and deducted from the Share Pool.

(b) Each share of Restricted Stock, each Restricted Stock Unit that may be settled in shares of Common Stock, and each Other Award that may be settled in shares of Common Stock shall be counted as 1.5 shares subject to an Award and deducted from the Share Pool. Restricted Stock Units and Other Awards that may not be settled in shares of Common Stock shall not result in a deduction from the Share Pool.

(c) Each Performance Share that may be settled in shares of Common Stock shall be counted as 1.5 shares subject to an Award, based on the number of shares that would be paid under the Performance Share for achievement of target performance, and deducted from the Share Pool. Each Performance Unit that may be settled in shares of Common Stock shall be counted as a number of shares subject to an Award, based on 1.5 multiplied by the number of shares that would be paid under the Performance Unit for achievement of target performance, with the number determined by dividing the value of the Performance Unit at the time of grant by the Fair Market Value of a share of Common Stock at the time of grant, and this number shall be deducted from the Share Pool. In both cases, in the event that the Award is later settled based on above-target performance, the number of shares of Common Stock corresponding to the above-target performance, calculated pursuant to the applicable methodology specified above, shall be deducted from the Share Pool at the time of such settlement; in the event that the Award is later settled upon below-target performance, the number of shares of Common Stock corresponding to the below-target performance, calculated pursuant to the applicable methodology specified above, shall be added back to the Share Pool. Performance Shares and Performance Units that may not be settled in shares of Common Stock shall not result in a deduction from the Share Pool.

(d) Each Stock Appreciation Right that may be settled in shares of Common Stock shall be counted as one share subject to an Award and deducted from the Share Pool. Stock Appreciation Rights that may not be settled in shares of Common Stock shall not result in a reduction from the Share Pool. If a Stock Appreciation Right is granted in connection with an Option and the exercise of the Stock Appreciation Right results in the loss of the Option right, the shares subject to such related Option shall be added back to the Share Pool.

(e) If, for any reason, any shares subject to an Award under the Plan are not issued or are returned to the Company, for reasons including, but not limited to, a forfeiture of Restricted Stock or a Restricted Stock Unit, or the termination, expiration or cancellation of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, or Other Award, or settlement of any Award in cash rather than shares, such shares shall again be available for Awards under the Plan and shall be added to the Share Pool. Any addition to the Share Pool pursuant to this paragraph shall be adjusted by the factor specified above with respect to the type of Award pursuant to which the shares were derived.

(f) If, for any reason, after April 25, 2015, any shares subject to an award under the Prior Plans are not issued or are returned to the Company, for reasons including, but not limited to, a forfeiture of restricted stock or a restricted stock unit, or the termination, expiration or cancellation of an option, stock appreciation right, restricted stock, restricted stock unit, performance share, performance unit, or other award, or settlement of any award in cash rather than shares, such shares shall be available for Awards under the Plan and shall be added to the Share Pool. Any addition to the Share Pool pursuant to this paragraph shall be adjusted by the factor specified above with respect to the type of award pursuant to which the shares were derived.

(g) Notwithstanding anything to contrary contained herein, if the Option Exercise Price, purchase price and/or tax withholding obligation under an Award is satisfied by the Company retaining shares or by the Participant tendering shares (either by actual delivery or attestation), the number of shares so retained or tendered shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further Awards under the Plan. To the extent an SAR that may be settled in shares of Common Stock is, in fact, settled in shares of Common Stock, the gross number of shares subject to such Stock Appreciation Right shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further Awards under the Plan. Similarly, after April 25, 2015, if the option exercise price, purchase price and/or tax withholding obligation under a Prior Plan award is satisfied by the Company retaining shares or by the holder tendering shares (either by actual delivery or attestation), the number of shares so retained or tendered shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further Awards under the Plan. To the extent a stock appreciation right under the Prior Plans may be settled in shares of Common Stock is, in fact, settled after April 25, 2015, in shares of Common Stock, the gross number of shares subject to such Stock Appreciation Right shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further Awards under the Plan. Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after April 25, 2015, options under any Prior Plan, shall not be added back to the Share Pool.

4.2 Individual Limits. Subject to adjustment as provided in Section 4.3, the following rules shall apply to Awards under the Plan:

(a) The maximum number of Options and Stock Appreciation Rights that, in the aggregate, may be granted in any one fiscal year of the Company to any one Participant shall be four million (4,000,000).

(b) The maximum number of shares of Restricted Stock, Restricted Stock Units and Other Awards intended to be Qualified Performance-Based Awards that, in the aggregate, may be granted in any one fiscal year of the Company to any one Participant shall be one million five hundred thousand (1,500,000).

(c) The maximum aggregate payout (determined as of the end of the applicable Performance Period) with respect to Performance Units intended to be Qualified Performance-Based Awards granted in any one fiscal year of the Company to any one Participant shall be six million five hundred thousand dollars ($6,500,000). The maximum number of shares of Common Stock subject to Awards of Performance Shares intended to be Qualified Performance-Based Awards granted in any one fiscal year of the Company to any one Participant shall be three million five hundred thousand (3,500,000).

(d) The maximum aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted in any one fiscal year of the Company to any one Independent Director (excluding Awards made at the election of the Independent Director in lieu of all or a portion of the Independent Director’s annual and committee cash retainer fees) shall not exceed five hundred thousand dollars ($500,000).

For purposes of the Exception, any Award that is denominated in shares of Common Stock may be settled in cash based on the Fair Market Value of the Award as of the applicable vesting or payment date.

The multipliers specified in subsections (a) through (g) of Section 4.1 shall not apply for purposes of applying the foregoing limitations of this Section 4.2.

4.3 Adjustment of Shares. If any change in corporate capitalization, such as a stock split, reverse stock split, stock dividend, or any corporate transaction such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to shareholders (other than an ordinary cash dividend) results in the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation (or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding shares of Common Stock), or a material change in the value of the outstanding shares of Common Stock as a result of the change, transaction or distribution, then the Committee shall make equitable adjustments, as it determines are necessary and appropriate to prevent the enlargement or dilution of benefits intended to be made available under the Plan, in:

(a) the number and class of stock or other securities that comprise the Share Pool as set forth in Section 4.1, including, without limitation, with respect to Incentive Stock Options;

(b) the limitations on the aggregate number of shares of Common Stock that may be awarded to any one Participant under various Awards as set forth in Section 4.2;

(c) the number and class of stock or other securities subject to outstanding Awards, and which have not been issued or transferred under an outstanding Award;

(d) the Option Exercise Price under outstanding Options, the exercise price under outstanding Stock Appreciate Rights, and the number of shares of Common Stock to be transferred in settlement of outstanding Awards; and

(e) the terms, conditions or restrictions of any Award and Agreement, including but not limited to the price payable for the acquisition of shares of Common Stock.

It is intended that, if possible, any adjustment contemplated above shall be made in a manner that satisfies applicable legal requirements as well as applicable requirements with respect to taxation (including, without limitation and as applicable in the circumstances, Code section 424, Code section 409A, and Code section 162(m)) and accounting (so as to not trigger any charge to earnings with respect to such adjustment).

Without limiting the generality of the above, any good faith determination by the Committee as to whether an adjustment is required in the circumstances and the extent and nature of any such adjustment shall be final, conclusive and binding on all persons.

ARTICLE 5 — STOCK OPTIONS

5.1 Grant of Options. Subject to the terms and provisions of the Plan, the Committee may from time to time grant Options to eligible Participants. The Committee shall have sole discretion in determining the number of shares subject to Options granted to each Participant. The Committee may grant a Participant ISOs, NSOs or a combination thereof, and may vary such Awards among Participants; provided that the Committee may grant Incentive Stock Options only to individuals who are employees within the meaning of Code section 3401(c) of the Company or its subsidiaries (as defined for this purpose in Code section 424(f)). Notwithstanding anything in this Article 5 to the contrary, except for Options that are specifically designated as intended to be subject to Code section 409A, the Committee may only grant Options to individuals who provide direct services on the date of grant of the Options to the Company or another entity in a chain of entities in which the Company or another such entity has a controlling interest (within the meaning of Treasury Regulation section 1.409A-1(b)(5)(iii)(e)) in each entity in the chain.

5.2 Agreement. Each Option grant shall be evidenced by an Agreement that shall specify the Option Exercise Price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, the conditions upon which the Option shall become vested and exercisable and such other provisions as the Committee shall determine. The Option Agreement shall further specify whether the Award is intended to be an ISO or an NSO. Any portion of an Option that is not designated in the Agreement as an ISO or otherwise fails or is not qualified as an ISO (even if designated as an ISO) shall be an NSO. Dividend equivalents shall not be paid with respect to Options.

5.3 Option Exercise Price. The per share Option Exercise Price for each Option shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an Option Exercise Price lower than set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another Option in a manner satisfying the provisions of Code section 424(a) relating to a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation; provided that the Committee determines that such Option Exercise Price is appropriate to preserve the economic benefit of the replaced award and will not impair the exemption of the Option from Code section 409A (unless the Committee clearly and expressly foregoes such exemption at the time the Option is granted).

5.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary of its grant date other than an Option granted to a Participant outside the United States. If an Agreement does not specify an expiration date, the Option’s expiration date shall be the 10th anniversary of its grant date.

5.5 Exercise of Options. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall specify, including conditions related to the employment of the Participant with the Employer or provision of services by the Participant to the Employer, which need not be the same for each grant or for each Participant. The Committee may provide in the Agreement for rights upon the occurrence of events specified in the Agreement. Upon exercise of an Option, the number of shares of Common Stock subject to exercise under any related SAR shall automatically be reduced by the number of shares represented by the Option or portion thereof which is surrendered.

5.6 Payment. Options shall be exercised, in whole or in part, by the delivery of an oral, written or electronic notice of exercise to the Company or its designated representative in the form prescribed by the Company, setting forth the number of shares of Common Stock with respect to which the Option is to be exercised and satisfying any requirements that the Committee may apply from time to time. Full payment of the Option Exercise Price for such shares (less any amount previously paid by the Participant to acquire the Option) must be made on or prior to the Payment Date, as defined below. The Option Exercise Price shall be paid to the Company in United States dollars either: (a) in cash, (b) by check, bank draft, money order or other cash equivalent approved by the Committee, (c) if approved by the Committee, by tendering previously acquired shares of Common Stock (or delivering a certification or attestation of ownership of such shares) having an aggregate Fair Market Value at the time of exercise equal to the total Option Exercise Price (provided that the tendered shares must have been held by the Participant for any period required by the Committee), (d) if approved by the Committee, by cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, (e) by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law, including a net exercise; or (f) by a combination of the foregoing. “Payment Date” shall mean the date on which a sale transaction in connection with a cashless exercise (whether or not payment is actually made pursuant to a cashless exercise) would have settled in connection with the subject option exercise. No certificate or cash representing a share of Common Stock shall be delivered until the full Option Exercise Price has been paid.

5.7 Special Rules for ISOs. The following rules apply notwithstanding any other terms of the Plan.

(a) No ISOs may be granted under the Plan after June 19, 2025.

(b) In no event shall any Participant who owns (within the meaning of Code section 424(d)) stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any “parent” or “subsidiary” (within the meaning of Code section 424(e) or (f), respectively) be eligible to receive an ISO (i) at an Option Exercise Price less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date the ISO is granted, or (ii) that is exercisable later than the fifth (5th) anniversary date of its grant date.

(c) The aggregate Fair Market Value of shares of Common Stock with respect to which incentive stock options (within the meaning of Code section 422) granted to a Participant are first exercisable in any calendar year under the Plan and all other incentive stock option plans of the Employer shall not exceed One Hundred Thousand Dollars ($100,000). For this purpose, Fair Market Value shall be determined with respect to a particular incentive stock option on the date on which such incentive stock option is granted. In the event that this One Hundred Thousand Dollar ($100,000) limit is exceeded with respect to a Participant, then ISOs granted under this Plan to such Participant shall, to the extent and in the order required by Treasury Regulations under Code section 422, automatically become NSOs granted under this Plan.

(d) Solely for purposes of determining the limit on ISOs that may be granted under the Plan, the provisions of Section 4.1 that replenish the Share Pool shall only be applied to the extent permitted by Code section 422 and the regulations promulgated thereunder.

ARTICLE 6 — STOCK APPRECIATION RIGHTS

6.1 Grant of SARs. Subject to the terms and provisions of the Plan, the Committee may grant SARs to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee shall determine. The Committee may grant Tandem SARs or SARs that are unrelated to Options. A Stock Appreciation Right shall entitle the holder, within the specified period (which may not exceed 10 years), to exercise the SAR and receive in exchange therefor a payment having an aggregate value equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the specified purchase price, times the number of shares with respect to which the SAR is exercised. The Committee may provide in the Agreement for automatic exercise on a certain date, for payment of the proceeds on a certain date, and/or for rights upon the occurrence of events specified in the Agreement. Notwithstanding anything in this Article 6 to the contrary, except for SARs that are specifically designated as intended to be subject to Code section 409A, the Committee may only grant SARs to individuals who provide direct services on the date of grant of the SARs to the Company or another entity in a chain of entities in which the Company or another such entity has a controlling interest (within the meaning of Treasury Regulation section 1.409A-1(b)(5)(iii)(e)) in each entity in the chain.

6.2 Agreement. Each SAR grant shall be evidenced by an Agreement that shall specify the exercise price, the duration of the SAR, the number of shares of Common Stock to which the SAR pertains, the conditions upon which the SAR shall become vested and exercisable and such other provisions as the Committee shall determine. Dividend equivalents shall not be paid with respect to SARs.

6.3 Duration of SARs. Each SAR shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no SAR shall be exercisable later than the tenth (10th) anniversary of its grant date other than an SAR granted to a participant outside the United States. If an Agreement does not specify an expiration date, the SAR’s expiration date shall be the 10th anniversary of its grant date.

6.4 Tandem SARs. A Tandem SAR shall entitle the holder, within the specified exercise period for the related Option, to surrender the unexercised related Option, or a portion thereof, and to receive in exchange therefor a payment having an aggregate value equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the Option Exercise Price per share, times the number of shares subject to the Option, or portion thereof, which is surrendered. Each Tandem SAR shall be subject to the same terms and conditions as the related Option, including limitations on transferability, and shall be exercisable only to the extent such Option is exercisable and shall terminate or lapse and cease to be exercisable when the related Option terminates or lapses. The grant of SARs related to ISOs must be concurrent with the grant of the ISOs. With respect to NSOs, the grant either may be concurrent with the grant of the NSOs, or in connection with NSOs previously granted under Article 5, which are unexercised and have not terminated or lapsed.

6.5 Payment. The Committee shall have sole discretion to determine in each Agreement whether the payment with respect to the exercise of a Stock Appreciation Right will be in the form of all cash, all shares of Common Stock, Other Company Securities, or any combination thereof. Unless and to the extent the Committee specifies otherwise, such payment will be in the form of shares of Common Stock. If payment is to be made in shares, the number of shares shall be determined based on the Fair Market Value of a share on the date of exercise. The Committee shall have sole discretion to determine and set forth in the Agreement the timing of any payment made in cash or shares, or a combination thereof, upon exercise of SARs.

6.6 Exercise Price. The exercise price for each Stock Appreciation Right shall be determined by the Committee and shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the SAR is granted. Notwithstanding the foregoing, an SAR may be granted with an exercise price lower than set forth in the preceding sentence if such SAR is granted pursuant to an assumption or substitution for another SAR in a manner satisfying the provisions of Code section 424(a) relating to a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation; provided that the Committee determines that such SAR exercise price is appropriate to preserve the economic benefit of the replaced award and will not impair the exemption of the SAR from Code section 409A (unless the Committee clearly and expressly foregoes such exemption at the time the SAR is granted).

6.7 Exercise of SARs. SARs shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall specify, including conditions related to the employment of the Participant with the Employer or provision of services by the Participant to the Employer, which need not be the same for each grant or for each Participant. The Committee may provide in the Agreement for rights upon the occurrence of events specified in the Agreement. Upon exercise of a Tandem SAR, the number of shares of Common Stock subject to exercise under the related Option shall automatically be reduced by the number of shares represented by the Option or portion thereof which is surrendered.

ARTICLE 7 — RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1 Grant of Restricted Stock and Restricted Stock Units. Subject to provisions of the Plan, the Committee may from time to time grant Awards of Restricted Stock and Restricted Stock Units (“RSUs”) to Participants. Awards of Restricted Stock and RSUs may be made either alone or in addition to or in tandem with other Awards granted under the Plan.

7.2 Agreement. The Restricted Stock or RSU Agreement shall set forth the terms of the Award, as determined by the Committee, including, without limitation, the number of shares of Restricted Stock or the number of RSUs granted; the purchase price, if any, to be paid for such Restricted Stock or RSUs, which may be equal to or less than Fair Market Value of a share and may be zero, subject to such minimum consideration as may be required by applicable law; any restrictions applicable to the Restricted Stock or RSU such as continued service or achievement of performance objectives; the length of the Restriction Period, if any, and any circumstances that will shorten or terminate the Restriction Period; and rights of the Participant to vote or receive dividends with respect to the shares during the Restriction Period. The Restriction Period may be of any duration and the Agreement may provide for lapse of the Restriction Period in monthly or longer installments over the course of the Restriction Period, as determined by the Committee. The Committee shall have sole discretion to determine and specify in each RSU Agreement whether the RSUs will be settled in the form of all cash, all shares of Common Stock, Other Company Securities, or any combination thereof. Unless and to the extent the Committee specifies otherwise, such settlement will be in the form of shares of Common Stock.

7.3 Certificates. Upon an Award of Restricted Stock to a Participant, shares of restricted Common Stock shall be registered in the Participant’s name. Certificates, if issued, may either (i) be held in custody by the Company until the Restriction Period expires or until restrictions thereon otherwise lapse, and/or (ii) be issued to the Participant and registered in the name of the Participant, bearing an appropriate restrictive legend and remaining subject to appropriate stop-transfer orders. If required by the Committee, the Participant shall deliver to the Company one or more stock powers endorsed in blank relating to the Restricted Stock. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unrestricted certificates for such shares shall be delivered to the Participant or registered in the Participant’s name on the Company’s or transfer agent’s records; provided, however, that the Committee may cause such legend or legends to be placed on any such certificates as it may deem advisable under the terms of the Plan and the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state law. Concurrently with the lapse of any risk of forfeiture applicable to the Restricted Stock, the Participant shall be required to pay to the Company an amount necessary to satisfy any applicable federal, state and local tax requirements as set out in Article 14 below.

7.4 Dividends and Other Distributions. Except as provided in this Article 7 or in the applicable Agreement, a Participant who receives a Restricted Stock Award shall have (during and after the Restriction Period), with respect to such Restricted Stock Award, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive dividends and other distributions to the extent, if any, such shares possess such rights; provided, however, the Committee may require that any dividends on such shares of Restricted Stock (during the Restriction Period) be automatically deferred and reinvested in additional Restricted Stock subject to the same restrictions as the underlying Award, or may require that dividends and other distributions on Restricted Stock (during the Restriction Period) be paid to the Company for the account of the Participant and held pending and subject to the same restrictions on vesting as the underlying Award; provided, however that to the extent that any dividends are deferred, reinvested or otherwise not paid when such dividends would otherwise normally be paid (i) all terms and conditions for such delayed payment shall be included in the Agreement, and (ii) such deferral, reinvestment or delay in payment of the dividends shall only be allowed to the extent it complies with, or is exempt from, the requirements of Code section 409A. The Committee shall determine whether interest shall be paid on such amounts, the rate of any such interest, and the other terms applicable to such amounts (again, provided that all such terms shall, to the extent required, comply with Code section 409A). A Participant receiving a Restricted Stock Unit Award shall not possess voting rights and shall accrue dividend equivalents on such Units only to the extent provided in the Agreement relating to the Award; provided, however, that rights to dividend equivalents shall only be allowed to the extent they comply with, or are exempt from, Code section 409A. The Committee shall require that any such dividend equivalents be subject to the same restrictions on vesting and payment as the underlying Award. In addition, with respect to Covered Employees, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to Restricted Stock such that the dividends and/or Restricted Stock maintain eligibility for the Exception.

ARTICLE 8 — PERFORMANCE SHARES AND UNITS

8.1 Grant of Performance Shares and Performance Units. The Committee may grant Performance Shares and Performance Units to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee shall determine.

8.2 Agreement. The Performance Share or Performance Unit Agreement shall set forth the terms of the Award, as determined by the Committee, including, without limitation, the number of Performance Shares or Performance Units granted; the purchase price, if any, to be paid for such Performance Shares or Performance Units, which may be equal to or less than Fair Market Value of a share and may be zero, subject to such minimum consideration as may be required by applicable law; the performance objectives applicable to the Performance Shares or Performance Units; and any additional restrictions applicable to the Performance Shares or Performance Units such as continued service. The Committee shall have sole discretion to determine and specify in each Performance Shares or Performance Units Agreement whether the Award will be settled in the form of all cash, all shares of Common Stock, Other Company Securities, or any combination thereof. Unless and to the extent the Committee specifies otherwise, such settlement will be in the form of shares of Common Stock. Any such shares may be granted subject to any restrictions deemed appropriate by the Committee.

8.3 Value of Performance Shares and Performance Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a share of Common Stock on the date of grant. In addition to any non-performance terms applicable to the Award, the Committee shall set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Shares, Performance Units or both, as applicable, that will be paid out to the Participant. For purposes of this Article 8, the time period during which the performance objectives must be met shall be called a “Performance Period.” The Committee may, but is not obligated to, set such performance objectives by reference to the performance measures set forth in Article 10.

8.4 Earning of Performance Shares and Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of the Performance Shares or Performance Units shall be entitled to receive a payout of the number and value of Performance Shares or Performance Units, as applicable, earned by the Participant over the Performance Period, if any, to be determined as a function of the extent to which the corresponding performance objectives have been achieved and any applicable non-performance terms have been met.

8.5 Dividends and Other Distributions. A Participant receiving Performance Shares or Performance Units shall not possess voting rights. A Participant receiving Performance Shares or Performance Units or any other Award that is subject to performance conditions shall accrue dividend equivalents on such Award only to the extent provided in the Agreement relating to the Award; provided, however, that rights to dividend equivalents shall only be allowed to the extent they comply with, or are exempt from, Code section 409A. Any rights to dividends or dividend equivalents on Performance Shares or Performance Units or any other Award subject to performance conditions shall be subject to the same restrictions on vesting and payment as the underlying Award. In addition, with respect to Covered Employees, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to Performance Shares and Performance Units such that the dividends and/or Performance Shares or Performance Units maintain eligibility for the Exception.

ARTICLE 9 — OTHER AWARDS

The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described in Articles 5 through 8 of this Plan that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company (“Other Awards”). Other Awards may provide for cash payments based in whole or in part on the value or future value of shares of Common Stock, for the acquisition or future acquisition of shares of Common Stock, or any combination of the foregoing. Notwithstanding the foregoing, where the value of an Other Award is based on the difference in the value of a share of Common Stock at different points in time, the grant or exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant unless the Other Award is granted in replacement for an award previously granted by an entity that is assumed by the Company in a business combination, provided that the Committee determines that the Other Award preserves the economic benefit of the replaced award and is either exempt from or in compliance with the requirements of Code section 409A.

ARTICLE 10 — PERFORMANCE MEASURES

10.1 In General. The Committee may, in its discretion, include performance objectives in any Award. If the Committee intends to grant a Qualified Performance-Based Award, the Committee shall designate the Award as such in writing at the time the Award is granted. Any such designation is irrevocable. To the extent the Committee does not designate an Award as a Qualified Performance-Based Award at the time the Award is granted, it shall be a General Award.

10.2 Qualified Performance-Based Awards. In the case of a Qualified Performance-Based Award, the Committee shall establish at least one performance objective that is intended to permit the Award to satisfy the Exception with respect to the Award and shall determine the maximum amount payable under the Qualified Performance-Based Award for attainment of the performance objective. The Committee may also establish lower amounts payable for lower levels of achievement with respect to the performance objective and may also establish one or more threshold levels of achievement with respect to the performance objective in order for any amount to be paid pursuant to the Qualified Performance-Based Award. If none of the threshold levels of achievement with respect to the performance objective intended to permit the Award to satisfy the Exception are attained, no amount may be paid pursuant to the Qualified Performance-Based Award. The Committee shall establish in writing the performance objective intended to permit the Award to satisfy the Exception within the first 90 days of the Performance Period and at a time when the outcome of the performance objective is substantially uncertain. Notwithstanding the 90-day deadline specified in the prior sentence, in the event that a Performance Period (or a Participant’s service during a Performance Period) is expected to be less than 12 months, the Committee shall establish in writing the performance objective intended to permit the Award to satisfy the Exception on or before the date when 25% of the Performance Period (or the Participant’s service during the Performance Period), as each is scheduled in good faith at the time the objective is established, has elapsed. In addition to specifying the performance objective intended to permit the Award to satisfy the Exception, the Committee may specify one or more additional performance objectives, or such other conditions and criteria as it chooses, to guide the exercise of its Negative Discretion and thereby determine the final amount payable to the Participant under the Qualified Performance-Based Award.

10.3 Performance Measures for Qualified Performance-Based Awards. In the case of a Qualified Performance-Based Award, the performance measures intended to permit the Award to satisfy the Exception shall be stated as levels of, or growth or changes in, or other objective specification of performance with respect to one or more of the following performance criteria: earnings, earnings before income taxes; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); earnings before interest, taxes, depreciation, amortization and rent (EBITDAR); gross margin; operating margin; profit margin; market value added; market share; revenue; revenue growth; return measures (including but not limited to return on equity, return on shareholders’ equity, return on investment, return on assets, return on net assets, return on capital, return on sales, and return on invested capital); total shareholder return (either in absolute terms or relative to that of a peer group determined by the Committee); profit; economic profit; capitalized economic profit; operating profit; after-tax profit; net operating profit after tax (NOPAT); pre-tax profit; cash; cash flow measures (including but not limited to operating cash flow; free cash flow; cash flow return; cash flow per share; and free cash flow per share); earnings per share (EPS); consolidated pre-tax earnings; net earnings; operating earnings; segment income; economic value added; net income; net income from continuing operations available to common shareholders excluding special items; operating income; adjusted operating income; assets; sales; net sales; sales volume; sales growth; net sales growth; comparable store sales; sales per square foot; inventory turnover; inventory turnover ratio; productivity ratios; debt/capital ratio; return on total capital; cost; unit cost; cost control; expense targets or ratios, charge-off levels; operating efficiency; operating expenses; customer satisfaction; improvement in or attainment of expense levels; working capital; working capital targets; improvement in or attainment of working capital levels; debt; debt to equity ratio; debt reduction; capital targets; capital expenditures; price/earnings growth ratio; acquisitions, dispositions, projects or other specific events, transactions or strategic milestones; the Company’s common stock price (and stock price appreciation, either in absolute terms or in relationship to the appreciation among members of a peer group determined by the Committee); and book value per share. All criteria may be measured on a Generally Accepted Accounting Principles (“GAAP”) basis, adjusted GAAP basis, or non-GAAP basis.

10.4 General Awards. If the Committee assigns a Participant a General Award, the Committee may provide for a threshold level of performance below which no amount of compensation will be paid, and it may provide for the payment of differing amounts of compensation for different levels of performance.

10.5 Performance Measures for General Awards and Negative Discretion. In the case of a General Award, and when selecting targets to guide the exercise of Negative Discretion with respect to an Award that is intended to qualify under the Exception, the Committee may establish one or more performance objectives that is based on categories of performance that are different than those set forth in Section 10.3.

10.6 Definitions of Performance Objectives. If the Committee makes an Award subject to a particular performance objective, the Committee shall adopt or confirm a written definition of that performance objective at the time the performance objective is established, provided that the Committee retains the discretion to forego such written definition in connection with a General Award. The performance objective for an Award may be described in terms of Company-wide objectives or objectives that are related to a specific division, subsidiary, Employer, department, region, or function in which the participant is employed or as some combination of these (as alternatives or otherwise). A performance objective may be measured on an absolute basis or relative to a pre-established target, results for a previous year, the performance of other corporations, or a stock market or other index. If the Committee specifies more than one individual performance objective for a particular Award, the Committee shall also specify, in writing, whether one, all or some other number of such objectives must be attained.

10.7 Determinations of Performance. For each Award that has been made subject to a performance objective, within 90 days following the end of each Performance Period, the Committee shall determine whether the performance objective for such Performance Period has been satisfied. With respect to the performance objective related to a Qualified Performance-Based Award, the Award may not be paid out unless and until the Committee has made a final written certification that the performance objective intended to permit such Award to satisfy the Exception has, in fact, been satisfied. This may be accomplished through approved minutes of the Committee meeting (or by some other form of written certification). In addition, prior to paying out an Award, the Committee shall complete the exercise of its Negative Discretion (or it shall decide not to apply Negative Discretion). In this regard, the Committee shall determine whether any performance objective or other conditions or criteria specified to guide the exercise of its Negative Discretion were satisfied, and thereby make a final determination with respect to the Award. If a performance objective applicable to a General Award for a Performance Period is not achieved, the Committee in its sole discretion may pay all or a portion of that Award based on such criteria as the Committee deems appropriate, including without limitation individual performance, Company-wide performance or the performance of the specific division, subsidiary, Employer, department, region, or function employing the participant.

10.8 Adjustments and Exclusions. In determining whether any performance objective has been satisfied, the Committee may exclude any or all items that are unusual or non-recurring, including but not limited to (i) charges, costs, benefits, gains or income associated with reorganizations or restructurings of the Employer, discontinued operations, goodwill, other intangible assets, long-lived assets (non-cash), real estate strategy (e.g., costs related to lease terminations or facility closure obligations), litigation or the resolution of litigation (e.g., attorneys’ fees, settlements or judgments), or currency or commodity fluctuations; and (ii) the effects of changes in applicable laws, regulations or accounting principles. In addition, the Committee may adjust any performance objective for a Performance Period as it deems equitable to recognize unusual or non-recurring events affecting the Employer, changes in tax laws or regulations or accounting procedures, mergers, acquisitions and divestitures, or any other factors as the Committee may determine (including adjustments that would result in the Company’s payment of non-deductible compensation under a General Award). In the case of a Qualified-Performance-Based Award, such exclusions and adjustments may only apply to the extent the Committee specifies in writing (not later than the time performance objectives are required to be established) which exclusions and adjustments the Committee will apply to determine whether a performance objective has been satisfied, as well as an objective manner for applying them, or to the extent that the Committee determines (if such determination is memorialized in writing) that they may apply without adversely affecting the Award’s status as a Qualified Performance-Based Award. To the extent that a performance objective is based on the price of the Company’s common stock, then in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spin-off, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, the Committee shall make or provide for such adjustments in such performance objective as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of participants. In the case of a Qualified Performance-Based Award, the Committee’s adjustments as described in the preceding sentence shall apply only to the extent the Committee determines that such adjustments will not adversely affect the Award’s status as a Qualified Performance-Based Award.

10.9 Increases. The Committee may not increase the amount payable under a Qualified Performance-Based Award, except as a result of an adjustment or exclusion permitted by Section 10.8.

10.10 Changes. If applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the Exception, the Committee may make such grants without satisfying the requirements of the Exception.

ARTICLE 11 — TERMINATION OF EMPLOYMENT, BLACKOUT PERIODS AND CHANGE IN CONTROL

11.1 Termination of Employment. Except as otherwise provided by the Committee, if a Participant ceases to be an Employee, Independent Director or Non-Employee of, or to otherwise perform services for, the Company and its Subsidiaries for any reason (i) all of the Participant’s Options and SARs that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the Options or SARs, (ii) all of the Participant’s Options and SARs that were not exercisable on the date of such cessation shall be forfeited immediately upon such cessation, and (iii) all of the Participant’s Restricted Stock, RSUs, Performance Shares, Performance Units and Other Awards that were not vested on the date of such cessation shall be forfeited immediately upon such cessation. The Committee may, in its sole discretion and in such manner as it may from time to time prescribe (including, but not by way of limitation, in granting an Award or in an individual employment agreement, severance plan or individual severance agreement), provide that a Participant shall be eligible for a full or prorated Award in the event of a cessation of the Participant’s service relationship with the

Employer due to death or disability. With respect to Awards that are subject to one or more performance objectives, the Committee may, in its sole discretion, provide that any such full or prorated Award will be paid prior to when any or all such performance objectives are certified (or without regard to whether they are certified) in the event of a cessation of the Participant’s service relationship with the employer due to death or disability. The Committee may, in its sole discretion, and to the extent applicable, in accordance with the provisions of Code section 409A, determine (i) whether any leave of absence (including short-term or long-term disability or medical leave) shall constitute a termination of employment for purposes of this Plan, and (ii) the impact, if any, of any such leave on outstanding Awards under the Plan.

11.2 Special Rule for Company Blackout Periods. The Company has established a securities trading policy (the “Policy”) relative to disclosure and trading on inside information as described in the Policy. Under the Policy, certain Employees and Independent Directors of the Company are prohibited from trading stock or other securities of the Company during certain “blackout periods” as described in the Policy. If, under the above provisions or the terms of the applicable Agreement, the last date on which an Option or SAR can be exercised falls within a blackout period imposed by the Policy, the applicable exercise period shall automatically be extended by this Section 11.2 by a number of days equal to the number of United States business days that the applicable blackout period is in effect. The Committee shall interpret and apply the extension automatically provided by the preceding sentence to ensure that in no event shall the term of any Option or SAR expire during an imposed blackout period.

11.3 Change in Control. The Committee may, in its sole discretion and in such manner as it may from time to time prescribe (including, but not by way of limitation, in granting an Award or in an individual employment agreement, severance plan or individual severance agreement), provide that a Participant shall be eligible for a full or prorated Award in the event that both a Change in Control and a cessation of the Participant’s service relationship with the Employer occurs or if the surviving entity in such Change in Control does not assume or replace the Award in the Change in Control. With respect to Awards that are subject to one or more performance objectives, the Committee may, in its sole discretion, provide that any such full or prorated Award will be paid under the provisions of this Section 11.3 prior to when any or all such performance objectives are certified (or without regard to whether they are certified).

ARTICLE 12 — BENEFICIARY DESIGNATION

To the extent permitted by the Committee, each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any vested but unpaid Award is to be paid in case of the Participant’s death. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company or its designee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s spouse, and if the Participant has no surviving spouse, to the Participant’s estate.

ARTICLE 13 — DEFERRALS

The Committee may permit a Participant to defer such Participant’s receipt of the payment of cash or the delivery of shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to RSUs and Other Awards, or the satisfaction of any requirements or objectives with respect to Performance Shares and Performance Units. If any such deferral election is permitted or required, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals, which rules and procedures shall comply with Code section 409A. The deferral of Option and SAR gains is prohibited.

ARTICLE 14 — WITHHOLDING TAXES

14.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of or in connection with this Plan or any Award.

14.2 Share Withholding. Except as otherwise determined by the Committee or provided in the Agreement corresponding to an Award:

(a) With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, Restricted Stock Units or Other Awards, upon the achievement of performance objectives related to Performance Shares or Performance Units, or upon any other taxable event arising as a result of or in connection with an Award granted hereunder that is settled in shares of Common Stock, unless other arrangements are made with the consent of the Committee, Participants shall satisfy the withholding requirement by having the Company withhold shares of Common Stock having a Fair Market Value on the date the tax is to be determined equal to not more than the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates (or at any greater rate as may be permitted under accounting standards without resulting in adverse accounting treatment, as determined by the Committee). All such withholding arrangements shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

(b) A Participant may elect to deliver shares of Common Stock to satisfy, in whole or in part, the withholding requirement. Such an election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The Fair Market Value of the shares to be delivered will be determined as of the date the amount of tax to be withheld is determined. Such delivery must be made subject to the conditions and pursuant to the procedures established by the Committee with respect to the delivery of shares of Common Stock in payment of the corresponding Option Exercise Price.

(c) A Participant who is classified by the Company as an officer at the time the tax withholding requirement arises with respect to his or her Restricted Stock or, to the extent settled in shares of Common Stock, his or her Restricted Stock Units, Performance Shares, Performance Units, Other Awards, Options or SARs, may elect to satisfy such withholding requirement by delivering payment of the tax required to be withheld in cash or by check on the date on which the amount of tax to be withheld is determined. Once made, the election shall be irrevocable.

ARTICLE 15 — AMENDMENT AND TERMINATION

15.1 Amendment or Termination of Plan. The Board or the Committee may at any time terminate and from time to time amend the Plan in whole or in part, but no such action shall materially adversely affect any rights or obligations with respect to any Awards previously granted under the Plan, unless such action is required by applicable law or any listing standards applicable to the Common Stock or the affected Participants consent in writing. To the extent required by Code section 162(m) or Code section 422, other applicable law, and/or any such listing standards, no amendment shall be effective unless approved by the shareholders of the Company.

15.2 Amendment of Agreement. The Committee may, at any time, amend outstanding Agreements in a manner not inconsistent with the terms of the Plan; provided, however, except as provided in Sections 15.3 and 15.4, if such amendment is materially adverse to the Participant, as determined by the Committee, the amendment shall not be effective unless and until the Participant consents, in writing, to such amendment. To the extent not inconsistent with the terms of the Plan, the Committee may, at any time, amend an outstanding Agreement in a manner that is not unfavorable to the Participant without the consent of such Participant. Except for adjustments as provided in Sections 4.3 or in connection with a Change in Control , the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Awards or cancel outstanding Options or SARs with per share exercise prices that are more than the Fair Market Value at the time of such cancellation in exchange for cash, other awards, or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval.

15.3 Cancellation of Awards for Detrimental Activity. The Committee may provide in the applicable Agreement or a separate policy that if a Participant engages in detrimental activity, as defined in such Agreement or separate policy, the Committee may, notwithstanding any other provision in this Plan to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit any unexpired, unexercised, unpaid or deferred Award as of the first date the Participant engages in the detrimental activity, unless sooner terminated by operation of another term of this Plan or any other agreement. Without limiting the generality of the foregoing, the Agreement or separate policy may also provide that if the Participant exercises an Option or SAR, receives an RSU, Performance Share, Performance Unit or Other Award payout, or receives or vests in shares of Common Stock under an Award at any time during the time specified in such Agreement or separate policy, the Participant shall be required to pay to the Company the excess of the then fair market value of the shares that were received with respect to the Award (or if the Participant previously disposed of such shares, the fair market value of such shares at the time of the disposition) over the total price paid by the Participant for such shares.

15.4 Assumption or Cancellation of Awards Upon a Corporate Transaction.

(a) In the event of a sale of all or substantially all of the assets or stock of the Company, the merger of the Company with or into another corporation such that shareholders of the Company immediately prior to the merger exchange their shares of stock in the Company for cash and/or shares of another entity or any other corporate transaction to which the Committee deems this provision applicable (any such event is referred to as a “Corporate Transaction”), the Committee may, in its discretion, cause each Award to be assumed or for an equivalent Award to be substituted by the successor corporation or a parent or subsidiary of such successor corporation and adjusted as appropriate).

(b) In addition or in the alternative, the Committee, in its discretion, may cancel all or certain types of outstanding Awards at or immediately prior to the time of the Corporate Transaction provided that the Committee either (i) provides that the Participant is entitled to a payment (in cash or shares) equal to the value of the portion of the Award that would be vested upon the Corporate Transaction, as determined below and to the extent there is any such value, or (ii) at least 15 days prior to the Corporate Transaction (or, if not feasible to provide 15 days’ notice, within a reasonable period prior to the Corporate Transaction), notifies the Participant that, subject to rescission if the Corporate Transaction is not successfully completed within a certain period, the Award will be terminated and, if the Award is an Option, SAR or similar right, provides the Participant the right to exercise the portion of the Option, SAR or similar right that would be vested upon the Corporate Transaction prior to the Corporate Transaction.

(c) For purposes of this provision, the value of the Award that would be vested upon the Corporate Transaction shall be measured as of the date of the Corporate Transaction and shall equal the value of the cash, shares or other property that would be payable to the Participant for such vested Award (or, if the Award is an Option, SAR or similar right, upon exercise of the vested Award) less the amount of any payment required to be tendered by the Participant upon such exercise). The Committee may adopt such valuation methodologies for outstanding Awards as it deems reasonable in the event of a cash settlement and, in the case of Options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess (if any) of the per share amount payable upon or in respect of such event over the exercise price of such Option, SAR or similar right and may cancel each Option, SAR or similar right with an exercise price greater than the per share amount payable upon or in respect of such event without any payment to the person holding such Option, SAR or similar right. For example, under this provision, in connection with a Corporate Transaction, the Committee can cancel all outstanding Options under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to the Corporate Transaction if their vested Options had been fully exercised immediately prior to such Corporate Transaction, less the aggregate Option Exercise Price that would have been payable therefor, or if the amount that would have been payable to the Option holders pursuant to such Corporate Transaction if their vested Options had been fully exercised immediately prior thereto would be less than the aggregate Option Exercise Price that would have been payable therefor, the Committee can cancel any or all such Options for no consideration or payment of any kind. Payment of any amount payable pursuant to this cancellation provision may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.

(d) Any actions taken under this Section 15.4 shall be valid with respect to a 409A Award only to the extent that such action complies with Code section 409A.

ARTICLE 16 — MISCELLANEOUS PROVISIONS

16.1 Restrictions on Shares. If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of shares subject to any Award is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such Award may be exercised in whole or in part (as applicable), no such Award may be paid out (as applicable) and no shares may be issued pursuant to such Award (as applicable) unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any listing standards applicable to the Common Stock and any applicable federal or state laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company.

Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable state, federal and foreign laws (including, without limitation and if applicable, the requirements of the Securities Act of 1933), and any applicable requirements of any securities exchange or similar entity.

16.2 Rights of a Shareholder. Except as provided otherwise in the Plan or in an Agreement, no Participant awarded an Option, SAR, RSU, Performance Share, Performance Unit or Other Award shall have any right as a shareholder with respect to any shares covered by such Award prior to the date of issuance to him or her or his or her delegate of a certificate or certificates for such shares or the date the Participant’s name is registered on the Company’s books as the shareholders of record with respect to such shares.

16.3 Transferability. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the Participant’s death, to a beneficiary in accordance with Article 12 or by will or the laws of descent and distribution. A Participant who is an officer, including, but not limited to, a Participant with the title Vice President, Senior Vice President, Executive Vice President, President or Chief Executive Officer of the Company (collectively “Officer”), or an Independent Director may transfer NSOs to a Permitted Transferee in accordance with procedures approved by the Committee. Except for a transfer of NSOs by an Officer or Independent Director to a Permitted Transferee, unless the Committee determines otherwise consistent with securities and other applicable laws, rules and regulations, (i) no Award granted under the Plan shall be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Participant other than upon the Participant’s death, to a beneficiary in accordance with Article 12 or by will or the laws of descent and distribution, and (ii) each Option and SAR outstanding to a Participant may be exercised during the Participant’s lifetime only by the Participant or his or her guardian or legal representative (provided that Incentive Stock Options may be exercised by such guardian or legal representative only if permitted by the Code and any regulations promulgated thereunder). In the event of a transfer to a Permitted Transferee as permitted under this Section 16.3 or by the Committee, appropriate evidence of any transfer to the Permitted Transferee shall be delivered to the Company at its principal executive office. If all or part of an Award is transferred to a Permitted Transferee, the Permitted Transferee’s rights thereunder shall be subject to the same restrictions and limitations with respect to the Award as the Participant. For the avoidance of doubt, any permitted transfer of an Award will be without payment of consideration by the Permitted Transferee.

16.4 No Fractional Shares. Unless provided otherwise in the Agreement applicable to an Award, no fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award and any fractional share otherwise payable pursuant to an Award shall be forfeited.

16.5 No Implied Rights. Nothing in the Plan or any Agreement shall confer upon any Participant any right to continue in the employ or service of the Employer, or to serve as an Independent Director thereof, or interfere in any way with the right of the Employer to terminate the Participant’s employment or other service relationship at any time and for any reason. Unless otherwise determined by the Committee, no Award granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan, severance program, or other arrangement of the Employer for the benefit of its employees. No Participant shall have any claim to an Award until it is actually granted under the Plan. An Award of any type made in any one year to an eligible Participant shall neither guarantee nor preclude a further grant of that or any other type of Award to such Participant in that year or any subsequent year. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall, except as otherwise provided by the Committee , be no greater than the right of an unsecured general creditor of the Company.

16.6 Transfer of Employee. The transfer of an Employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment; nor shall it be considered a termination of employment if an Employee is placed on military, disability or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship. If an Employee’s employment or other service relationship is with a Subsidiary and that entity ceases to be a Subsidiary of the Company, a termination of employment shall be deemed to have occurred when the entity ceases to be a Subsidiary unless the Employee transfers his or her employment or other service relationship to the Company or its remaining Subsidiaries.

16.7 Expenses of the Plan. The expenses of the Plan shall be borne by the Company. The Company shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any Award under the Plan.

16.8 Compliance with Laws.

(a) At all times when the Committee determines that compliance with Code section 162(m) is required or desirable, all Awards to Covered Employees shall comply with the requirements of Code section 162(m). In addition, in the event that changes are made to Code section 162(m) to permit greater flexibility with respect to any Awards, the Committee may, subject to the requirements of Article 15, make any adjustments it deems appropriate.

(b) The Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any United States government or regulatory agency as may be required. It is the intent of the Company that the awards made hereunder comply in all respects with Rule 16b-3 under the Exchange Act and that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention. Any provision herein relating to compliance with Rule 16b-3 under the Exchange Act shall not be applicable with respect to participation in the Plan by Participants who are not Insiders.

16.9 Successors. The terms of the Plan and outstanding Awards shall be binding upon the Company and its successors and assigns.

16.10 Tax Elections. Each Participant agrees to give the Committee prompt written notice of any election made by such Participant under Code section 83(b) or any similar provision thereof. Notwithstanding the preceding sentence, the Committee may condition any award on the Participant’s not making an election under Code section 83(b).

16.11 Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Common Stock, the transfer of such shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which shares of Common Stock are traded.

16.12 Compliance With Code Section 409A. At all times, this Plan shall be interpreted and operated (i) with respect to 409A Awards in accordance with the requirements of Code section 409A, and (ii) to maintain the exemptions from Code section 409A of Options, SARs and Restricted Stock and any Awards designed to meet the short-term deferral exception under Code section 409A. To the extent there is a conflict between the provisions of the Plan relating to compliance with Code section 409A and the provisions of any Agreement issued under the Plan, the provisions of the Plan control. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to a 409A Award to the extent such discretionary authority would conflict with Code section 409A. In addition, to the extent required to avoid a violation of the applicable rules under Code section 409A by reason of Code section 409A(a)(2)(B)(i), any payment under an Award shall be delayed until the earliest date of payment that will result in compliance with the rules of Code section 409A(a)(2)(B)(i) (regarding the required six-month delay for distributions to specified employees that are related to a separation from service). To the extent that a 409A Award provides for payment upon the recipient’s termination of employment as an Employee or cessation of service as an Independent Director or Non-Employee, the 409A Award shall be deemed to require payment upon the individual’s “separation from service” within the meaning of Code section 409A. To the extent any provision of this Plan or an Agreement would cause a payment of a 409A Award to be made because of the occurrence of a change in control, then such payment shall not be made unless such change in control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Code section 409A. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a change in control. To the extent an Award is a 409A Award and is subject to a substantial risk of forfeiture within the meaning of Code section 409A (or will be granted upon the satisfaction of a condition that constitutes such a substantial risk of forfeiture), any compensation due under the Award (or pursuant to a commitment to grant an Award) shall be paid in full not later than the 60th day following the date on which there is no longer such a substantial risk of forfeiture with respect to the Award (and the Participant shall have no right to designate the year of the payment), unless the Committee shall clearly and expressly provide otherwise at the time of granting the Award. In the event that an Award shall be deemed not to comply with Code section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents, nor any of their affiliates, assigns or successors (each a “protected party”) shall be liable to any Award recipient or other person for actions, inactions, decisions, indecisions or any other role in relation to the Plan by a protected party if made or undertaken in good faith or in reliance on the advice of counsel (who may be counsel for the Company), or made or undertaken by someone other than a protected party.

16.13 Legal Construction.

(a) If any provision of this Plan or an Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Agreement, it shall be stricken and the remainder of the Plan or the Agreement shall remain in full force and effect.

(b) Where the context admits, words in any gender shall include the other gender, words in the singular shall include the plural and words in the plural shall include the singular.

(c) To the extent not preempted by federal law, the Plan and all Agreements hereunder shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to any choice of law provisions. Unless otherwise provided in the applicable Agreement, the recipient of an Award is deemed to submit to the exclusive jurisdiction and venue of the Federal and state courts of Florida to resolve any and all issues that may arise out of or relate to the Plan or such Agreement.

ANNEX E

OFFICE DEPOT, INC.

CORPORATE ANNUAL BONUS PLAN

Section 1

Purpose and Effective Date

The purpose of the Plan is to provide annual incentive compensation to select employees of the Employer Group who make substantial contributions to the success of the Company’s business, to provide a means for eligible employees to participate in this success, and to assist in attracting and retaining the highest quality individuals to key positions. The Plan shall apply to annual incentive awards granted on or after June 19, 2015.

Section 2

Definitions

The following terms, when written in this Plan with initial capital letters, shall have the respective meanings set forth below (unless the context indicates otherwise).

(a)	“Award” means the amount authorized for payment to a Participant in connection with the achievement of one or more Performance Targets or upon satisfaction of such other conditions that the Committee may establish. An Award may be either a Qualified Performance-Based Award or a General Award.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended from time to time. All citations to Sections of the Code are to such Sections as they are currently designated and any reference to such Sections shall include the provisions thereof as they may from time to time be amended or renumbered as well as any successor provisions and any applicable regulations.

(d)	“Committee” means the Compensation Committee of the Board, as the same from time to time may be constituted, or any other committee designated by the Board to have responsibility for administering all or a part of this Plan.

(e)	“Company” means Office Depot, Inc. and its successors and assigns.

(f)	“Employee” means any employee of any member of the Employer Group.

(g)	“Employer” means the member of the Employer Group by whom the Participant is employed at the time in question.

(h)	“Employer Group” means the Company and its direct and indirect subsidiaries.

(i)	“Exception” means the performance-based compensation exception to the deductibility limitation of Code Section 162(m).

(j)	“Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended from time to time. All citations to Sections of the Exchange Act are to such Sections as they are currently designated and any reference to such Sections shall include the provisions thereof as they may from time to time be amended or renumbered as well as any successor provisions and any applicable regulations.

(k)	“General Award” means an Award that is not a Qualified Performance-Based Award.

(l)	“Measurement Period” means, generally, the Company’s fiscal year. However, the Committee may, at the time a Performance Target is established, specify a different period over which performance shall be measured against such Performance Target.

(m)	“Negative Discretion” means the absolute and unrestricted discretion that the Committee may exercise to reduce, but not increase, the amount of an Award that otherwise would be payable to a Participant in connection with the attainment of a Performance Target under an Award for any reason, including but not limited to the Committee’s determination that the Performance Target has become an inappropriate measure of achievement, a change in the employment status, position or duties of the Participant, or unsatisfactory performance of the Participant. It is expressly permissible to reduce the amount otherwise payable to zero.

(n)	“Participant” means any Employee whom the Committee designates as eligible for an Award under Section 3.

(o)	“Performance Target” means one or more specified performance goals that are used in determining (i) whether to make an Award to a Participant, or (ii) the amount of any Award, as described in Section 5.

(p)	“Plan” means this Office Depot, Inc. Corporate Annual Bonus Plan, as it may be amended from time to time.

(q)	“Qualified Performance-Based Award” means an Award (or a specified portion of an Award) to a Participant that is intended to satisfy the requirements of the Exception.

(r)	“Section 409A” means Code Section 409A and the Treasury rulings and regulations thereunder.

(s)	“Treasury” means the United States Department of the Treasury.

Section 3

Eligibility

The Committee shall determine, from time to time, those Employees who are eligible to be granted Awards for a Measurement Period pursuant to Section 5 below, thereby causing them to become Participants. The Committee shall determine whether an Employee is selected as a Participant separately for each Measurement Period. Accordingly, an Employee who is a Participant for one Measurement Period may be excluded from Participant status with respect to any other Measurement Period.

Section 4

Administration of Plan

(a)	This Plan shall be administered by the Committee. Each member of the Committee shall be both a member of the Board and shall satisfy the “outside director” (or any similar successor requirements) of Code Section 162(m). The Committee shall have full power, discretion and authority to (i) construe and interpret the Plan (including any part thereof and the terms employed in the Plan), and (ii) make, amend and rescind such rules and regulations for the administration of the Plan as it deems advisable. Any determination by the Committee in administering, interpreting or construing the Plan in accordance with this Section shall be final, conclusive and binding upon all persons for all purposes. The Committee may delegate its responsibilities under the Plan to such individuals, including members of management, as the Committee may deem appropriate, provided that the Committee shall not delegate its responsibilities with respect to an opportunity to receive a Qualified Performance-Based Award to the extent such delegation would cause such Award to fail to satisfy the requirements of the Exception.

(b)	The Committee’s decisions and determinations under the Plan, and with respect to any Award opportunity or Award, need not be uniform and may be made selectively among Award opportunities, Awards or Participants, whether or not such opportunities or Awards are similar or whether the Participants are similarly situated.

(c)	The Committee may employ such legal counsel, including, without limitation, independent legal counsel and counsel regularly employed by the Company, consultants and agents as the Committee may deem appropriate for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computations received from any such consultant or agent.

(d)	No member or former member of the Committee or the Board or person to whom the Committee has delegated responsibility under the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it. The Company shall indemnify and hold harmless each member and former member of the Committee and the Board against all cost or expense (including counsel fees and expenses) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan, unless arising out of such member’s or former member’s own willful misconduct, fraud, bad faith or as expressly prohibited by statute. Such indemnification shall be in addition (without duplication) to any rights to indemnification or insurance the member or former member may have as a director or under the by-laws of the Company or otherwise.

Section 5

Grant and Payment of Award

(a)	The Committee may assign to an individual who is a Participant for a Measurement Period an Award opportunity that makes it possible for the Participant to receive, upon attainment of any applicable Performance Target and subject to Negative Discretion, an incentive Award for that Measurement Period. The Committee may establish different Award opportunities for different Participants or groups of Participants.

(b)	If the Committee intends to assign an opportunity to receive a Qualified Performance-Based Award, the Committee shall designate the Award opportunity as such in writing at the time the Award opportunity is established. Any such designation is irrevocable. To the extent the Committee does not designate an Award opportunity as an opportunity to receive a Qualified Performance-Based Award at the time the Award opportunity is established, it shall be an opportunity to receive a General Award.

(c)	The maximum aggregate dollar amount of compensation that may be payable to an individual Participant with respect to one or more Qualified Performance-Based Awards granted in any single fiscal year of the Company and having Measurement Period(s) of one fiscal year or less shall be $5 million; provided, however, that if one or more Qualified Performance-Based Awards granted in any single fiscal year of the Company have Measurement Period(s) that span more than one fiscal year of the Company, then the maximum aggregate dollar amount of compensation that may be payable to the Participant with respect to such Qualified Performance-Based Awards shall be $5 million multiplied by the total number of whole or partial fiscal years of the Company spanned by such Measurement Periods.

(d)

If the Committee assigns a Participant an opportunity to receive a Qualified Performance-Based Award, the Committee shall establish at least one Performance Target that is intended to permit the Award to satisfy the Exception with respect to the Qualified Performance-Based Award and shall determine the maximum dollar amount of compensation payable under the Qualified Performance-Based Award for attainment of such Performance Target. The Committee may also establish lower dollar amounts of compensation payable for lower levels of achievement with respect to the Performance Target and may also establish one or more threshold levels of achievement with respect to the Performance Target in order for any compensation to be paid pursuant to the Qualified Performance-Based Award. If none of the threshold levels of achievement with respect to the Performance Target intended to permit the Award to satisfy the Exception are attained, no compensation may be paid pursuant to the Qualified Performance-Based Award. The Committee shall establish in writing the Performance Target intended to permit the Award to satisfy the Exception within the first 90 days of the Measurement Period and at a time when the outcome of the Performance Target is substantially uncertain. Notwithstanding the 90-day deadline specified in the prior sentence, in the event that a Measurement Period (or a Participant’s service during a Measurement Period) is expected to be less than 12 months, the Committee shall establish in writing the Performance Target intended to permit the Award to satisfy the Exception on or before the date when 25% of the Measurement Period (or a Participant’s service during the Measurement Period), as each is scheduled in good faith at the time the goal is established, has elapsed. In addition to specifying the Performance Target intended to permit the Award to satisfy the Exception, the Committee may specify one or more additional Performance Targets, or such other conditions and criteria as it chooses, to guide the exercise of its Negative Discretion and thereby determine the final amount payable to the Participant under the Qualified Performance-Based Award.

(e)	In the case of a Qualified Performance-Based Award, the Performance Target intended to permit the Award to satisfy the Exception shall be stated as levels of, or growth or changes in, or other objective specification of performance with respect to one or more of the following performance criteria: earnings, earnings before income taxes; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); earnings before interest, taxes, depreciation, amortization and rent (EBITDAR); gross margin; operating margin; profit margin; market value added; market share; revenue; revenue growth; return measures (including but not limited to return on equity, return on shareholders’ equity, return on investment, return on assets, return on net assets, return on capital, return on sales, and return on invested capital); total shareholder return; profit; economic profit; capitalized economic profit; operating profit; after-tax profit; net operating profit after tax (NOPAT); pre-tax profit; cash; cash flow measures (including but not limited to operating cash flow; free cash flow; cash flow return; cash flow per share; and free cash flow per share); earnings per share (EPS); consolidated pre-tax earnings; net earnings; operating earnings; segment income; economic value added; net income; net income from continuing operations available to common shareholders excluding special items; operating income; adjusted operating income; assets; sales; net sales; sales volume; sales growth; net sales growth; comparable store sales; sales per square foot; inventory turnover; inventory turnover ratio; productivity ratios; debt/capital ratio; return on total capital; cost; unit cost; cost control; expense targets or ratios, charge-off levels; operating efficiency; operating expenses; customer satisfaction; improvement in or attainment of expense levels; working capital; working capital targets; improvement in or attainment of working capital levels; debt; debt to equity ratio; debt reduction; capital targets; capital expenditures; price/earnings growth ratio; acquisitions, dispositions, projects or other specific events, transactions or strategic milestones; the Company’s common stock price (and stock price appreciation, either in absolute terms or in relationship to the appreciation among members of a peer group determined by the Committee); and book value per share. All criteria may be measured on a Generally Accepted Accounting Principles (“GAAP”) basis, adjusted GAAP basis, or non-GAAP basis.

(f)	If the Committee assigns a Participant an opportunity to receive a General Award, the amount of compensation payable under the General Award may be stated as a dollar amount or as a percentage of the Participant’s base compensation. The Committee may provide for a threshold level of performance below which no amount of compensation will be paid and a maximum level of performance above which no additional amount will be paid, and it may provide for the payment of differing amounts of compensation for different levels of performance. In addition, nothing in the Plan shall be construed as limiting the Committee’s discretion to provide a General Award to a Participant without first assigning an Award opportunity.

(g)	In the case of a General Award, and when selecting targets to guide the exercise of Negative Discretion with respect to a Qualified Performance-Based Award, the Committee may establish one or more Performance Targets that are based on categories of performance that are listed in or are different than those set forth in Section 5(e).

(h)

If the Committee makes the opportunity to receive an Award subject to a Performance Target, the Committee shall adopt or confirm a written definition of that Performance Target at the time the Performance Target is established, provided that the Committee shall have the discretion to forgo such written definition in connection with a General Award. The Performance Target for an Award may be described in terms of Company-wide objectives or objectives that are related to a specific division, subsidiary, Employer, department, region, or function in which the Participant is employed or as some combination of these (as alternatives or otherwise). A Performance Target may be measured on an absolute basis or relative to a pre-established target, results for a previous year, the performance of other corporations, or a stock market or other index. If the Committee specifies more than one individual performance goal in defining a Performance Target, the Committee shall also specify, in writing, whether one, all or some other number of such goals must be attained in order for the Performance Target to be met.

(i)	For each Award that has been made subject to a Performance Target, within 90 days following the end of each Measurement Period, the Committee shall determine whether the Performance Target for such Measurement Period has been satisfied. A Qualified Performance-Based Award may not be paid out unless and until the Committee has made a final written certification that the Performance Target intended to permit such Award to satisfy the Exception has, in fact, been satisfied. This may be accomplished through approved minutes of the Committee meeting (or by some other form of written certification). In addition, prior to paying out an Award, the Committee shall complete the exercise of its Negative Discretion or shall decide not to apply Negative Discretion. In this regard, the Committee shall determine whether any Performance Target or other conditions or criteria specified to guide the exercise of its Negative Discretion were satisfied and thereby make a final determination with respect to an Award opportunity. Thereafter, the Company shall pay any compensation payable in respect of Awards to Participants in cash or in shares of Common Stock of the Company pursuant to a stockholder-approved compensation plan maintained by the Company or in a combination thereof, as determined by the Committee in its discretion, as soon as reasonably practicable, but no later than the fifteenth day of the third month that begins after the month containing the end of the Measurement Period; provided, however, that the Committee may permit the deferral of such compensation under a deferred compensation plan of the Employer. If a Performance Target applicable to the opportunity to receive a General Award (but not a Qualified Performance-Based Award) for a Measurement Period is not achieved, the Committee in its sole discretion may pay out all or a portion of that General Award based on such criteria as the Committee deems appropriate, including without limitation individual performance, Company-wide performance or the performance of the specific division, subsidiary, Employer, department, region, or function employing the Participant.

(j)

In determining whether any Performance Target has been satisfied, the Committee may exclude any or all extraordinary items and other items that are unusual or non-recurring, including but not limited to (i) charges, costs, benefits, gains or income associated with reorganizations or restructurings of the Employer Group, discontinued operations, goodwill, other intangible assets, long-lived assets (non-cash), real estate strategy (e.g., costs related to lease terminations or facility closure obligations), litigation or the resolution of litigation (e.g., attorneys’ fees, settlements or judgments), or currency or commodity fluctuations; and (ii) the effects of changes in applicable laws, regulations or accounting principles. In addition, the Committee may adjust any Performance Target for a Measurement Period as it deems equitable to recognize unusual or non-recurring events affecting the Employer Group, changes in tax laws or regulations or accounting procedures, mergers, acquisitions and divestitures, or any other factors as the Committee may determine (including adjustments that would result in the Company’s payment of non-deductible compensation under a General Award). In the case of Qualified Performance-Based Awards, such exclusions and adjustments may only apply to the extent the Committee specifies in writing (not later than the time Performance Targets are required to be established) which exclusions and adjustments the Committee will apply to determine whether a Performance Target has been satisfied, as well as an objective manner for applying them, or to the extent that the Committee determines (if such determination is memorialized in writing) that they may apply without adversely affecting the Award’s status as a Qualified Performance-Based Award. To the extent that a Performance Target is based on the price of the Company’s common stock, then in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spin-off, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, the Committee shall make or provide for such adjustments in such Performance Target as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants. In the case of a Qualified Performance-Based Award, the Committee’s adjustments as described in the preceding sentence shall apply only to the extent the Committee determines that such adjustments will not adversely affect the Award’s status as a Qualified Performance-Based Award.

(k)	The Committee may establish rules and procedures for cases where employment begins after the start of a Measurement Period, or ends before payment of an Award, to the extent they are consistent with the following:

(i)	Generally, if a Participant terminates employment with the Company prior to the last day of a Measurement Period, any Award opportunity assigned to the Participant for the Measurement Period shall be cancelled and any Award granted to the Participant in respect of that Measurement Period shall be forfeited. However, the Committee may, in its sole discretion and in such manner as it may from time to time prescribe (including, but not by way of limitation, in granting an Award or in an individual employment agreement, severance plan or individual severance agreement), provide that a Participant shall be eligible for a full or prorated Award in the event of the Participant’s termination of employment in certain circumstances (including, but not limited to, death, disability, retirement or reduction in force). In the Committee’s sole discretion, any such full or prorated Award may be paid under the provisions of this paragraph (i) prior to when the Performance Target is certified (or without regard to whether it is certified), provided that an opportunity to receive a Qualified Performance-Based Award may result in payment of the Award prior to or without certification of the Performance Target only in connection with death, disability, or change in control of the Company.

(ii)	In the case of a Participant who is hired by an Employer after the beginning of a Measurement Period, the Committee may in its discretion designate such newly hired Participant as a Participant for that Measurement Period and may specify that such newly hired Participant’s Award shall be prorated based on the period of time the Participant was an Employee or Participant during the Measurement Period compared to the total duration of the Measurement Period. A newly hired Participant may be granted a Qualified Performance-Based Award only to the extent the Participant’s period of service during the Measurement Period would not cause the Performance Target for such Award to be established later than permitted by Section 5(d).

(iii)	A Participant who is promoted, transferred or otherwise changes positions and who becomes or ceases to be a Participant during the Measurement Period may, at the discretion of the Committee and under such rules as the Committee may from time to time prescribe, be eligible for a prorated Award based on the period of time the individual was a Participant during the Measurement Period compared to the total duration of the Measurement Period. If the individual is a Participant for the entire Measurement Period but has a promotion, demotion, or other job change during the Measurement Period that changes the Participant’s Award opportunity for the Measurement Period, the Participant’s Award will be prorated based on the number of days worked in each position, the eligible earnings in each position, and the Award opportunity applicable to each position. Notwithstanding the foregoing, a promotion or job change cannot (A) increase the amount payable under a Qualified Performance-Based Award, or (B) cause the Performance Target for a Qualified Performance-Based Award to be established after the time required by Section 5(d).

(iv)	A Participant who is on a leave of absence for more than 90 days (consecutive or not) during the Measurement Period may, at the discretion of the Committee and under such rules as the Committee may from time to time prescribe, be eligible for a prorated Award based on the number of days worked during the Measurement Period pursuant to such rules as the Committee may establish. However, in the case of a Qualified Performance-Based Award, this may not result in payment prior to certification of (or without regard to) achievement of the Performance Target that is intended to permit such Award to satisfy the Exception.

(l)

In the event of a change in control of the Company, outstanding Awards will be treated as specified in the Office Depot, Inc. Executive Change in Control Severance Plan, as applicable, with respect to Participants who participate in such plan at the time of the change in control. For other Participants, the Committee may, in its sole discretion and in such manner as it may from time to time prescribe (including, but not by way of limitation, in granting an Award or in an individual employment agreement, severance plan or individual severance agreement), provide that a Participant shall be eligible for a full or prorated Award in the event of a change in control of the Company. In the Committee’s sole discretion, any such full or prorated Award may be paid under the provisions of this Section 5(l) prior to when the Performance Target is certified (or without regard to whether it is certified).

(m)	Nothing contained in this Section 5 or elsewhere in this Plan shall eliminate, impair or otherwise affect the right of the Employer to terminate or change the employment of any Participant at any time, and a person’s eligibility for an Award shall not be deemed to, and shall not, result in any agreement, expressed or implied, by the Employer to retain the person eligible in any specific position or in its employ for the duration of the Measurement Period applicable to such Award opportunity (or until the payment date of an Award, even if an Award is granted).

Section 6

Miscellaneous

(a)	Neither an Award nor any other right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void and shall not be recognized or given effect by the Company.

(b)	The Plan shall at all times be an unfunded payroll practice and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Award. No Participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive an Award under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company.

(c)	The Employer Group shall withhold the amount of applicable Federal, State, or local withholding taxes of any kind required by law to be withheld from payment of each Award.

(d)	The Performance Targets and Awards under the Plan will be administered in a manner intended to qualify payments of Qualified Performance-Based Awards for the Exception, except when the Committee determines such compliance is not necessary or desirable. In the event that changes are made to Code Section 162(m) that permit greater flexibility with respect to Qualified Performance-Based Awards made under the Plan, the Committee may, subject to the requirements of Section 8, made any adjustment it deems appropriate.

(e)

The Company intends for all payments under this Plan to be exempt from Code Section 409A as “short-term deferrals” pursuant to Treasury regulation section 1.409A-1(b)(4). However, to the extent that any payment under this Plan does not qualify for exemption from Section 409A, the Company intends for such payment to comply with the requirements of Section 409A. Accordingly, to the extent applicable, this Plan shall at all times be interpreted and operated in accordance with the requirements of Section 409A. The Company shall take action, or refrain from taking any action, with respect to the payments and benefits under this Plan that is reasonably necessary to comply with Section 409A. To the extent necessary to avoid the imposition of an additional tax under Section 409A, if the Plan provides for the payment of any deferred compensation payable or deliverable under this Plan to a Participant on account of the Participant’s termination of employment, the Plan shall be deemed to: (i) require payment upon the Participant’s “separation from service” within the meaning of Section 409A, and (ii) to delay payment until the earliest date of payment that will result in compliance with the rules of Code Section 409A(a)(2)(B)(i) (regarding the required six-month delay for payments to specified employees upon separation from service within the meaning of

Section 409A). In the event that any payment under the Plan shall be deemed not to comply with Section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents, nor any of their affiliates, assigns or successors (each a “protected party”) shall be liable to any Participant or other person for actions, inactions, decisions, indecisions or any other role in relation to the Plan by a protected party if made or undertaken in good faith or in reliance on the advice of counsel (who may be counsel for the Company), or made or undertaken by someone other than a protected party.

(f)	Any person who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within 90 days of the later of the end of the Measurement Period to which the claim relates or the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designated agent, will notify the claimant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within 90 days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision is final and conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

(g)	Payments of Awards shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Employer Group, unless either (i) such other plan’s definition of compensation expressly includes payments made pursuant the Plan, or (ii) the Board or the Committee determines otherwise.

(h)	Awards under the Plan and amounts paid pursuant to Awards under the Plan shall be subject to the terms of the Company’s recoupment (claw-back) policy as in effect from time to time.

Section 7

Amendment, Suspension or Termination

The Committee may, at any time, amend, suspend or terminate the Plan. No amendments shall become effective unless approved by affirmative vote of the Company’s shareholders if such approval is necessary for the continued validity of the Plan or if the failure to obtain such approval would adversely affect the compliance of the Plan with Code Section 162(m) or any other rule or regulation. No amendment or termination shall, when taken as a whole, adversely affect the compliance of any Qualified Performance-Based Award with the Exception, unless the written documents related to such action expressly state the intent to do so.

Section 8

Governing Law

The Plan shall be construed and administered in accordance with the laws of the State of Florida.

Section 9

Shareholder Approval

The Plan has been adopted by the Committee on April 27, 2015 subject to the approval of the Company’s shareholders at the 2015 annual shareholders meeting.

Annex F

OFFICE DEPOT, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

OPERATING INCOME (LOSS)

(Dollars in millions)

Fiscal Year Ended December 27, 2014
Operating Income (Loss)
Operating income (loss) – As reported	$(275)
Add (less):
Asset impairments	88
Merger, restructuring, and other operating expenses, net	403
Legal accrual	81
Grupo OfficeMax	(8)

Adjusted operating income (loss)*	$289

Sales
Sales – As reported	$16,096
Less:
Grupo OfficeMax	(155)

Adjusted sales	$15,941

Operating income (loss) margin	-1.7%

Adjusted operating income (loss) margin	1.8%

F-1

OFFICE DEPOT, INC

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS RECONCILIATION

(Dollars in millions)

(Unaudited)

FY 2013

	Historical Office Depot*	Historical OfficeMax YTD Q3 2013**	Historical Office Depot Charges/Credits***	Historical OfficeMax YTD Q3 2013 Charges/Credits**	Less: Grupo OfficeMax (Mexico)	OfficeMax Results of Operations for Period from Sep. 29, 2013 through Merger Date and Pro Forma Adjustments	Combined Company Pro Forma****	Pro Forma Adjustments Comments
Sales	$11,242	$4,965	$—	$—	$(282)	$624	$16,549	Conforming accounting policies and purchase accounting adjustments
Cost of goods sold and occupancy costs	8,616	3,701	—	—	(220)	603	12,700	Primarily conforming accounting policies, partially offset by purchase accounting adjustments for inventory, fair value of assets

Gross profit	2,626	1,264	—	—	(62)	21	3,849

Selling, general, and administrative expenses	2,560	1,201	—	1	(53)	42	3,751	Primarily conforming accounting policies, partially offset by purchase accounting adjustments for fair value of long-term assets, pension, lease, stock comp
Asset Impairments	70	—	(70)	—	—	—	—
Merger, restructuring and other operating expenses, net	201	(105)	(201)	105	—	—	—

Operating income (loss)	(205)	168	271	(106)	(9)	(21)	99
Other income (expense):
Interest expense, net	(64)	(18)	—	—	2	3	(77)	Net purchase accounting adjustments for Non-recourse debt, Timber Notes, and deferred financing costs
Gain on disposition of joint venture	382	—	(382)	—	—	—	—
Other income (expense), net	14	—	—	—	1	(13)	2	Elimination of Office Depot’s results from the investment in Office Depot de Mexico

Income (loss) before income taxes	127	150	111	(106)	(6)	(31)	23
Income tax expense (benefit)	147	69	(123)	(54)	(1)	(13)	25	Tax impact

Net Income (loss)	(20)	81	12	(52)	(4)	(18)	(2)
Less: Results attributable to the noncontrolling interests	—	(3)	—	—	2	1	—

Net Income (loss) attributable to Office Depot, Inc.	(20)	78	12	(52)	(2)	(17)	(2)
Preferred stock dividends	73	2	(45)	—	—	(30)	—	Elimination of preferred stock dividends due to redemption in connection with the Merger

Income (loss) available to common stockholders	$(93)	$77	$57	$(52)	$(2)	$13	$(2)

*Consolidated Statement of Operations as filed with the U.S. Securities and Exchange Commission in Office Depot, Inc.’s Form 10K for the year ended December 28, 2013.

**Condensed Consolidated Statement of Operations as filed with the U.S. Securities and Exchange Commission in OfficeMax Incorporated’s Form 10Q for the quarterly period ended September 28, 2013.

***Non-GAAP adjustments for the annual period ended on December 28, 2013, as disclosed at Office Depot’s Investor Center at officedepot.com.

****Pro Forma as filed with the U.S. Securities and Exchange Commission in Form 8-K on August 5, 2014.

F-2

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

The Staples charter provides that Staples shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

The Staples charter also provides that no director shall be liable to Staples or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Staples or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction in which the director derived an improper personal benefit.

The Staples by-laws contain provisions to the effect that each director and officer of Staples shall be indemnified by Staples against liabilities (other than those incurred through an action or suit by or in the right of Staples) and expenses in connection with any legal proceedings to which he was or is a party, or is threatened to be made a party by reason of having been an officer or director of Staples or of any other organization at the request of Staples. The provisions include indemnification with respect to matters covered by a settlement. Pursuant to the by-laws, any such indemnification shall be made unless any of the following determine that indemnification is improper in the circumstances because the person seeking indemnification has not met applicable standards of conduct:

•	by the board of directors by a majority vote of a quorum consisting of disinterested directors;

•	if a quorum consisting of disinterested directors is not obtainable, by a majority of a committee of two or more disinterested directors;

•	independent legal counsel;

•	by a majority vote of a quorum of the outstanding shares of stock entitled to vote for directors, excluding any stockholders who are parties to the action, suit or proceeding in question; or

•	by a court of competent jurisdiction.

It must be determined that the director, or officer acted in good faith with the reasonable belief that his action was in or not opposed to the best interests of Staples, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. In addition, no indemnification of expenses will be made in connection with an action or suit by or in the right of Staples if such director or officer was adjudged liable to Staples unless and only to the extent that the relevant court determined that despite such adjudication of liability, but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses.

Staples has entered into indemnification agreements with its executive officers and directors. The indemnification agreements require, among other matters, that Staples indemnify its executive officers and directors to the fullest extent permitted by law and reimburse the executive officers and directors for all related expenses as incurred.

Staples maintains directors and officers liability insurance for the benefit of its directors and certain officers.

Item 21.	Exhibits and Financial Statements

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 22.	Undertakings

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act of

1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act of 1933 or other than prospectuses filed in reliance on Rule 430A under the Securities Act of 1933, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415 under the Securities Act of 1933, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Framingham, Commonwealth of Massachusetts, on May 11, 2015.

STAPLES, INC.

By:	/s/ Michael T. Williams
Name: Michael T. Williams
Title: General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 11, 2015.

Signature	Capacity

* Ronald L. Sargent	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

* Basil L. Anderson	Director

* Drew G. Faust	Director

* Justin King	Director

* Carol Meyrowitz	Director

* Rowland T. Moriarty	Director

* Robert C. Nakasone	Director

* Robert E. Sulentic	Director

* Raul Vazquez	Director

* Vijay Vishwanath	Director

* Paul F. Walsh	Director

* Christine T. Komola		Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* By:	/s/ Michael T. Williams	Attorney-in-Fact
Michael T. Williams

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of February 4, 2015, by and among Office Depot, Inc., Staples, Inc., and Staples AMS, Inc. (included as Annex A to the proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference) (Schedules have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K and are not filed herewith. The registrant hereby agrees to furnish a copy of any omitted schedule or exhibits to the U.S. Securities and Exchange Commission upon request).

3.1	Restated Certificate of Incorporation of Staples, Inc., dated as of September 29, 2008 (incorporated by reference to Exhibit 3.1 to Staples Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended November 1, 2008).

3.2	Amendment to Restated Certificate of Incorporation of Staples, Inc., dated June 4, 2012 (incorporated by reference to Exhibit 3.1 to Staples Inc.’s Current Report on Form 8-K filed on June 8, 2012).

3.3	Amended and Restated By-laws of Staples Inc., dated June 4, 2012 (incorporated by reference to Exhibit 3.1 to Staples Inc.’s Current Report on Form 8-K filed on June 8, 2012).

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP regarding legality of the Staples, Inc. common stock being registered pursuant to this Registration Statement*

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1 to this Registration Statement)*

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of Staples, Inc.

23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Office Depot, Inc.

24.1	Power of Attorney*

99.1	Form of Proxy Card of Office Depot, Inc.*

99.2	Consent of Peter J. Solomon Company L.P.

* Previously filed